As filed with the Securities and Exchange Commission on January 18, 2006

Registration No. 333-130249

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HOST MARRIOTT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	7011	53-0085950
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Elizabeth A. Abdoo

Executive Vice President and General Counsel

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott C. Herlihy

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, D.C. 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $.01 per share and Preferred Stock Purchase Rights (4)	145,294,118	N/A	$1,112,945,021	$119,085.18

(1)	Represents the maximum number of shares of common stock, par value $.01 per share, of Host Marriott Corporation, or Host, estimated to be issuable upon the completion of the transactions described in this registration statement.
(2)	There is no market for the Class A Exchangeable Preferred Shares of Starwood Hotels & Resorts, or Starwood Trust, which are not publicly traded, or the Class B shares of Starwood Trust, which trade only as a paired unit with the common stock of Starwood Hotels & Resorts Worldwide, Inc., or Starwood. Pursuant to Rule 457(f)(ii) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price was calculated based on the book value, as of the latest practicable date, of the Class B shares and Class A Exchangeable Preferred Shares. The book value, $1,112,945,021, was determined by adjusting the pro forma equity of the acquired business as of August 31, 2005 to exclude (A) the portion of the acquired business not owned by Starwood Trust, which accordingly does not represent book value of the Class B shares or Class A Exchangeable Preferred Shares, and (B) indebtedness to be retained by Starwood. Solely for the purposes of calculating the registration fee, no book value was allocated to (i) Class A shares, the book value of which will depend on a number of factors including the number of Class B shares outstanding at closing or (ii) Class B Exchangeable Preferred Shares of Starwood Trust, which will be redeemed for cash prior to closing. Accordingly, the book value used for calculating the registration fee may overstate the book value of the securities exchanged for Host common stock in the transactions.
(3)	Previously paid and based on the Commission filing fee of $107.00 per million of the proposed maximum aggregate offering price.
(4)	This registration statement also includes the rights to acquire shares of Host’s Series A Junior Participating Preferred Stock associated with the registrant’s common stock. These preferred stock purchase rights are initially carried and traded with the common stock, are evidenced by certificates representing common stock and may be transferred only with the common stock. The value of the rights, if any, is reflected in the value of the common stock. Prior to the occurrence of certain events, none of which has occurred at this date, the rights will not be exercisable or evidenced separately from the common stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock purchase rights.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Proxy Statement/Prospectus

Subject to Completion, Dated January 18, 2006

Host Marriott Corporation, or Host, Host Marriott, L.P., or Host LP, Starwood Hotels & Resorts Worldwide, Inc., or Starwood, and Starwood’s majority-owned subsidiary, Starwood Hotels & Resorts, or Starwood Trust, have entered into a master agreement and plan of merger, pursuant to which Host will acquire 38 hotels from Starwood and certain Starwood subsidiaries in a series of transactions, including the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood Trust.

If the transactions are completed in their entirety, Host will pay total consideration of approximately $4.037 billion to Starwood, holders of Starwood Trust’s Class B shares and Class A Exchangeable Preferred Shares and holders of SLT Realty Limited Partnership’s RP units and Class A RP units (which classes of units represent 100% of the outstanding limited partnership interests in SLT Realty Limited Partnership), consisting in the aggregate of approximately $2.27 billion of Host common stock (representing approximately 133.5 million shares of Host common stock at the exchange price of $17.00 per share), $1.063 billion in cash and the assumption by Host of approximately $704 million in indebtedness, subject to adjustments described in this proxy statement/prospectus. The portion of the consideration to be received from Host by holders of Class B shares or Class A Exchangeable Preferred Shares generally will consist of 0.6122 shares of Host common stock and $0.503 in cash for each share held immediately prior to the completion of the transactions. Holders of Class A Exchangeable Preferred Shares will separately receive from Starwood a cash amount representing the value of the shares of Starwood common stock into which their Class A Exchangeable Preferred Shares are exchangeable immediately prior to the completion of the transactions. Currently, each Class B share trades as a unit with a share of Starwood common stock. Holders of these paired shares will retain their shares of Starwood common stock, which will not be affected by the transactions, except that the shares of Starwood common stock and Class B shares will be de-paired and the shares of Starwood common stock will trade independently of the Class B shares.

Host’s management estimates that immediately after the transactions, Starwood Trust shareholders will hold approximately 26% of the then-outstanding shares of Host common stock, based on the number of shares of Host common stock outstanding on January 17, 2006. Host stockholders will continue to own their existing shares, which will not be affected by the transactions.

Host common stock is currently traded on the New York Stock Exchange under the trading symbol “HMT.” On January 17, 2006, Host common stock closed at $19.67 per share as reported on the New York Stock Exchange Composite Transaction Tape. However, the value of the consideration to be received by Starwood Trust shareholders will depend upon the market price per share of Host common stock and, with respect to the cash consideration payable by Starwood, Starwood common stock, which prior to the de-pairing is derived from the market price of the paired shares of Starwood and Starwood Trust, at the time of the completion of the transactions. There can be no assurance as to the market price of those securities at any time prior to, at or after the completion of the transactions.

The transactions cannot be completed unless the holders of a majority of shares of Host common stock voting in person or by proxy at the meeting approve the issuance of shares of Host common stock in the transactions, provided that the total votes cast represent over 50% of the outstanding shares of Host common stock entitled to vote. More information about Host, Starwood, Starwood Trust and the transactions is contained in this proxy statement/prospectus. We encourage you to read carefully this proxy statement/prospectus, including the section entitled “ Risk Factors” beginning on page 18.

Based on its review, the board of directors of Host has determined that the master agreement and the transactions contemplated by the master agreement are advisable and in the best interests of Host and its stockholders and has unanimously approved the master agreement and the issuance of shares of Host common stock in the transactions. Host’s board of directors unanimously recommends that Host common stockholders vote “FOR” the proposal to approve the issuance of shares of Host common stock in the transactions.

The vote of Host common stockholders is very important. Whether or not you plan to attend the Host special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

The sole holder of Starwood Trust’s Class A shares, a Starwood subsidiary, has already adopted the master agreement and approved the transactions and no other approval of Starwood Trust shareholders or Starwood stockholders is required. Accordingly, no vote of Starwood Trust shareholders or Starwood stockholders is being sought, and therefore no proxy is being requested, with respect to the transactions.

Sincerely,

Richard E. Marriott

Chairman of the Board

Host Marriott Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2006, and is being mailed to stockholders of Host and shareholders of Starwood Trust on or about                     , 2006.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Host and Starwood Trust from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Additional Information — Where You Can Find More Information” beginning on page 188.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Host or Starwood Trust, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Host and Starwood Trust, as applicable, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Host stockholders and Starwood Trust shareholders may request a copy of such documents in writing or by telephone by contacting the applicable department at:

Host Marriott Corporation 6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109 Attn: Investor Relations Telephone: (240) 744-1000	Starwood Hotels & Resorts 1111 Westchester Avenue White Plains, New York 10604 Attn: General Counsel Telephone: (914) 640-8100

In addition, you may obtain copies of the information relating to Host, without charge, by sending an e-mail to iiinfo@hostmarriott.com.

We are not incorporating the contents of the websites of the SEC, Host, Starwood Trust, Starwood or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

In order for Host stockholders to receive timely delivery of the documents in advance of the Host special meeting, Host or Starwood Trust, as applicable, should receive your request no later than                     , 2006. While Starwood Trust shareholders are not entitled to vote at the Host special meeting, the transactions may be completed soon after that meeting, subject to the other conditions described in this proxy statement/prospectus. Accordingly, in order for Starwood Trust shareholders to receive timely delivery of the documents, Host or Starwood Trust, as applicable, should receive your request no later than                     , 2006.

For information about where to obtain copies of documents, see “Additional Information — Where You Can Find More Information” beginning on page 188.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Host, constitutes a prospectus of Host under the Securities Act of 1933, as amended, which is referred to in this document as the Securities Act, with respect to the shares of Host common stock to be issued to the holders of Starwood Trust shares in connection with the transactions. This document also constitutes a proxy statement of Host under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to in this document as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the Host special meeting of stockholders, at which, among other things, the holders of Host common stock will consider and vote upon a proposal to approve the issuance of shares of Host common stock in the transactions.

HOST MARRIOTT CORPORATION

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                     , 2006

To the Stockholders of Host Marriott Corporation:

We will hold a special meeting of stockholders of Host at                                                  , on                     , 2006, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of Host common stock pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached proxy statement/prospectus. Only Host common stockholders of record at the close of business on                     , 2006, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The board of directors of Host unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of Host common stock in the transactions.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the enclosed proxy card, or you may grant your proxy electronically via the Internet or by telephone. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or on the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card will ensure your shares are represented at the special meeting. Please review the instructions in this proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.

By Order of the Board of Directors,

ELIZABETH A. ABDOO

Corporate Secretary

Host Marriott Corporation

                    , 2006

i

Page
Opinion of Starwood and Starwood Trust’s Financial Advisor	68
Accounting Treatment	73
Financing for the Transactions	74
No Dissenters’ Rights of Appraisal	77
Regulatory Matters	77
Stock Exchange Listing and Related Matters	77
Restrictions on Sales of Shares of Host Common Stock Received in the Transactions	77
MATERIAL TERMS OF THE PRINCIPAL TRANSACTION AGREEMENTS	79
General	79
Structure of the Closing Transactions	79
Completion of the Closing Transactions	79
Consideration	80
Conditions to Completion of the Closing Transactions	85
Representations and Warranties	90
Covenants Regarding the Conduct of Business Prior to the Closing	92
No Solicitation	95
Other Agreements Relating to the Period Prior to Closing	96
Termination of the Master Agreement	100
Public Announcements	103
Transfer Taxes and Transaction Costs	103
Tax Treatment	103
Amendments, Extensions and Waivers	103
Indemnification Agreement	104
Tax Sharing and Indemnification Agreement	106
STRUCTURE OF HOST FOLLOWING THE TRANSACTIONS	108
STRUCTURE OF STARWOOD PRIOR TO AND FOLLOWING THE TRANSACTIONS	111
RELATIONSHIP OF HOST AND STARWOOD FOLLOWING THE TRANSACTIONS	113
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REIT MERGER TO HOLDERS OF PAIRED SHARES OF STARWOOD AND STARWOOD TRUST AND HOLDERS OF STARWOOD TRUST CLASS A EXCHANGEABLE PREFERRED SHARES	116
Consequences of the De-Pairing of Shares of Starwood and Starwood Trust	117
Consequences to U.S. Shareholders of the REIT Merger	117
Consequences to Non-U.S. Shareholders of the REIT Merger	118
Information Reporting and Backup Withholding	118
Disclosure of Reportable Transactions	119
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF SHARES OF HOST COMMON STOCK	120
Introduction	120
Federal Income Taxation of Host	121
Tax Aspects of Host’s Ownership of Interest of Host LP	137
Other Tax Consequences for Host and Its Stockholders	139
Taxation of Taxable U.S. Stockholders	140
Taxation of Tax-Exempt Stockholders	143
Taxation of Non-U.S. Stockholders	143
Information Reporting and Backup Withholding Tax Applicable to Stockholders	146
Sunset of Reduced Tax Rate Provisions	147
Tax Shelter Reporting	147
HOST MARRIOTT CORPORATION UNAUDITED PRO FORMA FINANCIAL STATEMENTS	149
DESCRIPTION OF HOST CAPITAL STOCK	159
General	159
Common Stock	159
Preferred Stock	161
Restrictions on Ownership and Transfer	162

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE HOST SPECIAL MEETING

The sole holder of Starwood Trust’s Class A shares, a Starwood subsidiary, has already adopted the master agreement and approved the transactions and no other approval of Starwood Trust shareholders or Starwood stockholders is required. Accordingly, no vote of Starwood Trust shareholders or Starwood stockholders is being sought with respect to the transactions. Accordingly, Starwood Trust shareholders may skip this section and proceed to the “Summary” section beginning on page 1.

If you are a Host stockholder, the following questions and answers highlight only selected procedural information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully this entire proxy statement/prospectus and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the voting procedures for the Host special meeting.

Q:	Why are Host stockholders receiving this proxy statement/prospectus?

A:	Host and Starwood have agreed to the transactions contemplated by the master agreement that is described in this proxy statement/prospectus.

Under the rules of the New York Stock Exchange, which is referred to throughout this proxy statement/prospectus as the NYSE, on which Host common stock is traded, in order to complete the transactions, holders of shares of Host common stock must vote to approve the issuance of shares of Host common stock in the transactions. Host will hold a special meeting of its stockholders to obtain this approval.

This proxy statement/prospectus contains important information about the transactions, the transaction agreements and the special meeting of the stockholders of Host, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the Host special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	When and where will the special meeting of Host stockholders be held?

A:	The Host special meeting will take place at on , 2006 at 10:00 a.m., local time.

Q:	Who can attend and vote at the Host special meeting?

A:	All Host common stockholders of record as of the close of business on , 2006, the record date for the Host special meeting, are entitled to receive notice of and to vote at the Host special meeting.

Q:	What should holders of Host common stock do now?

A:	After carefully reading and considering this proxy statement/prospectus, Host common stockholders of record as of the record date for the Host special meeting may now vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold shares of Host common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	May holders of Host common stock vote at the Host special meeting?

A:

Yes. You may also vote in person by attending the special meeting of Host stockholders. If you plan to attend the Host special meeting and wish to vote in person, you will be given a ballot at the special meeting.

Please note, however, that if your shares are held in “street name,” and you wish to vote at the Host special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend the Host special meeting, you should grant your proxy as described in this proxy statement/prospectus.

Q:	What will happen if I abstain from voting or fail to vote?

A:	An abstention by a Host stockholder, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the issuance of shares of Host common stock in the transactions. Your failure to vote or to instruct your broker to vote if your shares are held in “street name” may have a negative effect on Host’s ability to obtain the number of votes cast necessary for approval of the issuance of shares of Host common stock in the transactions in accordance with the listing requirements of the NYSE.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the Host special meeting by:

•	delivering a signed written notice of revocation to Host’s transfer agent at:

Computershare Trust Company, N.A.

P.O. Box 8611

Edison, New Jersey 08818

•	signing and delivering a new, valid proxy bearing a later date; and if it is a written proxy, it must be signed and delivered to Host’s transfer agent at the address listed above;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Host special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What should holders of Host common stock do if they receive more than one set of voting materials for the Host special meeting?

A:	You may receive more than one set of voting materials for the Host special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the transactions or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card, voting instructions or the election form, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue, 14th Floor

New York, New York 10016

Call toll-free: (800) 322-2885

v

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the master agreement and other transaction agreements and the transactions contemplated thereby, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Host and Starwood Trust that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information” beginning on page 188.

The Companies

Host Marriott Corporation

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

(240)744-1000

Host Marriott Corporation, or Host, is a Maryland corporation and operates as a self-managed and self-administered real estate investment trust, or REIT. Host owns properties and conducts operations through Host Marriott, L.P., which is referred to throughout this proxy statement/prospectus as Host LP, a Delaware limited partnership of which Host is the sole general partner, and of which Host currently holds approximately 95% of the partnership interests. References throughout this proxy statement/prospectus to Host will include a reference to Host LP to the extent applicable. As of January 17, 2006, Host’s lodging portfolio consisted of 107 upper-upscale and luxury full-service hotels containing approximately 55,000 rooms. Host’s portfolio is geographically diverse with hotels in most of the major metropolitan areas in 26 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Host’s locations include central business districts of major cities, near airports and resort/conference locations. Upon the completion of the transactions, Host intends to change its name to Host Hotels & Resorts, Inc.

Host was formed in 1998 as a Maryland corporation in connection with its reorganization to qualify as a REIT. Host common stock is currently traded on the NYSE under the symbol “HMT.” Upon the completion of the transactions, Host common stock will trade on the NYSE under the symbol “HST.”

Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts

1111 Westchester Avenue

White Plains, New York 10604

(914) 640-8100

Starwood Hotels & Resorts Worldwide, Inc., or Starwood, is one of the world’s largest hotel and leisure companies. Starwood conducts its hotel and leisure business both directly and through its subsidiaries, including Starwood Hotels & Resorts, a Maryland real estate investment trust, which is referred to in this proxy statement/prospectus as Starwood Trust. At December 31, 2005, Starwood’s hotel portfolio included owned, leased, managed and franchised hotels totaling approximately 850 hotels with approximately 260,000 rooms in more than 99 countries and territories, and is comprised of approximately 130 hotels that Starwood owns or leases or in which Starwood has a majority equity interest, approximately 375 hotels managed by Starwood on behalf of third-party owners (including entities in which Starwood has a minority equity interest) and approximately 340 hotels for which Starwood receives franchise fees. Starwood’s brand names include St. Regis®, The

Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton®, W®, Le Meridien® and aloft(SM). Starwood also owns Starwood Vacation Ownership, Inc., a developer and operator of high quality vacation interval ownership resorts.

Starwood Trust was organized in 1969, and Starwood was incorporated in 1980, both under the laws of Maryland. The shares of Starwood common stock and the Class B shares of Starwood Trust are paired and trade together as a unit on the NYSE under the symbol “HOT.”

The Transactions (see page 46)

Host and Starwood have agreed to engage in a series of transactions pursuant to which Host will acquire 38 hotels from Starwood and certain Starwood subsidiaries for total consideration of approximately $4.037 billion. The transactions include:

•	the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood Trust, resulting in Starwood Trust becoming a direct, wholly owned subsidiary of Host LP and SLT Realty Limited Partnership becoming an indirect, majority-owned subsidiary of Host LP;

•	the acquisition by Host LP of the equity interests in Sheraton Holding Corporation, or SHC;

•	the merger of an indirect, wholly owned subsidiary of Host LP with and into SLT Realty Limited Partnership, resulting in the exchange of all outstanding RP units in SLT Realty Limited Partnership and, if the requisite consent of the holders of Class A RP units in SLT Realty Limited Partnership is obtained by Starwood, all outstanding Class A RP units in SLT Realty Limited Partnership into the right to receive cash, and, if such consent is obtained, resulting in SLT Realty Limited Partnership becoming an indirect wholly owned subsidiary of Host LP;

•	the acquisition by Host LP of certain domestic hotels in a separate purchase structured to allow Host LP to complete like-kind exchange transactions for federal income tax purposes;

•	the acquisition by Host LP (through certain subsidiary REITs and foreign subsidiaries formed for this transaction) of certain foreign hotels not owned by Starwood Trust, SHC or SLT Realty Limited Partnership through the acquisition of the equity interests in various Starwood subsidiaries; and

•	the acquisition by Host LP (or a designated taxable REIT subsidiary or other subsidiary of Host LP) of certain domestic improvements and working capital, as well as other ancillary assets from Starwood and SLC Operating Limited Partnership, a Starwood subsidiary.

We have attached the master agreement, indemnification agreement and tax sharing and indemnification agreement as Annex A, Annex B and Annex C, respectively, to this proxy statement/prospectus. We encourage you to carefully read the annexed transaction agreements as they are the principal legal documents that govern the transactions.

Consideration for the Transactions

The total consideration payable by Host in the transactions, if completed in their entirety, will be approximately $4.037 billion, consisting of approximately $1.063 billion in cash, the assumption by Host of approximately $704 million in indebtedness and approximately $2.27 billion of Host common stock (representing 133,529,412 shares of Host common stock at the exchange price of $17.00 per share), in each case subject to adjustments described herein. Because the total consideration includes shares of Host common stock, the value of such consideration to Starwood Trust shareholders depends on the market price of Host common stock at the time of closing.

The portion of the consideration to be received from Host LP by holders of Class B shares or Class A Exchangeable Preferred Shares of Starwood Trust generally consists of 0.6122 shares of Host common stock and

$0.503 in cash for each share held immediately prior to the completion of the transactions. Holders of Class A Exchangeable Preferred Shares of Starwood Trust will also separately receive from Starwood a cash amount representing the value of the shares of Starwood common stock into which their Class A Exchangeable Preferred Shares are exchangeable immediately prior to the completion of the transactions. Holders of these paired shares of Starwood and Starwood Trust will retain their shares of Starwood common stock, which will not be affected by the transactions, except that the shares of Starwood common stock and Class B shares of Starwood Trust will be de-paired prior to the date of the merger of the Host LP subsidiary with and into Starwood Trust, after which the shares of Starwood common stock will trade independently of the Class B shares of Starwood Trust.

Starwood and its subsidiaries will directly receive the consideration not payable in respect of Starwood Trust’s Class B shares or Class A Exchangeable Preferred Shares or SLT Realty Limited Partnership’s RP units or Class A RP units.

Each person or entity receiving shares of Host common stock in the transactions will also receive the right to acquire an equal number of Host’s Series A Junior Participating Preferred Stock associated with Host common stock. These preferred stock purchase rights are traded with Host common stock, are evidenced by certificates representing common stock and may be transferred only with the common stock. Prior to the occurrence of certain events relating to the ownership by third parties of (or the planned intention to own) a certain percentage of Host’s outstanding shares, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from Host common stock. If a triggering event not approved by the board of directors of Host were to occur, each purchase right entitles its holder, other than the third party or parties responsible for triggering the event, to purchase common stock of either Host or the acquiring entity having a value of twice the exercise price of the right.

Ownership of Host After the Transactions

In connection with the transactions contemplated by the master agreement, Host expects to issue approximately 133.5 million shares of Host common stock, which will result in former Starwood Trust shareholders receiving in the transactions approximately 26% of the then-outstanding shares of Host common stock, based on the number of shares of Host common stock outstanding on January 17, 2006.

Recommendation of Host’s Board of Directors (see page 57)

Host’s board of directors has determined that the master agreement and the transactions contemplated by the master agreement are advisable and in the best interests of Host and its stockholders and has unanimously approved the master agreement and the issuance of shares of Host common stock in the transactions. Host’s board of directors unanimously recommends that Host common stockholders vote “FOR” the proposal to approve of the issuance of shares of Host common stock in the transactions.

Opinion of Host Financial Advisor (see page 63)

Goldman, Sachs & Co., or Goldman Sachs, delivered its opinion to Host’s board of directors to the effect that, as of November 14, 2005 and based upon and subject to the factors and assumptions set forth therein, the Consideration (as defined in such opinion) in the aggregate to be paid by Host and certain of its subsidiaries for the Assets and Interests (each as defined in such opinion) pursuant to the master agreement was fair from a financial point of view to Host.

The full text of the written opinion of Goldman Sachs, dated November 14, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Host’s board of directors in connection with its consideration of the master agreement and the transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Host common stock should vote with respect to the transactions. Pursuant to an engagement letter between Host and Goldman Sachs, if the aggregate consideration is greater than $4 billion, but less than or equal to $5 billion, Host has agreed to pay Goldman Sachs upon completion of the transactions a transaction fee equal to 0.33% of the aggregate consideration (as defined in such engagement letter) not to exceed $15 million. In the event that the transaction is not consummated, Goldman Sachs would not receive a fee in connection with the transaction (other than as a result of a termination in connection with which a break-up fee is payable to Host).

Opinion of Starwood and Starwood Trust’s Financial Advisor (see page 68)

Bear, Stearns & Co. Inc., or Bear Stearns, at the November 13, 2005 meeting of Starwood’s board of directors and Starwood Trust’s board of trustees, delivered its oral opinion, which was subsequently confirmed in writing, that, as of November 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by Starwood, Starwood Trust and their shareholders for the Starwood Portfolio, as defined in Bear Stearns’ written opinion, was fair, from a financial point of view, to Starwood and Starwood Trust.

The full text of Bear Stearns’ written opinion is attached as Annex E to this proxy statement/prospectus. Bear Stearns provided its opinion solely for the benefit and use of Starwood’s board of directors and Starwood Trust’s board of trustees and the opinion did not constitute a recommendation to either of the boards in connection with the transactions. The Bear Stearns opinion is not a recommendation to Host’s board of directors or any shareholders of Host as to how to vote in connection with the transactions. Pursuant to the terms of Bear Stearns’ engagement letter, Starwood has agreed to pay Bear Stearns a transaction fee equal to $17 million, which is payable upon consummation of the transactions contemplated by the master agreement. If the transactions are terminated, Starwood would not be required to pay Bear Stearns a fee in connection with the transactions.

Stockholders Entitled to Vote at the Host Special Meeting (see page 42)

You can vote at the Host special meeting if you owned Host common stock at the close of business on             , 2006, which is referred to throughout this proxy statement/prospectus as the record date. On that date, there were              shares of Host common stock outstanding and entitled to vote at the Host special meeting. You can cast one vote for each share of Host common stock that you owned on the record date.

Vote Required (see page 42)

The sole holder of Starwood Trust’s Class A shares, Starwood Hotels & Resorts Holdings, Inc., a subsidiary of Starwood, has already adopted the master agreement and approved the transactions and no other approval of Starwood Trust shareholders or Starwood stockholders is required. Accordingly, no vote of Starwood Trust shareholders or Starwood stockholders is being sought, and therefore no proxy is being requested from them, with respect to the transactions.

In order to complete the transactions contemplated by the master agreement, holders of shares of Host common stock must approve the issuance of shares of Host common stock in the transactions. In accordance with the listing requirements of the NYSE, the issuance of shares of Host common stock in the transactions requires the affirmative vote of the holders of a majority of shares of Host common stock cast on the proposal, in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of Host common stock entitled to vote on the proposal.

Abstentions and “broker non-votes,” will be counted in determining whether a quorum is present at the Host special meeting for purposes of the vote of Host stockholders on the proposal to approve the issuance of shares of

Host common stock in the transactions. An abstention, which occurs when a stockholder attends a meeting either in person or by proxy, but abstains from voting, will have the same effect as a vote against the proposal. A “broker non-vote” occurs when shares are held in “street name” by a broker or other nominee on behalf of a beneficial owner and the beneficial owner does not instruct the broker or nominee how to vote the shares for a proposal that is “non-routine” under the listing requirements of the NYSE. “Broker non-votes” could have a negative effect on Host’s ability to obtain the necessary number of votes cast in accordance with the NYSE’s listing requirements for the proposal to approve the issuance of shares of Host common stock in the transactions because it is a “non-routine” proposal.

Share Ownership of Directors and Executive Officers of Host

At the close of business on the record date, directors and executive officers of Host and their affiliates beneficially owned and were entitled to vote approximately              shares of Host common stock, collectively representing approximately         % of the shares of Host common stock outstanding on that date.

Conditions to Completion of the Transactions (see page 85)

A number of conditions must be satisfied before the transactions will be completed. These include, among others:

•	the receipt of the approval by Host common stockholders of the issuance of shares of Host common stock in the transactions;

•	the receipt of the approval for listing on the NYSE of shares of Host common stock to be issued in the transactions;

•	the receipt of all required antitrust approvals in Canada and Italy;

•	the absence of any legal restraints or prohibitions preventing the completion of the transactions;

•	the representations and warranties of each party contained in the master agreement being true and correct, generally except to the extent that breaches of such representations and warranties would not reasonably be expected to result in a material adverse effect with respect to Host or the business of Starwood currently contemplated to be acquired by Host or result in a material default under certain operating agreements to be entered into between Host and Starwood at the closing;

•	the performance by Host and Starwood in all material respects of their respective obligations under the master agreement;

•	the absence of any events or developments since the date of the master agreement that would reasonably be expected to have a material adverse effect with respect to Host or the business of Starwood currently contemplated to be acquired by Host;

•	the absence of any actual or proposed change in tax law or regulation with respect to consolidated tax return rules that would reasonably be expected to result in a material risk of Starwood incurring an economic cost of more than $200 million that Starwood did not expect to bear from the transactions; and

•	the 20-trading day average closing price of a share of Host common stock being no less than $13.60 on the date on which the closing date is determined.

Each of Host and Starwood may, if legally permissible, waive the conditions to the performance of its obligations under the master agreement and complete the transactions even though one or more of these conditions has not been met. Neither Host nor Starwood can give any assurance that all of the conditions to the transactions will be either satisfied or waived or that the transactions will occur.

No Solicitation by Starwood (see page 95)

The master agreement contains restrictions on the ability of Starwood to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the hotels currently contemplated to be acquired by Host in the transactions. Notwithstanding these restrictions, the master agreement provides that, under specified circumstances and prior to February 12, 2006, if Starwood receives an unsolicited bona fide proposal from a third party to acquire a significant interest in the hotels currently contemplated to be acquired by Host that Starwood’s board of directors or Starwood Trust’s board of trustees determines in good faith would reasonably be expected to lead to a proposal that is superior to the transactions, Starwood may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party.

Break-up Fee (see page 102)

If the master agreement is terminated, Starwood, in certain circumstances, will be required to pay a break-up fee of up to $100 million to Host and reimburse Host for up to $20 million of Host’s transaction-related expenses, and Host, in the event the master agreement is terminated by either party due to the failure to obtain the requisite vote of Host stockholders, will be required to reimburse Starwood for up to $20 million of Starwood’s transaction-related expenses but will not be required to pay a break-up fee.

Deferral of Hotels (see page 97).

Host and Starwood have agreed that, in the circumstances described below, one or both of them may elect to “defer”, or temporarily (or, ultimately, permanently) exclude from the transactions, one or more hotels or entities to be acquired by Host in the transactions. If a hotel or entity is deferred, the cash portion of the overall purchase price for the transactions will be reduced by the amount of the purchase price that was allocated to such hotel (or, in the case of a deferred entity, the hotels owned by such entity) in the master agreement.

Either Host or Starwood can defer any hotel or entity to be acquired by Host from the initial closing transactions without the other’s consent upon the occurrence of any of the following “deferral triggers” related to such hotel or entity:

•	failure to obtain any consent identified prior to signing the master agreement;

•	required antitrust approvals are not obtained; or

•	any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction is issued or laws become effective that prevent the transactions or make them illegal.

In addition, Starwood can exclude any of the Canadian hotels to be acquired by Host from the initial closing transactions without Host’s consent if Starwood does not succeed in obtaining the desired ruling from the Canadian tax authorities with respect to certain Canadian restructuring transactions related to the sale of the Canadian hotels to Host.

In addition, Host can defer any hotel or entity to be acquired by Host from the initial closing transactions without Starwood’s consent upon the occurrence of any of the following “deferral triggers” related to such hotel or entity:

•	casualty at a hotel currently contemplated to be acquired by Host that results in cost of repair (without taking into account insurance) in excess of 25% of the value of such hotel;

•	condemnation of a hotel currently contemplated to be acquired by Host that results in an economic impact (without taking into account any condemnation award) in excess of 25% of the value of such hotel;

•	breach of specified Starwood representations or failure to obtain a required consent not previously identified that results in an economic impact (without taking into account any indemnification or insurance) in excess of 25% of the value of a hotel or entity currently contemplated to be acquired by Host;

•	failure of Starwood to complete its restructuring in a manner that satisfies Host’s restructuring conditions;

•	specified structuring costs attendant to the ownership of certain foreign hotels to be acquired by Host would reasonably be expected to exceed 10% of the earnings before interest, taxes, depreciation and amortization, or EBITDA, that would (but for such costs) otherwise be received by Host with respect to such foreign hotels during the twelve months immediately following the closing; or

•	if Host’s closing conditions are satisfied on the overall transactions, but a required consent has not been obtained (or there is another deferral trigger) with respect to one of three primary European hotels (i.e., Westin Palace Madrid, Westin Palace Milan and the Westin Europa & Regina), Host can elect to defer all acquired hotels located outside of the United States, Canada and Poland.

Host and Starwood are working with the intention that Host will acquire at closing all of the hotels in the transactions and no hotel has been deferred or excluded from the transactions as of the date of this proxy statement/prospectus. Furthermore, Host and Starwood have conditions to their respective obligations to complete the transactions, which limit the hotels that can be excluded by either party from the initial closing without the other party’s consent. However, there is no guarantee that all of the deferral triggers will be satisfied or waived prior to closing. In particular, given the waiting period applicable to certain approvals that are required to be obtained from the municipality in which the Westin Europa & Regina (a hotel in Venice) is located, unless a waiver can be obtained, it is likely that the transfer of that hotel will not be capable of completion prior to the second quarter of 2006. As a result, if the requisite Host stockholder approval is obtained and all other conditions to the completion of the closing transactions have been satisfied prior to that time, it is likely that the acquisition of the Westin Europa & Regina (and, if Host so elects, all other hotels located outside of the United States, Canada and Poland) would be deferred. In such an event, if the applicable approvals are not obtained prior to 90 days after the initial closing of the transactions (or, if Host elects to defer all hotels located outside the United States, Canada and Poland, prior to October 17, 2006), the deferred hotels could ultimately be permanently excluded from the transactions and retained by Starwood.

Indemnification (see page 104)

Subject to certain limitations, Starwood has agreed to indemnify and hold Host harmless from liabilities being retained by Starwood and breaches of Starwood’s covenants, agreements, representations and warranties contained in the master agreement. Similarly, subject to certain limitations, Host has agreed to indemnify and hold Starwood harmless from liabilities being assumed by Host and breaches of Host’s covenants, agreements, representations and warranties contained in the master agreement.

Each of Host and Starwood will indemnify the other for every dollar — there is no deductible, cap or survival limitation — of assumed liabilities and retained liabilities, respectively. Subject to certain survival limitations, the parties will indemnify each other for every dollar of losses arising from a breach of a covenant — there is no deductible or cap — except that with respect to breaches of covenants relating to the parties’ conduct of their respective businesses pre-closing, there is a $500,000 threshold. A party’s right to indemnification for a loss that results from a breach by the other party of its representations or warranties will be subject to a specified deductible, cap and survival limitation. Generally, neither Host nor Starwood will be liable for a claim by the other with respect to breaches of representations and warranties involving (i) individual losses of less than $500,000, (ii) losses that, in the aggregate, are less than $50 million or (iii) losses in excess of $100 million.

Termination of the Master Agreement (see page 100)

Host and Starwood may mutually agree in writing, at any time before the completion of the transactions, to terminate the master agreement. Also, either Host or Starwood may terminate the master agreement in a number of circumstances, including if:

•	the transactions are not completed by April 17, 2006;

•	any governmental entity prohibits the transactions;

•	Host common stockholders at the Host special meeting fail to approve the issuance of shares of Host common stock in the transactions;

•	the 20-trading day average closing price of a share of Host common stock is less than $13.60 on the date on which the closing date is determined; or

•	the breach or failure to perform of the other party’s covenants, agreements, representations or warranties contained in the master agreement would result in the failure to satisfy one or more of the closing conditions, and such breach is not cured within 20 business days following notice of such breach.

Host may terminate the master agreement if:

•	Starwood enters into a definitive agreement relating to, or consummates, a transaction resulting in a more than 50% change in the ownership of Starwood; or

•	Host delivers to Starwood notice of actual or alleged breaches by Starwood of its representations and warranties and Starwood declines to agree that the cap on Host’s indemnification will not apply for such identified breaches of representations and warranties (for more information on Starwood’s indemnification obligations, see “Material Terms of the Principal Transaction Agreements — Indemnification Agreement” beginning on page 104).

Starwood may terminate the master agreement if:

•	prior to February 12, 2006, Starwood accepts, in accordance with the terms of the master agreement, a superior proposal and pays Host the break-up fee described above under “Break-up Fee”; or

•	Starwood delivers to Host notice of actual or alleged breaches by Starwood of its representations and warranties and Host declines to limit to $50 million Starwood’s total liability for Host’s claims for such identified breaches or representations and warranties.

Listing of Host Common Stock (see page 159)

Application will be made to have the shares of Host common stock issued in the transactions approved for listing on the NYSE, where Host common stock is currently traded under the symbol “HMT” and, after the completion of the transactions, will be traded under the symbol “HST.”

Dissenters’ Rights of Appraisal (see page 82)

Under Maryland law, holders of Host common stock are not entitled to dissenters’ or appraisal rights in connection with the issuance of Host common stock in the transactions.

Except for the sole holder of the Class A shares of Starwood Trust, which waived its rights, no holder of shares of Starwood Trust, paired shares of Starwood and Starwood Trust or units of SLT Realty Limited Partnership is entitled to appraisal, dissenters’ or similar rights as a result of the consummation of the transactions.

Regulatory Matters (see page 77)

Neither Host nor Starwood is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the transactions. However, there are certain antitrust approvals that must be obtained in Canada and Italy in connection with Host’s acquisition of hotels located in these countries.

Transfer Taxes and Transaction Costs (see page 103)

Host and Starwood will share equally all transfer taxes and specified transaction costs incurred in connection with the closing transactions. However, this sharing by Host and Starwood is subject, except in certain circumstances, to a $50 million cap on Host’s obligations, subject to reduction in certain circumstances.

In addition, each party will bear its own legal, investment banking and other fees and expenses incurred in connection with the closing transactions, including, in the case of Host, substantially all of the costs of obtaining title policies.

Relationship of Host and Starwood Following the Transactions (see page 113)

At the closing of the transactions, Host and Starwood will enter into certain agreements to govern their relationship going forward. In particular, Host and Starwood, through their respective subsidiaries, will enter into operating agreements (pursuant to which Starwood will provide management services for the hotels being acquired by Host) and license agreements (which will address rights to use service marks, logos, symbols and trademarks, such as Westin®, Sheraton® and W®).

Material Federal Income Tax Consequences (see pages 116 and 120)

The parties intend that the REIT merger will be treated as a taxable purchase by Host LP of all of the outstanding shares of Starwood Trust in exchange for the REIT merger consideration. In evaluating the tax consequences of the transactions, including the ownership and disposition of Host common stock after the transactions, you should consider the matters discussed in the section entitled “Material Federal Income Tax Consequences of the REIT Merger to Holders of Paired Shares of Starwood and Starwood Trust and Holders of Starwood Trust Class A Exchangeable Preferred Shares” beginning on page 116, and the section entitled “Material Federal Income Tax Consequences to Holders of Shares of Host Common Stock” on page 120.

Accounting Treatment (see page 73)

In accordance with SFAS No. 141, “Business Combinations,” Host will account for the transactions as a business combination. Upon the consummation of the transactions, Host will record the cash consideration, the market value of Host common stock issued, the fair value of the assets and liabilities assumed, as well as the amount of direct transaction costs.

Risks (see page 18)

In evaluating the transactions, the transaction agreements or the issuance of shares of Host common stock in the transactions, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 18.

Financing for the Transactions (see page 74).

Host has received commitments from Goldman Sachs Credit Partners, L.P., Deutsche Bank AG Cayman Islands Branch, Bank of America Bridge LLC and Merrill Lynch Capital Corporation in an aggregate amount of up to $1.67 billion, which is sufficient to fund the cash portion of the purchase price for the transactions. This bridge loan amount would also allow Host to consummate the transactions even if the consents of the holders of certain indebtedness of SHC necessary in order to permit the $600 million of SHC indebtedness to remain obligations of SHC (instead of being assumed by Starwood) at the time of the closing. If the SHC indebtedness is not assumed, the cash portion of the purchase price would increase by the corresponding amount. The bridge loan facility has a term, excluding extensions, of one year.

Host expects to permanently finance the $1.063 billion cash portion of the purchase price for the transactions through available cash proceeds from a combination of (i) asset sales of existing assets of approximately $200 million to $550 million (including the Ft. Lauderdale Marina Marriott and the Albany Marriott), (ii) sales of joint venture interests related to the six European assets to be acquired in the transactions (approximately $580 million, including new debt to be issued by the joint venture but excluding Host’s portion of the capital contributions to the joint venture) and (iii) the issuance or other incurrence of indebtedness to repay any remaining draws on the bridge loan facility. Host expects to assume approximately $704 million of indebtedness of the entities acquired in the transactions (including $600 million of SHC indebtedness if the above-referenced bondholder consents are obtained).

Comparison of the Rights of Host Stockholders and Starwood Trust Shareholders (see page 168)

Holders of Starwood Trust shares who will be receiving consideration in the form of shares of Host common stock will have rights as Host stockholders, which are governed by Titles 1-3 of the Corporations and Associations Article of the Annotated Code of Maryland and Host’s charter and bylaws, that are different than their rights as Starwood Trust shareholders, which are governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and Starwood Trust’s restated declaration of trust and bylaws.

Summary Selected Historical Financial Data

Host is providing the following information to aid you in your analysis of the financial aspects of the transactions.

Host Marriott Corporation

The following table presents certain selected historical financial data which has been derived from Host’s audited consolidated financial statements for the five years ended December 31, 2004. The data presented for the year-to-date periods ended September 9, 2005 and September 10, 2004 are derived from Host’s unaudited condensed consolidated financial statements and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for year-to-date 2005 are not necessarily indicative of the results to be expected for the full year because of the effect of seasonal and short-term variations. The information is only a summary and should be read in conjunction with (i) the unaudited pro forma financial statements and accompanying notes included in this proxy statement/prospectus as described under “Host Marriott Corporation Unaudited Pro Forma Financial Statements” beginning on page 149, and (ii) the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of Host as of and for the periods presented, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. See “Additional Information — Where You Can Find More Information” beginning on page 188.

	Year-to-date		Fiscal year
	September 9, 2005	September 10, 2004	2004	2003	2002	2001	2000
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$2,647	$2,452	$3,629	$3,278	$3,333	$3,362	$1,305
Income (loss) from continuing operations	79	(89)	(65)	(238)	(71)	7	103
Income from discontinued operations (1)	13	28	65	252	55	44	53
Net income (loss)	92	(61)	—	14	(16)	51	156
Net income (loss) available to common stockholders	67	(93)	(41)	(21)	(51)	19	141
Basic earnings (loss) per common share:
Income (loss) from continuing operations	.15	(.36)	(.31)	(.97)	(.40)	(.10)	.40
Income from discontinued operations	.04	.08	.19	.90	.21	.18	.24
Net income (loss)	.19	(.28)	(.12)	(.07)	(.19)	.08	.64
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	.15	(.36)	(.31)	(.97)	(.40)	(.10)	.39
Income from discontinued operations	.04	.08	.19	.90	.21	.18	.24
Net income (loss)	.19	(.28)	(.12)	(.07)	(.19)	.08	.63
Cash dividends declared per common share	.29	—	.05	—	—	.78	.91
Balance Sheet Data:
Total assets	$8,248	$8,384	$8,421	$8,592	$8,316	$8,338	$8,396
Debt (2)	5,501	5,564	5,523	5,486	5,638	5,602	5,322
Convertible Preferred Securities (2)	—	—	—	475	475	475	475
Preferred stock	241	337	337	339	339	339	196

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions. Results in 2003 include the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel of approximately $212 million.

(2)	Host adopted Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) in 2003. Under FIN 46, Host’s limited purpose trust subsidiary that was formed to issue trust-preferred securities (the “Convertible Preferred Securities”) was accounted for on a consolidated basis as of December 31, 2003 since Host was the primary beneficiary under FIN 46.

In December 2003, the FASB issued a revision to FIN 46, referred to as FIN 46R. Under FIN 46R, Host is not the primary beneficiary and Host is required to deconsolidate the accounts of the Convertible Preferred Securities Trust (the “Trust”). Host adopted the provisions of FIN 46R on January 1, 2004. As a result, Host recorded the $492 million in debentures (the “Convertible Subordinated Debentures”) issued by the Trust and eliminated the $475 million of Convertible Preferred Securities that were previously classified in the mezzanine section of Host’s consolidated balance sheet prior to January 1, 2004. The difference of $17 million is Host’s investment in the Trust, which is included in “Investments in affiliates” on Host’s consolidated balance sheet. The related dividend payment of approximately $32 million for 2004 is required to be classified as interest expense effective January 1, 2004. Host adopted FIN 46R prospectively and, therefore, did not restate prior periods. The adoption of FIN 46R had no effect on Host’s net loss, loss per diluted share or the financial covenants under Host’s senior notes indentures.

On January 11, 2006, Host completed the redemption of $86 million of the Convertible Preferred Securities (and the underlying Convertible Subordinated Debentures) and issued approximately 5.6 million shares of Host common stock. Also, on January 11, 2006, Host announced its intention to exercise its option to cause the conversion rights of the remaining Convertible Preferred Securities to expire effective February 10, 2006. Host is exercising this right because the market price of its common stock has exceeded 120% of the adjusted conversion price for 20 out of the last 30 trading days. Each of the Convertible Preferred Securities are currently convertible into 3.2357 shares of Host common stock per $50 liquidation amount of the preferred security, which equates to a conversion price of $15.367. The last reported sale price on January 17, 2006 of Host common stock was $19.67 and, as a result, the company expects that all of the remaining security holders will elect to convert their interests to common stock. Accordingly, Host has included the assumed conversion of all the Convertible Preferred Securities (and the underlying $492 million of Convertible Subordinated Debentures) into approximately 30.9 million shares of common stock on a pro forma basis.

Starwood Hotels & Resorts (Starwood Trust)

The following table was prepared by Starwood and presents certain selected historical financial data which has been derived from Starwood Trust’s audited consolidated financial statements for the five years ended December 31, 2004. The data presented for the year-to-date periods ended September 30, 2005 and September 30, 2004 are derived from Starwood Trust’s unaudited condensed consolidated financial statements and include, in the opinion of Starwood’s management, all adjustments necessary to present fairly the data for such periods. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year because of the effect of seasonal and short-term variations. The information is only a summary and should be read in conjunction with (i) the unaudited pro forma financial statements and accompanying notes included in this proxy statement/prospectus as described under “Host Marriott Corporation Unaudited Pro Forma Financial Statements” beginning on page 149, and (ii) the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of Starwood Trust as of and for the periods presented, all of which can be found in publicly available documents, including those incorporated by reference into this proxy statement/prospectus. See “Additional Information — Where You Can Find More Information” beginning on page 188.

	As of and for the
	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in millions, except per share data)
Income Statement Data
Revenues	$423	$398	$536	$526	$587	$633	$692
Operating income	302	279	377	358	362	418	499
Income from continuing operations	265	256	322	133	315	376	460
Operating Data
Cash from continuing operations	375	418	455	43	104	602	641
Cash from (used for) investing activities	1	(47)	(61)	336	(35)	(164)	(68)
Cash used for financing activities	(375)	(372)	(395)	(379)	(70)	(444)	(565)
Aggregate cash distributions paid	176	172	172	170	40 (1)	156	134
Cash distributions declared per share	—	—	0.84	0.84	0.84	0.80	0.69
Balance Sheet Data
Total assets	$6,807	$6,861	$6,925	$6,978	$7,230	$6,984	$7,048
Long-term debt, net of current maturities and including exchangeable units and Class B preferred shares	431	438	435	475	486	495	600

(1)	This balance reflects the payment made in January 2002 for the dividends declared for the fourth quarter of 2001. As Starwood Trust now declares dividends annually, the 2002 annual dividend payment, which was made in January 2003, is reflected in the 2003 column.

Selected Unaudited Pro Forma Financial Data

The following selected unaudited pro forma financial data has been prepared based upon the audited consolidated financial statements of Host and the audited combined financial statements of the acquired business, which is referred to as the Starwood portfolio, for the year ended December 31, 2004, the unaudited financial statements of Host and the Starwood portfolio for the three quarters ended September 9, 2005 and for the eight months ended August 31, 2005, respectively, and based upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements that Host believes are reasonable under the circumstances.

The selected unaudited pro forma statements of operations information of Host reflects the acquisition of the Starwood portfolio and other matters described in the section entitled “Host Marriott Corporation Unaudited Pro Forma Financial Statements” beginning on page 149 for the three quarters ended September 9, 2005 and the year ended December 31, 2004 as if the transactions and other matters had been completed at the beginning of each period. The selected unaudited pro forma balance sheet information of Host as of September 9, 2005 reflects the acquisition of the Starwood portfolio and, to the extent not already reflected in the unaudited historical balance sheet, other matters as if these items had been completed on September 9, 2005.

In accordance with SFAS No. 141, “Business Combinations,” Host will account for the acquisition of the Starwood portfolio as a business combination. Upon consummation of the acquisition, Host will record as the purchase price the cash consideration, the market value of the Host common stock issued, the fair value of the assets and liabilities assumed, as well as any direct transaction costs. For the purpose of the preparation of the selected unaudited pro forma financial data, based on the guidance set forth in Emerging Issues Task Force Issue No. 99-12, the market value of the Host common stock issued in the transactions, or $16.97, has been calculated based on the average of the closing prices of Host common stock during the range of trading days from two days before and after November 14, 2005, the announcement date.

For the purpose of the preparation of the selected unaudited pro forma financial data, Host has assumed that fair value is equivalent to historical cost except for the property and equipment which is recorded at the stepped-up basis and the debt assumed by Host which is recorded at fair value based on market rates as of September 9, 2005 for the senior notes and is based on expected future debt service payments discounted at risk adjusted rates for the mortgage debt. The pro forma adjustments as presented are based on estimates and certain information that is currently available and may change as additional information becomes available, as estimates are refined or as additional events occur. Specifically, while the purchase price has been allocated among individual hotels, we are in the beginning stages of evaluating the fair value of the allocation of the purchase price among each individual hotel’s assets and liabilities including land, property and equipment items, other assets and liabilities, and assumed agreements, including ground and retail space leases and other intangible assets. Host management does not anticipate that there will be material changes in the total purchase price allocation as presented in these unaudited pro forma financial statements. To the extent there is any excess to the purchase price over the fair value of the net assets acquired, it will be recorded as goodwill for accounting purposes. Host believes that this presentation provides investors with the best estimate of the financial condition and results of operations because the determination of fair value will be affected by, among other things, the timing of the closing, changes in interest rates and the allocation of the final purchase price among the various hotels.

The selected unaudited pro forma financial information is for illustrative purposes only and does not purport to be indicative of the financial position or results of operations that would actually have been achieved had the transactions occurred on the dates indicated or which may be achieved in the future. In the opinion of Host management, all material adjustments necessary to reflect the effects of the transactions that can be factually supported within the SEC regulations covering the preparation of the selected unaudited pro forma financial information have been made.

The selected unaudited pro forma financial information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Host which are incorporated by reference into this proxy statement/prospectus and the combined financial statements and accompanying notes of the Starwood portfolio to be acquired by Host in the transactions which are included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma financial information also should be read in conjunction with the unaudited pro forma financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. See “Host Marriott Corporation Unaudited Pro Forma Financial Statements” beginning on page 149.

	Year-to-date Ended September 9, 2005(1)	Year Ended December 31, 2004(1)
	(in millions, except per share amounts)
Income Statement Data:
Total revenues	$3,464	$4,892
Operating profit	424	537
Income from continuing operations	105	70
Basic and diluted earnings (loss) per share from continuing operations	.17	.09

		At September 9, 2005(1)
		(in millions)
Balance Sheet Data:
Total assets		$12,255
Debt		6,646
Stockholders’ equity		5,182

(1)	These amounts reflect the historical results of Host and the historical results of the Starwood portfolio to be acquired by Host in the transactions, which is referred to herein as the Acquired Businesses, which have been adjusted on a pro forma basis for the acquisition and other significant transactions. The results of operations and financial position of the Acquired Businesses have been derived from the accounting records of Starwood and Starwood Trust and their subsidiaries using the historical results of operations of 38 properties to be acquired by Host under the master agreement. Eighteen of the properties were owned by Starwood Trust or its subsidiaries, while 20 of the properties were owned by Starwood or its subsidiaries. Host will only assume a portion of the debt related to SHC, which is a subsidiary of Starwood, as well as other mortgage debt. Host does not intend to sell any of the assets acquired to finance the acquisition. The basic and diluted earnings per share amounts are based on the historical weighted average shares outstanding for Host as adjusted for the estimated shares to be issued for the acquisition of the Starwood portfolio and other significant transactions.

The summary unaudited pro forma financial data should be read in conjunction with the Host Marriott Corporation Unaudited Pro Forma Financial Statements and notes thereto included on page 149 and the audited Acquired Businesses Combined Financial Statements and notes thereto included on page F-1 and the historical financial statements of Host and Starwood incorporated by reference into this proxy statement/prospectus.

Comparative Per Share Information

The following table presents, for the periods indicated, selected historical per share data for Host and Starwood Trust, as well as unaudited pro forma per share amounts, assuming the issuance of approximately $2.27 billion of Host common stock (representing 133,529,412 shares of Host common stock at the exchange price of $17.00 per share), the payment of approximately $1.063 billion in cash and the assumption of approximately $704 million in indebtedness in the transactions, as well as the effect of the conversion of the $492 million of Convertible Subordinated Debentures into 30.9 million shares of Host common stock and other pro forma adjustments.

	Host (2)(3)	Host Pro Forma (1)(2)(3)(4)	Starwood Trust (5)	Starwood Trust Pro Forma (6)
	Year-to-date ended September 9, 2005	Year-to-date ended September 9, 2005	Year-to-date ended September 30, 2005	Year-to-date ended September 9, 2005
Per share data:
Income from continuing operations:
Basic	$.15	$.17	N/A	$.07
Diluted	.15	.17	N/A	.07
Cash dividends declared	.29	N/A	—	N/A
Book value	6.57	10.02	N/A	5.77

	Host (2)(3)	Host Pro Forma (1)(2)(3)(4)	Starwood Trust (4)	Starwood Trust Pro Forma (6)
	Year ended December 31, 2004
Per share data:
Income (loss) from continuing operations:
Basic	$(.31)	$.09	N/A	$.01
Diluted	(.31)	.09	N/A	.01
Cash dividend declared	.05	N/A	$.84	N/A
Book value	6.84	N/A	N/A	N/A

(1)	Pro forma results reflect the effect on Host’s financial statements of the transactions, along with several other transactions which occurred in 2004 and 2005, as if all transactions had occurred on the first day of the period presented.
(2)	The table above presents Host’s income (loss) from continuing operations for the fiscal year ended December 31, 2004 and for the year-to-date period ended September 9, 2005 divided by their respective weighted average number of outstanding shares and share equivalents. The pro forma results reflect the effect of the acquisition of the Starwood portfolio along with several other transactions which occurred in 2004 and 2005, divided by Host’s weighted average number of common shares and common share equivalents outstanding, plus the 164.4 million shares of Host common stock expected to be issued in conjunction with the transactions and the conversion of the Convertible Preferred Securities.
(3)	The historical book value per share was computed by dividing Host’s total unaudited stockholders’ equity as of September 9, 2005 and total audited stockholders’ equity as of December 31, 2004, by the number of shares outstanding as of those dates. The historical book value per share for the pro forma results was computed by dividing the pro forma stockholders’ equity as of September 9, 2005 by the pro forma shares outstanding. No pro forma book value per share is presented for the year ended December 31, 2004 as no pro forma balance sheet is prepared in accordance with Rule 210.11-01 of Regulation S-X.
(4)	The pro forma financial statements have not been prepared on a tax basis which is required for Host as a REIT to determine the amount of dividends for the periods presented. Accordingly, no dividend amount is shown.
(5)	Because Starwood Trust has multiple classes of securities outstanding with significantly different rights, per share data for Starwood Trust is not meaningful and therefore is not presented.
(6)	The pro forma equivalents for Starwood Trust Class B per share amounts are calculated by multiplying the Host pro forma per share amounts by the exchange ratio of 0.6122.

Comparative Per Share Market Price Data

Host common stock currently trades on the NYSE under the symbol “HMT.” There is no market for Starwood Trust shares trading independently from shares of Starwood common stock. “Paired shares”, consisting of one share of Starwood common stock and one Class B share of Starwood Trust, trade as a unit on the NYSE under the symbol “HOT.” Each Class A Exchangeable Preferred Share of Starwood Trust, which is not traded on any exchange, is exchangeable for one paired share. The table below sets forth, for the periods indicated, dividends and the range of high and low per share closing sales prices for Host common stock, and the high and low per share sales prices for paired shares of Starwood and Starwood Trust, in each case as reported on the NYSE. For current price information, you should consult publicly available sources.

	Host Common Stock			Paired Share of Starwood and Starwood Trust
	High	Low	Dividends Declared	High	Low	Dividends Declared
2004
First quarter	$13.00	$11.95	$—	$40.93	$34.81	$—
Second quarter	12.91	11.37	—	45.04	38.15	—
Third quarter	14.01	12.23	—	46.65	40.06	—
Fourth quarter	17.30	13.50	0.05	59.90	46.20	0.84
2005
First quarter	$17.24	$15.49	$0.08	$61.45	$55.00	$—
Second quarter	17.57	16.22	0.10	61.04	51.50	—
Third quarter	19.05	17.00	0.11	64.36	54.23	—
Fourth quarter	18.95	16.19	0.12	65.22	55.09	0.84

The following table presents:

•	the last reported sale price of a share of Host common stock, as reported on the NYSE; and

•	the last reported sale price of a paired share of Starwood and Starwood Trust, as reported on the NYSE;

in each case, on November 11, 2005, the last full trading day prior to the public announcement of the transactions, and on January 17, 2006, the last practicable trading day prior to the date of this proxy statement/prospectus.

Date	Host Common Stock	Paired Share of Starwood and Starwood Trust
November 11, 2005	$17.44	$59.26
January 17, 2006	19.67	63.10

The market value of the shares of Host common stock to be issued in the transactions at the closing will not be known at the time Host common stockholders vote on the proposal to approve the issuance of shares of Host common stock in the transactions because the transactions will not be completed at the time of the Host special meeting.

The above tables show only historical comparisons. Because the market prices of Host common stock and paired shares of Starwood and Starwood Trust will likely fluctuate prior to the completion of the transactions, and because each paired share includes a share of Starwood common stock that holders of paired shares will retain, these comparisons may not provide meaningful information to Host stockholders in determining whether to approve the issuance of shares of Host common stock in the transactions. Host stockholders are encouraged to obtain current market quotations for Host common stock and for paired shares of Starwood and Starwood Trust, and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the respective proposals before them. See “Additional Information — Where You Can Find More Information” beginning on page 188.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks, including, if you hold Host common stock, before deciding whether to vote for approval of the issuance of shares of Host common stock in the transactions. In addition, you should read and consider the risks associated with the business of Host because these risks will affect Host following consummation of the transactions. These risks can be found in Host’s Annual Report on Form 10-K for the year ended December 31, 2004, which is filed with the SEC and incorporated by reference into this proxy statement/prospectus.

The market value of Host common stock that holders of Starwood Trust shares will receive depends on what the market price of Host common stock will be at the effective time of the transactions and will increase or decrease if the market value of Host common stock increases or decreases.

The market value of the Host common stock that holders of Starwood Trust shares will receive in the transactions depends on what the trading price of Host common stock will be at the effective time of the transactions. The 0.6122 exchange ratio that determines the number of shares of Host common stock that holders of Starwood Trust shares are entitled to receive in the transactions is fixed. This means that there is no “price protection” mechanism in the master agreement that would adjust the number of shares of Host common stock that holders of Starwood Trust shares may receive in the transactions as a result of increases or decreases in the trading price of Host common stock. If the price of a share of Host common stock increases or decreases, then the market value of the consideration payable to holders of Starwood Trust shares will also increase or decrease, respectively. Similarly, the cash consideration payable for each RP Unit of SLT Realty Limited Partnership in the SLT merger may be increased or decreased based on the market price of Host common stock at the effective time of the SLT merger. The market value of the shares of Host common stock that will be received in the transactions will continue to fluctuate after the completion of the transactions.

During the twelve-month period ending on January 17, 2006, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of Host common stock varied from a low of $15.46 to a high of $19.81, and ended that period at $19.67.

The occurrence of certain developments, including the failure to obtain required consents, could lead to Host’s acquisition of the affected hotels being delayed past the initial closing and, ultimately, abandoned, which could cause Host or Starwood, or both, not to realize all of the intended benefits of the transactions.

Host and Starwood have agreed that, in the circumstances described below, one or both of them may elect to “defer” — or temporarily (or, ultimately, permanently) exclude from the transactions — one or more hotels or entities to be acquired by Host in the transactions. While neither party will be required to close if the deferrals result in the failure of its applicable closing condition in the master agreement, each party may be forced to close despite significant changes to the portfolio, including the possibility that some, or all, of the foreign hotels to be acquired may be retained by Starwood.

The deferral or exclusion of hotels from the transactions could result in either Host or Starwood, or both, failing to realize all of the intended benefits of the transactions. While Host and Starwood have already agreed to specific amounts by which the cash portion of the purchase price would be reduced as a result of the deferral or exclusion of each hotel in the portfolio, this adjustment to the purchase price may not be adequate to offset the impact of such deferral or exclusion on either party’s intended benefits.

For example, when considering whether or not to approve the master agreement and the transactions, Host’s board of directors considered as positive factors both the expansion of Host’s geographic distribution into new markets outside the United States and Host’s enhanced profile that would result from completing the transactions as currently structured. Due to the ability of the parties to defer or exclude hotels, the transactions could be completed without Host acquiring the desired international presence or the full benefit that would arise from acquiring all of the hotels in the transactions.

Even if a deferred hotel is ultimately acquired by Host after the closing, the delay in acquiring that hotel could result in Host not obtaining all of the intended benefits of that hotel contemplated by Host management and Host’s board of directors when the master agreement was approved and signed.

Either Host or Starwood can defer any hotel or entity to be acquired by Host from the initial closing transactions without the other’s consent upon the occurrence of any of the following “deferral triggers” related to such hotel or entity:

•	after the date of the Host special meeting, failure to obtain any consent identified prior to signing the master agreement; or

•	after the date of the Host special meeting, (1) required antitrust approvals are not obtained or (2) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction is issued or laws become effective that prevent the transactions or make them illegal.

In addition, Starwood can exclude any of the Canadian hotels to be acquired by Host from the initial closing transactions without Host’s consent if Starwood does not succeed in obtaining the desired ruling from the Canadian tax authorities with respect to certain Canadian restructuring transactions related to the sale of the Canadian hotels to Host.

In addition, Host can defer any hotel or entity to be acquired by Host from the initial closing transactions without Starwood’s consent upon the occurrence of any of the following “deferral triggers” related to such hotel or entity:

•	casualty at a hotel currently contemplated to be acquired by Host that results in cost of repair (without taking into account insurance) in excess of 25% of the value of such hotel;

•	condemnation of a hotel currently contemplated to be acquired by Host that results in an economic impact (without taking into account any condemnation award) in excess of 25% of the value of such hotel;

•	after the date of the Host special meeting, one or more of the following that results in an economic impact (without taking into account any indemnification or insurance) in excess of 25% of the value of a hotel or entity currently contemplated to be acquired by Host:

•	breach of any of the following Starwood representations if the economic effect of such breach exceeds $500,000: absence of changes, litigation, real property (other than title), environmental matters, sufficiency of assets, title to personal property, compliance with laws and certain types of material contracts;

•	breach of any of the following Starwood representations: due organization, power, authorization, necessary governmental or third party consents, capitalization and title to real property; or

•	failure to obtain a required, but not previously identified, consent;

•	after the date of the Host special meeting, failure of Starwood to complete its restructuring in a manner that satisfies Host’s restructuring conditions;

•	after the date of the Host special meeting, the portion of the costs of lease structures attendant to the ownership of certain foreign hotels to be acquired by Host, including costs associated with consents of works councils, and certain indemnification liabilities, in each case payable by Host, would reasonably be expected to exceed 10% of the EBITDA that would (but for such costs and liabilities) otherwise be received by Host with respect to such foreign hotels during the twelve months immediately following the closing; or

•	if Host’s closing conditions are satisfied on the overall transactions, but a required consent has not been obtained (or there is another deferral trigger) with respect to one of three primary European hotels (i.e., Westin Palace Madrid, Westin Palace Milan and the Westin Europa & Regina), Host can elect to defer all acquired hotels located outside of the United States, Canada and Poland.

Host and Starwood are working with the intention that Host will acquire at closing all of the hotels in the transactions and no hotel has been deferred or excluded from the transactions as of the date of this proxy statement/prospectus. However, there is no guarantee that all of the deferral triggers will be satisfied or waived prior to closing. In particular, given the waiting period applicable to certain approvals that are required to be obtained from the municipality in which the Westin Europa & Regina (a hotel in Venice) is located, unless a waiver can be obtained, it is likely that the transfer of that hotel will not be capable of completion prior to the second quarter of 2006. As a result, if the required Host stockholder approval is obtained and all other conditions to the completion of the closing transactions have been satisfied prior to that time, it is likely that the acquisition of the Westin Europa & Regina (and, if Host so elects, all other hotels located outside of the United States, Canada and Poland) would be deferred. In such an event, if the applicable approvals are not obtained prior to 90 days after the initial closing of the transactions (or, if Host elects to defer all hotels located outside the United States, Canada and Poland, prior to October 17, 2006), the deferred hotels could ultimately be permanently excluded from the transactions and retained by Starwood.

The transactions are subject to a number of conditions that could have an adverse effect on Host or Starwood or could cause abandonment of the transactions.

The transactions are subject to a number of conditions beyond the control of Host or Starwood, or both, that may delay or otherwise materially adversely affect their completion. These conditions include required antitrust approvals in Canada and Italy and other governmental and third party approvals. In addition, the obligations of Host and Starwood to consummate the transactions are subject to the conditions that there must not have occurred (1) a material adverse effect with respect to the business of Starwood currently contemplated to be acquired by Host — in the case of Host’s obligations — or with respect to Host — in the case of Starwood’s obligations or (2) any actual or proposed change in tax law or regulation with respect to consolidated tax return rules that would reasonably be expected to result in a material risk of Starwood incurring an economic cost of more than $200 million that Starwood did not expect to bear from the transactions. Further, the master agreement may be terminated for certain other reasons, including by either Host or Starwood in the event the initial closing of the transactions has not occurred by or on April 17, 2006 or, by Host, if Starwood consummates, or enters into any definitive agreement relating to, a transaction that has resulted or will result in a more than 50% change in the ownership of Starwood.

There can be no assurance that Host and Starwood will obtain the necessary consents, orders and approvals or satisfy the other conditions to closing prior to April 17, 2006, or at any time, which could result in the abandonment of the transactions or the modification of the transactions by Host and Starwood in a manner that is adverse to Host or Starwood. Finally, if the transactions are terminated, and Host or Starwood determines to seek other business combinations, there can be no assurance that either will be able to negotiate a transaction with another company on terms comparable to the terms of the transactions.

Any delay in completing the transactions may reduce or eliminate the benefits expected.

As described in the preceding risk factor, the transactions may not be completed until the conditions to closing are satisfied or waived. Host and Starwood cannot predict whether or when these other conditions will be satisfied.

Any delay in completing the transactions may increase the likelihood that certain of these conditions will not be able to be fulfilled, resulting in either party’s ability to terminate the master agreement and abandon the transactions. Further, the requirements for obtaining the required consents and antitrust approvals and satisfying the other conditions to closing could delay not only the initial closing of the transactions for a significant period of time but also result in the removal of certain hotels from the transactions as described more fully herein.

Any delay in completing the transactions could cause Host following the consummation of the transactions not to realize some or all of the benefits that Host expects to achieve if it successfully completes the transactions within its expected timeframe and integrates the business to be acquired from Starwood. See “Material Terms of the Principal Transaction Agreements — Conditions to Completion of the Closing Transactions” beginning on page 85 for additional information regarding the applicable provisions of the master agreement.

Finally, because the master agreement generally restricts Host from issuing shares of its common stock during the period from the signing of the master agreement until 60 days after the closing of the transactions, any delay in completing the transactions will lengthen the amount of time that Host is restricted from accessing the capital markets for fundraising purposes.

The pendency of the transactions could materially adversely affect the future business and operations of Host and Starwood.

The pending transactions could result in the delay or deferral by the respective managements of Host and Starwood of important strategic decisions, which could negatively impact revenues, earnings and cash flows of Host and Starwood, as well as the market prices of shares of Host common stock and paired shares of Starwood and Starwood Trust, regardless of whether the transactions are completed. This risk is exacerbated by provisions in the master agreement that restrict or prevent Host and Starwood from taking or agreeing to take certain actions, including acquisition or disposition transactions, during the period between the signing of the master agreement and the closing of the transactions. In addition, in the event that the ratings agencies that provide securities ratings on Host’s and Starwood’s debts downgrade their ratings on such debts of one company or both companies in light of the pending transactions, such a downgrade could materially adversely affect the ability of Host and Starwood to finance their operations, including increasing the cost of obtaining financing.

Host and Starwood expect to incur significant costs and expenses in connection with the transactions, which could result in either or both not realizing some or all of the anticipated benefits of the transactions.

Host and Starwood are expected to incur significant costs in connection with the transactions, including, for Host, the financing of the cash consideration and obtaining title policies. These costs and expenses include investment banking expenses, specified taxes, severance, legal and accounting fees, printing expenses, defeasance costs and other related charges. There can be no assurance that the costs incurred by Host and Starwood in connection with the transactions will not be higher than expected. The master agreement generally provides that certain transaction costs borne by Host will generally be capped at $50 million. This cap does not apply to Host’s investment banking, legal and accounting fees, printing expenses, financing and title costs or other similar costs and expenses directly incurred by Host.

Host also expects to incur costs related to the integration of the assets acquired from Starwood. While Host has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of all of the expected integration expenses. There can be no assurance that Host will not incur additional unanticipated costs and expenses related to integration after the completion of the transactions, including in connection with the proposed structure pursuant to which Starwood will operate certain of the acquired European hotels for Host after the closing.

The allocation of REIT merger consideration to the holders of Class B shares of Starwood Trust does not reflect historical standalone trading of the shares.

The Class B shares of Starwood Trust have historically been paired with shares of Starwood common stock and have not traded on a standalone basis. The allocation of the REIT merger consideration between the Class A shares and the Class B shares of Starwood Trust was therefore made by Starwood based on certain assumptions, and certain analyses received, regarding the respective values of the two classes of shares. To the extent that the value of the Class B shares of Starwood Trust were to differ from the portion of the REIT merger consideration so allocated to such shares, the federal income tax consequences of the REIT merger to a holder of Class A Exchangeable Preferred Shares or Class B shares of Starwood Trust could differ (including potentially in an adverse matter and including with respect to the character and amount of gain, other income or loss recognized by such holder) from the consequences described in this proxy statement/prospectus.

If Host is unable to finance the transactions as contemplated, including through borrowings under its anticipated bridge loan facility, the completion of the transactions will be jeopardized.

Host expects to fund the $1.063 billion cash portion of the purchase price (which could increase by $600 million if the required consents with respect to the SHC indebtedness are not obtained, see “ The Transactions — Financing for the Transactions — Summary of the Sheraton Holding Corporation Consent Solicitation” beginning on page 75) for the transactions through proceeds from a combination of asset sales, sales of joint venture interests related to the European assets to be acquired and the issuance or other incurrence of additional indebtedness. There can be no assurance that Host will consummate one or more of these financing transactions prior to consummation of the transactions. To the extent that the contemplated financings are not completed prior to consummation of the transactions, Host has received financing commitments for a bridge loan facility in an aggregate principal amount of up to $1.67 billion from certain lenders (which would allow Host to consummate the acquisition even if the required consents with respect to the SHC indebtedness are not obtained). Funding of amounts under the bridge loan facility will be subject to a number of customary conditions. There can be no assurance that all such conditions will be satisfied at or prior to consummation of the transactions.

If Host is unable to finance the transactions, and other financings are not available on acceptable terms, in a timely manner or at all, then the completion of the transactions will be jeopardized and Host could be in breach of the master agreement.

Host will need to replace, at or before maturity, the bridge loan facility that will be used to finance a portion of the cash component of the transactions.

Host has received financing commitments for a bridge loan facility in an aggregate amount of up to $1.67 billion from Goldman Sachs Credit Partners, L.P., Deutsche Bank AG Cayman Islands Branch, Bank of America Bridge LLC and Merrill Lynch Capital Corporation. This facility will have an initial maturity date of twelve months, with two six-month extension options being available subject to the payment of extension fees and the satisfaction of certain other customary conditions. There can be no assurance that Host will be able to replace this facility with indebtedness on terms that are at least as beneficial to Host as the terms of this facility. For instance, Host may incur increased interest costs on indebtedness that replaces this facility due to higher interest costs of longer-term debt, which would adversely affect Host’s operating results and financial condition. The interest rate on the replacement indebtedness will depend on prevailing conditions at the time.

The master agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the transactions.

The master agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the transactions and neither Host nor Starwood currently intends to request that those opinions be updated. As such, the fairness opinions do not reflect any changes in the relative values of Host, Starwood Trust or the hotels currently contemplated to be acquired by Host subsequent to November 14, 2005, the date of the master agreement. The market price of Host common stock and paired shares of Starwood and Starwood Trust at the closing of the transactions may vary significantly from the market prices as of the date of the master agreement, which is the same date as the fairness opinions of the financial advisors.

The termination fee may discourage other companies from trying to acquire the assets to be acquired by Host.

In the master agreement, Starwood has agreed to pay Host a termination fee of $100 million and to reimburse Host for up to $20 million of its transaction-related expenses if Starwood terminates the master agreement in order to accept a superior proposal from a third party to acquire the assets that would otherwise be acquired by Host. These provisions could discourage third parties from trying to purchase the assets to be acquired by Host in the transactions, even if those companies might be willing to offer a greater amount of consideration than Host has offered in the master agreement. In addition, payment of the termination fee could have a material adverse effect on Starwood’s financial condition.

Host may fail to realize the revenue enhancements and other benefits expected from the transactions, which could affect the value of Host common stock following consummation of the transactions.

The value of Host common stock following consummation of the transactions may be affected by the ability of Host to achieve the expected benefits. Achieving the benefits of the transactions will depend in part upon meeting the challenges inherent in successfully integrating the portfolio of hotels to be acquired and the possible diversion of management attention for an extended period of time. There can be no assurance that such challenges will be met and that such diversion will not negatively impact the operations of Host following the consummation of the transactions.

Delays encountered in this transition process could have a material adverse effect on the operating results and financial condition of Host following the transactions. Although Host expects significant benefits to result from the transactions, there can be no assurance that Host will realize any of these anticipated benefits.

Host may be subject to unknown or contingent liabilities related to the business to be acquired from Starwood.

Assets and entities that Host has agreed to acquire from Starwood in the transactions may be subject to unknown or contingent liabilities for which Host may have no recourse, or only limited recourse, against Starwood. In general, the representations and warranties provided by Starwood under the master agreement do not survive the closing of the transactions. While Starwood is required to indemnify Host with respect to breaches of certain representations and warranties that do survive the closing, such indemnification is limited and subject to various materiality thresholds, a significant deductible and an aggregate cap on losses. As a result, there is no guarantee that Host will recover any amounts with respect to losses due to breaches by Starwood of its representations and warranties. The total amount of costs and expenses that may be incurred with respect to liabilities associated with acquired hotels and entities may exceed Host’s expectations, plus Host may experience other unanticipated adverse effects, all of which may adversely affect Host’s revenues, expenses, operating results and financial condition.

Finally, the indemnification agreement provides that Starwood will retain certain specified liabilities relating to the assets and entities currently contemplated to be acquired by Host, including with respect to liabilities related to pre-closing taxes, six pending litigation matters involving various unrelated claims and contingent ownership interests in the Fiji hotels and liabilities associated with the SLT merger and certain post-closing consequences thereof. While Starwood is contractually obligated to pay all losses and other expenses relating to such retained liabilities without regard to survival limitations, materiality thresholds, the deductible or cap on losses, there can be no guarantee that this arrangement will not require Host to incur losses or other expenses as well.

Host’s ability to service debt incurred to finance the transactions will depend in part on the cash flow generated by the hotels acquired.

In order to complete the transactions, Host anticipates incurring up to $1.5 billion of indebtedness, including the assumption of approximately $704 million of debt and an approximate $770 million draw on the bridge loan facility. Host’s pro forma indebtedness as of September 9, 2005 (as described in “Host Marriott Corporation Unaudited Pro Forma Financial Statements” beginning on page 149), is approximately $6.6 billion. Host’s ability to service its increased debt will depend in part on the cash flow generated by the properties acquired in the transactions. The cash flow production of the hotels acquired is subject to changes in the national, regional and local economic climate; changes in business and leisure travel patterns; local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand; the attractiveness of such hotels to consumers relative to Host’s competition; the performance of the managers of such hotels; changes in room rates and increases in operating costs due to inflation and other factors. There can be no assurance that the hotels acquired will meet Host’s management’s expectations with respect to cash flow production, or that they will produce cash flow sufficient to service Host’s increased indebtedness. In addition, the increased levels of debt could, among other things:

•	require Host to dedicate a substantial portion of its cash flow from operations to make payments on its debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

•	increase Host’s vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

•	affect Host’s credit rating;

•	limit Host’s ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

•	create competitive disadvantages compared to other companies with less indebtedness; and

•	limit Host’s ability to apply proceeds from an offering or asset sale to purposes other than the repayment of debt.

The consummation of the transactions will expand Host’s business into new markets outside of the United States in which Host is not currently involved and expose Host to the general economic conditions of those markets.

Host may have difficulty managing its expansion into new geographic markets where Host has limited knowledge and understanding of the local economy, an absence of business relationships in the area or unfamiliarity with local governmental and permitting procedures. Upon completion of the transactions, Host will own hotels in eight foreign countries, representing approximately 9% of its entire portfolio (by revenues) on a pro forma basis. There are risks inherent in conducting business internationally. These include:

•	employment laws and practices in foreign countries;

•	tax laws in foreign countries, which may provide for tax rates that exceed those of the U.S. and which may provide that Host’s foreign earnings are subject to withholding requirements or other restrictions;

•	the structure pursuant to which Starwood will operate certain of the acquired European hotels for Host after closing;

•	unexpected changes in regulatory requirements or monetary policy; and

•	other potentially adverse tax consequences.

Any of these factors could adversely affect our ability to obtain all of the intended benefits of the transactions.

If Host does not effectively manage its geographic expansion and successfully integrate the foreign hotels into its organization, Host’s operating results and financial condition may be materially adversely effected and the value of Host common stock may decline.

Exchange rate fluctuations could adversely affect our financial results.

As a result of the expansion of Host’s international operations, currency exchange rate fluctuations could affect its results of operations and financial position. Host expects to generate an increasing portion of its revenue and its expenses in such foreign currencies as the Euro, the British Pound, the Polish Zloty, the Chilean Peso and the Canadian and Fijian Dollar. Although Host may enter into foreign exchange agreements with financial institutions to reduce its exposure to fluctuations in the value of these and other foreign currencies relative to its debt or receivable obligations, these hedging transactions, if entered into, will not eliminate that risk entirely. In addition, to the extent that Host is unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on Host’s results of operations and financial condition. Additionally, because Host’s consolidated financial results are reported in US Dollars, if Host generates revenues or earnings in other currencies the translation of those results into US Dollars can result in a significant increase or decrease in the amount of those revenues.

Financial Risks and Risks of Operation

Host depends on external sources of capital for future growth and Host may be unable to access capital when necessary.

Unlike regular C corporations, Host’s ability to reduce its debt and finance its growth largely must be funded by external sources of capital because Host is required to distribute to its stockholders at least 90% of its taxable income (other than net capital gains) in order to qualify as a REIT, including taxable income it recognizes for federal income tax purposes but with regard to which it does not receive corresponding cash. Host’s ability to access the external capital it requires could be hampered by a number of factors, many of which are outside of its control, including declining general market conditions, unfavorable market perception of its growth potential, decreases in its current and estimated future earnings, excessive cash distributions or decreases in the market price of Host common stock. In addition, Host’s ability to access additional capital may also be limited by the terms of its existing indebtedness, which, among other things, restricts its incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent Host from being able to obtain the external capital it requires on terms that are acceptable to it or at all and the failure to obtain necessary external capital could have a material adverse effect on Host’s ability to finance its future growth.

Host has and will continue to have substantial leverage.

As of September 9, 2005, Host and its subsidiaries had total indebtedness of approximately $5.5 billion. In connection with the transactions, Host also intends to incur substantial indebtedness, including the assumption of the SHC indebtedness and the offering of the SHC guarantees, the assumption of additional mortgage debt and borrowings under a new bridge loan facility Host intends to enter into in connection with the transactions. On September 9, 2005, as adjusted to give effect to the transactions and the additional indebtedness incurred in connection therewith and Host’s assumed conversion of all its 6 ¾% convertible quarterly income preferred securities, or Convertible Preferred Securities, and the $492 million of Convertible Subordinated Debentures underlying the Convertible Preferred Securities, Host and its subsidiaries would have had total indebtedness of approximately $6.6 billion (of which approximately $3.7 billion would have consisted of senior notes, approximately $2.1 billion would have been secured by mortgage liens on various of its hotel properties with related assets, and the balance would have consisted of other debt).

Host’s substantial indebtedness has important consequences. It currently requires Host to dedicate a substantial portion of its cash flow from operations to payments of principal and interest on its indebtedness, which reduces the availability of its cash flow to fund working capital, capital expenditures, expansion efforts, distributions to its partners and other general purposes. Additionally, it could:

•	make it more difficult for Host to satisfy its obligations with respect to its indebtedness;

•	limit Host’s ability in the future to undertake refinancings of its debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to Host, if at all; or

•	affect adversely Host’s ability to compete effectively or operate successfully under adverse economic conditions.

Because Host must distribute most of its taxable income in order to maintain its qualification as a REIT, it depends upon external sources of capital for future growth. If Host’s cash flow and working capital were not sufficient to fund its expenditures or service its indebtedness, it would have to raise additional funds through:

•	sales of its equity;

•	the incurrence of additional permitted indebtedness by Host LP; or

•	the sale of its assets.

Host cannot assure you that any of these sources of funds would be available to Host or, if available, would be on terms that it would find acceptable or in amounts sufficient for Host to meet its obligations or fulfill its business plan.

Host’s revenues and the value of its properties are subject to conditions affecting the lodging industry.

The lodging industry experienced a down-turn from 2001 to 2003, and operations generally declined during this period. The decline was attributed to a number of factors including a weak economy, the effect of terrorist attacks, terror alerts in the United States and the war in Iraq, all of which changed the travel patterns of both business and leisure travelers. While Host’s operations have improved in 2004 and 2005, it cannot provide assurance that changes in travel patterns of both business and leisure travelers are permanent or whether they will continue to evolve creating new opportunities or difficulties for the industry. Any forecast Host makes regarding its results of operations may be affected and can change based on the following risks:

•	changes in the national, regional and local economic climate;

•	changes in business and leisure travel patterns;

•	local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

Future terrorist attacks or changes in terror alert levels could adversely affect Host.

Previous terrorist attacks in the United States and subsequent terrorist alerts have adversely affected the travel and hospitality industries over the past several years. The impact which terrorist attacks in the United States or elsewhere could have on Host’s business in particular and the U.S. economy, the global economy and global financial markets in general is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on Host’s business, Host’s ability to finance its business, Host’s ability to insure its properties and on its results of operations and financial condition as a whole.

Host’s expenses may not decrease if its revenue drops.

Many of the expenses associated with owning and operating hotels, such as debt payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the hotels. Host’s expenses will also be affected by inflationary increases, and in the case of certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period. Host’s managers may be unable to offset any such increased expenses with higher room rates. Any of Host’s efforts to reduce operating costs or failure to make scheduled capital expenditures could adversely affect the growth of Host’s business and the value of its hotel properties.

Host’s ground lease payments may increase faster than the revenues it receives on the hotels situated on the leased properties.

Currently, 33 of Host’s hotels are subject to third-party ground leases (encumbering all or a portion of the hotel). In addition, in connection with the transactions, 12 of the hotels Host intends to acquire will be subject to similar third-party ground leases. These ground leases generally require increases in ground rent payments every five years. Host’s ability to service its debt could be adversely affected to the extent that its revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if Host were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

Host does not control its hotel operations and is dependent on the managers of its hotels.

Because federal income tax laws restrict REITs and their subsidiaries from operating a hotel, Host does not manage its hotels. Instead, Host leases substantially all of its hotels to subsidiaries which qualify as “taxable REIT subsidiaries” under applicable REIT laws, and Host’s taxable REIT subsidiaries retain third-party managers to operate its hotels pursuant to management agreements. In the case of hotels to be acquired by Host from Starwood and its subsidiaries, operations-related services will be provided pursuant to an operating agreement as well as a license agreement (and any other related agreements) for each hotel. Host’s cash flow from the hotels may be adversely affected if its managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. While Host’s taxable REIT subsidiaries monitor the hotel managers’ performance, Host has limited specific recourse under its management agreements if Host believes that the hotel managers are not performing adequately. In addition, from time to time, Host has had, and continues to have, differences with the managers of its hotels over their performance and compliance with the terms of the management agreements. Host generally resolves issues with its managers through discussions and negotiations. However, if Host is unable to reach satisfactory results through discussions and negotiations, Host may choose to litigate the dispute or submit the matter to third-party dispute resolution. Failure by Host’s hotel managers to fully perform the duties agreed to in its management agreements could adversely affect Host’s results of operations. In addition, Host’s hotel managers or their affiliates manage, and in some cases own or have invested in, hotels that compete with Host’s hotels, which may result in conflicts of interest. As a result, Host’s hotel managers have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in Host’s best interests. Following the transactions, Starwood or its subsidiaries will manage or operate all of the hotels to be acquired by Host. As such, these risks that arise from Host not controlling its hotel operations are relevant to the transactions.

The terms of Host’s debt place restrictions on it and its subsidiaries, reducing operational flexibility and creating default risks.

The documents governing the terms of Host’s existing senior notes and its credit facility contain, and, if the transactions are completed, the new bridge loan facility and the indenture governing the terms of the SHC guarantees will contain, covenants that place restrictions on Host and its subsidiaries. These covenants will restrict, amongst other things, the ability of Host and its subsidiaries to:

•	conduct acquisitions, mergers or consolidations unless the successor entity in such transaction assumes Host’s indebtedness;

•	incur additional debt in excess of certain thresholds and without satisfying certain financial metrics;

•	create liens securing indebtedness, unless effective provision is made to secure Host’s other indebtedness by such liens;

•	sell assets without using the proceeds from such sales for certain permitted uses or to make an offer to repay or repurchase outstanding indebtedness;

•	make capital expenditures in excess of certain thresholds;

•	raise capital;

•	pay dividends without satisfying certain financial metrics; and

•	conduct transactions with affiliates other than on an arms length basis, and in certain instances, without obtaining opinions as to the fairness of such transactions.

In addition, certain covenants in the credit facility require Host and its subsidiaries to meet financial performance tests. The restrictive covenants in the applicable indenture(s), the credit facility and the documents governing Host’s other debt (including its mortgage debt) will reduce Host’s flexibility in conducting its operations and will limit its ability to engage in activities that may be in its long-term best interest. Host’s failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of its debt. For a detailed description of the covenants and restrictions imposed by the documents governing Host’s indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition” in Host’s Form 10-K for the fiscal year ended December 31, 2004 which has been incorporated into this prospectus/proxy statement.

Host’s ability to pay dividends may be limited or prohibited by the terms of its indebtedness.

Host is, and may in the future become, party to agreements and instruments which restrict or prevent the payment of dividends on its classes and series of capital stock. Under the terms of Host LP’s credit facility, its senior notes indenture, its new bridge loan facility and the indenture that will govern the SHC guarantees, distributions to Host by Host LP, upon which Host depends in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distribution, Host LP can satisfy certain financial covenant tests and meet other requirements.

For example, beginning in the third quarter of 2002 and continuing through the fiscal quarter ended March 26, 2004, Host LP was prohibited from making distributions (other than in the amounts required to permit Host to pay dividends necessary to maintain REIT qualification) because its consolidated EBITDA-to-interest coverage ratio as calculated under the indenture governing our senior notes (which measures the ratio of pro forma consolidated EBITDA to pro forma consolidated interest expense) was below 2.0 to 1.0. Accordingly, during this period, Host LP was only able to make distributions to Host, and Host was only able to pay dividends, to the extent that it had taxable income and was required to make distributions to maintain Host’s status as a REIT. While Host’s EBITDA-to-interest coverage ratio is currently above 2.0 to 1.0 and as a result it may make distributions in excess of permitted REIT distributions to the extent that it continues to satisfy this and other indenture covenant requirements, a decline in its operations could once again limit the amount of distributions that Host LP could make, and Host’s ability to pay dividends, either because Host’s EBITDA-to-interest coverage ratio again falls below 2.0 to 1.0 or because it fails to meet other financial covenant tests or meet other requirements in its credit facility or senior notes indenture.

Host intends, during any future period in which Host LP is unable to make restricted payments under the applicable indenture(s) and under similar restrictions under the credit facility, that Host LP will continue its practice of distributing quarterly, based on Host’s estimates of taxable income for any year, an amount of available cash sufficient to enable Host to pay quarterly dividends on its preferred and common stock in an amount necessary to satisfy the requirements applicable to REITs under the Internal Revenue Code of 1986, as amended (the “Code”). In the event that Host LP makes distributions to Host in amounts in excess of those necessary for Host to maintain its status as a REIT, Host LP will be in default under the indenture terms governing all but the SHC guarantees and our outstanding Series O, Series K and Series M senior notes. A default under any series of Host LP’s existing senior notes could lead to a default under the SHC guarantees and Series O, Series K and Series M senior notes.

Host’s ability to pay dividends on its common stock may also be limited or prohibited by the terms of its preferred stock and Convertible Subordinated Debentures.

Under the terms of each of Host’s outstanding classes of preferred stock, it is not permitted to pay dividends on its common stock unless cumulative dividends have been paid (or funds for payment have been set aside for payment) on each such class of preferred stock. The amount of aggregate dividends that accrue on its outstanding classes of preferred stock each quarter is approximately $6 million.

In the event that Host fails to pay the accrued dividends on its preferred stock for any reason, including because Host is prevented from paying such dividends under the terms of its debt instruments (as discussed above), dividends will continue to accrue on all outstanding classes of its preferred stock and Host will be prohibited from paying any dividends on its common stock until all such accrued but unpaid dividends on its preferred stock have been paid (or funds for such payment have been set aside).

Host may defer interest payments on the Convertible Subordinated Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Convertible Subordinated Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host will not be permitted to declare or pay any cash dividends or debt service with respect to its capital stock or debt securities that rank pari passu with or junior to the Convertible Subordinated Debentures.

On January 11, 2006, Host completed the redemption of $86 million of the Convertible Preferred Securities (and the underlying Convertible Subordinated Debentures) and issued approximately 5.6 million shares of Host common stock. Also, on January 11, 2006, Host announced its intention to exercise its option to cause the conversion rights of the remaining Convertible Preferred Securities to expire effective February 10, 2006. Host is exercising this right because the market price of its common stock has exceeded 120% of the adjusted conversion price for 20 out of the last 30 trading days. Each of the Convertible Preferred Securities are currently convertible into 3.2357 shares of Host common stock per $50 liquidation amount of the preferred security, which equates to a conversion price of $15.367. The last reported sale price on January 17, 2006 of Host common stock was $19.67 and, as a result, the company expects that all of the remaining security holders will elect to convert their interests to common stock. Accordingly, Host has included the assumed conversion of all the Convertible Preferred Securities (and the underlying $492 million of Convertible Subordinated Debentures) into approximately 30.9 million shares of common stock on a pro forma basis.

We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor.

We have entered into management agreements with third-party managers to operate our hotel properties. Our third-party managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we do not directly employ or manage the labor force at our hotels, we are subject to many of the costs and risks generally associated with the hotel labor force, particularly those hotels with unionized labor. From time to time, hotels operations may be disrupted through strikes, lockouts, public demonstrations or other negative actions and publicity. We may also incur increased legal costs and indirect labor costs as a result of contract disputes or other events, and hotels where our managers have collective bargaining agreements with employees (approximately 19% of portfolio revenues, after giving effect to the transactions) are more highly affected by labor force activities than others. In addition, the resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. Because collective bargaining agreements are negotiated between the managers of our hotels and labor unions, we do not have the ability to control the outcome of these negotiations.

Foreclosure on Host’s mortgage debt could adversely affect its business.

As of September 9, 2005, as adjusted to give effect to the transactions and the additional indebtedness that would be incurred, twenty-nine of Host’s hotels and assets related thereto were subject to various mortgages in an aggregate amount of approximately $2.1 billion. Although the debt is generally non-recourse to Host, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could foreclose on these assets. Host may opt to allow such foreclosure rather than make the necessary mortgage payments with funds from other sources. However, Host LP’s senior notes indenture and credit facility contains cross default provisions, which, depending upon the amount of secured debt defaulted on, could cause a cross default under both of these agreements. Host LP’s credit facility, which contains the more restrictive cross default provision as compared to its senior notes indenture, provides that it is a credit facility default in the event Host LP defaults on non-recourse secured indebtedness in excess of 1% of its total assets (using undepreciated real estate values) or default on other indebtedness in excess of $50 million. For this and other reasons, permitting a foreclosure could adversely affect Host’s long-term business prospects.

Host’s mortgage debt contains provisions that may reduce its liquidity.

Certain of Host’s mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, Host escrows cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the escrowed amount may be applied to the outstanding balance of the mortgage debt. When such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may be material and may negatively affect Host’s liquidity by limiting its access to cash flow after debt service from these mortgaged properties.

Rating agency downgrades may increase Host’s cost of capital.

Both Host’s senior notes and its preferred stock are rated by Moody’s and Standard & Poor’s. These independent rating agencies may elect to downgrade their ratings on Host’s senior notes and its preferred stock at any time. These downgrades negatively affect Host’s access to the capital markets and increase its cost of capital.

Host’s management and license agreements could impair the sale or financing of its hotels.

Under the terms of Host’s management agreements and, in the case of Starwood and its subsidiaries, the proposed license agreements, Host generally may not sell, lease or otherwise transfer its hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Host’s ability to finance or sell its properties, depending upon the structure of such transactions, may require the manager’s consent. If, in these circumstances, the manager does not consent, Host may be precluded from taking actions in its best interest without breaching the applicable management agreement.

The acquisition contracts relating to some hotels limit Host’s ability to sell or refinance those hotels.

For reasons relating to federal and state income tax considerations of the former and current owners of five hotels, Host has agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. Host has also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for federal and state income tax purposes. As a result, even if it were in Host’s best interests to sell these hotels or repay or otherwise reduce the level of the mortgage debt on such hotels, it may be difficult or costly to do so during their respective lock-out periods. Host anticipates that, in specified circumstances, it may agree to similar restrictions in connection with future hotel acquisitions. However, Host will not undertake any additional restrictions on sale or replacement of debt in connection with the hotels it will acquire from Starwood in the transactions.

Host may be unable to sell properties because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly. Host may not be able to vary its portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of its investments could adversely affect Host’s financial condition and its ability to service its debt. In addition, there are limitations under the federal income tax laws applicable to REITs that may limit Host’s ability to recognize the full economic benefit from a sale of its assets.

Applicable REIT laws may restrict certain business activities.

As a REIT, Host is subject to various restrictions on its income, assets and activities. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units.

Due to these restrictions, certain business activities, including those mentioned above, may need to occur in one or more of Host’s taxable REIT subsidiaries. Host’s taxable REIT subsidiaries are taxable as regular C corporations and are subject to federal, state, and, if applicable, local and foreign taxation on their taxable income at applicable corporate income tax rates. In addition, under REIT laws, the aggregate value of all of a REIT’s taxable REIT subsidiaries may not exceed 20% of the value of all of the REIT’s assets.

Host depends on its key personnel.

Host’s success depends on the efforts of its executive officers and other key personnel. None of Host’s key personnel have employment agreements and Host does not maintain key person life insurance for any of its executive officers. Host cannot assure you that these key personnel will remain employed by it. While Host believes that it could find replacements for these key personnel, the loss of their services could have a significant adverse effect on its financial performance.

Litigation judgments or settlements could have a significant adverse effect on Host’s financial condition.

Host is involved in various legal proceedings in the normal course of business. Host is vigorously defending each of these claims. Currently, none of these claims seeks relief that, if granted, would have a material effect on Host’s financial condition or results of operations. As a publicly traded owner of hotel properties, however, Host could become the subject of claims by the operators of its hotels, individuals or companies who use its hotels, its investors, or regulating entities, which could have a material adverse effect on Host’s financial condition and performance.

Host’s acquisition of additional properties may have a significant effect on its business, liquidity, financial position and/or results of operations.

As part of Host’s business strategy, it seeks to acquire upper-upscale and luxury hotel properties. Host may acquire these properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. Host anticipates that its acquisitions will be financed through a combination of methods, including proceeds from equity offerings of Host, issuance of limited partnership interests in Host LP, advances under its credit facility, and the incurrence or assumption of indebtedness. Host may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and it expects to continue to do so in the future. Host cannot assure you that it will be successful in consummating future acquisitions on favorable terms or that it will realize the benefits that it anticipates from one or more acquisitions that it consummates. Host’s inability to consummate one or more acquisitions on such terms, or its failure to realize the intended benefits from one or more acquisitions, could have a significant adverse effect on its business, liquidity, financial position and/or results of operations, including as a result of its incurrence of additional indebtedness and related interest expense and its assumption of unforeseen contingent liabilities.

Host may acquire hotel properties through joint ventures with third parties that could result in conflicts.

Instead of purchasing hotel properties directly, Host may, from time to time, invest as a co-venturer in entities holding hotel properties. Indeed, Host is exploring the possibility of funding part of the cash portion of the purchase price for the transactions with proceeds from a joint venture related to the European assets to be acquired.

Co-venturers often share control over the operation of a joint venture. Actions by a co-venturer could subject the assets to additional risk, including:

•	Host’s co-venturer in an investment might have economic or business interests or goals that are inconsistent with Host’s, or the joint venture’s, interests or goals;

•	Host’s co-venturer may be in a position to take action contrary to Host’s instructions or requests or contrary to Host’s policies or objectives; or

•	Host’s co-venturer could go bankrupt, leaving Host liable for such co-venturer’s share of joint venture liabilities.

Although Host generally will seek to maintain sufficient control of any joint venture to permit Host’s objectives to be achieved, it might not be able to take action without the approval of its joint venture partners. Because, as described above, Host may enter into joint ventures with third parties in connection with certain European hotels to be acquired, these risks are particularly relevant to the transactions.

Environmental problems are possible and can be costly.

Host believes that its properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on its financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.

Host’s hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on Host’s business, financial condition or results of operations.

Some potential losses are not covered by insurance.

Host carries comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of its hotels and other properties. These policies offer coverage features and insured limits that Host believes are customary for similar type properties. Generally, Host’s “all-risk” property policies provide coverage that is available on a per occurrence basis and that, for each occurrence, has an overall limit, as well as various sub-limits, on the amount of insurance proceeds it can receive. Sub-limits exist for certain types of claims such as service interruption, abatement, earthquakes, expediting costs or landscaping replacement, and the dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. Host’s property policies also provide that all of the claims from each of its properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in its policies have been exceeded and, in the case of one of its hotels where the manager provides this coverage, any such claims will also be combined with the claims of other owners participating in the managers’ program for the same purpose. That means that, if an insurable event occurs that affects more than one of Host’s hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. Host may incur losses in excess of insured limits and, as a result, Host may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or certain types of terrorism.

In addition, there are other risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism and some environmental hazards that may be deemed to fall completely outside the general coverage limits of Host’s policies or may be uninsurable or may be too expensive to justify insuring against. If any such risk were to materialize and materially adversely affect one or more of Host’s properties, it would likely not be able to recover its losses.

Host may also encounter challenges with an insurance provider regarding whether it will pay a particular claim that Host believes to be covered under its policy. Should a loss in excess of insured limits or an uninsured loss occur or should Host be unsuccessful in obtaining coverage from an insurance carrier, Host could lose all, or a portion of, the capital it has invested in a property, as well as the anticipated future revenue from the hotel. In that event, Host might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Host may not be able to recover fully under its existing terrorism insurance for losses caused by some types of terrorist acts, and Federal terrorism legislation does not ensure that it will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.

Host obtains terrorism insurance as part of its all-risk property insurance program. However, as noted above, Host’s all-risk policies have limitations such as per occurrence limits and sublimits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act (TRIA) for “certified” acts of terrorism — namely those which are committed on behalf of non-United States persons or interests. Furthermore, Host does not have full replacement coverage at all of its properties for acts of terrorism committed on behalf of United States persons or interests (“noncertified” events) as its coverage for such incidents is subject to sublimits and annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under Host’s policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. In addition, TRIA terminates on December 31, 2007, and there is no guarantee that the terrorism coverage that it mandates will be readily available or affordable thereafter. As a result of the above, there remains considerable uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect Host’s interests in the event of future terrorist attacks that impact its properties.

Risks of Ownership of Host Common Stock

There are limitations on the acquisition of Host common stock and changes in control.

Host’s charter and bylaws, the partnership agreement of Host LP, Host’s stockholder rights plan and the Maryland General Corporation Law contain a number of provisions, the exercise of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for Host’s stockholders or Host LP unit holders or otherwise be in their best interests, including the following:

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Restrictions on ownership and transfer of Host’s stock. To maintain Host’s qualification as a REIT for federal income tax purposes, not more than 50% in value of Host’s outstanding shares of capital stock may be owned in the last half of the taxable year, directly or indirectly, by five or fewer individuals, as defined in the Code to include some entities. Because such ownership could jeopardize

Host’s qualification as a REIT, a person cannot own, directly or by attribution, 10% or more of an interest in a Host lessee, nor can a Host lessee of any partnership in which Host is a partner own, directly or by attribution, 10% or more of Host’s shares, in each case unless exempted by Host’s board of directors.

•	Host’s charter prohibits ownership, directly or by virtue of the attribution provisions of the Code, by any person or persons acting as a group, of more than 9.8% in value or number, whichever is more restrictive, of shares of Host’s outstanding common stock, preferred stock or any other stock, each considered as a separate class or series for this purpose. Together, these limitations are referred to as the “ownership limit.”

Stock acquired or held in violation of the ownership limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the person who acquired the stock in violation of the ownership limit will not be entitled to any distributions thereon, to vote those shares of stock or to receive any proceeds from the subsequent sale of the stock in excess of the lesser of the price paid for the stock or the amount realized from the sale. A transfer of shares of Host’s stock to a person who, as a result of the transfer, violates the ownership limit may be void under certain circumstances, and, in any event, would deny that person any of the economic benefits of owning shares of Host’s stock in excess of the ownership limit. These restrictions on transferability and ownership will not apply if Host’s board of directors determines that it is no longer in Host’s best interests to continue to qualify as a REIT.

•	Removal of board of directors. Host’s charter provides that, except for any directors who may be elected by holders of a class or series of shares of capital stock other than common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on Host’s board of directors may be filled by the concurring vote of a majority of the remaining directors (except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of the entire board of directors) and, in the case of a vacancy resulting from the removal of a director by the stockholders, by at least two-thirds of all the votes entitled to be cast in the election of directors.

•	Preferred shares; classification or reclassification of unissued shares of capital stock without stockholder approval. Host’s charter provides that the total number of shares of stock of all classes that Host has authority to issue is 800,000,000, initially consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. Host’s board of directors has the authority, without a vote of stockholders, to classify or reclassify any unissued shares of stock, including common stock into preferred stock or vice versa, and to establish the preferences and rights of any preferred or other class or series of shares to be issued. Because the board of directors has the power to establish the preferences and rights of additional classes or series of stock without a stockholder vote, Host’s board of directors may give the holders of any class or series of stock preferences, powers and rights, including voting rights, senior to the rights of holders of existing stock.

•	Consent rights of the limited partners. Under the partnership agreement of Host LP, Host generally will be able to merge or consolidate with another entity with the consent of partners holding limited partner ownership interests that are more than 50% of the aggregate ownership interests of the outstanding limited partnership interests entitled to vote on the merger or consolidation, including any limited partnership interests held by Host, as long as the holders of limited partnership interests either receive or have the right to receive the same consideration as Host’s stockholders. Host, as holder of a majority of the limited partnership interests of Host LP, would be able to control the vote. Under Host’s charter, holders of at least two-thirds of Host’s outstanding shares of common stock generally must approve a merger or consolidation.

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Maryland business combination law. Under the Maryland General Corporation Law, specified “business combinations,” including specified issuances of equity securities, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation’s then outstanding shares, or an affiliate or associate of the corporation who at any time during the two year period prior to the date in question owned 10% or more of the voting power of the outstanding stock of the corporation (each, an “interested stockholder”), or an affiliate of the interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any of these specified business combinations must be approved by 80% of the votes entitled to be cast by the holders of outstanding voting shares and by two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares held by an interested stockholder unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the Maryland General Corporation Law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder. Host is subject to the Maryland business combination statute.

•	Maryland control share acquisition law. Under the Maryland General Corporation Law, “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or over which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to specified exceptions. Host is subject to these control share provisions of Maryland law.

•	Merger, consolidation, share exchange and transfer of Host’s assets. Pursuant to Host’s charter, subject to the terms of any outstanding class or series of capital stock, Host can merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer Host’s assets within the meaning of the Maryland General Corporation Law if approved (1) by Host’s board of directors in the manner provided in the Maryland General Corporation Law and (2) by Host’s stockholders holding two-thirds of all the votes entitled to be cast on the matter, except that any merger of Host with or into a trust organized for the purpose of changing Host’s form of organization from a corporation to a trust requires only the approval of Host’s stockholders holding a majority of all votes entitled to be cast on the merger. Under the Maryland General Corporation Law, specified mergers may be approved without a vote of stockholders and a share exchange is only required to be approved by a Maryland corporation by its board of directors if the corporation is the successor. Host’s voluntary dissolution also would require approval of stockholders holding two-thirds of all the votes entitled to be cast on the matter.

•	Certain charter and bylaw amendments. Host’s charter contains provisions relating to restrictions on transferability of Host’s stock, fixing the size of the board of directors within the range set forth in the charter, removal of directors and the filling of vacancies, all of which may be amended only by a resolution adopted by the board of directors and approved by Host’s stockholders holding two-thirds of the votes entitled to be cast on the matter. Any amendments of these provisions of the charter (setting forth the necessary approval requirements) also would require action of the board of directors and the approval by stockholders holding two-thirds of all the votes entitled to be cast on the matter. As permitted under the Maryland General Corporation Law, Host’s bylaws provide that directors have the exclusive right to amend Host’s bylaws. These provisions may make it more difficult to amend Host’s charter and bylaws to alter the provisions described herein that could delay, defer or prevent a transaction or a change in control or the acquisition of Host common stock, without the approval of the board of directors.

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Stockholder rights plan. Host adopted a stockholder rights plan which provides, among other things, that when specified events occur, Host’s stockholders, other than an acquiring person, will be entitled to purchase from it a newly created class or series of junior preferred stock, subject to Host’s ownership limits described above. The preferred stock purchase rights are triggered by the earlier to occur of (1) ten days after the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of Host’s outstanding shares of common stock or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 20% or more of Host’s outstanding common stock. The exercise of the preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire Host on terms not approved by Host’s board of directors.

Shares of Host common stock that are or become available for sale could affect the share price.

Sales of a substantial number of shares of Host common stock, or the perception that sales could occur, could adversely affect prevailing market prices for Host common stock. For example, in connection with the transactions, Host intends to issue up to in excess of 145 million shares of common stock, representing an increase of approximately 40% over our currently outstanding shares. In addition, holders of units of limited partnership interest in Host LP, or LP units, whose LP units may be redeemed, at Host’s election, in exchange for common stock, will be able to sell those shares freely, unless the person is Host’s affiliate and resale of the affiliate’s shares is not covered by an effective registration statement. Further, a substantial number of shares of Host common stock have been and will be issued or reserved for issuance from time to time under its employee benefit plans, including shares of common stock reserved for options, or pursuant to securities Host may issue that are convertible into shares of Host common stock or securities (other than LP units) that Host LP has issued that are exchangeable for shares of Host common stock. As of September 9, 2005, (i) there are approximately 20 million LP units outstanding that are redeemable, (ii) there are outstanding $500 million aggregate principal amount of 3.25% Exchangeable Senior Debentures of Host LP exchangeable under certain conditions for shares of Host common stock at an exchange price equivalent to $18.05 per share for a total of approximately 28 million shares (subject to adjustment for various reasons, including as a result of the payment of dividends to common stockholders), and (iii) the outstanding 6 3/4% Convertible Preferred Securities (and the underlying $492 million of Convertible Subordinated Debentures) issued by the Host Marriott Financial Trust that are convertible into shares of Host common stock at a conversion price equivalent to $15.367 per share for a total of approximately 31 million shares. Moreover, additional shares of common stock issued by Host would be available in the future for sale in the public markets. Host can make no prediction about the effect that future sales of common stock would have on the market price of Host common stock.

Host’s earnings and cash distributions will affect the market price of shares of Host common stock.

Host believes that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, shares of Host common stock may trade at prices that are higher or lower than the net asset value per share. To the extent Host retains operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of Host’s underlying assets, may negatively impact the market price of Host common stock. Host’s failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of Host common stock.

Market interest rates may affect the price of shares of Host common stock.

Host believes that one of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the dividend rate on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares may expect a higher dividend rate. Thus, higher market interest rates could cause the market price of Host’s shares to decrease.

Federal Income Tax Risks

To qualify as a REIT, Host is required (and each of its subsidiary REITs will be required) to distribute at least 90% of its taxable income, irrespective of its available cash or outstanding obligations.

To continue to qualify as a REIT, Host is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. To the extent that Host satisfies this distribution requirement but distributes less than 100% of its taxable income and net capital gain for the taxable year, it will be subject to federal corporate income tax on its undistributed taxable income and capital gain. In addition, Host will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by it with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for that year and any undistributed taxable income from prior periods less excess distributions from prior years. Host intends to make distributions, subject to the availability of cash and in compliance with any debt covenants, to its stockholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from Host LP and its subsidiaries. However, there are differences in timing between Host’s recognition of taxable income and its receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income, which is taxable income that is not matched by corresponding cash flow. Due to some transactions entered into in years prior to Host’s conversion to a REIT, Host could recognize substantial amounts of “phantom” income. It is possible that these differences between taxable income and the receipt of related cash could require Host to borrow funds or to issue additional equity to enable it to meet the distribution requirement and, therefore, to maintain its REIT status, and to avoid the nondeductible excise tax. In addition, because the REIT distribution requirement prevents Host from retaining earnings, it will generally be required to refinance debt at its maturity with additional debt or equity. It is possible that any of these sources of funds, if available at all, would not be sufficient to meet Host’s distribution and tax obligations.

If the transactions are completed as expected, Host will own, through Host LP, 100% of the outstanding common stock (but not the outstanding preferred stock) of SHC and six other entities that will elect to be treated as REITs. Each of these subsidiary REITs of Host will be subject to the same requirements that Host must satisfy in order to qualify as a REIT and the other rules applicable to REITs, including the distribution requirements described above.

Adverse tax consequences would apply if Host or any of its subsidiary REITs failed to qualify as a REIT.

Host believes that it has been organized and has operated in such a manner so as to qualify as a REIT under the Code, commencing with its taxable year beginning January 1, 1999, and Host currently intends to continue to operate as a REIT during future years. In addition, if the transactions are completed as expected, as described above, Host will own, through Host LP, SHC and six other entities that will elect to be treated as REITs. As the requirements for qualification and taxation as a REIT are extremely complex and interpretations of the federal income tax laws governing qualification and taxation as a REIT are limited, no assurance can be provided that Host currently qualifies as a REIT or will continue to qualify as a REIT or that each of Host’s subsidiary REITs will qualify as a REIT following its REIT election. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host itself would fail to qualify as a REIT unless it (or the subsidiary REIT) could avail itself of certain relief provisions. New legislation, treasury regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to an entity’s qualification as a REIT or the federal income tax consequences of its REIT qualification. If Host or any of the subsidiary REITs were to fail to qualify as a REIT, and any available relief provisions did not apply, the non-qualifying REIT would not be allowed to take a deduction for distributions to its stockholders in computing its taxable income, and it would be subject to federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to statutory relief, the non-qualifying REIT could not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost.

Any determination that Host or one of its subsidiary REITs does not qualify as a REIT would have a materially adverse effect on Host’s results of operations and could reduce the value of Host common stock materially. The additional tax liability of Host or the subsidiary REIT for the year, or years, in which the relevant entity did not qualify as a REIT would reduce its net earnings available for investment, debt service or distributions to stockholders. Furthermore, the non-qualifying entity would no longer be required to make any distributions to stockholders as a condition to REIT qualification and all of its distributions to stockholders would be taxable as regular C corporation dividends to the extent of its current and accumulated earnings and profits. This means, if Host were to fail to qualify as a REIT, that Host’s stockholders currently taxed as individuals would be taxed on those dividends at capital gain rates and its corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Code. Host’s failure to qualify as a REIT also would cause an event of default under Host LP’s credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under Host LP’s outstanding debt securities.

If Host’s leases are not respected as true leases for federal income tax purposes, Host and each of its subsidiary REITs would fail to qualify as a REIT.

To qualify as a REIT, Host must satisfy two gross income tests, under which specified percentages of its gross income must be passive income, like rent. For the rent paid pursuant to Host’s leases, which currently constitutes (and is expected to constitute, following the closing transactions) substantially all of Host’s and each of its subsidiary REITs’ gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. Host believes that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. If the leases were not respected as true leases for federal income tax purposes, neither Host nor any of its subsidiary REITs would be able to satisfy either of the two gross income tests applicable to REITs and each would most likely lose its REIT status.

If Host’s affiliated lessees fail to qualify as taxable REIT subsidiaries, Host and each of its subsidiary REITs would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of Host will not be qualifying income for purposes of the two gross income tests applicable to REITs. As a result of changes in the Code, since January 1, 2001, Host has leased substantially all of its hotels to a subsidiary of Host LP that is taxable as a regular C corporation and that has elected to be treated as a taxable REIT subsidiary with respect to Host. Should the transactions be consummated as expected, each of the hotels acquired from Starwood and Starwood Trust will be leased to either a taxable REIT subsidiary of Host or a taxable REIT subsidiary of a subsidiary REIT. So long as any affiliated lessee qualifies as a taxable REIT subsidiary, it will not be treated as a “related party tenant.” Host believes that its affiliated lessees have qualified and will continue to qualify, and that the taxable REIT subsidiaries of its subsidiary REITs will qualify, to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a taxable REIT subsidiary for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of Host’s affiliated lessees (including the taxable REIT subsidiaries of its subsidiary REITs) from treatment as a taxable REIT subsidiary, it is possible that Host or a subsidiary REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests. If this occurred, Host and/or the applicable subsidiary REIT would cease to qualify as a REIT.

Despite Host’s REIT status, it remains subject to various taxes.

Host or one of its subsidiary REITs will be required to pay federal income tax at the highest regular corporate rate upon its share of any “built-in gain” recognized as a result of any sale before the expiration of the applicable 10-year holding period of assets, including certain hotels, acquired as part of Host’s conversion to a REIT or from Starwood and its affiliates as part of the transactions. The total amount of gain on which Host would be subject to corporate income tax if these built-in gain assets were sold in a taxable transaction prior to the expiration of the applicable 10-year holding period would be material to Host. In addition, Host expects that it could recognize other substantial deferred tax liabilities in the future without any corresponding receipt of cash.

Notwithstanding Host’s status as a REIT, Host and its subsidiaries (including Host’s subsidiary REITs) will be subject to some federal, state, local and foreign taxes on their income and property. For example, Host and its subsidiary REITs will pay tax on certain types of income that is not distributed and will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s length basis. Moreover, the taxable REIT subsidiaries of Host and its subsidiary REITs are taxable as regular C corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

Host LP is obligated under its partnership agreement to pay all such taxes (and any related interest and penalties) incurred by Host.

If the IRS were to challenge successfully Host LP’s status as a partnership for federal income tax purposes, Host would cease to qualify as a REIT and suffer other adverse consequences.

Host believes that Host LP qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including Host, is required to pay tax on such partner’s allocable share of its income. No assurance can be provided, however, that the IRS will not challenge Host LP’s status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating Host LP as a corporation for federal income tax purposes, Host would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If Host LP fails to qualify as a partnership for federal income tax purposes or Host fails to qualify as a REIT, either failure would cause an event of default under Host LP’s credit facility that, in turn, could constitute an event of default under Host LP’s outstanding debt securities. Also, the failure of Host LP to qualify as a partnership would cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including Host.

As a REIT, each of Host and its subsidiary REITs is subject to limitations on its ownership of debt and equity securities.

Subject to certain exceptions, a REIT is generally prohibited from owning securities in any one issuer to the extent that the value of those securities exceeds 5% of the value of the REIT’s total assets or the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities or more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT’s total assets.

Host or its subsidiary REITs may be required to pay a penalty tax upon the sale of a hotel.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. Host intends that it will hold the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with its investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” estimate,” “expect,” “intend,” “may,” “plan,” predict,” “project,” “will,” “continue” and other similar terms and phrases, including statements about the expected scope and timing of the transactions and expectations as to timing, nature and terms of financing and other sources of funds. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to:

•	the completion of the transactions (either in whole or in part relating to the acquisition of certain hotels) is subject to numerous closing conditions, including but not limited to those listed in this proxy statement/prospectus, and there can be no assurances that the transactions as a whole, or portions of it, will be completed;

•	national and local economic and business conditions and changes in travel patterns that will affect demand for hotel products and services, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	operating risks associated with the hotel business;

•	risks associated with the level of Host’s indebtedness and Host’s ability to meet covenants in its debt agreements;

•	relationships with property managers;

•	the ability of Host to maintain its respective properties in a first-class manner, including meeting capital expenditure requirements;

•	the ability of Host to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	the ability of Host to complete pending acquisitions and dispositions and the risk that potential acquisitions may not perform in accordance with expectations;

•	the effect of terror alerts and potential terrorist activity on travel and Host’s ability, and prior to the completion of the transactions with respect to hotels to be acquired by Host, Starwood’s ability, to recover fully under its existing insurance for terrorist acts and to maintain adequate or full replacement cost “all-risk” property insurance on its properties;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the ability of Host and each of the REIT entities currently contemplated to be acquired or established by Host in the transactions to continue to satisfy complex rules in order for it to qualify as a REIT for federal income tax purposes, the ability of Host LP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of certain of Host LP’s subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes and Host’s ability and the ability of its subsidiaries, and similar entities to be acquired or established by Host in the transactions, to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of property-level operating costs and expenses for Host and the portfolio to be acquired by Host in the transactions; and

•	other factors discussed under the heading “Risk Factors” beginning on page 18 and in other filings with the SEC.

Although Host believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Host can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this filing and Host undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations, except as required by federal securities laws.

THE HOST SPECIAL MEETING

General

This proxy statement/prospectus is being provided to Host stockholders as part of a solicitation of proxies by Host’s board of directors for use at a special meeting of Host stockholders. This proxy statement/prospectus provides Host stockholders with the information they need to know to be able to vote or instruct their votes to be cast at the special meeting of Host stockholders.

Date, Time, Place and Purpose of the Host Special Meeting

The special meeting of Host stockholders will be held on              , 2006 at 10:00 a.m., local time, at                                                                                                                                                     .

The special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve the issuance of shares of Host common stock pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Host’s Board of Directors

Host’s board of directors has determined that the master agreement and the transactions contemplated by the master agreement are advisable and in the best interests of Host and its stockholders and has unanimously approved the master agreement and the issuance of shares of Host common stock in the transactions. Host’s board of directors unanimously recommends that Host common stockholders vote “FOR” the proposal to approve the issuance of shares of Host common stock in the transactions.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Host common stock at the close of business on the record date,             , 2006, are entitled to notice of and to vote at the Host special meeting. As of the record date, there were              shares of Host common stock outstanding and entitled to vote at the Host special meeting. Each holder of Host common stock is entitled to one vote for each share of common stock owned as of the record date.

Quorum and Vote Required; Abstentions and Broker Non-Votes

A quorum of Host common stockholders is necessary to hold a valid meeting. The required quorum for the transaction of business at the Host special meeting is the presence, in person or by proxy, of holders of a majority of the outstanding shares of Host common stock entitled to vote at the Host special meeting. Because there were              shares of common stock outstanding at the close of business on             , 2006, the presence of holders of              shares of Host common stock is a quorum.

All shares of Host common stock represented at the Host special meeting, including abstentions and “broker non-votes”, will be counted as present at the Host special meeting for the purpose of determining whether a quorum is present at the special meeting. Abstentions occur when a stockholder attends a meeting in person or by proxy but abstains from voting. Broker non-votes occur when a nominee holding shares of Host common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the NYSE determines to be “non-routine,” such as approval of the issuance of shares of Host common stock in the transactions, without specific instructions from the beneficial owner. Accordingly, if your broker holds your shares of Host common stock in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

In accordance with NYSE listing requirements, the approval of the issuance of shares of Host common stock in the transactions requires the affirmative vote of the holders of a majority of shares of Host common stock cast on the proposal, in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of Host common stock entitled to vote on the proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares of Host common stock as of the record date count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which is referred to throughout this proxy statement/prospectus as the NYSE votes cast, must be greater than 50% of the total outstanding shares of Host common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of NYSE votes cast. It is expected that brokers and other nominees will not have discretionary voting authority on this proposal and thus broker non-votes will result from this proposal to the extent that specific voting instructions are not provided to brokers or nominees by the beneficial holders of shares of Host common stock. Broker non-votes could have a negative effect on Host’s ability to obtain the necessary number of NYSE votes cast but once such number has been cast, broker non-votes will have no effect on the vote. Abstentions will have the same effect as a vote against the proposal.

Voting by Host Directors and Executive Officers

As of the record date for the Host special meeting, the directors and executive officers of Host as a group beneficially owned and were entitled to vote approximately              shares of Host common stock, or approximately             % of the outstanding shares of Host common stock on that date.

Voting; Proxies; Revocation

You may vote by proxy or in person at the Host special meeting. Votes will be tabulated and certified by Host’s transfer agent, Computershare Trust Company, N.A., or Computershare.

Voting in Person

If you plan to attend the Host special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Host special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the Host special meeting.

Voting by Proxy

Your vote is very important. Accordingly, please complete, sign, date and return the enclosed proxy card whether or not you plan to attend the Host special meeting in person. You should vote your proxy even if you plan to attend the Host special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Host in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. A proxy card is enclosed for your use.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Host common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Host, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Internet and telephone voting is available twenty-four hours per day until 11:59 p.m., Eastern time, on             , 2006. If you vote by telephone or the Internet, you do not need to return your proxy card.

If you hold your shares of Host common stock in “street name”, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement/prospectus.

All properly signed proxies that are received prior to the Host special meeting and that are not revoked will be voted at the Host special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” approval of the issuance of shares of Host common stock in the transactions.

Revocation of Proxy

You may revoke your proxy at any time before your proxy is voted at the Host special meeting by taking any of the following actions:

•	delivering to Computershare a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Host special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Host proxies should be addressed to:

Computershare Trust Company, N.A.

P.O. Box 8611

Edison, New Jersey 08818

Proxy Solicitation

Host is soliciting proxies for the Host special meeting from the holders of Host common stock. Host will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Host will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Host common stock held by them and secure their voting instructions, if necessary. Host will, upon request, reimburse those record holders for their reasonable expenses. Host has also made arrangements with MacKenzie Partners, Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $9,500 plus expenses for those services. Host also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Host stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

Host does not expect that any matter other than the proposal presented in this proxy statement/prospectus will be brought before the Host special meeting. However, if other matters incident to the conduct of the Host special meeting are properly presented at the Host special meeting or any adjournment or postponement of the Host special meeting, the persons named as proxies will vote in accordance with their discretion with respect to those matters.

If a quorum is not present or if Host decides that more time is necessary for the solicitation of proxies, the Host special meeting may be adjourned, without further notice other than by an announcement made at the Host special meeting. This adjournment may be done with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment. Host does not currently intend to seek an adjournment of the Host special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Host special meeting, please contact Host’s Investor Relations department at (240) 744-1000 or iiinfo@hostmarriott.com or write to Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817, Attn: Investor Relations, or contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or write to MacKenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016.

THE TRANSACTIONS

The following is a description of the material aspects of the transactions. While we believe that the following description covers the material terms of the transactions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the transaction agreements attached to this proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, for a more complete understanding of the transactions.

Summary of the Transactions

Structure of the Transactions

On November 14, 2005, Host announced that it had entered into the master agreement and other transaction agreements described in more detail in the section entitled “Material Terms of the Principal Transaction Agreements” beginning on page 79, pertaining to its acquisition of the following 25 domestic and 13 foreign hotels from Starwood and certain Starwood subsidiaries:

Domestic Hotels

Hotel	City	State	Country	Rooms
Sheraton New York Hotel & Towers	New York	NY	USA	1,746
Sheraton Boston Hotel	Boston	MA	USA	1,216
Sheraton San Diego Hotel & Marina	San Diego	CA	USA	1,044
The Westin Seattle	Seattle	WA	USA	891
The Westin Los Angeles Airport	Los Angeles	CA	USA	740
W New York	New York	NY	USA	688
The Westin Indianapolis	Indianapolis	IN	USA	573
Sheraton Indianapolis Hotels and Suites	Indianapolis	IN	USA	560
The Westin Mission Hills Resort & Spa	Rancho Mirage	CA	USA	512
The Westin Cincinnati	Cincinnati	OH	USA	456
Sheraton Stamford Hotel	Stamford	CT	USA	448
The Westin Tabor Center	Denver	CO	USA	430
W Seattle	Seattle	WA	USA	426
The Westin South Coast Plaza	Costa Mesa	CA	USA	390
Sheraton Milwaukee Brookfield Hotel	Brookfield	WI	USA	389
Sheraton Braintree Hotel	Braintree	MA	USA	374
Sheraton Parsippany Hotel	Parsippany	NJ	USA	370
The Westin Waltham-Boston	Waltham	MA	USA	346
The Westin Grand, Washington, D.C.	Washington	DC	USA	263
Sheraton Suites Tampa Airport	Tampa	FL	USA	259
Sheraton Needham Hotel	Needham	MA	USA	247
St. Regis Hotel, Houston	Houston	TX	USA	232
Sheraton Tucson Hotel & Suites	Tucson	AZ	USA	216
Sheraton Providence Airport Hotel	Warwick	RI	USA	206
Capitol Hill Suites	Washington	DC	USA	152

Total – Domestic Hotels				13,174

International Hotels

Hotel	City	Province	Country	Rooms
Sheraton Centre Toronto Hotel	Toronto	Ontario	Canada	1,377
Le Centre Sheraton Montreal Hotel	Montreal	Quebec	Canada	825
Sheraton Roma Hotel & Conference Center	Rome		Italy	634
The Westin Palace, Madrid, a Luxury Collection Hotel	Madrid		Spain	468
Sheraton Santiago Hotel and Convention Center	Santiago		Chile	379
Sheraton Skyline Hotel & Conference Centre	Hayes		United Kingdom	350
Sheraton Warsaw Hotel & Towers	Warsaw		Poland	350
Sheraton Hamilton Hotel	Hamilton	Ontario	Canada	301
Sheraton Fiji Resort	Nadi		Fiji	281
Sheraton Royal Denarau Resort(1)	Nadi		Fiji	267
The Westin Palace, Milan, a Luxury Collection Hotel	Milan		Italy	228
The Westin Europa & Regina	Venice		Italy	185
San Cristobal Tower, a Luxury Collection Hotel	Santiago		Chile	139

Total – International Hotels				5,784

Total				18,958

(1)	This property is in the process of being converted to the Westin brand. The conversion is expected to be completed in the first quarter of 2006.

All of the transactions contemplated by the master agreement were unanimously approved on November 13, 2005 by Host’s board of directors. Under the terms of the master agreement, Host will pay in connection with the transactions approximately $4.037 billion (based on the issuance of 133,529,412 shares of Host common stock at the exchange price of $17.00 per share), which amount includes the assumption of certain indebtedness and the issuance of Host common stock, and is subject to adjustments, including an increase in the cash consideration in the amount of the working capital acquired at closing, each as more fully described below under “— Consideration for the Transactions” beginning on page 80. See also “Summary — The Transactions — Consideration for the Transactions” beginning on page 2.

Subject to the terms and conditions of the master agreement and the other transaction agreements, Host’s acquisition of the above-listed 38 hotels from Starwood will occur in several transactions that will occur on the same day and in the following order:

•	the acquisition by Host LP of the equity interests in Starwood Trust, which at the time the transactions are consummated is expected to hold, directly or indirectly, 18 domestic hotels, pursuant to the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood Trust, which is referred to throughout this proxy statement/prospectus as the REIT merger, resulting in Starwood Trust becoming a direct, wholly owned subsidiary of Host LP and SLT Realty Limited Partnership becoming an indirect, majority-owned subsidiary of Host LP; the 18 domestic hotels are expected to be: Capitol Hill Suites, Sheraton Braintree Hotel, Sheraton Indianapolis Hotel and Suites, Sheraton Milwaukee Brookfield Hotel, Sheraton Needham Hotel, Sheraton Providence Airport Hotel, Sheraton Stamford Hotel, Sheraton Suites Tampa Airport, Sheraton Tucson Hotel & Suites, St. Regis Hotel, Houston, The Westin Cincinnati, The Westin Indianapolis, The Westin Los Angeles Airport, The Westin Mission Hills Resort & Spa, The Westin Seattle, The Westin South Coast Plaza, The Westin Tabor Center and The Westin Waltham-Boston;

•	the acquisition by Host LP of the equity interests in SHC, which, at the time the transactions are consummated is expected to hold, directly or indirectly, three domestic hotels (Sheraton Boston Hotel, Sheraton New York Hotel & Towers and Sheraton San Diego Hotel & Marina) and four foreign hotels (Le Centre Sheraton Montreal Hotel, Sheraton Hamilton Hotel, Sheraton Centre Toronto Hotel and Sheraton Warsaw Hotel & Towers);

•	the merger of an indirect, wholly owned subsidiary of Host LP with and into SLT Realty Limited Partnership, which is referred to throughout this proxy statement/prospectus as the SLT merger, resulting in the exchange of all outstanding RP units in SLT Realty Limited Partnership and, if the requisite consent of the holders of Class A RP units in SLT Realty Limited Partnership is obtained by Starwood, all outstanding Class A RP units in SLT Realty Limited Partnership into the right to receive cash, and, if such consent is obtained, resulting in SLT Realty Limited Partnership becoming an indirect, wholly owned subsidiary of Host LP;

•	the acquisition by Host LP of four Starwood domestic hotels (Sheraton Parsippany, W New York, W Seattle and The Westin Grand, Washington, D.C.) in a separate purchase structured to allow Host LP to complete like-kind exchange transactions for federal income tax purposes;

•	the acquisition by Host LP (through certain subsidiary REITs and foreign subsidiaries formed for this transaction) of nine foreign hotels (Sheraton Roma Hotel & Conference Center, The Westin Europa & Regina, The Westin Palace, Milan, a Luxury Collection Hotel, The Westin Palace, Madrid, a Luxury Collection Hotel, Sheraton Skyline Hotel and Convention Centre, San Cristobal Tower, a Luxury Collection Hotel, Sheraton Santiago Hotel and Convention Center, Sheraton Fiji Resort and Sheraton Royal Denarau Resort) not owned by Starwood Trust, SHC or SLT Realty Limited Partnership through the acquisition of the equity interests in various Starwood subsidiaries;

•	the acquisition by Host LP (or a subsidiary of Host LP) from SLC Operating Limited Partnership, a Starwood subsidiary, through the acquisition of Starlex LLC, a wholly owned subsidiary of SLC Operating Limited Partnership, of certain real and personal property assets that are related to W New York hotel; and

•	the acquisition by Host LP (or a designated taxable REIT subsidiary or other subsidiary of Host LP) of domestic working capital and other ancillary assets from Starwood.

In addition to the above-described transactions, the master agreement provides for, among other things:

•	the preliminary internal restructuring of Starwood and its subsidiaries, including, among other things:

•	removing from the entities being acquired by Host (including Starwood Trust) interests in a number of hotels not being acquired by Host, all intellectual property (other than certain foreign hotel names being acquired by Host), certain intercompany indebtedness and all other assets related to Starwood’s hotel management business and other businesses not being acquired by Host;

•	redeeming all outstanding shares of Starwood Trust’s Class B Exchangeable Preferred Stock;

•	redeeming all limited partnership interests in SLT Realty Limited Partnership held by Starwood;

•	redeeming a portion of the Starwood Trust’s Class A shares held by Starwood;

•	distributing earnings and profits of certain entities being acquired by Host; and

•	de-pairing the “paired shares” (each of which consists of a share of Starwood common stock and a Class B share of Starwood Trust); and

•	the internal restructuring of Host and its subsidiaries, including, among other things:

•	the pre-closing formation of foreign hotel holding structures;

•	the post-closing restructuring of W&S Denver Corp. and W&S Seattle Corp., each of which will be acquired by Host in the transactions and transfers of various assets among those and other entities being acquired by Host to satisfy REIT requirements under the Code and debt requirements; and

•	the post-closing issuance of preferred stock by SHC and six subsidiary REITs of Host and SHC identified as foreign currency REITs to satisfy REIT requirements under the Code. For a detailed description of the terms and conditions of these offerings, see “Structure of Host Following the Transactions — Sheraton Holding Corporation” and “— Foreign Currency REIT Subsidiaries”, in each case, beginning on page 109.

The transactions are subject to a number of terms and conditions that could delay or prevent the closing of the transactions, or result in modifications to the transactions, such as the exclusion of particular hotels from the transactions due to the failure to obtain required consents or certain other developments. For a detailed description of these terms and conditions, see “Material Terms of the Principal Transaction Agreements” beginning on page 79, especially “— Conditions to Completion of the Closing Transactions” beginning on page 85 and “— Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97.

Consideration for the Transactions

The total consideration payable by Host for the 38 hotels will be approximately $4.037 billion, consisting of approximately $1.063 billion of cash, the assumption by Host of approximately $704 million of indebtedness and approximately $2.27 billion of Host common stock (representing 133,529,412 shares of Host common stock at the exchange price of $17.00 per share), in each case subject to adjustments described under “Material Terms of the Principal Transaction Agreements — Consideration — Purchase Price Adjustments” beginning on page 80, including adjustments in the cash consideration for the amount of working capital acquired at closing, the agreed value of any hotels that are removed from the transactions, the amount of certain capital expenditures made by Starwood and the amount of any uninsured cost to repair any casualty to a hotel being acquired by Host.

Of this total consideration, Starwood and its subsidiaries will directly receive amounts not payable in respect of Starwood Trust’s Class B shares or Class A Exchangeable Preferred Shares, in the REIT merger, or SLT Realty Limited Partnership’s RP units or Class A RP units, in the SLT merger. For a detailed description of the REIT merger consideration and the SLT merger consideration, see the sections entitled “Material Terms of the Principal Transaction Agreements — Consideration — REIT Merger Consideration” and “Material Terms of the Principal Transaction Agreements — Consideration — SLT Merger Consideration” beginning on pages 81 and 84, respectively. Based on Starwood’s estimate that 217,546,651 Class B shares of Starwood Trust (which represents the number of unrestricted Class B shares outstanding as of September 30, 2005) will be outstanding at the effective time of the REIT merger and that the amount of the SLT merger consideration will be approximately $12,801,426, Host management expects that all of the shares of Host common stock and $122,510,189 of the cash included in the total consideration will be payable directly to holders of Starwood Trust’s Class B shares and Class A Exchangeable Preferred Shares and holders of SLT Realty Limited Partnership’s RP units and Class A RP units. Consequently, the total consideration payable to Starwood and its subsidiaries is expected to be approximately $1,644,489,811, consisting of approximately $940,489,811 of cash and the assumption of approximately $704 million of indebtedness, subject to the adjustments described under “Material Terms of the Principal Transaction Agreements — Consideration — Purchase Price Adjustments” beginning on page 80.

Because the amount of the merger consideration payable in respect of each Class B share of Starwood Trust is fixed, if the number of Class B shares outstanding as of the effective time of the REIT merger is more or less than 217,546,651, the amount of the total consideration paid directly to Starwood in respect of its indirect ownership of Class A shares of Starwood Trust will be less or more, respectively. If there are less than 217,546,651 Class B shares of Starwood Trust outstanding, Starwood will receive (in respect of its Class A shares of Starwood Trust) additional consideration in the amount and form, including shares of Host common stock, that would have been payable to holders of such Class B shares. If there are more than 217,546,651 Class B shares of Starwood Trust outstanding, the amount of consideration currently contemplated to be paid to Starwood (in respect of its Class A shares of Starwood Trust) will be reduced to reflect the excess consideration payable to holders of such Class B shares. In such an event, as described under “Material Terms of the Principal Transaction Agreements — Consideration — Purchase Price Adjustments” beginning on page 80, the additional shares of Host common stock issued to holders of Class B shares of Starwood Trust would be valued at $17.00 per share (regardless of the then-market price of Host common stock) for the purpose of reducing the cash consideration payable to Starwood.

Although Starwood management currently believes that the number of Class B shares of Starwood Trust outstanding as of the date of the master agreement will not materially change before the effective time of the REIT merger, this number could fluctuate. Starwood has announced that its board of directors has authorized the repurchase of up to $1.3 billion paired shares, which could result in a decrease in the number of outstanding Class B shares. However, Starwood Trust has substantial flexibility under the master agreement to issue as many as 19,217,095 Class B shares in excess of the estimated number of 217,546,651 (which represents the number of unrestricted Class B shares outstanding as of September 30, 2005). Accordingly, issuances of Class B shares by Starwood Trust, including due to acquisitions by Starwood or exercises of paired share options, could cause the number of Class B shares to exceed the expected level at the REIT merger effective time. If the number of Class B shares outstanding at the effective time is 206,669,318, or 5% less than the number expected by Starwood, the consideration to be received by Starwood, as opposed to holders of Class B shares and Class A Exchangeable Preferred Shares, would increase to reflect the lower amount of aggregate consideration required to be paid to holders of Class B shares. In that case, the additional consideration to Starwood would include approximately $5.5 million of the cash and approximately 6.6 million of the shares of Host common stock to be paid or issued by Host in the transactions. If, instead, the outstanding number of Class B shares at the effective time of the REIT merger is 236,763,746, the maximum allowed under the master agreement without Host’s consent, the cash payable to Starwood would decrease by approximately $210 million to reflect the value of the additional aggregate consideration required to be paid in respect of Class B shares.

Currently, each Class A Exchangeable Preferred Share of Starwood Trust is exchangeable for a paired share of Starwood and Starwood Trust. Therefore, in addition to the consideration payable by Host in the transactions, holders of Class A Exchangeable Preferred Shares of Starwood Trust will receive, in respect of each such share, an amount of cash in the REIT merger representing the value of a share of Starwood common stock, based on the average closing price of a paired share of Starwood and Starwood Trust for the 20 consecutive trading days immediately preceding the closing date (net of the value of consideration received by holders of Class B shares of Starwood Trust in the REIT merger). This cash amount will be in addition to the consideration described above and will be payable solely by Starwood. See the section entitled “Material Terms of the Principal Transaction Agreements — Consideration — REIT Merger Consideration” beginning on page 81 for additional information.

The value of the consideration to be received by holders of Class B Shares of Starwood Trust and Class A Exchangeable Preferred Shares of Starwood Trust will vary depending on the market price of Host common stock at the time of the closing. The following table reflects the amount of cash and total per share value of the consideration payable to such holders (other than the cash consideration payable by Starwood to holders of Class A Exchangeable Preferred Shares), together with the total transaction value (rounded to the nearest million), based upon certain market prices of Host common stock:

Market Price of Host Common Stock	Value of Host Common Stock Received in REIT Merger	Amount of Cash Received in REIT Merger	Total Per Share Value of Consideration	Total Consideration Value (1)
$14.00	$8.571	$0.503	$9.071	$3,636,000,000
$15.00	$9.183	$0.503	$9.683	$3,770,000,000
$16.00	$9.795	$0.503	$10.295	$3,903,000,000
$17.00	$10.407	$0.503	$10.907	$4,037,000,000
$18.00	$11.020	$0.503	$11.520	$4,171,000,000
$19.00	$11.632	$0.503	$12.132	$4,304,000,000
$19.67 (2)	$12.017	$0.503	$12.520	$4,393,000,000
$20.00	$12.244	$0.503	$12.744	$4,437,000,000
$21.00	$12.856	$0.503	$13.356	$4,571,000,000

(1)	The calculation of the Total Consideration Value column is based on the following assumptions: (i) there will be outstanding as of the effective time of the transactions (A) 217,546,651 Class B shares of Starwood Trust and (B) 562,222 Class A Exchangeable Preferred Shares of Starwood Trust; (ii) the total cash consideration payable by Host in the transactions will be $1.063 billion and (iii) the total amount of indebtedness assumed by Host in the transactions will be $704 million.
(2)	Closing sale price of Host common stock on January 17, 2006.

Background of the Transactions

The management and board of directors of Host continually consider and evaluate strategic opportunities, including acquisitions and joint ventures involving single assets and portfolio transactions. Since the capital markets strengthened late in 2003, Host has acquired five properties for approximately $1.1 billion.

Over the past several years, the management of Starwood and the board of directors of Starwood have considered a number of possible alternatives for restructuring the operations of Starwood including, among other things, disposing of certain hotels owned by Starwood’s subsidiaries and de-pairing the shares of Starwood common stock and the Class B shares of Starwood Trust.

Over the past several years, Christopher J. Nassetta, the President and Chief Executive Officer of Host, had occasional conversations with Barry S. Sternlicht, then-Chairman and Chief Executive Officer of Starwood. These conversations were preliminary in nature and generally related to the possibility of transactions between the companies.

In June 2004, Messrs. Nassetta and Sternlicht met at a conference and discussed the prospect of Host becoming an owner of Starwood hotel assets. As a result of that meeting, the companies exchanged preliminary comments on the type of agreement that would establish the relationship between the companies as owner and operator. Such discussions did not lead to any further negotiations.

On August 4 and 5, 2004, at a regular meeting of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management and its financial advisors made presentations to the boards regarding certain strategic opportunities with respect to certain real estate owned by Starwood subsidiaries.

On November 3 and December 3, 2004, at meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management updated the boards regarding the status of a possible sale of a portfolio of hotels as well as other strategic alternatives with respect to certain real estate owned by Starwood’s subsidiaries that were being considered.

In early December 2004, Host and Starwood renewed discussions on the form of agreement in a meeting among Mr. Nassetta, members of Host’s management team, Mr. Sternlicht, then-Executive Chairman of Starwood, and Stephen J. Heyer, Starwood’s Chief Executive Officer, and members of Starwood’s management team. On December 21, 2004, at the request of Messrs. Sternlicht and Heyer, senior management of Host, including Mr. Nassetta, met with Messrs. Sternlicht and Heyer and senior management of Starwood to discuss the form of the model license and operating agreements, including the term, economics, capital expenditures and other provisions thereof.

On January 3, 2005, to facilitate ongoing discussions, Host and Starwood entered into a letter agreement providing for the confidential treatment of nonpublic information provided between the parties, as well as mutual standstill obligations. In addition, discussions and negotiations continued among members of senior management on the license and operating agreements.

On February 3, 2005, at a regularly scheduled meeting of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management updated the boards regarding its discussions with Host’s management regarding the status of a possible sale of a portfolio of hotels.

On February 4, 2005, at a regular meeting of Host’s board of directors, Host management updated Host’s board of directors on Host’s pursuit of potential acquisitions and other strategic opportunities, including a portfolio of hotels owned by Starwood.

On February 16, 2005, senior management of Host, including Mr. Nassetta, met with senior management of Starwood, including Mr. Heyer, and Starwood presented Host with an overview of a potential transaction and preliminary list of hotels. In addition, senior management of Host and Starwood continued discussions on key terms of the operating and license agreements that Host would execute with Starwood in connection with the proposed transactions, as well as the potential terms of a growth alliance with respect to new development and conversions of existing hotels and a preliminary timeline for a transaction.

On February 23, 2005, Starwood communicated to Host a more detailed summary of the proposed structure of the transactions and the restructuring to be completed by Starwood prior to completing the transactions.

Host subsequently retained Goldman, Sachs & Co. to act as its financial advisor, Latham & Watkins LLP to act as its legal advisor and Hogan & Hartson LLP to act as its legal advisor with respect to certain tax and international matters in connection with the proposed transactions.

On March 18, senior management of Host, including Mr. Nassetta, and Goldman Sachs met with senior management of Starwood, including Mr. Heyer, and Bear Stearns in Bethesda, Maryland to discuss a proposed term sheet for the transactions, including the potential portfolio of hotels that would be included in the proposed transactions, as well as the potential pricing and structure of such transactions. In addition, Host and its financial and legal advisors commenced preliminary due diligence of nonpublic information regarding the proposed portfolio made available by Starwood. The parties met again on March 31, 2005 with their financial advisors to negotiate the preliminary term sheet.

In early April 2005, management of Host and Starwood agreed to a preliminary, non-binding term sheet outlining the basic terms of transactions on which the parties were willing to proceed with negotiations and due diligence. The term sheet contemplated the acquisition by Host (including through entity acquisitions) of 47 hotels for $4.5 billion including $2.53 billion of stock based on a trailing 20 business days average of Host’s stock price at that time, subject to a minimum and maximum boundary, with the remainder of the consideration consisting of cash and assumption of debt.

On April 20, 2005, representatives of Host, as well as Host’s financial and legal advisors, met with representatives of Starwood, and Starwood’s financial and legal advisors, at Starwood’s White Plains offices to discuss the potential transaction structure proposed by Starwood, including the restructuring required to be completed by Starwood prior to completing the proposed transactions. Representatives of Host and Starwood and their respective advisors continued to discuss the potential transaction structure on calls and at meetings over the following month.

In May 2005, at several meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management and its financial advisors updated the boards regarding the proposed terms and conditions of the term sheet that management had negotiated with Host as well as other strategic alternatives available to the boards with respect to certain hotels owned by Starwood subsidiaries.

At a special meeting on May 2, 2005, Host’s board of directors, together with members of Host’s management and Host’s financial and legal advisors, discussed the terms and conditions of the term sheet and the proposed transactions. Prior to this meeting, Host’s board of directors was provided with information relating to the proposed transactions and portfolio, including an investment overview and a copy of the term sheet. Discussion at the meeting included:

•	Mr. Nassetta and other members of Host management provided an overview of the proposed transactions and portfolio and discussed the status of negotiations and strategic rationale for the transactions;

•	a representative of Goldman Sachs made a financial presentation with respect to the then proposed transactions; and

•	the board, along with Host’s management and legal and financial advisors, discussed the proposed transactions.

On May 10, 2005, representatives of Host and Starwood and their respective financial advisors met to discuss a number of issues with respect to the transactions, including potential changes to the composition of the hotel portfolio and the percentage decline in the trading price of Host common stock after signing of definitive documentation that would allow Starwood to terminate the agreement.

On May 18, 2005, Mr. Heyer attended a dinner with Host’s board of directors and delivered a presentation on Starwood’s brand strategy. At the Host board’s regular meeting on May 19, 2005, Host’s board of directors, together with members of Host’s management and Host’s financial and legal advisors, discussed developments in due diligence and negotiations of the proposed transactions. At the meeting:

•	Host management reviewed results of preliminary due diligence, details of the proposed transaction structure and the potential timetable for the transactions;

•	a representative of Latham & Watkins LLP discussed with Host’s board of directors its fiduciary duties under Maryland law; and

•	the board, along with Host’s management and legal and financial advisors, discussed the proposed transactions.

On May 31, 2005, Mr. Nassetta attended a meeting of Starwood’s board of directors and discussed with the Starwood board Host’s business, its strategy and its rationale for the proposed transactions.

On June 8, 2005, Host and Starwood suspended diligence efforts and negotiations due to the failure of Host and Starwood to agree to the hotels to be included in the transactions and the percentage by which Host common stock’s price would have to fall after signing before Starwood could terminate the definitive agreement. However, informal discussions between representatives of Host and Starwood occurred over the following weeks in an effort to establish a framework for transactions that Host and Starwood would be willing to consider.

On June 13 and June 28, 2005, at meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management updated the boards regarding the negotiations with Host.

On June 28, 2005, Host and Starwood agreed to exclude four hotels from the portfolio and replace them with three new hotels. In addition, they agreed that a decline in Host’s common stock price of 20% or less after signing would not be grounds for termination by Host or Starwood. Accordingly, Host and its advisors resumed due diligence efforts. In addition, representatives of Host and Starwood and their respective legal advisors resumed discussions regarding the potential transactions.

On June 29, 2005, Latham & Watkins LLP, Host’s legal advisor, delivered to Starwood and Sidley Austin LLP, Starwood’s legal advisor, proposed forms of a master agreement and plan of merger and an indemnification agreement, in order to negotiate more completely the terms of the proposed transactions. Over the following month, representatives of Host and Starwood and their respective financial and legal advisors met on multiple occasions to discuss the terms of the master agreement and indemnification agreement.

On July 14, 2005, Host’s board of directors held a regular meeting at which it was briefed by management on the status of discussions between Host and Starwood and reviewed the proposed transactions. Prior to the meeting, the board was provided with materials regarding the proposed transactions, including information relating to the hotels included in the portfolio and the potential financing for the transactions.

Beginning on July 21, 2005, representatives of Host and Starwood and their respective legal advisors circulated drafts, and began to negotiate, additional transaction agreements and documents, including the tax sharing and indemnification agreement, the right of first offer agreement and the exhibits to the draft master agreement addressing Starwood’s internal restructuring.

On July 27 and 28, 2005, at a regular meeting of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management briefed the boards on the status of discussions between Host and Starwood. In addition, representatives of Bear Stearns made a presentation regarding the proposed transactions.

On August 4, 2005, representatives of Host and Starwood and their respective legal advisors met to discuss the draft master agreement and indemnification agreement.

Following this meeting and subsequent discussions over the weekend, Latham & Watkins LLP delivered revised drafts of the master agreement and indemnification agreement on August 9, 2005 and August 10, 2005, respectively. On August 11, 2005, representatives of Host and Starwood and their respective legal advisors met to discuss the revised drafts of the master agreement and indemnification agreement.

During the remainder of August 2005, representatives of Latham & Watkins LLP and Sidley Austin LLP discussed remaining issues in the draft master agreement and indemnification agreement, including those identified in proposed revisions circulated by Sidley Austin LLP on August 18, 2005. In addition, during this time, representatives of Host and Starwood and their respective legal advisors continued to draft and negotiate a number of ancillary transaction agreements and arrangements, including the hotel operating and license agreements, the tax sharing and indemnification agreement and registration rights agreement to apply to any shares of Host common stock issued to Starwood and its subsidiaries in the transactions. In addition Host and its legal representatives continued their extensive due diligence with respect to the acquired hotels and entities.

On September 8, 2005 and September 9, 2005, representatives of Host and Starwood and their respective legal advisors met to discuss issues with respect to the draft transaction agreements. At the meeting, Host representatives identified issues with including certain of the hotels proposed to be included in the transactions and the parties discussed removing these hotels from the proposed transactions.

On September 12 and September 23, 2005, at meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management updated the boards regarding the status of discussions with Host as well as certain other strategic alternatives available to Starwood with respect to certain real estate owned by Starwood’s subsidiaries.

On Tuesday, September 13, 2005, Messrs. Nassetta and Heyer spoke by telephone to discuss the current state of the negotiations, including the terms of the transactions. Messrs. Nassetta and Heyer agreed that they would meet in person after the next round of negotiations between the parties.

Over the remainder of the week, Starwood responded to the issues discussed in the prior week’s meetings. On September 15, 2005, representatives of Host and Starwood spoke by telephone to continue negotiations of these issues.

On September 21, 2005, representatives of Host, including Mr. Nassetta, met with representatives of Starwood, including Mr. Heyer, at Host’s Bethesda offices to negotiate the remaining deal issues. At the meeting, Host presented Starwood with a proposal to resolve the remaining issues. Host’s proposal included the exclusion of seven hotels from the transactions and pricing of Host common stock to be issued in the transactions. Starwood informed Host that it would have to consider Host’s proposal and would respond to Host as soon as possible.

On September 22, 2005, management of Host was informed that Starwood had determined not to proceed with the transactions as described in Host’s proposal and had instructed its advisors to suspend all work on the transactions.

On September 28, 2005, Mr. Heyer provided Mr. Nassetta with a revised proposal for the terms of the transactions. This proposal related to the 39 hotels remaining in the original transaction after excluding the seven properties Host proposed be excluded in the September 21 meeting. Mr. Heyer also presented a proposal for an alternative transaction with respect to only seven of the domestic hotels.

On October 3, 2005, Mr. Nassetta responded with a proposal for the 39-hotel portfolio that contemplated a minimum $17.00 valuation for Host common stock and potential increases to pricing. With the removal of the seven hotels and the consequent reduction in the purchase price to $4.097 billion, Host and Starwood agreed to reduce the equity portion of the consideration to $2.3 billion. Over the next week, representatives of Host and Starwood further discussed the structure, pricing and other terms of a proposal on which both parties would be willing to proceed.

During early to mid October 2005, Starwood entered into confidentiality agreements with three public hotel real estate investment trusts and three financial buyers of hotels and provided nonpublic information to these third parties regarding certain hotels owned by Starwood’s subsidiaries, including certain hotels to be acquired by Host. Starwood provided information to these third parties in order to identify other available strategic alternatives involving all or a portion of the Host portfolio.

On October 11 and October 27, 2005, at meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management updated the boards regarding the status of discussions with Host as well as certain other strategic alternatives available to Starwood that management was exploring with respect to certain owned real estate.

On October 12, 2005, Host and Starwood agreed to proceed with negotiating the draft transaction agreements and Latham & Watkins LLP delivered a revised draft of the master agreement, followed by a revised draft of the indemnification agreement on October 13, 2005. Starwood also resumed its cooperation with the continuing due diligence efforts of Host and its advisors, and Host and Starwood and their respective legal advisors continued to negotiate the terms of the ancillary agreements.

On October 17, 2005, Sidley Austin LLP delivered proposed revisions to the draft master agreement and indemnification agreement. Host and Starwood and their respective legal advisors met on October 17, 2005 and October 18, 2005 to negotiate the draft master agreement, indemnification agreement and other ancillary agreements. On October 20, 2005, Latham & Watkins LLP delivered revised drafts of the master agreement and indemnification agreement. On October 20, 2005 and October 21, 2005, representatives of Latham & Watkins LLP and Sidley Austin LLP further negotiated the terms of the draft master agreement and indemnification agreement.

On October 23, 2005, Host’s board of directors met, together with members of Host’s management and financial and legal advisors, to discuss the status of negotiations and due diligence with respect to the proposed transactions. Prior to this meeting, the board was provided with materials including an updated investment overview by Host’s management and drafts of the primary transaction agreements, together with a summary by Latham & Watkins LLP of the material terms of those drafts. At the meeting:

•	Host management made presentations and responded to questions concerning the status of negotiations, the financial terms of the investment, the due diligence findings with respect to the portfolio, the terms, financing and structure of the transactions and the continuing strategic rationale for the transactions;

•	representatives of Hogan & Hartson LLP reviewed with Host’s board of directors additional due diligence relating to tax matters and legal matters concerning hotels located outside the United States;

•	a representative of Latham & Watkins LLP reviewed with Host’s board of directors its fiduciary duties under Maryland law;

•	a representative of Goldman Sachs discussed its financial analyses;

•	Host management and representatives of Latham & Watkins LLP reviewed with the board, and responded to questions concerning, the material terms of the draft transaction agreements; and

•	Host’s board of directors, together with Host’s management and legal and financial advisors, discussed the proposed transactions.

At the conclusion of the meeting, and after extensive discussion, Host’s board of directors authorized management to continue negotiations with Starwood and attempt to resolve the remaining outstanding issues.

On October 23, 2005, Sidley Austin LLP delivered proposed revisions to the draft master agreement and, on October 24, 2005, Sidley Austin LLP delivered proposed revisions to the draft indemnification agreement. Representatives of Latham & Watkins LLP and Sidley Austin LLP discussed remaining issues with these drafts on October 25, 2005. On October 26, 2005, Latham & Watkins LLP delivered revised drafts of these agreements.

On Friday, October 28, 2005, Latham & Watkins LLP delivered revised drafts of the master agreement and indemnification agreement to reflect discussions between representatives of Host and Starwood. Over the following week, representatives of Host, Latham & Watkins LLP and Sidley Austin LLP continued to negotiate the open issues in the transaction agreements.

On November 4, 2005, at meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management updated the boards regarding the status of discussions with Host as well as certain other strategic alternatives involving selected owned real estate that management was considering.

At a board meeting on November 8, 2005, Host’s board of directors, together with Host’s management and financial and legal advisors, discussed recent developments in negotiations regarding the proposed transactions and draft transaction agreements. Prior to this meeting, the board was provided with materials including a summary by Latham & Watkins LLP of the material terms of the drafts of the primary transaction agreements and changes made to those drafts since the last board meeting. At the meeting:

•	Host management made presentations and responded to questions concerning the transactions;

•	representatives of Goldman Sachs provided an overview of the financial analyses that it expected to perform in connection with the transactions; and

•	Host management and representatives of Latham & Watkins LLP reviewed with the board, and responded to questions concerning, the material terms of the draft transaction agreements.

At the conclusion of the meeting, and after extensive discussion, Host’s board of directors authorized management to continue negotiations with Starwood and attempt to resolve the remaining outstanding issues.

On November 10, 2005, representatives of Host and Starwood and their respective legal advisors held a conference call to negotiate remaining issues in the draft transaction agreements and discussed issues with respect to one of the hotels to be included in the transactions. As a result of those discussions, one hotel was removed from the transactions, resulting in a remaining portfolio of 38 hotels for aggregate consideration of $4.037 billion, including $2.27 billion of Host common stock. Following this discussion, Latham & Watkins LLP delivered a revised draft of the master agreement.

Throughout the day on November 13, 2005, and into the morning of November 14, 2005, Latham & Watkins LLP and Sidley Austin LLP exchanged revised drafts of the master agreement and indemnification agreement and representatives of Host and Starwood and their respective legal advisors negotiated resolution to the final remaining issues, including the value to be allocated to each of the hotels in the portfolio, and finalized the forms of the master agreement, indemnification agreement and ancillary agreements.

In the afternoon of November 13, 2005, Host’s board of directors held a special telephonic meeting, together with Host’s management and financial and legal advisors, to review and discuss the terms and conditions of the proposed transactions and draft transaction agreements, including developments in negotiations since the last board meeting. Prior to this meeting, the board was provided with materials including financial analyses of Goldman Sachs and drafts of the primary transaction agreements, together with a summary by Latham & Watkins LLP of the material terms of those drafts and changes made to those drafts since the last board meeting. At the meeting:

•	Host management made presentations and responded to questions concerning changes in the terms of the transactions;

•

Goldman Sachs reviewed with Host’s board of directors its financial analyses of the consideration to be paid by Host in the transactions, and delivered to Host’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 14, 2005, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions stated in such opinion, the Consideration (as defined in such opinion) in the aggregate to be paid by Host and certain of its subsidiaries for the Assets and Interests (each as defined in such opinion) pursuant to the master agreement was fair, from a financial point of view, to Host; and

•	after further deliberations, Host’s board of directors then unanimously adopted resolutions declaring that the master agreement and the proposed transactions are advisable and in the best interests of Host and its operating partnership and their respective stockholders and partners, approving and adopting the master agreement, directing that the approval of the issuance of Host common stock in the transactions be submitted to a vote at a special meeting of holders of Host common stock, and recommending that the holders of Host common stock approve the issuance of Host common stock in the transactions.

In the afternoon of November 13, 2005, at meetings of Starwood’s board of directors and Starwood Trust’s board of trustees, Starwood management made presentations regarding the transactions. At the meeting, Starwood’s board of directors and Starwood Trust’s board of trustees, considered an all cash offer from a financial buyer for a portion of the hotels included in the Host portfolio. The financial buyer’s offer was conditioned on the buyer obtaining financing on acceptable terms (with the ultimate purchase price dependent on interest rates at the time of closing), required that Starwood retain an equity interest in the portfolio, required that Starwood make a loan to the entity holding the portfolio to fund future capital expenditures and was based on limited due diligence. After comparing the financial buyer’s offer to the Host transaction, including the nominal value of each transaction, the probability of consummation of each transaction, the potential for the terms of each transaction to change and the benefits of a long-term relationship with each buyer, Starwood’s board of directors and Starwood Trust’s board of trustees determined the Host transaction constituted a superior alternative to the financial buyer’s offer. In addition, Bear Stearns delivered a presentation to the boards regarding its financial analyses of the consideration to be paid in the transactions, and delivered to the Starwood board of directors and the Starwood Trust board of trustees an oral opinion, which was subsequently confirmed in writing, that, as of November 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by Starwood, Starwood Trust and their shareholders for the Starwood Portfolio, as defined in Bear Stearns’ written opinion, was fair, from a financial point of view, to Starwood and Starwood Trust. After further deliberations, the board of directors of Starwood and the board of trustees of Starwood Trust unanimously adopted resolutions declaring that the master agreement and the proposed transactions are advisable and in the best interests of the stockholders of Starwood and the shareholders of Starwood Trust and approving and adopting the master agreement.

On November 14, 2005, the parties executed the master agreement and certain of the ancillary transaction agreements and Host and Starwood issued separate press releases announcing the transactions.

Recommendation of Host’s Board of Directors and Its Reasons for the Transactions

At its meeting on November 13, 2005, Host’s board of directors determined that the master agreement and the transactions contemplated by the master agreement are advisable and in the best interests of Host and its stockholders and unanimously approved the master agreement and the transactions contemplated by the master agreement, including the issuance of shares of Host common stock in the transactions. Host’s board of directors unanimously recommends that Host common stockholders vote “FOR” approval of the issuance of Host common stock in the transactions.

In determining whether to approve the master agreement and the proposed transactions, Host’s board of directors consulted with Host’s senior management, as well as its legal counsel, Latham & Watkins LLP, and its financial advisor, Goldman Sachs, and considered a number of factors, including, among others, the following material factors.

Strength of Portfolio. Host’s board of directors considered the strength of the portfolio included in the transactions. In particular, Host’s board of directors considered that:

•	the portfolio assets are high-quality, luxury and upper upscale hotels with an average size of approximately 500 rooms and an expected revenue per available room of $117 for 2005;

•	approximately 80% of the portfolio revenues are from properties in urban, convention or resort locations, six of which are city-center hotels with over 750 rooms;

•	the portfolio is geographically diverse, including in Europe and key domestic markets such as New York, Boston, San Diego and Seattle; and

•	most portfolio assets are located in markets with strong growth profiles and limited near-term supply.

Enhanced Growth Potential and Brand Diversification. Host’s board of directors considered the benefits of brand diversification and the growth potential arising from the transactions, including:

•	that the transactions create an important relationship with Starwood, thereby diversifying Host’s brand representation, particularly with respect to Westin®, an upper-upscale brand that continues to gain market share, Sheraton®, a brand that Host believes has significant growth potential driven by recently implemented improvements in its product and service and W Hotels®, a brand that is emerging as the top hotel choice among young professionals and gen-Xers;

•	that the new relationship with Starwood provides a platform for additional growth;

•	the opportunity to benefit from improving market share among Starwood’s brands; and

•	the opportunity to work with Starwood to add value to the portfolio through aggressive asset management.

International Platform. Host’s board of directors considered the fact that the transactions expand Host’s geographic distribution into new markets outside of the United States, including that:

•	six hotels representing 15% of the portfolio (by revenues) are located in Europe;

•	three hotels representing 10% of the portfolio (by revenues) are in Canada;

•	four additional hotels are located in Fiji and Chile;

•	Host management believes many of these international markets are in the early stages of lodging recovery, offering the opportunity for additional growth outside of the domestic lodging cycle; and

•	the European assets may serve as an initial portfolio for a European joint venture, which if consummated, would reduce Host’s ownership percentage in the European assets, but provide an attractive source of financing for the transactions.

Enhanced Company Profile. Host’s board of directors considered the increase in Host’s size and market float due to the transactions and the potential increased liquidity for Host stockholders and reduction in Host’s cost of capital as a result of such increased size and float. Upon completion of the transactions, Host expects:

•	to have a total enterprise value of approximately $16 billion, based on the issuance of 133,529,412 shares of Host common stock at the exchange price of $17.00 per share, a fully diluted share count (including minority holders of operating partnership interests in Host LP) of approximately 570 million shares and net debt of approximately $6.4 billion; and

•	to be one of the largest lodging companies in the U.S. and the sixth-largest public REIT based on total enterprise value.

Financial Considerations. Host’s board of directors considered the attractive financial terms of the transactions, including:

•	Host management’s expectation that the transactions will be accretive to Host’s Funds From Operations (FFO) per diluted share in 2006 and modestly improve Host’s leverage and coverage ratios;

•	the fact that the multiple of purchase price to forecasted 2006 EBITDA for the portfolio was less than Host’s implied multiple to its forecasted 2006 EBITDA;

•	the fact that the purchase price for the portfolio represented a 25-30% discount to replacement cost;

•	the fact that Host’s projected internal rate of return for the portfolio exceeded Host’s weighted average cost of capital by approximately 200 basis points;

•	the fact that the exchange ratio is fixed and will not be adjusted for any decline in the trading price of Host common stock (subject to Starwood’s termination right if the trading price falls below $13.60, as described in more detail in “Material Terms of the Principal Transaction Agreements — Termination of the Master Agreement — Termination by Host or Starwood” beginning on page 100); and

•	the fact that Starwood will pay up to $50 million of Host’s share of transaction expenses if the portfolio’s 2005 EBITDA fails to meet Starwood’s projections (see “Material Terms of the Principal Transaction Agreements — Transfer Taxes and Transaction Costs” beginning on page 103).

Opinion of Host’s Financial Advisor. Host’s board of directors considered the financial presentation of Goldman Sachs, including its opinion, dated November 14, 2005, to Host’s board of directors to the effect that as of the date of the opinion, and subject to the factors and assumptions stated in such opinion, the Consideration (as defined in such opinion) in the aggregate to be paid by Host and certain of its subsidiaries for the Assets and Interests (each as defined in such opinion) pursuant to the master agreement was fair from a financial point of view to Host.

Additional Considerations. Host’s board of directors considered the following additional factors as generally supporting its decision:

•	the terms and conditions of the master agreement and related forms of indemnification agreements, including:

•	the representations and covenants of Starwood;

•	the conditions to Host’s obligations to complete the transactions;

•	the ability of Host to defer closing with respect to particular assets (and, ultimately remove them from the transactions) due to certain adverse developments or circumstances, as described in more detail in “Material Terms of the Principal Transaction Agreements — Conditions to Completion of the Closing Transactions” beginning on page 85 and “Material Terms of the Principal Transaction Agreements — Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97;

•	terms relating to third party offers, including (1) limitations on the ability of Starwood to solicit competing proposals for the portfolio and (2) the ability of Host to receive a termination fee and an expense reimbursement under certain circumstances; and

•	Starwood’s indemnification of Host for, among other things, retained liabilities relating to pre-closing taxes, pre-closing claims by holders of debt or equity interests in Starwood or hotels and other assets or businesses excluded from the transactions;

•	the commitment of Goldman Sachs, Deutsche Bank, Bank of America and Merrill Lynch, described in “— Financing for the Transactions” beginning on page 74, to provide acquisition financing for the cash portion of the purchase price; and

•	the expectation that the transactions could be completed within a reasonable timeframe.

Host’s board of directors also considered a number of potentially negative factors in its deliberations concerning the master agreement and the transactions, including:

•

the risk that the transactions may not be completed due to the failure to satisfy covenants or closing conditions, including due to Starwood’s condition with respect to potential changes in tax law or regulation described in more detail in “Material Terms of the Principal Transaction Agreements

—Conditions to Completion of the Closing Transactions — Additional Conditions to the Obligations of Starwood to Effect the Closing Transactions” beginning on page 89, and the resulting disruption to Host’s business;

•	the risk that, because the exchange ratio is fixed and would not be adjusted for changes in the trading price of Host common stock, the value of consideration payable by Host could be significantly more than the value of the consideration immediately prior to the announcement of the transactions;

•	the risk that the transactions may not receive all required consents and approvals, including the risk that, as described in more detail in “Material Terms of the Principal Transaction Agreements — Conditions to Completion of the Closing Transactions” beginning on page 85” and “Material Terms of the Principal Transaction Agreements — Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97, Starwood could require Host to close without certain assets;

•	the risk that Host may not realize the accretion to per share funds from operations, or FFO, and other benefits that Host expects from the transactions;

•	the diversion of management focus and resources from other strategic alternatives and from operational matters while working to implement the merger;

•	the expected costs of implementing the transactions; and

•	the restrictions on Host’s business and financing activities during the period between signing of the master agreement and completion of the transactions.

The above discussion of the factors considered by Host’s board of directors is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the board. In view of the wide variety of factors considered by Host’s board of directors with its evaluation of the master agreement and the transactions and the complexity of these matters, Host’s board of directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In considering the factors discussed above, directors considered all of these factors as a whole and individual directors may have given different weights to different factors. Host’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors discussed above. However, Host’s board of directors concluded that the potential benefits outweighed the potential risks of entering into the master agreement and consummating the transactions.

Starwood’s Reasons for the Transactions

In reaching their decisions to approve the master agreement and the transactions contemplated by the master agreement, the board of directors of Starwood and the board of trustees of Starwood Trust, which are collectively referred to throughout this proxy statement/prospectus as the Starwood boards, consulted with Starwood’s senior management, financial advisors and legal counsel for the transactions. The Starwood boards considered both the short-term and long-term interests of Starwood and Starwood Trust, as well as those of the holders of paired shares of Starwood and Starwood Trust. In unanimously approving the master agreement and the transactions contemplated by the master agreement, the Starwood boards considered, among other things, the factors discussed below.

Positive Factors Considered by the Starwood Boards

The Starwood boards identified and considered in their deliberations a number of potentially positive factors relating to the REIT merger and the other transactions contemplated by the master agreement, including the following:

•	The opportunity for Starwood and Host to enter into long-term operating agreements pursuant to which Starwood will continue to manage each of the acquired hotels.

•	The quality and experience of Host’s management team, and Host’s commitment to collaboratively work with Starwood to add maximum value to the acquired hotels and to pursue additional growth opportunities.

•	The opportunity for Starwood to increase its focus on its hotel management, franchise, vacation ownership and related businesses, reduce Starwood’s capital requirements for owned real estate and moderate Starwood’s exposure to the cyclical nature of the real estate market.

•	The expectation that the transactions will result in increased cash flows to Starwood which will enable Starwood to pursue its growth strategy and to buy back stock.

•	The ability of Starwood Trust shareholders both to maintain an equity interest in the divested Starwood properties (and participate in their potential growth) through their ownership of Host common stock following the REIT merger and to realize cash for a portion of their Class B shares.

•	The terms and conditions of the master agreement and the other documents to be executed in connection with the transactions.

•	The alternatives for Starwood to a negotiated merger with Host, including the possibility of business combination transactions with other REITs and financial buyers, the possibility of Starwood selling certain hotels, and the possibility of the Starwood Trust de-pairing from Starwood and continuing to operate as an independent company.

•	The opportunity for Starwood and its shareholders to receive consideration for the portfolio of acquired hotels that Starwood believed represented a fair price.

•	The provisions of the master agreement that permit the Starwood boards to respond to and engage in discussions or negotiations regarding an unsolicited third party acquisition proposal under specified circumstances if either board concludes in good faith that the proposal is reasonably likely to lead to a superior proposal and, under specified circumstances, to terminate the master agreement and enter into an agreement with respect to the superior proposal.

•	The absence of any financing condition in the master agreement.

•	The financial ability and willingness of Host to complete the transactions.

•	The opinion of Bear Stearns to Starwood’s board of directors and Starwood Trust’s board of trustees, which was subsequently confirmed in writing, that, as of November 13, 2005 the date of the written opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by Starwood, Starwood Trust and their shareholders for the Starwood Portfolio, as defined in the written opinion, was fair, from a financial point of view, to Starwood and Starwood Trust, and the related financial presentation to Starwood’s board of directors and Starwood Trust’s board of trustees in connection therewith.

•	Historical information concerning Host’s and Starwood’s respective businesses, financial performance and condition, operations, competitive positions and management, including historical market prices, volatility and trading information with respect to Host common stock.

•	Current industry, market and economic conditions, including current financial and real estate market conditions and the prospects for further increases in interest rates.

•	The expectation that Starwood’s financial condition would improve following the consummation of the transactions through the reduction of a significant portion of indebtedness, which could lead to an improved credit rating.

•	Starwood management’s view of Host’s and Starwood’s respective businesses, financial condition and results of operations before and after giving effect to the REIT merger.

•	Presentations from, and discussions with, Starwood’s management, financial advisors and legal counsel regarding the results of the due diligence investigations of Host conducted by Starwood’s management and its financial advisors and legal counsel.

Negative Factors Considered by the Starwood Boards

The Starwood boards also identified and considered in their deliberations a number of potentially negative factors relating to the REIT merger and the other transactions contemplated by the master agreement, including the following:

•	The fact that a significant portion of the consideration that Starwood Trust shareholders will receive in the REIT merger consists of shares of Host common stock, such that if there is a decrease in the trading price of Host common stock prior to the closing of the REIT merger, the value of the stock portion of the merger consideration to be received by Starwood Trust shareholders will be reduced as described above under “Risk Factors — The market value of Host common stock that holders of Starwood Trust shares will receive depends on what the market price of Host common stock will be at the effective time of the transactions and will increase or decrease if the market value of Host common stock increases or decreases” beginning on page 108.

•	The possibility that some provisions of the master agreement could have the effect of discouraging alternative proposals for transactions involving Starwood or the hotels to be acquired by Host, including the nonsolicitation provision and the provision requiring that Starwood pay to Host a termination fee of $100 million and reimburse Host for up to $20 million of its expenses if the master agreement is terminated under certain circumstances, as described below under “Material Terms of the Principal Transaction Agreements — Termination of the Master Agreement — Termination Fees and Expenses” beginning on page 102.

•	The fact that the consideration paid for Starwood Trust’s Class B shares will be taxable to Starwood Trust shareholders, as described below under “Material Federal Income Tax Consequences of the REIT Merger to Holders of Paired Shares of Starwood and Starwood Trust and Holders of Starwood Trust Class A Exchangeable Preferred Shares” beginning on page 116.

•	The need to obtain Host stockholder approval.

•	The risk that the transactions might not be consummated and the potential adverse effect of the public announcement of the transactions on the share price and operations of Starwood and Host.

•	The significant time and cost involved in connection with completing the transactions, including Starwood management’s time and effort and the related disruption to Starwood’s operations.

•	The requirement that Starwood or its affiliates remain as employer of all hotel employees, as required by Host’s REIT status, particularly in light of the difficulties involved in separating hotel employees from the fee ownership of the hotel in certain foreign jurisdictions.

•	The risk that Host may not be able to secure financing to complete the transactions as described under “Risk Factors — If Host is unable to finance the transactions as contemplated, including through borrowings under its anticipated bridge loan facility, the completion of the transactions will be jeopardized” beginning on page 22.

The Starwood boards concluded that the potentially negative factors they considered were outweighed by the positive factors to be gained by the completion of the transactions contemplated by the master agreement.

The above discussion of the material factors considered by the Starwood boards is not intended to be exhaustive, but does set forth the principal factors considered by the Starwood boards. The Starwood boards collectively reached their unanimous decision to approve the master agreement and the transactions contemplated by the master agreement in light of the various factors described above and other factors that each board member felt was appropriate. In view of the wide variety of factors considered by the Starwood boards in connection with their evaluation of the proposed transactions and the complexity of these matters, the boards did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision. Rather, the Starwood boards made their decision to approve the master agreement and the transactions contemplated by the master agreement based on the totality of information presented to and the investigation conducted by them. In considering the factors discussed above and other factors that each director and trustee deemed appropriate, individual board members likely gave different weights to different factors.

Opinion of Host Financial Advisor

Goldman Sachs rendered its opinion to Host’s board of directors to the effect that, as of November 14, 2005 and based upon and subject to the factors and assumptions set forth therein, the Consideration (as defined in such opinion) in the aggregate to be paid by Host and certain of its subsidiaries for the Assets and Interests (each as defined in such opinion) pursuant to the master agreement was fair from a financial point of view to Host.

The full text of the written opinion of Goldman Sachs, dated November 14, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Host’s board of directors in connection with its consideration of the master agreement and the transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of Host common stock should vote with respect to the transactions.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the master agreement;

•	annual reports to stockholders of Host, holders of units of limited partnership interests of Host LP and holders of beneficial interests of Starwood Trust;

•	annual reports on Form 10-K of Host, Host LP, Starwood and Starwood Trust for the five fiscal years ended December 31, 2004;

•	certain interim reports to stockholders of Host, holders of units of limited partnership interests of Host LP and holders of beneficial interests of Starwood Trust, respectively;

•	quarterly reports on Form 10-Q of Host, Host LP and Starwood Trust;

•	certain other communications from Host to its stockholders, Host LP to the holders of its units of limited partnership interests and Starwood Trust to the holders of shares of beneficial interest of Starwood Trust;

•	financial information of the business of the hotels to be acquired by Host in the transactions, which is referred to throughout this proxy statement/prospectus as the Acquired Business, for the three fiscal years ended December 31, 2004 and for the eight months ending August 31, 2005;

•	certain internal financial analyses and forecasts for the Acquired Business prepared by Starwood’s management;

•	certain internal financial analyses and forecasts for Host prepared by its management; and

•	certain financial analyses and forecasts for the Acquired Business prepared by the management of Host, which is referred to throughout this proxy statement/prospectus as the Forecasts.

Goldman Sachs also held discussions with members of the senior management of Host regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and with members of the senior managements of Host and Starwood regarding the past and current business operations, financial condition, and future prospects of Host, Host LP and the Acquired Business, as the case may be. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Host common stock, compared certain financial and stock market information for Host and certain financial information for the Acquired Business with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations involving the hotel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by Goldman Sachs and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with Host’s consent, that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Host. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on Host, Host LP or the Acquired Business or on the expected benefits of the transactions in any way meaningful to Goldman Sachs’ analysis and Goldman Sachs assumed that all of the conditions to the obligations of Host and Host LP under the master agreement will be satisfied without any waiver of those conditions. Goldman Sachs’ opinion does not address the value or price of any particular property being acquired by Host or its subsidiaries. In addition, Goldman Sachs made no independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Host, Host LP, the Acquired Business or Starwood Trust or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion did not address the underlying business decision of Host to engage in the transactions, nor does Goldman Sachs express any opinion as to the prices at which shares of Host common stock will trade at any time. In rendering its opinion, Goldman Sachs did not express any view regarding the fairness from a financial point of view of the transactions to Host LP or the holders of Host LP units. The opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Host’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 13, 2005 and is not necessarily indicative of current market conditions.

Selected Companies Analysis. In connection with the use of Host common stock as consideration in the transactions, Goldman Sachs reviewed and compared certain financial information for Host to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the upper upscale lodging industry:

•	LaSalle Hotel Properties

•	Strategic Hotel Capital, Inc.

•	MeriStar Hospitality Corporation

•	Sunstone Hotel Investors, Inc.

•	FelCor Lodging Limited Partnership

•	Hospitality Properties Trust

Although none of the selected companies is directly comparable to Host, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Host.

The multiples and ratios for Host were based on Host’s share price as of November 11, 2005 and on estimates from Host’s management of earnings before interest, taxes, depreciation and amortization (EBITDA) and funds from operations (FFO) and for the comparable companies were based on their share prices as of November 11, 2005, publicly available information filed with the SEC and the most recent analysts consensus estimates from the Institutional Broker Estimate Services (IBES) that were available on November 13, 2005. With respect to Host and the comparable companies, Goldman Sachs calculated and compared:

•	enterprise value (meaning the market value of common equity plus the book value of debt less cash) as a multiple of estimated 2005 and 2006 EBITDA; and

•	current share price as a multiple of 2005E and 2006E FFO.

The following table presents the range and median results of this analysis:

	Range	Median

EV/2005E EBITDA	11.9x-14.9x	12.4x

EV/2006E EBITDA	8.6x-12.7x	11.3x

P/2005E FFO	11.6x-16.1x	12.1x

P/2006E FFO	9.1x-13.5x	10.3x

Goldman Sachs compared these amounts to the multiples for Host of enterprise value to EBITDA for Host of 13.5x and 11.8x and of price to FFO for Host of 15.0x and 12.5x, in each case based on Host’s management’s estimates for 2005 and 2006, respectively.

Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on the portfolio using Host’s management’s estimates of the unlevered free cash flows from the portfolio for the years 2006 through 2015, including a sale of the properties in 2015 using terminal values in the year 2015 based on multiples ranging from 9.0x EBITDA to 11.0x EBITDA. Goldman Sachs then calculated the implied net present enterprise values of the portfolio using discount rates ranging from 7.70% to 8.70%, which represented a potential range of weighted average cost of capital for Host based on information provided by Host’s management. Based on the assumptions set forth above, Goldman Sachs calculated a range of implied enterprise values for the portfolio of $4.465 billion to $5.335 billion.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the upper upscale lodging industry since October 2003.

For each of the selected transactions, Goldman Sachs calculated and compared (where available) the price per room and the twelve month forward EBITDA multiple based on research reports around the time of the announcement of those transactions and press releases relating to these transactions.

The following table presents the results of this analysis:

	Price Per Room	Forward EBITDA Multiple
High	$396,015	14.4x
Mean	$244,980	12.4x
Median	$244,813	12.4x
Low	$140,329	10.6x

Goldman Sachs then compared these amounts and multiples to amounts and multiples for Host based on estimates from Host’s management, and for the properties being acquired based on the price being paid in the transactions and the allocations from the master agreement and estimates from Host’s management:

	Enterprise Value Multiples		Price per Room
Company	2005E	2006E
Host	13.55x	11.85x	$220,167
Portfolio Purchase Price	12.97x	11.43x	$215,965

Earnings Accretion/Dilution Analysis. Goldman Sachs prepared an accretion/dilution analysis for 2006E FFO based on estimates provided by Host’s management’s for its “expected case”, which assumes that a portion of the cash for the transactions is funded with $353,000,000 of proceeds from the sale of two Host hotels and the “conservative case,” which assumes no asset sale proceeds financed the transactions. Such analysis indicated an FFO increase of 3.5% in the expected case and 3.0% in the conservative case compared to Host’s estimates for Host’s FFO that do not take into account the transaction. To the extent that Host common stock is valued in the public markets by reference to its FFO, an increase in FFO should have a positive effect on the public market price of Host common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Host or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Host’s board of directors as to the fairness from a financial point of view of the Consideration in the aggregate to be paid by Host and certain of its subsidiaries for the Assets and Interests pursuant to the master agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Host, Starwood, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Consideration was determined through arms’-length negotiations between Host and Starwood and was approved by Host’s board of directors. Goldman Sachs provided advice to Host during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Host or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions.

As described above, Goldman Sachs’ opinion to Host’s board of directors was one of many factors taken into consideration by Host’s board of directors in making its determination to approve the master agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this proxy statement/prospectus.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Host in connection with, and has participated in certain of the negotiations leading to, the transactions.

Goldman Sachs is acting as joint lead arranger and joint bookrunner, as well as sole administrative agent, in connection with Host LP’s proposed bridge loan facility (aggregate principal amount of up to $1.67 billion) in connection with the transactions, as well as in a lead role with respect to any indebtedness that may be issued to replace such bridge loan facility. For their role in arranging and participating in the bridge loan facility, Host has agreed to pay Goldman Sachs approximately $5.4 million in commitment fees, funding fees and other related upfront fees. This amount is based on Goldman Sachs’ current 25% share of the bridge loan commitments and assumes full funding of the bridge facility, but would be reduced in the event that Goldman Sachs’ share of the financing commitment is reduced prior to funding the bridge loan facility. These fees are in addition to the interest and unused commitment fees (equal to 0.50% per annum times the un-drawn portion of the bridge facility), if any, that will be payable to all lenders under the bridge loan facility following the initial funding thereof. In the event the bridge loan facility is not utilized as a result of our obtaining replacement funding sources, Host will in most cases remain obligated to pay Goldman Sachs a substantial portion of such upfront fees unless the replacement funding source is a permanent financing in which Goldman Sachs is engaged to participate with certain lead roles.

Host has agreed to engage Goldman Sachs on a non-exclusive basis for certain types of permanent financings, including the issuance of debt securities, which could potentially refinance or replace the bridge loan facility. In the event that Goldman Sachs is retained for a permanent financing, Host has agreed to pay Goldman Sachs a fee equal to 1.5% of its pro-rata share of the principal amount of the permanent financing, except in certain cases where the compensation is subject to mutual agreement. Host will be entitled to a partial credit or rebate of the bridge loan facility funding fees paid to Goldman Sachs in the event it is engaged to participate in a permanent financing that refinances or replaces all or a portion of the bridge loan facility, with the amount of the credit or rebate being determined according to a formula that takes into account the timing of the permanent refinancing.

In addition, Goldman Sachs has provided certain investment banking services to Host from time to time, including having acted as co-lead underwriter in the public offering of 27.5 million shares of Host common stock in August 2003, co-manager in the placement of Host’s 7 1/8% Notes due 2013 (aggregate principal amount $725 million) in October 2003, sole bookrunner in the placement of the Host’s 3.25% Exchangeable Senior Debentures due 2024 (aggregate principal amount $375 million) in March 2004, co-manager in the placement of Host’s 7% Series L Senior Notes due 2012 (aggregate principal amount $350 million) in July 2004, a lender in Host’s revolving credit facility in September 2004, bookrunner and co-lead manager in the placement of Host’s 6.375% Notes due March 2015 (aggregate principal amount $650 million) in March 2005 and Host’s financial advisor in its tender for its 8 3/8% Series E Senior Notes due 2006 (aggregate principal amount $280 million) in April 2005. In connection with these services, the aggregate fees received by Goldman Sachs for investment banking transactions from Host was approximately $9 million. Goldman Sachs expects to receive fees for its services in connection with the transactions, all of which are contingent upon consummation of the transactions. Goldman Sachs also has provided certain investment banking services to Starwood and its affiliates from time to time. Goldman Sachs may also provide investment banking services to Host, Host LP, and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Host, Host LP, Starwood, Starwood Trust and their respective affiliates, may actively trade the debt and equity securities, or related derivative securities, of Host, Host LP, Starwood and Starwood Trust for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Host’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to a letter agreement dated March 3, 2005, Host engaged Goldman Sachs to act as its financial advisor in connection with a possible transaction with Starwood and Starwood Trust. Pursuant to the terms of this letter, if the aggregate consideration is equal to or greater than $4 billion, but less than or equal to $5 billion, Host has agreed to pay Goldman Sachs upon completion of the transactions a transaction fee equal to 0.33% of the aggregate Consideration not to exceed $15 million (if the aggregate consideration is less than $4 billion or greater than $5 billion, the transaction fee would be mutually agreed upon by Host and Goldman Sachs). In the event that the transaction is not consummated, Goldman Sachs would not be paid a fee for this transaction (other than as a result of a termination in connection with which a break-up fee is payable). In addition, Host has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Starwood and Starwood Trust’s Financial Advisor

Starwood’s board of directors and Starwood Trust’s board of trustees retained Bear Stearns to act as their financial advisor with respect to a possible transaction with Host and Host LP. In selecting Bear Stearns, Starwood’s board of directors and Starwood Trust’s board of trustees considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the lodging industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

At the November 13, 2005 meeting of Starwood’s board of directors and Starwood Trust’s board of trustees, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of November 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by Starwood, Starwood Trust and their shareholders for the Starwood Portfolio, as defined in the Bear Stearns’ written opinion, was fair, from a financial point of view, to Starwood and Starwood Trust.

The full text of Bear Stearns’ written opinion is attached as Annex E to this proxy statement/prospectus and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Starwood and Starwood Trust’s board of directors solely for their benefit and use;

•	did not constitute a recommendation to either of the boards in connection with the transactions;

•	does not constitute a recommendation to the board of directors of Host or any shareholder of Host as to how to vote in connection with the transactions; and

•	did not address Starwood or Starwood Trust’s underlying business decision to pursue the transactions, the relative merits of the transactions as compared to any alternative business strategies that might exist for Starwood or Starwood Trust, the distribution of the aggregate consideration to be received or the effects of any other transaction in which Starwood or Starwood Trust might engage.

Although Bear Stearns evaluated the fairness of the aggregate consideration to be received, from a financial point of view, to Starwood and Starwood Trust, the aggregate consideration itself was determined by Starwood and Host through arm’s-length negotiations. Starwood did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the master agreement in substantially final form;

•	reviewed Starwood’s Annual Reports to Shareholders and Starwood’s and Starwood Trust’s Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, their Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and their Current Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information, including estimates (the “Estimates”) for 2005 and 2006 for the Starwood Portfolio, relating to Starwood’s, Starwood Trust’s and the Starwood Portfolio’s businesses and prospects, all as prepared and provided to Bear Stearns by Starwood’s and Starwood Trust’s management;

•	met with certain members of Starwood’s and Starwood Trust’s senior management to discuss Starwood’s, Starwood Trust’s and the Starwood Portfolio’s businesses, operations, historical and estimated financial results and future prospects;

•	reviewed Host’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 25, 2005, June 17, 2005 and September 9, 2005 and its Current Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to Host’s business and prospects, all as prepared and provided to Bear Stearns by Host’s management;

•	met with certain members of Host’s senior management to discuss Host’s business, operations, historical and estimated financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the paired shares of Starwood and the common stock of Host;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Starwood, Host and the Starwood Portfolio;

•	reviewed the terms of recent mergers and acquisitions involving companies and portfolios of lodging assets which Bear Stearns deemed generally comparable to Starwood and the Starwood Portfolio;

•	reviewed the pro forma financial results, financial condition and capitalization of Starwood and Host giving effect to the transactions; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Starwood, Starwood Trust and Host, including, without limitation, the Estimates, or which was available to it from public sources. With respect to Starwood’s, Starwood Trust’s and Host’s estimated financial results, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Starwood and Host as to the expected future performance of Starwood, Starwood Trust, the Starwood Portfolio and Host, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the estimates provided to it, and Bear Stearns further relied upon the assurances of the senior managements of Starwood and Host that they are unaware of any facts that would make the information and estimates provided to it incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Starwood, Starwood Trust, the Starwood Portfolio or Host, nor was Bear Stearns furnished with any such appraisals. During the course of Bear Stearns’ engagement, Bear Stearns was informed by the board of directors of Starwood, the board of trustees of Starwood Trust and management of Starwood of interest from various third parties regarding a transaction with Starwood and Starwood Trust, and Bear Stearns considered the results of such inquiries in rendering its opinion. Bear Stearns assumed that the transactions contemplated by the master agreement will be consummated in a timely manner and in accordance with the terms of the master agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Starwood, Starwood Trust or Host. Bear Stearns assumed that Starwood will not have the right to terminate the master agreement pursuant to Section 9.1(g) of the master agreement. Bear Stearns understands from Starwood that, for U.S. federal income tax purposes, the consideration paid to the holders of the Class B Shares of Starwood Trust is expected to be paid in a taxable transaction.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Host or the paired shares of Starwood may trade subsequent to the announcement or consummation of the transactions contemplated by the master agreement.

Summary of Analyses

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Starwood’s board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Calculation of the Enterprise Value of the Starwood Portfolio. For purposes of analyzing the aggregate consideration to be received by Starwood, Starwood Trust and the shareholders of Starwood Trust, Bear Stearns calculated the enterprise value, referred to in this summary as “Enterprise Value” of the Starwood Portfolio by adding the equity value of the Host common stock consideration of $2.33 billion, cash of $1.06 billion and Starwood debt of $0.70 billion to be assumed by Host pursuant to the master agreement. The Host common stock consideration was calculated by multiplying 133,529,412 shares of Host common stock to be issued by $17.44, Host’s closing share price on November 11, 2005, the last full trading day prior to the meetings of Starwood’s board of directors and Starwood Trust’s board of trustees on November 13, 2005 at which Bear Stearns delivered its opinion. In calculating Enterprise Value, Bear Stearns did not include any estimate of value for the management contracts between Starwood and Host which will encumber the properties within the Starwood Portfolio on an ongoing basis. However, based on information provided to it by Starwood management, Bear Stearns believed that the value of these contracts would have a positive effect on Starwood.

Bear Stearns calculated multiples of the Starwood Portfolio’s Enterprise Value to the Starwood Portfolio’s earnings before interest, taxes, depreciation and amortization, referred to in this summary as “EBITDA,” for the estimated fiscal years ending December 2005 and 2006, which resulted in multiples of 13.0x and 11.5x, respectively.

Comparable Company Analysis. Bear Stearns analyzed selected historical and 2005 and 2006 estimated operating information related to the Starwood Portfolio provided by management of Starwood and compared this data to that of seven publicly traded lodging real estate investment trusts (“REITS”) deemed by Bear Stearns to be generally comparable to the Starwood Portfolio. No company or transaction used in the analyses described below is directly comparable to the Starwood Portfolio or the contemplated transactions. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Bear Stearns used the earnings forecasts for these companies from publicly available data, First Call and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples of the following comparable companies:

Host Marriott Corporation

Felcor Lodging Trust

Highland Hospitality Corporation

MeriStar Hospitality Corporation

LaSalle Hotel Properties

Strategic Hotel Capital, Inc.

Sunstone Hotel Investors, Inc.

Bear Stearns reviewed, among other things, the comparable companies’ multiples of Enterprise Value to fiscal year 2005 and 2006 estimated (2005E and 2006E) EBITDA. The multiples are based on closing stock prices of the companies on November 11, 2005. The following table summarizes the analysis:

ENTERPRISE VALUE/EBITDA

	2005E		2006E
Host Marriott Corporation	13.5	x	11.8	x
Felcor Lodging Trust	11.9		11.0
Highland Hospitality Corporation	16.9		10.0
MeriStar Hospitality Corporation	13.1		13.4
LaSalle Hotel Properties	17.8		13.5
Strategic Hotel Capital, Inc.	13.0		10.3
Sunstone Hotel Investors, Inc.	16.1		11.9
Harmonic Mean	14.5		11.3

The harmonic mean gives equal weight to equal dollar investments in the securities whose ratios are being averaged. The harmonic mean presented above excluded MeriStar Hospitality Corporation due to news at the time that it was potentially in discussions to be sold.

Bear Stearns compared the multiples above to the implied multiple of 13.0x Enterprise Value to 2005E EBITDA and 11.5x Enterprise Value to 2006E EBITDA for the Starwood Portfolio. Bear Stearns also noted that several of the publicly traded lodging REITs have engaged in significant transactions during 2005, making their 2005E EBITDA multiples less comparable. Bear Stearns used a reference range of 12.0x to 13.5x and 10.0x to 12.0x 2005E and 2006E EBITDA, respectively, to calculated a range of implied enterprise values for the Starwood Portfolio. The results of Bear Stearns’ analysis indicated a range of implied enterprise values for the Starwood Portfolio of approximately $3.78 billion to $4.25 billion and $3.58 billion to $4.29 billion, using the reference ranges above for 2005 and 2006, respectively.

Comparable Precedent Transactions Analysis. Bear Stearns analyzed publicly available financial information relating to nine merger and acquisition transactions involving companies in the lodging industry which Bear Stearns deemed generally comparable to the Starwood Portfolio and the transactions contemplated by the master agreement. Four of these precedent transactions involved strategic acquisitions by a lodging company and five of the precedent transactions involved acquisitions by a financial sponsor. No company or transaction used in the analyses described below is directly comparable to the Starwood Portfolio or the contemplated transactions. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

Bear Stearns reviewed, among other things, the ratio of the comparable companies’ Enterprise Value implied in the respective transactions to their current year expected EBITDA, referred to in this summary as “CYE EBITDA.”

The precedent transactions in the Bear Stearns analysis were (Target/Acquiror):

Strategic Transactions:

AmeriSuites/Hyatt Hotels and Resorts

Baymont Inns & Suites/La Quinta Corporation

KSL Recreation Corporation/CNL Hospitality Properties, Inc.

RFS Hotel Investors, Inc./CNL Hospitality Properties, Inc.

Financial Sponsor Transactions:

La Quinta Corporation/The Blackstone Group

Wyndham International, Inc./The Blackstone Group

Boca Resorts/The Blackstone Group

Prime Hospitality Corporation/The Blackstone Group

Extended Stay America, Inc./The Blackstone Group

The following table summarizes the analysis:

ENTERPRISE VALUE/CYE EBITDA

	CYE
Strategic Transactions:
High	11.9	x
Mean	11.1
Median	11.0
Low	10.4

Financial Sponsor Transactions:
High	13.8	x
Mean	12.9
Median	12.8
Low	12.2

Bear Stearns compared the current year expected mean and median multiples above to the implied multiple of 13.0x current year expected EBITDA for the Starwood Portfolio. Further, Bear Stearns considered how the multiples have varied over time and some of the factors involved in some of the transactions. Bear Stearns used a reference range of 11.0x to 13.0x current fiscal year EBITDA to calculate a range of implied enterprise values for the Starwood Portfolio. The results of Bear Stearns’ analysis indicated a range of implied enterprise values for the Starwood Portfolio of approximately $3.47 to $4.10 billion.

Comparison of Host Common Stock Consideration to Historical Host Trading Ranges. Bear Stearns observed the volume of Host common stock traded at various prices per share for the periods six months and one year preceding November 11, 2005 (the last full trading day prior to the meetings of Starwood’s board of directors and Starwood Trust’s board of trustees on November 13, 2005 at which Bear Stearns delivered its opinion). Bear Stearns noted that approximately 62.4% and 38.7%, respectively, of Host’s trading volume occurred at prices above $17.00 (the share price used to derive the 133,529,412 shares of Host common stock to be issued to the holders of the Class B Shares pursuant to the master agreement). Bear Stearns further noted that none of Host common stock traded at prices equal to or below $13.60 (the Host common stock price at which Starwood may terminate the master agreement pursuant to Section 9.1(g) of the master agreement) during the twelve months preceding November 11, 2005.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the aggregate consideration to be received by Starwood, Starwood Trust and the holders of Class B Shares. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the analysis of comparable companies and the analysis of precedent transactions summarized above, no public company utilized as a comparison is identical to the Starwood Portfolio. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of the Starwood Portfolio and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by Starwood’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Starwood’s board of directors with respect to the fairness of the aggregate consideration to be received, from a financial point of view, by Starwood, Starwood Trust and their shareholders.

Starwood’s board of directors engaged Bear Stearns to act as its financial advisor with respect to a possible transaction with Host and Host LP. Pursuant to the terms of Bear Stearns’ engagement letter, Starwood has agreed to pay Bear Stearns a transaction fee equal to $17 million, which is payable upon consummation of the transactions contemplated by the master agreement. If the transactions are terminated, Starwood would not be required to pay Bear Stearns a fee in connection with the transactions. In addition, Starwood has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the master agreement, including reasonable fees and disbursements of its legal counsel. Also, Starwood has agreed to indemnify Bear Stearns against certain liabilities relating to or arising out of Bear Stearns’ engagement. Bear Stearns is also serving as solicitation agent for the SHC consent solicitation in connection with the transactions for which Starwood expects to pay a customary transaction fee for its services.

Bear Stearns has acted as financial advisor to Starwood in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the master agreement. Bear Stearns and/or its affiliates have also previously provided various investment banking services to Starwood, Host and their respective affiliates.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Starwood, Starwood Trust, Host and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Accounting Treatment

In accordance with SFAS No. 141, “Business Combinations,” Host will account for the transactions as a business combination. Upon the consummation of the transactions, Host will record the cash consideration, the market value of Host common stock issued in the transactions, the fair value of the assets and liabilities assumed, as well as the amount of direct transaction costs associated with the transactions. Based on the guidance set forth in Emerging Issues Task Force Issue No. 99-12, the market value of the Host common stock issued in the transactions will be determined based on the average of the closing prices of a share of Host common stock for a range of trading days from two days prior to two days subsequent to November 14, 2005, the announcement date, or $16.97. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

Financing for the Transactions

Permanent Financing

Host expects to fund the $1.063 billion cash portion of the purchase price for the transactions through available cash and proceeds from a combination of asset sales of existing assets of approximately $200 million to $550 million (including the Ft. Lauderdale Marina Marriott and the Albany Marriott), a joint venture related to the six European assets to be acquired in the transactions (approximately $580 million, including new debt to be issued by the joint venture, but excluding Host’s portion of the capital contributions to the joint venture) and the issuance or other incurrence of indebtedness to repay any draws on the bridge loan facility. Host also expects to assume approximately $704 million of indebtedness of the entities to be acquired in the transactions as described below under “—Assumed Indebtedness” beginning on page 76.

To the extent the contemplated financings for the transactions are not completed prior to consummation of the transactions, Host LP has received financing commitments for a bridge loan facility, which is referred to throughout this proxy statement/prospectus as the bridge loan facility commitments, in an aggregate principal amount of up to $1.67 billion from certain lenders.

Bridge Loan Facility

On December 13, 2005, Host LP received the commitments from Goldman Sachs Credit Partners, L.P., Deutsche Bank AG Cayman Islands Branch, Bank of America Bridge LLC and Merrill Lynch Capital Corporation for the bridge loan facility for the purpose of funding a portion of the cash consideration for the transactions. The bridge loan facility commitments will expire on May 14, 2006 if the transactions have not occurred by this date. To the extent not fully drawn on the initial transaction closing date, the bridge loan facility commitments may be drawn up to 180 days thereafter to fund the closing of any assets deferred from the transactions. See “Material Terms of the Principal Transaction Agreements — Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97 for a description of deferral triggers and deferral rights.

The facility is subject to customary conditions, including, among other things, (1) the existence of no default under Host LP’s revolving credit agreement, senior notes, certain indebtedness assumed or incurred in connection with the transactions or any other indebtedness in an aggregate principal amount in excess of $50 million, (2) consummation of the transactions in accordance with the terms of the master agreement and (3) Host LP not incurring new debt that matures prior to the maturity of the bridge loan facility or otherwise incurring debt that would cause its pro forma total debt as of September 9, 2005 to exceed $7.408 billion by more than $400 million, unless the bridge loan facility commitments are reduced by the amount of such debt in excess of $400 million. As a condition to the bridge loan facility, Host must also obtain the execution of an amendment to Host LP’s revolving credit facility permitting the loans related to the bridge loan facility to share in the collateral currently securing the revolving credit facility and Host LP’s senior notes. The lenders to Host LP’s revolving credit facility include the following banks: Deutsche Bank Trust Company Americas, Bank of America, N.A., Citicorp North America Inc., Societe Generale, Calyon New York Branch, The Bank of New York, Bear Stearns Corporate Lending Inc., Wachovia National Association, The Bank of Nova Scotia, First Horizon Bank, Octagon Investment Partners, ORIX Finance Corporation, PIMCO and The Royal Bank of Scotland. Host expects to receive the required amendment to permit the bridge loan facility by the end of January.

Any loans incurred related to the bridge loan facility commitments will have an initial 12 month maturity from the date of the initial borrowing, subject to two six-month extension options being available at Host LP’s option subject to the satisfaction of certain customary conditions and the payment of extension fees.

The financing under the bridge loan facility commitments is subject to the negotiation and execution of definitive loan documentation, which is expected to include covenants, representations and events of default that are substantially similar to those contained in Host LP’s current revolving credit facility. In addition to including a mandatory prepayment event similar to Host LP’s current revolving facility with respect to asset sales, such loan documentation is also expected to include mandatory prepayment events associated with the receipt of casualty insurance proceeds, equity issuance proceeds and debt incurrence proceeds, in each case subject to certain exceptions. The loan documentation is also expected to limit Host LP’s acquisitions to $500 million in the aggregate so long as the sum of the outstanding loans and unused commitments under the bridge loan facility commitments equals or exceeds $835 million, with such limit thereafter increasing to $750 million. Financial covenants under the loan documents are expected to be substantially the same as the financial covenants applicable to tranche A borrowings under Host LP’s current revolving facility, including covenants for leverage, fixed charge coverage and unsecured interest coverage.

Host LP will pay interest on any loans incurred related to the bridge loan facility commitments at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 4.25%) that is set with reference to the weighted average margin payable under Host LP’s current revolving credit facility. Such margin will be increased by 0.5% with respect to any loans pursuant to the bridge loan facility commitments that remain outstanding after the expiration of the first extension term. Also, to the extent that amounts under the bridge loan facility commitments remain unused and such commitments remain outstanding, Host LP will pay a quarterly commitment fee on the average undrawn portion of the bridge loan facility commitments.

The loans related to the bridge loan facility commitments will be guaranteed by certain of Host LP’s currently existing and to be acquired subsidiaries and secured by pledges of equity interests in certain of Host LP’s currently existing and to be acquired subsidiaries. Such guarantees and pledges would also ratably benefit Host LP’s revolving credit facility, notes outstanding under Host LP’s senior note indenture and certain indebtedness that may be assumed in connection with the transactions.

Summary of the Sheraton Holding Corporation Consent Solicitation

In connection with the transactions, Host will acquire all of the equity interests in SHC which at the time the transactions are consummated will hold, directly or indirectly, three domestic and four foreign hotels. The master agreement provides for the preliminary internal restructuring of SHC prior to Host’s acquisition of it. The restructuring will include, among other things, removing from SHC hotels, intellectual property (other than certain foreign hotel names being acquired by Host) and other assets, in each case not being acquired by Host. In connection with the transactions, the parties intend that the 7 3/8% debentures due November 15, 2015 and the 7 3/4% debentures due November 15, 2025 of SHC , which are referred to throughout this proxy statement/prospectus as the SHC indebtedness, will remain outstanding and be an obligation of a subsidiary of Host. Host and certain of Host’s subsidiaries are offering to fully and unconditionally guarantee the SHC indebtedness, which is referred to throughout this proxy statement/prospectus as the SHC guarantees, subject to, among other things, SHC’s receipt of the consents of the holders of the SHC indebtedness to certain distributions of assets by SHC prior to the SHC acquisition and to certain proposed amendments to the indentures governing both series of SHC indebtedness and the supplemental indenture containing such consents and proposed amendments having been effective and operative, and the consummation of the transactions. Starwood is a guarantor under the SHC indebtedness and the terms of its guarantee provide that upon a sale of SHC, the guarantee will terminate. Such offering together with the solicitation of the consents of the holders of the SHC indebtedness by SHC are part of a plan to integrate SHC into Host’s operating structure and to simplify the credit structure of SHC and Host such that the financial risks associated with investing in the indebtedness of either of the companies is similar to investing in the indebtedness of the other of the companies. If the required consent is not obtained from holders of the SHC indebtedness, Starwood intends to assume all of SHC’s obligations under the SHC indebtedness and the applicable indenture and, thereafter, SHC will be released from all of its liabilities and obligations under the indenture and the SHC indebtedness and neither Host nor any of its subsidiaries will guarantee the SHC indebtedness. Starwood has informed Host that, in the event that Starwood assumes the SHC indebtedness, Starwood’s management believes it will likely decide to redeem the 7 3/4% debentures due November 15, 2025, which debentures are currently redeemable at a redemption price equal to 103.186% of the principal amount of such debentures.

Assumed Indebtedness

Host intends to acquire in the transactions certain assets and entities that are subject to approximately $704 million of indebtedness, including the SHC indebtedness (see “Summary of the Sheraton Holding Corporation Consent Solicitation” above) and certain mortgage indebtedness. In the event Starwood assumes the SHC indebtedness, Host and its subsidiaries will not be responsible for such indebtedness and the cash consideration payable by Host in the transactions will increase by the amount of the SHC indebtedness assumed by Starwood. The following table summarizes the outstanding indebtedness to be acquired by Host and scheduled amortization and maturities related to such indebtedness as of August 31, 2005 (in millions):

	Balance as of August 31, 2005	2005	2006	2007	2008	2009	Thereafter
Mortgage Debt
Nomura Loan, 9.214%, due March 11, 2022 (1)	$37	$—	$1	$1	$1	$1	$33
Nomura Loan, 8.505%, due December 11, 2023 (2)	41	—	1	1	1	1	37
Westpac Loan, 4.300%, due December 31, 2009 (3)	26	—	—	—	—	26	—

Total mortgage debt	104	—	2	2	2	28	70

SHC Indebtedness
SHC debentures, 7 3/8%, due November 15, 2015	450	—	—	—	—	—	450
SHC debentures, 7 3/4%, due November 15, 2025	150	—	—	—	—	—	150

Total SHC Indebtedness	600	—	—	—	—	—	600

Total mortgage debt and SHC indebtedness (4)	$704	$—	$2	$2	$2	$28	$670

(1)	This mortgage debt is secured by the Westin Indianapolis and has certain restrictive covenants. Beginning in 2009, the interest rate on this loan increases at least 500 basis points and all excess cash (defined as the difference between gross revenues of the hotel and the sum of the withdrawals from the deposit account applied for taxes and insurance, the required debt service reserve, management expenses and servicing expenses) at the hotel is applied to principal. The amortization shown does not assume any additional principal payments based on cash flow.
(2)	This mortgage debt is secured by the Westin Tabor Center and has certain restrictive covenants. Beginning in 2013, the interest rate on this loan increases at least 500 basis points and all excess cash flow (defined as the difference between gross revenues of the hotel and the sum of operating expenses, interest and principal payments paid on the note, any other debt then due and payable to the lender and deposits made into the required reserve accounts) at the hotel is applied to principal. The amortization shown does not assume any additional principal payments based on cash flow.
(3)	This mortgage debt is secured by the Sheraton Fiji Resort and the Sheraton Royal Denarau Resort and has certain restrictive covenants. The interest rate on this mortgage debt is variable based on the prime rate of Wespac Banking Corporation less 169 basis points. The rate is currently set at 4.300%.
(4)	Host will record the debt assumed at fair value. On a pro forma basis as of September 9, 2005, the SHC indebtedness has bonds have a fair value of $654 million and the mortgage debt has a fair value of $116 million.

No Dissenters’ Rights of Appraisal

Under Maryland law, Host stockholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of Host common stock in the transactions.

Except for the sole holder of the Class A shares of Starwood Trust, which waived any appraisal, dissenters’ or similar rights to which it is entitled with respect to such shares pursuant to its approval of the REIT merger, no holder of shares of Starwood Trust, paired shares of Starwood and Starwood Trust or units of SLT Realty Limited Partnership is entitled under applicable law or the organizational documents of Starwood Trust, Starwood or SLT Realty Limited Partnership to appraisal, dissenters’ or similar rights as a result of the consummation of the transactions.

Regulatory Matters

Neither Host nor Starwood is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the transactions. However, there are foreign antitrust approvals that must be obtained in Canada and Italy in connection with Host’s acquisition of hotels located in these countries. In the event such antitrust approvals are not obtained, either Host or Starwood can defer any affected hotel or entity currently contemplated to be acquired by Host in the transactions from the initial closing of the transactions without the other’s consent, and, if neither party elects to defer the affected hotels and entities, neither party will be required to complete the transactions until such approvals are obtained. In addition, if one of the affected hotels is the Westin Palace Milan or the Westin Europa & Regina, Host can elect to defer all acquired hotels located outside the United States, Canada and Poland. See “Risk Factors” beginning on page 18 and “Material Terms of the Principal Transaction Agreements — Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97 for a detailed description of the exclusion of particular hotels from the transactions due to the failure to obtain required approvals or certain other developments.

Stock Exchange Listing and Related Matters

Host will use reasonable best efforts to cause the shares of Host common stock to be issued in connection with the transactions to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the transactions.

Prior to the date the REIT merger is completed, the paired shares of Starwood and Starwood Trust will be de-paired. After the REIT merger is completed, Starwood Trust’s Class B shares will be delisted from the NYSE and deregistered under the Exchange Act, and Starwood Trust will no longer file periodic reports with the SEC. Pursuant to the de-pairing, the shares of Starwood common stock will continue to be listed on the NYSE and will trade independently of the Class B shares of Starwood Trust.

Restrictions on Sales of Shares of Host Common Stock Received in the Transactions

Affiliates

The shares of Host common stock to be issued in connection with the transactions will be registered under the Securities Act and will be freely transferable, except for shares of Host common stock issued to any person who is deemed to be an “affiliate” of Starwood Trust under the Securities Act prior to the completion of the transactions. Persons who may be deemed to be “affiliates” of Starwood Trust prior to the completion of the transactions include individuals or entities that control, are controlled by or are under common control with, Starwood Trust prior to the consummation of the transactions, and may include officers and directors, as well as significant stockholders of Starwood Trust prior to the consummation of the transactions. Affiliates of Starwood Trust prior to the consummation of the transactions may not sell any of the shares of Host common stock received by them in connection with the transactions except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Host’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of Host common stock to be received by affiliates of Starwood Trust in the transactions. As of December 31, 2005, there were approximately 100,349 paired shares of Starwood and Starwood Trust outstanding and held by affiliates of Starwood Trust not subject to vesting and/or other transfer restrictions. Based on these holdings, Host will issue approximately 61,434 shares of Host common stock to affiliates of Starwood Trust in the transactions. Host is not contractually required to file a resale registration statement for any shares of Host common stock to be received by affiliates of Starwood Trust (other than subsidiaries of Starwood, if any, receiving shares) in the transactions, but Starwood does not expect that the shares received by any individual affiliates will exceed the volume limitations applicable to resales by affiliates under paragraph (d) of Rule 145 under the Securities Act.

Registration Rights of Starwood

Based on Starwood’s belief that the number of Class B shares of Starwood Trust outstanding as of the date of the master agreement will not materially change before the effective time of the REIT merger, Host management expects that all of the shares of Host common stock included in the total consideration will be payable directly to holders of Starwood Trust’s Class B shares and Class A Exchangeable Preferred Shares. However, in the event the number of outstanding Class B shares of Starwood Trust at the effective time of the REIT merger is sufficiently less than Starwood’s estimate, Starwood may receive shares of Host common stock in the transactions as more fully described above under “— Summary of the Transactions — Consideration for the Transactions” beginning on page 49. Host and Starwood have agreed to enter into a Registration Rights Agreement addressing the sale by Starwood of any shares of Host common stock it receives in the transactions. The Registration Rights Agreement would require that Host effect registration of the shares to be acquired by Starwood upon closing of the transactions, and to maintain such effectiveness for a period not exceeding one year. This agreement would contain customary provisions with respect to cooperation and provision of information by Starwood to Host. In addition, this agreement would contain customary indemnification obligations by Host relating to misstatements contained in the registration statement, except to the extent that such misstatements were made in reliance upon information furnished by Starwood. Finally, the Registration Rights Agreement would provide that in the event that Starwood receives shares of Host common stock with a value in excess of $150 million (based on the value of such shares at closing), then Starwood will be restricted from selling such excess shares for a period of 30 days.

MATERIAL TERMS OF THE PRINCIPAL TRANSACTION AGREEMENTS

General

The following is a summary of the material terms of the principal transaction agreements but does not describe each of the provisions of the transaction agreements. This summary is qualified in its entirety by reference to the complete text of:

•	the master agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference;

•	the indemnification agreement, a copy of which is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference; and

•	the tax sharing and indemnification agreement, a copy of which is attached to this proxy statement/prospectus as Annex C and is incorporated herein by reference.

You should read each of the transaction agreements annexed hereto carefully and in its entirety because this summary may not contain all of the information about these agreements that is important to you.

The master agreement contains representations and warranties as described below. This description of the representations and warranties has been included in this proxy statement/prospectus to provide investors with information regarding the terms of the master agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the master agreement. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to shareholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Finally, information concerning the subject matter of these representations or warranties may have changed since the date of the master agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise. Notwithstanding the foregoing, any specific facts that contradict the representations and warranties in the master agreement in any material respect have been disclosed in this proxy statement/prospectus.

Structure of the Closing Transactions

The master agreement provides for, among other things, (1) the internal restructuring of Host and Starwood and their respective subsidiaries, including the de-pairing of the paired shares of Starwood and Starwood Trust prior to the date of the REIT merger, (2) the REIT merger, (3) the acquisition by Host LP of the equity interests in SHC, (4) the SLT merger, (5) the acquisition by Host LP of selected domestic hotels in a separate purchase structured to facilitate like-kind exchange transactions for federal income tax purposes and (6) the acquisition by Host LP of certain foreign hotels and other assets not owned by Starwood Trust, SHC or SLT Realty Limited Partnership through the acquisition of equity interests, assets or other rights. The transactions contemplated by the master agreement to occur at closing, including those described in clauses (2)-(6) above, are referred to throughout this proxy statement/prospectus as the closing transactions.

Completion of the Closing Transactions

The completion of the closing transactions, or the closing, will take place on a Monday to be mutually agreed upon by Host and Starwood within two business days after the conditions to completion of the closing transactions are satisfied or waived. In the event Host and Starwood are unable to mutually agree upon such date, Host will, within four business days of the satisfaction or waiver of the closing conditions, deliver a closing notice to Starwood setting the closing for the first Monday that is at least three business days from the date of

Host’s closing notice. The REIT merger will become effective upon the acceptance of the articles of merger for record by the State Department of Assessments and Taxation of Maryland. The SLT merger will become effective upon the acceptance of the certificate of merger for record by the Secretary of State of the State of Delaware.

Host and Starwood are working to complete the closing transactions as soon as practicable. However, because completion of the closing transactions is subject to governmental approvals and other conditions, Host and Starwood cannot predict the actual timing. See the section entitled “Conditions to Completion of the Closing Transactions” beginning on page 85.

Consideration

General

The total consideration payable by Host in the closing transactions is expected to be approximately $4.037 billion, consisting of approximately $1.063 billion of cash, the assumption by Host of approximately $704 million in indebtedness and approximately $2.27 billion of Host common stock (representing 133,529,412 shares of Host common stock based on the exchange price of $17.00 per share), in each case subject to adjustments described below under “— Purchase Price Adjustments”.

Of this total consideration, Starwood and its subsidiaries will directly receive amounts not payable in respect of Starwood Trust’s Class B shares or Class A Exchangeable Preferred Shares, in the REIT merger, or SLT Realty Limited Partnership’s RP units or Class A RP units, in the SLT merger. For a detailed description of the REIT merger consideration and the SLT merger consideration, see the sections entitled “— REIT Merger Consideration” and “— SLT Merger Consideration” beginning on pages 81 and 84, respectively. As described in more detail below and in “The Transactions — Summary of the Transactions” beginning on page 46, based on Starwood’s estimate that 217,546,651 Class B shares of Starwood Trust (which represents the number of unrestricted Class B shares outstanding as of September 30, 2005) will be outstanding at the effective time of the REIT merger and that the amount of the SLT merger consideration will be approximately $12,801,426, Host management expects that all of the shares of Host common stock and $122,510,189 of the cash included in the total consideration will be payable directly to holders of Starwood Trust’s Class B shares and Class A Exchangeable Preferred Shares and holders of SLT Realty Limited Partnership’s RP units and Class A RP units. Consequently, the total consideration payable to Starwood and its subsidiaries is expected to be approximately $1,644,489,811, consisting of approximately $940,489,811 in cash and the assumption of approximately $704 million in indebtedness, subject to the adjustments described below under “— Purchase Price Adjustments”.

In addition, holders of Class A Exchangeable Preferred Shares of Starwood Trust will receive, in respect of each such share, an amount of cash in the REIT merger representing the value of a share of Starwood common stock, based on the average closing price of a paired share of Starwood and Starwood Trust for the 20 consecutive trading days immediately preceding the closing date (net of the value of consideration received by holders of Class B shares of Starwood Trust in the REIT merger). This cash amount will be in addition to the consideration described above and will be payable solely by Starwood.

See “Transfer Taxes and Transaction Costs” beginning on page 103 for a description of the allocation of certain expenses between Host and Starwood, including potential adjustments to that allocation arising from any shortfall in the projected aggregate amount of hotel EBITDA for 2005 for all hotels being acquired by Host.

Purchase Price Adjustments

The amount and form of consideration payable by Host in the closing transactions is subject to a number of potential adjustments.

The amount of cash consideration payable by Host will be increased by (1) the amount of net working capital at closing, if positive, (2) any amount by which assumed indebtedness at closing is less than $704 million, (3) the amount of any capital expenditures made by Starwood with respect to 2006 capital projects at the hotels being acquired by Host in excess of the sum of any unspent amount from the 2005 capital budget and 5% of 2006 revenues of such hotels and (4) with respect to each share of Host common stock issued in the closing transactions, any amount by which Host’s quarterly dividend prior to closing exceeds $0.15 per share. Except with respect to the cash payment due to excess dividends, described in clause (4) (which will be payable to holders of Starwood Trust’s Class A shares, Class B shares and Class A Exchangeable Preferred Shares), all increases in the cash consideration will be payable to Starwood and its subsidiaries.

The amount of cash consideration payable by Host will be decreased by (1) any amount by which the assumed indebtedness at closing exceeds $704 million, (2) the amount of any uninsured cost to repair any casualty (except to the extent the total cost of repair exceeds the agreed value of the applicable hotel), (3) any amount by which the sum of any unspent amount from the 2005 capital budget and 5% of 2006 revenues of the hotels being acquired by Host exceeds the amount of capital expenditures made by Starwood with respect to 2006 capital projects at such hotels, (4) the amount of net working capital at closing, if negative and (5) the agreed value of any hotels that are removed from the closing transactions as described in more detail under “Other Agreements Relating to the Period Prior to Closing —Deferral of Hotels” beginning on page 97. All decreases in the cash consideration described above will reduce the amount payable to Starwood and its subsidiaries.

In addition, in the event the number of shares of Host common stock payable in the closing transactions exceeds 133,529,412, which could occur if the number of Class B shares of Starwood Trust outstanding at closing exceeds Starwood’s estimate, the cash consideration payable to Starwood and its subsidiaries will be reduced by $17.00 for each excess share. Unless Host consents otherwise, Starwood is required to ensure that the number of shares of Host common stock issued in the closing transactions does not exceed 145,294,118 shares, or $2.47 billion based on the exchange price of $17.00 per share.

REIT Merger Consideration

At the effective time and as a result of the REIT merger, without any further action:

•	each Class B share of Starwood Trust outstanding immediately prior to the effective time of the REIT merger will be converted into and become exchangeable for 0.6122 shares of Host common stock and $0.503 of cash from Host, plus 61.22% of any excess dividends paid on Host common stock described above under “— Purchase Price Adjustments” beginning on page 80;

•	each Class A Exchangeable Preferred Share of Starwood Trust outstanding immediately prior to the effective time of the REIT merger will be converted into and become exchangeable for (1) from Host, 0.6122 shares of Host common stock and $0.503 of cash, plus 61.22% of any excess dividends paid on Host common stock described above under “— Purchase Price Adjustments” beginning on page 80 and (2) from Starwood, an amount of cash representing the value of a share of Starwood common stock, based on the average closing price of a paired share of Starwood and Starwood Trust for the 20 consecutive trading days immediately preceding the closing date (net of the value of consideration received by holders of Class B shares of Starwood Trust in the REIT merger);

•

the Class A shares of Starwood Trust outstanding immediately prior to the effective time of the REIT merger, all of which will be held by a direct, wholly owned subsidiary of Starwood, will be converted into and become exchangeable for, in the aggregate, (1) the amount of cash payable to Starwood and its subsidiaries allocated to the REIT merger and (2) in the event 133,529,412 exceeds the number of shares of Host common stock that are either issued to holders of Starwood Trust’s Class B Shares and Class A Exchangeable Preferred Shares in the REIT merger or issued to Starwood and allocated to other closing transactions, such excess number of shares of Host common stock, plus 61.22% of any excess dividends paid on Host common stock described above under “— Purchase Price Adjustments”

beginning on page 80; in each case stock and cash consideration payable to Starwood and its subsidiaries will be allocated among the closing transactions based upon, among other things, the relative value, as of the closing, of the hotels being acquired by Host which are held by Starwood Trust and the other hotels being acquired by Host;

•	each share of Starwood Trust held by (1) Host or any wholly owned subsidiary of Host or (2) Starwood Trust or any wholly owned subsidiary of Starwood Trust (except, in each case, for shares of Starwood Trust held on behalf of third parties) immediately prior to the effective time of the REIT merger will be automatically cancelled and extinguished, and none of Host, Starwood Trust or any of their respective wholly owned subsidiaries will receive any securities of Host or Starwood or other consideration in exchange for those shares; and

•	each outstanding membership interest of the REIT merger subsidiary will be automatically converted into and exchanged for one validly issued, fully paid and non-assessable Class A share of Starwood Trust, and these shares will, collectively, represent all of the outstanding shares of Starwood Trust.

The exchange ratio in the REIT merger and the cash consideration will be appropriately adjusted to reflect the effect of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or stock dividend or other like change with respect to Host common stock, Starwood common stock or Starwood Trust shares having a record date on or after November 14, 2005 and prior to completion of the REIT merger.

Fractional Shares

Host will not issue fractional shares of Host common stock in the REIT merger. As a result, each holder of shares of Starwood Trust who would otherwise be entitled to receive fractional shares of Host common stock in the REIT merger will be entitled to an amount of cash, without interest, rounded to the nearest cent, equal to the product of (1) the amount of the fractional share interest in a share of Host common stock to which that shareholder would otherwise be entitled to receive and (2) an amount equal to the average of the closing price of a share of Host common stock on the NYSE for the 20 consecutive trading days immediately preceding the closing date.

Appraisal Rights

Except for the sole holder of the Class A shares of Starwood Trust, which waived its rights, no holder of shares of Starwood Trust is entitled under applicable law or the organizational documents of Starwood Trust to appraisal, dissenters’ or similar rights as a result of the REIT merger.

Exchange of Certificates

Host and Starwood will use commercially reasonable efforts to cause American Stock Transfer & Trust Company, the exchange agent for the REIT merger, no later than the fifth business day after the closing date of the transactions, to mail a letter of transmittal to each holder of certificates previously representing issued and outstanding Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust. The letter of transmittal will contain instructions with respect to the surrender of such certificates in exchange for the applicable REIT merger consideration and a new certificate representing the number of shares of Starwood common stock equal to the number of shares of Starwood common stock represented by such certificate prior to the effective time of the REIT merger, together with any dividends and other distributions to which such holder is entitled and cash, if any, payable in lieu of fractional shares.

Commencing immediately after the effective time of the REIT merger, if a holder of certificates that previously represented issued and outstanding Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust surrenders such certificates for cancellation in accordance with the instructions in the letter of transmittal, together with a properly completed and signed letter of transmittal, to the exchange agent, the holder of those certificates will receive the applicable REIT merger consideration and a new certificate representing the number of shares of Starwood common stock equal to the number of shares of

Starwood common stock represented by such certificate prior to the effective time of the REIT merger, together with any dividends and other distributions to which such holder is entitled and cash, if any, payable in lieu of fractional shares. The surrendered certificates will be cancelled.

After the effective time of the REIT merger, each certificate that previously represented Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust will represent only the right to receive upon surrender of that certificate the applicable REIT merger consideration and, with respect to the paired shares of Starwood and Starwood Trust, a new certificate representing the number of shares of Starwood common stock equal to the number of shares of Starwood common stock represented by such certificate prior to the effective time of the REIT merger, together with any dividends and other distributions to which such holder is entitled and cash, if any, payable in lieu of fractional shares.

Starwood Trust’s share transfer books will be closed at the effective time of the REIT merger and, thereafter, there will be no further registration of transfers on the share transfer books nor will there be any further issuances of shares of Starwood Trust.

Dividends and Distributions

A holder of certificates that previously represented Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust will receive any accumulated dividends and other distributions, without interest, payable on Host common stock or Starwood common stock, as applicable, after and with respect to a record date following the effective time of the REIT merger upon such holder surrendering those certificates to the exchange agent.

Lost Certificates

If any certificate that previously represented Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust is lost, stolen or destroyed, the holder thereof must make an affidavit of that fact to the exchange agent in order to receive the applicable REIT merger consideration and a new certificate representing the number of shares of Starwood common stock equal to the number of shares of Starwood common stock represented by such certificate prior to the effective time of the REIT merger, together with any dividends and other distributions to which the holder of such certificate is entitled and cash, if any, payable in lieu of fractional shares, in respect of such lost, stolen or destroyed certificate. In addition, Host, Starwood or the exchange agent may require the holder of such certificate to post a bond as indemnity against any claim that may be made against any of them with respect to the lost, stolen, or destroyed certificate.

Tax Withholding

The exchange agent will deduct and withhold from the consideration otherwise payable to a holder of certificates that previously represented Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust such amounts as are required to be deducted and withheld under the Code or under any provision of tax law.

Termination of Exchange Fund; No Liability

On the first anniversary of the effective time of the REIT merger, the exchange agent will, upon Starwood’s request, deliver to Starwood any portion of (1) the cash payable by Starwood to holders of Class A Exchangeable Preferred Shares of Starwood Trust in the REIT merger and (2) the shares of Starwood common stock (and certain dividends and other distributions thereon) that remain undistributed to the former holders of Starwood Trust shares. In addition, on that date, the exchange agent will, upon Host’s request, deliver to Host any other portion of the REIT merger consideration (and certain dividends or other distributions thereon) that remains undistributed to the former holders of Starwood Trust shares. After that date, any former holders of Starwood

Trust shares who have not already exchanged their certificates for the applicable REIT merger consideration and new certificates representing the number of shares of Starwood common stock equal to the number of shares of Starwood common stock represented by such certificates prior to the effective time of the REIT merger, together with any dividends and other distributions to which the holders of such certificates are entitled and cash, if any, payable in lieu of fractional shares, will have no recourse against the exchange agent and will look only to (1) Starwood for (A) if applicable, the cash payable by Starwood to holders of Class A Exchangeable Preferred Shares of Starwood Trust in the REIT merger and (B) the shares of Starwood common stock and (2) Host for the other applicable REIT merger consideration (in each case, including dividends and other distributions thereon), to which they are entitled. None of Host, Starwood, Starwood Trust or the exchange agent will be liable to any person in respect of any of the REIT merger consideration, shares of Starwood common stock, cash payable in lieu of fractional shares or dividends or other distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfers of Ownership

The exchange agent will only issue REIT merger consideration, shares of Starwood common stock, cash in lieu of fractional shares and any dividends or other distributions that may be applicable in a name other than the name in which a surrendered certificate that previously represented Class A Exchangeable Preferred Shares of Starwood Trust or paired shares of Starwood and Starwood Trust is registered if the certificate is properly endorsed or otherwise in proper form for transfer and any applicable stock transfer taxes have been paid.

Equity Awards

Prior to the effective time of the REIT merger, Starwood will cause all options, rights to receive restricted shares and other equity awards with respect to shares in Starwood Trust to be converted into rights to receive Starwood common stock only. In addition, immediately prior to the effective time of the REIT merger, each Class B share of Starwood Trust subject to vesting and/or transfer restrictions will be converted into an award with respect to Starwood common stock only, in accordance with the applicable equity plan and/or the terms of the award agreement evidencing such restricted stock.

SLT Merger Consideration

At the effective time of the SLT merger, without any further action:

•	each RP unit of SLT Realty Limited Partnership outstanding immediately prior to the effective time of the SLT merger will be converted into and become exchangeable for a cash amount representing the value of all consideration paid with respect to a Class B share of Starwood Trust in the REIT merger, calculated by adding (1) 61.22% of the sum of (A) the average closing price of a share of Host common stock for the 20 consecutive trading days immediately preceding the date on which the closing date is determined and (B) any excess dividends paid on Host common stock described above under “— Purchase Price Adjustments” beginning on page 80 and (2) $0.503;

•	each Class A RP unit of SLT Realty Limited Partnership outstanding immediately prior to the effective time of the SLT merger, if the holders of such Class A RP units consent to the SLT merger, will be converted into and become exchangeable for a cash amount determined by Starwood prior to closing, based in part on the value of the paired share of Starwood and Starwood Trust into which each such Class A RP unit would be convertible;

•	each unit of SLT Realty Limited Partnership held by Host or any wholly owned subsidiary of Host other than the surviving entity in the REIT merger or any wholly owned subsidiary of such entity (except, in each case, for units of SLT Realty Limited Partnership held on behalf of third parties) immediately prior to the effective time of the SLT merger will be automatically cancelled and extinguished without any payment and will cease to exist;

•	the percentage interest held by the surviving entity in the REIT merger in its capacity as general partner of SLT Realty Limited Partnership will not be amended or modified in any respect by virtue of the SLT merger;

•	each outstanding limited partnership interest of the SLT merger subsidiary will be automatically converted into and exchanged for that number of RP units of SLT Realty Limited Partnership equal to the number of units of SLT Realty Limited Partnership outstanding immediately prior to the effective time of the SLT merger that are converted into cash in the SLT merger; and

•	the general partnership interest of the SLT merger subsidiary will be automatically cancelled and extinguished without any payment and will cease to exist.

In the event holders of a majority of Class A RP units of SLT Realty Limited Partnership do not approve the SLT merger, the Class A RP units of SLT Realty Limited Partnership will remain outstanding. Each such Class A RP unit, if any, that remains outstanding will be exchangeable, at the election of each holder thereof, into 0.6122 shares of Host common stock and one share of Starwood common stock. In such event, Starwood will retain all liabilities and obligations with respect to the exchange of such Class A RP units into shares of Starwood common stock.

Appraisal Rights

No holder of units of SLT Realty Limited Partnership is entitled under applicable law or the organizational documents of SLT Realty Limited Partnership to appraisal, dissenters’ or similar rights as a result of the SLT merger.

Procedures

Host and Starwood will establish, prior to the closing, appropriate procedures, consistent with the procedures established for the exchange of certificates in the REIT merger, with respect to the SLT merger.

Other Closing Transactions

In consideration of the closing transactions other than the REIT merger and the SLT merger, Host will pay Starwood and its subsidiaries the consideration not payable to holders of Starwood Trust’s Class B shares or Class A Exchangeable Preferred Shares or holders of SLT Realty Limited Partnership’s RP units or Class A RP units, allocated among the closing transactions based upon, among other things, the relative value, as of the closing, of the hotels being acquired by Host which are held by Starwood Trust and the other hotels being acquired by Host.

Conditions to Completion of the Closing Transactions

Conditions to Each Party’s Obligations to Effect the Closing Transactions

The obligations of Host and Starwood to consummate the closing transactions are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	Host common stockholders must have approved the issuance of Host common stock in the closing transactions;

•	required antitrust approvals in Canada and Italy must have been obtained (although, Host or Starwood generally may elect to complete the closing transactions other than those subject to this type of approval – in which case the parties would be obligated to subsequently close on the deferred hotels or entities, so long as the required antitrust approval was obtained within ninety days of the initial closing);

•	shares of Host common stock to be issued in the closing transactions must be approved for listing on the NYSE, subject to official notice of issuance;

•	Host’s registration statement of which this proxy statement/prospectus is a part must be declared effective under the Securities Act and not be subject to any stop order or proceedings seeking a stop order;

•	the transactions contemplated by the master agreement must not be prohibited by law or subject to any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction;

•	the articles of merger effecting the REIT merger must have been accepted for record by the State Department of Assessments and Taxation of Maryland;

•	the 20-trading day average closing price of a share of Host common stock must not be less than $13.60 on the date on which the closing date is determined; and

•	there must not be any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to the business of Starwood currently contemplated to be acquired by Host – in the case of conditions to Host’s obligations – or with respect to Host – in the case of conditions to Starwood’s obligations.

A “material adverse effect”, when used in reference to Host or the business of Starwood currently contemplated to be acquired by Host, means a material adverse effect on the business, assets, financial condition or results of operations of the applicable company or business, as the case may be, taken as a whole. However, any state of facts, change, development, effect, condition or occurrence will not be deemed to have a material adverse effect if they arise out of or result primarily and directly from:

•	any change in the market price or trading volume of the publicly-traded stock of the applicable company (but not the underlying cause(s) of such change);

•	changes in the United States economy (or the economy of another country in which any hotel currently contemplated to be acquired by Host is located) generally which do not disproportionately affect the applicable company or business in any material respect;

•	the announcement and pendency of the transactions contemplated by the master agreement;

•	seasonal fluctuations in the applicable company or business; or

•	changes in GAAP or in law or regulation generally affecting the hotel and leisure industry, except in each case to the extent the applicable company or business is disproportionately affected in any material respect.

Notwithstanding the foregoing, no state of facts, change, development, effect, condition or occurrence will be disregarded when determining the existence a material adverse effect if it results from (i) the commencement or material worsening of a war or armed hostilities or other national or international calamity or (ii) any terrorist activities.

The following chart provides an outline of the required stockholder, landlord, lender and bondholder consents and regulatory approvals that must be obtained prior to closing. While the Host stockholder consent is a condition to closing for the entire transaction, the other consents relate to hotels or debt that could be excluded from the transactions. See “Material Terms of the Principal Transaction Agreements — Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” on page 97.

Host Stockholder Consent
Host common stockholders must have approved the issuance of Host common stock in the closing transactions.
Landlord Consents

The consent of the following landlords under the applicable ground leases must have been obtained in order to transfer to Host the applicable properties:
• The Corporation of the City of Hamilton (Sheraton Hamilton);
• The Corporation of the City of Toronto (Sheraton Centre Toronto)
• The San Diego Unified Port District (Sheraton San Diego Hotel & Marina);
• The Native Land Trust Board (Sheraton Fiji Resort and the Sheraton Royal Denarau Resort); and
• Secon Properties (The Westin South Coast Plaza).
Lender Consents

The consent of the lenders under the following mortgage loans must have been obtained in order to transfer to Host the applicable properties:
• The Westin Indianapolis, Nomura Loan, 9.214%, due March 11, 2022;
• The Westin Tabor Center, Nomura Loan, 8.505%, due December 11, 2023; and
• Sheraton Fiji Resort and Sheraton Royal Denarau Resort, Westpac Loan, 4.300%, due December 31, 2009.*
In addition, while not a closing condition under the master agreement, Host must also obtain the consent of its credit facility banks (identified on page 74) both in order to enter into the bridge loan facility and to provide the guarantee of SHC indebtedness necessary as part of the consent solicitation for this indebtedness.
Bondholder Consents

As a condition to the following debentures remaining obligations of SHC following the closing, the consent of the holders of such debentures must have been obtained:
• SHC debentures, 7 3/8%, due November 15, 2015; and
• SHC debentures, 7 3/8%, due November 15, 2025.
Regulatory Approvals

The following regulatory approvals must be obtained in order to transfer to Host the applicable properties:
Canada:
– An advance ruling certificate issued by the Commissioner of Competition or her designee under Section 102 of the Competition Act (Canada); and
– An advance income tax ruling from the Canada Revenue Agency.

Fiji:
– A foreign investment registration certificate from the Fiji Islands Trade and Investment Bureau;
– Reserve Bank of Fiji approval; and
– Fiji Island Reserve and Customs Authority approval.

Italy:
– The sale of the capital stock of the entity owning The Westin Europa & Regina may trigger the applicability of the right of first refusal of the state due to recent case law and as such, the sale could be subject to two 60-day right of first refusal periods by the Italian Ministry of Cultural Heritage; and
– Notification to the Italia Competition Authority (Autorita Garante della Concorrenza e del Mercato) under the Italian Law on Competition No. 287 of 10 October 1990.

Spain:
– The sale of The Westin Palace, Madrid, a Luxury Collection Hotel, may trigger the first refusal right and repurchase right of the Regional Education and Sports Ministry of the Autonomous Community of Madrid and the Town Council of Madrid and, as such, the sale could be subject to a 60-day waiting period.
* Consent previously obtained by Starwood.

Additional Conditions to the Obligations of Host to Effect the Closing Transactions

The obligations of Host to consummate the closing transactions are subject to the satisfaction or waiver, if legally permissible, of the following additional conditions:

•	the representations and warranties of Starwood and Starwood Trust, disregarding all qualifications and exceptions relating to materiality, material adverse effect, material impairment or specified numerical threshold, must be true and correct as of November 14, 2005 and as of closing (except to the extent that the representations and warranties speak as of another date, in which case such representations and warranties must be true and correct as of such other date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or result in a material default by Starwood under any of the operating agreements, license agreements or sublease agreements to be entered into with Host at closing; provided, however, that the representations and warranties of Starwood relating to due organization, power, authority, certain line items of financial statements and exemption from anti-takeover statutes must be true and correct in all material respects as of November 14, 2005 and as of closing (except to the extent that the representations and warranties speak as of another date, in which case such representations and warranties must be true and correct as of such other date);

•	Starwood must have performed in all material respects all obligations required to be performed by it under the master agreement;

•	Host must have received an opinion of Sidley Austin LLP that (1) certain private REIT subsidiaries of Starwood Trust were organized and have been operated in conformity with the requirements for qualification as a REIT under the Code and (2) SLT Realty Limited Partnership has been, and continues to be, treated for federal income tax purposes as a partnership;

•	hotels currently contemplated to be acquired by Host with respect to which any Host deferral trigger has occurred or Starwood has exercised its deferral rights, collectively, must not:

•	include any of the following hotels: Sheraton New York Hotel & Towers, W New York, W Seattle and Westin Grand, Washington D.C.;

•	include any two or more of the following hotels: Sheraton Boston Hotel, Westin Seattle, Westin Tabor Center and Westin Indianapolis; or

•	have an aggregate agreed value of more than $1 billion (except for certain deferred foreign hotels);

See “— Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97 for a description of deferral triggers and deferral rights.

•	with respect to any Starwood asset not currently contemplated to be acquired by Host but that Host is required to hold on behalf of Starwood pursuant to the master agreement:

•	Host must have not made a good faith determination that holding such asset could reasonably be expected to cause a significant risk with respect to its REIT status under the Code; and

•	the transfer of such asset to a taxable REIT subsidiary of Host, and the holding of such asset by such taxable REIT subsidiary, must not require a consent or approval that has not been obtained and would not reasonably be expected to cause a REIT status failure under the Code;

•

Host must have received a study prepared for Starwood by Deloitte & Touche LLP, PricewaterhouseCoopers LLP or Ernst & Young LLP to the effect that, immediately after the consummation of the closing transactions, (1) no entity being acquired by Host that is domestic and is treated as a corporation for federal income tax purposes will have any “C corporation” earnings and profits and (2) the aggregate amount of “C corporation” earnings and profits of the entities being acquired by Host that are foreign and are treated as corporations for federal income tax purposes will not exceed $50 million;

•	Host’s internal restructuring prior to closing must have been completed and there must not exist any material consents for certain of Host’s post-closing internal restructuring transactions to be completed;

•	there must not have occurred (or be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to result in) a Trust Assumption Event (as such term is defined in Section 11.21(b) of the indenture for Starwood’s outstanding convertible bonds), which would result in Starwood Trust assuming obligations under such indenture

•	certain financial statements and certificates required to be delivered by Starwood must have been delivered;

•	Starwood’s internal restructuring must have satisfied certain parameters generally designed to maintain certain of Host’s intended tax positions with respect to the hotels being acquired by Host;

•	all lenders and other third parties relating to the assumption of certain specified indebtedness by Host must have provided consents and other approvals required as a result of the closing transactions; and

•	there must not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, with notice or the passage of time or both, would reasonably be expected to result in a material default by Starwood under any of the operating agreements, license agreements or sublease agreements to be entered into with Host at closing.

Additional Conditions to the Obligations of Starwood to Effect the Closing Transactions

The obligations of Starwood to consummate the closing transactions are subject to the satisfaction or waiver, if legally permissible, of the following additional conditions:

•	the representations and warranties of Host, disregarding all qualifications and exceptions relating to materiality, material adverse effect or specified numerical threshold, must be true and correct as of November 14, 2005 and as of closing (except to the extent that the representations and warranties speak as of another date, in which case such representations and warranties must be true and correct as of such other date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or result in a material default by Host under any of the operating agreements, license agreements or sublease agreements to be entered into with Starwood at closing; provided, however, that the representations and warranties of Host relating to due organization, power and authority must be true and correct in all material respects as of November 14, 2005 and as of closing (except to the extent that the representations and warranties speak as of another date, in which case such representations and warranties must be true and correct as of such other date);

•	Host must have performed in all material respects all obligations required to be performed by it under the master agreement, and the receipt of a certificate of an executive officer of Host to that effect;

•	Starwood must have received an opinion of Hogan & Hartson LLP that (1) Host was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (2) after giving effect to the REIT merger, Host’s proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code;

•	hotels or entities currently contemplated to be acquired by Host with respect to which any Starwood deferral trigger has occurred or Host has exercised its deferral rights, collectively, must not:

•	include SHC;

•	include any one of the following hotels: Sheraton New York Hotel & Towers, Sheraton Boston Hotel or Sheraton San Diego Hotel & Marina;

•	include any five or more of the following hotels: Capitol Hill Suites DC, San Cristobal Tower, Sheraton Braintree Hotel, Sheraton Hotel Parsippany, Sheraton Indianapolis Hotel & Suites, Sheraton Milwaukee Brookfield Hotel, Sheraton Needham Hotel, Sheraton Providence Airport Hotel, Sheraton Roma Hotel & Conference Centre, Sheraton Santiago Hotel & Convention Centre, Sheraton Skyline Hotel & Conference Center, Sheraton Stamford Hotel, Sheraton Suites Tampa Airport, Sheraton Tucson Hotel & Suites, Westin Cincinnati, Westin Indianapolis, Westin Los Angeles Airport, Westin Mission Hills Resort, Westin South Coast Plaza or Westin Tabor Center; or

•	have an aggregate agreed value of more than $400 million of assets in Starwood Trust;

See “—Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97 for a description of deferral triggers and deferral rights.

•	there must not have occurred any actual or proposed change in tax law or regulation with respect to consolidated tax return rules that would reasonably be expected to result in a material risk of Starwood incurring an economic cost of more than $200 million that Starwood did not expect to bear from the transactions contemplated by the master agreement, which is referred to throughout this proxy statement/prospectus as a substantial tax detriment; and

•	there must not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, with notice or the passage of time or both, would reasonably be expected to result in a material default by Host under any of the operating agreements, license agreements or sublease agreements to be entered into with Starwood at closing.

Host and Starwood are diligently pursuing the required material governmental and regulatory consents, approvals, orders and authorizations required to complete the closing transactions. There are a number of conditions, however, that, by their nature, can only be satisfied in the future or at the time of completion of the REIT merger. There can be no assurance that these conditions will be satisfied, including: obtaining the requisite stockholder approval; the absence of court orders or injunctions prohibiting the closing transactions; the absence of events that have had or would reasonably be expected to have a material adverse effect; and the receipt of required material governmental and regulatory approvals. In the unlikely event that a condition is not fulfilled, the parties may, but would not be required to, waive the condition and complete the closing transactions if the necessary stockholder approval has been obtained and the law allows the parties to do so.

Representations and Warranties

The master agreement contains customary representations and warranties of each of Host and Starwood as to itself and its subsidiaries, which are subject to qualifications in many respects for materiality — including material adverse effect — and knowledge. The representations and warranties contained in the master agreement relate to, among other things:

•	due organization, valid existence, good standing, qualification to do business and requisite power;

•	ownership of subsidiaries;

•	capital structure and payment of dividends;

•	authorization to enter into the transaction agreements and to consummate the closing transactions;

•	validity and enforceability of the transaction agreements;

•	absence of any conflict with, violation of or default under organizational documents, debt instruments, permits or material agreements as a result of entering into the master agreement and consummating the closing transactions;

•	absence of any governmental or third party consent, approval, order or authorization necessary to consummate the closing transactions;

•	compliance with the rules and regulations of the SEC and its reporting requirements, including the Sarbanes-Oxley Act of 2002;

•	accurate and compliant filings with the SEC and financial statements;

•	absence of certain changes and events since December 31, 2004;

•	absence of material pending or threatened litigation and outstanding or threatened governmental orders;

•	absence of violations or liabilities under environmental laws;

•	tax matters, including qualification as a REIT;

•	broker’s and finder’s fees;

•	possession of all permits and regulatory approvals and compliance with applicable laws;

•	validity and absence of violations of or defaults under material contracts;

•	various insurance matters;

•	required stockholder approval for the closing transactions;

•	information supplied for inclusion in this proxy statement/prospectus;

•	with respect to Host only, ownership and activities of the merger subsidiaries; and

•	with respect to Starwood only,

•	various matters relating to owned and leased real property,

•	certain related party transactions,

•	appropriate funding of pension and employee benefit plans and compliance with applicable regulations,

•	labor and other employment matters,

•	ownership and validity of intellectual property rights,

•	guarantees and letters of credit,

•	title to personal property and sufficiency of assets, and

•	inapplicability of anti-takeover statutes.

Survival of Representations and Warranties

Except as specified below, the representations and warranties are of no further force or effect after the closing.

•	Starwood’s representations and warranties regarding title to personal property and sufficiency of assets survive six months following the closing, as do all representations and warranties (other than representations regarding title to real property and taxes) with respect to breaches of which, at closing, (1) Starwood’s Chief Financial Officer, General Counsel, Treasurer or President of the Real Estate Group had actual knowledge and (2) Host’s Chief Financial Officer, General Counsel and Executive Vice President of Acquisitions and Development did not have actual knowledge.

•	Starwood’s and Host’s representations and warranties regarding due organization, power, authority and required stockholder approvals survive six years following the closing.

•	Starwood’s and Host’s representations and warranties regarding capitalization and broker’s fees survive indefinitely.

Covenants Regarding the Conduct of Business Prior to the Closing

General Restrictions on Activities

Host and Starwood have agreed to restrictions on their respective activities until the earlier of the closing or the termination of the master agreement, except as specifically permitted by the master agreement or, in certain cases, as required by the SEC, applicable law or GAAP, as applicable. In general, each of Host and Starwood is required to (and, in the case of Starwood, the following apply only to the business, hotels, assets and entities to be acquired by Host):

•	use its commercially reasonably efforts to preserve intact its business organizations and goodwill as a whole as in effect on December 31, 2004;

•	not change in any material manner any of its methods, principles or practices of accounting;

•	duly and timely file all material reports, tax returns and other documents required to be filed with governmental authorities;

•	not amend its organizational documents, except (1) with respect to Host, to the extent necessary to authorize or designate additional shares or classes of capital stock or other equity interests or reflect the admission of additional limited partners (2) with respect to each of Host and Starwood, to the extent necessary to reflect certain transactions that can be made without a vote of limited partners;

•	not (1) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any division thereof or any equity interest therein or asset thereof or enter into any other business combination or (2) sell or otherwise dispose of any material portion of its business if (in the case of clause (1) or (2)), such acquisition, combination, sale or other disposition is reasonably likely to prevent or delay, in any material respect, the consummation of the closing transactions; and

•	not enter into any contract or otherwise agree to do any of the foregoing actions.

Additional Restrictions on Host’s Activities

In addition, Host has agreed that, prior to closing (and, with respect to the restrictions on issuances of equity interests in Host or Host LP, until the 60th day after closing), unless otherwise approved by Starwood, which consent will not be unreasonably withheld, conditioned or delayed, or as permitted by the master agreement, it will not:

•	enter into any reorganization;

•	except in connection with the use of Host common stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, (1) authorize, declare or pay any dividend or make any other distribution or payment with respect to Host common stock or Host LP units or (2) make any change in the number of issued and outstanding shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Host or Host LP, except for:

•	redemptions of Host common stock required to preserve its REIT status under the Code;

•

declarations or payments of a dividend or other distribution (or an increase in such dividend or distribution) by Host or Host LP (1) reasonably believed by it to be necessary to maintain its REIT status under the Code, avoid the incurrence of certain taxes or avoid the need to make one or more extraordinary or disproportionately larger dividends or distributions to meet any of the preceding objectives, (2) except for any special or extraordinary dividend, any quarterly dividends contemplated by Host’s current dividend policy or (3) with respect to Host preferred stock, at their respective stated dividend or distribution rates;

•	redemptions of Host LP units, whether or not outstanding on November 14, 2005, under the organizational documents of Host LP in which shares of Host common stock are utilized;

•	redemptions, exchanges or conversions of interests in Host or any of its subsidiaries in accordance with the terms of those interests that were in effect as of November 14, 2005 (or, in the case of interests issued after November 14, 2005, as of such later date);

•	issuances of Host common stock or rights to acquire Host common stock (1) to employees, officers or directors pursuant to benefit or compensation plans or (2) to any third party in consideration for the sale by such third party of any assets to Host so long as (in the case of clause (2)) such common stock will be subject to a lock-up for at least sixty days after the closing;

•	issuances of Host LP units subject to a lock-up for at least sixty days after the closing;

•	issuances of shares of Host preferred stock or other preferred securities that are not convertible into Host common stock prior to the sixtieth day after the closing; and

•	enter into any contract or otherwise agree to do any of the foregoing actions.

Additional Restrictions on Starwood’s Activities

In addition, Starwood has agreed that, prior to closing, unless otherwise approved by Host, which consent will not be unreasonably withheld, conditioned or delayed, or as permitted by the master agreement, it will:

•	conduct the operations (including with respect to maintenance and repairs) of each hotel being acquired by Host, and the business of each entity being acquired by Host, in the ordinary course of business consistent with past practice;

•	promptly notify Host of the occurrence of any loss, breakage or damage to a hotel being acquired by Host in excess of $1 million (irrespective of any insurance or third party proceeds which have been or may be received);

•	provide Host with (1) copies of all material notices and reports regarding the hotels being acquired by Host (including financial reports, capital expenditure reports and any material notices or reports received from any third party (or any affiliate of Starwood that is a hotel manager) with respect to any such hotel) and (2) as reasonably requested by Host, copies of all reports with respect to all bookings for the use and occupancy of the guest rooms and the meeting, restaurant and banquet facilities of each such hotel;

•	deliver to Host, as soon as reasonably practicable following receipt of such information, preliminary monthly operating results for each of the hotels being acquired by Host and use commercially reasonable efforts to deliver, within 20 days after month end, reasonably detailed monthly operating reports that reflect the operational results of each such hotel;

•	use commercially reasonable efforts to pursue the completion of capital expenditure projects in accordance with the Starwood capital budget and not undertake any capital expenditures not in accordance therewith unless such expenditures are related to life safety, compliance with laws or maintenance and repair in the ordinary course of business consistent with past practice, are substantially completed prior to closing or would be permitted to be undertaken without Host’s consent under the operating agreements or sublease agreements to be entered into with Host at closing;

•	with respect to the business being acquired by Host, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on November 14, 2005 (except in the case of a material increase in premium levels since November 14, 2005, in which case insurance coverage is to be maintained to the extent it is maintained at similar hotels owned by Starwood), and pay all insurance premiums as and when they become due;

•	with respect to any entity being acquired by Host, not make or rescind any express or deemed material tax election that (1) materially adversely affects such entity’s tax liabilities in taxable years following the closing as a result of a reduction in the tax basis of an asset or a change in depreciation or (2) could reasonably be expected to cause a significant risk that Starwood Trust or private REIT subsidiaries of Starwood Trust, or, after the closing, SHC, Host or certain Host affiliates that are REITs would fail to qualify as a REIT under the Code;

•	except with respect to indebtedness with respect to which all liabilities that are fully discharged at or prior to closing or that does not constitute certain specified indebtedness to be assumed by Host at closing, not, with respect to an entity being acquired by Host, (1) incur, or enter into any commitment to incur, indebtedness other than certain specified indebtedness to be assumed by Host at closing or (2) modify, amend or terminate, or enter into any commitment to modify, amend or terminate, any indebtedness;

•	not make any change in the number of issued and outstanding shares of beneficial interest, capital stock, membership interests, units of limited partnership interest or other interests (other than (1) the issuance or repurchase of paired shares of Starwood and Starwood Trust or securities convertible or exchangeable therefor or (2) the redemption of Class B Exchangeable Preferred Shares of Starwood Trust for cash in accordance with the master agreement) of any entity being acquired by Host other than the redemption or cancellation of interests in such entities pursuant to Starwood’s internal restructuring plan;

•	notwithstanding the foregoing restriction, Starwood is free to issue or repurchase paired shares of Starwood and Starwood Trust so long as it complies with its obligation under the master agreement to limit the number of outstanding Class B shares of Starwood Trust immediately prior to closing so that not more than $2.47 billion of Host common stock ($200 million of which would offset cash consideration), based on a $17.00 per share value, would be issuable in the closing transactions.

•	not sell, lease, mortgage, subject to encumbrance (other than permitted title exceptions) or otherwise dispose of any of the entities or assets being acquired by Host, except for disposals of inventories, consumables and FF&E in the ordinary course of business consistent with past practice;

•	with respect to the business being acquired by Host or any equity holder claims arising out of the closing transactions, not pay, discharge, settle or satisfy any claims or liabilities other than the payment, discharge, settlement or satisfaction (1) in the ordinary course of business consistent with past practice, (2) in full of claims or liabilities which involve an amount no greater than $150,000 (or $1 million where such claims or liabilities relate to injury or damage to a hotel being acquired by Host and are covered by insurance) with respect to an individual claim or liability, or one or more related claims or liabilities, and do not impose any material liability other than the payment of money, (3) with respect to equity holder claims, if, after such payment, discharge, settlement or satisfaction, such equity holder does not hold any interest in a entity being acquired by Host or (4) in accordance with their terms, of liabilities reflected or reserved against in the most recent quarterly consolidated financial statements (or the notes thereto) of Starwood furnished to Host prior to November 14, 2005;

•	with respect to an entity or hotel being acquired by Host, not guarantee the indebtedness of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing unless such guarantee or other arrangement terminates (with no surviving liability) at or prior to the closing;

•	not enter into any commitment between any entity being acquired by Host or, with respect to the business being acquired by Host, any seller, on the one hand, and any officer or director of Starwood or any of its retained subsidiaries, on the other hand, unless such commitment relates to a change in compensation or benefits of an officer or director employed in connection with the business being acquired by Host located outside of the United States;

•

except in the ordinary course of business consistent with past practice or as would be permitted without Host’s consent after the closing, not (1) materially increase any aggregate compensation and benefits payable to employees of the business being acquired by Host, (2) adopt or become liable for any employee plan that would materially increase the liability of any entity being acquired by Host or, with respect to the business being acquired by Host, any seller, (3) enter into or renegotiate any collective bargaining agreement with respect to employees of the business being acquired by Host or (4) incur any withdrawal liability under any multiemployer plan that could result in a liability to Host with respect to such business;

•	not materially amend, terminate or waive compliance with the terms of or breaches under, any ground lease or material contract unless, except in the case of any ground lease, such amendment or waiver would not reasonably be expected to result in a material increase in any liability to be assumed by Host at the closing or otherwise adversely affect the business or any entity being acquired by Host in any material respect, or enter into a new ground lease or material contract unless, except in the case of any ground lease, it is terminable by Host after the closing without any penalty, premium, termination payment or other liabilities upon not more than ninety days notice; provided that Starwood is generally not restricted with respect to its national or regional operating agreements;

•	with respect to any entity being acquired by Host, not settle or compromise without notifying and obtaining input from Host, any material tax liability to the extent such settlement or compromise would reasonably be expected to materially reduce the tax basis of Host in an asset being acquired;

•	not take any action, or omit to take any action reasonably requested by Host, that could reasonably be expected to cause a significant risk that Starwood Trust or private REIT subsidiaries of Starwood Trust, or, after closing, SHC, Host or certain Host affiliates would fail to qualify as a REIT under the Code;

•	not (1) approve any operating plan for calendar year 2006 or (2) hire any general manager of a hotel being acquired by Host without affording to Host the review, consultation and consent rights which Host would have after the closing;

•	provide Host with notice of any allegation of any violation of Starwood’s Code of Conduct and Business Ethics that Starwood’s Global Compliance Group receives for investigation with respect to the business being acquired by Host; and

•	not enter into any contract or otherwise agree to do any of the foregoing actions.

No Solicitation

Each of Starwood and Starwood Trust has agreed that neither it nor any of its subsidiaries will authorize or permit, directly or indirectly, any officer, director, trustee, employee, agent, investment banker, financial advisor, attorney, accountant, broker, consultant or other agent or representative to:

•	invite, initiate, solicit or encourage the making or submission of any takeover proposal or related inquires;

•	engage in any discussions or negotiations with or provide any confidential or non-public information to, or afford access to properties, books or records to, any third party relating to, or that may reasonably be expected to lead to, a takeover proposal;

•	enter into any agreement relating to a takeover proposal or the abandonment, termination or other failure to consummate the closing transactions;

•	propose publicly to agree to do any of the foregoing; or

•	otherwise facilitate any effort or attempt to make or implement a takeover proposal.

Each of Starwood and Starwood Trust may, however, before February 12, 2006, in response to an unsolicited bona fide written takeover proposal that Starwood’s board of directors or Starwood Trust’s board of trustees, as applicable, determines in good faith is reasonably likely to result in a superior proposal, furnish information with respect to Starwood (including with respect to the entities, assets and business currently contemplated to be acquired by Host) to the third party making such takeover proposal and its representatives pursuant to a customary confidentiality agreement, which agreement is not materially less restrictive of such third party than the confidentiality agreement entered into by Starwood with Host, and participate in discussions or negotiations with such third party and its representatives regarding any takeover proposal. The master agreement also provides that Starwood may respond to a third-party tender offer as required by the federal securities laws.

A “takeover proposal” means any inquiry, proposal or offer with respect to any transaction or series of transactions, other than the closing transactions, that would reasonably be expected to result, directly or indirectly, in any:

•	merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any entity currently contemplated to be acquired by Host;

•	sale, acquisition, tender offer, exchange offer, offering, spin-off, share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 10% of more of the outstanding voting equity securities or other interests (measured by voting power or economic interest) of any entity currently contemplated to be acquired by Host; or

•	sale, lease, exchange, mortgage, license, pledge, transfer or other disposition of any of the assets or entities currently contemplated to be acquired by Host.

However, a takeover proposal will not include any inquiry, proposal or offer that relates to a merger, consolidation, share exchange or other similar business combination that relates solely to Starwood assets or entities not currently contemplated to be acquired by Host or Starwood’s retained subsidiaries.

A “superior proposal” means any unsolicited bona fide written offer made by a third party to acquire, directly or indirectly, assets currently contemplated to be acquired by Host representing more than 42% of the aggregate agreed amount of all assets currently contemplated to be acquired by Host, on terms which a majority of Starwood’s board of directors or a majority of Starwood Trust’s board of trustees, as applicable, determines in good faith, after consultation with outside financial advisors, to be more favorable to the holders of Starwood common stock or Starwood Trust shares, as applicable, than the transactions contemplated by the master agreement (and any revised proposal made by Host), taking into account the likelihood of the consummation of such transaction and all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Starwood will as promptly as practicable (but in any event within 24 hours) notify Host, orally and in writing, if it (1) receives a takeover proposal or an amendment to a previously received takeover proposal or any request for confidential or non-public information relating to, or for access to any properties, books or records of, the business (or any portion of it) currently contemplated to be acquired by Host and (2) engages in any discussions or negotiations with, or provides confidential or non-public information relating to any portion of the business currently contemplated to be acquired by Host to, any third party with respect to a takeover proposal, including the identity of such third party. Starwood will keep Host reasonably informed as to the material terms of any takeover proposal, indication, request or expression and, if in writing, deliver to Host copies of any takeover proposal or material amendment or change to such takeover proposal.

Other Agreements Relating to the Period Prior to Closing

Host Stockholders Meeting

Host is required to recommend that its stockholders approve the issuance of Host common stock in the closing transactions and may not withdraw, modify, amend or qualify, in any manner adverse to Starwood, such recommendation; provided, however, that Host is free to make accurate and complete public disclosure of factual information regarding Host’s or Starwood’s respective businesses (and such disclosure is not deemed to be a change in Host’s recommendation) so long as Host does not withdraw, modify, amend or qualify, in any manner adverse to Starwood, its recommendation and to the extent Host determines in good faith, on the basis of the advice of outside legal counsel, that this factual information is required to be disclosed under applicable law. Host is also required to include its recommendation in this proxy statement/prospectus and, unless the master agreement has been terminated, submit a proposal to approve the issuance of Host common stock in the closing transactions to its stockholders at the Host stockholders meeting for the purpose of obtaining the requisite stockholder approval.

Stock Exchange Listing

Host will use reasonable best efforts to cause the shares of Host common stock to be issued in the closing transactions to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing.

Affiliates

Starwood has agreed to deliver to Host a letter identifying all persons who may be, at the time of the Host stockholders meeting, “affiliates” of Starwood for purposes of Rule 145 under the Securities Act and to use its commercially reasonable efforts to cause each of those affiliates to enter into a written agreement not to offer, sell, or otherwise dispose of any of the shares of Host common stock issued to them in the REIT merger in violation of the Securities Act or the rules promulgated thereunder.

Deferral of Hotels

General

Host and Starwood have agreed that, in the circumstances described below, one or both of them may elect to “defer” – or temporarily (or, ultimately, permanently) exclude from the closing transactions – one or more hotels or entities currently contemplated to be acquired by Host in the closing transactions; provided that neither party will be required to close if the deferrals result in the failure of its applicable closing condition described above in the section entitled “—Conditions to Completion of the Closing Transactions” beginning on page 85. Once a deferral election is made by either party, subject to the cure of the applicable “deferral trigger” – or the basis for the deferral – the applicable hotels and entities will be retained by Starwood at the initial closing, with a reduction in the cash portion of the purchase price generally equal to the sum of the amounts allocated to the applicable hotels in the master agreement.

Host and Starwood have agreed to cooperate to cure any deferral triggers prior to closing or after closing until the applicable deadline described below. If, after closing but prior to the applicable deadline, all deferral triggers with respect to any deferred hotel or entity are cured or waived, Host will acquire the applicable hotel or entity from Starwood for a cash amount equal to the amount by which the purchase price was reduced for such hotel or entity at the initial closing; provided that the amount will be subject to adjustments as described above in the section entitled “Consideration — Purchase Price Adjustments” beginning on page 80. If deferral triggers are not cured or waived with respect to a hotel or entity prior to the applicable deadline, that hotel or entity will not be acquired by Host.

For most hotels the applicable deadline for deferral triggers to be cured is 90 days after the initial closing, except as described below in “— Host’s Deferral Rights” with respect to certain deferrals of foreign hotels. If the parties disagree regarding whether a deferral trigger exists, such matter will be submitted to binding arbitration; provided that such disputed deferral trigger will be deemed to exist until such time, if ever, that the arbitrator determines, or the parties otherwise agree, that such disputed deferral trigger does not exist. In the event of such a disagreement, the applicable deadline with respect to the disputed hotels and entities will be extended until 30 business days after the resolution of the disagreement.

Host’s Deferral Rights

Host can defer any hotel or entity currently contemplated to be acquired by Host from the initial closing transactions without Starwood’s consent upon the occurrence of any of the following “deferral triggers” related to such hotel or entity:

•	casualty at a hotel currently contemplated to be acquired by Host that results in cost of repair (without taking into account insurance) in excess of 25% of the value of such hotel;

•	condemnation of a hotel currently contemplated to be acquired by Host that results in an economic impact (without taking into account any condemnation award) in excess of 25% of the value of such hotel;

•	after the date of the Host special meeting, one or more of the following that results in an economic impact (without taking into account any indemnification or insurance) in excess of 25% of the value of a hotel or entity currently contemplated to be acquired by Host:

•	breach of any of the following Starwood representations if the economic effect of such breach exceeds $500,000: absence of changes, litigation, real property (other than title), environmental matters, compliance with laws and certain types of material contracts;

•	breach of any of the following Starwood representations if the economic effect of such breach exceeds $100,000: sufficiency of assets and title to personal property;

•	breach of any of the following Starwood representations: due organization, power, authorization, necessary governmental or third party consents, capitalization and title to real property; or

•	failure to obtain a required, but not previously identified, consent;

•	after the date of the Host special meeting, failure to obtain any consent identified prior to signing the master agreement, including any governmental approvals;

•	after the date of the Host special meeting, failure of Starwood to complete its restructuring in a manner that satisfies Host’s restructuring conditions;

•	after the date of the Host special meeting, (1) required antitrust approvals are not obtained or (2) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction is issued or laws become effective that prevent the closing transactions or make them illegal;

•	after the date of the Host special meeting, the portion of the costs of certain lease structures attendant to the ownership of certain foreign hotels currently contemplated to be acquired by Host, including consents of works councils, and certain indemnification liabilities, in each case payable by Host, would reasonably be expected to exceed 10% of the EBITDA that would (but for such costs and liabilities) otherwise be received by Host with respect to such foreign hotels during the twelve months immediately following the closing. (In certain countries, the operating relationship between applicable affiliates of Host and Starwood may be reflected in lease structures in lieu of operating agreements, so as to comply with and conform to the legal framework in those countries consistent with the tax framework under which Host does business in the United States. As a result of these lease structures, certain costs may be incurred by Starwood or its affiliates that would not otherwise be incurred under the more customary operating agreement format. An example of such incremental costs would be additional costs that might be incurred in relation to the consultations with and consents of the works councils, which represent the work force at the hotels, as may be required under the laws of such countries, necessitated by the lease structure, but which would not have been incurred under the operating agreement structure. Host has indemnified Starwood to the extent there are incremental costs resulting from or relating to the implementation of these lease structures.); or

•	if Host’s closing conditions are satisfied on the overall closing transactions, but a required consent has not been obtained (or there is another deferral trigger) with respect to one of three primary European hotels (i.e., Westin Palace Madrid, Westin Palace Milan and the Westin Europa & Regina), Host can elect to defer all acquired hotels located outside of the United States, Canada and Poland; provided that the applicable deadline for cure of this deferral trigger will be October 17, 2006.

Starwood’s Deferral Rights

Starwood can defer any hotel or entity currently contemplated to be acquired by Host from the initial closing transactions without Host’s consent upon the occurrence of any of the following “deferral triggers” related to such hotel or entity:

•	after the date of the Host special meeting, (1) required antitrust approvals are not obtained or (2) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction is issued or laws become effective that prevent the closing transactions or make them illegal;

•	after the date of the Host special meeting, failure to obtain any consent identified prior to signing the master agreement, including any governmental approvals; or

•	Starwood does not succeed in obtaining the desired ruling from the Canadian tax authorities with respect to certain Canadian restructuring transactions related to the sale of the Canadian hotels to Host.

If either of the hotels located in Fiji is subject to a deferral trigger, then the other hotel located in Fiji will be deemed to be subject to a deferral trigger.

Cooperation with Financing

Starwood is required to reasonably cooperate with Host in connection with efforts to obtain financing undertaken by Host, including using commercially reasonable efforts to provide financial information, data and projections, answering questions in due diligence sessions, reviewing offering materials, and using commercially reasonable efforts to obtain auditors’ comfort letters and consents to the inclusion of its audit reports in any of Host’s SEC filings. In connection with this provision, Host and Starwood entered into a Financing Cooperation Indemnification Agreement, pursuant to which Host agreed generally to indemnify Starwood and its representatives against Losses arising out of third party claims based on untrue or misleading information in Host’s financing offering materials or other specified documents, or similar claims, except to the extent the untrue or misleading information was provided by Starwood for inclusion in the offering materials.

Standard of Efforts

The master agreement contains additional covenants of Host and Starwood, including covenants to use (1) reasonable best efforts to obtain all necessary waivers, consents, approvals, permits and authorizations from governmental entities and third parties to complete the closing transactions and (2) commercially reasonable efforts to take all actions and to do all things, necessary, proper or appropriate to complete the closing transactions, including, among other things:

•	satisfying the conditions precedent to the obligations of the other party;

•	defending any lawsuits or legal proceedings that challenge the master agreement;

•	executing and delivering any additional documents, instruments and conveyances; and

•	Starwood cooperating with Host’s efforts to obtain title policies with respect to the hotels being acquired by Host.

Nonassignment Provisions

Excluded Assets

The master agreement allows Starwood and Host to close over a failure by Starwood to obtain any required consent, approval or amendment, or remove a hotel or other asset not currently contemplated to be acquired by Host from the entities currently contemplated to be acquired by Host, so long as the retention of such excluded asset in an entity to be acquired by Host, or the income derived from such asset, or the transfer of such asset to a taxable REIT subsidiary of Host, would not cause a REIT entity of Host not to qualify as a REIT under the Code. Starwood will bear the economic benefits and burdens post-closing of any excluded assets that Starwood is unable to transfer out of an entity to be acquired by Host. Starwood must continue after closing to try to obtain whatever consent, approval or amendment is required in order to transfer such excluded asset out of the applicable entity. Host must continue to hold any such excluded asset indefinitely until such time, if ever, that (1) such excluded asset can be transferred back to Starwood or (2) Host’s continued holding of such excluded asset would cause any REIT entity of Host to fail to qualify as a REIT under the Code. Host will be generally indemnified by Starwood for all losses arising from any such arrangement with respect to excluded assets.

Acquired Assets

The master agreement also provides that Host will bear the economic benefits and burdens post-closing of any assets that Host was supposed to, but did not, acquire at closing due to Starwood’s failure to obtain whatever consent, approval or amendment is required in order to transfer such assets to Host, except that Starwood will be responsible for any excess expenses and liabilities incurred due to such failure. Starwood must continue after closing to try to obtain such required consent, approval or amendment.

Survival of Covenants

The covenants and agreements of the parties contained in the master agreement generally survive the closing until the expiration of the applicable statute of limitations, except that:

•	the parties’ obligations with respect to the conduct of their respective businesses pre-closing and Starwood’s obligations with respect to its restructuring transactions generally survive for only one year following the closing; and

•	specifically identified covenants, which generally relate to verifiable actions intended to be completed prior to closing, do not survive the closing (although claims for any breaches thereof will survive if made prior to the closing).

Termination of the Master Agreement

Termination by Host or Starwood

The master agreement may be terminated at any time prior to the effective time of the REIT merger, whether before or after approval of the issuance of Host common stock in the closing transactions, as follows:

•	by mutual written consent of Host and Starwood;

•	by either Host or Starwood if:

•	any judgment, injunction, order, decree, ruling or action by any court or governmental entity permanently restraining, enjoining or otherwise prohibiting the closing transactions becomes final and non-appealable;

•

the closing transactions have not been consummated by or on April 17, 2006, except that (1) neither Host nor Starwood may terminate the master agreement if its failure to fulfill any of its obligations has been the cause of the failure of the closing transactions to occur on or before such date and

(2) Starwood may not terminate the master agreement if the announcement or pendency of a transaction that has resulted or will result in a more than 50% change in the ownership of Starwood, or discussions, negotiations or other activities with respect thereto, is the reason that the closing transactions have not been consummated on or before such date;

•	Host common stockholders do not approve the issuance of Host common stock in the closing transactions at a duly convened stockholders meeting, or at any adjournment or postponement of such stockholders meeting, at which the vote on the proposal to approve such stock issuance was taken;

•	the 20-trading day average closing price of a share of Host common stock is less than $13.60 on the date on which the closing date is determined;

•	any condition to the obligation of such party to consummate the closing transactions becomes incapable of satisfaction prior to April 17, 2006, except that the party whose failure to fulfill any obligation under the master agreement that was the cause of, or resulted in, the failure of such condition may not terminate the master agreement; or

•	the breach or failure to perform of any of the other party’s covenants, agreements, representations or warranties contained in the master agreement would result in the failure to satisfy one or more of the closing conditions, and such breach is incurable or has not been cured within 20 business days following notice of such breach;

•	by Host if:

•	Starwood consummates, or enters into any definitive agreement relating to, a transaction that has resulted or will result in a more than 50% change in the ownership of Starwood; or

•	it delivers to Starwood notice of actual or alleged breaches by Starwood of its representations and warranties and Starwood does not agree that the cap on Host’s indemnification will not apply for such identified breaches of representations and warranties;

•	by Starwood if:

•	prior to February 12, 2006, (1) Starwood receives a superior proposal as described above under “—No Solicitation” beginning on page 95, (2) Starwood’s board of directors or Starwood Trust’s board of trustees determines in good faith, after consulting with outside counsel, that a termination of the master agreement is consistent with its duties to its stockholders or shareholders, as applicable, under applicable law, (3) Starwood Trust gives Host five business days prior written notice of its intention to terminate the master agreement, (4) the board of Starwood or Starwood Trust, as applicable, determines in good faith, after consulting with its outside financial advisor, that the proposal continues to constitute a superior proposal taking into account any revised proposal made by Host during such five business day period and after taking into account the likelihood of consummation of such proposed transaction and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, to stockholders or shareholders, as applicable and (5) Starwood pays to Host the termination fee and expenses described below in “—Termination Fees and Expenses”; or

•	it delivers to Host notice of actual or alleged breaches by Starwood of its representations and warranties and Host does not agree to limit to $50 million Starwood’s total liability for Host’s indemnification claims for such identified breaches of representations and warranties.

Effect of Termination

Except for provisions in the master agreement regarding the effect of termination, confidentiality of nonpublic information, payment of fees and expenses, broker’s fees and specified miscellaneous provisions, if the master agreement is terminated as described above, the master agreement will become void and have no effect. In addition, if the master agreement is so terminated, there will be no liability on the part of Host or

Starwood, except to the extent that the termination results from a breach by any party of any of its representations, warranties, covenants or agreements contained in the master agreement. The confidentiality agreement, dated January 3, 2005, between Host and Starwood will continue in effect notwithstanding any termination of the master agreement.

Termination Fees and Expenses

Except as described immediately below or further below in the section entitled “—Transfer Taxes and Transaction Costs” beginning on page 103, all legal, investment banking and other fees and expenses incurred in connection with the closing transactions will be paid by the party incurring such fees and expenses, whether or not the closing transactions are completed.

Payments to Host

•	Starwood will be required to pay Host a $100 million termination fee and up to $20 million of its out-of-pocket expenses reasonably incurred in connection with the master agreement and the closing transactions since April 1, 2005 if Starwood terminates the master agreement in order to accept a superior proposal.

•	Starwood will be required to pay Host a $25 million termination fee and up to $20 million of its out-of-pocket expenses reasonably incurred in connection with the master agreement and the closing transactions since April 1, 2005 if the master agreement is terminated by either party as a result of the occurrence of a substantial tax detriment to Starwood.

•	Starwood will be required to pay Host up to $20 million of its out-of-pocket expenses reasonably incurred in connection with the master agreement and the closing transactions since April 1, 2005 if Starwood terminates the master agreement because Host declines to limit to $50 million Starwood’s total liability for Host’s claims for identified actual or alleged breaches by Starwood of its representations and warranties.

Payments to Starwood

•	Host will be required to pay Starwood up to $20 million of its out-of-pocket expenses reasonably incurred in connection with the master agreement and the closing transactions since April 1, 2005 if the master agreement is terminated by either party due to the failure to obtain the requisite vote of Host stockholders.

Maximum Fee Amount

The termination fee that Host may be entitled to receive will be an amount equal to the lesser of (1) $100 million or $25 million, as applicable, and (2) the maximum amount that can be paid to Host without causing Host to fail to meet the REIT income requirements under the Code. The unpaid amount, if any, will be placed in escrow and will be paid in subsequent years to the extent the payment would not cause Host to fail to meet the REIT income requirements under the Code. Starwood’s obligations to pay any unpaid portion of the termination fee will terminate on the date that is five years from the date such termination fee otherwise would have been made but for such REIT income requirements.

Collection of Termination Fee and Expenses

The master agreement provides that, if either Host or Starwood is required to file suit to seek all or a portion of any termination fee or expenses payable by the other party under the master agreement and prevails in that litigation, it will be entitled to (1) all expenses (including attorney’s fees) that it incurs in enforcing its rights under the master agreement and (2) interest on such fee from and including the date payment of the fee was due to, but excluding, the date of actual payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made.

Public Announcements

Host and Host LP, on the one hand, and Starwood and Starwood Trust, on the other hand, will consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statement with respect to the closing transactions and will not issue any such press release or make any public statement prior to consultation with the other, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Transfer Taxes and Transaction Costs

Host and Starwood will share equally (1) all stock transfer, real estate transfer, documentary, stamp, recording, registration and other fees, charges, premiums and other similar taxes incurred in connection with the closing transactions, (2) losses incurred in connection with obtaining consents, waivers or amendments from any third party in connection with the closing transactions, (3) certain taxes payable with respect to the transfer of certain hotels, (4) losses incurred in connection with severance or other similar payment obligations to employees attendant to the acquisition of certain foreign hotels, (5) mortgage transfer costs or expenses incurred in connection with the closing transactions, (6) costs associated with the defeasance of Starwood’s CMBS indebtedness and (7) certain losses incurred with respect to the assumption by Host of the SHC indebtedness. The sharing by Host and Starwood of these transfer taxes and transaction costs is subject, except in certain circumstances, to a $50 million cap on Host’s obligations.

The amount of all such transfer taxes and transaction costs payable by Host at closing will be reduced by an amount equal to 12.8 multiplied by the difference between Starwood’s original projected aggregate amount of hotel EBITDA for 2005 for the hotels (other than the Sheraton Royal Denarau Resort) being acquired by Host and the greater of (i) Starwood’s revised projected aggregate amount of hotel EBITDA for 2005 for such hotels and (ii) the actual aggregate amount of hotel EBITDA for 2005 for such hotels.

Separately, Host will generally be responsible for all costs of obtaining title policies, except that Starwood will pay up to $25,000 for non-imputation endorsements and, in certain circumstances, up to $250,000 in the aggregate with respect to title policies specified in the master agreement.

Tax Treatment

The parties intend that the REIT merger will be treated as a taxable purchase by Host LP of all of the outstanding shares of Starwood Trust in exchange for the REIT merger consideration. The parties further intend that the SLT merger will be treated as a taxable acquisition by Host LP of the units in SLT Realty Limited Partnership in exchange for the SLT merger consideration. A holder of units in SLT Realty Limited Partnership who participates in the SLT merger will be deemed to have agreed to such characterization of the SLT merger as a result of accepting the SLT merger consideration.

Amendments, Extensions and Waivers

Amendments

The master agreement may be amended by the parties in writing by action of Host’s board of directors, Starwood Trust’s board of trustees and Starwood’s board of directors (or any authorized committee).

Extensions and Waivers

At any time prior to the closing, any party to the master agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties thereto;

•	waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document delivered pursuant thereto; and

•	waive compliance by the other parties with any of the agreements or conditions contained therein.

Any agreement on the part of any party to the master agreement to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party.

Indemnification Agreement

General

Under the indemnification agreement, and subject to the limitations described below, Starwood has agreed to indemnify and hold Host, its subsidiaries and each of their respective officers, directors, employees, agents, representatives and affiliates harmless from (1) liabilities being retained by Starwood (retained liabilities), (2) breaches of Starwood’s covenants and agreements contained in the master agreement and (3) breaches of Starwood’s representations and warranties contained in the master agreement. Similarly, subject to the limitations described below, Host has agreed to indemnify and hold Starwood, its retained subsidiaries and each of their respective officers, directors, employees, agents, representatives and affiliates harmless from (1) liabilities being assumed by Host (assumed liabilities), (2) breaches of Host’s covenants and agreements contained in the master agreement and (3) breaches of Host’s representations and warranties contained in the master agreement.

Retained and Assumed Liabilities

Starwood will indemnify Host for every dollar of retained liabilities – there is no deductible, cap or survival limitation for these claims – including, among others:

•	liabilities related to Starwood’s other businesses or assets;

•	except for certain transfer taxes and transaction costs that Host has agreed to bear in connection with the closing transactions and except to the extent Host receives a credit against the amount of working capital it will acquire at closing, liabilities of Starwood (including the entities being acquired by Host) relating to (i) the internal restructuring of Starwood and its subsidiaries or (ii) the transfer taxes and other costs incurred in connection with the consummation of the closing transactions;

•	liabilities related to equity holders or creditors of Starwood or any entities being acquired by Host related to any claims regarding fiduciary duties, appraisal or dissenters’ rights or securities laws;

•	with respect to events occurring on or prior to the closing, liabilities under ERISA or employee plans or, except to the extent Host receives a credit against the amount of working capital it will acquire at closing, any other liabilities related to employees;

•	indebtedness except for certain specified indebtedness being assumed by Host that is either (1) indebtedness for which the purchase price is adjusted or (2) intercompany indebtedness for which Host will acquire the receivable as well as the payable;

•	liabilities arising out of (i) claims by holders of any interests in the entities that own the Fiji hotels existing on or before the closing date or (ii) six specified litigation matters involving various claims at the following seven hotels: San Cristobal Tower, Sheraton Centre Toronto Hotel, Sheraton New York Hotel & Towers, Sheraton Santiago Hotel & Convention Centre, Westin Palace Madrid, Westin Europa & Regina and Westin Mission Hills Resort; and

•

liabilities associated with the SLT merger or certain post-closing consequences thereof, including, among others, liabilities arising out of (i) any violations of the SLT limited partnership agreement or any other contracts with respect to SLT units in connection with the execution and delivery of the master agreement, the consummation of the closing transactions or the compliance by Starwood and its subsidiaries with the terms of the master agreement, (ii) any Class A RP unit special distributions or liquidation preference distributions or (iii) in the case of any SLT units outstanding after the effective time of the SLT merger, such SLT units other than an amount representing the value of the Host common stock into which such SLT units would be exchangeable after the SLT merger, including dividends paid on Host common stock.

Certain retained liabilities that are taxes are addressed in the tax sharing and indemnification agreement discussed below in the section entitled “—Tax Sharing and Indemnification Agreement” beginning on page 106.

Host will indemnify Starwood for every dollar — there is no deductible, cap or survival limitation — of liabilities, other than retained liabilities, of the entities being acquired by Host or to the extent relating to the business being acquired by Host and the indebtedness being assumed by Host, in each case except to the extent Host is entitled to be indemnified by Starwood with respect to such liabilities.

Breaches of Covenants

Similar to retained liabilities, the parties will indemnify each other for every dollar of losses arising from a breach of a covenant — there is no deductible or cap — except that with respect to breaches of covenants relating to the parties’ conduct of their respective businesses pre-closing, there is a $500,000 threshold comparable to the threshold described below for breaches of representations and warranties. However, the parties’ respective indemnification obligations are subject to the survival limitations discussed above in the section entitled “Other Agreements Relating to the Period Prior to Closing — Survival of Covenants” beginning on page 100, and Starwood’s indemnification obligations are subject to the limitation discussed below in the section entitled “Tax Sharing and Indemnification Agreement — Limitation on Tax Indemnification” beginning on page 106.

Breaches of Representations and Warranties

To the extent a loss results from a breach by one of the parties of its representations or warranties, and such loss does not represent a retained liability or assumed liability or result from a breach of a covenant, the other party’s right to indemnification will be subject to the applicable survival period (as discussed above in the section entitled “—Representations and Warranties — Survival of Representations and Warranties” beginning on page 91) and the deductible and cap discussed immediately below.

The indemnification agreement provides that materiality thresholds in the master agreement with respect to representations and warranties will be ignored (other than for certain specified representations), but neither Starwood nor Host will be liable for claims by the other with respect to breaches of representations or warranties involving:

•	individual losses (aggregating only losses that arise from the same or related facts, events or circumstances) of less than $500,000 or, in the case of Starwood’s representations relating to title to personal property and sufficiency of assets, $100,000 or, in the case of most of Starwood’s environmental representations, $2,000,000 (and such losses will not be aggregated towards the deductible);

•	losses that, in the aggregate, are less than $50 million;

•	losses in excess of $100 million (incremental to the deductible) unless, in the case of losses incurred by Host, Starwood agrees prior to closing that the cap will not apply for actual or alleged breaches of Starwood’s representations identified in a notice delivered by Host prior to closing (to prevent Host from terminating the master agreement as described above in the section entitled “—Termination of the Master Agreement — Termination by Host or Starwood” beginning on page 100); or

•

in the case of losses incurred by Host, losses in excess of $50 million to the extent arising from actual or alleged breaches of Starwood’s representations identified in a notice delivered by Starwood prior to closing, if Host agrees prior to closing to limit to $50 million its recourse with respect to the breaches identified in Starwood’s notice (to prevent Starwood from terminating the master agreement as described above under “—Termination of the Master Agreement — Termination by Host or Starwood” beginning on page 100).

The indemnification agreement excludes the following representations and warranties from the mini-baskets, deductible and cap, so that the amount of related damages subject to indemnification will be unlimited in amount: due organization, power, authority, capitalization, ground leases, broker’s fees and required stockholder approvals.

Market Capitalization/Transferee Assumption

Starwood has agreed that, through and until the end of its third full fiscal year beginning after the closing date, it will not sell or transfer any assets with an aggregate value in excess of $300 million to a third party if, at the time of such sale or transfer (or pro forma, after giving effect to such sale or transfer), Starwood would not maintain a market capitalization of at least $2 billion unless the transferee of such assets delivers to Host a guaranty unconditionally guaranteeing the liabilities of Starwood under the indemnification agreement in an amount equal to the value of the assets received by such transferee.

Tax Sharing and Indemnification Agreement

General

Under the tax sharing and indemnification agreement, and subject to the limitations described below, Starwood has agreed to indemnify and hold Host, its subsidiaries and each of their respective officers, directors, employees, agents, representatives and affiliates harmless from (1) pre-closing taxes of any entity being acquired directly or indirectly by Host, (2) taxes of Starwood and its retained affiliates, (3) certain losses resulting from a breach of Starwood or its affiliates of certain tax indemnification agreements or certain agreements containing tax protection provisions for third parties, (4) certain losses resulting from a breach of Host or its affiliates of certain undisclosed tax indemnification agreements that Starwood or its affiliates entered into prior to closing, (5) interest charges payable with respect to (A) certain dividends that Host or its affiliates pay to mitigate taxes that Starwood is responsible for pursuant to the tax sharing and indemnification agreement or (B) certain dividends paid to reduce earnings and profits in entities being acquired by Host and (6) dividends paid by Host or its affiliates that are required in order to eliminate any excess of the aggregate amount of earnings and profits in foreign entities being acquired by Host over $50 million. Host has agreed to indemnify and hold Starwood, its subsidiaries and each of their respective officers, directors, employees, agents, representatives and affiliates harmless from taxes associated with certain transactions not expressly permitted or referenced in the master agreement that are out of the ordinary course of business and occur on the closing date.

There is no deductible or cap for claims made pursuant to the tax sharing and indemnification agreement.

Limitations on Tax Indemnification

Starwood is not required to indemnify Host under the tax sharing and indemnification agreement for any (1) taxes (or other amounts paid to a governmental authority) attributable to Host’s or any of its affiliates that are REITs’ failure or potential failure to qualify as a REIT under the Code, (2) taxes (or other amounts paid to a governmental authority) paid by Host or any of its affiliates that are REITs to mitigate a failure or potential failure to qualify as a REIT under the Code or (3) losses resulting from a failure or potential failure of Host or any of its affiliates that are REITs to qualify as a REIT under the Code, unless in each case losses (including taxes) result from breaches of enumerated provisions of the master agreement that (i) are the result of fraud by Starwood and would otherwise be indemnified against by Starwood or (ii) (A) are the result of willful breach or intentional misrepresentation by Starwood’s Senior Vice President of Tax, Chief Financial Officer or Comptroller (or their respective direct reports) and would otherwise be indemnified against by Starwood, and (B) involve Host’s Senior Vice President of Tax not having been informed in writing of such willful breach or intentional misrepresentation, or facts giving rise to such willful breach or intentional misrepresentation, by the Senior Vice President of Tax (or other representative) of Starwood by the date that is no later than the fourteenth day prior to closing.

Maximum Indemnification Amount

Starwood will not pay Host any amount under the tax sharing and indemnification agreement that exceeds the maximum amount that can be paid to Host without causing Host to fail to meet the REIT income requirements under the Code. The unpaid amount, if any, will be placed in escrow and will be paid in subsequent years to the extent the payment would not cause Host to fail to meet the REIT income requirements under the Code. Starwood’s obligations to pay any unpaid portion will terminate on the date that is five years from the date such indemnification amount otherwise would have been made but for such escrow arrangement. Comparable provisions limiting certain amounts payable by Starwood to Host are set forth in the indemnification agreement and the master agreement.

STRUCTURE OF HOST FOLLOWING THE TRANSACTIONS

Set forth below is a summary chart of the structure that Host and its subsidiaries anticipate after consummation of the transactions (including certain post-closing structuring transactions undertaken by Host) subject to the terms and conditions of the master agreement and the other transaction agreements.

General

Host is a self-managed and self-administered real estate investment trust (REIT). Host operates through an umbrella partnership (UPREIT) structure in which substantially all of its properties and assets are held by Host LP, of which Host is the sole general partner and will hold approximately 96% of the outstanding partnership interests following the transactions. The remaining approximately 4% of the outstanding Host LP partnership interests are held by approximately 2,600 record holders.

Host LP currently owns 107 hotels directly and indirectly through various subsidiaries, all of which are general or limited partnerships or limited liability companies. The approximately 4% of Host LP partnership interests held by parties other than Host are redeemable at the option of each holder, beginning one year after the date of issuance of such holder’s partnership interests. Host has the right, however, to acquire any such partnership interest offered for redemption directly from the holder in exchange for one share of Host common stock, instead of a cash redemption.

Upon consummation of the transactions and certain post-closing structuring transactions, Host LP will directly hold four of the acquired hotels located in the United States. The remaining 34 acquired hotels will be held indirectly by Host LP in the manner described below.

The transactions are subject to a number of terms and conditions that could delay or prevent the closing of the transactions, or result in modifications to the transactions, such as the exclusion of particular hotels from the transactions due to the failure to obtain required consents or certain other developments. For a detailed description of these terms and conditions, see “Material Terms of the Principal Transaction Agreements” beginning on page 79, especially “— Conditions to Completion of the Closing Transactions” beginning on page 85 and “— Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97. Any such modifications to the transactions may result in changes to the anticipated structure of Host and its subsidiaries after the consummation of the transactions.

Starwood Trust/SLT Realty Limited Partnership

Immediately after consummation of the REIT merger, Host intends to merge Starwood Trust with and into a direct, wholly owned limited liability company subsidiary of Host LP. The resulting entity (which will be known as HST I LLC) will directly hold three acquired hotels located in the United States. HST I LLC will also be the sole general partner of SLT Realty Limited Partnership and, together with Host LP, will hold all of the outstanding SLT Realty Limited Partnership’s RP units and Class A RP units, except to the extent that the Class A RP units remain outstanding after consummation of the SLT merger. For additional information concerning the SLT merger, see the section entitled “Material Terms of the Principal Transaction Agreements — Consideration — SLT Merger Consideration” beginning on page 84. SLT Realty Limited Partnership, directly or indirectly through subsidiaries, will hold 13 of the acquired hotels located in the United States.

Sheraton Holding Corporation

Host intends to retain the existence of SHC as a direct, wholly owned subsidiary of Host LP. Host will own, through Host LP, 100% of the outstanding common stock of SHC. Because REITs are not allowed to hold, directly or indirectly, subsidiaries that are corporations (other than those that qualify as REITs, disregarded entities or taxable REIT subsidiaries), after consummation of the transactions, Host intends to cause SHC to issue a class of preferred stock to approximately 125 stockholders (in order to satisfy the REIT 100 minimum stockholder requirement) and then to elect REIT status for federal income tax purposes. Host intends to cause SHC to offer such preferred stock solely to accredited investors in reliance on the exemptions provided by Regulation D under the Securities Act. Each share of preferred stock will have a liquidation preference of $1,000 and will entitle the holder of such preferred stock to annual cash dividends at a rate to be determined. If SHC fails to make two consecutive required dividend payments, each holder of preferred stock will have the option to require SHC to repurchase its preferred stock. Host expects to complete the preferred stock offering in 2006 and cause SHC to make its REIT election effective during 2006.

SHC, directly or indirectly through subsidiaries, will hold five of the acquired hotels located in the United States. SHC will also hold, indirectly, through subsidiaries structured as “foreign currency REITs”, the four acquired hotels located in Canada and Poland. For additional information concerning the foreign currency REITS, see the discussion below.

Foreign Currency REIT Subsidiaries

Following the transactions, Host will own, through Host LP, 100% of the outstanding common stock (but none of the preferred stock) of SHC and six Maryland business trusts that will elect to be treated as REITs.

Following the consummation of the transactions and certain restructuring actions taken by Host, SHC will own nine domestic and foreign hotels and other assets. The other six subsidiary REITs will own one or more of the foreign hotels to be acquired from Starwood or its affiliates in the transactions.

The acquisition of the 13 foreign hotel properties will generally be accomplished via the acquisition, directly or indirectly, of the shares of certain foreign corporations that own the hotel real estate by six foreign currency REITs, 100% of the common stock of which will be owned, directly or indirectly, by Host LP. As with SHC as described above, Host intends to cause each of the foreign currency REITs to issue a class of preferred stock to approximately 125 unrelated third-party stockholders (the total preferred equity to be issued is expected to be less than $1 million). The offerings will be made solely to accredited investors in reliance on an exemption pursuant to Regulation D under the Securities Act. The terms of the preferred stock will be substantially identical to the terms of the SHC preferred stock. The foreign currency adopted as the functional currency by each foreign currency REIT will correspond to the currency used in the country in which each of the acquired hotels is located. The use of these foreign currency REITs to acquire, directly or indirectly, the foreign hotel properties will eliminate exposure of these foreign currency REITs to foreign exchange gain, which gain is currently non-qualifying REIT gross income. Host currently has a request for a ruling pending with the IRS in order for each of the six foreign currency REITs to adopt a functional currency other than the U.S. dollar.

Taxable REIT Subsidiaries (TRSs)

Since January 1, 2001, the Code has permitted a REIT to lease its hotel properties to a “taxable REIT subsidiary” (or TRS) without the rents received from that subsidiary being disqualified as “rents from real property” by reason of the REIT’s direct or indirect ownership interest in the subsidiary. A taxable REIT subsidiary is an entity that is taxable as a corporation for federal and state corporate income tax purposes in which a REIT owns an interest, and that has elected, with the REIT, to be treated as a taxable REIT subsidiary under the Code. Substantially all of Host’s properties currently are leased to a direct subsidiary of Host LP that is a taxable REIT subsidiary of Host. Because federal income tax laws restrict REITs and their taxable REIT subsidiaries from operating hotels, Host’s taxable REIT subsidiaries retain third-party managers (such as Marriott International, Starwood, Hyatt or Hilton) to manage the operation of the hotels pursuant to management agreements. If the transactions are completed, Host or one of its subsidiary REITs will lease each of the hotels acquired from Starwood and Starwood Trust to a subsidiary that qualifies as a taxable REIT subsidiary of Host or the relevant subsidiary REIT owner. Each of these hotels, in turn, will be operated or managed by Starwood or a Starwood affiliate.

In addition to leasing substantially all of Host’s hotel properties, because of the restrictions applicable to the income, assets and activities of a REIT, Host may need to conduct certain other business activities in one or more of its taxable REIT subsidiaries. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units.

STRUCTURE OF STARWOOD PRIOR TO AND FOLLOWING THE TRANSACTIONS

Pre-Transactions Structure

Set forth below is a summary chart of the structure of Starwood and its subsidiaries, including Starwood Trust, prior to the consummation of the transactions.

Starwood and Starwood Trust

Currently, the shares of Starwood common stock and Starwood Trust Class B shares are “paired” together and trade as a single unit on the NYSE. The Starwood Trust Class A Exchangeable Preferred Shares, the limited partnership interests of SLT Realty Limited Partnership and the limited partnership interests of SLC Operating Limited Partnership are exchangeable for paired shares of Starwood and Starwood Trust at the option of the holders of such securities, provided that, in certain circumstances, Starwood may elect to satisfy its exchange obligation with cash. Class B Exchangeable Preferred Shares of Starwood Trust may be exchanged at the option of Starwood Trust into Class A Exchangeable Preferred Shares or redeemed for cash; holders of Class B Exchangeable Preferred Shares may require Starwood Trust to redeem or convert such shares. The shares of Starwood and Starwood Trust will be de-paired prior to the date of the merger of Host LP with and into Starwood Trust.

SLT Realty Limited Partnership

Starwood Trust currently has an approximately 97% general partnership interest in SLT Realty Limited Partnership. The remaining approximately 3% limited partnership interests in SLT Realty Limited Partnership are held by various limited partners (including Starwood, which owns approximately 2%). Immediately prior to the consummation of the closing transactions, SLT Realty Limited Partnership or one of its subsidiaries will hold 15 acquired hotels located in the United States.

Sheraton Holding Corporation

SHC, which was formerly known as ITT Corporation, is a direct, wholly owned subsidiary of Starwood. Immediately prior to the consummation of the closing transactions, SHC and its subsidiaries will hold three of the acquired hotels located in the United States and four acquired hotels located in Canada and Poland.

Post-Transactions Structure

Set forth below is a summary chart of the expected structure of Starwood and its subsidiaries upon consummation of the transactions.

After the consummation of the closing transactions, Starwood will no longer have ownership interests in any of Starwood Trust, SHC or SLT Realty Limited Partnership. In addition, as described above, shares of Starwood common stock will no longer be paired with, and will trade independently of, the Starwood Trust Class B shares.

RELATIONSHIP OF HOST AND STARWOOD FOLLOWING THE TRANSACTIONS

Operating Agreements and License Agreements

At the closing, each hotel will become subject to an operating agreement and a license agreement, and in some cases to a corporate level agreement or another agreement, between Starwood and/or its affiliates and Host and/or its affiliates. Our agreements will generally include the terms described below. A reference to Starwood in such description of terms includes subsidiaries of Starwood.

•	Operational Services. Under each operating agreement, Starwood would provide comprehensive management services for the hotels for an initial term of 20 years each, with two renewal terms of 10 years each. Starwood generally has under the operating agreement sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts. The operating agreements would provide Host with approval rights over the budget, capital expenditures, certain major programs and key personnel at the hotels and various other matters. Starwood would receive compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after Host has received a priority return of 10.75% on its purchase price and other investments in the hotel.

•	License Services. The license agreements would address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin®, Sheraton® and W®, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements would have an initial term of 20 years with two renewal terms of 10 years each at the option of the Starwood licensing entity. Pursuant to the license agreements, the Starwood licensors will receive compensation in the form of license fees of 5% of gross operating revenue attributable to gross room sales and 2% of gross operating revenue attributable to food and beverage sales.

•	Executive Supervision and Management Services. Under the operating agreements, Starwood would provide all managerial and other employees for the hotels, review the operation and maintenance of the hotels, prepare reports, budgets and projections, provide other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, risk management services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services.

•	Programs and Services. Under the license agreements or other agreements, Starwood would provide certain system programs and services to all or substantially all the hotels by brand in a licensed area. Such services include participation in reservation services and the marketing program as well as the Starwood Preferred Guest Program. In addition to these services, under the operating agreements, Starwood would furnish centralized operating services to hotels by brand on a system basis. Costs and expenses incurred in providing such system programs and services and centralized operating services under the license and operating agreements or other agreements would be fairly allocated among all hotels in the applicable brand operated or licensed by Starwood or its affiliates.

•	Working Capital and Fixed Asset Supplies. The operating agreements would require us to provide initial working capital funds with respect to each hotel in amounts to be determined at or before Closing and to fund the cost of certain fixed asset supplies. We would also be responsible for providing additional working capital funds to meet the ongoing cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels. With respect to such obligations, for certain of the hotels, we intend to enter in a Working Capital Concentration Account Agreement, which is described below.

•	Furniture, Fixtures and Equipment Replacements. Under the operating and license agreements, we would be required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). For the purpose of funding, the operator would transfer into a reserve fund account an amount equal to 5% of the gross operating revenue of a hotel for the applicable month. With respect to such obligations, for certain of the hotels, we intend to enter in a Master Reserve Fund Agreement, which is described below.

•	Building Alterations, Improvements and Renewals. The operator would be required to prepare an annual operating plan that includes an estimate of the expenditures necessary for maintenance, repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel, which plan and proposed expenditures we would review and approve based on their recommendations and our judgment.

•	Territorial. Operating agreements for 30 hotels would provide area restrictions for a period of either five or 10 years which would limit the operator and its affiliates from owning, operating or licensing a hotel of the same brand in the area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a 10 mile radius from the hotel in other areas.

•	Sale of the Hotel/Other. The license agreements would limit our ability to sell, lease or otherwise transfer the hotels. Generally, the agreement would require that the transferee assume the related operating agreement and meet specified other conditions, including the condition that the transferee not be a competitor of the licensor. The operating agreements would provide for termination rights beginning in 2016 in the case of the operator’s failure to meet certain financial performance criteria. Generally, such rights arise in the event that the operator fails, for two consecutive years, to generate sufficient operating profit based on the amount of the owner’s investment in the hotel, and the RevPAR performance of the hotel falls below that of other competitive hotels in the market during such two year period.

In certain foreign jurisdictions, Host and Starwood have agreed to enter into lease and other arrangements in lieu of operating agreements in order to comply with applicable requirements of local law and to take into account other foreign considerations. Generally, these arrangements are intended to confer comparable economic rights in the aggregate to the parties as would be provided under the operating agreements and any other applicable agreements. To ensure these arrangements achieve such comparable economic rights, the parties will enter into a compensating balance agreement that would provide for certain adjustment payments, if any.

Working Capital

Certain hotels to be acquired from Starwood and/or its affiliates will become subject to the terms of a Working Capital Concentration Account Agreement. Pursuant to that agreement, the working capital accounts which would otherwise be maintained by operators for each of such hotels pursuant to the provisions of the applicable operating agreements will be maintained by Starwood operators on a pooled basis, with operators being authorized to make withdrawals from such pooled account as otherwise contemplated with respect to working capital in accordance with the provisions of the operating agreements. The Working Capital Concentration Account Agreement would contemplate establishment of a minimum balance to be maintained in the pooled account, with any adjustments to such minimum balance being subject to approval of the owners of the subject hotels, and requires that the owners of the subject hotels each provide, upon request, their pro rata share (determined with reference to the then-current balances for each of such hotels) of any additional working capital as necessary to maintain such minimum balance.

FF&E and Capital Expenditures

Certain hotels to be acquired from Starwood and/or its affiliates will become subject to the terms of a Master Reserve Fund Agreement. Pursuant to that agreement, the periodic reserve fund contributions (in the amount of 5% of gross operating revenue) which would otherwise be deposited into reserve fund accounts maintained by operators for each of such hotels will be distributed to the applicable owners, with such owners being responsible for providing funding of expenditures which would otherwise to be funded from the reserve funds for each of the subject hotels as such expenditures become necessary. In addition to routine capital expenditures consisting of maintenance, repairs, alterations, improvements, replacements, renewals and additions to the hotels (including replacements and renewals of FF&E and supplies), the reserve funds for the hotels may also be used for building capital improvements (as contemplated by the provisions of the operating agreements). Consistent with the underlying operating agreements, the Master Reserve Fund Agreement would contemplate that any approved reserve funding in excess of amounts available in the pooled reserve funds will be funded by the owners and result in appropriate increases of owner’s investment and owner’s priority amounts. Unlike the provisions of the operating agreements, the Master Reserve Fund Agreement would contemplate that any such additional reserve funding will be provided with respect to each of such hotels on a pro rata basis (determined with reference to net operating income for the most recent operating year), with such amounts resulting in corresponding increases in the owner’s investment and owner’s priority amounts with respect to each of such hotels.

Termination on Sale

Host and Starwood will enter into an agreement at closing that would provide Host with rights to terminate the operating agreements on 18 hotels upon sale of the hotels. With respect to nine hotels, Host would have the right to sell no more than three annually free and clear of their existing operating agreements without the payment of a termination fee. These hotels are the following:

Capitol Hill Suites

Sheraton Braintree Hotel

Sheraton Hamilton Hotel

Sheraton Indianapolis Hotel & Suites

Sheraton Milwaukee Brookfield Hotel

Sheraton Providence Airport Hotel

Sheraton Stamford Hotel

Sheraton Suites Tampa Airport

Sheraton Tucson Hotel & Suites

Host would have a limited right with respect to these hotels except the Sheraton Indianapolis hotel to terminate one license agreement annually. With respect to the remaining nine hotels, Host would have the right, beginning in 2016, to sell 35% of hotels (as measured by EBTIDA) free and clear of the existing operating agreement over a period of time without the payment of a termination fee. In connection with any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Growth Plan

Host and Starwood will enter into a growth plan pursuant to which the parties will agree to cooperate with respect to a program of ground-up development, the conversion of existing hotels to Starwood-branded properties and the acquisition of Starwood-branded hotels where the license is at risk, in each case subject to such growth opportunity satisfying certain investment criteria.

Right of First Offer

Starwood has agreed to provide Host with a right of first offer to purchase the hotels known as “The Phoenician” and “The Westin Resort & Spa, Los Cabos” in the event Starwood determines to pursue or solicit a sale of such hotels. The right will terminate five years after the consummation of the closing transactions and will be subject to certain terms and conditions set forth in the right of first offer agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REIT MERGER TO HOLDERS OF PAIRED SHARES OF STARWOOD AND STARWOOD TRUST AND HOLDERS OF STARWOOD TRUST CLASS A EXCHANGEABLE PREFERRED SHARES

The following is a general discussion of the federal income tax consequences of the REIT merger reasonably anticipated to be material to “U.S. Shareholders” and “Non-U.S. Shareholders” who hold their paired shares of Starwood and Starwood Trust or their Starwood Trust Class A Exchangeable Preferred Shares as capital assets for federal income tax purposes. A “U.S. Shareholder” is a holder of paired shares of Starwood and Starwood Trust or a holder of Starwood Trust Class A Exchangeable Preferred Shares that is (i) a citizen or resident of the United States for federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or a trust that has a valid election in effect under applicable federal income tax law to be treated as a United States person). A “Non-U.S. Shareholder” is a holder of paired shares of Starwood and Starwood Trust or a holder of Starwood Trust Class A Exchangeable Preferred Shares that is not a U.S. Shareholder. If a partnership or other entity taxable as a partnership for federal income tax purposes holds paired shares of Starwood and Starwood Trust or Starwood Trust Class A Exchangeable Preferred Shares, the federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors.

This discussion considers neither the specific facts and circumstances that may be relevant to a particular shareholder nor any United States state and local or foreign income or other tax consequences of the REIT merger. Moreover, this discussion does not address special situations, such as the following:

•	tax consequences to shareholders who may be subject to special tax treatment, including tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States, persons subject to the alternative minimum tax or corporations that accumulate earnings to avoid federal income tax;

•	tax consequences to persons holding paired shares of Starwood and Starwood Trust or Starwood Trust Class A Exchangeable Preferred Shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

•	tax consequences to partnerships or similar pass-through entities or to persons who hold paired shares of Starwood and Starwood Trust or Starwood Trust Class A Exchangeable Preferred Shares through a partnership or similar pass-through entity.

This discussion does not address the federal income tax consequences, or other tax consequences, of the ownership of Host common stock following the REIT merger.

This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

ALL HOLDERS OF PAIRED SHARES OF STARWOOD AND STARWOOD TRUST AND HOLDERS OF STARWOOD TRUST CLASS A EXCHANGEABLE PREFERRED SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE AND LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

Consequences of the De-Pairing of Shares of Starwood and Starwood Trust

The de-pairing of Starwood common shares and Starwood Trust Class B shares generally will not be a taxable event for holders of paired shares of Starwood and Starwood Trust. As a result, (i) a holder’s aggregate U.S. tax basis in its de-paired Starwood common shares and Starwood Trust Class B shares immediately after the de-pairing will be the same as such holder’s aggregate tax basis in its paired shares of Starwood and Starwood Trust immediately before the de-pairing and (ii) a holder’s holding period for the de-paired Starwood common shares and Starwood Trust Class B shares will include such holder’s holding period for the paired shares of Starwood and Starwood Trust.

Consequences to U.S. Shareholders of the REIT Merger

General

In the REIT merger, which is treated for federal income tax purposes as a fully taxable sale of the Starwood Trust Class A Exchangeable Preferred Shares and Class B shares to Host LP, U.S. Shareholders will exchange their Starwood Trust Class A Exchangeable Preferred Shares or Class B shares, as applicable, for cash and shares of Host common stock. As a result, each U.S. Shareholder will recognize capital gain or loss in the REIT merger equal to the difference between the fair market value of the REIT merger consideration received and the tax basis in its surrendered Starwood Trust Class A Exchangeable Preferred Shares or Class B shares. In general, such capital gain or loss will be long-term capital gain or loss if the Starwood Trust Class A Exchangeable Preferred Shares or Class B shares surrendered have been held by a U.S. Shareholder for more than one year as of the effective time of the REIT merger. U.S. Shareholders who are individuals will generally be subject to a maximum rate of 15% on long-term capital gain. A U.S. Shareholder who has held his or her Starwood Trust Class A Exchangeable Preferred Shares or Class B shares for six months or less at the effective time of the REIT merger (taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, with certain adjustments) and who recognizes a capital loss with respect to those shares will be treated as recognizing a long-term, rather than a short-term, capital loss to the extent of any capital gain dividends and any other actual or deemed distributions received from Starwood Trust with respect to those shares which the U.S. Shareholder treats as long-term capital gain. The deductibility of capital losses, in general, is subject to limitations. In the case of U.S. Shareholders that hold multiple blocks of Starwood Trust Class A Exchangeable Preferred Shares or Class B shares (i.e., Starwood Trust Class A Exchangeable Preferred Shares or Class B shares were acquired separately at different times and/or different prices), gain or loss must be calculated and accounted for separately for each block of Starwood Trust Class A Exchangeable Preferred Shares or Class B shares.

In connection with U.S. Shareholders’ calculation of taxable gain or loss recognized in the REIT merger, Starwood will provide guidance to the holders of Starwood Trust Class B shares that is intended to assist them in the determination of the amount of the tax basis in their paired shares of Starwood and Starwood Trust that is allocable to their Starwood Trust Class B shares. U.S. Shareholders should consult their own tax advisors regarding the allocation of tax basis to their Starwood Trust Class B shares and the tax consequences that may result from relying on any tax basis guidance provided by Starwood. In addition, the amount of taxable gain or loss recognized in the REIT merger by a U.S. Shareholder holding Starwood Trust Class A Exchangeable Preferred Shares or Class B shares is dependent on the allocation of total REIT merger consideration between Starwood Trust Class B shares and Starwood Trust Class A shares. Holders of paired shares of Starwood and Starwood Trust and holders of Starwood Trust Class A Exchangeable Preferred Shares should consider the discussion above under the section entitled “Risk Factors – The Allocation of REIT Merger Consideration to the Holders of Class B Shares of Starwood Trust does not reflect Historical Standalone Trading of the Shares.”

Starwood Trust intends, prior to the REIT merger, to pay a cash dividend to the holders of Starwood Trust Class A Exchangeable Preferred Shares and Class B shares. This dividend will be includable in a U.S. Shareholder’s taxable income in accordance with the rules generally applicable to dividends received from REITs.

Basis and Holding Period in Host Common Stock Received in the REIT Merger

A U.S. Shareholder’s tax basis in the shares of Host common stock received in the REIT merger for federal income tax purposes will be equal to the fair market value of such shares on the effective date of the REIT merger. The holding period with respect to such shares shall commence on the day after the effective date of the REIT merger.

Consequences to Non-U.S. Shareholders of the REIT Merger

A Non-U.S. Shareholder generally will not be subject to federal income tax on gain from the disposition of its Starwood Trust Class A Exchangeable Preferred Shares or Class B shares in the REIT merger unless such shares are a “United States real property interest” in the hands of such shareholder under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”). Starwood Trust Class A Exchangeable Preferred Shares and Class B shares will not constitute a United States real property interest subject to tax under FIRPTA if Starwood Trust is a domestically-controlled REIT. Starwood Trust will be treated as a domestically-controlled REIT if at all times during the five-year period ending on the effective date of the REIT merger, less than 50% in value of the capital stock of Starwood Trust has been held directly or indirectly by foreign shareholders. Based upon its stock ownership, Starwood Trust believes that it is a domestically-controlled REIT. Even if Starwood Trust were not a domestically-controlled REIT, since Starwood Trust Class B shares are regularly traded on an established securities market, Starwood Trust Class B shares held by a Non-U.S. Shareholder will not be treated as a United States real property interest subject to tax under FIRPTA unless such shareholder owns, actually or constructively, more than 5% of all the Starwood Trust Class B shares outstanding at any time during the shorter of the five-year period ending on the effective date of the REIT merger and the Non-U.S. Shareholder’s holding period for such shares. However, as the Starwood Trust Class A Exchangeable Preferred Shares are not regularly traded on an established securities market, in the event that Starwood Trust were not a domestically-controlled REIT and Starwood Trust Class A Exchangeable Preferred Shares constituted a United States real property interest for purposes of FIRPTA, a Non-U.S. Shareholder of Starwood Trust Class A Exchangeable Preferred Shares would generally be subject to tax under FIRPTA on any gain from the disposition of such shares in the REIT merger. If Host LP determines that Starwood Trust is not a domestically-controlled REIT, Host LP may withhold 10% of any REIT merger consideration to be paid to Non-U.S. Shareholders.

Notwithstanding the foregoing, capital gain not subject to FIRPTA that is realized in the REIT merger will be taxable to a Non-U.S. Shareholder if, among other conditions, the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year that includes the effective time of the REIT merger. Gain from the disposition of the Starwood Trust Class A Exchangeable Preferred Shares or Class B shares in the REIT merger may also be taxable to a Non-U.S. Shareholder if such gain is effectively connected with the conduct of its United States trade or business. In the event that a Non-U.S. Shareholder is a foreign corporation, the branch profits tax may apply to such Non-U.S. Shareholder’s effectively connected income under certain circumstances.

As noted above, Starwood Trust intends, prior to the REIT merger, to pay a cash dividend to the holders of Starwood Trust Class A Exchangeable Preferred Shares and Class B shares. This dividend will be subject to rules applicable to withholding of United States tax on dividends received from REITs.

Information Reporting and Backup Withholding

Under federal income tax laws, holders of Starwood Trust Class A Exchangeable Preferred Shares or Class B shares may be subject to information reporting with respect to the REIT merger consideration to be paid to them. In addition, the REIT merger consideration to be paid may be subject to a 28% backup withholding tax. Backup withholding generally will not apply to payments made to certain exempt recipients, such as a corporation or financial institution, or to a shareholder that certifies such shareholder’s taxpayer identification number and certain other required information or provides a certificate of foreign status. Backup withholding is not an additional tax. If backup withholding applies, the amount withheld will be allowed as a refund or a credit against such shareholder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service (the “IRS”) on a timely basis.

Disclosure of Reportable Transactions

Under current Treasury regulations, a taxpayer that participates in a “reportable transaction” is required to disclose certain information relating to the transaction to the IRS by filing IRS Form 8886 (or another applicable information return) with its federal income tax return. Pursuant to recently enacted legislation, a penalty in the amount of $10,000 in the case of a natural person and $50,000 in any other case is generally imposed on any taxpayer that fails to timely file IRS Form 8886 (or another applicable information return) with the IRS with respect to a “reportable transaction.” A “reportable transaction” includes any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code (without taking into account any offsetting items) (a “Section 165 Loss”) of at least (i) $10 million in any one taxable year, or $20 million in any combination of taxable years, in the case of a corporation or a partnership whose partners are all corporations, or (ii) $2 million in any one taxable year, or $4 million in any combination of taxable years, in the case of any other partnership, an individual or a trust. The IRS has provided exceptions from these rules for certain Section 165 Losses. In particular, these rules generally do not apply to a Section 165 Loss recognized on the disposition of an asset in which a taxpayer has a qualifying tax basis (generally a tax basis equal to the amount of cash paid by the taxpayer for such asset). However, the disclosure rules will apply to a taxpayer recognizing a Section 165 Loss with respect to interests in a pass-through entity (such as a REIT) even if its tax basis in such interests is equal to the amount of cash it paid. If as a result of the REIT merger a holder of Starwood Trust Class A Exchangeable Preferred Shares or Class B shares realizes a Section 165 Loss in respect of its shares that equals or exceeds the thresholds described above, the holder may be required to disclose information regarding the REIT merger to the IRS and failure to properly do so may subject the holder to the penalties described above. Holders of Starwood Trust Class A Exchangeable Preferred Shares or Class B shares are advised to consult their own tax advisors regarding any possible disclosure obligations under these rules in view of their particular circumstances.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF

SHARES OF HOST COMMON STOCK

Introduction

The following discussion describes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of the common stock of Host. Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of Host’s common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Code,

•	holding Host’s stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding Host’s stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold the Host stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies, as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. Host has not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Certain of the material federal income tax considerations described herein depend on the consummation of the transactions and will not apply should the transactions not be consummated at all and may not apply should the transactions be consummated in a manner other than what is currently contemplated by the master agreement.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of Host’s common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of Host’s common stock and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Federal Income Taxation of Host

General

Host made an election to be taxed as a REIT under the Code, effective for the taxable year beginning January 1, 1999. Host believes that it is organized and has operated in a manner that has permitted it to qualify as a REIT since 1999, and Host currently intends to continue to operate as a REIT for future years.

Host’s qualification and taxation as a REIT depend upon Host’s ability to meet, on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of Host’s gross income, the composition and values of its assets, its distribution levels, and the diversity of ownership of Host’s stock. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in Host’s circumstances, no assurance can be given by Host that it will satisfy such requirements. For a discussion of the federal income tax consequences of the failure to qualify as a REIT, see “—Failure to Qualify as a REIT” below.

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Regular corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on dividends that are received. In any taxable year in which Host qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its federal taxable income that is distributed currently to its stockholders as dividends. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Currently, however, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular domestic corporation or a qualifying foreign corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While Host generally will not be subject to corporate income taxes on taxable income that it distributes currently to stockholders, Host will be subject to federal income tax as follows:

1. Host will be taxed at regular corporate rates on any undistributed “REIT taxable income.” A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

2. Under certain circumstances, Host (or its stockholders) may be subject to the “alternative minimum tax” due to its items of alternative minimum tax adjustments.

3. If Host has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by Host as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property.

4. Host’s net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

5. If Host fails to satisfy the 75% gross income test or the 95% gross income test described below under “—Income Tests Applicable to REITs,” but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which Host fails either of the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect its profitability.

6. If Host fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, Host will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

7. If arrangements between Host and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, Host will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, a taxable REIT subsidiary.

8. Host may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would (a) include its proportionate share of Host’s undistributed long-term capital gain (to the extent Host makes a timely designation of such gain to the stockholder) in its income, (b) be deemed to have paid the tax that Host paid on such gain, (c) be allowed a credit for its proportionate share of the tax deemed to have been paid, and (d) increase its basis in Host’s stock.

9. If Host fails to satisfy any of the asset tests discussed below under “—Asset Tests Applicable to REITs” because it owns assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and Host nonetheless maintains its qualification as a REIT because other requirements are met, Host will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such nonqualifying assets by the highest rate of tax applicable to corporations during the periods when such assets would have caused Host to fail the relevant asset test.

10. If Host fails to satisfy a requirement under the Code the failure of which would result in the loss of its REIT status, other than a failure described in paragraph 5 or 9 above, but the failure is due to reasonable cause and Host nonetheless maintains its qualification as a REIT because the requirements of certain relief provisions are satisfied, Host will be subject to a penalty of $50,000 for each such failure due to reasonable cause and not willful neglect.

11. If Host fails to comply with the requirement to send annual letters to its stockholders requesting information regarding the actual ownership of its stock and the failure was not due to reasonable cause or was due to willful neglect, Host will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

12. If Host acquires any assets from a regular corporation in a carry-over basis transaction, it will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time Host acquired them if it disposes of those assets within 10 years after acquiring them

(provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to Host in a carry-over basis transaction by a partnership in which a corporation owns an interest, Host will be subject to this tax in proportion to the corporation’s interest in the partnership. “Built-in gain” is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time Host acquired the asset.

If Host is subject to taxation on its REIT taxable income or is subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a regular corporation, a portion of the dividends paid during the following year to its stockholders who are taxed as individuals may be subject to tax at reduced long-term capital gain rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders — Qualified Dividend Income.”

Host owns an indirect interest in appreciated assets that its predecessors held before Host converted to a REIT effective January 1, 1999. Such appreciated assets have a “carryover” basis and, thus, have built-in gain with respect to Host. The applicable 10-year holding period for these assets will expire at the close of business on December 31, 2008. In connection with the transactions, Host will acquire all of the stock of SHC, which will own, directly and indirectly, certain hotel properties. Effective as of the time of that acquisition, Host will cause SHC, which has been taxed as a C corporation prior to the acquisition, to elect to qualify as a REIT. All of the assets held by SHC on the effective date of its REIT election will be built-in gain assets as to SHC, with a 10-year holding period that begins on the closing date of the transactions. In addition, Host will acquire in the REIT merger and the related transactions two “built-in gain” assets that currently are owned by subsidiary REITs of Starwood Trust (which assets Host intends to transfer to and hold indirectly through SHC). The 10-year holding period for these built-in gain assets is expected to expire in 2008 (although, if any of the Starwood Trust subsidiary REITs were not to qualify as a REIT at the time of the transactions, the 10-year holding period applicable to the assets acquired from that subsidiary REIT then would begin at the time SHC acquires indirect ownership of these assets following the consummation of the transactions). If any of the appreciated property currently owned by Host or to be owned by SHC following the consummation of the transactions is sold prior to the expiration of the applicable 10-year holding period, Host (or, in the case of the built-in gain assets acquired in connection with the transactions, SHC) generally will be subject to regular U.S. corporation income tax on that gain to the extent of the built-in gain in that property at the time the relevant asset was acquired. The total amount of gain on which Host or SHC can be taxed is limited to the excess of the aggregate fair market value of its assets on the date of acquisition over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, Host LP and Host might decide to seek to avoid a taxable disposition of any significant “built-in gain” asset prior to the end of the relevant 10-year holding period. This could be true with respect to a particular disposition even though the disposition might otherwise be in the best interests of Host and its stockholders. On the other hand, neither Host nor Host LP is obligated to avoid such dispositions.

Host expects that it could recognize substantial deferred tax liabilities in the future. Deferred tax liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and tax liabilities attributable to taxable income for which neither Host nor Host LP will receive corresponding cash. In addition, notwithstanding Host’s status as a REIT, (i) Host and/or its subsidiaries that are not subject to federal income tax (including the subsidiary REITs owned through Host LP, see “—Ownership of Subsidiary REITs” below) may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner that they are treated for federal income tax purposes, and (ii) Host and its subsidiaries that are not subject to federal income tax will have to pay certain foreign taxes to the extent that Host owns assets or conducts operations in foreign jurisdictions. Host LP will acquire indirectly a number of foreign hotels in the transactions. Moreover, each of Host’s domestic taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income, while each of Host’s non-U.S. taxable REIT subsidiaries will be subject to certain foreign corporate-level income taxes.

Under the terms of Host LP’s partnership agreement, Host LP is responsible for paying, or reimbursing Host for the payment of certain tax liabilities. Specifically, Host LP will pay, or reimburse Host for the payment of, all taxes (and any interest and penalties associated therewith) incurred by Host, except for taxes imposed on Host by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its “REIT taxable income,” including net capital gain. The reimbursed taxes would include any taxes on built-in gains required to be recognized by Host, as described above.

Ownership of Subsidiary REITs

If the transactions are completed as expected, Host will own, through Host LP, 100% of the outstanding common stock (but none of the outstanding preferred stock) of SHC and six business trusts that will elect to be treated as REITs. Following the consummation of the transactions and certain restructuring actions taken by Host, SHC will own nine domestic and foreign hotels and other assets. The other six subsidiary REITs will own one or more of the foreign hotels to be acquired from Starwood in the transactions.

As REITs, each subsidiary REIT will be subject to the various REIT qualification requirements and other limitations described herein that are applicable to Host. Host believes that each such REIT will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) Host’s stock interests in such subsidiary REIT would cease to be qualifying real estate assets for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to Host’s ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). See “—Asset Tests Applicable to REITs” below. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host would not meet the 10% voting stock test and the 10% value test with respect to its indirect interest in such REIT, in which event Host itself would fail to qualify as a REIT unless it could avail itself of certain relief provisions. Host may make a “protective” taxable REIT subsidiary election with respect to each subsidiary REIT and implement other protective arrangements intended to avoid such an outcome if any of the subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such “protective” elections and other arrangements will be effective to avoid the resulting adverse consequences to Host. Moreover, even if Host were to make an effective “protective” taxable REIT subsidiary election with respect to each subsidiary REIT, because of the significant value attributable to the subsidiary REITs in the aggregate, and even to SHC alone, there could be no assurance that the failure of any one or more subsidiary REITs to qualify as a REIT would not in any event cause Host to fail to satisfy the requirement that not more than 20% of the value of Host’s total assets may be represented by the securities of one or more taxable REIT subsidiaries. In this event, Host itself would fail to qualify as a REIT unless it (or the applicable subsidiary REIT) could avail itself of certain relief provisions.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more directors or trustees;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities);

(7) that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.

For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Host believes that it meets and currently intends to continue to meet conditions (1) through (4), (7), (8) and (9). In addition, Host believes that it has had and currently intends to continue to have outstanding stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host has complied and currently intends to continue to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. In addition, Host’s charter contains an ownership limit that is intended to assist Host with continuing to satisfy the stock ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host will, in all cases, be able to satisfy the stock ownership requirements described above. If Host fails to satisfy such stock ownership requirements and cannot avail itself of any statutory relief provisions, Host will not qualify as a REIT. See “—Failure to Qualify as a REIT” below.

Distribution of “Earnings and Profits” Attributable to Non-REIT Taxable Years

To qualify as a REIT, a REIT cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year (“undistributed E&P”). Host believes that it currently has no undistributed E&P. Pursuant to the transactions, however, Host will acquire all of the stock of SHC, which, as discussed above, is a regular C corporation that will elect to be treated as a REIT. Host currently expects, based upon representations of Starwood set forth in the master agreement and other information, that, as of the time the SHC election to be treated as a REIT becomes effective, SHC will not have any undistributed E&P, except that under the terms of the master agreement, one or more foreign entities to be owned by Host through SHC or one or more of Host’s other subsidiary REITs may have up to an aggregate of $50 million of undistributed E&P. In addition, Host currently expects that, following the transactions and certain restructuring transactions undertaken by Host, SHC will own two subsidiaries that formerly were REITs owned through the closing of the transactions by Starwood Trust, and which will have indirectly been acquired by Host LP as part of the transactions. If either of these Starwood Trust subsidiary REITs were to fail to qualify as a REIT at the time of the transactions, then SHC also could have undistributed E&P as a result of its ownership of these entities.

For purposes of determining whether a REIT has undistributed E&P, distributions made for the purpose of eliminating E&P shall be treated as made from E&P that would, but for the distribution, have resulted in a failure to meet the requirement that the REIT have no undistributed E&P attributable to a non-REIT taxable year.

If the IRS were to determine that SHC or one of the other subsidiary REITs had undistributed E&P following the transactions and the relevant REIT did not distribute the undistributed E&P by the end of the taxable year for which its REIT election was effective (i.e., 2006), the REIT could avoid disqualification as a REIT by using “deficiency dividend” procedures, described below in “—Annual Distribution Requirements Applicable to REITs,” to distribute the undistributed E&P. The deficiency dividend procedures would require the relevant REIT to make a distribution to stockholders (primarily Host), in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, the REIT would have to pay to the IRS interest on the undistributed E&P that was not distributed prior to the end of 2006. In general, pursuant to the tax sharing and indemnification agreement, Starwood has agreed to indemnify Host for certain interest payments that would be required to be made and for certain deficiency dividends that Host or any of its subsidiary REITs would have to pay to eliminate undistributed E&P in excess of $50 million associated with the foreign entities acquired from Starwood in the transactions. Host intends to cause SHC and, if necessary, one or more of its other subsidiary REITs to make distributions by the end of the 2006 taxable year that Host believes will be sufficient to distribute all of the undistributed E&P, if any. However, there are uncertainties relating to the estimate of the undistributed E&P that may be acquired as part of the transactions, and, accordingly, there can be no assurance this requirement will be met.

Similar principles would apply to any future acquisition transactions in which either Host or any of its subsidiary REITs succeeds to the earnings and profits of a regular C corporation.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. Host holds several qualified REIT subsidiaries that hold indirect interests in the partnerships that own hotels. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of Host is an entity that is taxable as a corporation in which Host owns an equity interest, including stock, directly or indirectly; and that elects together with Host, to be treated as a taxable REIT subsidiary under the Code. In addition, if a taxable REIT subsidiary of Host owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Host. A taxable REIT subsidiary is a corporation subject to federal income tax, and state, local or foreign income tax where applicable, as a regular C corporation. If dividends are paid by one or more of Host’s taxable REIT subsidiaries to Host, then a portion of the dividends from Host to its stockholders who are taxed at individual rates will generally be eligible for taxation at lower capital gain rates, rather than at ordinary income rates. See “Taxation of U.S. Stockholders—Qualified Dividend Income.” The income and assets of Host’s taxable REIT subsidiaries are not attributable to it for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification. If the transactions are consummated as expected, Host’s REIT subsidiaries will themselves own interests, directly or indirectly, in taxable REIT subsidiaries.

A taxable REIT subsidiary must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel or motel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel or motel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to Host. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the taxable REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a taxable REIT subsidiary of Host will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of Host, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of Host (determined by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding stock of Host and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). Host believes, and currently intends to take all steps reasonably practicable to ensure, that none of its taxable REIT subsidiaries or any of their subsidiaries will engage in “operating” or “managing” its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by its taxable REIT subsidiaries qualify as “eligible independent contractors” with regard to those taxable REIT subsidiaries.

Certain restrictions are imposed on taxable REIT subsidiaries. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest expense amount if the 50% test is satisfied). In addition, Host would be obligated to pay a 100% penalty tax on some payments from the taxable REIT subsidiary that it receives, including interest or rent, or on certain expenses deducted by the taxable REIT subsidiary, if the IRS were able to assert successfully that the economic arrangements between the REIT and the taxable REIT subsidiary did not meet specified standards set forth in the Code. Host’s taxable REIT subsidiaries make substantial interest and other payments to Host, including payments of rent under the hotel leases. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to Host by its taxable REIT subsidiaries, resulting in an increase in the corporate income tax liability of each such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by Host from, or expenses deducted by, its taxable REIT subsidiaries. To the extent that one of Host’s taxable REIT subsidiaries pays dividends to Host in a particular calendar year, a portion of the dividends paid by Host to stockholders who are taxed at individual rates will generally be subject to taxation at reduced capital gain rates, rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders—Qualified Dividend Income.”

Because of the restrictions applicable to the income, assets and activities of a REIT, Host may need to conduct certain business activities in one or more of its taxable REIT subsidiaries. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. Host’s taxable REIT subsidiaries are taxable as regular C corporations and are subject to federal, state, and, if applicable, local and foreign taxation on their income at applicable corporate income tax rates. As discussed below under “—Asset Tests Applicable to REITs,” the aggregate value of all of Host’s taxable REIT subsidiaries may not exceed 20% of the value of all of its assets.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, Host’s proportionate share of the assets and items of gross income of Host LP, including Host LP’s share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for federal income tax purposes, are treated as assets and items of gross income of Host for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Host’s Ownership of Interests in Host LP.” As the sole general partner of Host LP, Host has direct control over Host LP and indirect control over the subsidiaries in which Host LP or a subsidiary has a controlling interest. Host currently intends to operate these entities in a manner consistent with the requirements for qualification of Host as a REIT.

Income Tests Applicable to REITs

In order to maintain qualification as a REIT, Host must satisfy the following two gross income tests on an annual basis:

•	At least 75% of Host’s gross income, excluding gross income from “prohibited transactions,” must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gain on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

At least 95% of Host’s gross income, excluding gross income from “prohibited transactions,” must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities.

Rents from Real Property. Currently, rents paid pursuant to Host’s leases, together with gain on the disposition of assets and dividends and interest received from Host’s taxable REIT subsidiaries and REIT subsidiaries, constitute, and, following the transactions, such sources are expected to constitute, substantially all of the gross income of Host. Several conditions must be satisfied in order for rents received by Host, including the rents received pursuant to the leases, to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if Host, or an actual or constructive owner of 10% or more of Host, actually or constructively owns 10% or more of the tenant. Beginning with Host’s 2001 taxable year, the Code has permitted Host to lease its hotel properties to a taxable REIT subsidiary without the rents received from that subsidiary being disqualified as “rents from real property” by reason of Host’s direct or indirect ownership interest in the subsidiary. Substantially all of Host’s properties currently are, and, following the transactions, will be, leased to taxable REIT subsidiaries.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Fourth, if Host operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by Host with respect to the property, then no amount received by Host with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that Host is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by Host with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom Host derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary.

In order for the rent paid pursuant to Host’s leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

Host’s leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

•	Host LP or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

•	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee has indemnified Host LP, the applicable subsidiary or other lessor entity against all liabilities imposed on Host LP, the applicable subsidiary or the other lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	Host and Host LP believe that each lessee reasonably expected, at the times the leases were entered into and subsequently renewed or extended, to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT conversion.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that Host LP, the applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, Host very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

As discussed above, a lessee of Host that is not a taxable REIT subsidiary must not be regarded as a related party tenant of Host. A lessee of Host will be regarded as a related party tenant only if Host and/or one or more actual or constructive owners of 10% or more of Host actually or constructively own 10% or more of such lessee. In order to help preclude Host’s lessees from being regarded as related party tenants, the following organizational documents contain these ownership limits:

•	Host’s charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the shares of stock of Host (subject to a limited exception for a holder of shares of capital stock of Host in excess of the ownership limit solely by reason of the merger of Host’s predecessor corporation into Host, which exception applied to the extent that the holder thereof did not own, directly or by attribution under the Code, more than 9.9% in value of the outstanding shares of capital stock of Host as a result of the merger) or any other class or series of shares of stock of Host; and

•	Host LP’s partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host and an affiliate of The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners, from owning more than 4.9% by value of any class of interests of Host LP.

Each of the prohibitions described above contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (subject to any waivers permitted under the operative documents), the lessees of Host that are not taxable REIT subsidiaries should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. Except with regard to the Harbor Beach Lease and any other leases that Host acknowledges will not qualify as producing “rent from real property” under the Code, each of Host’s leases provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to Host’s leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host has not and currently intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host believes that the rental provisions and other terms of the leases conform with normal business practice and generally were not intended to be used as a means of basing rent on income or profits. Furthermore, Host currently intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Host leases certain items of personal property to its lessees in connection with its leases. Under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rent from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. Host believes that, with respect to each of its leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes nonqualifying income, such amounts, when taken together with all other nonqualifying income earned by Host, will not jeopardize Host’s status as a REIT.

Each lease permits Host LP to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a taxable REIT subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.” Substantial personal property associated with certain of the hotels to be acquired from Starwood pursuant to the master agreement will be owned by one or more taxable REIT subsidiaries of Host. Host expects that the only material tax impact of the ownership of this personal property by the taxable REIT subsidiaries is that it will reduce the rent payments from the taxable REIT subsidiaries to Host LP.

Income from Foreclosure Property. If Host acquires real property and personal property incident to such property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to Host that is secured by the property, and if Host makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income Host realizes from such property generally will be subject to tax at the maximum federal corporate income tax rate, regardless of whether Host distributes such income to its stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. If an unrelated third party lessee defaults under a lease, Host LP is permitted to lease the hotel to a taxable REIT subsidiary, in which case the hotel would not become foreclosure property, as described herein.

Interest. “Interest” generally will be nonqualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. Host has received and expects to receive in the future interest payments from its taxable REIT subsidiaries and may receive such payments from its REIT subsidiaries. These amounts of interest are qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Host does not anticipate that the amounts of interest derived from its taxable REIT subsidiaries and its REIT subsidiaries will affect its ability to continue to satisfy the 75% gross income test.

Dividends. Host also receives dividends from its taxable REIT subsidiaries, and it could realize capital gain with respect to its investments in its taxable REIT subsidiaries (either due to distributions received from those subsidiaries or upon a disposition of part or all of its interest in a taxable REIT subsidiary). Host’s share of any dividends received from one or more of its taxable REIT subsidiaries or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Host does not anticipate that the amounts of dividends from its taxable REIT subsidiaries and/or capital gain with respect to its taxable REIT subsidiaries will affect its ability to continue to satisfy the 75% gross income test. Dividends from, and gain from the sale of its interests in, any of Host’s REIT subsidiaries will qualify for purposes of both the 75% and the 95% gross income tests.

Hedging Transactions. From time to time, Host may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of its assets or liabilities. Host’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that Host enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by Host to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income solely for purposes of the 95% gross income test, provided that Host clearly and timely identifies such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. Host believes that it has structured its past hedging transactions, and intends to structure any future hedging transactions, in a manner that does not jeopardize its status as a REIT, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Temporary Investment Income. For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of Host’s stock or certain long-term debt obligations in stock and debt obligations during the one-year period beginning on the date Host receives the new capital.

Failure to Satisfy the Income Tests. Host inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account its actual and anticipated sources of nonqualifying income, however, Host believes that its aggregate gross income from all sources has satisfied, and Host currently intends that its aggregate gross income will continue to satisfy, the 75% and 95% gross income tests applicable to REITs for each taxable year commencing on or after January 1, 1999.

If Host were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it were entitled to relief under certain provisions of the Code. These relief provisions generally would be available if Host’s failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, Host filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances Host would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving Host, it would not qualify as a REIT. As discussed above under “—General,” even if these relief provisions were to apply, a tax based on the amount of Host’s nonqualifying income would be imposed.

Prohibited Transactions Tax. Any gain realized by Host on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host’s share of any such gain realized by Host LP or any other subsidiary partnership, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, Host will not be treated as a dealer in real property for the purpose of the 100% penalty tax if (i) Host has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) Host either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of Host’s assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom Host derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

Host currently intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels as are consistent with Host’s investment objectives. However, some of Host’s sales may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

Asset Tests Applicable to REITs

At the close of each quarter of Host’s taxable year, it must satisfy six tests relating to the nature of its assets, as follows:

(1) At least 75% of the value of Host’s total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2) Not more than 25% of Host’s total assets may be represented by securities, other than those in the 75% asset class.

(3) Except for securities described in (1) above and securities of taxable REIT subsidiaries, the value of any one issuer’s securities owned by Host may not exceed 5% of the value of its total assets.

(4) Except for securities described in (1) above and securities of taxable REIT subsidiaries, Host may not own more than 10% of any one issuer’s outstanding voting securities.

(5) Except for securities described in (1) above, securities of taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, Host may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6) Not more than 20% of the value of Host’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Host’s assets for purposes of these tests include its allocable share of all assets held by the entities in which it owns an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with Host’s proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt Host holds from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of Host’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither Host nor any of its controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries in which Host directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Neither Host, Host LP, nor any of the non-corporate subsidiaries of Host LP has owned or currently intends to own, as of each relevant testing date, more than 10% of (i) the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for securities described in paragraph (1) above (including stock of its subsidiary REITs) and, with regard to periods beginning after December 31, 2000, corporations or other entities that qualify and elect to be treated as taxable REIT subsidiaries or (ii) the value of the securities of any issuer with respect to periods beginning after December 31, 2000, except for securities described in paragraph (1) above or those of its taxable REIT subsidiaries. In addition, Host believes that the value of the securities of any one issuer owned by Host, Host LP, or any of the non-corporate subsidiaries of Host LP has not exceeded 5% of the total value of Host’s assets for prior years, unless the issuer was a taxable REIT subsidiary, and Host currently intends not to exceed that percentage threshold in subsequent years unless the issuer is a taxable REIT subsidiary or the securities are described in paragraph (1) above (including the securities of its subsidiary REITs). Host believes that the aggregate value of its securities of its taxable REIT subsidiaries has not exceeded, and currently intends that such aggregate value will not exceed, 20% of the value of its total assets, and that the aggregate value of its securities of its taxable REIT subsidiaries, together with all other assets that do not qualify for purposes of the 75% asset test, does not exceed 25% of the total value of its assets. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by Host has exceeded on a relevant testing date one or more of the value limitations.

After initially meeting the asset tests at the close of any quarter, Host will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host’s interest in Host LP as a result of the exercise of a limited partner’s redemption right relating to units in Host LP (“LP Units”) or an additional capital contribution of proceeds from an offering of capital stock by Host.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed either 1% of Host’s assets at the end of the relevant quarter or $10,000,000, Host can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which Host first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Host can avoid disqualification as a REIT if the violation is due to reasonable cause and Host disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and files a schedule with the IRS that describes the assets. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances Host would be entitled to the benefit of these provisions.

Host has monitored and currently intends to continue to monitor its compliance with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If Host fails to cure noncompliance with the asset tests within such time period, Host would cease to qualify as a REIT unless it could avail itself of available relief provisions.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, Host is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

(i) the sum of (a) 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and Host’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii) the sum of certain items of noncash income.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before Host timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if Host declares a dividend in October, November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, Host will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Host currently intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, Host LP’s partnership agreement authorizes Host, as general partner, to take such steps as may be necessary to cause Host LP to distribute to its partners an amount sufficient to permit Host to meet these distribution requirements.

To the extent that Host does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income within the periods described in the prior paragraph, it is subject to income tax thereon at regular capital gain and ordinary corporate income tax rates.

There is a possibility that Host’s REIT taxable income could exceed its cash flow, due in part to certain non-cash or “phantom” income that would be taken into account in computing Host’s REIT taxable income. It is possible, because of these differences in timing between Host’s recognition of taxable income and its receipt of cash available for distribution, that Host, from time to time, may not have sufficient cash or other liquid assets to meet its distribution requirements. In this event, in order to meet the distribution requirements, Host may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

Host calculates its REIT taxable income based upon the conclusion that, except for its hotels owned through subsidiary REITs, the non-corporate subsidiaries of Host LP or Host LP itself, as applicable, is the owner of the hotels for federal income tax purposes. As a result, Host expects that the depreciation deductions with respect to the hotels owned through Host LP or its non-corporate subsidiaries will reduce Host’s REIT taxable income (and that the depreciation deductions with respect to the hotels owned through its subsidiary REITs will reduce the REIT taxable income of those entities). This conclusion is consistent with the conclusion above that the leases of Host’s hotels have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain its REIT status.

Under certain circumstances, Host may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Host’s deduction for dividends paid for the earlier year. Thus, Host may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Host would be subject to a nondeductible 4% excise tax on any excess of the required distribution over the sum of amounts actually distributed and amounts retained on which federal income tax was paid, if Host did not distribute during each calendar year at least the excess of the sum of:

(1) 85% of its REIT ordinary income for the year;

(2) 95% of its REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years, over excess distributions from prior years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on such gain. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed and recontributed.

Recordkeeping Requirements

Host is required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

If Host does not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific mitigation clauses discussed above in “Federal Income Taxation of Host — Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs”), Host can avoid disqualification of its REIT status by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Host were to fail to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions were not to apply, Host would be subject to corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Host were to fail to qualify as a REIT would not be deductible by Host nor would such distributions be required to be made. As a result, Host’s failure to qualify as a REIT would significantly reduce the cash available for distribution by Host to its stockholders and could materially reduce the value of its capital stock. In addition, if Host were to fail to qualify as a REIT, all distributions to stockholders would be taxable as dividends, to the extent of Host’s current and accumulated E&P, whether or not attributable to capital gain of Host. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions and individual distributees may be eligible for the reduced long-term capital gain rate of 15% or less on such dividends. Unless entitled to relief under specific statutory provisions, Host also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host would be entitled to such statutory relief.

Tax Aspects of Host’s Ownership of Interests of Host LP

General

Substantially all of Host’s investments are held indirectly through Host LP, which holds the hotels either directly or through certain subsidiaries (including, following the transactions, through subsidiaries that will elect to be treated as REITs for federal income tax purposes). This discussion focuses on the tax aspects of Host’s ownership of its hotel properties through partnerships. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host includes in its gross income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT gross asset tests, Host includes its proportionate share of gross assets held through Host LP and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for federal income tax purposes. See “—Federal Income Taxation of Host—Ownership of Partnership Interests by a REIT” above.

Entity Classification

If Host LP or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and therefore would be subject to federal and state income tax on its taxable income. In such a situation, the character of Host’s assets and items of gross income would change and could preclude Host from qualifying as a REIT (see “—Federal Income Taxation of Host — Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs” above).

The entire discussion of the tax treatment of Host and the federal income tax consequences of the ownership of the stock of Host is based on the assumption that Host LP and all of its subsidiaries (other than Host’s taxable REIT subsidiaries and its subsidiary REITs) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither Host LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Host LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” LP Units will not be traded on an established securities market. There is a significant risk, however, that the LP Units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Host LP could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” Treasury Regulations under Section 7704 of the Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code (the “Safe Harbors”).

“Qualifying income,” for purposes of the “qualifying income” exception, is generally real property rents and other types of passive income. Host believes that Host LP has had and will continue to have sufficient qualifying gross income so that it would be taxed as a partnership even if it were a publicly traded partnership. The gross income requirements applicable to Host in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, Host does not believe that these differences would cause Host LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If Host LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host would not qualify as a REIT because the value of Host’s ownership interest in Host LP would exceed 5% of Host’s assets and Host would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation (see “—Federal Income Taxation of Host — Asset Tests Applicable to REITs” above). In this event, the value of Host’s stock could be adversely affected (see “—Federal Income Taxation of Host — Failure to Qualify as a REIT” above).

Except with regard to the exercise of the right to redeem LP Units and certain “permitted transfers” (generally among related individuals or entities) under the partnership agreement of Host LP, no limited partner may transfer LP Units without the prior written consent of Host, as general partner of Host LP, which consent may be withheld in the general partner’s sole discretion. The partnership agreement of Host LP provides that Host shall take such actions, if any, that are reasonably necessary or appropriate to prevent Host LP from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit Host LP to insure that at least one of the Safe Harbors is met. Host may exercise its authority, as general partner, under the partnership agreement to impose limitations on the exercise of the right to redeem LP Units only to the extent that outside tax counsel provides to Host an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that Host LP will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of LP Units.

Allocations of Host LP Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the regulations promulgated thereunder. Generally, Section 704(b) of the Code and the regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in Host LP’s partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as built-in gain or built-in loss. Host LP’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code. In general, the partners of Host LP, including Host, who contributed appreciated assets having built-in gain are allocated depreciation deductions for federal income tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of Host LP may cause Host to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host’s ability to comply with the REIT distribution requirements and/or cause a higher proportion of Host’s distributions to its stockholders to be taxed as dividends. See “—Federal Income Taxation of Host — Annual Distribution Requirements Applicable to REITs” above.

In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by Host LP, rather than distributed. Thus, if Host LP were to sell a hotel with built-in gain that was contributed to Host LP by Host’s predecessors or Host, Host generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic, or “book,” income allocated to it as a result of such sale. Such an allocation might cause Host to recognize taxable income in excess of cash proceeds, which might adversely affect Host’s ability to comply with the REIT distribution requirements. In addition, Host will be subject to a corporate level tax on such gain to the extent the gain is recognized prior to January 1, 2009. See “—Federal Income Taxation of Host — Annual Distribution Requirements Applicable to REITs” and “—Federal Income Taxation of Host — General” above. It should be noted that, as the general partner of Host LP, Host will determine whether or not to sell a hotel contributed to Host LP by Host.

Host LP generally uses the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the “ceiling rule” applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to Host LP in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host, who received LP Units in exchange for property with a low adjusted tax basis relative to fair market value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to Host LP, including Host to the extent it contributes cash to Host LP.

Any property purchased by Host LP will initially have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Other Tax Consequences for Host and Its Stockholders

Host and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Host LP or Host’s stockholders transact business or reside. The state and local tax treatment of Host and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of Host should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host. To the extent that Host owns assets or conducts operations in foreign jurisdictions, it or its subsidiaries will also be subject to certain foreign taxes. Host will acquire a number of foreign hotels from Starwood in the transactions. Although Host and its affiliates will seek to reduce the foreign income taxes payable on the operations of these non-U.S. hotels, there inevitably will be some foreign income tax payable and the amounts of those taxes could be significant.

A portion of the cash to be used by Host to fund distributions comes from interest on notes held by Host LP and, in some cases, dividends from the taxable REIT subsidiaries. The taxable REIT subsidiaries, and certain of their subsidiaries, are subject to federal, state and local income tax at the full applicable corporate rates (and foreign taxes to the extent that they own assets or have operations in foreign jurisdictions). To the extent that any of Host’s taxable REIT subsidiaries or any of their subsidiaries is required to pay federal, state or local taxes, or foreign taxes, Host will receive less dividend income from the relevant entity and will have less cash available for distribution to stockholders. Following the transactions, Host also expects to receive distributions from its REIT subsidiaries. To the extent those entities are required to pay state, local or foreign taxes, amounts available for distribution to Host will be reduced.

As described above in “—Federal Income Taxation of Host—Taxable REIT Subsidiaries,” each of Host’s taxable REIT subsidiaries is fully taxable as a corporation and is subject to certain rules intended to restrict its ability to reduce its tax liability.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder,” when used in this discussion, means a holder of Host’s stock who is, for United States federal income tax purposes:

•	a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States,

•	a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

•	an estate the income of which is subject to federal income taxation regardless of its source, or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders. In the case of an entity treated as a partnership for federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in Host’s stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors.

A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds Host’s stock, that is not a U.S. stockholder, as defined herein.

Distributions Generally

Distributions (or deemed distributions) made by Host out of its current or accumulated E&P, other than capital gain dividends or retained capital gain as discussed below, constitute dividends taxable to its taxable U.S. stockholders as ordinary income. So long as Host qualifies as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. stockholders that are corporations. To the extent that Host makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted tax basis that such U.S. stockholder has in its stock for federal income tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. stockholder’s adjusted tax basis taxable as capital gain, provided that the stock has been held as a capital asset. For purposes of determining whether distributions to holders of Host’s preferred stock or common stock are made out of Host’s current or accumulated earnings and profits for federal income tax purposes, earnings and profits are allocated first to Host’s preferred stock on a pro rata basis and then to Host common stock. Host will notify stockholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host’s distributions of ordinary income, except to the extent properly designated by Host as qualified dividend income, will not qualify for the maximum 15% long-term capital gain rate that generally applies to distributions by regular C corporations to stockholders who are taxed as individuals.

Distributions will generally be taxable, if at all, in the year of distribution. However, if Host declares a dividend in October, November or December of any year and pays such dividend to a stockholder of record on a specified date in any such month, such dividend will be treated as both paid by Host and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of Host’s alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of its stockholders in the ratio that Host’s distributions bear to its taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of Host’s stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of Host and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital Gain Distributions; Retained Net Capital Gains

Distributions that Host properly designates as capital gain dividends are taxable to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. stockholder has held his stock) to the extent that they do not exceed Host’s actual net capital gain for the taxable year. A U.S. stockholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

If Host designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099 - DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Host may designate all or part of its net capital gain as “undistributed capital gain.” Host will be subject to tax at regular corporate income tax rates on any undistributed capital gain.

A U.S. stockholder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2) will be deemed to have paid its proportionate share of the tax paid by Host on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by Host exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Host will be adjusted appropriately.

Host will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

Host must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by Host will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Host designates any portion of its net capital gain as undistributed capital gain, a U.S. stockholder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by Host on the undistributed capital gain.

Recipients of capital gain dividends from Host that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income

Host may elect to designate a portion of its distributions paid to stockholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. stockholder at long-term capital gain rates, so long as the stockholder satisfies the applicable holding requirements. As a general rule, the stockholder must have held the stock with respect to which the distribution is paid for more than 61 days during the 121-day period beginning 60 days before the ex-dividend date for the distribution. The maximum amount of Host’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by Host during such taxable year from regular C corporations (including Host’s taxable REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Host with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular C corporation over the federal income tax paid by Host with respect to such built-in gain.

Generally, dividends that Host receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will constitute a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

Host’s Losses; Investment Interest Limitation

U.S. stockholders may not include in their income tax returns any net operating losses or capital losses of Host. Instead, such losses may be carried over by Host for potential offset against future income, subject to certain limitations. Distributions made by Host and gain arising from the sale or exchange by a U.S. stockholder of Host stock will not be treated as passive activity income, and, as a result, U.S. stockholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from Host generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. stockholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the stockholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of shares of stock, including distributions treated as such, and income designated as qualified dividend income as investment income, in which case the applicable capital gains will be taxed at ordinary income rates. Host intends to comply with IRS guidance or regulations on the notification of stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of Host’s Stock

Upon any sale or other disposition of Host’s stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) the holder’s adjusted tax basis in such stock for federal income tax purposes.

The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 15% long-term capital gain tax rate for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Host stock held for more than 12 months. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of stock that has been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from Host that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its stock as “debt financed property” within the meaning of the Code and such shares of stock are not otherwise used in a trade or business, the dividend income from Host will not be unrelated business taxable income (“UBTI”) to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as “debt financed property” within the meaning of the Code or has used the stock in a trade or business.

However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host. Such a prospective stockholder should consult its own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

•	The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

•	Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. Based on the current estimated ownership of Host’s stock and the limitations on transfer and ownership of stock contained in the Host’s charter, Host should not be classified as a “pension held REIT.”

Taxation of Non-U.S. Stockholders

The rules governing federal income taxation of the ownership and disposition of stock by non-U.S. stockholders are complex and no attempt is made herein to provide more than a brief summary of such rules.

Accordingly, the discussion does not address all aspects of United States federal income tax and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host qualifies for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with respect to an investment in stock, including any reporting requirements.

Distributions Generally

Distributions (or deemed distributions) by Host to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by Host of “U.S. real property interests” nor designated by Host as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host. Such distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. corporate stockholder engaged in a U.S. trade or business may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption.

Host expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Host; or

(2) the non-U.S. stockholder files an IRS Form W-8ECI with Host claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of the current or accumulated E&P of Host will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder’s stock, but rather will reduce the adjusted tax basis of such stock. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. stockholder’s stock, they will be treated as gain from the sale of the stockholder’s stock, the tax treatment of which is described below under “—Dispositions of Host’s Stock.”

Host is required to withhold 10% of any distribution in excess of its current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on receipt of that distribution. Consequently, although Host currently intends that its transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if such distribution was, in fact, in excess of the current or accumulated E&P of Host, and the amount withheld exceeded the non-U.S. stockholder’s U.S. tax liability, if any, with respect to the distribution.

Capital Gain Distributions; Retained Net Capital Gains

Distributions to a non-U.S. stockholder that are designated by Host at the time of distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

(1) the investment in the stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

In light of recent amendments to the REIT taxation provisions of the Code, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a U.S. real property interest, and (iii) paid to a non-U.S. stockholder who owns less than 5% of the value of Host’s stock at all times during the relevant taxable year, will be treated as long-term capital gain or as ordinary dividends taxable in the manner described above under “—Distributions Generally.” If Host were to pay a capital gain dividend described in the prior sentence, non-U.S. stockholders should consult their tax advisors regarding the taxation of such distribution in their particular circumstances.

Except as described in the next sentence, under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by Host of U.S. real property interests, whether or not designated as capital gain dividends, will be subject to U.S. federal income tax in the manner described above under “—Distributions Generally.” This treatment will not apply, however, to any such distribution received by a non-U.S. stockholder with respect to a class of stock that is not regularly traded on an established securities market located in the U.S. or any such distribution paid to a non-U.S. stockholder who owns, at any time during the tax year in which the distribution is treated as being received, more than 5% of the class of stock with regard to which the distribution is paid. A non-U.S. stockholder receiving a distribution described in the previous sentence will be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate stockholder, as discussed above.

Host will be required to withhold and to remit to the IRS 35% of any such distribution to a non-U.S. stockholder that is designated as a capital gain dividend or, if greater, 35% of a distribution to such non-U.S. stockholder that could have been designated by Host as a capital gain dividend. Distributions can be designated as a capital gain dividend to the extent of Host’s net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability or refunded when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Although the law is not clear on the matter, it appears that amounts designated by Host as retained capital gains in respect of the stock held by U.S. stockholders (see “—Federal Income Taxation of Host — Annual Distribution Requirements Applicable to REITs” above) generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by Host of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host were to exceed their actual United States federal income tax liability. If Host were to designate any portion of its net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Dispositions of Host’s Stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of Host’s stock generally would not be subject to U.S. taxation unless:

•	the investment in Host’s stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to any gain;

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case any gain from the sale or exchange of Host’s stock will be included in determining the individual’s net capital gain from U.S. sources for the taxable year, subject to a 30% withholding tax; or

•	Host’s stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

The stock will not constitute a “U.S. real property interest” so long as Host is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Host believes, but cannot guarantee, that it is a “domestically controlled REIT.” Even if Host is a “domestically controlled REIT,” because the stock is publicly traded, no assurance can be given that Host will continue to be a “domestically controlled REIT.” Notwithstanding the foregoing, gain from the sale or exchange of stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in Host stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain.

Even if Host does not qualify as a “domestically controlled REIT” at the time a non-U.S. stockholder sells its Host stock, gain arising from the sale or exchange by a non-U.S. stockholder of stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1) such stock is “regularly traded,” as defined by applicable regulations, on an established securities market such as the NYSE; and

(2) such non-U.S. stockholder owned, actually or constructively, 5% or less of the stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on Host’s stock and payments of the proceeds of the sale of Host’s stock to some stockholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax (currently at a rate of 28%), if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2) the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. A U.S. stockholder that does not provide Host with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on Host’s stock, and backup withholding, currently at a rate of 28%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The proceeds of a disposition by a non-U.S. stockholder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. stockholders will satisfy the information reporting requirements by providing proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of Host’s stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to the backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, a non-U.S. holder of Host’s stock is advised to consult its tax advisors regarding the information reporting requirements applicable to it.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Host’s stock.

Tax Shelter Reporting

If a stockholder recognizes a loss as a result of a transaction with respect to Host’s stock of at least (i) for a stockholder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a stockholder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

HOST MARRIOTT CORPORATION UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On November 14, 2005, Host, together with Host LP, entered into the master agreement and other transaction agreements to acquire 38 hotels from Starwood, which involve the following transactions:

•	the acquisition by Host LP of the equity interests in Starwood Trust, which at the time the transactions are consummated is expected to hold, directly or indirectly, 18 domestic hotels, pursuant to the merger of a direct, wholly owned subsidiary of Host LP with and into Starwood Trust resulting in Starwood Trust becoming a direct, wholly owned subsidiary of Host LP and SLT Realty Limited Partnership becoming an indirect, majority-owned subsidiary of Host LP;

•	the acquisition by Host LP of the equity interests in SHC, which, at the time the transactions are consummated is expected to hold, directly or indirectly, three domestic and four foreign hotels;

•	the merger of an indirect, wholly owned subsidiary of Host LP with and into SLT Realty Limited Partnership resulting in the exchange of all outstanding RP units in SLT Realty Limited Partnership and, if the requisite consent of the holders of Class A RP units in SLT Realty Limited Partnership is obtained by Starwood, all outstanding Class A RP units in SLT Realty Limited Partnership into the right to receive cash, and, if such consent is obtained, resulting in SLT Realty Limited Partnership becoming an indirect wholly owned subsidiary of Host LP;

•	the acquisition by Host LP of four domestic hotels in a separate asset purchase structured to allow Host to complete like-kind exchange transactions for federal income tax purposes;

•	the acquisition by Host LP (through certain subsidiary REITs and foreign subsidiaries formed for this transaction) of nine foreign hotels not owned by Starwood Trust, SHC or SLT Realty Limited Partnership through the acquisition of the equity interests in various Starwood subsidiaries; and

•	the acquisition by Host LP (or a designated taxable REIT subsidiary or other subsidiary of Host LP) of certain domestic improvements and working capital and other ancillary assets from Starwood and SLC Operating Limited Partnership, a Starwood subsidiary.

The Starwood business to be acquired by Host is referred to below as the Starwood portfolio. The terms of the transactions are described in more detail elsewhere in this proxy statement/prospectus and the master agreement and certain other transaction agreements are attached to this proxy statement/prospectus as Annex A, Annex B and Annex C, respectively. The transactions are expected to close in the first quarter of 2006. However, the transactions are subject to a number of terms and conditions that could delay or prevent the closing of the transactions, or result in modifications to the transactions, such as the exclusion of particular hotels from the transactions due to the failure to obtain required consents or certain other developments. For a detailed description of these terms and conditions, see “Material Terms of the Principal Transaction Agreements” beginning on page 79, especially “— Conditions to Completion of the Closing Transactions” beginning on page 85 and “— Other Agreements Relating to the Period Prior to Closing — Deferral of Hotels” beginning on page 97. We encourage you to read the transaction agreements carefully and in their entirety.

The following unaudited pro forma financial statements have been prepared based upon the audited consolidated financial statements of Host and the audited combined financial statements of the Starwood portfolio for the year ended December 31, 2004, the unaudited financial statements of Host and the Starwood portfolio for the three quarters ended September 9, 2005 and for the eight months ended August 31, 2005, respectively, and based upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that Host believes are reasonable under the circumstances.

The unaudited pro forma statements of operations of Host for the three quarters ended September 9, 2005 and the year ended December 31, 2004 reflect the following transactions as if they had been completed at the beginning of each period:

•	the acquisition of the Starwood portfolio;

•	the January 2006 issuance of mortgage debt of $135 million Canadian Dollars ($116 million U.S. dollars) with an interest rate of 5.195% secured by four of our Canadian properties;

•	the assumed conversion of all of our Convertible Subordinated Debentures into 30.9 million shares of our common stock;

•	the dispositions of the Fort Lauderdale Marina Marriott and the Albany Marriott, the sale of which is expected to close in the first quarter of 2006. These properties are considered held-for-sale as of December 31, 2005;

•	the acquisition of the Hyatt Regency Washington, D. C. on Capitol Hill on September 30, 2005;

•	the disposition of 85% of Host’s ownership interest in Courtyard by Marriott Joint Venture, LLC on March 29, 2005;

•	the May 2005 redemption of 4 million shares of 10% Class B preferred shares;

•	the March 2005 refinancing of approximately $609 million of senior notes and mortgage debt through the issuance of the $650 million 6 3/8% Series N senior notes;

•	the August 2004 redemption of the 4.16 million shares of 10% Class A preferred shares;

•	the June 2004 issuance of 25 million shares of Host common stock;

•	the June 2004 issuance of 4 million shares of 8 7/8% Class E preferred shares;

•	the 2004 acquisitions of the Scottsdale Marriott at McDowell Mountain, the Fairmont Kea Lani and the Embassy Suites Lakefront, Chicago;

•	the August 2004 issuance of the $350 million 7% Series L senior notes;

•	the March 2004 issuance of $500 million 3.25% Exchangeable Senior Debentures due 2024;

•	the repayment of approximately $1.2 billion of senior notes and mortgage debt in 2004; and

•	certain other investing and financing activities during 2004 and 2005.

The unaudited historical balance sheet of Host as of September 9, 2005 reflects the following transactions as if they had been completed on the balance sheet date:

•	the acquisition of the Starwood portfolio;

•	the January 2006 issuance of mortgage debt of $135 million Canadian Dollars ($116 million U.S. Dollars) with an interest rate of 5.195% secured by four of our Canadian properties;

•	the assumed conversion of all of our Convertible Subordinated Debentures into 30.9 million shares of our common stock;

•	the dispositions of the Fort Lauderdale Marina Marriott and the Albany Marriott, the sale of which is expected to close in the first quarter of 2006. These properties are considered held-for-sale as of December 31, 2005;

•	the acquisition of the Hyatt Regency Washington, D.C. on Capitol Hill;

•	the disposition of the Charlotte Executive Park Marriott;

•	the prepayment of $19 million of variable rate mortgage debt associated with certain of our Canadian properties; and,

•	the receipt of $71 million of cash that had previously been restricted due to covenants in certain of Host’s mortgage debt.

In accordance with the Statement of Financial Accounting Standards No. 141, “Business Combinations,” Host will account for the acquisition of the Starwood portfolio as a business combination. Upon consummation of the transactions, Host will record the cash consideration, the market value of the Host common stock issued, the fair value of the assets and liabilities assumed, as well as any direct transaction costs. Based on the guidance set forth in Emerging Issues Task Force Issue No. 99-12, the market value of the Host common stock issued in the transactions, or $16.97, has been calculated based on the average of the closing prices of Host common stock during the range of trading days from two days before and after November 14, 2005, the announcement date.

The total transaction costs for the acquisition of the Starwood portfolio consist of the following (in millions):

Issuance of 133.5 million shares of Host common stock at $16.97 per share	$2,265
Assumption of $600 million of senior notes with a fair value of $654 million	654
Assumption of $104 million of mortgage debt with a fair value of $116 million	116
Cash (1)	1,063

Total consideration to Starwood and Starwood equityholders	4,098
Costs and expenses (1)	97

Total transaction costs	$4,195

(1)	For purposes of the preparation of these unaudited pro forma financial statements, these amounts will be funded from available cash and a draw on the bridge loan facility. The costs and expenses include approximately $10 million for estimated property-level working capital.

For purposes of the preparation of the unaudited pro forma financial statements, Host has presented the assets and liabilities at their book value except for the following:

•	Property and equipment is recorded at the stepped-up basis based on the purchase price noted above;

•	Senior notes are recorded at fair value based on the market price as of September 9, 2005; and,

•	Mortgage debt is recorded at fair value based on the expected future debt service payments discounted at risk adjusted rates as of September 9, 2005.

The pro forma adjustments as presented are based on estimates and certain information that is currently available and may change as additional information becomes available, as estimates are refined or as additional events occur. Specifically, while the purchase price has been allocated among individual properties, we are in the beginning stages of evaluating the fair value of the allocation of the purchase price among each individual hotel’s assets and liabilities including land, property and equipment items, other assets and liabilities, assumed agreements, including ground and retail space leases and other intangible assets. Host management does not anticipate that there will be material changes in the total purchase price allocation as presented in these unaudited pro forma financial statements. To the extent there is any excess of the purchase price over the fair value of the net assets acquired, it will be recorded as goodwill for accounting purposes.

The unaudited pro forma financial statements are for illustrative purposes only and do not purport to be indicative of the financial position or results of operations that would actually have been achieved had the transactions occurred on the dates indicated or which may be achieved in the future. In the opinion of Host management, all material adjustments necessary to reflect the effects of the transactions that can be factually supported within the SEC regulations covering the preparation of unaudited pro forma financial statements have been made.

The unaudited pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Host which are incorporated by reference into this proxy statement/prospectus and the combined financial statements and accompanying notes of the Starwood portfolio to be acquired by Host in the transactions which are included elsewhere in this proxy statement/prospectus.

HOST MARRIOTT CORPORATION

UNAUDITED PRO FORMA BALANCE SHEET

SEPTEMBER 9, 2005

(IN MILLIONS)

		A	B	C	D	E	F	G	H
	Host Historical Balance Sheet	Starwood Portfolio Historical	Starwood Portfolio Adjustments	Host Pro Forma For Starwood Acquisition	Convertible Subordinated Debentures’ Conversion	2006 Dispositions	Hyatt Regency Acquisition	Charlotte Disposition	Other Financing	Host Pro Forma Balance Sheet
ASSETS
Property and equipment, net	$7,204	$2,475	$1,701	$11,380	$—	$(71)	$279	$—	$—	$11,588
Assets held for sale	13	—	—	13	—	—	—	(13)	—	—
Goodwill	—	536	(536)	—	—	—	—	—	—	—
Due from managers	66	2	8	76	—	—	—	—	—	76
Investments in affiliates	42	—	—	42	(17)	—	—	—	—	25
Deferred financing costs	69	—	9	78	(11)	—	—	—	—	67
Furniture, fixtures and equipment replacement fund	154	—	—	154	—	—	—	—	—	154
Other	133	10	(10)	133	—	—	—	—	—	133
Restricted cash	165	8	(8)	165	—	—	—	—	(71)	94
Cash	402	—	(390)	12	—	197	(279)	20	168	118

Total assets	$8,248	$3,031	$774	$12,053	$(28)	$126	$—	$7	$97	$12,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt
Senior notes	$3,054	$1,050	$(396)	$3,708	$—	$—	$—	$—	$—	$3,708
Mortgage debt	1,858	408	(292)	1,974	—	—	—	—	97	2,071
Convertible subordinated debentures	492	—	—	492	(492)	—	—	—	—	—
Other	97	—	770	867	—	—	—	—	—	867

Total debt (I)	5,501	1,458	82	7,041	(492)	—	—	—	97	6,646
Accounts payable and accrued expenses	129	—	—	129	—	—	—	—	—	129
Other	153	99	(99)	153	—	—	—	—	—	153

Total liabilities	5,783	1,557	(17)	7,323	(492)	—	—	—	97	6,928

Minority interest of Host LP	117	—	—	117	—	—	—	—	—	117
Minority interest of outside partners	28	—	—	28	—	—	—	—	—	28
Stockholders’ equity	2,320	1,474	791	4,585	464	126	—	7	—	5,182

Total liabilities and stockholders’ equity	$8,248	$3,031	$774	$12,053	$(28)	$126	$—	$7	$97	$12,255

See Notes to Unaudited Pro Forma Balance Sheet.

HOST MARRIOTT CORPORATION

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

A.	This column represents the historical balance sheet for the Starwood portfolio. There are several differences in the financial statement presentation for Host’s financial statements and the financial statements of the Starwood portfolio. The historical financial information for the Starwood portfolio has been adjusted to reflect a presentation consistent with Host’s financial statements. These adjustments include:

•	Host’s balance sheet is presented on an unclassified basis (without regard to whether an asset or liability is current or long-term), consistent with real estate industry practice. The financial statements of the Starwood portfolio are presented on a classified basis, which designates assets or liabilities as current or long-term; and,

•	Host’s financial statements present working capital provided to the managers of the company’s hotels on a net basis as one line-item (“due from manager”). The financial statements of the Starwood portfolio present each of the separate components of amounts due from manager.

B.	This column represents adjustments to the financial statements of the Starwood portfolio that are necessary to reflect Host’s cost basis in the acquisition of the Starwood portfolio. There are also other differences with respect to the composition of line items (such as debt repaid prior to closing by Starwood that will not be assumed by Host, deferred tax liabilities and severance liabilities that will not be assumed by Host and other such items). Accordingly, we have reflected the following adjustments to record the transactions:

•	increase the historical property and equipment balance for the Starwood portfolio by $1,701 million to $4,176 million for the acquisition of 38 hotels;

•	increase the historical due from manager balance for the Starwood portfolio by $8 million to $10 million to reflect the estimated net working capital required for the Starwood portfolio;

•	decrease the historical senior notes balance of the Starwood portfolio to reflect the $450 million repayment of Sheraton Holding Corporation notes that have been made by Starwood subsequent to September 9, 2005. The remaining balance of $654 million reflects the fair value of the Sheraton Holding Corporation debt as of September 9, 2005 that is expected to be assumed by Host;

•	decrease the historical mortgage debt balance of the Starwood portfolio to reflect the $304 million amount of mortgage debt that will be retained or repaid by Starwood prior to closing. The remaining balance of $116 million reflects the fair value of the mortgage debt as of September 9, 2005 of the Starwood portfolio that is expected to be assumed by Host.

•	increase other debt by $770 million to reflect the borrowing under the bridge loan facility;

•	decrease cash by $390 million for estimated transaction costs and available cash used to fund the transaction;

•	increase deferred financing costs to reflect costs of $9 million as a result of the issuance of the bridge loan; and

•	increase the historical stockholders’ equity of the Starwood portfolio by $791 million to record the difference between the historical equity balance of the Starwood portfolio of $1,474 million and the fair value of the Host stock issuance of $2,265 million, which is based on the issuance of 133.5 million shares of Host common stock priced at $16.97 per share.

C.	Represents Host’s pro forma balance sheet as adjusted to reflect the acquisition of the Starwood portfolio.

D.

Represents the adjustment to record the assumed conversion of all of our Convertible Preferred Securities (and the underlying $492 million of Convertible Subordinated Debentures) into 30.9 million common shares. On January 11, 2006, Host completed the redemption of $86 million of the Convertible Subordinated Debentures and issued approximately 5.6 million shares of Host common stock.

Also on January 11, 2006, Host announced its intention to exercise its option to cause the conversion rights of the remaining Convertible Preferred Securities to expire effective February 10, 2006. Host is exercising this right because the market price of its common stock has exceeded 120% of the adjusted conversion price for 20 out of the last 30 trading days. Each of the Convertible Preferred Securities are currently convertible into 3.2357 shares of Host common stock per $50 liquidation amount of the preferred security, which equates to a conversion price of $15.367. The last reported sale price on January 17, 2006 of Host common stock was $19.67 and, as a result, the company expects that all of the remaining security holders will elect to convert their interests to common stock. The adjustment also includes the elimination of our equity investment of $17 million in the trust that issues the Convertible Preferred Securities and the write-off of the remaining deferred financing costs of $11 million related to the debentures.

E.	Represents the adjustment to record the assumed sale of the Fort Lauderdale Marina Marriott and the Albany Marriott, the sale of which is expected to close in the first quarter of 2006. These properties are considered held-for-sale as of December 31, 2005;

F.	Represents the adjustment to record the acquisition of the Hyatt Regency Washington, D. C. on Capitol Hill for $279 million on September 30, 2005.

G.	Represents the adjustment to record the sale on October 7, 2005 of the Charlotte Executive Park Marriott for $20 million, net of closing costs.

H.	Represents the issuance of $135 million Canadian dollars ($116 million U.S. dollars) of mortgage debt secured by four of our Canadian properties, the prepayment of $19 million of mortgage debt and the reclassification of restricted cash, which was released by the lender in the fourth quarter, to available cash as a result of meeting certain debt covenant restrictions at the end of the third quarter.

I.	The pro forma aggregate debt maturities at September 9, 2005 are as follows (in millions):

2005	$21
2006	230
2007	1,645
2008	435
2009	782
Thereafter	3,471

6,584
Capital lease obligations	8
Discount on senior notes	(12)
Fair value adjustment for assumed debt	66

$6,646

HOST MARRIOTT CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

YEAR-TO-DATE ENDED SEPTEMBER 9, 2005

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

		A	B	C	D	E	F	G	H	I	M
	Host Historical Income Statement	Starwood Portfolio Historical	Starwood Portfolio Adjustments	Host Pro Forma for Starwood Acquisition	Convertible Subordinated Debentures’ Conversion	2006 Dispositions	2005 Acquisitions	2005 Sale of Courtyard by Marriott Joint Venture	2006/ 2005 Debt Issuances	2005 Debt Redemptions and Prepayments	Minority Interest/ Equity Transactions	Host Pro Forma Income Statement
REVENUES
Rooms	$1,612	$517	$—	$2,129	$—	$(24)	$28	$—	$—	$—	$—	$2,133
Food and beverage	785	237	—	1,022	—	(11)	14	—	—	—	—	1,025
Other	174	57	—	231	—	(3)	2	—	—	—	—	230

Total hotel sales	2,571	811	—	3,382	—	(38)	44	—	—	—	—	3,388
Rental income	76	—	—	76	—	—	—	—	—	—	—	76

Total revenues	2,647	811	—	3,458	—	(38)	44	—	—	—	—	3,464

EXPENSES					—
Rooms	392	145	—	537	—	(5)	4	—	—	—	—	536
Food and beverage	592	182	—	774	—	(8)	11	—	—	—	—	777
Hotel departmental expenses	710	213	—	923	—	(11)	8	—	—	—	—	920
Management fees	112	23	16	151	—	(2)	3	—	—	—	—	152
Other property-level expenses	205	54	—	259	—	(2)	4	—	—	—	—	261
Depreciation and amortization	254	85	4	343	—	(3)	6	—	—	—	—	346
Corporate and other expenses	45	5	(2)	48	—	—	—	—	—	—	—	48

Total operating costs and expenses	2,310	707	18	3,035	—	(31)	36	—	—	—	—	3,040

OPERATING PROFIT	337	104	(18)	423	—	(7)	8	—	—	—	—	424
Interest income	17	—	—	17	—	—	—	—	—	—	—	17
Interest expense	(317)	(62)	(13)	(392)	23	—	—	—	(13)	45	—	(337)
Net gains on property transactions	77	—	—	77	—	—	—	(69)	—	—	—	8
Gain on foreign currency and derivative contracts	1	—	—	1	—	—	—	—	—	—	—	1
Minority interest expense	(12)	—	—	(12)	—	—	—	—	—	—	2	(10)
Equity in earnings (losses) of affiliates	(1)	—	—	(1)	—	—	—	4	—	—	—	3

INCOME (LOSS) BEFORE INCOME TAXES	102	42	(31)	113	23	(7)	8	(65)	(13)	45	2	106
Benefit from (provision for) income taxes	(23)	3	(7)	(27)	—	—	—	26	—	—	—	(1)

INCOME (LOSS) FROM CONTINUING OPERATIONS	79	45	(38)	86	23	(7)	8	(39)	(13)	45	2	105
Less: Dividends on preferred stock	(21)	—	—	(21)	—	—	—	—	—	—	3	(18)
Issuance costs of redeemed preferred stock	(4)	—	—	(4)	—	—	—	—	—	—	4	—

Net income (loss) from continuing operations available to common stockholders	$54	$45	$(38)	$61	$23	$(7)	$8	$(39)	$(13)	$45	$9	$87

Basic earnings (loss) from continuing operations per share	$0.15	$0.34	$(0.28)	$0.13								$0.17
Diluted earnings (loss) from continuing operations per share	$0.15	$0.34	$(0.28)	$0.12								$0.17
Weighted average basic common shares	352.6	133.5	133.5	486.1	30.9							517.0
Weighted average diluted common shares	355.0	133.5	133.5	488.5	30.9							519.4

See Notes to Unaudited Pro Forma Statement of Operations.

HOST MARRIOTT CORPORATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

		A	B	C	D	E	F	G	H	I	J	K	L	M
	Host Historical Income Statement	Starwood Portfolio Historical	Starwood Portfolio Adjustments	Host Pro Forma for Starwood Acquisition	Convertible Subordinated Debentures’ Conversion	2006 Dispositions	2005 Acquisitions	2005 Sale of Courtyard by Marriott Joint Venture	2006/2005 Debt Issuances	2005 Debt Redemptions and Prepayments	2004 Acquisitions	2004 Debt Issuances	2004 Debt Redemptions and Prepayments	Minority Interest/ Equity Transactions	Host Pro Forma Income Statement
REVENUES
Rooms	$2,147	$741	$—	$2,888	$—	$(33)	$33	$—	$—	$—	$46	$—	$—	$—	$2,934
Food and beverage	1,137	373	—	1,510	—	(16)	17	—	—	—	13	—	—	—	1,524
Other	238	84	—	322	—	(3)	2	—	—	—	6	—	—	—	327

Total hotel sales	3,522	1,198	—	4,720	—	(52)	52	—	—	—	65	—	—	—	4,785
Rental income	106	—	—	106	—	—	—	—	—	—	—	—	—	—	106
Other income	1	—	—	1	—	—	—	—	—	—	—	—	—	—	1

Total revenues	3,629	1,198	—	4,827	—	(52)	52	—	—	—	65	—	—	—	4,892

EXPENSES
Rooms	534	209	—	743	—	(8)	8	—	—	—	10	—	—	—	753
Food and beverage	853	284	—	1,137	—	(11)	14	—	—	—	8	—	—	—	1,148
Hotel departmental expenses	979	300	—	1,279	—	(14)	27	—	—	—	18	—	—	—	1,310
Management fees	145	34	23	202	—	(3)	3	—	—	—	2	—	—	—	204
Other property-level expenses	292	79	—	371	—	(3)	3	—	—	—	3	—	—	—	374
Depreciation and amortization	353	130	(1)	482	—	(4)	8	—	—	—	9	—	—	—	495
Corporate and other expenses	67	7	(3)	71	—	—	—	—	—	—	—	—	—	—	71

Total operating costs and expenses	3,223	1,043	19	4,285	—	(43)	63	—	—	—	50	—	—	—	4,355

OPERATING PROFIT	406	155	(19)	542	—	(9)	(11)	—	—	—	15	—	—	—	537
Interest income	11	—	—	11	—	—	—	—	—	—	—	—	—	—	11
Interest expense	(483)	(96)	(12)	(591)	33	—	—	—	(48)	54	(1)	(19)	90	—	(482)
Net gains on property transactions	17	—	—	17	—	—	—	—	—	—	—	—	—	—	17
Loss on foreign currency and derivative contracts	(6)	—	—	(6)	—	—	—	—	—	—	—	—	—	—	(6)
Minority interest expense	(4)	—	(1)	(5)	—	—	—	—	—	—	—	—	—	(2)	(7)
Equity in earnings (losses) of affiliates	(16)	—	—	(16)	—	—	—	19	—	—	—	—	—	—	3

INCOME (LOSS) BEFORE INCOME TAXES	(75)	59	(32)	(48)	33	(9)	(11)	19	(48)	54	14	(19)	90	(2)	73
Benefit from (provision for) income taxes	10	(2)	(4)	4	—	—	—	(7)	—	—	—	—	—	—	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(65)	57	(36)	(44)	33	(9)	(11)	12	(48)	54	14	(19)	90	(2)	70
Less: Dividends on preferred stock	(37)	—	—	(37)	—	—	—	—	—	—	—	—	—	13	(24)
Issuance costs of redeemed preferred stock	(4)	—	—	(4)	—	—	—	—	—	—	—	—	—	4	—

Net income (loss) from continuing operations available to common stockholders	$(106)	$57	$(36)	$(85)	$33	$(9)	$(11)	$12	$(48)	$54	$14	$(19)	$90	$15	$46

Basic earnings (loss) from continuing operations per share	$(0.31)	$0.43	$(0.27)	$(0.18)											$.09
Diluted earnings (loss) from continuing operations per share	$(0.31)	$0.43	$(0.27)	$(0.18)											$.09
Weighted average basic common shares	337.3	133.5	133.5	470.8	30.9									15.3	517.0
Weighted average diluted common shares	337.3	133.5	133.5	470.8	30.9									18.3	520.0

See Notes to Unaudited Pro Forma Statement of Operations.

HOST MARRIOTT CORPORATION

NOTES TO THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

A.	Represents the historical results of operations for the Starwood portfolio.

B.	Represents certain adjustments to the historical results of operations for the Starwood portfolio including:

•	An adjustment to depreciation expense for property and equipment to reflect expected depreciation based on Host’s stepped-up basis.

•	An adjustment to interest expense for debt retained by Starwood as well as for debt repayments and anticipated repayments by Starwood (including the termination of related interest rate swap agreements) subsequent to September 9, 2005, as well as Host’s draw of $770 million from the bridge loan facility, including the amortization of the deferred financing costs of $9 million related to the bridge loan facility. We calculated the financing costs, which fluctuate based on the amount drawn under the facility, based on the requirements of the facility agreement and amortized the deferred financing costs based on the life of the loan, which is one year. The adjustment also includes the amortization of premiums on the assumption of the senior note debt and mortgage debt.

•	An adjustment to management fee expense to reflect the new license and operating agreements under which the properties will operate upon completion of the transactions.

•	An adjustment to reduce the historical corporate expenses of the Starwood portfolio to reflect the incremental corporate expenses expected to be incurred by Host as a result of the acquisition.

•	An adjustment to reflect the effect of the acquisition of the Starwood portfolio on income taxes and minority interest expense.

C.	Represents Host’s pro forma statement of operations as adjusted to reflect the acquisition of the Starwood portfolio.

D.	Represents the adjustment to decrease interest expense due to the assumed conversion of all $492 million of our Convertible Subordinated Debentures into 30.9 million shares of common stock including the elimination of the related amortization of deferred financing fees.

E.	Represents the adjustment to eliminate the operations of the Fort Lauderdale Marina Marriott and the Albany Marriott, the sale of which is expected to close in the first quarter of 2006.

F.	Represents the adjustment to record the historical revenues and operating expenses associated with the September 2005 purchase of the Hyatt Regency Washington, D. C. on Capitol Hill.

G.	Represents the adjustment to eliminate the non-recurring gain of $69 million associated with the sale of 85% of our interest in the Courtyard by Marriott Joint Venture, LLC in 2005 and the adjustment to equity in earnings (losses) of affiliates related to our current percentage ownership in the joint venture and the related tax benefit (provision).

H.	Represents the adjustment to record interest expense, including the related amortization of deferred financing fees, as a result of the issuance of the $650 million, 6 3/8% Series N senior notes in March 2005, and the issuance of $135 million Canadian Dollar mortgage debt ($116 million U.S. dollars) with an interest rate of 5.195%.

I.	Represents the adjustment to record interest expense (including the prepayment premiums and the recognition of deferred financing fees and original issue discounts) related to the prepayment, redemption or discharge of the following debt in 2005:

•	$300 million of 8 3/8% Series E senior notes;

•	$140 million of 9% mortgage debt on two Ritz-Carlton hotels;

•	$169 million of 7 7/8% Series B senior notes;

•	$20 million of 8.35% mortgage associated with the sale of the Hartford Marriott at Farmington; and

•	$19 million of variable rate mortgage debt with a weighted average interest rate of 4.36% in 2004 and 5.76% in 2005 associated with certain of our Canadian properties.

J.	Represents the adjustment to record the revenues, operating expenses and interest expense associated with the acquisitions of the Scottsdale Marriott at McDowell Mountain (including the assumption of the related $34 million mortgage debt), the Fairmont Kea Lani, Maui and the Embassy Suites Lakefront, Chicago in 2004 prior to the respective acquisition dates in 2004.

K.	Represents the adjustment to record interest expense, including the amortization of the deferred financing costs, as a result of the issuance of the $350 million 7% Series L senior notes and the issuance of the $500 million 3.25% Exchangeable Senior Debentures during 2004.

L.	Represents the adjustment to interest expense (including the prepayment premiums and the recognition of deferred financing fees and original issue discounts) related to the prepayment, redemption or discharge of the following debt in 2004:

•	the redemption of $895 million of 7 7/8% Series B senior notes;

•	the redemption of $218 million of 8.45% Series C senior notes; and

•	the repayment of various mortgage loans totaling $116 million with an average interest rate of approximately 8%.

M.	Represents the adjustment to record the effect of the above transactions, except for the merger transactions, and the decrease in net income (loss) from continuing operations related to the probable and completed dispositions of five and nine hotels in 2005 and 2004, respectively on the minority interest expense. This adjustment also includes the effect of dividends paid on preferred stock and issuance costs of redeemed preferred stock and the adjustment to the weighted average share count from the probable and completed issuances and redemptions of common and preferred stock during 2006, 2005 and 2004 including:

•	the assumed issuance of 30.9 million shares of common stock in 2006 for the conversion of all of the Convertible Subordinated Debentures;

•	the redemption of 4 million shares of 10% Class B preferred shares in May 2005;

•	the redemption of 4.16 million shares of 10% Class A preferred stock in August 2004;

•	the issuance of 4 million shares of 8 7/8% Class E preferred stock in May 2004;

•	the issuance of 25 million shares of common stock during 2004; and

•	the dilutive effect of shares issuable under our comprehensive stock plans, less shares assumed purchased at the average market price.

DESCRIPTION OF HOST CAPITAL STOCK

General

Host’s charter provides for the issuance of up to 750,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Of the 50,000,000 shares of preferred stock, (i) 650,000 shares have been classified as Series A Junior Participating Preferred Stock, (ii) 5,980,000 shares have been classified as 10% Class C Cumulative Redeemable Preferred Stock and (iii) 8,000,000 shares have been classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock. As of January 17, 2006, the following shares of Host stock are outstanding:

•	common stock — 353,040,316 shares;

•	10% Class C Cumulative Redeemable Preferred Stock — 5,980,000 shares; and

•	8 7/8% Class E Cumulative Redeemable Preferred Stock — 4,034,000 shares.

Under Maryland law, Host stockholders generally are not liable for Host’s debts or obligations.

Host’s charter authorizes its board of directors to classify and reclassify any unissued shares of common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, Host’s board of directors is required by Maryland law and by its charter to set, subject to charter restrictions on transfer of Host stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, Host’s board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Host common stock or otherwise be in their best interest.

Host believes that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Host’s securities may be listed or traded. Although Host has no present intention of doing so, it could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Common Stock

All shares of common stock offered pursuant to the proxy/prospectus of which this registration statement forms a part and any applicable supplement, when issued, will be duly authorized, fully paid and nonassessable. Holders of Host common stock are entitled to receive dividends when authorized by Host’s board of directors out of assets legally available for the payment of dividends. Holders of Host common stock are also entitled to share ratably in Host’s assets legally available for distribution to its stockholders in the event of a liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Host’s stock and to the provisions of Host’s charter regarding restrictions on transfer of its stock.

Subject to Host’s charter restrictions on transfer of its stock (see “— Restrictions on Ownership and Transfer” beginning on page 162), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of Host common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of Host common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of its securities. Subject to Host’s charter restrictions on transfer of its stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Host’s charter does not provide for a lesser percentage in these situations. Also, because many of the operating assets are held by Host’s subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of Host stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Stockholder Rights Plan/Preferred Stock Purchase Rights

Host’s board of directors has adopted a stockholder rights plan pursuant to a Rights Agreement dated as of November 23, 1998, as amended as of December 18, 1998 and August 21, 2002, between Host and The Bank of New York, as rights agent. Each share of common stock issued by Host between the date of adoption of the Rights Agreement and the Rights Distribution Date (defined below) or the date, if any, on which the Rights are redeemed, would have one preferred stock purchase right (a “Right”) attached to it. The Rights will expire on November 22, 2008, unless earlier redeemed or exchanged. Each Right, when exercisable, would entitle the holder to purchase one unit of Host Series A Junior Participating Preferred Stock, equal to one one-thousandth of a share of such stock, at a purchase price equal to $55.00 per unit, subject to adjustment. Until a Right is exercised, the holder of the Right, as such, would have no rights as a stockholder of Host, including, without limitation, the right to vote or to receive dividends.

The Rights Agreement provides that the Rights initially attach to all certificates representing common stock then outstanding. The Rights would separate from the common stock and a distribution of Rights certificates would occur (a “Rights Distribution Date”) upon the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding common stock (the “Stock Acquisition Date”); or

•	ten business days, or some later date as Host’s board of directors may determine, following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding common stock.

For the purposes of determining the 20% threshold amount, the following shares of common stock are not included:

•	shares received pursuant to the Agreement and Plan of Merger, dated November 23, 1998, pursuant to which Host Marriott Corporation, a Delaware corporation, was merged into Host, in exchange for shares of common stock of Host Marriott Corporation which the holder beneficially owned on February 3, 1989 and owned continuously thereafter;

•	shares acquired by a person pursuant to a gift, bequest, inheritance or distribution from a trust or from a corporation controlled by that person where the shares of common stock were exempt shares under the Rights Agreement immediately prior to their acquisition and where the shares of common stock were beneficially owned by that person continuously after their acquisition; and

•	shares acquired as a result of a stock dividend, stock distribution or other recapitalization relating to exempt shares under the Rights Agreement.

Until the Rights Distribution Date, the Rights will be represented by the common stock certificates, and will be transferred with, and only with, the common stock certificates. The Rights are not exercisable until the Rights Distribution Date.

If a person becomes the beneficial owner of 20% or more of the then outstanding common stock, except in connection with an offer for all outstanding common stock which the directors by a two-thirds vote determine to be fair to and otherwise in the best interests of Host and its stockholders, each holder of a Right would, after the end of a redemption period, have the right to exercise the Right by purchasing, for an amount equal to the purchase price, shares of common stock having a value equal to two times the purchase price, subject to the ownership limit. All Rights acquired by the Acquiring Person will be null and void.

Each holder of a Right would have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the purchase price of the Right if, at any time following the Stock Acquisition Date,

•	Host is acquired in a merger or other business combination transaction in which it is not the surviving corporation, other than a merger which follows an offer described in the preceding paragraph; or

•	50% or more of Host’s assets or earning power is sold or transferred.

At any time after a person becomes an Acquiring Person, Host’s board of directors may exchange the Rights at an exchange ratio of one share of Host common stock per Right.

In general, Host’s board of directors may redeem the Rights at a price of $.005 per Right at any time until ten days after an Acquiring Person has been identified as an Acquiring Person. If the decision to redeem the Rights occurs after a person becomes an Acquiring Person, the decision will require a two-thirds vote of directors.

The Rights have certain anti-takeover effects. The exercise of the Rights will cause substantial dilution to a person or group that attempts to acquire Host. The Rights, however, would not interfere with any merger or other business combination approved by Host’s board of directors since Host’s board of directors may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all rights or amend the Rights Agreement to exempt the person from the Rights Agreement.

Preferred Stock

Host’s charter originally authorized Host’s board of directors to issue 50,000,000 shares of preferred stock. As of January 17, 2006, there is outstanding:

•	5,980,000 shares of 10% Class C Cumulative Redeemable Preferred Stock (which are referred to as the “Class C preferred stock”); and

•	4,034,000 shares of 8 7/8% Class E Cumulative Redeemable Preferred Stock (which are referred to as the “Class E preferred stock”).

Host’s board of directors has the power to classify or reclassify any unissued preferred shares into one or more classes or series of capital stock, including common stock.

Restrictions on Ownership and Transfer

For Host to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Code to include certain entities:

•	during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made; or

•	during a proportionate part of a shorter taxable year.

In addition, if Host, or one or more owners of 10% or more of Host, actually or constructively owns 10% or more of a tenant of Host or a tenant of any partnership in which Host is a partner, the rent received by Host either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Code unless the tenant qualifies as a “taxable REIT subsidiary” and the leased property is a “qualified lodging facility” under the Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year other than the first year for which an election to be treated as a REIT has been made.

Primarily because Host’s board of directors believes it is desirable for Host to qualify as a REIT, Host’s charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than:

•	9.8% of the lesser of the number or value of shares of common stock outstanding; or

•	9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of Host’s stock.

The foregoing is subject to a limitation on the application of the “group” limitation, but no other element of the ownership limit, to any “group” that otherwise exceeded the ownership limit at the effective time of such merger solely by reason of its status as a “group.”

The ownership attribution rules under the Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, common stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding common stock and thus subject such common stock to the remedy provision under the ownership limit. Host’s board of directors may grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Code if it is satisfied, based upon an opinion of counsel and/or such other evidence as is satisfactory to Host’s board of directors in its sole discretion, that:

•	such ownership will not cause a person who is an individual to be treated as owning capital stock in excess of the ownership limit, applying the applicable constructive ownership rules; and

•	will not otherwise jeopardize Host’s status as a REIT by, for example, causing any tenant of Host LP to be considered a “related party tenant” for purposes of the REIT qualification rules.

As a condition of such waiver, Host’s board of directors may require undertakings or representations from the applicant with respect to preserving the REIT status of Host.

Host’s board of directors will have the authority to increase the ownership limit from time to time, but will not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.5% of the outstanding capital stock.

The charter further prohibits:

•	any person from actually or constructively owning shares of beneficial interest of Host that would result in Host being “closely held” under Section 856(h) of the Code or otherwise cause Host to fail to qualify as a REIT; and

•	any person from transferring shares of Host’s capital stock if such transfer would result in shares of Host’s capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Host’s capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Host and provide Host with such other information as Host may request in order to determine the effect of such transfer on Host’s status as a REIT.

If any purported transfer of shares of Host’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in Host’s charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”) and

•	the Prohibited Transferee shall acquire no right or interest in such excess shares; and

•	in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit (the “Prohibited Owner”) shall cease to own any right or interest in such excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from Host of the transfer of shares to the trust, the trustee of the trust, who shall be designated by Host and be unaffiliated with Host and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person or entity who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if Host has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by Host that the shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, then the charter provides that the transfer of the excess shares will be void.

In addition, shares of Host’s stock held in the trust shall be deemed to have been offered for sale to Host, or its designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market value at the time of the devise or gift and the market value of the shares on the date Host, or its designee, accepts the offer. Host will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to Host, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transferability and ownership will not apply if Host’s board of directors determines that it is no longer in the best interests of Host to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of Host’s capital stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5%, or some other percentage between 1/2 of 1% and 5% as provided in the rules and regulations under the Code, of the lesser of the number or value of the outstanding shares of Host’s capital stock must give a written notice to Host within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to Host in writing such information with respect to the direct, indirect and constructive ownership of shares of Host’s capital stock as Host’s board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium for Host stockholders over the then prevailing market price or otherwise be in their best interest.

Certain Provisions of Maryland Law and of Host’s Charter and Bylaws

The following description of certain provisions of Maryland law and of Host’s charter and bylaws is only a summary. For a complete description, please refer to the Maryland General Corporation Law and Host’s charter and bylaws, both of which are exhibits to the registration statement of which this proxy statement/prospectus is included.

Election of the Board of Directors

Host’s charter provides that the number of directors may be established by Host’s board of directors but may not be fewer than three nor more than thirteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, (except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors) and, in the case of a vacancy resulting from the removal of a director by stockholders, by the holders of two-thirds of the votes entitled to be cast in the election of directors.

Removal of Directors

Host’s charter provides that, except for any directors who may be elected by holders of a class or series of shares other than common stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on Host’s board of directors may be filled by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Host board of directors. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. The affirmative vote of holders of at least two-thirds of all the votes entitled to be cast is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing director removal provisions. These provisions preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and, thus, may reduce the vulnerability of Host to an unsolicited takeover proposal which may not be in the best interest of the stockholders.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Host’s board of directors has not opted out of the business combinations provisions of the Maryland General Corporation Law and is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Host; however, as permitted under Maryland law, Host’s board of directors may elect to opt out of these provisions in the future.

The business combination statute may discourage others from trying to acquire control of Host and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Host’s board of directors has not opted out of the control share provisions of the Maryland General Corporation Law but, as permitted under Maryland law, may elect to opt out of these provisions in the future.

Amendment to the Charter and Bylaws

Host’s charter may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain charter provisions specifically identified in the charter, including provisions on removal of directors and filling vacancies, restrictions on ownership and transferability of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

As permitted under the Maryland General Corporation Law, the charter and bylaws of Host provide that the directors have the exclusive right to amend the bylaws. Amendment of this provision in the charter also would require action by Host’s board of directors and the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast on the matter.

Dissolution of the Company

The dissolution of Host must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Host’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to Host’s board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to Host’s notice of the meeting, (ii) by Host’s board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in Host’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to Host’s board of directors at a special meeting may be made only (i) pursuant to Host’s notice of the meeting, (ii) by Host’s board of directors, or (iii) provided that Host’s board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in Host’s charter and bylaws unrelated to Subtitle 8, Host already (a) requires a two-thirds vote for the removal of any director from Host’s board of directors, (b) vests in the board the exclusive power to fix the number of directorships and (c) requires to call a special meeting of stockholders, unless called by Host’s president or the board, the request of holders of a majority of the votes entitled to be cast at the special meeting. As of the date of this proxy/prospectus, Host’s board has not made any election to be subject to any provisions of Subtitle 8.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of Host’s charter on removal of directors, the share ownership and transfer restrictions in the charter and the advance notice provisions of Host’s bylaws could delay, defer or prevent a transaction or a change in control of Host that might involve a premium price for holders of common stock or otherwise be in their best interest.

COMPARISON OF THE RIGHTS OF HOST STOCKHOLDERS AND STARWOOD TRUST SHAREHOLDERS

Upon completion of the transactions, the holders of Starwood Trust’s Class B shares and Class A Exchangeable Preferred Shares will no longer be shareholders of Starwood Trust and will become holders of Host common stock. Each Class B share of Starwood Trust is currently paired with one share of Starwood common stock and one Class B share, which is collectively referred to as a paired share. Each Class A Exchangeable Preferred Share of Starwood Trust is currently exchangeable for one paired share of Starwood and Starwood Trust. The rights of holders of paired shares of Starwood and Starwood Trust are currently governed (i) with respect to the Starwood common stock portion of a paired share, by Titles 1-3 of the Corporations and Associations Article of the Annotated Code of Maryland, which is referred to throughout this proxy statement/prospectus as Titles 1-3, the Starwood charter and the Starwood bylaws, and (ii) with respect to the Class B share portion of a paired share, by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, which is referred to throughout this proxy statement/prospectus as Title 8, the Starwood Trust declaration of trust and the Starwood Trust bylaws. The rights of holders of Host common stock are governed by Titles 1-3, the Host charter and the Host bylaws.

The following discussion summarizes certain significant differences between the rights of Starwood Trust shareholders and the rights of Host stockholders. Because the Class B shares of Starwood Trust and the shares of Starwood common stock trade together as a unit, the following discussion also summarizes certain rights of holders of Starwood common stock. It is not a complete summary of the provisions affecting, and the differences between, the rights of Starwood Trust shareholders and the rights of Host stockholders and is subject to and qualified in its entirety by reference to Titles 1-3, Title 8, the Host charter and bylaws, the Starwood charter and bylaws and the Starwood Trust declaration of trust and bylaws.

	Host	Starwood and Starwood Trust
Authorized and Issued Shares	The authorized capital stock of Host consists of 750,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. Of the 50,000,000 shares of preferred stock, (i) 650,000 shares have been classified as Series A Junior Participating Preferred Stock, (ii) 5,980,000 shares have been classified as 10% Class C Cumulative Redeemable Preferred Stock and (iii) 8,000,000 shares have been classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock. As of January 17, 2006, there were 353,040,316 shares of common stock issued and outstanding, 5,980,000 shares of 10% Class C Cumulative Redeemable Preferred Stock issued and outstanding and 4,034,000 shares of 8 7/8% Class E Cumulative Redeemable Preferred Stock issued and outstanding.

Starwood. The authorized capital stock of Starwood consists of (i) 1,000,000,000 shares of common stock, par value $.01 per share, (ii) 200,000,000 shares of preferred stock, par value $.01 per share, (iii) 50,000,000 shares of excess common stock, par value $.01 per share and (iv) 100,000,000 shares of excess preferred stock, par value $.01 per share.

Starwood Trust. The beneficial interest of Starwood Trust is divided into shares consisting of (i) 5,000 Class A shares, par value $.01 per share, (ii) 1,000,000,000 Class B shares, par value $.01 per share, (iii) 30,000,000 Class A Exchangeable Preferred Shares, par value $.01 per share, (iv) 15,000,000 Class B Exchangeable Preferred Shares, par value $.01 per share and (v) 55,000 Trust Preferred Shares, par value $.01 per share. Starwood Trust has also designated two classes of

	Host	Starwood and Starwood Trust
“Excess Shares”, consisting of (1) 200,000,000 Excess Trust Shares, par value $.01 per share and (2) 50,000,000 Excess Preferred Shares, par value $.01 per share. As of September 30, 2005, there were 100 Class A shares issued and outstanding, 219,272,686 Class B shares issued and outstanding, 562,222 Class A Exchangeable Preferred Shares issued and outstanding and 24,627 Class B Exchangeable Preferred Shares issued and outstanding.

Voting Rights	The holders of shares of Host common stock are entitled to one vote per share of Host common stock.	Starwood. The holders of shares of Starwood common stock are entitled to one vote per share of Starwood common stock.

Starwood Trust. The holders of Class B shares of Starwood Trust are not entitled to vote upon any matter regardless of whether the holders of Class A shares of Starwood Trust have the right to vote on such matter. Notwithstanding the foregoing, so long as any Class B shares of Starwood Trust are outstanding, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of Class B shares of Starwood Trust shall be required to effect any amendment, alteration or repeal of any provision of Starwood Trust’s declaration of trust that materially and adversely affects the rights of such holders disproportionately to the effect of such amendment, alteration or repeal on the holders of Class A shares of Starwood Trust. The holders of Class A Exchangeable Preferred Shares of Starwood Trust are entitled to vote upon all matters upon which holders of Class B shares of Starwood Trust may vote, and are entitled to the number of votes equal to the largest whole number of Class B shares of

	Host	Starwood and Starwood Trust
Starwood Trust for which such shares of Class A Exchangeable Preferred Shares of Starwood Trust could be exchanged pursuant to Starwood Trust’s declaration of trust as of the relevant record date. Notwithstanding the foregoing, so long as any Class A Exchangeable Preferred Shares of Starwood Trust are outstanding, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of Class A Exchangeable Preferred Shares of Starwood Trust shall be required to effect any amendment, alteration or repeal of any provision of Starwood Trust’s declaration of trust that materially and adversely affects the rights of such holders disproportionately to the effect of such amendment, alteration or repeal on the holders of Class B shares of Starwood Trust.

Dividends	Host’s bylaws provide that dividends upon Host common stock may be authorized by Host’s board of directors at any regular or special meeting, and may be paid in cash, property, or shares of Host common stock. Before payment of any dividend, Host may set aside out of any funds available for dividends the sum or sums as Host’s board of directors from time to time, in its absolute discretion, deems proper as a reserve fund.	Starwood. Starwood’s bylaws provide that dividends upon Starwood common stock may be declared by Starwood’s board of directors at any regular, annual or special meeting, and may be paid in cash, property, or shares of Starwood common stock. However, the board of directors, in its sole discretion, may fix a sum which may be set aside as a reserve for any proper purpose, and from time to time may increase, diminish or vary such reserves. Such reserves may be set aside before the payment of any dividends.

Starwood Trust. The holders of Class B shares of Starwood Trust are entitled to receive a noncumulative dividend in an amount per share equal to $0.84, subject to adjustment as set forth in Starwood Trust’s declaration of trust, as and if authorized by Starwood Trust’s board of trustees. Subject to limited exceptions set

	Host	Starwood and Starwood Trust
forth in Starwood Trust’s declaration of trust, so long as any Class B shares of Starwood Trust are outstanding, no dividend on Class A shares of Starwood Trust may be declared, paid or set apart for payment unless and until all accrued dividends on the Class B shares of Starwood Trust have been paid or are concurrently declared and paid. The holders of Class A Exchangeable Preferred Shares of Starwood Trust are entitled to the following dividends: (1) upon the payment by Starwood of any distribution with respect to the shares of Starwood common stock, each Class A Exchangeable Preferred Share of Starwood Trust automatically has the right to receive an amount equal to the value of such distribution multiplied by the number of shares of Starwood common stock for which each Class A Exchangeable Preferred Share of Starwood Trust is then exchangeable as of the record date for such distribution and (2) no dividend may be declared with respect to the Class B shares of Starwood Trust unless Starwood Trust’s board of trustees concurrently declares a dividend entitling each Class A Exchangeable Preferred Share of Starwood Trust to receive an amount equal to the Class B share dividend multiplied by the number of Class B shares of Starwood Trust for which each Class A Exchangeable Preferred Share of Starwood Trust is then exchangeable as of the record date for such dividend.

Number of Directors or Trustees	Host’s charter provides that the number of directors may be established by the board of directors but may not be fewer than three nor more than thirteen. Host’s board of directors currently consists of seven directors.	Starwood. Starwood’s charter and bylaws provide that the number of directors is set by the board of directors but may not be fewer than three nor more than twenty. Starwood’s board of directors currently consists of ten directors.

	Host	Starwood and Starwood Trust
Election of Directors or Trustees

Host’s charter does not provide for cumulative voting. At each annual meeting, directors shall be elected to serve a term of one year, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Starwood Trust. Starwood Trust’s declaration of trust and bylaws provide that the number of trustees is set by the board of trustees but may not be fewer than three nor more than twenty. Starwood Trust’s board of trustees currently consists of ten trustees.

Starwood. Starwood’s charter does not provide for cumulative voting. At each annual meeting of shareholders, directors shall be elected to serve a term of one year. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

Starwood Trust. Starwood Trust’s declaration of Trust does not provide for cumulative voting. At each annual meeting of shareholders, trustees shall be elected to serve for a term of one year. A majority of votes cast at a meeting of shareholders is required to elect a director.

Classes of Directors or Trustees	Host does not have separate classes for its board of directors.	Starwood. Starwood does not have separate classes for its board of directors. Starwood Trust. Starwood Trust does not have separate classes for its board of trustees.

Removal of Directors or Trustees	Host’s charter provides that, except for any directors who may be elected by holders of a class or series of shares other than common stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Starwood. Starwood’s charter provides that the stockholders may remove any director, but only for cause, and only by the affirmative vote of at least two-thirds of all the votes entitled to be cast for the election of directors.

Starwood Trust. Starwood’s declaration of trust provides that a trustee may be removed at any time, with or without cause, by vote or written consent of holders of at least two-thirds of the outstanding shares

	Host	Starwood and Starwood Trust
Vacancies on the Board of Directors or the Board of Trustees

Host’s charter provides that vacancies on the board of directors may be filled by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors.

of beneficial interest entitled to vote thereon, or with cause by all remaining trustees.

Starwood. Starwood’s bylaws provide that any vacancy resulting from an increase in the authorized number of directors may be filled only by a majority vote of the entire board. Any vacancies resulting from any other cause may be filled only be a majority vote of the directors then in office, even if less than a quorum.

Starwood Trust. Starwood Trust’s declaration of trust and bylaws provide that vacancies occurring among the trustees (including vacancies created by increases in number) may be filled by a majority of the remaining trustees, though less than a quorum, or by a sole remaining trustee.

Stockholder Action by Written Consent	Host’s bylaws provide that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if unanimous written consent setting forth the action is given by each stockholder entitled to vote thereon.

Starwood. Starwood’s bylaws provide that any action that is required or permitted to be taken by stockholders may be taken without a meeting if there is filed a unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on any matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

Starwood Trust. Starwood Trust’s declaration of trust and bylaws provide that any action that is required or permitted to be taken by shareholders may be taken without a meeting on written consent signed by a majority, or such larger proportion as would be required for a vote of shareholders at a meeting,

	Host	Starwood and Starwood Trust
of all outstanding shares entitled to vote thereon.
Amendment to Charter or Declaration of Trust	Host’s charter may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain charter provisions specifically identified in the charter, including provisions on removal of directors and filling vacancies, restrictions on ownership and transferability of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Starwood. Starwood’s charter may be amended by the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast on the matter; provided, however, that the affirmative vote of holders of at least two-thirds of the voting power of all the then outstanding shares of capital stock, voting together as a single class, is required to alter, amend or repeal any restriction on the transferability of stock.

Starwood Trust. Starwood’s declaration of trust may be amended by the vote or written consent of shareholders holding a majority of the outstanding shares entitled to vote thereon; provided, however, that the board of trustees may repeal any provision of the declaration of trust without shareholder approval to the extent that such provision conflicts with the REIT provisions of the Code or of the State of Maryland. The amendment of certain provisions of the declaration of trust requires the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of beneficial interest voting together as a single class.

Amendment of Bylaws	Host’s charter and bylaws provide that the directors have the exclusive right to amend the bylaws.

Starwood. Starwood’s bylaws provide that the directors have the exclusive right to amend the bylaws.

Starwood Trust. Starwood Trust’s bylaws provide that the trustees have the exclusive right to amend the bylaws.

Special Meeting of Stockholders	Host’s charter and bylaws provide that special meetings of stockholders may only be called by Host’s chief executive officer, the	Starwood. Starwood’s bylaws provide that special meetings may be called by the chairman, the chief executive officer, the president, the

	Host	Starwood and Starwood Trust
	chairman of the board, or Host’s board of directors, or by the request of holders of a majority of the votes entitled to be cast at the special meeting.	board of directors, any two or more directors or by the request of a majority of the votes entitled to be cast at the special meeting.
Quorum

Host’s bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present, in person or represented by proxy will constitute a quorum at all meetings of the stockholders.

Starwood Trust. Starwood Trust’s bylaws provide that special meetings of shareholders may be called by the chairman, the chief executive officer, by any two or more trustees, or by one or more shareholders holding not less than 25% of the outstanding shares of beneficial interest entitled to vote.

Starwood. Starwood’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at such meeting on any matter will constitute a quorum.

Starwood Trust. Starwood Trust’s bylaws provide that the presence in person or by proxy of persons entitled to cast a majority of the voting shares at any meeting will constitute a quorum.

Notice of Stockholder Meetings	Host’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to Host’s notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in Host’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at	Starwood. Starwood’s bylaws provide that with respect to an annual meeting of stockholders, nominations for persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made only (i) pursuant to Starwood’s notice of meeting, (ii) by or at the direction of the directors or (iii) by any stockholder of Starwood who was a stockholder of record both at the time of giving of notice provided for in the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the bylaws. With respect to special meetings of stockholders, only the

	Host	Starwood and Starwood Trust
a special meeting may be made only (i) pursuant to Host’s notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

business specified in Starwood’s notice of the meeting may be brought before the meeting. Nominations for persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to Starwood’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) provided that the board of directors has determined that directors will be elected at such special meeting, by any stockholder of Starwood who was a stockholder of record both at the time of giving of notice provided for in the Starwood bylaws and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the bylaws.

Starwood Trust. Starwood Trust’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election as trustees at an annual meeting of the shareholders may be made at such meeting only by or at the direction of the trustees, by any nominating committee or person appointed by the trustees, or by any shareholder entitled to vote for the election of trustees at the meeting who complies with the notice procedures set forth in the bylaws.

Business Combinations	Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation,

Starwood. All business combinations have been exempted from the Maryland business combination statute by resolution of the board of directors in November, 1994.

Starwood Trust. All business combinations have been exempted from the Maryland business combination statute by resolution of

Host	Starwood and Starwood Trust

share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•      any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•      an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•      80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

the board of trustees in November, 1994.

• two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with

	Host	Starwood and Starwood Trust

whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Host’s board of directors has not opted out of the business combinations provisions of the Maryland law and is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Host; however, as permitted under Maryland law, Host’s board of directors may elect to opt out of these provisions in the future.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if

Starwood. Starwood’s bylaws provide that the control share provisions provided under Maryland law do not apply to any shares of stock of Starwood.

Starwood Trust. Starwood Trust’s bylaws provide that the control share provisions provided under Maryland law do not apply to any shares of beneficial interest of Starwood Trust.

Host	Starwood and Starwood Trust

aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•      one-tenth or more but less than one-third;

•      one-third or more but less than a majority

•      a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the

	Host	Starwood and Starwood Trust
corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Host’s board of directors has not opted out of the control share provisions of Maryland law but, as permitted under Maryland law, may elect to opt out of these provisions in the future

Dissolution of Company/Trust	The dissolution of Host must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.	Starwood. A majority of the entire board of directors must adopt a resolution which declares that dissolution of Starwood is advisable. The resolution must then be approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

	Host	Starwood and Starwood Trust
Restrictions on the Ownership, Transfer or Issuance of Shares

Host’s charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the lesser of the number or value of shares of common stock outstanding. Host’s board of directors may, subject to certain limitations, grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Code. In addition, the Host charter prohibits any transfer that would result in Host being “closely held” under the Code, or would result in shares of Host’s capital stock being owned by fewer than 100 persons. If any purported transfer of shares of Host’s capital stock would result in any person violating the ownership limit or other provisions in the Host charter, then any such purported transfer will be void with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”), and the Prohibited Transferee will acquire no right or interest in such excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a

Starwood Trust. A majority of the entire board of trustees must adopt a resolution which declares that termination of Starwood Trust is advisable. The resolution must then be approved by the affirmative vote of the holders of two-thirds in interest of all outstanding shares of beneficial interest entitled to vote thereon.

Starwood’s governing documents provide (subject to certain exceptions) that no one person or group may own or be deemed to own more than 8% of Starwood’s outstanding stock or Starwood Trust’s shares of beneficial interest, whether measured by vote, value or number of shares. There is an exception for shareholders who owned more than 8% as of February 1, 1995, who may not own or be deemed to own more than the lesser of 9.9% and the percentage of shares they held on that date, provided, that if the percentage of shares beneficially owned by such a holder decreases after February 1, 1995, such a holder may not own or be deemed to own more than the greater of 8% and the percentage owned after giving effect to the decrease. Starwood Trust may waive this limitation if it become satisfied that such ownership will not jeopardize Starwood Trust’s status as a REIT. In addition, if shares which would cause Starwood Trust to be beneficially owned by fewer than 100 persons are issued or transferred to any person, such issuance or transfer shall be null and void.

If a transfer or other event occurs that would, if effective, result in someone owning our capital stock or shares of beneficial interest in violation of this 8% limitation, such transfer will be deemed void with respect to the number of shares that

Host	Starwood and Starwood Trust
qualified charitable organization selected by Host (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from Host of the transfer of shares to the trust, the trustee of the trust, who shall be designated by Host and be unaffiliated with Host and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person or entity who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective would be owned in violation of the 8% limitation. The shares that exceed the limit would automatically be exchanged for Excess Trust Shares or Excess Corporation Stock, as applicable (collectively, “Excess Stock”), to the extent necessary to ensure that the transfer or other event would not result in ownership of Starwood Trust’s shares of beneficial interest or Starwood’s capital stock in excess of the 8% limitation. the extent necessary to ensure that the transfer or other event would not result in ownership of Starwood Trust’s shares of beneficial interest or Starwood’s capital stock in excess of the 8% limitation.

Any Excess Trust Shares and Excess Corporation Stock that we may issue in exchange for shares will be “attached” in the same manner that the Class B shares of Starwood Trust and the common shares of Starwood are currently attached. While outstanding, Excess Stock will be held in trust. The trustees of the trust shall be independent of Starwood, Starwood Trust and the holder of Excess Stock. If, after the transfer or other event resulting in an exchange of shares in Starwood Trust or the stock of Starwood for Excess Stock and prior to discovery of such exchange, dividends or distributions are paid with respect to the capital stock or shares of beneficial interest that were exchanged for Excess Stock, then such dividends or distributions are to be repaid to the trustee upon demand.

While Excess Stock is held in trust, a beneficial interest in that trust may be transferred by the trustee only to a person whose ownership of shares in Starwood Trust or the stock of Starwood will not violate the 8% limitation. At the time of this

Host	Starwood and Starwood Trust

as of the date that the shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if Host has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by Host that the shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, then the charter provides that the transfer of the excess shares will be void.

In addition, shares of Host’s stock held in the trust shall be deemed to have been offered for sale to Host, or its designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market value at the time of the devise or gift and the market value of the shares on the date Host, or its designee, accepts the offer. Host will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to Host, the interest of the Beneficiary in the shares sold will terminate and the trustee will transfer the Excess Stock will be automatically exchanged for the same number of shares in Starwood Trust or the stock of Starwood of the same type and class as the shares in Starwood Trust or the stock of Starwood for which the Excess Stock was originally exchanged. Starwood’s and Starwood Trust’s governing documents provide that holders of Excess Stock may not receive an amount that reflects any appreciation in the shares in Starwood Trust or the stock of Starwood for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any excess amount so received must be turned over to one or more charitable organizations selected by the trustee as the charitable beneficiary of the trust.

Starwood’s and Starwood’s governing documents further provide that the respective entity may purchase, for a period of 90 days following the time the Excess Stock is created, all or any portion of the Excess Stock from the original transferee shareholder at the lesser of the price paid for the shares in Starwood Trust or the stock of Starwood by the purported transferee and the closing market price for the shares in Starwood Trust or the stock of Starwood on the date the option to purchase is exercised. The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives us notice of the transfer or, if no notice is given, on the date we determine in good faith that a violative transfer has been made.

	Host	Starwood and Starwood Trust
distribute the net proceeds of the sale to the Prohibited Owner.

Shareholder Rights Plan	Host has a shareholder rights plan.	Starwood. Starwood has a shareholder rights plan.

Starwood Trust. Starwood Trust does not have a shareholder rights plan.

Director, Trustee and Officer Liability and Indemnification

Host’s charter provides that no director or officer of Host shall be liable to Host or its stockholders for money damages, except to the extent permitted by Maryland law now or hereafter in force, such as in the event of an improper benefit or deliberate dishonesty.

Host’s charter provides that Host shall indemnify its directors and officers, whether serving Host or at its request any other entity, to the full extent permitted by Maryland law nor or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The board of directors may take such action as is necessary to carry out the indemnification provisions of the charter and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of Host’s charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided in the charter with respect to acts or omissions occurring prior to such amendment or repeal.

Starwood. As permitted by Maryland law now or hereafter in force, Starwood’s charter provides that no director or officer of Starwood shall be liable to Starwood or its stockholders for money damages.

Starwood’s charter provides that Starwood shall indemnify its directors and officers, whether serving Starwood or at its request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The board of directors may take such action as is necessary to carry out the indemnification provision and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of Starwood’s charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided in the charter with respect to acts or omissions occurring prior to such amendment or repeal.

Host	Starwood and Starwood Trust

Starwood Trust. As permitted by Maryland law now or hereafter in force, Starwood Trust’s declaration of trust provides that no trustee or officer of Starwood Trust shall be liable to Starwood Trust or its shareholders for money damages arising out of acts or omissions occurring on or after June 6, 1988, except (i) to the extent that it is proved that such person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (ii) to the extent that a judgment or final adjudication adverse to such person is entered in a proceeding based on a finding in the proceeding that such person’s action, or failure to act, was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.

Starwood Trust’s declaration of trust provides that Starwood Trust shall indemnify its trustees and officers to the fullest extent permitted by Maryland law now or hereafter in force. Such laws shall be fully applicable to Starwood Trust and to its trustees and officers as if Starwood Trust were a corporation organized under the laws of the State of Maryland and its trustees and officers were, respectively, directors and officers of such corporation. The rights accruing to any person under the declaration of trust provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything contained in the declaration of trust restrict the right of Starwood Trust to indemnify or reimburse such person in any proper case even though not specifically provided for in the declaration of trust, nor shall anything contained

Host	Starwood and Starwood Trust
therein restrict such right of a trustee to contribution as may be available under applicable law.

ADDITIONAL INFORMATION

Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

Host will hold an annual meeting in the year 2006, which is tentatively scheduled to be held on May 18, 2006. For any proposal to be considered for inclusion in Host’s proxy statement and form of proxy for submission to the stockholders at the Host 2006 annual meeting, it must comply with the SEC’s proxy rules, and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109, and must have been received no later than December 12, 2005.

Additionally, Host’s bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the Host 2006 annual meeting, whether or not the proposal or nomination is requested to be included in the proxy statement. Those requirements include written notice to the Corporate Secretary (at the above address), which must have been received no earlier than October 13, 2005 and no later than December 12, 2005, and which notice must have contained all of the information required under Host’s bylaws, a copy of which is available, at no charge, from the Corporate Secretary.

Legal Matters

The validity of Host common stock offered by this proxy statement/prospectus will be passed upon for Host by its counsel, Venable LLP. The material federal income tax considerations to holders of shares of Host common stock as described in “Material Federal Income Tax Considerations to Holders of Shares of Host Common Stock” beginning on page 120 will be passed upon for Host by Hogan & Hartson LLP. The material federal income tax consequences of the REIT merger to holders of paired shares of Starwood and Starwood Trust and the holders of Class A Exchangeable Preferred Shares of Starwood Trust as described in “Material Federal Income Tax Consequences of the REIT merger to Holders of Paired Shares of Starwood and Starwood Trust and Holders of Starwood Trust Class A Exchangeable Preferred Shares” beginning on page 116 will be passed upon for Starwood and Starwood Trust by Sidley Austin LLP.

Experts

The consolidated financial statements and schedule of real estate and accumulated depreciation of Host Marriott Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Starwood and Starwood Trust, respectively, appearing in Starwood and Starwood Trust’s Joint Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and Starwood and Starwood Trust management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the business currently contemplated to be acquired by Host as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in the proxy statement of Host, which is referred to and made a part of this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

Host, on the one hand, and Starwood Trust, on the other hand, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Host and Starwood Trust at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Host and Starwood Trust are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Host has filed a registration statement on Form S-4 to register with the SEC the Host common stock to be issued in the transactions contemplated by the master agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Host, in addition to being a proxy statement of Host for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Host and Host common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Host to “incorporate by reference” information into this proxy statement/prospectus. This means that Host can disclose important information to you by referring you to another document filed separately by the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Host does not incorporate by reference the contents of Host’s or Starwood Trust’s websites into this proxy statement/prospectus.

Host incorporates by reference the documents listed below into this proxy statement/prospectus and any filings made by Host with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Host special meeting (in each case, other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K of Host Marriott Corporation for the fiscal year ended December 31, 2004 (including information specifically incorporated by reference therein from Host’s Proxy Statement for its 2005 Annual Meeting) and filed on March 1, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated December 31, 2004 and filed on January 6, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated and filed on February 24, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated February 17, 2005 and filed on February 24, 2005;

•	Current Report on Form 8-K/A of Host Marriott Corporation dated February 24, 2005 and filed on February 25, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated and filed on March 2, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated March 2, 2005 and filed on March 3, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated March 3, 2005 and filed on March 4, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated March 10, 2005 and filed on March 15, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated March 16, 2005 and filed on March 21, 2005;

•	Current Report on Form 8-K/A of Host Marriott Corporation dated March 15, 2005 and filed on March 21, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated April 20, 2005 and filed on April 25, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated April 26, 2005 and filed on April 27, 2005;

•	Quarterly Report on Form 10-Q of Host Marriott Corporation for the quarterly period ended March 25, 2005 and filed on May 3, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated and filed on July 20, 2005;

•	Quarterly Report on Form 10-Q of Host Marriott Corporation for the quarterly period ended June 17, 2005 and filed on July 25, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated and filed on October 12, 2005;

•	Quarterly Report on Form 10-Q of Host Marriott Corporation for the quarterly period ended September 9, 2005 and filed on October 17, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated and filed on November 14, 2005;

•	Current Reports on Form 8-K of Host Marriott Corporation dated and filed on December 9, 2005;

•	Current Report on Form 8-K of Host Marriott Corporation dated December 12, 2005 and filed on December 13, 2005.

•	Current Report on Form 8-K of Host Marriott Corporation dated January 11, 2006 and filed on January 13, 2006;

•	Description of Host common stock included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed December 11, 1998 (as amended on December 24, 1998); and

•	Description of rights included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed December 11, 1998 (as amended in December 24, 1998).

Host incorporates by reference the documents listed below into this proxy statement/prospectus and any filings made by Starwood Trust with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Host special meeting (in each case, other than information in such documents that is deemed not to be filed):

•	Joint Annual Report on Form 10-K of Starwood and Starwood Trust for the fiscal year ended December 31, 2004 (including information specifically incorporated by reference therein from Starwood’s Proxy Statement for its 2005 Annual Meeting) and filed on March 4, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated and filed on February 3, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated February 10, 2005 and filed on February 16, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated and filed on April 28, 2005;

•	Joint Quarterly Report on Form 10-Q of Starwood and Starwood Trust for the quarterly period ended March 31, 2005 and filed on May 5, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated May 5, 2005 and filed on May 10, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated and filed on July 26, 2005;

•	Joint Quarterly Report on Form 10-Q of Starwood and Starwood Trust for the quarterly period ended June 30, 2005 and filed on July 29, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated and filed on October 26, 2005;

•	Joint Quarterly Report on Form 10-Q of Starwood and Starwood Trust for the quarterly period ended September 30, 2005 and filed on November 4, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated November 4, 2005 and filed on November 9, 2005;

•	Current Report on Form 8-K of Starwood and Starwood Trust dated and filed on November 14, 2005; and

•	Current Report on Form 8-K of Starwood and Starwood Trust dated November 16, 2005 and filed on November 22, 2005.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through Host or Starwood Trust, as applicable, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Host and Starwood Trust, as applicable, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Host stockholders and Starwood Trust shareholders may request a copy of such documents by contacting the applicable department at:

Host Marriott Corporation 6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109 Attn: Investor Relations Telephone: (240) 744-1000	Starwood Hotels & Resorts 1111 Westchester Avenue White Plains, New York 10604 Attn: General Counsel Telephone: (914) 640-8100

You should rely only upon the information provided in this document or incorporated by reference in this prospectus and any supplement. Host has not authorized anyone to provide you with different information.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE HOST SPECIAL MEETING, HOST OR STARWOOD TRUST, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN                     , 2006.

ACQUIRED BUSINESSES

COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, Board of Trustees and Shareholders of

Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts

We have audited the accompanying combined balance sheets of Acquired Businesses, as defined in Note 1, as of December 31, 2004 and 2003, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the management of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Acquired Businesses’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Acquired Businesses’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Acquired Businesses, as defined in Note 1, at December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 17, 2005

ACQUIRED BUSINESSES

COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$43	$40
Restricted cash	74	9
Accounts receivable, net of allowance for doubtful accounts of $2 and $2	72	70
Inventories	22	23
Prepaid expenses and other	15	9

Total current assets	226	151
Plant, property and equipment, net	2,515	2,506
Goodwill	536	536
Other assets	10	17

	$3,287	$3,210

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$503	$60
Accounts payable	27	40
Accrued expenses	47	48
Accrued salaries, wages and benefits	35	35
Accrued taxes and other	25	29

Total current liabilities	637	212
Long-term debt	976	1,468
Deferred income taxes	88	82
Other liabilities	19	14

	1,720	1,776

Commitments and contingencies

Equity of Acquired Businesses	1,567	1,434

	$3,287	$3,210

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF INCOME

(In millions)

	Year Ended December 31,
	2004	2003	2002
Operating Revenues
Rooms	$741	$663	$660
Food and beverage	373	340	335
Other operating departments	84	81	78

	1,198	1,084	1,073

Operating Expenses
Rooms	209	191	178
Food and beverage	284	260	249
Other operating departments	37	35	33
Administrative and general	66	58	52
Local taxes, rent and insurance	79	78	72
Advertising and business promotion	79	72	69
Property maintenance and energy	97	90	81
Management fees	34	32	33
Allocated corporate expenses	7	5	4
Commissions and other	21	23	16
Depreciation and amortization	130	129	142

	1,043	973	929

Operating income	155	111	144
Interest expense	96	110	113

Income before income taxes	59	1	31
Income tax (expense) benefit	(2)	18	4
Minority equity in net income	—	—	(1)

Net income	$57	$19	$34

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2004	2003	2002
Operating Activities
Net income	$57	$19	$34
Adjustments to income from continuing operations:
Depreciation and amortization	130	129	142
Changes in working capital:
Restricted cash	(65)	(2)	6
Accounts receivable	—	(2)	4
Inventories	1	(1)	(2)
Prepaid expenses and other	(6)	2	(4)
Accounts payable and accrued expenses	(22)	4	(10)
Accrued and deferred income taxes	—	11	27
Other, net	2	(3)	22

Cash from operating activities	97	157	219

Investing Activities
Purchases of plant, property and equipment	(86)	(64)	(52)

Cash used for investing activities	(86)	(64)	(52)

Financing Activities
Long-term debt issued	7	42	26
Long-term debt repaid	(47)	(308)	(41)
Capital contributions (distributions)	29	198	(175)

Cash used for financing activities	(11)	(68)	(190)

Exchange rate effect on cash and cash equivalents	3	3	2

Increase (decrease) in cash and cash equivalents	3	28	(21)
Cash and cash equivalents—beginning of period	40	12	33

Cash and cash equivalents—end of period	$43	$40	$12

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$93	$110	$111

Income taxes, net of refunds	$1	$1	$3

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The combined financial statements are presented using accounting principles generally accepted in the United States of America and have been derived from the accounting records of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) and Starwood Hotels & Resorts (the “Trust” and together with the Corporation, the “Seller”) and their subsidiaries using the historical results of operations and historical basis of assets and liabilities of 38 properties and the stock of certain controlled corporations (the “Acquired Businesses”) to be acquired by Host Marriott Corporation and Host Marriott, L.P., excluding certain liabilities or obligations agreed to be retained by the Seller as outlined in the Master Agreement and Plan of Merger dated November 14, 2005. These combined financial statements were prepared solely for purposes of presenting the historical results of the Acquired Businesses.

The combined financial statements include allocations of certain Seller’s expenses, assets and liabilities. Management believes these allocations as well as other assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Acquired Businesses’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Acquired Businesses been a stand-alone company during the periods presented.

Note. 2. Significant Accounting Policies

Principles of Consolidation.    The accompanying combined financial statements of the Acquired Businesses include the assets, liabilities, revenues and expenses of the Acquired Businesses. Intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents.    The Acquired Businesses consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash.    The Acquired Businesses have cash escrow deposits, property tax payments and debt agreements that require cash to be restricted.

Inventories.    Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. The food and beverage inventory items are recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50% of their cost over 36 months. Normal replacement purchases are expensed as incurred.

Plant, Property and Equipment.    Plant, property and equipment are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements.

The carrying value of the Acquired Businesses has been evaluated for impairment. For assets in use when the trigger events specified in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are met, the expected undiscounted future cash flows of the assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill.    An allocation of goodwill which arose in connection with prior acquisitions made by the Seller was made to the Acquired Businesses based on the calculation of the Seller’s total hotel segment goodwill balance multiplied by the ratio of the sales price over the Seller’s segment value. The Acquired Businesses review all goodwill for impairment by comparisons of fair value to book value annually, or upon the occurrence of a trigger event. Impairment charges, if any, will be recognized in operating results. In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Acquired Businesses have completed their initial and subsequent annual recoverability tests on goodwill and intangible assets, which did not result in any impairment charges.

Foreign Currency Translation.    Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange translation are included in other comprehensive income. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

Income Taxes.    The Acquired Businesses provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Trust has elected to be treated as a REIT under the provisions of the Code. As a result, the Trust is not subject to federal income tax on its taxable income at corporate rates provided it distributes annually all of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no tax provision on deferred tax assets or liabilities has been recorded.

Revenue Recognition.    The Acquired Businesses’ revenues are primarily derived from hotel revenues. Hotel revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Allocated Corporate Expenses.    Certain general and administrative costs of the Seller were allocated to the Acquired Businesses based upon estimated levels of effort devoted by its general and administrative departments and the relative size of the Acquired Businesses. In the opinion of the Seller’s management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Acquired Businesses had they been operated on a stand-alone basis.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Restricted Cash

Provisions of certain of the Seller’s secured debt being assumed by the Acquired Businesses require that cash reserves be maintained. Additional cash reserves are required if aggregate operations of the related hotels fall below a specified level over a specified time period. Additional cash reserves for certain debt were required in late 2003 following a difficult period in the hospitality industry, resulting from the war in Iraq and the worldwide economic downturn. As of December 31, 2004 and 2003, $71 million and $7 million, respectively, represents the portion of such reserves allocated to the Acquired Businesses and are included in restricted cash in the accompanying combined balance sheets. In 2005 the aggregate hotel operations met the specified levels over the required time period, and the additional cash reserves, plus accrued interest, were released to the Acquired Businesses and the Seller.

Note 4. Plant, Property and Equipment

Plant, property and equipment consisted of the following (in millions):

	December 31,
	2004	2003
Land and improvements	$407	$398
Buildings and improvements	2,423	2,338
Furniture, fixtures and equipment	703	647
Construction work in process	22	11

	3,555	3,394
Less accumulated depreciation and amortization	(1,040)	(888)

	$2,515	$2,506

Note 5. Income Taxes

Income tax data from continuing operations of the Acquired Businesses is as follows (in millions):

	Year Ended December 31,
	2004	2003	2002
Pretax income (loss)
U.S.	$26	$(29)	$(10)
Foreign	33	30	41

	$59	$1	$31

Provision (benefit) for income tax
Current:
U.S. federal	$(10)	$(31)	$(1)
State and local	(2)	(5)	—
Foreign	9	4	(5)

	$(3)	(32)	(6)

Deferred:
U.S. federal	2	8	(14)
State and local	—	1	(2)
Foreign	3	5	18

	5	14	2

	$2	$(18)	$(4)

No provision has been made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $113 million as of December 31, 2004, since these amounts are permanently reinvested.

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Deferred tax assets (liabilities) include the following (in millions):

	December 31,
	2004	2003
Plant, property and equipment	$(80)	$(74)
Allowances for doubtful accounts and other reserves	1	—
Employee benefits	3	3
Other	(12)	(11)

Deferred income taxes	$(88)	$(82)

A reconciliation of the tax provision of the Acquired Businesses at the U.S. statutory rate to the provision for income tax as reported is as follows (in millions):

	Year Ended December 31,
	2004	2003	2002
Tax provision at U.S. statutory rate	$21	$1	$11
U.S. state and local income taxes	(1)	(3)	(2)
Exempt Trust income	(19)	(14)	(12)
Foreign tax rate differential	1	(2)	(1)

Provision for income tax (benefit)	$2	$(18)	$(4)

The Seller’s tax provision has been allocated to the Acquired Businesses based upon their relative contribution to the Seller’s consolidated taxable income, computed at statutory rates for each jurisdiction and adjusted for any permanent items. For those hotels owned by the Acquired Businesses which currently are being held by the Trust, there have been no federal income tax provision or any deferred tax assets or liabilities computed.

Note 6. Derivative Financial Instruments

The Seller enters into interest rate swap agreements to manage interest expense. The Seller’s objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of the Seller’s debt.

In March 2004, the Seller terminated certain interest rate swap agreements with a nominal amount of $450 million under which the Seller was paying floating rates and receiving fixed rates of interest (“Fair Value Swaps”), resulting in an approximate $11 million cash payment to the Seller. The proceeds were used for general corporate purposes and has resulted in a reduction of the 2004 interest expense on the corresponding underlying debt (Sheraton Holding public debt) and will continue to reduce interest expense in 2005, which is the originally scheduled maturity of the terminated Fair Value Swaps.

Note 7. Debt

In January 1999, the Seller completed a $542 million long-term financing (the “Facility”) secured by mortgages on a portfolio of 11 hotels. The Facility matures in February 2009 and bears interest at a fixed rate of 6.98%. As of December 31, 2004 and 2003, $262 million and $268 million, respectively, of the outstanding Facility have been allocated to the Acquired Businesses and is included in the accompanying combined balance sheets. Interest charges related to the Facility of $19 million, $19 million and $20 million for the years ended December 31, 2004, 2003 and 2002, respectively, have been allocated to the Acquired Businesses and are included in the accompanying combined statements of income.

Long-term debt and short-term borrowings consisted of the following (in millions):

	December 31,
	2004	2003
Sheraton Holding public debt, interest rates ranging from 6.75% to 7.75%, maturing through 2025	$1,058	$1,067
Mortgages and other, interest rates ranging from 2.05% to 9.21%, various maturities	421	461

	1,479	1,528
Less current maturities	503	60

Long-term debt	$976	$1,468

Aggregate debt maturities for each of the years ended December 31 are as follows (in millions):

2005	$503
2006	40
2007	14
2008	15
2009	240
Thereafter	667

$1,479

For adjustable rate debt, fair value approximates carrying value due to the variable nature of the interest rates. For non-public fixed rate debt, fair value is determined based upon discounted cash flows for the debt at rates deemed reasonable for the type of debt and prevailing market conditions and the length to maturity for the debt. The estimated fair value of debt at December 31, 2004 and 2003 was $1.568 billion and $1.586 billion, respectively, and was determined based on quoted market prices and/or discounted cash flows.

Note 8. Equity of the Acquired Businesses

Activity in the Acquired Businesses’ equity account for the years ended December 31, 2004, 2003 and 2002, was as follows (in millions):

	2004	2003	2002
Balance, beginning of period	$1,434	$1,143	$1,249
Net income	57	19	34
Net capital contributions (distributions)	29	198	(175)
Foreign currency translation	47	74	35

Balance, end of period	$1,567	$1,434	$1,143

Note 9. Leases and Rentals

The Acquired Businesses’ lease certain equipment for the hotels’ operations under various lease agreements. The leases extend for varying periods through 2010 and generally are for a fixed amount each month. In addition, several of the Hotels are subject to leases of land which extend for varying periods through 2069 and generally contain fixed and variable components.

The Acquired Businesses’ minimum future rents at December 31, 2004 payable under non-cancelable operating leases with third parties are as follows (in millions):

2005	$7
2006	$5
2007	$5
2008	$4
2009	$4
Thereafter	$127

Rent expense under non-cancelable operating leases was $15 million, $13 million and $13 million in 2004, 2003 and 2002, respectively.

Note 10. Related Party Transactions

The Seller charges the Acquired Businesses for certain management responsibilities that are provided by the Seller. Management fees are reflected in the combined financial statements for hotels that have a management agreement in place as of the periods presented. For the years ended December 31, 2004, 2003 and 2002 those fees were $33 million, $31 million and $31 million, respectively.

The Seller also charges the Acquired Businesses for certain reimbursable expenses including payroll and employee benefit costs, insurance premiums paid by the Seller on behalf of the Acquired Businesses for general liability and workers’ compensation insurance as well as any direct costs incurred on behalf of the Acquired Businesses. The amounts charged to the Acquired Businesses for these services and reimbursable costs were $85 million, $90 million, and $79 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Acquired Businesses participate in national marketing, co-op advertising, and frequent guest programs operated by the Seller under the Sheraton, Westin, W, St. Regis, Luxury Collection, Four Points by Sheraton, and Starwood brands. Fees for these programs were $25 million, $23 million, and $23 million for the years ended December 31, 2004, 2003 and 2002, respectively.

From time to time, the Seller incurs certain other costs on behalf of the Acquired Businesses, which are reimbursed to the Seller. In addition, from time to time, the Sellers make certain management decisions on behalf of the Acquired Businesses that result in the Acquired Businesses incurring costs on the Seller’s behalf. Such costs, if paid by the Acquired Businesses, are generally reimbursed by the Seller. During the years ended December 31, 2004, 2003 and 2002, these costs were not material.

Note 11. Commitments and Contingencies

Litigation.    The Acquired Businesses are involved in various other legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Acquired Businesses do not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow. As noted in Note 1. Basis of Presentation, certain liabilities will be retained by the Seller, including litigation.

Note 12. Geographical Information

The following table presents revenues and long-lived assets by geographical region (in millions):

	Revenues			Long-Lived Assets
	2004	2003	2002	2004	2003
United States	$851	$775	$779	$1,857	$1,892
All international	347	309	294	658	614

Total	$1,198	$1,084	$1,073	$2,515	$2,506

There were no individual international countries which comprised over 10% of the total revenues of the Acquires Businesses for the years ended December 31, 2004, 2003 or 2002 or 10% of the total long-lived assets of the Acquired Businesses as of December 31, 2004 or 2003.

ACQUIRED BUSINESSES

COMBINED BALANCE SHEET

(In millions)

August 31, 2005
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53
Restricted cash	8
Accounts receivable, net of allowance for doubtful accounts of $2 and $2	71
Inventories	21
Prepaid expenses and other	21

Total current assets	174
Plant, property and equipment, net	2,475
Goodwill	536
Other assets	10

$3,195

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$494
Accounts payable	27
Accrued expenses	66
Accrued salaries, wages and benefits	39
Accrued taxes and other	32

Total current liabilities	658
Long-term debt	964
Deferred income taxes	81
Other liabilities	18

1,721

Commitments and contingencies

Equity of Acquired Businesses	1,474

$3,195

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF INCOME

(In millions)

(Unaudited)

	Eight Months Ended August 31,
	2005	2004
Operating Revenues
Rooms	$517	$482
Food and beverage	237	234
Other operating departments	57	55

	811	771

Operating Expenses
Rooms	145	137
Food and beverage	182	182
Other operating departments	26	24
Administrative and general	46	43
Local taxes, rent and insurance	54	53
Advertising and business promotion	56	52
Property maintenance and energy	70	64
Management fees	23	22
Allocated corporate expenses	5	5
Commissions and other	15	16
Depreciation and amortization	85	86

	707	684

Operating income	104	87
Interest expense	62	63

Income before income taxes	42	24
Income tax benefit	3	5

Net income	$45	$29

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Eight Months Ended August 31,
	2005	2004
Operating Activities
Net income	$45	$29
Adjustments to income from continuing operations:
Depreciation and amortization	85	86
Changes in working capital:
Restricted cash	65	(47)
Accounts receivable	—	4
Inventories	—	(1)
Prepaid expenses and other	(6)	(8)
Accounts payable and accrued expenses	26	(5)
Accrued and deferred income taxes	—	(1)
Other, net	(8)	8

Cash from operating activities	207	65

Investing Activities
Purchases of plant, property and equipment	(81)	(53)

Cash used for investing activities	(81)	(53)

Financing Activities
Long-term debt issued	2	6
Long-term debt repaid	(11)	(25)
Capital contributions (distributions)	(104)	19

Cash from (used for) financing activities	(113)	—

Exchange rate effect on cash and cash equivalents	(3)	(1)

Increase in cash and cash equivalents	10	11
Cash and cash equivalents—beginning of period	43	40

Cash and cash equivalents—end of period	$53	$51

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$50	$49

Income taxes, net of refunds	$—	$—

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The combined financial statements are presented using accounting principles generally accepted in the United States of America and have been derived from the accounting records of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) and Starwood Hotels & Resorts (the “Trust” and together with the Corporation, the “Seller”) and their subsidiaries using the historical results of operations and historical basis of assets and liabilities of 38 properties and the stock of certain controlled corporations (the “Acquired Businesses”) to be acquired by Host Marriott Corporation and Host Marriott, L.P., excluding certain liabilities or obligations agreed to be retained by the Seller as outlined in the Master Agreement and Plan of Merger dated November 14, 2005. These combined financial statements were prepared solely for purposes of presenting the historical results of the Acquired Businesses. In the opinion of the Seller’s management, all adjustments necessary for fair presentation, consisting of normal recurring adjustments, have been included. Results for the eight months ended August 31, 2005 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2005.

The combined financial statements include allocations of certain Seller’s expenses, assets and liabilities. Management believes these allocations as well as other assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Acquired Businesses’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Acquired Businesses been a stand-alone company during the periods presented.

Note. 2. Significant Accounting Policies

Principles of Consolidation.    The accompanying combined financial statements of the Acquired Businesses include the assets, liabilities, revenues and expenses of the Acquired Businesses. Intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents.    The Acquired Businesses consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash.    The Acquired Businesses have cash escrow deposits, property tax payments and debt agreements that require cash to be restricted.

Inventories.    Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. The food and beverage inventory items are recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50% of their cost over 36 months. Normal replacement purchases are expensed as incurred.

Plant, Property and Equipment.    Plant, property and equipment are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements.

The carrying value of the Acquired Businesses has been evaluated for impairment. For assets in use when the trigger events specified in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for

the Impairment or Disposal of Long-Lived Assets,” are met, the expected undiscounted future cash flows of the assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill.    An allocation of goodwill which arose in connection with prior acquisitions made by the Seller was made to the Acquired Businesses based on the calculation of the Seller’s total hotel segment goodwill balance multiplied by the ratio of the sales price over the Seller’s segment value. The Acquired Businesses review all goodwill for impairment by comparisons of fair value to book value annually, or upon the occurrence of a trigger event. Impairment charges, if any, will be recognized in operating results. In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Acquired Businesses have completed their initial and subsequent annual recoverability tests on goodwill and intangible assets, which did not result in any impairment charges.

Foreign Currency Translation.    Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange translation are included in other comprehensive income. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

Income Taxes.    The Acquired Businesses provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Trust has elected to be treated as a REIT under the provisions of the Code. As a result, the Trust is not subject to federal income tax on its taxable income at corporate rates provided it distributes annually all of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no tax provision on deferred tax assets or liabilities has been recorded.

Revenue Recognition.    The Acquired Businesses’ revenues are primarily derived from hotel revenues. Hotel revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Allocated Corporate Expenses.    Certain general and administrative costs of the Seller were allocated to the Acquired Businesses based upon estimated levels of effort devoted by its general and administrative departments and the relative size of the Acquired Businesses. In the opinion of the Seller’s management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Acquired Businesses had they been operated on a stand-alone basis.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Restricted Cash

Provisions of certain of the Seller’s secured debt being assumed by the Acquired Businesses require that cash reserves be maintained. Additional cash reserves are required if aggregate operations of the related hotels fall below a specified level over a specified time period. Additional cash reserves for certain debt were required in late 2003 following a difficult period in the hospitality industry, resulting from the war in Iraq and the worldwide economic downturn. As of August 31, 2005 and December 31, 2004, $5 million and $71 million, respectively, represents the portion of such reserves allocated to the Acquired Businesses and are included in restricted cash in the accompanying combined balance sheet. In 2005 the aggregate hotel operations met the specified levels over the required time period, and the additional cash reserves, plus accrued interest, were released to the Acquired Businesses and the Seller.

Note 4. Derivative Financial Instruments

The Seller enters into interest rate swap agreements to manage interest expense. The Seller’s objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of the Seller’s debt.

In March 2004, the Seller terminated certain interest rate swap agreements with a nominal amount of $450 million under which the Seller was paying floating rates and receiving fixed rates of interest (“Fair Value Swaps”), resulting in an approximate $11 million cash payment to the Seller. The proceeds were used for general corporate purposes and has resulted in a reduction of the 2004 interest expense on the corresponding underlying debt (Sheraton Holding public debt) and continues to reduce interest expense in 2005, which is the originally scheduled maturity of the terminated Fair Value Swaps.

Note 5. Equity of the Acquired Businesses

Activity in the Acquired Businesses’ equity account for the eight months ended August 31, 2005 and 2004 was as follows (in millions):

	2005	2004
Balance, beginning of period	$1,567	$1,434
Net income	45	29
Net capital contributions (distributions)	(104)	19
Foreign currency translation	(34)	(12)

Balance, end of period	$1,474	$1,470

Note 6. Commitments and Contingencies

Litigation.    The Acquired Businesses are involved in various other legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Acquired Businesses do not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow. As noted in Note 1. Basis of Presentation, certain liabilities will be retained by the Seller, including litigation.

Annex A

EXECUTION VERSION

MASTER AGREEMENT AND PLAN OF MERGER

AMONG

HOST MARRIOTT CORPORATION,

HOST MARRIOTT, L.P.,

HORIZON SUPERNOVA MERGER SUB, L.L.C.,

HORIZON SLT MERGER SUB, L.P.,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

STARWOOD HOTELS & RESORTS,

SHERATON HOLDING CORPORATION

AND

SLT REALTY LIMITED PARTNERSHIP

DATED AS OF NOVEMBER 14, 2005

A-ii

A-iii

A-iv

A-v

A-vi

EXHIBITS

Exhibit A	—	Sun Restructuring Steps and Restructuring Parameters

Exhibit B	—	Closing Restructuring Steps

Exhibit C	—	Form of REIT Articles of Merger

Exhibit D	—	Form of Assumption Agreement

Exhibit E	—	Allocation Schedule

Exhibit F	—	Examples of Revisions to the Allocation Schedule

Exhibit G	—	Form of Registration Rights Agreement

Exhibit H	—	Form of Right of First Offer Agreement

Exhibit I	—	Form of Indemnification Agreement

Exhibit J	—	Form of Sublease Agreement

Exhibit K	—	Form of Lease Agreement

Exhibit L	—	Form of Master Reserve Fund Agreement

Exhibit M	—	Form of Operating Agreement

Exhibit N	—	Form of License Agreement

Exhibit O	—	Form of Working Capital Concentration Account Agreement

Exhibit P	—	Form of Compensating Balance Agreement

Exhibit Q	—	Form of Termination Upon Sale Agreement

Exhibit R	—	Form of Tax Sharing and Indemnification Agreement

Exhibit S	—	Form of Financing Cooperation Indemnification Agreement

Exhibit T	—	Form of Corporate-Level Agreement

Exhibit U	—	Form of Growth Plan Agreement

Exhibit V	—	Form of Interim Liquor Agreement

Exhibit W	—	Form of Rule 145 Affiliate Agreement

Exhibit X	—	Horizon Transactions

Exhibit Y-1	—	Form of Local Purchase Agreement (Westin Palace Madrid)

Exhibit Y-2	—	Form of Local Purchase Agreement (Westin Europa & Regina)

Exhibit Y-3	—	Form of Local Purchase Agreement (Sheraton Roma Hotel & Convention Centre / Westin Palace Milan)

SCHEDULES

Schedule 1.7(a)(ii)	—	Class A RP Units

Schedule 2.1(a)	—	Global Entity Sellers

Schedule 2.1(b)	—	Global Asset Sellers

Schedule 2.1(c)	—	Local Entity Sellers; Local Stock Transfer Shares

Schedule 2.1(d)	—	Local Asset Sellers

Schedule 2.5	—	Purchase Price Allocations

Schedule 6.2(d)	—	Transitional Working Group Members

Schedule 6.3(a)(i)	—	International Filings and Other Actions

Schedule 6.3(a)(ii)	—	Non-Transferable Permits

Schedule 6.5	—	Intercompany Accounts

Schedule 6.16(vi)	—	Deviations from Form of Operating Agreement

Schedule 6.16(vii)	—	Deviations from Form of License Agreement

Schedule 6.18(a)(i)	—	Identified Consents

Schedule 6.18(a)(vi)	—	Canadian Tax Treatment

Schedule 6.19(b)	—	SHC Indebtedness

Schedule 6.23	—	Form of Title Affidavit

Schedule 6.31	—	Required Amendments to SLT Agreements

Schedule 7.2(a)	—	Certain Financial Statement Line Items

Schedule 7.2(e)(1)	—	Single-Trigger Acquired Hotels

Schedule 7.2(e)(2)	—	Double-Trigger Acquired Hotels

Schedule 7.3(f)	—	Sun Deferral Trigger Acquired Hotels

Schedule 8.4(a)	—	Closing Working Capital

Schedule 10.1(c)	—	Acquired Entities

Schedule 10.1(d)	—	Acquired Hotels

Schedule 10.1(e)	—	Acquired Hotel Agreed Amounts

Schedule 10.1(y)	—	Excluded Assets

Schedule 10.1(aa)	—	Excluded Hotels

Schedule 10.1(kk)	—	Specified Fixtures

Schedule 10.1(ccc)	—	Acquired Names

Schedule 10.1(ddd)	—	Post-Closing Deferral Deadlines

Schedule 10.1(mmm)	—	Specified Retained Liabilities

Schedule 10.1(ttt)	—	Specified Indebtedness

Schedule 10.1(vvv)	—	2005 Sun Capital Budget

A-vii

INDEX OF DEFINED TERMS

2004 10-K	3.5(b)
2005 Audited Financial Statements	6.7(d)
2015 SHC Indebtedness	8.3(b)
2025 SHC Indebtedness	8.3(b)
Acquired Assets	10.1(a)
Acquired Business	10.1(b)
Acquired Business Credit Support	3.18(a)
Acquired Entities	10.1(c)
Acquired Hotel	10.1(d)
Acquired Hotel Agreed Amount	10.1(e)
Acquired Hotels	10.1(d)
Acquired Names	10.1(bbb)
Acquired Properties	10.1(f)
Acquired Property	10.1(f)
Acquisition Proposal	5.3(a)(i)
Actual EBITDA Amount	6.32(d)
Additional EBITDA Amount	6.32(b), 6.32(a)(ii)
Adjusted Indebtedness	8.4(g)
Affiliate	3.10
Agreement	Preamble
AICPA	6.7(b)
Allocation Schedule	2.5
Alternative Tax Letter	9.3
Ancillary Agreements	6.16
Apportionment Time	10.1(g)
Asset Sellers	Recitals
Assets	10.1(h)
Assignee	2.1(f)
Assumed Liabilities	10.1(i)
Assumption Agreement	2.1(e)
Audited Combined Historical Financial Statements	3.5(c)
Baseline Restructuring Steps	Recitals
Bear, Stearns	3.15
Books and Records	6.4(a)
C Corporation Earnings and Profits	10.1(j)
Cash Amount	2.2(a)
Casualty Adjustment Amount	8.4(a)
CERCLA	3.9(a)
Certificates	1.9(a)
Change in Recommendation	6.1(b)
Class A Cash Consideration	10.1(k)
Class A EPS	1.6(a)(iii)
Class A EPS Horizon Cash Amount	1.6(a)(iii)(A)
Class A EPS Sun Cash Amount	1.6(a)(iii)(A)
Class A RP Units	1.7(a)(ii)
Class A Shares	1.6(a)(i)
Class A Stock Consideration Per Share	1.6(a)(i)
Class B Cash Amount	1.6(a)(ii)
Class B Cash Consideration	10.1(l)
Class B EPS	3.2(b)

A-viii

Class B Excess Dividend Amount	10.1(m)
Class B Share Total	1.6(a)(i)
Class B Shares	1.6(a)(ii)
Closing	1.2
Closing Date	1.2
Closing Net Adjustment Amount	8.4(a)
Closing Notice	1.2
Closing Restructuring Steps	10.1(n)
Closing Statement Principles	10.1(o)
Closing Transactions	2.1
Closing Working Capital	8.4(a)
CMBS Indebtedness	10.1(p)
Code	10.1(q)
Commitment	5.1(j)
Compensating Balance Agreement	6.16
Confidentiality Agreement	6.2(a)(ii)
Consent Costs	8.3(b)
Consolidated Group	10.1(r)
Contract	10.1(s)
Contribution Agreement	3.14(e)
Corporate-Level Agreement	6.16
Deferral Trigger	6.18(a)
Deferred Asset	6.18(d)
Deferred International Hotels	6.18(a)(ix)
Department	1.3
Determination Time	1.6(a)(i)
Directly Acquired Assets	10.1(t)
Directly Acquired Assets Owner	10.1(u)
DRULPA	1.1(b)
E&Y	3.5(c)
EAT	2.1(f)
EC Merger Regulations	10.1(v)
Effective Times	1.3
Employee Plan	3.11
Encumbrance	10.1(w)
Entity Sellers	Recitals
Environmental Law	3.9(a)
Environmental Permits	3.9(b)(v)
Environmental Reports	3.9(a)
Equity Awards	1.6(c)
Equity Plans	1.6(c)
ERISA	3.11
Estimated Adjustment Amount	8.4(b)
Estimated Closing Statement	8.4(b)
Estimated EBITDA Amount	6.32(b)
Excess Dividend Amount	10.1(x)
Excess Preferred Shares	3.2(b)
Excess Shares	3.2(b)
Excess Trust Shares	3.2(b)
Exchange Act	3.4(c)
Exchange Agent	1.9(a)
Exchange Fund	1.9(b)(iii)

A-ix

Exchange Ratio	1.6(a)(ii)
Excluded Assets	10.1(y)
Excluded Business	10.1(z)
Excluded Hotel	10.1(aa)
Excluded Hotels	10.1(aa)
Existing Survey	3.8(a)
Existing Surveys	3.8(a)
Existing Title Policies	3.8(a)
Existing Title Policy	3.8(a)
FF&E	10.1(ccc)
FF&E Agreement	6.16
FF&E Reserves	10.1(bb)
Filed Trust SEC Documents	3.5(a)
Final Adjustment Amount	8.4(e)
Final Closing Statement	8.4(e)
Financing Indemnification Agreement	6.16
Financings	6.13
Form S-4	6.1(a)
GAAP	3.5(a)
Global Asset Sellers	2.1(b)
Global Directly Acquired Assets	2.1(b)
Global Entity Sellers	2.1(a)
Global Other Closing Transaction Purchase Price	2.2(a)
Global Stock Transfer Shares	2.1(a)
Governmental Entity	10.1(cc)
Ground Leases	3.8(e)
Growth Plan Agreement	6.16
GS&Co.	4.9
Guest Ledger	10.1(dd)
Hazardous Materials	3.9(a)
Horizon	Preamble
Horizon Bylaws	4.1(b)
Horizon Charter	4.1(a)
Horizon Class C Preferred Stock	4.3(a)
Horizon Class E Preferred Stock	4.3(a)
Horizon Common Stock	1.6(a)(i)
Horizon Convertible Preferred Securities	4.3(a)
Horizon Deferral Triggers	6.18(c)
Horizon Disclosure Letter	Article 4
Horizon Equity Plan	4.3(a)
Horizon Exchangeable Debentures	4.3(a)
Horizon Financial Statement Date	4.7
Horizon Foreign Currency REIT	10.1(ee)
Horizon Material Adverse Effect	10.1(ff)
Horizon Material Contract	4.16
Horizon OP	Preamble
Horizon OP Agreement	4.2(b)
Horizon OP Units	4.2(b)
Horizon Other Interests	4.4
Horizon Parties	Preamble
Horizon Preferred Stock	4.3(a)
Horizon Property	4.15(a)

A-x

Horizon Representatives	6.2(a)(i)
Horizon SEC Documents	4.6(a)
Horizon Senior Executive	6.2(a)(iii)
Horizon Series A Preferred Stock	4.3(a)
Horizon Stock Options	4.3(a)
Horizon Stock Rights	4.3(a)
Horizon Stockholder Approval	6.1(b)
Horizon Stockholders Meeting	6.1(b)
Horizon Subject Foreign Currency REIT	10.1(gg)
Horizon Subsidiaries	10.1(hh)
Horizon Taxpayer	4.8(a)
Horizon Transactions	10.1(ii)
Hotel	10.1(jj)
Hotel EBITDA	6.32(a)(i)
HSR Act	3.4(c)
Improvements	10.1(kk)
Increased Share Amount	6.30(a)
Indebtedness	10.1(ll)
Indemnification Agreement	6.16
Independent Accounting Firm	8.4(e)
Intellectual Property	10.1(mm)
Interests	10.1(nn)
Interim Liquor Agreement	6.21
Intermediary	2.1(f)
JAMS	6.18(c)
Knowledge	10.1(oo)
KPMG	6.12(a)
Land	10.1(pp)
Laws	10.1(qq)
Lease Agreement	6.16
Liabilities	10.1(rr)
License Agreement	6.16
Liquor Licenses	6.21
Local Asset Sellers	2.1(d)
Local Directly Acquired Assets	2.1(d)
Local Entity Sellers	2.1(c)
Local Other Closing Transaction Purchase Price	2.2(b)
Local Purchase Agreements	10.1(ss)
Local Stock Transfer Shares	2.1(c)
Losses	6.8(g)
Market Price	10.1(tt)
Material Contracts	3.17(a)
Material Sun Space Lease	10.1(uu)
Maximum Share Amount	1.6(a)(i)
Mergers	Recitals
Minority Equity Interest	3.2(a)
Miscellaneous Hotel Assets	10.1(vv)
Multiemployer Plan	3.11
National/Regional Operating Agreements	10.1(ww)
No Gross Income Opinion	9.3
Not Commenced Capital Budget Amount	8.1
NYSE	1.9(g)(ii)

A-xi

Operating Agreement	6.16
Options	1.6(c)
Ordinary Course	10.1(xx)
Organizational Documents	10.1(yy)
Other Closing Transactions	2.1
Other Share Consideration	10.1(zz)
Paired Share	1.9(a)
Paired Share Proposal	10.1(aaa)
Percentage Interest	1.7(b)(ii)
Permits	3.16
Permitted Title Exceptions	3.8(a)
Person	10.1(bbb)
Personal Property	10.1(ccc)
Plan Modifications	Recitals
Post-Closing Acquisition Notice	6.18(f)(ii)
Post-Closing Deferral Deadline	10.1(ddd)
Post-Closing Horizon Transactions	10.1(eee)
Post-Closing Notices	6.18(f)(iii)
Post-Closing Sale Notice	6.18(f)(iii)
Post-Restructuring Time	3.2(a)
Pre-Closing Cap Amount	9.1(j)
Preliminary Adjustment Amount	8.4(c)
Preliminary Closing Statement	8.4(c)
Pre-Merger Share Amount	1.6(a)(i)
Preparation Principles	3.5(b)
Primary Hotels	3.17(a)(iv)
Primary International Hotels	6.18(a)(ix)
Privacy Laws	10.1(fff)
Proxy Statement/Prospectus	6.1(a)
Purchaser Indemnified Parties	6.6(a)
Qualified Capital Expenditure Amount	8.1
Qualified Transfer	6.8(b)
Qualifying Accounting Firm	10.1(ggg)
Qualifying Asset	6.8(b)
Qualifying Income	6.8(b)
Reduction	6.32(b)
Registration Rights Agreement	6.16
REIT	3.14(a)
REIT Articles of Merger	1.3
REIT Entity	3.14(a)
REIT Merger	Recitals
REIT Merger Consideration	1.6(a)(iv)
REIT Merger Effective Time	1.3
REIT Merger Sub	Preamble
Related Property	10.1(hhh)
Release	3.9(a)
Remaining Capital Budget Amount	8.1
Replacement Hotels	2.1(f)
Representatives	10.1(iii)
Required Antitrust Approvals	10.1(jjj)
Required Capital Expenditure Amount	8.4(a)
Restricted Stock	1.6(c)

A-xii

Restricted Stock Unit Awards	1.6(c)
Restructuring Parameters	10.1(lll)
Restructuring Plan	Recitals
Retained Liabilities	10.1(mmm)
Retained Subsidiary	10.1(nnn)
Retained Sun Business	10.1(ooo)
Revised EBITDA Amount	6.32(a)(iv)
Right of First Offer Agreement	6.16
RP Units	1.7(a)(i)
Rule 145 Affiliates	6.24
Rules	6.18(c)
Sarbanes-Oxley Act	3.5(e)
Satisfaction Date	1.2
SEC	3.4(c)
SEC Filings	6.14(a)
Secondary Hotels	3.17(a)
Securities Act	3.2(g)
Seller Indemnified Parties	6.6(a)
Sellers	Recitals
Share Value	10.1(ppp)
SHC	Preamble
SHC Indebtedness	8.3(b)
SLC	10.1(qqq)
SLC LP Agreement	10.1(rrr)
SLC Units	10.1(sss)
SLT	Preamble
SLT Agreements	6.31
SLT Cash Amount	2.2(a)
SLT Certificate	1.4(d)
SLT Certificate of Merger	1.3
SLT LP Agreement	1.4(d)
SLT Merger	Recitals
SLT Merger Consideration	1.7(a)(iii)
SLT Merger Effective Time	1.3
SLT Merger Sub	Preamble
SLT Unitholder Approvals	3.24
SLT Units	1.7(a)(ii)
Specified Indebtedness	10.1(ttt)
Specified REIT Requirements	9.3
Stated Net Adjustment Amount	8.4(a)
Stock Transfer Shares	Recitals
Structural Mold	3.9(a)
Subject Change	7.3(g)
Subject Taxes	2.1(f)
Sublease Agreement	6.16
Subsidiary	10.1(uuu)
Sun	Preamble
Sun Bylaws	3.1(b)
Sun Capital Budget	10.1(vvv)
Sun Charter	3.1(a)
Sun Common Share Amount	1.9(c)
Sun Common Stock	1.6(a)(iii)(A)

A-xiii

Sun Common Stock Value	10.1(www)
Sun Credit Support	3.18(b)
Sun Deferral Triggers	6.18(c)
Sun Disclosure Letter	Article 3
Sun Employee Plan	3.11
Sun Employer	3.12(a)
Sun Financial Statement Date	3.6
Sun Indenture	10.1(xxx)
Sun Intellectual Property	10.1(yyy)
Sun Material Adverse Effect	10.1(zzz)
Sun Material Impairment	10.1(aaaa)
Sun Parties	Preamble
Sun Representative	5.3(a)(ii)
Sun Restructuring Steps	10.1(bbbb)
Sun Rights Agreement	10.1(cccc)
Sun Space Lease	10.1(dddd)
Sun Subsidiary	2.1(e)
Sun Taxpayer	3.14(a)
Sun Trademarks	10.1(eeee)
Superior Proposal	10.1(ffff)
Surveys	6.23
Surviving Partnership	1.1(b)
Surviving Trust	1.1(a)
Takeover Statute	3.23
Target EBITDA Amount	6.32(a)(iii)
Tax Return	3.14(a)
Tax Sharing and Indemnification Agreement	6.16
Tax-Deferred Exchange	10.1(gggg)
Taxes	3.14(a)
Termination Date	9.1(e)
Termination on Sale Agreement	6.16
Title 4A	1.1(a)
Title 8	1.1(a)
Title Policies	6.23
Title Policy	6.23
Transaction Costs	8.3(b)
Transfer	5.3(a)(i)
Transfer Taxes	8.3(b)
Trust	Preamble
Trust Bylaws	1.4(b)
Trust Declaration of Trust	1.4(b)
Trust Preferred Shares	3.2(b)
Trust SEC Documents	3.5(a)
Trust Share Rights	3.2(c)
Trust Shares	3.2(b)
Unaudited 2005 Interim Financial Statements	6.7(a)
Unaudited 2006 Interim Financial Statements	6.7(e)
Unaudited Combined Interim Financial Statements	6.7(e)
Unaudited First Quarter 2006 Interim Financial Statements	6.7(e)
Unaudited Second Quarter 2006 Interim Financial Statements	6.7(e)
Unaudited Stub Period Financial Statements	6.7(c)
Uniform System of Accounts	10.1(ccc)

A-xiv

WD Parent	10.1(iiii)
Westin Transaction Agreement	10.1(hhhh)
Working Capital	10.1(jjjj)
Working Capital Concentration Account Agreement	6.16

A-xv

MASTER AGREEMENT AND PLAN OF MERGER

THIS MASTER AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2005, among HOST MARRIOTT CORPORATION, a Maryland corporation (“Horizon”), HOST MARRIOTT, L.P., a Delaware limited partnership (“Horizon OP”), HORIZON SUPERNOVA MERGER SUB, L.L.C., a Maryland limited liability company wholly owned by Horizon OP (“REIT Merger Sub”), HORIZON SLT MERGER SUB, L.P., a Delaware limited partnership wholly owned by REIT Merger Sub, its general partner, and Horizon OP (“SLT Merger Sub” and, together with Horizon, Horizon OP and REIT Merger Sub, the “Horizon Parties”), STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (“Sun”), STARWOOD HOTELS & RESORTS, a Maryland real estate investment trust (“Trust”), SHERATON HOLDING CORPORATION, a Nevada corporation (“SHC”), and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“SLT” and, together with Sun, Trust and SHC, the “Sun Parties”).

RECITALS:

A. Each of the Board of Directors of Horizon (including in its capacity as the sole general partner of Horizon OP, Horizon OP acting individually and as sole member of REIT Merger Sub, REIT Merger Sub acting individually and as sole general partner of SLT Merger Sub), the Board of Directors of Sun and the Board of Trustees of Trust (including in its capacity as the sole general partner of SLT) deems it advisable and in the best interests of its respective companies and stockholders, shareholders, member or partners, as applicable, upon the terms and subject to the conditions contained herein and in the Local Purchase Agreements, as applicable, that the following transactions be consummated:

(i) the Sun Parties shall, and shall cause the Sun Subsidiaries to (A) complete, subject to Section 6.18, the Baseline Restructuring Steps (as such term is defined in Exhibit A), as modified in accordance with Exhibit A (as modified, the “Restructuring Plan”; such permitted modifications, if any, the “Plan Modifications”) and (B) satisfy the Restructuring Parameters to the extent contemplated by Exhibit A;

(ii) REIT Merger Sub shall merge (the “REIT Merger”) with and into Trust, with Trust being the Surviving Trust;

(iii) subject to any Plan Modifications, Sun shall transfer or cause to be transferred certain mortgage receivables to SHC;

(iv) subject to any Plan Modifications, SHC shall distribute to Sun all equity interests in Sheraton LLC, a limited liability company into which The Sheraton Corporation, a Delaware corporation, shall have been converted prior to such distribution;

(v) Horizon OP and/or one or more Horizon Subsidiaries shall acquire from the Global Entity Sellers and the Local Entity Sellers (together the “Entity Sellers”), and the Entity Sellers shall sell to Horizon OP and/or one or more Horizon Subsidiaries, all of the outstanding Interests of the Acquired Entities, other than (a) the Interests owned beneficially and of record by other Acquired Entities, (b) the Minority Equity Interests (other than SLT Units converted in the SLT Merger in accordance with Section 1.7(a)) and (c) the Interests in Trust and SLT (such Interests, other than as set forth in clauses (a), (b) and (c), the “Stock Transfer Shares”);

(vi) Horizon OP and/or one or more Horizon Subsidiaries shall acquire from the Global Asset Sellers and the Local Asset Sellers (together the “Asset Sellers”; the Entity Sellers and the Asset Sellers collectively referred to herein as the “Sellers”), and the Asset Sellers shall sell to Horizon OP and/or one or more Horizon Subsidiaries, all of the right, title and interest of the Asset Sellers in and to the Directly Acquired Assets; and

(vii) SLT Merger Sub shall merge (the “SLT Merger” and, together with the REIT Merger, the “Mergers”) with and into SLT, with SLT being the Surviving Partnership.

B. The Horizon Parties and the Sun Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements and the Horizon Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.

THE MERGERS; CONVERSION OF SECURITIES

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 4A”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), at the REIT Merger Effective Time, REIT Merger Sub shall be merged with and into Trust, with Trust as the surviving real estate investment trust (the “Surviving Trust”), and the separate limited liability company existence of REIT Merger Sub shall cease. Immediately following the REIT Merger, Trust shall continue its real estate investment trust existence under the laws of the State of Maryland under the name “Horizon Supernova Merger Sub Trust”.

(b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), at the SLT Merger Effective Time, SLT Merger Sub shall be merged with and into SLT, with SLT as the surviving limited partnership (the “Surviving Partnership”) and the separate limited partnership existence of SLT Merger Sub shall cease. SLT shall continue its limited partnership existence under the laws of the State of Delaware under the name “Supernova Realty Partnership, L.P.”.

Section 1.2 Closing. The closing of the Closing Transactions (the “Closing”) will, subject to the satisfaction or waiver of the conditions set forth in Article 7, take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 7:00 a.m., local time, on a date to be mutually agreed upon by Horizon OP and Sun; provided that, in the event Horizon OP and Sun are unable to mutually agree upon such a date within two (2) business days following the date on which the conditions set forth in Article 7 (other than (x) those conditions that, by their terms, are to be satisfied on the Closing Date and (y) Section 7.2 with respect to the Restructuring Parameters that are contemplated by the Restructuring Plan to be satisfied, or the Sun Restructuring Steps or the Closing Restructuring Steps that are required to be completed by the Restructuring Plan, on or promptly before the Closing Date) have been satisfied or waived (such date, or if after any such date any such conditions are no longer satisfied, the first subsequent date on which all such conditions are satisfied or waived, the “Satisfaction Date”), then such date shall be as specified by Horizon OP in a written notice delivered to Sun (the “Closing Notice”), which date shall be the first Monday (or, if such Monday is not a business day, the next business day) that is at least three (3) business days following the date on which the Closing Notice is delivered to Sun. Horizon OP shall deliver the Closing Notice no later than four (4) business days following the Satisfaction Date. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (i) Horizon OP, REIT Merger Sub and Trust shall cause to be filed with the State Department of Assessments and Taxation of Maryland (the “Department”) articles of merger substantially in the form of Exhibit C (the “REIT Articles of Merger”), duly executed and so filed in accordance with Title 4A and Title 8, (ii) the Surviving Partnership shall file with the Secretary of State of the State of Delaware a certificate of merger in a form to be mutually agreed upon by Horizon OP and Sun (the “SLT Certificate of Merger”), duly executed and so filed in accordance with the DRULPA and (iii) the Horizon Parties and the Sun Parties shall make all other filings and recordings required under Title 4A and Title 8 to effect the REIT Merger, and under the DRULPA to effect the SLT Merger. The Mergers shall become effective at such times (with respect to the REIT Merger, the “REIT Merger Effective Time” and, with respect to the SLT Merger, the “SLT Merger Effective Time” and, collectively, the “Effective Times”) as are provided for in this Agreement, as further specified in the REIT Articles of Merger and the SLT Certificate of Merger or as Horizon OP and Sun shall otherwise agree (not to exceed thirty (30) days after the REIT Articles of Merger are accepted for record by the Department).

Section 1.4 Effects of the Mergers; Declaration of Trust and Bylaws; SLT Limited Partnership Agreement.

(a) The REIT Merger shall have the effects set forth in the applicable provisions of Maryland law.

(b) The declaration of trust of Trust (the “Trust Declaration of Trust”) shall be amended in accordance with the REIT Articles of Merger. The bylaws of Trust (the “Trust Bylaws”), as in effect immediately prior to the REIT Merger Effective Time, shall be the bylaws of the Surviving Trust until duly amended as provided for therein or under Title 8.

(c) The SLT Merger shall have the effects set forth in the applicable provisions of the DRULPA. The Surviving Trust shall be the sole general partner of the Surviving Partnership.

(d) The certificate of limited partnership of SLT, as in effect immediately prior to the SLT Merger Effective Time (the “SLT Certificate”), except as amended pursuant to the SLT Certificate of Merger, shall be the certificate of limited partnership of the Surviving Partnership until thereafter duly amended as permitted for in the SLT LP Agreement or under the DRULPA. The Third Amended and Restated Limited Partnership Agreement of SLT, as in effect immediately prior to the SLT Merger Effective Time (the “SLT LP Agreement”), shall be the limited partnership agreement of the Surviving Partnership, until thereafter duly amended as provided for therein or under the DRULPA. The limited partnership agreement of SLT Merger Sub, as in effect immediately prior to the SLT Merger Effective Time, shall terminate at the SLT Merger Effective Time.

Section 1.5 Trustees and Officers of Trust. The managers of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the trustees of the Surviving Trust, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the officers of the Surviving Trust, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.6 Effect on Shares of Beneficial Interest. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of any party to this Agreement or the holders of any of the following securities:

(a) Shares of Beneficial Interest of Trust. Except as provided in Sections 1.6(b) and 1.6(c):

(i) Each issued and outstanding Class A Share (as such term is defined in the Trust Declaration of Trust), par value $0.01 per share, of Trust (“Class A Shares”), shall be converted into the right to receive (A) that number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Horizon (“Horizon Common Stock”), if any, equal to (the “Class A Stock Consideration Per Share”) (1) the number of shares of Horizon Common Stock equal to (x) 133,529,412, subject to adjustment pursuant to Section 1.10 (the “Maximum Share Amount”) minus (y) the sum (the “Pre-Merger Share Amount”) of (i) the number of shares of Horizon Common Stock, if any, included in the Other Share Consideration and (ii) the number equal to (a) the Exchange Ratio multiplied by (b) the sum (the “Class B Share Total”) of (I) the number of Class B Shares outstanding immediately prior to the REIT Merger Effective Time (the “Determination Time”) other than Restricted Stock converted in accordance with Section 1.6(c), (II) the number of Class B Shares, if any, issuable upon exchange of any and all Class A EPS outstanding as of the Determination Time (whether or not such shares of Class A EPS are then exchangeable) and (III) the number of Class B Shares issuable upon exchange, exercise, conversion or redemption of any and all Trust Share Rights (other than SLT Units) outstanding as of the Determination Time (whether or not such Trust Share Rights are then exchangeable, exercisable, convertible or redeemable), if any, divided by (2) the number of Class A Shares outstanding as of the Determination Time and (B) that amount of cash equal to (1) the Class A Cash Consideration divided by (2) the number of Class A Shares outstanding as of the Determination Time.

(ii) Each issued and outstanding Class B Share (as such term is defined in the Trust Declaration of Trust), par value $0.01 per share, of Trust (“Class B Shares”) shall be converted into the right to receive (A) 0.6122 fully paid and nonassessable shares of Horizon Common Stock, subject to adjustment pursuant to Section 1.10 (the “Exchange Ratio”) and (B) an amount of cash, without interest, equal to the sum (“Class B Cash Amount”) of (1) $0.503 and (2) the Class B Excess Dividend Amount, subject to adjustment pursuant to Section 1.10.

(iii) Each issued and outstanding Class A Exchangeable Preferred Share (as such term is defined in the Trust Declaration of Trust), par value $0.01 per share, of Trust (“Class A EPS”) shall be converted into the right to receive:

(A) (1) from Sun, cash in the amount equal to (x) the number of shares of common stock, par value $0.01 per share, of Sun (“Sun Common Stock”) issuable upon conversion of such Class A EPS as of the Determination Time multiplied by (y) the Sun Common Stock Value (the aggregate amount payable by Sun to all holders of Class A EPS as of the Determination Time, the “Class A EPS Sun Cash Amount”) and (2) from Horizon, cash, without interest, in the amount equal to (x) the number of Class B Shares issuable upon exchange of such Class A EPS as of the Determination Time multiplied by (y) the Class B Cash Amount (the aggregate amount payable by Horizon to all holders of Class A EPS as of the Determination Time, “Class A EPS Horizon Cash Amount”), and

(B) that number of fully paid and nonassessable shares of Horizon Common Stock equal to (1) the number of Class B Shares issuable upon exchange of such Class A EPS as of the Determination Time multiplied by (2) the Exchange Ratio.

(iv) The shares of Horizon Common Stock and Sun Common Stock and cash to be issued or paid pursuant to this Section 1.6(a) shall collectively be referred to as the “REIT Merger Consideration”. All Trust Shares converted pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate to the extent previously representing any such Trust Shares shall thereafter represent the right to receive certificates and cash, as applicable, representing the REIT Merger Consideration into which such Trust Shares were converted. No fractional shares of Horizon Common Stock or Sun Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 1.9(g) hereof.

(b) Cancellation of Certain Trust Shares. Each Trust Share held by any Horizon Party or any wholly owned Subsidiary of any Horizon Party or by Trust or any wholly owned Subsidiary of Trust (except, in each case, for Trust Shares held on behalf of third parties) immediately prior to the REIT Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Treatment of Certain Trust Share Rights. Prior to the Closing, Sun and Trust shall (i) take all necessary action required under Sun’s 1995 Long-Term Incentive Plan, 1999 Long-Term Incentive Compensation Plan, 2002 Long-Term Incentive Compensation Plan and 2004 Long-Term Incentive Compensation Plan and Trust’s 1995 Long-Term Incentive Plan and any other equity incentive plans or arrangements (collectively, the “Equity Plans”) to convert (A) all options to purchase Class B Shares (including options to purchase Paired Shares) (the “Options”) outstanding thereunder into options to purchase shares of Sun Common Stock only and (B) all restricted stock unit awards with respect to Class B Shares (including such awards with respect to Paired Shares) (the “Restricted Stock Unit Awards” and, together with the Options, the “Equity Awards”) outstanding thereunder into restricted stock unit awards with respect to shares of Sun Common Stock only and (ii) otherwise cause there to be no Trust Share Rights outstanding as of the REIT Merger

Effective Time other than (x) SLT Units that have not been tendered for exchange in accordance with the applicable exchange rights agreement, and (y) SLC Units with respect to which neither Horizon nor any Horizon Subsidiary (including the Acquired Entities) will have any Liability. Sun shall assume all Liabilities, if any, of the Acquired Entities or Sellers relating to any Trust Share Rights converted, or caused not to exist, pursuant to this Section 1.6(c). Notwithstanding anything to the contrary in this Agreement, each issued and outstanding Class B Share which is subject to transfer and/or vesting restrictions under the terms of the Equity Plans (“Restricted Stock”) shall be converted into an award with respect to Sun Common Stock only, in accordance with the applicable Equity Plan and/or the terms of the award agreement evidencing such Restricted Stock and immediately prior to the REIT Merger Effective Time there will be no Restricted Stock outstanding with respect to Class B Shares. Sun shall assume all Liabilities, if any, of the Acquired Entities or Sellers relating to any Restricted Stock converted pursuant to this Section 1.6(c).

(d) Membership Interests of REIT Merger Sub. Each membership interest of REIT Merger Sub outstanding immediately prior to the REIT Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable Class A Share.

Section 1.7 Effect on Partnership Units. At the SLT Merger Effective Time, by virtue of the SLT Merger and without any action on the part of any party to this Agreement or the holders of any of the following securities:

(a) SLT Units. Except as provided in Section 1.7(b):

(i) Each RP Unit (as such term is defined in Section 4.1(c) of the SLT LP Agreement) of SLT (“RP Units”) outstanding immediately prior to the SLT Merger Effective Time shall be converted into the right to receive cash, without interest, in the amount equal to (A) that number of Class B Shares issuable upon exchange of such RP Unit immediately prior to the REIT Merger Effective Time multiplied by (B) the sum of (1) the Class B Cash Amount and (2) the Exchange Ratio multiplied by the Share Value.

(ii) Each Class A RP Unit (as such term is defined in Section 4.1(c) of the SLT LP Agreement) of SLT (“Class A RP Units” and, together with the RP Units, “SLT Units”) outstanding immediately prior to the SLT Merger Effective Time shall be converted into the right to receive the consideration set forth on Schedule 1.7(a)(ii).

(iii) The cash to be paid pursuant to this Section 1.7(a) shall be collectively referred to as the “SLT Merger Consideration”. Except as set forth in Schedule 1.7(a)(ii), all SLT Units converted pursuant to this Section 1.7(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (if any) previously representing any such SLT Units shall thereafter represent the right to receive the SLT Merger Consideration into which such SLT Units were converted in the SLT Merger.

(b) Treatment of Certain SLT Units and General Partner Percentage Interest.

(i) Each SLT Unit held by any Horizon Party or any wholly owned Subsidiary of any Horizon Party (other than the Surviving Trust or any wholly owned Subsidiary of the Surviving Trust) (except, in each case, for SLT Units held on behalf of third parties) immediately prior to the SLT Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(ii) The Percentage Interest (as such term is defined in the SLT LP Agreement) in SLT held by Trust or the Surviving Trust in its capacity as general partner of SLT shall not be amended or modified in any respect by virtue of the SLT Merger.

(c) Partnership Interests in SLT Merger Sub. Each limited partnership unit of SLT Merger Sub outstanding immediately prior to the SLT Merger Effective Time shall be converted into and exchanged for that number of RP Units of the Surviving Partnership equal to the number of SLT Units outstanding immediately prior to the SLT Merger Effective Time that are converted into cash in the SLT Merger. The general partnership interest of REIT Merger Sub in SLT Merger Sub outstanding immediately prior to the SLT Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d) Appraisal or Dissenters Rights. No holder of SLT Units is entitled under applicable Law or the SLT LP Agreement to appraisal, dissenters or other similar rights as a result of the SLT Merger.

Section 1.8 Appraisal or Dissenters Rights. Except for Sun (as sole holder of Class A Shares), which shall waive any appraisal, dissenters or similar rights to which it is entitled with respect to such Class A Shares pursuant to its approval of the REIT Merger promptly after the execution of this Agreement, no holder of Trust Shares is entitled under applicable Law or the Trust Declaration of Trust to appraisal, dissenters or similar rights as a result of the REIT Merger.

Section 1.9 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

(a) Exchange Agent. Prior to the REIT Merger Effective Time, Horizon OP shall appoint American Stock Transfer & Trust Company, or another bank or trust company mutually agreed upon by Horizon OP and Sun, to act as exchange agent (the “Exchange Agent”) for the exchange of the REIT Merger Consideration and the Sun Common Share Amount, as applicable, upon surrender of certificates (the “Certificates”) representing issued and outstanding Class A EPS or units (when paired or unpaired) consisting of Class B Shares and shares of Sun Common Stock (each such unit, a “Paired Share”)).

(b) Provision of REIT Merger Consideration.

(i) Horizon OP shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Trust Shares on or before the REIT Merger Effective Time, the REIT Merger Consideration (other than the Class A EPS Sun Cash Amount and all REIT Merger Consideration payable pursuant to Section 1.6(a)(i)) issuable in exchange for such issued and outstanding Trust Shares pursuant to Section 1.6(a), and, after the REIT Merger Effective Time from time to time as needed, any cash required to make payments (1) of any dividends or other distributions payable in respect of Horizon Common Stock pursuant to Section 1.9(d) and (2) in lieu of any fractional shares of Horizon Common Stock pursuant to Section 1.9(g).

(ii) Sun shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Class A EPS on or before the REIT Merger Effective Time, the Class A EPS Sun Cash Amount included in the REIT Merger Consideration issuable in exchange for the issued and outstanding shares of Class A EPS pursuant to Section 1.6(a) and, after the REIT Merger Effective Time from time to time as needed, any cash required to make payments of any dividends or other distributions payable in respect of Sun Common Stock pursuant to Section 1.9(d).

(iii) The REIT Merger Consideration, together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares, deposited with the Exchange Agent are collectively referred to herein as the “Exchange Fund”. The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by Horizon OP, on a daily basis. Any interest or other income resulting from such investments shall be paid to Horizon OP other than interest and other income to the extent resulting from the investment of the Class A EPS Sun Cash Amount, which interest and other income shall be paid to Sun.

(c) Exchange Procedure. Horizon OP and Sun shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth business day after the Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the REIT Merger Effective Time represented outstanding Class A EPS or Paired Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Horizon OP and Sun may reasonably specify) and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Merger Consideration and a certificate representing the Sun Common Share Amount, as applicable, together with any dividends or distributions to which such holder is entitled pursuant to Section 1.9(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.9(g). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the REIT Merger Consideration into which Class A EPS or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.9(g) and, in the case of Certificates for Paired Shares, a certificate representing the number of shares of Sun Common Stock equal to the number of shares of Sun Common Stock represented by such Certificate prior to the REIT Merger Effective Time (the “Sun Common Share Amount”), (ii) Horizon OP and Sun shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five (5) business days after receipt thereof and (iii) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Class A EPS or Paired Shares which is not registered in the transfer records of Sun or Trust, as applicable, payment of the REIT Merger Consideration or issuance of the Sun Common Share Amount, as applicable, may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance either shall pay any transfer or other Taxes required by reason of such payment or issuance being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Sun or Horizon OP, as applicable, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the REIT Merger Effective Time to represent only the right to receive upon such surrender the REIT Merger Consideration into which Class A EPS or Class B Shares heretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(d), any cash payable in lieu of fractional shares pursuant to Section 1.9(g) and, if applicable, the Sun Common Share Amount. No interest will be paid or will accrue on the REIT Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.9(d) or Section 1.9(g). The Exchange Agent shall be entitled, in its sole and absolute discretion, subject to Section 1.9(f), to deduct and withhold from the cash, Horizon Common Stock or Sun Common Stock, or any combination thereof, that otherwise is payable or issuable pursuant to this Agreement to any holder of one or more Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of Tax Law; provided that, notwithstanding anything in this Section 1.9(c) to the contrary, no deduction or withholding shall be made under any provision of Tax Law, including under Section 1445 of the Code, from any payments made to a Seller or any Subsidiary thereof unless (i) in the case of any deduction or withholding other than under Section 1445 of the Code, Horizon OP shall have furnished Sun, no later than fifteen (15) days prior to the applicable payment date, with a written notice referring to this Section 1.9(c) and describing the approximate amount of the deduction or withholding to be made (it being agreed that, in the event of any such written notice and with respect to such deduction or withholding, (x) Sun and Horizon OP shall promptly enter into discussions in good faith to determine if applicable circumstances permit the lack of such deduction or withholding and (y) to the extent Horizon OP determines in good faith that such deduction or withholding is required, and Sun determines in good faith that such deduction or withholding is not required, there shall be no such deduction or withholding upon an agreement by Sun in writing to indemnify Horizon OP against any such deduction, withholding, interest, penalties and expenses that subsequently becomes borne, as a result of a challenge by the applicable tax authority, by Horizon OP or its Affiliates) or (ii) in the case of any deduction or withholding under Section 1445 of the Code, such Seller fails to furnish Horizon OP with an affidavit as contemplated by Section 2.4(a)(vi) of this Agreement. Any amounts so deducted or withheld by the Exchange Agent shall be treated for all purposes of this Agreement as having been paid or issued to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.

(d) Distributions with Record Date after the REIT Merger Effective Time. Dividends or other distributions with respect to Horizon Common Stock or Sun Common Stock with a record date after the REIT Merger Effective Time shall be paid by Horizon or Sun, as applicable, to the Exchange Agent for the benefit of any holder of any unsurrendered Certificate with respect to the Horizon Common Stock or Sun Common Stock, as applicable, represented thereby and shall only be paid to a holder of any unsurrendered Certificate once such holder surrenders the Certificate in accordance with this Section 1.9. No cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(g), in each case until the surrender of such Certificate in accordance with this Section 1.9. Subject to the effect of applicable escheat laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, (x) the amount of any cash in lieu of any fractional Horizon Common Stock to which such holder is entitled pursuant to Section 1.9(g) and (y) the amount of dividends or other distributions with a record date after the REIT Merger Effective Time theretofore paid with respect to such whole share of Horizon Common Stock or Sun Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole share of Horizon Common Stock or Sun Common Stock.

(e) No Further Ownership Rights in Trust Shares; Share Transfer Books. All REIT Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.9 (together with any dividends or other distributions paid pursuant to Section 1.9(d)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Trust Shares theretofore represented by such Certificates; provided, however, that Trust shall transfer to its transfer agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the REIT Merger Effective Time which may have been declared or made by Trust on such Trust Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the REIT Merger Effective Time. At the REIT Merger Effective Time, the share transfer books of Trust shall be closed and thereafter, there shall be no further registration of transfers on the share transfer books of Trust of the Trust Shares which were outstanding prior to the REIT Merger Effective Time, nor shall there be any further issuances of Trust Shares or any Trust Share Rights. If, after the REIT Merger Effective Time, Certificates are presented to Horizon OP or Sun for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(f) No Liability. None of Sun, Trust, Horizon OP or the Exchange Agent shall be liable to any Person in respect of any REIT Merger Consideration, the Sun Common Share Amount, cash payable in lieu of fractional shares pursuant to Section 1.9(g) or dividends or other distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund (other than dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d), which the Exchange Agent shall retain in the Exchange Fund, subject to applicable escheat and other similar Laws) delivered to the Exchange Agent by Horizon OP pursuant to this Agreement that remains unclaimed for twelve (12) months after the REIT Merger Effective Time shall be delivered by the Exchange Agent to Horizon OP, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.9(c) shall thereafter, subject to the immediately preceding sentence, look only to Horizon OP for delivery of the REIT Merger Consideration (other than the Class A EPS Sun Cash Amount) and any cash payable in lieu of fractional shares of Horizon Common Stock pursuant to Section 1.9(g), subject to applicable escheat and other similar Laws, but not the dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d). Any portion of the Exchange Fund (other than dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d), which the Exchange Agent shall retain in the Exchange Fund, subject to applicable escheat and other similar Laws) delivered to the Exchange Agent by Sun pursuant to this Agreement that remains unclaimed for twelve (12) months after the REIT Merger Effective Time shall be delivered by the Exchange Agent to Sun, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.9(c) shall thereafter, subject to the first sentence of this Section 1.9(f), look only to Sun, and Sun shall be solely responsible, for delivery of the REIT Merger Consideration (other than the shares of Horizon Common Stock and the Class B Cash Consideration), subject to applicable escheat and other similar Laws, but not the dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d). At any time, Horizon OP shall be entitled, in its reasonable discretion, to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the REIT Merger Consideration such amounts as are required to be deducted and withheld with respect to the payment of such REIT Merger Consideration under the Code or under any provision of Tax Law; provided that, notwithstanding anything in this Section 1.9(f) to the contrary, no deduction or withholding shall be made under any provision of Tax Law, including under Section 1445 of the Code, from any payments made to a Seller or any Subsidiary thereof unless (i) in the case of any deduction or withholding other than under Section 1445 of the Code, Horizon OP shall have furnished Sun, no later than fifteen (15) days prior to the applicable payment date, with a written notice referring to this Section 1.9(f) and describing the approximate amount of the deduction or withholding to be made (it being agreed that, in the event of any such written notice and with respect to such deduction or withholding, (x) Sun and Horizon OP shall promptly enter into discussions in good faith to determine if applicable circumstances permit the lack of such deduction or withholding and (y) to the extent Horizon OP determines in good faith that such deduction or withholding is required, and Sun determines in good faith that such deduction or withholding is not required, there shall be no such deduction or withholding upon an agreement by Sun in writing to indemnify Horizon OP against any such deduction, withholding, interest, penalties, and expenses that subsequently becomes borne, as a result of a challenge by the applicable tax authority, by Horizon OP or its Affiliates) or (ii) in the case of any deduction or withholding under Section 1445 of the Code, such Seller fails to furnish Horizon OP with an affidavit as contemplated by Section 2.4(a)(vi) of this Agreement. Any amounts so deducted or withheld by Horizon OP or the Exchange Agent shall be treated for all purposes of this Agreement as having been paid or issued to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.

(g) No Fractional Shares.

(i) No certificates or scrip representing fractional Horizon Common Stock or Sun Common Stock or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates or otherwise, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Horizon or Sun, respectively.

(ii) In lieu of the issuance of any fractional Horizon Common Stock, pursuant to this Agreement, each holder of one or more Certificates shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (A) the average closing price of one (1) share of Horizon Common Stock on the New York Stock Exchange (the “NYSE”) on the twenty (20) consecutive trading days immediately preceding the Closing Date by (B) the fraction of a share of Horizon Common Stock which such holder would otherwise be entitled to receive under this Section 1.9.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Horizon OP or Sun, as applicable, or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Horizon OP or Sun, as applicable, or the Exchange Agent reasonably may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the REIT Merger Consideration to which the holders thereof are entitled pursuant to Section 1.6(a), the Sun Common Share Amount, if any, to which holders thereof are entitled pursuant to Section 1.9(c), if applicable, any cash payable pursuant to Section 1.9(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9(d).

(i) Uncertificated Shares. In the case of any Class A EPS or Paired Shares that are not represented by Certificates, the Exchange Agent shall issue at the REIT Merger Effective Time the applicable REIT Merger Consideration, the Sun Common Share Amount, if applicable, and any cash payable pursuant to Section 1.9(g), to the holders of such Trust Shares without any action by such holders, and the parties hereto shall make appropriate adjustments to this Section 1.9 to assure the equivalent treatment thereof.

(j) SLT Merger Procedures. Sun and Horizon OP shall cooperate in good faith to establish, prior to the Closing, appropriate procedures, consistent with this Section 1.9 to the extent applicable, with respect to the SLT Merger.

Section 1.10 Certain Adjustments. If, between the date of this Agreement and the REIT Merger Effective Time, the outstanding Horizon Common Stock, Sun Common Stock or Trust Shares shall have been changed into a different number of shares, as applicable, or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio, the Class A Stock Consideration Per Share, the Class B Cash Amount (which shall be adjusted pursuant to this sentence only in connection with an event relating to the Class B Shares), the Maximum Share Amount and the Increased Share Amount (which Maximum Share Amount and Increased Share Amount shall be adjusted pursuant to this sentence only in connection with an event relating to Horizon Common Stock and not Sun Common Stock or Trust Shares) shall be appropriately adjusted to provide to the holders of Horizon Common Stock, Trust Shares or SLT Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Section 1.11 Tax Treatment. The parties hereto (i) intend that for federal, and applicable state and local, income tax purposes, the REIT Merger will be treated as a taxable purchase by Horizon OP of all of Trust’s outstanding shares of beneficial interest and (ii) shall prepare and file their applicable Tax Returns based on such treatment. The parties hereto intend that for federal, and applicable state and local, income Tax purposes, the SLT Merger will be treated as an acquisition by Horizon OP of SLT Units in exchange for the SLT Merger Consideration. Each SLT Unitholder who participates in the SLT Merger shall be deemed, by such SLT Unitholder’s act of receiving and accepting its share of the SLT Merger Consideration, to have agreed to the characterization of the receipt of cash (including any cash deemed to be received pursuant to Section 752 of the Code) as a taxable sale of all or a portion of its SLT Units, to the extent of such cash received or deemed received, to Horizon OP.

ARTICLE 2.

OTHER CLOSING TRANSACTIONS

Section 2.1 Other Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement the following transactions (the “Other Closing Transactions” and, together with the REIT Merger and the SLT Merger, the “Closing Transactions”) shall occur at or immediately prior to the REIT Merger Effective Time (subject to Section 2.1(f)):

(a) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(a) (the “Global Entity Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more of the Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from such Global Entity Sellers, all right, title and interest of such Global Entity Sellers in and to the Stock Transfer Shares other than the Local Stock Transfer Shares, free and clear of all Encumbrances (the “Global Stock Transfer Shares”).

(b) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(b) (the “Global Asset Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from such Global Asset Sellers, all right, title and interest of such Global Asset Sellers in and to the Directly Acquired Assets, free and clear of all Encumbrances other than Permitted Title Exceptions (the “Global Directly Acquired Assets”).

(c) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(c) (the “Local Entity Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more of the Horizon Subsidiaries designated by

Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from such Local Entity Sellers, pursuant to the applicable Local Purchase Agreements, all right, title and interest of such Local Entity Sellers in and to all of the Stock Transfer Shares of the Acquired Entities set forth on Schedule 2.1(c), free and clear of all Encumbrances (the “Local Stock Transfer Shares”).

(d) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(d) (the “Local Asset Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from the Local Asset Sellers, pursuant to the applicable Local Purchase Agreements, all right, title and interest of such Local Asset Sellers in and to the Directly Acquired Assets, free and clear of all Encumbrances other than Permitted Title Exceptions (the “Local Directly Acquired Assets”).

(e) Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP in writing shall assume the Assumed Liabilities of the Asset Sellers pursuant to an instrument of assumption in all material respects in the form of Exhibit D (the “Assumption Agreement”); provided that, the assumption of Assumed Liabilities of Local Asset Sellers will be pursuant to the applicable Local Purchase Agreements. It is expressly agreed to and understood by the parties hereto that no Horizon Party or Horizon Subsidiary shall directly or indirectly assume any Liability of Sun or any Subsidiary of Sun or Trust (each, a “Sun Subsidiary”) as a result of the transactions contemplated by this Agreement other than the Assumed Liabilities.

(f) Notwithstanding anything contained herein to the contrary, Sun and Horizon OP agree to cause such Acquired Hotels identified as the “1031 Hotels” on Schedule 10.1(d) as shall have an aggregate Acquired Hotel Agreed Amount of at least $495,000,000 (but no more than is necessary to achieve the minimum $495,000,000 amount) (such Acquired Hotels, the “Replacement Hotels”) to be designated as replacement property to consummate a Tax-Deferred Exchange with respect to property that Horizon OP will dispose of either prior to or within 180 days after the Closing Date through the use of a qualified intermediary (the “Intermediary”) and/or Exchange Accommodation Titleholder (“EAT”), pursuant to which Horizon OP shall assign all of its right, title and interest (but not its liabilities or obligations) relating to the Replacement Hotels under this Agreement and the Ancillary Agreements to either an Intermediary or the EAT (either the Intermediary or the EAT referred to herein as the “Assignee”); provided that (i) the Replacement Hotels shall be transferred on the Closing Date immediately prior to the REIT Merger Effective Time and (ii) the transfer of the Replacement Hotels is made directly by (I) Sun and/or (II) any Subsidiary of Sun that is neither an Acquired Entity nor a Subsidiary of an Acquired Entity. The Sun Parties agree to cooperate with the Horizon Parties in structuring such transaction as a Tax-Deferred Exchange for the benefit of Horizon and its Subsidiaries. Horizon OP shall reimburse the Sun Parties for all liabilities, out-of-pocket costs and expenses (other than Consent Costs and increased liability for income Taxes) reasonably incurred by the Sun Parties in connection with the structuring and implementation of such transaction as a Tax-Deferred Exchange (to the extent such costs and expenses would not have been incurred by the Sun Parties but for such structuring or implementation). Without limiting the generality of the immediately preceding sentence, any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, stamp duties, and any transfer, recording, registration and other fees, charges, premiums and any similar taxes (such amounts, “Subject Taxes”), in each case incurred by the Sun Parties as a result of the structuring and implementation of such transactions as a Tax-Deferred Exchange (to the extent such amounts would not have been incurred by the Sun Parties but for such structuring or implementation) shall be borne by Horizon OP and shall not be treated as Transfer Taxes for purposes of Section 8.3(b). To the extent required in connection with the Tax-Deferred Exchanges, the Sun Parties agree to render all required performance under this Agreement with respect to the Replacement Hotels to the Assignee to the extent reasonably and timely directed by Horizon OP and to accept performance of all of Horizon OP’s obligations with respect to the Replacement Hotels by the Assignee. To the extent required in connection with the Tax-Deferred Exchanges, the Sun Parties agree that performance by the Assignee with respect to the Replacement Hotels will be treated as performance by Horizon OP and Horizon OP agrees that the Sun Parties’ performance to the Assignee, to the extent timely requested by Horizon OP, will be treated as performance to Horizon OP. Horizon OP shall unconditionally guarantee the full and timely performance by the Assignee of each and every one of the representations, warranties, indemnities, obligations and undertakings of the Horizon Parties under this Agreement (and any amendments or modifications hereto) that relate to the Replacement Hotels. As such guarantor, Horizon OP shall be treated as a primary obligor with respect to those representations, warranties, indemnities, obligations and undertakings, and, in the event of a breach, the Sun Parties may proceed directly against Horizon OP on this guarantee without the need to join the Assignee. Notwithstanding the identification of the “1031 Hotels” on Schedule 10.1(d), if effecting a Tax-Deferred Exchange including any such 1031 Hotel, would (x) result in a material Tax liability being incurred by Sun that would not be incurred by Sun if such 1031 Hotel was not a Replacement Hotel (but was otherwise an Acquired Hotel) or (y) require a consent, approval or authorization that would not be required if such 1031 Hotel was not a Replacement Hotel (but was otherwise an Acquired Hotel) and such consent, approval or authorization would result in material Consent Costs or has not been obtained after the date of the Horizon Stockholders Meeting, Sun shall be entitled to cause one or more Acquired Hotels identified on such Schedule to not be treated as a Replacement Hotel upon informing Horizon OP in writing that Sun would like to utilize one or more other Acquired Hotels (other than those Acquired Hotels identified as “Non-1031 Hotels” on Schedule 10.1(d)) which (A) would not impair the availability of a Tax-Deferred Exchange from Horizon OP’s perspective and (B) have Acquired Hotel Agreed Amount(s) that (1) aggregate the Acquired Hotel Agreed Amount(s) of the hotel(s) which are no longer to be treated as a Replacement Hotel or (2) result in the aggregate of the Acquired Hotel Agreed Amount(s) for all Acquired Hotels that will be included in a Tax-Deferred Exchange (taking into account, for the avoidance of doubt, such adjustments to the Acquired Hotels so included as are the subject of this sentence) being equal to or greater than $495,000,000 (Acquired Hotels satisfying clauses (A) and (B), thereafter being treated as Replacement Hotels); provided that, notwithstanding any provision in this Section 2.1(f) to the contrary, Horizon OP shall bear all Subject Taxes incurred in connection with treating Acquired Hotels satisfying clauses (A) and (B) as Replacement Hotels up to $2,000,000 (less the aggregate amount of Subject Taxes for which Horizon is otherwise responsible for under this Section 2.1(f)) and Sun shall bear all Subject Taxes incurred in connection with treating Acquired Hotels satisfying clauses (A) and (B) as Replacement Hotels in excess thereof. For the avoidance of doubt, notwithstanding anything in this Section 2.1(f) to the contrary, the Sun Parties hereby make no representation or warranty, and undertake no other obligation, in each case with respect to the Tax consequences of the transactions referenced in this Section 2.1(f) (including whether the transactions qualify under Section 1031 of the Code) and shall not be responsible for any loss or liability relating to any Tax liability to the Horizon Parties from such transactions.

Section 2.2 Other Closing Transactions; Consideration.

(a) The aggregate purchase price to be paid by Horizon OP and the Horizon Subsidiaries under this Agreement for the Global Stock Transfer Shares and the Global Directly Acquired Assets (the “Global Other Closing Transaction Purchase Price”) shall consist of (i) the cash amount equal to (1) $1.063 billion, subject to adjustment pursuant to Sections 6.18 and 6.30 and Article 8 (the “Cash Amount”) minus (2) the sum of (A) the aggregate cash portion of the Local Other Closing Transaction Purchase Price, (B) the Class A Cash Consideration, (C) the Class B Cash Consideration and (D) the sum of (x) the aggregate amount of cash (other than amounts payable by Sun) included in the SLT Merger Consideration and (y) the number of SLT Units outstanding following the SLT Merger Effective Time multiplied by the Exchange Ratio multiplied by the closing price per share of Horizon Common Stock, as reported on the NYSE Composite Transactions reporting system (as published in the Wall Street Journal or, if not published therein, in another authoritative source mutually selected by Sun and Horizon OP) on the business day immediately preceding the Closing Date (the “SLT Cash Amount”) and (ii) the Other Share Consideration (other than any portion of the Other Share Consideration included in the Local Other Closing Transaction Purchase Price), if any.

(b) The aggregate purchase price to be paid by Horizon OP and the Horizon Subsidiaries under the Local Purchase Agreements for the Local Stock Transfer Shares and the Local Directly Acquired Assets shall consist of the cash amounts and the Other Share Consideration, if any, provided therefor in the Local Purchase Agreements (the “Local Other Closing Transaction Purchase Price”).

(c) The Horizon Parties shall be entitled, in their reasonable discretion, to deduct and withhold from the consideration that is otherwise payable pursuant to this Article 2 and the Local Purchase Agreements to any Seller such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or under any provision of Tax Law; provided that, no deduction or withholding shall be made under any provision of Tax Law, including under Section 1445 of the Code, from any payments made to a Seller unless (i) in the case of any deduction or withholding other than under Section 1445 of the Code, Horizon OP shall have furnished Sun, no later than fifteen (15) days prior to the applicable payment date, with a written notice referring to this Section 2.2(c) and describing the approximate amount of the deduction or withholding to be made (it being agreed that, in the event of any such written notice and with respect to such deduction or withholding, (x) Sun and Horizon OP shall promptly enter into discussions in good faith to determine if applicable circumstances permit the lack of such deduction or withholding and (y) to the extent Horizon OP determines in good faith that such deduction or withholding is required, and Sun determines in good faith that such deduction or withholding is not required, there shall be no such deduction or withholding upon an agreement by Sun in writing to indemnify Horizon OP against any such deduction, withholding, interest, penalties and expenses that subsequently becomes borne, as a result of a challenge by the applicable tax authority, by Horizon OP or its Affiliates) or (ii) in the case of any deduction or withholding under Section 1445 of the Code, such Seller fails to furnish Horizon OP with an affidavit as contemplated by Section 2.4(a)(vi) of this Agreement. Any amounts so deducted or withheld by the Horizon Parties shall be treated for all purposes of this Agreement and the Local Purchase Agreements as having been paid to the applicable Seller.

Section 2.3 [Intentionally Omitted.]

Section 2.4 Other Closing Transactions; Closing Deliveries.

(a) Closing Deliveries by Sun. At the Closing, Sun shall deliver or cause to be delivered to Horizon OP and the Horizon Subsidiaries, as applicable, the following:

(i) certificates, where applicable, evidencing the Stock Transfer Shares and the Class A Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, including any required stamps affixed thereto;

(ii) the minute books, corporate seal, stock transfer books, stock ledger, shareholders’ register and records (and analogous records for partnerships, limited liability companies and other entities) for each Acquired Entity, if any;

(iii) such duly executed (A) deeds, assignments of leases, bills of sale and other good and sufficient instruments of conveyance and transfer as shall be effective to vest title to the Directly Acquired Assets in Horizon OP or the applicable Horizon Subsidiary as provided in this Agreement and (B) such other instruments as may be reasonably requested by Horizon OP to transfer the Directly Acquired Assets to Horizon OP or the applicable Horizon Subsidiary, or to evidence such transfer on the public records;

(iv) a receipt for the Cash Amount (as set forth in the Estimated Closing Statement) less the sum of the Class B Cash Consideration and the SLT Cash Amount and any certificates delivered by the Horizon Parties pursuant to Section 2.4(b)(ii);

(v) resignation letters signed by each of the directors, trustees and officers of each of the Acquired Entities as of the REIT Merger Effective Time;

(vi) an affidavit from each Seller that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code stating, under penalty of perjury, that the indicated number is the transferor’s United States taxpayer identification number and the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code;

(vii) the Ancillary Agreements, duly executed by Sun and the Sun Subsidiaries (to the extent each is a party thereto), to the extent not delivered prior to the Closing;

(viii) all other certificates and other documents required to be delivered at the Closing by Sun or any Sun Subsidiary pursuant to this Agreement; and

(ix) any deliveries required pursuant to a Local Purchase Agreement.

(b) Closing Deliveries by the Horizon Parties. At the Closing, the Horizon Parties or one or more Horizon Subsidiaries, as applicable, shall deliver or cause to be delivered to Sun the following (except, in each case, to the extent delivered to Sun or another Seller at or prior to the Closing pursuant to a Local Purchase Agreement):

(i) the Cash Amount (as set forth in the Estimated Closing Statement) less the sum of the Class B Cash Consideration and the SLT Cash Amount, by wire transfer of immediately available funds, to the accounts designated by Sun in writing at least five (5) business days prior to the Closing Date;

(ii) one or more stock certificates evidencing the Class A Stock Consideration Per Share in respect of each Class A Share delivered pursuant to Section 2.4(a)(i) and the Other Share Consideration, if any;

(iii) the Local Other Closing Transaction Purchase Price, in the form and manner set forth in the Local Purchase Agreements;

(iv) such duly executed instruments as may be reasonably requested by Sun to effect the assumption by Horizon OP or the applicable Horizon Subsidiary of the Assumed Liabilities;

(v) the Ancillary Agreements, duly executed by Horizon OP and the Horizon Subsidiaries (to the extent each is a party thereto), to the extent not delivered prior to the Closing;

(vi) all other certificates and other documents required to be delivered at the Closing by Horizon or any Horizon Subsidiary pursuant to this Agreement; and

(vii) any deliveries required pursuant to a Local Purchase Agreement.

Section 2.5 Purchase Price Allocations. The consideration payable pursuant to this Agreement and the Local Purchase Agreements shall be allocated among the Acquired Entities and the Acquired Assets in accordance with the allocation schedule set forth on Exhibit E (the “Allocation Schedule”). Except with respect to the items set forth on Schedule 2.5 (which items shall not be adjusted pursuant to this Section 2.5), the parties to this Agreement shall revise the Allocation Schedule to take into account any variation or adjustment in the consideration payable pursuant to this Agreement and the Local Purchase Agreements, including any variation in the value of the Horizon Common Stock issuable in the Closing Transactions from the value of such stock on the date hereof, as well as estimated and final adjustments pursuant to Article 8. Any such variation or adjustment shall be allocated proportionately among the Acquired Entities and Acquired Assets acquired with such consideration (such that the proportion of the aggregate consideration allocated to each Acquired Entity and Acquired Asset remains the same after such variation or adjustment, except that (i) the consideration allocable, directly or indirectly, to the stock of WD Parent shall be equal to the face amount of the debt obligations held by WD Parent and (ii) the consideration allocable, directly or indirectly, to the debt obligation of Sun and its Affiliates held by SLT shall be equal to the face amount of such debt obligation held by SLT); provided, however, that any variation or adjustment pursuant to Section 6.18, Section 6.30, Article 8 or any other provision of this Agreement, the Indemnification Agreement or the Tax Sharing and Indemnification Agreement, as applicable, that relates to any extent to a particular Acquired Entity or Acquired Asset shall be applied to such Acquired Entity or Acquired Asset to such extent. Attached hereto as Exhibit F are examples of how the parties to this Agreement agree revisions to Exhibit E should be made if there are variations in the value of the Horizon Common Stock issuable in the Closing Transactions from the value of such stock on the date hereof. Revisions to the Allocation Schedule shall be made in a manner consistent with the methodology used in the examples set forth in Exhibit F. The parties hereto shall report the transactions contemplated by this Agreement and the Local Purchase Agreements on any Tax Return consistent with the Allocation Schedule, giving effect to any mutually agreed adjustments.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF

SUN AND TRUST

Except as set forth in the letter, dated as of the date hereof, delivered by the Sun Parties to the Horizon Parties prior to the execution of this Agreement (the “Sun Disclosure Letter”), Sun and Trust hereby jointly and severally represent and warrant to the Horizon Parties as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Sellers and the Acquired Entities is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable. Each of the Sellers (with respect to the Acquired Business) and the Acquired Entities has all requisite corporate or other power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The articles of incorporation, as amended and supplemented, of Sun (the “Sun Charter”) and the comparable Organizational Documents of each other Seller and the Acquired Entities are in effect and, to the Knowledge of Sun, no dissolution, revocation or forfeiture proceeding regarding any Seller or any Acquired Entity has been commenced. Section 3.1(a)(1) of the Sun Disclosure Letter sets forth each Acquired Entity and its jurisdiction of incorporation or organization. Section 3.1(a)(2) of the Sun Disclosure Letter sets forth a correct and complete list of all jurisdictions in which the respective Sellers (with respect to the Acquired Business) and Acquired Entities are duly qualified or licensed to do business as a foreign corporation or other limited liability entity and are in good standing and, with respect to each such Seller and Acquired Entity, such list includes all jurisdictions in which the nature of such Seller’s or Acquired Entity’s business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually and in the aggregate, would not reasonably be expected to (i) have, and has not had, a Sun Material Adverse Effect or (ii) prevent or delay, and has not prevented or delayed, in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Sun or any Sun Subsidiary from performing its obligations under this Agreement or the Ancillary Agreements in any material respect.

(b) Sun has delivered or made available to Horizon OP complete and correct copies of the Sun Charter, the bylaws of Sun (the “Sun Bylaws”), the Trust Declaration of Trust, the Trust Bylaws and the comparable Organizational Documents of the other Sellers and Acquired Entities, in each case, as amended, restated or supplemented to the date of this Agreement. No Seller (with respect to the Acquired Business) or Acquired Entity is in violation in any material respect of any provision of the Sun Charter, the Sun Bylaws, the Trust Declaration of Trust, the Trust Bylaws or such other Organizational Documents. Except as set forth in Section 3.1(b) of the Sun Disclosure Letter, complete and correct copies of all minute books of the Acquired Entities have been previously delivered or made available to Horizon OP.

Section 3.2 Capital Structure.

(a) To the extent any Acquired Entity is not directly or indirectly wholly owned, beneficially and of record, by Sun or Trust, Section 3.2(a)(1) of the Sun Disclosure Letter sets forth the identity and Interest of each of the other owners of such Interests in such Acquired Entity. Section 3.2(a)(2) of the Sun Disclosure Letter sets forth (i) the percentage of outstanding Interests in each Acquired Entity to be held by Sun and its Subsidiaries upon the completion of the Sun Restructuring Steps and immediately prior to the Closing Transactions (the “Post-Restructuring Time”) and (ii) each Acquired Entity for which not all of the beneficial and record Interests (other than the Class B Shares, Options, Restricted Stock Unit Awards, Class A EPS and Class B EPS) in such Acquired Entity will be owned by Sun or a wholly owned Subsidiary of Sun at the Post-Restructuring Time and, with respect to each such Acquired Entity, the identity and Interest (each, a “Minority Equity Interest”) of each Person that will hold an Interest in such Acquired Entity at the Post-Restructuring Time.

(b) The authorized shares of beneficial interest of Trust consist of 1,350,005,000 shares, par value $0.01 per share, of which 5,000 are designated as Class A Shares, 1,000,000,000 are designated as Class B Shares, 200,000,000 are designated as Excess Trust Shares (“Excess Trust Shares”), 30,000,000 are designated as

Class A EPS, 15,000,000 are designated as Class B Exchangeable Preferred Shares (as such term is defined in the Trust Declaration of Trust) (“Class B EPS”; the Class A Shares, Class B Shares, Class A EPS, Class B EPS, Excess Trust Shares and Excess Preferred Shares collectively referred to as “Trust Shares”), 55,000,000 are designated as Trust Preferred Shares (“Trust Preferred Shares”) and 50,000,000 are designated as Excess Preferred Shares (“Excess Preferred Shares” and together with Excess Trust Shares, “Excess Shares”). As of September 30, 2005, (i) 100 Class A Shares are issued and outstanding; (ii) 219,272,686 Class B Shares are issued and outstanding; (iii) 562,222 Class A EPS are issued and outstanding; (iv) 24,627 Class B EPS are issued and outstanding; and (v) no Trust Preferred Shares or Excess Shares are issued and outstanding. At the Post-Restructuring Time, there will be no Class B EPS issued and outstanding. Since September 30, 2005, Trust has not issued any Class B Shares other than in connection with (I) the issuance of Paired Shares upon the exercise of Equity Awards pursuant to any of the Equity Plans, (II) the issuance of Paired Shares upon the conversion of securities convertible or exchangeable for Paired Shares or (III) the redemption of Class B EPS for cash.

(c) Section 3.2(c) of the Sun Disclosure Letter provides a correct and, in all material respects, complete description of all warrants or other rights to acquire Trust Shares (other than exchange and conversion rights of holders of Class A EPS and Class B EPS under the Trust Declaration of Trust), including, all stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalents, deferred compensation accounts, performance awards, restricted stock units, partnership units, stock units and other awards or equity-like rights or arrangements, and all bonds, notes, debentures and other indebtedness which are at any time convertible into, or exchangeable or exercisable for, Trust Shares (“Trust Share Rights”) in each case which are outstanding on the date of this Agreement.

(d) Except as set forth in Section 3.2(d) of the Sun Disclosure Letter, all of the outstanding Interests in each Acquired Entity have been duly authorized and validly issued and (A) in the case of stock Interests, are fully paid and (in applicable jurisdictions) nonassessable and free of preemptive or similar rights, (B) in the case of partnership, limited liability company or other Interests, are not subject to any Indebtedness, capital calls or other obligations (contingent or otherwise) to contribute monies or property in respect thereof and (C) in all cases, are owned free and clear of (i) Encumbrances and (ii) preemptive or other similar rights under Law, any applicable Organizational Document and any Contract or instrument to which Sun or an Acquired Entity is a party or by which it is bound.

(e) Except as set forth in Section 3.2(e)(1) of the Sun Disclosure Letter, and except for Class A EPS (which are exchangeable for Class B Shares in accordance with the Trust Declaration of Trust) and Class B EPS (which are convertible into Class A EPS, at the option of Trust in accordance with the Trust Declaration of Trust), as of the date of this Agreement there are not (i) issued, reserved for issuance or outstanding any Interests of any Acquired Entity or (ii) any Contracts to which any Acquired Entity is a party or by which such entity is bound, obligating any Acquired Entity to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire, or cause to be issued, delivered, sold, transferred, redeemed, repurchased or otherwise acquired additional Interests of any Acquired Entity or obligating any Acquired Entity to issue, grant, extend or enter into any such Contract. All Trust Shares subject to issuance in respect of Class A EPS or Trust Share Rights, upon issuance prior to the REIT Merger Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Set forth in Section 3.2(e)(2) of the Sun Disclosure Letter is the “Exchange Ratio” (as such term is defined in Section 6.15.5(d) of the Trust Declaration of Trust) as of the date of this Agreement with respect to each share of Class A EPS.

(f) Except as set forth in Section 3.2(f) of the Sun Disclosure Letter and except for restrictions under applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any of the Acquired Entities and no Acquired Entity is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person. All dividends and distributions on Trust Shares that have been declared prior to the date of this Agreement have been paid in full.

(g) Except as set forth in Section 3.2(g) of the Sun Disclosure Letter, there are no (i) registration rights agreements or other agreements between Sun and/or a Sun Subsidiary, on the one hand, and one or more other parties, on the other hand, which set forth the rights of any such other party or parties to cause the registration of any securities of any Acquired Entity pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) voting trust, proxy or other agreements or understandings to which Sun or any Sun Subsidiary is a party or is bound with respect to the voting of any Interests in any Acquired Entity.

Section 3.3 Other Capitalization Matters.

(a) Except for (i) Interests in Acquired Entities and certain other entities as set forth in Section 3.3(a) of the Sun Disclosure Letter and (ii) such other Interests that are permitted by the Restructuring Plan to be transferred out of the Acquired Entities, as of the date of this Agreement, no Acquired Entity owns directly any Interest in any Person other than (x) investments in short-term investment securities and (y) Interests that can be assigned to a Retained Subsidiary without the consent, approval, order or authorization of any Governmental Entity or other Person.

(b) Except for Interests in Acquired Entities, at the Post-Restructuring Time no Acquired Entity will own directly or indirectly any Interest in any Person (other than investments in short-term investment securities).

(c) Except as set forth in Section 3.3(c) of the Sun Disclosure Letter, the Acquired Entities (directly and not through any Subsidiary or other Interest) do not own, operate or lease any (i) hotel or (ii) other commercial property or business (in each case other than hotels) as of the date of this Agreement, except (in the case of clause (ii)) for commercial properties or other businesses that, individually and in the aggregate, do not have and would not reasonably be expected to have, Liabilities in excess of $5,000,000.

(d) Set forth in Section 3.3(d) of the Sun Disclosure Letter is the “Stated Value” and the “Class B Liquidation Preference” (as such terms are defined in Sections 6.16.2 and 6.16.4(b), respectively, of the Trust Declaration of Trust) as of the date of this Agreement with respect to each share of Class B EPS.

Section 3.4 Authority; Noncontravention; Consents.

(a) Sun and each applicable Sun Subsidiary has all necessary corporate or other power and authority to execute and deliver this Agreement (in the case of the Sun Parties) and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by Sun or such Subsidiary. The execution and delivery by each Sun Party or other Sun Subsidiary of this Agreement (in the case of the Sun Parties) and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby to be consummated by it have been duly and validly authorized by all necessary action and no other proceedings on the part of Sun or any such Sun Subsidiary and no votes by any holder of Interests in Sun or any such Sun Subsidiary are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, other than as provided in Section 3.24. This Agreement and each Ancillary Agreement has been duly authorized and validly executed and delivered by Sun, as applicable, each Sun Subsidiary party thereto and, constitutes a legal, valid and binding obligation of each such Sun Party or other Sun Subsidiary, enforceable against such Sun Party or other Sun Subsidiary in accordance with its respective terms.

(b) Except as set forth in Section 3.4(b) of the Sun Disclosure Letter, the execution and delivery of this Agreement by the Sun Parties and the Ancillary Agreements by the applicable Sun Subsidiaries do not, and the consummation of the transactions contemplated by, and the performance of their respective obligations under, this Agreement and the Ancillary Agreements and compliance by Sun and the Sun Subsidiaries with the provisions hereof and thereof, and the consummation of the Horizon Transactions, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Assets of Sun or any Sun Subsidiary under, (i) the Sun Charter, Sun Bylaws, Trust Declaration of Trust or Trust Bylaws, or the other Organizational Documents of any Sun Subsidiary, each as amended or supplemented, (ii) (A) (1) any Permit required for the businesses, activities or operations of the Acquired Business or (2) any Material Contract or Ground Lease or (B) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other Contract, instrument, permit, concession, franchise or license applicable to Sun or any Sun Subsidiary or their respective Assets or (iii) subject to the governmental filings and other matters referred to in Section 3.4(c), any Laws applicable to Sun or any Sun Subsidiary or their respective Assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually and in the aggregate, would not reasonably be expected to (x) result in, and has not resulted in, a Sun Material Impairment (provided that this clause (x) shall not apply to clause (ii)(B) above) or (y) prevent or materially impair the ability of Sun or any Sun Subsidiary to perform its respective obligations hereunder or under the Ancillary Agreements or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sun or any Sun Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Sun Parties or the consummation by Sun and the Sun Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) (x) the Proxy

Statement/Prospectus and (y) of such reports and filings under the Securities Act and Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the filing and acceptance for record of the REIT Articles of Merger by the Department and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 3.4(c) of the Sun Disclosure Letter; (B) as may be required under (t) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (u) the EC Merger Regulations or any other antitrust or competition Laws of other jurisdictions, (v) the rules and regulations of the NYSE, (w) any applicable Laws governing the sale or service of liquor, (x) Laws requiring transfer, recordation or gains tax filings, (y) Environmental Laws or (z) the “blue sky” Laws of various states, to the extent applicable; or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Sun or any Sun Subsidiary from performing its respective obligations under this Agreement or the Ancillary Agreements in any material respect or, individually or in the aggregate, result in, or reasonably be expected to result in, a Sun Material Impairment.

Section 3.5 SEC Documents; Financial Statements; Corporate Governance.

(a) Trust has filed all reports, schedules, forms, statements, certifications and other documents required to be filed with the SEC since December 31, 2002 (collectively, including all exhibits thereto, the “Trust SEC Documents”). Except as set forth in Section 3.5(a) of the Sun Disclosure Letter, all of the Trust SEC Documents, as of their respective filing dates and, as applicable, effective times, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such Trust SEC Documents as of the applicable filing date or effective time. None of the Trust SEC Documents, at the time of filing or, as applicable, of becoming effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.5(a) of the Sun Disclosure Letter, each of the consolidated financial statements (including the related notes) of Trust included in the Trust SEC Documents filed prior to the date hereof (the “Filed Trust SEC Documents”) (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, to the extent permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Trust as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in Section 3.5(a) of the Sun Disclosure Letter, Trust does not have any Subsidiary (i) that is not consolidated for accounting purposes or (ii) that is required to file any form, report or other document with the SEC. No Acquired Entity (other than Trust) is required to file any form, report or other document with the SEC. As used in this Section 3.5(a) and Section 4.6(a), the term “file”, and words of similar import, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, in each case in accordance with SEC rules.

(b) Each of the Unaudited Combined Interim Financial Statements and the Unaudited Stub Period Financial Statements (i) when delivered will be prepared in all material respects in accordance with (x) GAAP consistent with the accounting principles and practices applied in the preparation of the financial statements included in Sun’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed prior to the date of this Agreement (the “2004 10-K”), applied on a consistent basis for the periods involved (except for changes required by GAAP as expressly disclosed therein and except for the absence of footnotes to the extent permitted by Regulation S-X of the Exchange Act (accompanied by a duly executed certificate of Sun, delivered in accordance with Section 6.7(b), attached thereto), (y) Regulation S-X of the Exchange Act and (z) the principles set forth in Section 3.5(b)(1) of the Sun Disclosure Letter (the “Preparation Principles”), (ii) when delivered will fairly present in all material respects the combined financial position, results of operations and cash flows, as of the dates and for the periods presented therein, of the Acquired Business and (iii) except as set forth in Section 3.5(b)(2) of the Sun Disclosure Letter, when delivered will be prepared from, and in accordance with, the books and records relating thereto, which books and records have been or (when delivered) will have been, as applicable, regularly kept and maintained in all material respects in accordance with normal and customary practices and were the basis for Sun’s and Trust’s financial statements included in the applicable SEC Filings.

(c) Each of the audited financial statements of the Acquired Business for the years ended December 31, 2004, 2003 and 2002 (containing combined balance sheets of the Acquired Business as of December 31, 2004 and 2003 and combined statements of operations and cash flows of the Acquired Business for the years ended December 31, 2004, 2003 and 2002), together with all related notes and schedules thereto, accompanied by the audit report of Ernst & Young LLP (“E&Y”) without qualification or exception (the “Audited Combined Historical Financial Statements”) and, if applicable, the 2005 Audited Financial Statements, when delivered, (i) will comply in all material respects with (x) GAAP consistent with the accounting principles and practices applied in preparation of the financial statements included in the 2004 10-K, applied on a consistent basis for the periods involved, (y) Regulation S-X of the Exchange Act and (z) the Preparation Principles, (ii) will fairly present in all material respects the combined financial position, results of operations and cash flows, as of the dates and for the periods presented therein of the Acquired Business and (iii) will have been prepared from, and in accordance with, the books and records relating thereto, which books and records will have been regularly kept and maintained in all material respects in accordance with normal and customary practices and were the basis for Sun’s and Trust’s audited financial statements included in the applicable SEC Filings.

(d) As of the date of this Agreement, other than the Indebtedness set forth in Section 3.17(a)(1)(ix) of the Sun Disclosure Letter, the Acquired Entities and (to the extent constituting Assumed Liabilities) the Asset Sellers have no Indebtedness.

(e) Trust has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). Section 3.5(e) of the Sun Disclosure Letter sets forth, as of the date hereof, the name of each officer or director of any Acquired Entity that is currently indebted to an Acquired Entity, as well as the amount and material terms of any such Indebtedness. There has been no default on, or forgiveness or waiver of, in whole or in part, any Indebtedness required to be disclosed in Section 3.5(e) of the Sun Disclosure Letter.

(f) Each of Sun (as to the Acquired Business) and Trust has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its consolidated Subsidiaries is made known to the principal executive officer and the principal financial officer of it by others within those entities. Each of Sun’s and Trust’s principal executive officer and principal financial officer have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.

(g) Each of Sun (as to the Acquired Business) and Trust has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (within the meaning of such terms under the Sarbanes-Oxley Act). Each of Sun and Trust has disclosed, based on its most recent evaluation to its respective auditors and the audit committee of its Board of Directors or Trustees (as applicable) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Trust’s or Sun’s (as to the Acquired Business) or, after the REIT Merger Effective Time, Horizon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Each of Sun and Trust has delivered to Horizon any such disclosures (i) prior to the date of this Agreement or (ii) with respect to evaluations after the date of this Agreement, promptly following the disclosures to the applicable auditors and audit committee. For purposes of this Section 3.5(g) and Section 4.6(d), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Public Company Accounting Oversight Board Auditing Standard No. 2, as in effect on the date hereof.

(h) As of the date of this Agreement, since the Sun Financial Statement Date and other than as set forth in Section 3.5(h) of the Sun Disclosure Letter, with respect to the Acquired Business, Sun’s Global Compliance Group has not received for investigation, or investigated, any allegation or assertion of a violation or alleged violation of Sun’s Code of Conduct and Business Ethics.

(i) The draft combined statement of operations of the Acquired Hotels for the eight months ended August 31, 2005 set forth in Section 3.5(i)(1) of the Sun Disclosure Letter (i) fairly presents in all material respects the combined results of operations of the Acquired Hotels for the period presented therein and (ii) except as set forth in Section 3.5(i)(2) of the Sun Disclosure Letter, has been prepared from, and in accordance with, the books and records relating thereto, which books and records have been or (when delivered) will have been, as applicable, regularly kept and maintained in all material respects in accordance with normal and customary practices and were (or will be) the basis for Sun’s and Trust’s financial statements included in the applicable SEC Filings. The revenue and EBITDA of the Acquired Hotels for the eight months ended August 31, 2005, in each case as reflected in or derivable from, as the case may be, the Unaudited 2005 Interim Financial Statements (when delivered), shall not reflect any variance that is in any material respect adverse to the Acquired Business, from such revenue and EBITDA reflected in Section 3.5(i)(1) of the Sun Disclosure Letter.

(j) The draft combined balance sheet and combined statement of operations of the Acquired Hotels as of and for the year ended December 31, 2004 set forth in Section 3.5(j)(1) of the Sun Disclosure Letter (i) fairly present in all material respects the combined financial position and combined results of operations of the Acquired Hotels as of and for the period presented therein and (ii) except as set forth in Section 3.5(j)(2) of the Sun Disclosure Letter, have been prepared from, and in accordance with, the books and records relating thereto, which books and records have been or (when delivered) will have been, as applicable, regularly kept and maintained in all material respects in accordance with normal and customary practices and were (or will be) the basis for Sun’s and Trust’s financial statements included in the applicable SEC Filings. The financial statement line items of the Acquired Hotels as of and for the year ended December 31, 2004, in each case as reflected in or derivable from, as the case may be, the Audited Combined Historical Financial Statements (when delivered), shall not reflect any variance (other than with respect to the line items set forth on Schedule 7.2(a)) that is in any material respect adverse to the Acquired Business, from such financial statement line items reflected in Section 3.5(j)(1) of the Sun Disclosure Letter.

Section 3.6 Absence of Certain Changes or Events. Except as disclosed in Section 3.6(a) of the Sun Disclosure Letter, since December 31, 2004 (the “Sun Financial Statement Date”), the Acquired Entities and, with respect to the Acquired Business, the Sellers have conducted their business in the Ordinary Course. Except as disclosed in Section 3.6(b) of the Sun Disclosure Letter, since the Sun Financial Statement Date there has not been (a) any circumstance, event, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Sun Material Adverse Effect, (b) on or prior to the date of this Agreement, any split, combination or reclassification of Trust Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of beneficial interest of Trust or any issuance of any other Interest in, an Acquired Entity (other than issuances of Equity Awards or Paired Shares) or (c) on or prior to the date of this Agreement, any other action or omission by Sun or any Sun Subsidiary which, if occurring during the period from the date of this Agreement through the Closing, would constitute a breach of any of the following subsections of Section 5.1: (b), (f), (q), (s), (t), (u)(i) and, with respect to any of the foregoing, (x).

Section 3.7 Litigation. Except as disclosed in Section 3.7(a) of the Sun Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Sun, threatened against or affecting Sun or any Sun Subsidiary directly relating to or involving the Acquired Business, any Acquired Hotels or any Acquired Entity or any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Sun or any Sun Subsidiary that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to (i) result in, or has resulted in, a liability exceeding $500,000 (after taking into consideration any insurance or third party proceeds which have been or would reasonably be expected to be received in connection with such suit, action, investigation or proceeding) or (ii) prevent or materially impair the ability of Sun or any Sun Subsidiary to perform any of its respective obligations hereunder or under any Ancillary Agreement or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Sun or any Sun Subsidiary or any of the Acquired Hotels that has had or would reasonably be expected to have any effect set forth in clause (i) or (ii) above. Except as disclosed in Section 3.7(b) of the Sun Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Sun, threatened against or affecting Sun or any Sun Subsidiary directly relating to or involving the Acquired Business, any Acquired Hotels or any Acquired Entity or any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Sun or any Sun Subsidiary that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to have, or has had, a Sun Material Adverse Effect.

Section 3.8 Properties.

(a) Section 3.8(a) of the Sun Disclosure Letter sets forth (i) a complete and correct list of the Acquired Properties, (ii) whether each Acquired Property is owned in fee simple or held pursuant to a ground leasehold or other interest and (iii) the Sun Party or other Sun Subsidiary that owns fee simple title to or a ground leasehold or other interest in each Acquired Property. Except as set forth in Section 3.8(a) of the Sun Disclosure Letter, Sun or a Sun Subsidiary owns fee simple title to or holds a valid leasehold interest in the Acquired Properties as of the date of this Agreement, in each case free and clear of Encumbrances (except for Permitted Title Exceptions). Except as set forth in Section 3.8(a) of the Sun Disclosure Letter, an Asset Seller or an Acquired Entity will own fee simple title to or hold a valid leasehold interest in each of the Acquired Properties immediately prior to the Closing, in each case free and clear of Encumbrances (except for the Permitted Title Exceptions). For purposes of this Agreement, “Permitted Title Exceptions” means: (i) Encumbrances for current real estate taxes and assessments not yet due and payable; (ii) Encumbrances relating to Indebtedness included in the Assumed Liabilities; (iii) Encumbrances, rights or obligations created by or resulting from the acts or omission of any

Horizon Party or any of its Affiliates and their respective lenders, employees, officers, directors, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing; (iv) Encumbrances (A) created by any of the documents to be executed in connection with this Agreement or any of the Ancillary Agreements or (B) otherwise disclosed on Schedules or Exhibits to, or expressly permitted pursuant to, this Agreement or the Ancillary Agreements; (v) all matters disclosed in the Existing Title Policies, the Existing Surveys or any current title commitments or title reports (or, with respect to Acquired Properties located outside of the United States and Canada, certificates, abstracts or similar evidence of title) with respect to the Acquired Properties delivered or made available to, or which have otherwise been obtained directly by, Horizon OP prior to the date of this Agreement; (vi) all matters disclosed in any zoning reports, surveys, written instruments or written agreements (whether recorded or otherwise) delivered or made available to Horizon OP or which have otherwise been obtained directly by Horizon OP prior to the date of this Agreement; (vii) any Encumbrance for which either title insurance coverage, bonding or an indemnification reasonably satisfactory to Horizon OP has been obtained; (viii) any mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like liens (A) for amounts not yet due or (B) which are being contested in good faith and by appropriate proceedings or are otherwise covered by clause (vii) above; (ix) liens created by or resulting from any litigation or legal or administrative proceeding which is not otherwise a violation of Section 3.7; (x) any other restrictions or title matters imposed or promulgated by Law or any Governmental Entity with respect to real property (including zoning and building Laws and regulations); (xi) without limiting the effect of Sections 3.8(d), 6.18 and 8.2(b), any claim, action or proceeding for condemnation or eminent domain against any of the Acquired Properties; (xii) any Encumbrances which are not otherwise included in the definition of Permitted Title Exceptions pursuant to any of the clauses of this definition, to the extent such Encumbrances are incurred or created in the Ordinary Course and, individually and in the aggregate, do not result in, and would not reasonably be expected to result in, a Sun Material Impairment; and (xiii) any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Encumbrances, whether or not of record, or any encroachments or other survey defects which would be disclosed by a current accurate survey or physical inspection of the Acquired Property or otherwise, to the extent not otherwise included under clauses (i) through (xii), but which, individually and in the aggregate (but without including any other Encumbrances otherwise included as Permitted Title Exceptions pursuant to any other clauses of this definition), do not result in, and would not reasonably be expected to result in, a Sun Material Impairment. As used herein, “Existing Title Policy” means, with respect to each Acquired Property, the existing policy of title insurance (if any) insuring the applicable Sun Subsidiary’s fee simple title or leasehold estate, as the case may be, to such Acquired Property as set forth in Section 3.8(a) of the Sun Disclosure Letter and which have been delivered or made available to Horizon OP prior to the date of this Agreement (collectively, with respect to all Acquired Properties, the “Existing Title Policies”). As used herein, “Existing Survey” means, with respect to each Acquired Property, the existing survey (if any) covering such Acquired Property as set forth in Section 3.8(a) of the Sun Disclosure Schedule and which have been delivered or made available to Horizon OP prior to the date of this Agreement (collectively, with respect to all Acquired Properties, the “Existing Surveys”).

(b) To the Knowledge of Sun, neither Sun nor any Sun Subsidiary is in violation of any material Permitted Title Exceptions, except for such violations which have been cured or which, individually and in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment.

(c) To the Knowledge of Sun, no material claim has been made against any Existing Title Policy to the Acquired Properties.

(d) Except as set forth in Section 3.8(d) of the Sun Disclosure Letter, neither Sun nor any Sun Subsidiary has received any written notice to the effect that any condemnation event or involuntary rezoning proceedings are pending or threatened with respect to any of the Acquired Properties which, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Sun Material Impairment.

(e) Set forth in Section 3.8(e)(1) of the Sun Disclosure Letter is a complete and correct list of all ground leases relating to the Acquired Properties (the “Ground Leases”). Except as set forth in Section 3.8(e)(2) of the Sun Disclosure Letter, through the date hereof, Sun has no Knowledge of delivery or receipt of any written notice of termination under any Ground Lease that remains uncured. Except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment, neither Sun nor any Sun Subsidiary has received a written notice that it is in violation of or in default under (nor, to the Knowledge of Sun, does there exist any such violation or default or any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Ground Lease that remains uncured. Each Ground Lease is in full force and effect and is binding and enforceable against the Sellers or Acquired Entities, as applicable, and, to the Knowledge of Sun, each other party thereto, except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment. Sun has delivered or made available to Horizon OP correct and complete copies of all Ground Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, in effect as of the date hereof.

(f) Neither Sun nor any Sun Subsidiary owns any real property adjacent to or adjoining the Acquired Property associated with the Acquired Hotels identified as the “Sheraton Centre Toronto” and “Sheraton Hamilton Hotel” on Schedule 10.1(d) of the Merger Agreement.

Section 3.9 Environmental Matters.

(a) “Environmental Law” means any and all Laws, permits, restrictions and licenses, including any binding plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, the protection of human health, safety and natural resources, animal health or welfare or the environment, including Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss 9601 et seq. (“CERCLA”)). “Environmental Reports” means those environmental reports and assessments set forth in Section 3.9(a) of the Sun Disclosure Letter. “Hazardous Materials” means substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which have been determined, pursuant to Environmental Law, to be hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or, in their current form or condition, threaten to cause a nuisance pursuant to applicable Law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof) or (v) which, in their current form or condition, pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein, unless the Environmental Law applicable to the Acquired Property shall contain a definition or concept comparable to such term but more broadly defined, in which case the definition or concept in such Environmental Law shall apply and be included in the meaning of “Release” in respect to such Acquired Property. “Structural Mold” means the presence of active mold growth within interior building components (including drywall, insulation and ventilation systems) that cannot be effectively controlled through the application of routine periodic cleaning measures.

(b) Except as disclosed in the Environmental Reports, or as set forth in Section 3.9(b) of the Sun Disclosure Letter,

(i) neither Sun nor any Sun Subsidiary nor, to the Knowledge of Sun, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Acquired Properties and, to the Knowledge of Sun, no Hazardous Materials are present at, on or under any of the Acquired Properties, in each of the foregoing cases, in such quantities or under such conditions that the presence of such Hazardous Materials (including the presence of Structural Mold or asbestos in any buildings or improvements at the Acquired Properties), individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Sun Material Impairment;

(ii) there have been no Releases of Hazardous Materials at, on, under or from the Acquired Properties and, to the Knowledge of Sun, any Land underlying any Ground Lease, during the period of ownership, operation or tenancy, and, to the Knowledge of Sun, no Releases of Hazardous Materials have occurred or are presently occurring at, on, under or from the Acquired Properties, which, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Sun Material Impairment, and neither Sun nor any Sun Subsidiary nor, to the Knowledge of Sun, any other Person, has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any such Releases or threatened Releases of Hazardous Materials, nor, to the Knowledge of Sun, is there any information which might form the basis of any such notice or any claim;

(iii) the Acquired Entities and, with respect to the Acquired Business, the Sellers have not failed to comply with any Environmental Law, and no Acquired Entity or, with respect to the Acquired Business, Seller has received notice of any liability under the Environmental Laws, except to the extent that any such failure to comply or any such Liability, individually and in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment;

(iv) neither Sun nor any Sun Subsidiary nor, to the Knowledge of Sun, any other Person, has transported or arranged for the transport of Hazardous Materials from the Acquired Properties which, to the Knowledge of Sun, is or would reasonably be expected to become the subject of any environmental action;

(v) the Acquired Entities and, with respect to the Acquired Business, the Sellers have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the “Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits, individually and in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment; and

(vi) there is no suit, action, investigation or proceeding pending or, to the Knowledge of Sun, threatened against or affecting Sun or any Sun Subsidiary directly relating to or involving the Acquired Business, any Acquired Hotels or any Acquired Entity or any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Sun or any Sun Subsidiary relating to any Environmental Law that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to (A) result in, or has resulted in, a liability exceeding $500,000 (after taking into consideration any insurance or third party proceeds which have been or may be received in connection with such suit, action, investigation or proceeding) or (B) otherwise have, or has had, a Sun Material Adverse Effect.

(c) To the Knowledge of Sun, correct and, in all material respects, complete copies of all material information, documents and reports, including environmental investigations and testing or analysis, that are in the possession or custody of Sun or any Sun Subsidiary which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Acquired Properties (i) have been delivered or made available to Horizon OP and (ii) are set forth in Section 3.9(a) of the Sun Disclosure Letter.

(d) The representations and warranties contained in this Section 3.9 constitute the sole and exclusive representations and warranties of Sun and Trust with respect to any Environmental Laws, Hazardous Materials, Environmental Permits or litigation relating thereto. Further, the parties hereto agree that for any matter or condition to be considered “disclosed” in an Environmental Report for purposes of Section 3.9(b), the description of such matter or condition in such Environmental Report must contain reasonable detail and/or explanation such that the relevance and potential implications of such matter or condition in relation to Section 3.9(b) would be reasonably ascertainable to a sophisticated reviewer of environmental assessment reports.

Section 3.10 Affiliate Transactions; Intercompany Liabilities.

Except as set forth in Section 3.10 of the Sun Disclosure Letter, there are no understandings, arrangements or Contracts, including those providing for sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities (including any Indebtedness), of the type described in Item 404 of Regulation S-K of the Exchange Act between any of the Acquired Entities or (to the extent such Contracts constitute Acquired Assets or Assumed Liabilities) the Asset Sellers, on the one hand, and Sun or any Retained Subsidiary (other than any Asset Seller to the extent such Contracts constitute Acquired Assets or Assumed Liabilities) or any of their respective current directors, officers or other Affiliates or any other individuals who were named executive officers (as such term is used in Regulation S-K of the Exchange Act) of Sun at any time since December 31, 2003 or any relative of any of the foregoing (other than the Acquired Entities), on the other hand. Complete and correct copies of all such understandings, arrangements and Contracts marked with an ‘*’ on Section 3.10 of the Sun Disclosure Letter have previously been delivered or made available to Horizon OP. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

Section 3.11 Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, executive compensation, change of control benefit, savings, group insurance, profit sharing, deferred compensation, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, fringe benefit or other employee benefit plan, trust, Contract, agreement, policy or commitment (including any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), and any welfare plan as defined in Section 3(1) of ERISA, whether or not covered by ERISA), whether any of the foregoing is funded, insured or self-funded, written or oral. Section 3.11 of the Sun Disclosure Letter sets forth a correct and complete list of all Employee Plans sponsored, maintained, contributed to or required to be contributed to by Sun or any Sun Subsidiary for the benefit of employees of, or for employees performing services primarily for, the Acquired Business (each, a “Sun Employee Plan”), as well as each multiemployer plan (as such term or any similar term is defined in Section 3(37) of ERISA or under applicable Law) that is a Sun Employee Plan (a “Multiemployer Plan”). Each Sun Employee Plan has been established, registered, operated, invested, funded and administered in compliance with its terms, all applicable employment agreements and applicable Law, except for such instances of non-compliance which, individually and in the aggregate, would not reasonably be expected to result in a Sun Material Impairment; provided, however, that, in the case of any Multiemployer Plan, this representation is limited to matters within the Knowledge of Sun. No Acquired Entity maintains or sponsors an Employee Plan. No Acquired Entity has been assessed any current Liability under Title IV of ERISA, and the transactions contemplated by this Agreement shall not trigger any Liability under Title IV of ERISA with respect to any Employee Plan, other than a Multiemployer Plan. Sun and each Sun Subsidiary has made all contributions required under applicable collective bargaining agreements and, in jurisdictions outside of the United States, paid all interest and penalties claimed to each Multiemployer Plan, except for any contribution which is not yet due and payable. To the Knowledge of Sun, the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions will not trigger or cause a withdrawal, whether complete or partial, from any Multiemployer Plan under Section 4201, 4203 or 4205 of ERISA or under the terms of any Multiemployer Plan.

Section 3.12 Employment and Labor Matters.

(a) No Acquired Entity formed in the United States (or any subdivisioin thereof) or Canada (or any subdivision thereof) directly employs any employees and all services performed for the Acquired Entities and, with respect to the Acquired Business, the Asset Sellers, are performed by Sun or a Sun Subsidiary other than an Acquired Entity (each, a “Sun Employer”) or independent contractors.

(b) Except as set forth in Section 3.12(b) of the Sun Disclosure Letter, (i) there are no suits, charges, grievances or attorney demand letters, pending or threatened, involving Sun or any Sun Subsidiary and any employee of the Acquired Business, that, individually or in the aggregate, if determined or resolved adversely to Sun or such Sun Subsidiary, has resulted in, or would reasonably be expected to result in, a Sun Material Impairment, (ii) neither Sun nor any Sun Subsidiary is a party to any collective bargaining agreement, labor union contract or legally binding commitment to any labor union applicable to any employees of the Acquired Business, and, to the Knowledge of Sun, there are no activities or proceedings involving any labor union to organize or represent any such employees, that, individually or in the aggregate, if successful, would result in, or would reasonably be expected to result in, a Sun Material Impairment, (iii) there are no unfair labor practice charges or other applications or proceedings before a labor relations board or any similar authority currently pending or, to the Knowledge of Sun, threatened, involving Sun or any Sun Subsidiary and any employee of the Acquired Business, that, individually or in the aggregate, if determined or resolved adversely to Sun or any Sun Subsidiary, would result in, or would reasonably be expected to result in, a Sun Material Impairment, (iv) neither Sun nor any Sun Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employment practices with respect to any employees of the Acquired Business, except to the extent any such consent decree, citation or order, individually and in the aggregate, has not resulted in and would not reasonably by expected to result in a Sun Material Impairment and (v) each of Sun and the Sun Subsidiaries is in compliance in all material respects with all applicable Laws, Contracts and employment policies relating to employment practices, wages, hours and other terms and conditions of employment, employment standards, human rights, occupational safety, workers’ compensation, language of work and plant closing Laws with respect to employees of the Acquired Business, except in each case to the extent that any noncompliance therewith, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment.

Section 3.13 Intellectual Property. Except as set forth in Section 3.13 of the Sun Disclosure Letter or as, individually and in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect, (i) Sun and the Sun Subsidiaries own or have a valid right to use all Sun Intellectual Property that is used in the operation of the Acquired Business in the manner in which it is currently used, (ii) no Acquired Entity or, with respect to the Acquired Business, Seller has misappropriated or is infringing upon the Intellectual Property of others, (iii) Sun and the Sun Subsidiaries have taken reasonable actions to protect and maintain the Sun Intellectual Property that is used in the Acquired Business and (iv) there are no claims, suits or other actions pending or, to the Knowledge of Sun, threatened that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Sun Intellectual Property owned by Sun or any of its Affiliates, or the right to use or license any Sun Intellectual Property that Sun or any of its Affiliates use or holds for use but does not own, that is used in the Acquired Business, nor, to the Knowledge of Sun, is there any valid basis therefor.

Section 3.14 Taxes.

(a) Each of the Sun Parties, the Acquired Entities and each member of any affiliated, consolidated, combined or unitary group of which any Sun Party or any Sun Subsidiary is (or, during any taxable year either beginning on or after January 1, 1998 or for which the statute of limitations has not expired, was) a member (each such entity, a “Sun Taxpayer”) (A) has filed (or has had filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects, (B) has paid (or Sun or Trust has paid on its behalf) all material Taxes of it (whether or not shown on any Tax Return) that are due and payable and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or any similar provision of Law) and has, within the time period prescribed by Law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws. The most recent audited financial statements of Sun and Trust contained in the Filed Trust SEC Documents, the Unaudited Combined Interim Financial Statements and the Unaudited Stub Period Financial Statements reflect or (when delivered) will reflect, as applicable, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes of the Sun Taxpayers for all taxable periods and portions thereof through the date of such financial statements. From the Sun Financial Statement Date through the date of this Agreement, no Sun Taxpayer has incurred any material liability for Taxes other than in the Ordinary Course. From the date of this Agreement through Closing, no Acquired Entity will have incurred any material liability for Taxes other than (i) in the Ordinary Course or (ii) pursuant to the Baseline Restructuring Steps (as modified in accordance with Exhibit A). Since January 1, 1995 or, if later, the acquisition by Trust of a direct or indirect interest therein, none of Trust, W&S Denver Corp., W&S Lauderdale Corp. or W&S Seattle Corp. (each such entity, a “REIT Entity”) has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. No Acquired Entity is the subject of any audit, examination, or other proceeding in respect of material Taxes, and to the Knowledge of Sun, no audit, examination or other proceeding in respect of material Taxes involving any Acquired Entity is being considered by any Tax authority. No deficiencies for any material Taxes have been proposed, asserted or assessed against any Acquired Entity, Sun (to the extent that any Acquired Entity could be held liable for such Taxes) or any Sun Affiliate (to the extent that any Acquired Entity could be held liable for such Taxes) that will not have prior to the Closing Date been fully paid (including any applicable interest charges, penalties or other additions to Taxes), and no requests for waivers of the time to assess any such Taxes are pending. No Acquired Entity has received written notice from any Governmental Entity in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction. As of the completion of the Closing, (i) no Acquired Entity (other than Trust) that is domestic and is treated as a corporation for United States federal income tax purposes will have any C Corporation Earnings and Profits and (ii) the aggregate amount of C Corporation Earnings and Profits of the Acquired Entities that are foreign and are treated as corporations for United States federal income tax purposes will not exceed $50,000,000 (taking into account only the earnings and profits of such entities that have positive earnings and profits). As used in this Agreement: (i) “Taxes” means (A) all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, real or personal property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments and (B) any liability for amounts described in clause (A) of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a result of transferee liability, by Law, by Contract or otherwise and (ii) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. Notwithstanding anything in this Section 3.14 to the contrary, any references to “Taxes” for purposes of this Section 3.14(a) shall exclude any Taxes (within the meaning of clause (A) of the definition of “Taxes”) of Sun or any Retained Subsidiary, other than Taxes for which any Acquired Entity or Horizon Party could be held liable post-Closing or the non-payment of which could result in the Acquired Assets being subject to a material Encumbrance.

(b) Since January 1, 1995 or, if later, the acquisition by Trust of a direct or indirect interest therein, Trust and each other REIT Entity (i) has elected to be subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code (and any similar provision of state Tax Law) and has satisfied all requirements to qualify as a REIT for all taxable years since and including 1995 or, if later, the acquisition by Trust of a direct or indirect interest therein, (ii) has operated since and including January 1, 2005 to the date of this representation, and intends to continue to operate through and including the Closing Date, in such a manner as to qualify as a REIT and (iii) has received no written notice that a challenge to its status as a REIT is pending or threatened. Each Acquired Entity that is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal and state income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation. In addition, each Subsidiary of Trust or any other REIT Entity that is a partnership, joint venture or limited liability company has not, since the latest of January 1, 1995, its formation or the acquisition by Trust or such other REIT Entity, as applicable, of a direct or indirect interest therein, owned any Assets (including securities) that would cause Trust or such other REIT Entity to violate Section 856(c)(4) of the Code. SLT is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all taxable years beginning on or after January 1, 1995 (in the case of Trust) or January 1, 1998 (in the case of other REIT Entities) and ending on or before December 31, 2000, each Subsidiary of Trust or any other REIT Entity which is a corporation (for federal income tax purposes) has been on the last day of each calendar quarter during which Trust or such other REIT Entity has owned an interest in such corporation representing more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code or a REIT. For all taxable years beginning on or after January 1, 2001, each Subsidiary of Trust or any other REIT Entity which is a corporation (for federal income tax purposes) has been, on the last day of each calendar quarter during which Trust or such other REIT Entity has owned an interest in such corporation representing more than 10% of the value of the outstanding securities of such corporation or more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary of Trust or such REIT Entity under Section 856(l) of the Code, a REIT, or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Each Subsidiary of Trust that is a “qualified REIT subsidiary” under Section 856(i) of the Code is set forth in Section 3.14(b) of the Sun Disclosure Letter. No Acquired Entity that is either a REIT Entity or a Subsidiary of a REIT Entity will hold, as of the Closing, any Asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19, Temporary Treas. Reg. §1.337(c)-5T, Treas. Reg. §1.337(d)-5, Treas. Reg. §1.337(d)-6 or not making an election under Treas. Reg. §1.337(d)-7 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(c) To the Knowledge of Sun, as of the date hereof, each of the REIT Entities is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

(d) There are no Encumbrances for material Taxes (other than for current Taxes not yet due and payable) on any Acquired Assets.

(e) Section 3.14(e) of the Sun Disclosure Letter contains a list of each tax-indemnity, tax-sharing or tax-allocation agreement that any Acquired Entity is a party to or bound by (or, except for the Tax Sharing and Indemnification Agreement, will become a party to or bound by). Section 3.14(e) of the Sun Disclosure Letter contains a list of all Contribution Agreements that any Acquired Entity has entered into, is a party to, or is subject to. As used herein, a “Contribution Agreement” means an agreement, oral or written, (A) that has one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property or contribution to any Acquired Entity that is treated as a partnership for federal income tax purposes and that (i) prohibits or restricts in any manner the disposition of any Assets of any Acquired Entity, (ii) requires that any Acquired Entity maintain, put in place, or replace, indebtedness, whether or not secured by one or more Acquired Properties or (iii) requires that any Acquired Entity offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income Tax purposes for indebtedness or other liabilities of any Acquired Entity, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Assets of an Acquired Entity or (C) that requires a particular method for allocating one or more liabilities of any Acquired Entity under Section 752 of the Code. As of the date hereof, no person has raised, or to the Knowledge of Sun threatened to raise, a material claim against an Acquired Entity for any breach of any Contribution Agreement. The transactions contemplated by this Agreement and the Horizon Transactions will not result in a breach of any Contribution Agreement other than as set forth in Section 3.14(e) of the Sun Disclosure Letter. The copies of the Contribution Agreements provided to Horizon are complete and correct, and no such Contribution Agreement has been amended or modified. Other than the Contribution Agreements identified in Section 3.14(e) of the Sun Disclosure Letter, there are no written or oral Contracts or similar arrangements in effect which impose material obligations or restrictions on any Acquired Entity or their affiliates with respect to the sale of properties or the maintenance of indebtedness or a particular method for allocating one or more liabilities of any Acquired Entity under Section 752 of the Code or otherwise. For purposes of this Section 3.14(e), Contribution Agreements shall exclude any agreements that otherwise meet the definition of such term, but that will expire pursuant to their respective terms immediately upon the consummation of the transactions contemplated by this Agreement other than any Contribution Agreement that will expire as a result of a breach of such Contribution Agreement.

(f) None of the Acquired Assets is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the Acquired Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Acquired Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(g) None of the Acquired Entities nor any predecessors of such entities by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as it relates to Section 355 of the Code.

(h) Sun acquired SHC in a transaction constituting a reverse acquisition within the meaning of Treasury Regulation Section 1.1502-75(d)(3), with the consolidated group of SHC being considered to have continued for federal income tax purposes and with Sun and the members of its consolidated group at the time of such acquisition being considered to have become members of the consolidated group of SHC.

(i) To the Knowledge of Sun, no gaming, wagering or other similar activities are conducted at or in connection with any Acquired Hotel by any Person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such Acquired Hotel.

Section 3.15 No Brokers. Except for Bear, Stearns & Co. Inc. (“Bear, Stearns”) and Deutsche Bank AG, in each case whose fees are solely payable by Sun or any Retained Subsidiary, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Horizon Transactions based upon arrangements made by or on behalf of Sun or any Sun Subsidiary.

Section 3.16 Compliance with Laws; Permits. Except as set forth in Section 3.16 of the Sun Disclosure Letter, since January 1, 2001, neither Sun nor any Sun Subsidiary has violated or failed to comply with any Law (including Privacy Laws) applicable to the Acquired Business, Acquired Hotels or Acquired Entities, except in each case to the extent that such violation or failure, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment. Each of Sun, each Seller (with respect to the Acquired Business), each Acquired Entity and each Sun Subsidiary that is a management company of an Acquired Property owns and/or possesses all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) which are required for the businesses, activities and operations of the Acquired Business, except where the absence of such Permits, individually and in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment. Each of Sun, each Seller (with respect to the Acquired Business), each Acquired Entity and each Sun Subsidiary that is a management company of an Acquired Property has been in compliance in all respects with the terms of its Permits, except for such instances of non-compliance which have been cured or which, individually and in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment. All such Permits are in full force and effect and neither Sun nor any Sun Subsidiary has received notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of Sun, threatened nor, to the Knowledge of Sun, do any grounds exist for any such action, except for such suspensions, modifications or revocations that, individually and in the aggregate, have not resulted in and would not reasonably be expected to result in a Sun Material Impairment.

Section 3.17 Contracts.

(a) Except as set forth in Section 3.17(a)(1) of the Sun Disclosure Letter, neither any Seller, nor any Acquired Entity (in each case, with respect to the Acquired Business) nor (in the case of clause (xii) below) Sun or any Retained Subsidiary is a party to, and neither any of such Persons nor their respective Assets are bound by, any Material Contracts as of the date hereof. Notwithstanding the foregoing, neither Sun nor Trust shall bear any Liability to any Horizon Party under Section 2(a)(i) of the Indemnification Agreement for the failure to list a Material Contract in Section 3.17(a)(1) of the Sun Disclosure Letter or (notwithstanding anything to the contrary in Section 3.17(b)) failure to provide or make available to Horizon OP a correct and, in all material respects, complete copy of such undisclosed Material Contract to the extent: (w) Sun did not have Knowledge of the existence of such Material Contract as of the date of this Agreement, (x) such Material Contract relates exclusively to the Acquired Hotels identified in Section 3.17(a)(2) of the Sun Disclosure Letter as “Secondary Hotels” (the “Secondary Hotels”), (y) the impact of such Material Contract on the combined financial position, results of operations and cash flows of the Acquired Business was fairly presented in all material respects in the Audited Combined Historical Financial Statements and in any projections with respect to the Acquired Business delivered or made available to Horizon OP prior to the date of this Agreement and (z) such Material Contract contains no terms that, in the event of a contingency that is reasonably likely to occur, would reasonably be expected to result, individually or in the aggregate, in a material increase in the Liabilities, or a material decrease in the benefits, under such Material Contract; or (2) in the case of Material Contracts which are the subject in clauses (i), (ii), (vii) and (viii) below, any Contract which is terminable by the applicable Acquired Entity or Directly Acquired Assets Owner without any penalty, premium, termination payment or other Liabilities upon not more than ninety (90) days notice. For purposes of this Agreement, “Material Contracts” means the following Contracts:

(i) Hotel management agreements, franchise agreements, golf course management agreements, parking facility management agreements and health or spa facility management agreements, in each case relating to any Acquired Hotel by any Person other than an Acquired Entity;

(ii) Contracts pursuant to which an Acquired Entity or, with respect to the Acquired Business, a Seller manages or provides services with respect to any real properties other than the Acquired Hotels involving annual payments of $150,000 or more;

(iii) license or other Contracts relating primarily to the Acquired Hotels with respect to the names or marks under which the Acquired Hotels are operated;

(iv) Contracts for any construction work (including any additions or expansions) to be performed at any Acquired Hotel which are currently in effect and under which any Acquired Entity or, with respect to the Acquired Business, any Seller currently has an obligation in excess of, with respect to the Acquired Hotels identified in Section 3.17(a)(3) of the Sun Disclosure Letter as “Primary Hotels” (the “Primary Hotels”), $250,000, and with respect to the Secondary Hotels, $100,000, in each case in the aggregate;

(v) Contracts providing for (A) the sale of, option to sell or right of first refusal or offer with respect to any rights of Sun or any Sun Subsidiary in any Acquired Property or, other than sales of inventory, consumables or FF&E in the Ordinary Course of the Acquired Business, other material Asset of the Acquired Business or (B) the purchase of (other than with respect to fixtures and capital improvements), or option to purchase or right of first refusal or offer for, any real estate by an Acquired Entity or, with respect to the Acquired Business, a Seller involving (in the case of clause (B)) payments of $250,000 or more;

(vi) Contracts pursuant to which any Acquired Entity or, with respect to the Acquired Business, any Seller has any material continuing contractual obligation (A) for indemnification or otherwise under any agreements relating to the sale of real estate, or any other business or material Assets, previously owned, whether directly or indirectly, by an Acquired Entity or, with respect to the

Acquired Business, a Seller if such Contracts, to the Knowledge of Sun, are likely to involve liability of $10,000,000 or more or (B) to pay additional purchase price for any of the Acquired Properties;

(vii) Material Sun Space Leases or leases for personal property relating to any Acquired Property providing for annual rental payments of $100,000 or more;

(viii) service or maintenance Contracts providing for annual payments by an Acquired Entity or, with respect to the Acquired Business, a Seller of, with respect to the Primary Hotels, $250,000 or more, and with respect to the Secondary Hotels, $100,000, in each case in the aggregate;

(ix) material loan or credit agreements, notes, bonds, mortgages, indentures or any other Contracts (including capitalized leases involving annual payments in excess of $50,000) pursuant to which any Indebtedness of any Acquired Entity or, with respect to the Acquired Business, any Seller is outstanding or may be incurred;

(x) to the extent not disclosed pursuant to Section 3.17(a)(ix), Contracts relating to interest rate caps, interest rate collars, interest rate swaps, currency hedging transactions and other similar arrangements to which any Acquired Entity or, with respect to the Acquired Business, any Seller is a party or an obligor with respect thereto;

(xi) partnership, limited liability company, joint venture or other similar Contracts or arrangements with respect to the ownership or governance of, or otherwise with respect to the Interests representing ownership of, an Acquired Entity;

(xii) collective bargaining agreements or other material Contracts with any labor union or other labor organization relating to wages, hours and other conditions of employment in effect as of the date hereof, in each case with respect to the Acquired Business (including any Contracts set forth or required to be set forth in Section 3.12(b) of the Sun Disclosure Letter);

(xiii) Contracts (other than this Agreement and the Ancillary Agreements) that materially restrict the operations of the Acquired Business as currently conducted or, at or after the Closing, would otherwise limit the freedom of Horizon or any Horizon Subsidiary (including any Acquired Entity) to own or lease any hotel or related facility in any geographic area;

(xiv) Contracts set forth or required to be set forth in Section 3.10 or Section 3.14(e) of the Sun Disclosure Letter;

(xv) Contracts to which any Acquired Entity or, with respect to the Acquired Business, any Seller is a party to or bound by and which are required to be filed as exhibits to the Filed Trust SEC Documents (other than Contracts required to be disclosed solely pursuant to Item 601(b)(10)(ii)(A) or 601(b)(10)(iii) of Regulation S-K of the Exchange Act) other than Contracts specified in clause (ix) above;

(xvi) all National/Regional Operating Agreements involving annual payments of $2,000,000 relating to the Acquired Business; and

(xvii) all Contracts providing for the sharing of mixed-use facilities, including for the sharing of Taxes or maintenance or other costs and expenses related to such facilities, which facilities are used in the operation of any Acquired Hotel other than such Contracts required to be set forth in Section 3.10 of the Sun Disclosure Letter.

(b) Except as set forth in Section 3.17(b) of the Sun Disclosure Letter and except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment, neither Sun nor any Sun Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Sun does there exist any such violation or default or any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract.

Each Material Contract is in full force and effect, except to the extent it has expired in the Ordinary Course in accordance with its terms after the date of this Agreement, and is binding and enforceable against the Sellers or Acquired Entities, as applicable, and, to the Knowledge of Sun, each other party thereto, except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment. Correct and, in all material respects, complete copies of each Material Contract have been delivered or made available to Horizon OP (except to the extent a complete and correct copy of such Material Contract has been filed as an exhibit to a Filed Trust SEC Document).

(c) Sun has delivered or made available to Horizon OP a correct and complete copy of the Sun Rights Agreement.

Section 3.18 Guarantees; Letters of Credit.

(a) Set forth in Section 3.18(a) of the Sun Disclosure Letter is a correct and complete list of all Liabilities (other than Assumed Liabilities) of Sun or any Retained Subsidiary under any guaranty, letter of credit, comfort letter, surety bond and/or other credit support provided by any of Sun or any Retained Subsidiary in support of an obligation in excess of $100,000 or, with respect to such items of credit support that do not involve any financial obligation, a value of $250,000 of any of the Acquired Entities or, with respect to the Acquired Business, any of the Asset Sellers (the “Acquired Business Credit Support”).

(b) Set forth in Section 3.18(b) of the Sun Disclosure Letter is a correct and complete list of all Assumed Liabilities and Liabilities of Acquired Entities under any guaranty, letter of credit, comfort letter, surety bond and/or other credit support provided by any Acquired Entity or, with respect to the Acquired Business, any Asset Seller in support of an obligation in excess of $100,000 or, with respect to such items of credit support that do not involve any financial obligation, a value of $250,000 of Sun or (other than, with respect to the Acquired Business, any of the Asset Sellers) any Retained Subsidiary (the “Sun Credit Support”).

(c) Except as set forth in any subsection of Section 3.18(c) of the Sun Disclosure Letter, the Assumed Liabilities do not include any Liability under any (i) guarantees in support of an obligation in excess of $100,000 or, with respect to such items of support that do not involve any financial obligation, a value of $250,000 of third Persons (other than Sun or any Retained Subsidiary) or (ii) letters of credit or surety bonds of third Persons.

Section 3.19 Assets.

(a) Immediately after the Closing, Horizon OP, the Horizon Subsidiaries and the Acquired Entities, collectively, (i) will have good title to or, in the case of leased, subleased, licensed or sublicensed Assets, possess valid and subsisting leased, subleased, licensed, or sublicensed interest in, or otherwise have the legal right to use, all of the Acquired Hotels, free and clear of all Encumbrances other than Permitted Title Exceptions; provided that, the foregoing shall not apply to real estate and Intellectual Property, which are covered in Sections 3.8 and 3.13, respectively and (ii) subject to Section 6.8, will have no legal or beneficial right, title or interest in or to any Excluded Asset.

(b) Other than as set forth in Section 3.19(b) of the Sun Disclosure Letter, the Acquired Assets, together with all Assets and services to the extent the benefit of which will be provided to Horizon OP or the Horizon Subsidiaries pursuant to this Agreement, the Ancillary Agreements and the Local Purchase Agreements, constitute in all material respects all right, title and interest of Sun and the Sun Subsidiaries in and to personal and real property Assets owned, used or held for use by Sun and the Sun Subsidiaries immediately prior to the Closing that are required for Horizon OP and the Horizon Subsidiaries to operate the Acquired Business in the manner in which it is conducted immediately prior to Closing.

Section 3.20 Insurance. Section 3.20(1) of the Sun Disclosure Letter contains a correct and complete list as of the date of this Agreement of all material insurance policies (except title insurance) and fidelity bonds owned or held by Sun or any Sun Subsidiary relating to the Acquired Business or the Acquired Hotels and stating whether such policy is a claims-made or an occurrence-based policy. There is no claim in excess of $100,000 by any Acquired Entity or, with respect to the Acquired Business, Sun or any Retained Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid. Sun and the Sun Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2005 and/or have been renewed at expiration and remain in full force and effect as of the date hereof. Such policies and bonds, in the aggregate, cover all of the Acquired Hotels and are of the type and in the amounts customarily carried by Persons conducting businesses similar to those of the Acquired Business. Except as set forth in Section 3.20(2) of the Sun Disclosure Letter, such policies and bonds are sufficient for compliance in all material respects with all requirements under any Contracts or Laws to which any Acquired Entity or, with respect to the Acquired Business, any Seller is a party or otherwise bound, or to which any of the Acquired Hotels is subject. To the Knowledge of Sun, there is no threatened termination any such policies or bonds. Except as set forth in Section 3.20(3) of the Sun Disclosure Letter, the Acquired Entities and the Directly Acquired Assets Owner, as applicable, shall, if Horizon OP so elects, continue (after the Closing through the term of such policies) to have coverage under such policies and bonds that are occurrence-based policies with respect to events occurring prior to the Closing.

Section 3.21 [Intentionally Omitted.]

Section 3.22 Opinion of Financial Advisor. Sun and Trust have received the opinion of Bear, Stearns, their financial advisor, which has not been withdrawn or otherwise modified, to the effect that as of the date of this Agreement, based upon and subject to the matters set forth in such opinion, the consideration to be received pursuant to this Agreement is fair, from a financial point of view, to Sun and Trust.

Section 3.23 State Takeover Statutes. Each of Sun and Trust has taken all action necessary to exempt the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or Law (a “Takeover Statute”).

Section 3.24 No Vote Required. Except for (i) approvals set forth in Section 3.24 of the Sun Disclosure Letter (the “SLT Unitholder Approvals”) and (ii) the approval of Sun (as majority holder of RP Units), Trust (as the sole general partner of SLT) and Starwood Hotels & Resorts Holdings, Inc., an Arizona corporation (as sole holder of Class A Shares), which shall be given promptly after the execution of this Agreement, no vote or approval of any of the holders of capital stock, beneficial interests or other Interests of Sun or any Sun Subsidiary with respect to the adoption or approval of this Agreement or any Ancillary Agreement, or any transaction contemplated hereby or thereby, shall be necessary or required.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE HORIZON PARTIES

Except as set forth in the letter, dated as of the date hereof, delivered by the Horizon Parties to the Sun Parties prior to the execution of this Agreement (the “Horizon Disclosure Letter”), the Horizon Parties hereby jointly and severally represent and warrant to the Sun Parties as follows:

Section 4.1 Organization, Standing and Power.

(a) Horizon is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Horizon has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The articles of incorporation of Horizon (the

“Horizon Charter”) are in effect, and, to the Knowledge of Horizon, no dissolution, revocation or forfeiture proceeding regarding Horizon has been commenced. Horizon is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually and in the aggregate, has not had and would not reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Horizon from performing its obligations under this Agreement or the Ancillary Agreements in any material respect.

(b) Horizon has made available to Sun complete and correct copies of the Horizon Charter and the bylaws of Horizon (the “Horizon Bylaws”), in each case as amended, restated or supplemented to the date of this Agreement. Horizon is not in violation in any material respect of any provision of the Horizon Charter or the Horizon Bylaws.

Section 4.2 Horizon Subsidiaries.

(a) As of the date of this Agreement, Section 4.2(a) of the Horizon Disclosure Letter sets forth (i) each Horizon Subsidiary, (ii) the Interest therein of Horizon and (iii) if not directly or indirectly wholly owned by Horizon or Horizon OP, the identity and Interest of each of the other owners of such Horizon Subsidiary (other than Horizon OP).

(b) Except as set forth in Section 4.2(b) of the Horizon Disclosure Letter, all of the outstanding Interests in each Horizon Subsidiary that is owned by Horizon or a Horizon Subsidiary have been duly authorized and validly issued and (A) in the case of stock Interests, are fully paid and (in applicable jurisdictions) nonassessable and free of preemptive or similar rights; (B) in the case of partnership, limited liability company or other Interests, are not subject to any Indebtedness, capital calls or other obligations (contingent or otherwise) to contribute monies in respect thereof; and (C) in all cases, are owned free and clear of all Encumbrances. Each Horizon Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite corporate or other power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Horizon Subsidiary is duly qualified or licensed to do business as a foreign corporation or other limited liability entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually and in the aggregate, has not had and would not reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent any Horizon Subsidiary from performing its obligations under this Agreement or the Ancillary Agreements in any material respect. Complete and correct copies of the Organizational Documents of Horizon OP and REIT Merger Sub, in each case as amended, restated or supplemented to the date of this Agreement, have been previously made available to Sun. The Organizational Documents of each Horizon Subsidiary that is a Horizon Party are in effect and, to the Knowledge of Horizon, no dissolution, revocation or forfeiture proceeding regarding any Horizon Party has been commenced. No amendment has been made or modification or waiver granted to the Second Amended and Restated Agreement of Limited Partnership of Horizon OP, dated as of December 30, 1998 (the “Horizon OP Agreement”), since the amendment dated August 31, 2005, for the period ending June 30, 2005 (except to admit substituted limited partners following transfers of Class A Units of Horizon OP (the “Horizon OP Units”)).

Section 4.3 Capital Structure.

(a) The authorized shares of capital stock of Horizon consist of 750,000,000 shares of Horizon Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date of this Agreement, 650,000 are classified as Series A Junior Participating Preferred Stock (the “Horizon Series A

Preferred Stock”), 5,980,000 are classified as 10% Class C Cumulative Redeemable Preferred Stock (the “Horizon Class C Preferred Stock”) and 8,000,000 are classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock (the “Horizon Class E Preferred Stock” and, together with the Horizon Series A Preferred Stock and the Horizon Class C Preferred Stock, the “Horizon Preferred Stock”). As of November 9, 2005 (i) 353,816,070 shares of Horizon Common Stock were issued and outstanding; (ii) no shares of Horizon Series A Preferred Stock were issued and outstanding; (iii) 5,980,000 shares of Horizon Class C Preferred Stock were issued and outstanding; (iv) 4,034,300 shares of Horizon Class E Preferred Stock were issued and outstanding; (v) 19,962,465 shares of Horizon Common Stock are reserved for issuance upon the redemption of Horizon OP Units; (vi) 27,701,200 shares of Horizon Common Stock are reserved for issuance upon the exchange of the 3.25% Exchangeable Senior Debentures of Horizon OP (the “Horizon Exchangeable Debentures”); (vii) 30,907,699 shares of Horizon Common Stock are reserved for issuance upon the conversion of the 6.75% convertible preferred securities of Horizon Financial Trust, a Subsidiary of Horizon, and the related conversion of the 6.75% convertible subordinated debentures of Horizon (the “Horizon Convertible Preferred Securities”); (viii) 12,134,958 shares of Horizon Common Stock are reserved for issuance under the Horizon and Horizon, L.P. Comprehensive Stock and Cash Incentive Plan (the “Horizon Equity Plan”), under which stock options with respect to 1,959,842 shares of Horizon Common Stock (the “Horizon Stock Options”) have been granted and are outstanding; (ix) 244,384 shares of Horizon Common Stock are reserved for issuance under the

Horizon Non-Employee Directors Stock Compensation Plan; and (x) (exclusive of shares reserved for issuance pursuant to clauses (v) through (ix) above) warrants or other rights to acquire Horizon Common Stock, stock appreciation rights, phantom shares, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards or equity-like rights or arrangements and other awards with respect to 7,009,213 shares of Horizon Common Stock are outstanding (the “Horizon Stock Rights”).

(b) All outstanding shares of Horizon Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights under Law, the Horizon Charter or Horizon Bylaws and any Contract or instrument to which Horizon is a party or by which it is bound.

(c) Other than (i) as set forth in Section 4.3(a) of this Agreement or Section 4.3(c) of the Horizon Disclosure Letter and (ii) Horizon OP Units (which may be redeemed for shares of Horizon Common Stock), Horizon Stock Options, the Horizon Exchangeable Debentures, the Horizon Convertible Preferred Securities and Horizon Stock Rights, as of November 9, 2005, there are not (A) issued, reserved for issuance or outstanding any Interests of Horizon or any Horizon Subsidiary or (B) any Contracts to which Horizon or any Horizon Subsidiary is a party or by which such entity is bound, obligating Horizon or any Horizon Subsidiary to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire, or cause to be issued, delivered, sold, transferred, redeemed, repurchased or otherwise acquired additional Interests of Horizon or any Horizon Subsidiary or obligating Horizon or any Horizon Subsidiary to issue, grant, extend or enter into any such Contract. All shares of Horizon Common Stock subject to issuance in respect of Horizon Stock Options, Horizon OP Units or Horizon Stock Rights, upon issuance prior to the REIT Merger Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(d) The Horizon Common Stock to be issued by Horizon pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.

Section 4.4 Other Interests. Except for Interests in the Horizon Subsidiaries and certain other entities as set forth in Section 4.4 of the Horizon Disclosure Letter (the “Horizon Other Interests”), as of the date of this Agreement, neither Horizon nor any Horizon Subsidiary owns directly or indirectly any Interest in any Person (other than investments in short-term investment securities).

Section 4.5 Authority; Noncontravention; Consents.

(a) Each of the Horizon Parties has all necessary corporate or other power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Horizon Stockholder Approval, to consummate the transactions contemplated hereby and thereby to be consummated by such Horizon Party. The execution and delivery by each Horizon Party of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby to be consummated by it have been duly and validly authorized by all necessary action and no other proceedings on the part of any Horizon Party and no votes by any holder of Interests in any Horizon Party are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, other than the Horizon Stockholder Approval. This Agreement and each Ancillary Agreement has been duly authorized and validly executed and delivered by each Horizon Party thereto and, subject to the Horizon Stockholder Approval, constitutes a legal, valid and binding obligation of each such Horizon Party, enforceable against such Horizon Party in accordance with its terms.

(b) Except as set forth in Section 4.5(b) of the Horizon Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by the Horizon Parties do not, and, subject to receipt of the Horizon Stockholder Approval and except as provided in Section 4.12, the consummation of the transactions contemplated by, and performance of their respective obligations under, this Agreement and the Ancillary Agreements and compliance by Horizon and the Horizon Subsidiaries with the provisions hereof and thereof, and the consummation of the Horizon Transactions, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Assets of Horizon or any Horizon Subsidiary under, (i) the Horizon Charter or the Horizon Bylaws or the other Organizational Documents of any Horizon Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other Contract, instrument, permit, concession, franchise or license applicable to Horizon or any Horizon Subsidiary, or their respective Assets or (iii) subject to the governmental filings and other matters referred to in Section 4.5(c), any Laws applicable to Horizon or any Horizon Subsidiary or their respective Assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually and in the aggregate, have not had and would not reasonably be expected to (x) have a Horizon Material Adverse Effect or (y) prevent or materially impair the ability of Horizon or any Horizon Subsidiary to perform its respective obligations hereunder or under the Ancillary Agreements or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Horizon or any Horizon Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Horizon Parties or the consummation by Horizon and the Horizon Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, except for (i) the filing with the SEC of (x) the Proxy Statement/Prospectus and the Form S-4 and the declaration of the effectiveness thereof by the SEC and (y) such reports and filings under the Securities Act and under the Exchange Act as may be required in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and the Horizon Transactions, (ii) the filing and acceptance for record of the REIT Articles of Merger by the Department and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 4.5(c) of the Horizon Disclosure Letter; (B) as may be required under (t) the HSR Act, (u) the EC Merger Regulations or any other antitrust or competition Laws of other jurisdictions, (v) the rules and regulations of the NYSE, (w) any applicable Laws governing the sale or service of liquor, (x) Laws requiring transfer, recordation or gains tax filings, (y) Environmental Laws or (z) the “blue sky” Laws of various states, to the extent applicable; or (C) which, if not obtained or made would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Horizon or any Horizon Subsidiary from performing its respective obligations under this Agreement or the Ancillary Agreements in any material respect or, individually or in the aggregate, have, or reasonably be expected to have, a Horizon Material Adverse Effect.

Section 4.6 SEC Documents; Financial Statements; Corporate Governance.

(a) Each of Horizon and Horizon OP has filed all reports, schedules, forms, statements, certifications and other documents required to be filed with the SEC since December 31, 2002 (collectively, including all exhibits thereto, the “Horizon SEC Documents”). All of the Horizon SEC Documents, as of their respective filing dates and, as applicable, effective times, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Horizon SEC Documents as of the applicable filing date or effective time. None of the Horizon SEC Documents, at the time of filing or, as applicable, of becoming effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of Horizon and the Horizon Subsidiaries included in the Horizon SEC Documents filed prior to the date hereof (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) has been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects and in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Horizon and the Horizon Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Each of Horizon and Horizon OP has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. No officer or director of Horizon is currently indebted to Horizon or Horizon OP.

(c) Each of Horizon and Horizon OP has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its consolidated Subsidiaries is made known to the principal executive officer and the principal financial officer of it (or, in the case of Horizon OP, the principal executive officer and the principal financial officer of Horizon, as its sole general partner) by others within those entities. The principal executive officer and principal financial officer of Horizon (including in their capacities as officers of the sole general partner of Horizon OP) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.

(d) Horizon has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (within the meaning of such terms under the Sarbanes-Oxley Act). Horizon has disclosed, based on its most recent evaluation to its respective auditors and the audit committee of Horizon’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Horizon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Horizon has delivered to Sun any such disclosures (i) prior to the date of this Agreement or (ii) with respect to evaluations after the date of this Agreement, promptly following the disclosures to the applicable auditors and audit committee.

Section 4.7 Absence of Certain Changes or Events. Except as disclosed in Section 4.7 of the Horizon Disclosure Letter, since December 31, 2004 (the “Horizon Financial Statement Date”), Horizon and Horizon OP have conducted their business in the Ordinary Course and there has not been (a) any circumstance, event, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Horizon Material Adverse Effect or (b) on or prior to the date of this Agreement, any other action or omission by Horizon or any Horizon Subsidiary which, if occurring during the period from the date of this Agreement through the Closing, would constitute a breach of any of the following subsections of Section 5.2: (b), (e) and, with respect to any of the foregoing, (h).

Section 4.8 Taxes.

(a) Each of the Horizon Parties and each member of any affiliated, consolidated, combined or unitary group of which any Horizon Party or any Horizon Subsidiary is or was a member (each such entity, a “Horizon Taxpayer”) (A) has filed (or has had filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects; (B) has paid (or Horizon has paid on its behalf) all material Taxes of it (whether or not shown on any Tax Return) that are due and payable; and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or any similar provision of any other Law) and has, within the time period prescribed by Law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws. The most recent audited financial statements of Horizon contained in the Horizon SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes of the Horizon Taxpayers for all taxable periods and portions thereof through the date of such financial statements. Since the Horizon Financial Statement Date, no Horizon Taxpayer has incurred any material liability for Taxes other than in the Ordinary Course. Since January 1, 1999, Horizon has not incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. No Horizon Taxpayer is the subject of any audit, examination, or other proceeding in respect of material Taxes, and to the Knowledge of Horizon, no audit, examination or other proceeding in respect of material Taxes involving any Horizon Taxpayer is being considered by any Tax authority. No deficiencies for any material Taxes have been proposed, asserted or assessed against any Horizon Taxpayer that have not been resolved, and no requests for waivers of the time to assess any such Taxes are pending. No Horizon Taxpayer has received written notice from any Governmental Entity in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

(b) Since January 1, 1999, Horizon (i) has elected to be subject to taxation as a REIT within the meaning of Section 856 of the Code (and any similar provision of state Tax Law) and has satisfied all requirements to qualify as a REIT for all taxable years since and including 1999, (ii) has operated since, and intends to continue to operate on or before the Closing Date, in such a manner as to qualify as a REIT and (iii) has received no written notice that a challenge to its status as a REIT is pending or threatened. Each Horizon Subsidiary that is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal and state income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation. In addition, each Horizon Subsidiary that is a partnership, joint venture or limited liability company has not since the latest of January 1, 1999, its formation or the acquisition by Horizon of a direct or indirect interest therein, owned any Assets (including securities) that would cause Horizon to violate Section 856(c)(4) of the Code, unless any such Asset was disposed of prior to the last day of the calendar quarter in which it was acquired or within the applicable cure period provided for in Section 856(c)(4) of the Code. Horizon OP is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all taxable years beginning on or after January 1, 1999 and ending on or before December 31, 2000, each Horizon Subsidiary which is a corporation (for federal income tax purposes) has been on the last day of each calendar quarter during which Horizon has owned an interest in such corporation representing more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code. For all taxable years beginning on or after January 1, 2001, each Horizon Subsidiary which is a corporation (for federal income tax purposes) has been, on the last day of each calendar quarter during which Horizon has owned an interest in such corporation representing more than 10% of the value of the outstanding securities of such corporation or more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary of Horizon under Section 856(l) of the Code, a REIT, or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Each Horizon Subsidiary that is a “qualified REIT subsidiary” under Section 856(i) of the Code is set forth in Section 4.8(b) of the Horizon Disclosure Letter.

(c) To the Knowledge of Horizon, as of the date hereof, Horizon is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

(d) There are no Encumbrances for material Taxes (other than current Taxes not yet due and payable) on the assets of any Horizon Taxpayer.

(e) No Horizon Taxpayer, or any predecessors of such entity by merger or consolidation, has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as it relates to Section 355 of the Code.

Section 4.9 No Brokers. Except for Goldman Sachs & Co. (“GS&Co.”), whose fees are solely payable by Horizon or any Horizon Subsidiary, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Horizon Transactions based upon arrangements made by or on behalf of Horizon or any Horizon Subsidiary.

Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Horizon Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Horizon, threatened against or affecting Horizon or any Horizon Subsidiary directly relating to or involving any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Horizon or any Horizon Subsidiary that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to (i) have, or has had, a Horizon Material Adverse Effect or (ii) prevent or materially impair the ability of any Horizon Party to perform any of its respective obligations hereunder or under any Ancillary Agreement or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Horizon or any Horizon Subsidiary that has had or would reasonably be expected to have any such effect.

Section 4.11 Opinion of Financial Advisor. Horizon has received the opinion of GS&Co., its financial advisor, which has not been withdrawn or otherwise modified, to the effect that as of the date of this Agreement, based upon and subject to the matters set forth in such opinion, the Consideration (as such term is defined in such opinion) in the aggregate to be paid by Horizon and certain of its Subsidiaries pursuant to this Agreement is fair from a financial point of view to Horizon.

Section 4.12 Horizon Stockholder Approval. The affirmative vote with respect to the issuance of the shares of Horizon Common Stock in the Closing Transactions, of a majority of the votes cast by holders of shares of Horizon Common Stock; provided that, the total vote cast represents over 50% of the Horizon Common Stock issued, outstanding and entitled to vote, is the only vote of the holders of any class or series of capital stock or equity interest of any Horizon Party necessary or required to adopt or approve this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, except for the approval of (x) Horizon OP, as the sole member of REIT Merger Sub, and (y) REIT

Merger Sub, as the general partner of SLT Merger Sub. The approval by Horizon, which has already been granted, is the only vote of any partner of Horizon OP necessary or required to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and the Horizon Transactions.

Section 4.13 Ownership of REIT Merger Sub and SLT Merger Sub; No Prior Activities.

(a) Each of REIT Merger Sub and SLT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) All of the outstanding membership interests of REIT Merger Sub are owned directly by Horizon OP. All of the outstanding limited partnership interests of SLT Merger Sub are owned by REIT Merger Sub, its general partner, and Horizon OP. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which either REIT Merger Sub or SLT Merger Sub is a party of any character relating to the issued or unissued membership interests of, or other equity interests in, REIT Merger Sub or SLT Merger Sub, respectively, or obligating REIT Merger Sub or SLT Merger Sub, respectively, to grant, issue or sell any membership interests of, or other equity interests in, REIT Merger Sub or SLT Merger Sub, respectively, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of REIT Merger Sub or SLT Merger Sub, respectively, to repurchase, redeem or otherwise acquire any membership interests of REIT Merger Sub or SLT Merger Sub, respectively.

(c) Except for agreements, obligations or Liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the Ancillary Agreements, REIT Merger Sub has not and will not have incurred, and SLT Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.14 Compliance with Laws; Permits. Except as set forth in Section 4.14 of the Horizon Disclosure Letter, neither Horizon nor, to the Knowledge of Horizon, any Horizon Subsidiary has violated or failed to comply with any Law (including Privacy Laws) applicable to their business, except in each case to the extent that such violation or failure, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect. Horizon and the Horizon Subsidiaries own and/or possess all Permits which are required for the businesses, activities and operations of their business, except where the absence of such Permits, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect. Horizon and each Horizon Subsidiary has been in compliance in all respects with the terms of its Permits, except for such instances of non-compliance which have been cured or which, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect. All such Permits are in full force and effect and neither Horizon nor any Horizon Subsidiary has received notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of Horizon, threatened nor, to the Knowledge of Horizon, do any grounds exist for any such action, except for such suspensions, modifications or revocations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Horizon Material Adverse Effect.

Section 4.15 Environmental Matters. Except as set forth in Section 4.15 of the Horizon Disclosure Letter:

(a) neither Horizon nor any Horizon Subsidiary nor, to the Knowledge of Horizon, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any hotel property of Horizon or any Horizon Subsidiary (each, a “Horizon Property”) and, to the Knowledge of Horizon, no Hazardous Materials are present at, on or under any of the Horizon Properties, in each of the foregoing cases, in such quantities or under such conditions that the presence of such Hazardous Materials (including the presence of Structural Mold or asbestos in any buildings or improvements at the Horizon Properties), individually or in the aggregate, has had or would reasonably be expected to have a Horizon Material Adverse Effect;

(b) there have been no Releases of Hazardous Materials at, on, under or from any of the Horizon Properties during the period of ownership or tenancy, and, to the Knowledge of Horizon, no Releases of Hazardous Materials have occurred or are presently occurring at, on, under or from the Horizon Properties, which, individually or in the aggregate, have had or would reasonably be expected to have a Horizon Material Adverse Effect, and neither Horizon nor any Horizon Subsidiary nor, to the Knowledge of Horizon, any other Person, has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any such Releases or threatened Releases of Hazardous Materials, nor, to the Knowledge of Horizon, is there any information which might form the basis of any such notice or any claim;

(c) Horizon and the Horizon Subsidiaries have not failed to comply with any Environmental Law and neither Horizon nor any Horizon Subsidiary has any liability under the Environmental Laws, except to the extent that any such failure to comply or any such Liability, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect;

(d) Neither Horizon nor any Horizon Subsidiary nor, to the Knowledge of Horizon, any other Person, has transported or arranged for the transport of Hazardous Materials from the Horizon Properties which, to the Knowledge of Horizon, has or would reasonably be expected to have a Horizon Material Adverse Effect;

(e) Horizon and the Horizon Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect; and

(f) there is no suit, action, investigation or proceeding pending or, to the Knowledge of Horizon, threatened against or affecting Horizon or any Horizon Subsidiary directly relating to or involving their respective businesses, any of their respective Assets or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Horizon or any Horizon Subsidiary relating to any Environmental Law that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to have, or has had, a Horizon Material Adverse Effect.

(g) The representations and warranties contained in this Section 4.15 constitute the sole and exclusive representations and warranties of the Horizon Parties with respect to any Environmental Laws, Hazardous Materials, Environmental Permits or litigation relating thereto.

(h) Horizon has delivered to Sun a correct and, in all material respects, complete copy of all environmental assessments commissioned by any Horizon Party with respect to any Acquired Property.

Section 4.16 Contracts.

As of the date hereof, except as set forth in the Horizon SEC Documents, neither Horizon nor any Horizon Subsidiary is a party to or bound by any “material contracts” (as defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, except for agreements required to be filed by Item 601(b)(10)(iii) thereof) (each such “material contract” to which Horizon or any Horizon Subsidiary is a party to or bound by, a “Horizon Material Contract”). Except as, individually and in the aggregate, has not had or would not reasonably be expected to have a Horizon Material Adverse Effect, neither Horizon nor any Horizon Subsidiary has received a written notice that it is in violation of or in default under any Horizon Material Contract. Each Horizon Material Contract is in full force and effect, except to the extent it has expired in accordance with its terms, and is binding and enforceable against Horizon or such Horizon Subsidiary, as applicable, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Horizon Material Adverse Effect.

Section 4.17 Insurance.

Except as, individually and in the aggregate, has not had or would not reasonably be expected to have a Horizon Material Adverse Effect, (i) Horizon and the Horizon Subsidiaries maintain insurance policies that, in the aggregate, are of the type and in the amounts customarily carried by Persons conducting businesses similar to the business conducted by Horizon and the Horizon Subsidiaries and (ii) such policies are sufficient for compliance in all material respects with all requirements under any Contracts or Laws to which Horizon or any of the Horizon Subsidiaries is a party to or bound by, or to which any of the Horizon Properties is subject.

ARTICLE 5.

COVENANTS

Section 5.1 Conduct of the Sun Parties Pending the Closing. During the period from the date of this Agreement to the Closing (and with respect to each Deferred Asset, to the earlier of (i) the applicable Post-Closing Deferral Deadline and (ii) the applicable closing date, if any, under Section 6.18), except (A) with respect to subsections (a), (i), (j), (k), (l), (m), (n), (t) and (with respect to any of the foregoing subsections) (x) of this Section 5.1, as necessary to comply with this Agreement and the Ancillary Agreements in accordance with the terms hereof or thereof or (B) as consented to in writing by Horizon OP, which consent shall not be unreasonably withheld, conditioned or delayed (provided that in any event with respect to Section 5.1(r), Horizon OP shall respond to each of Sun’s requests for its consent no later than ten (10) business days following its receipt of such request), Sun and Trust shall, and shall cause each of the other Sun Subsidiaries to:

(a) use commercially reasonable efforts to preserve intact the business organizations and goodwill of the Acquired Business as a whole and conduct the operations (including with respect to maintenance and repairs) of each Acquired Hotel, and the business of each Acquired Entity, in the Ordinary Course;

(b) promptly notify Horizon OP of the occurrence of any loss, breakage or damage to an Acquired Hotel in excess of $1,000,000 (irrespective of any insurance or third party proceeds which have been or may be received in connection with such loss, breakage or damage);

(c) provide Horizon OP with (i) copies of all material notices and reports regarding the Acquired Hotels (including financial reports, capital expenditure reports and any material notices or reports received from any third party (or any Affiliate of Sun that is a hotel manager) with respect to an Acquired Hotel), including reports required by Section 6.7, and (ii) as reasonably requested by Horizon OP, copies of all reports with respect to all bookings for the use and occupancy of the guest rooms and the meeting, restaurant and banquet facilities of each Acquired Hotel; provided that, such reports may be redacted to exclude all information identifying the particular Persons holding such bookings;

(d) (i) deliver to Horizon OP, based on information available to Sun and its Affiliates, as soon as reasonably practicable following receipt of such information, preliminary monthly operating results for each of the Acquired Hotels and (ii) use commercially reasonable efforts to deliver to Horizon OP, based on information available to Sun and its Affiliates, within twenty (20) days after month end, reasonably detailed monthly operating reports (in a format substantially similar to operating reports provided by Sun or its Affiliates for other hotels operated by them and, in any event, in electronic format) that reflect the operational results of each Acquired Hotel and include (1) a balance sheet including current month and prior year-end comparisons and differences in reasonable detail, (2) an income and expense statement for such month and for the elapsed portion of the current year through the end of such month, (3) a statement of net cash flow from operations in reasonable detail for such month and such elapsed portion of the current year through the end of such month and (4) a schedule of capital expenditures for all Routine Capital Improvements, and any Building Capital Improvements and Renovations (each as defined in the form of the Operating Agreement), if applicable, showing in reasonable detail, items budgeted, actual expenditures to date and the amount of expenditures projected for completion;

(e) (i) use commercially reasonable efforts to pursue the completion of capital expenditure projects in accordance with the Sun Capital Budget and (ii) not undertake any capital expenditures not in accordance with the Sun Capital Budget unless (in the case of clause (ii)) such expenditures (A) are related to life safety, compliance with Laws or maintenance and repair in the Ordinary Course, (B) are substantially completed prior to the Closing or (C) would be permitted to be undertaken without Horizon OP’s consent under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing;

(f) not change in any material manner any of its methods, principles or practices of accounting in effect at the Sun Financial Statement Date, except as may be required by the SEC, applicable Law or GAAP;

(g) with respect to the Acquired Business or any Acquired Entity, duly and timely file all material reports, Tax Returns and other documents required to be filed with Governmental Entities, subject to extensions permitted by Law;

(h) with respect to the Acquired Business, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof (unless such coverage is not maintained due to a material increase in premiums levels since the date of this Agreement, in which case insurance coverage shall be maintained in full force and effect to the extent it is maintained at similar hotels owned by Sun or by any Sun Subsidiary), and pay all insurance premiums as and when they become due;

(i) with respect to any Acquired Entity, not make or rescind any express or deemed material election relative to Taxes that either (I) materially adversely affects such Acquired Entity’s Tax liabilities in taxable years following Closing as a result of a reduction in the tax basis of an asset or a change with respect to depreciation (it being understood that “Taxes” for purposes of this Section 5.1(i) shall refer to Taxes within the meaning of clause (A) of the definition of “Taxes”) or (II) could reasonably be expected to cause a significant risk that any REIT Entity, or, after the Closing, SHC, Horizon or the Horizon Subject Foreign Curency REITs would fail to qualify as a REIT under the Code. Subject to clause (II) of this Section 5.1(i), any Sun Party or a Subsidiary thereof shall be entitled, in Sun’s sole discretion, to make (A) an election under Section 965 of the Code or (B) any election permitted under (x) the consolidated return rules as currently set forth in Section 1502 of the Code or other Treasury Regulations applicable to one or more members of a Consolidated Group, or (y) any other United States state or local Tax Law comparable to those described in the foregoing clause (x) (it being understood that, in the event that any election described in clause (A) or clause (B) of this sentence is made and results in an effect described in clause (I) of this Section 5.1(i), Sun shall indemnify Horizon against the increase (if any) in such Acquired Entity’s Tax Liabilities that is described in such clause (I));

(j) except with respect to Indebtedness (other than Specified Indebtedness) with respect to which all Liabilities are fully discharged at or prior to the Closing or that does not constitute an Assumed Liability at Closing, not, with respect to an Acquired Entity, (A) incur, or enter into any commitment or contractual obligation (each a “Commitment”) to incur, Indebtedness (secured or unsecured) other than Specified Indebtedness or (B) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any Indebtedness (secured or unsecured), including indirectly through the acquisition of any Person;

(k) not amend or modify or grant any waiver with respect to the Organizational Documents of any Acquired Entity, except to the extent necessary to reflect transactions permitted by Section 5.1(l) that can be made without a vote of limited partners;

(l) not classify or re-classify any, grant or issue, combine, split, subdivide, redeem or otherwise make any change in the number of issued and outstanding, shares of beneficial interest, capital stock, membership interests, units of limited partnership interest, or other Interests (other than (x) the issuance or repurchase of Paired Shares or securities convertible or exchangeable for Paired Shares or (y) the redemption of Class B EPS for cash in accordance with this Agreement and the Restructuring Plan) of any Acquired Entity other than the redemption or cancellation of Interests in Acquired Entities pursuant to the Sun Restructuring Steps, upon the terms and subject to the conditions of the Restructuring Plan;

(m) not sell, lease, mortgage, subject to Encumbrance (other than Permitted Title Exceptions) or otherwise dispose of any of the Acquired Entities or Acquired Assets, except for disposals of inventories, consumables and FF&E, in each case in the Ordinary Course;

(n) with respect to the Acquired Business or any equity holder claims arising out of or relating to the transactions contemplated by this Agreement or the Horizon Transactions, not pay, discharge, settle or satisfy any claims or Liabilities other than the payment, discharge, settlement or satisfaction (A) in the Ordinary Course, (B) in full of claims or Liabilities which involve an amount no greater than $150,000 (or $1,000,000 where such claims or Liabilities relate to injury or damage to an Acquired Hotel and are covered by one or more property insurance policies) with respect to an individual claim or Liability, or one or more related claims or Liabilities, and do not impose any material Liability other than the payment of money, (C) with respect to equity holder claims, if, after such payment, discharge, settlement or satisfaction, such equity holder does not hold any Interest in an Acquired Entity or (D) in accordance with their terms disclosed pursuant to Section 3.17(a)(1) of the Sun Disclosure Letter, of liabilities reflected or reserved against in, the most recent quarterly consolidated financial statements (or the notes thereto) furnished to Horizon OP prior to the date of this Agreement;

(o) with respect to an Acquired Entity or an Acquired Hotel, not guarantee the Indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing unless such guarantee or other arrangement terminates (with no surviving Liability) at or prior to the Closing;

(p) not enter into any Commitment between any Acquired Entity or, with respect to the Acquired Business, any Seller, on the one hand, and any officer or director of Sun or a Retained Subsidiary, on the other hand, unless such Commitment relates solely to a change in the compensation or benefits payable to an officer or director employed in connection with the Acquired Business located outside of the United States not otherwise prohibited by any other subsection of this Section 5.1;

(q) except in the Ordinary Course, as required by any agreement set forth in Section 3.12(b) of the Sun Disclosure Letter or as would be permitted without Horizon OP’s consent under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing, not materially increase any aggregate compensation and benefits payable to employees of a Sun Employer with respect to the Acquired Business, adopt or become liable for any Employee Plan that would materially increase the Liability of any Acquired Entity or, with respect to the Acquired Business, any Asset Seller, enter into, or renegotiate, any collective bargaining agreement with respect to employees of a Sun Employer, or incur any withdrawal liability under any Multiemployer Plan which could result in a Liability to Horizon, any Horizon Subsidiary, any Acquired Entity or otherwise with respect to the Acquired Business;

(r) not materially amend or terminate (except for terminations pursuant to Section 6.5) or waive compliance with the terms of or breaches under, any Ground Lease or Material Contract (other than a National/Regional Operating Agreement, except to the extent Horizon OP or any Horizon Subsidiary would have a consent right with respect thereto under the form of Operating Agreement or Sublease Agreement, as applicable) unless, except in the case of any Ground Lease, such amendment or waiver would not reasonably be expected to result in a material increase in any Assumed Liability or otherwise adversely affect the Acquired Business or any Acquired Entity in any material respect in each case after the Closing, or enter into a new Contract or other arrangement (other than a National/Regional Operating Agreement, except to the extent Horizon OP or any Horizon Subsidiary would have a consent right with respect thereto under the form of Operating Agreement or Sublease Agreement, as applicable) that would constitute a Ground Lease or Material Contract unless, except in the case of any Ground Lease, such new Contract is terminable by the applicable Acquired Entity or Directly Acquired Assets Owner without any penalty, premium, termination payment or other Liabilities upon not more than ninety (90) days notice; provided that, with respect to Material Contracts (and not Ground Leases), this clause (r) shall not restrict any action that would be permitted without Horizon OP’s consent under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing;

(s) with respect to any Acquired Entity, not settle or compromise any material Tax Liability to the extent such settlement or compromise would reasonably be expected to materially reduce the tax basis of Horizon or any Horizon Subsidiary in an Acquired Asset without notifying and obtaining input from Horizon;

(t) not take any action, or omit to take any action which has been reasonably requested in writing by Horizon, in each case which could reasonably be expected to cause a significant risk that any REIT Entity, or after the Closing, SHC, Horizon or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code; provided that, in its sole discretion, Sun may choose to inform Horizon OP in writing of an action which Sun proposes to take, to inquire as to whether Horizon OP considers such action to comply with this Section 5.1(t), to which Horizon OP shall promptly respond in writing (it being understood that (x) any response by Horizon OP regarding non-compliance, or any decision by Sun to not inform Horizon OP in writing pursuant to this Section 5.1(t), shall have no effect on whether or not Sun shall be treated as having actually complied with this Section 5.1(t) and (y) Horizon OP agrees to not assert, following any Horizon OP response confirming compliance, that the particular action of which it was so informed results in a breach of this Section 5.1(t), except if the information provided by Sun to Horizon OP with respect to the applicable action was not accurate and complete in all material respects);

(u) not (i) approve any Operating Plan (as such term is defined in the form of the Operating Agreement) for calendar year 2006 or (ii) hire any general manager of an Acquired Hotel without affording to the Horizon Parties the review, consultation and consent rights which Horizon OP or the applicable Acquired Entity or other Horizon Subsidiary would have under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing;

(v) except as is necessary to comply with the Baseline Restructuring Steps and any Plan Modifications, not (A) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any division thereof or any equity interest therein or asset thereof or enter into any other business combination or (B) sell or otherwise dispose of any material portion of its business, including pursuant to a Paired Share Proposal, if (in the case of clauses (A) or (B)) such acquisition, combination, sale or other disposition is reasonably likely to prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement or the Horizon Transactions;

(w) provide Horizon OP with written notice describing in reasonable detail any allegation of any violation of Sun’s Code of Conduct and Business Ethics with respect to the Acquired Business that Sun’s Global Compliance Group receives for investigation after the date of this Agreement; and

(x) not enter into any Contract or other agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Section 5.2 Conduct of the Horizon Parties’ Business Pending the Closing. During the period from the date of this Agreement to the Closing (and, with respect to the restrictions in clause (g) of this Section 5.2 on issuances of equity interests in Horizon or Horizon OP, to the sixtieth (60th) day after the Closing Date), except (x) with respect to subsections (a), (d), (e), (g) and, with respect to any of the foregoing subsections, (h) of this Section 5.2, as necessary to comply with this Agreement and the Ancillary Agreements in accordance with the terms hereof or thereof, to facilitate the consummation of the Horizon Transactions or (y) as consented to in writing by Sun, which consent shall not be unreasonably withheld, conditioned or delayed, Horizon and Horizon OP shall, and shall cause each of the other Horizon Subsidiaries to:

(a) use commercially reasonable efforts to preserve intact its business organizations and goodwill as a whole, except in connection with the sale or disposition of any of its Assets or Subsidiaries in a manner that is not otherwise prohibited by any other subsection of this Section 5.2;

(b) not change in any material manner any of its methods, principles or practices of accounting in effect at the Horizon Financial Statement Date, except as may be required by the SEC, applicable Law or GAAP;

(c) duly and timely file all material reports, Tax Returns and other documents required to be filed with Governmental Entities, subject to extensions permitted by Law, provided such extensions do not adversely affect Horizon’s status as a REIT under the Code;

(d) not amend the Horizon Charter, the Horizon Bylaws or the Horizon OP Agreement, except to the extent necessary to (i) authorize or designate additional shares or classes of capital stock or other equity interests or (ii) reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Horizon without a vote of limited partners;

(e) not (A) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any division thereof or any equity interest therein or asset thereof or enter into any other business combination or (B) sell or otherwise dispose of any material portion of its business if (in the case of clause (A) or (B)) such acquisition, combination, sale or other disposition is reasonably likely to prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement or the Horizon Transactions;

(f) not enter into any reorganization of Horizon or Horizon OP;

(g) except in connection with the use of Horizon Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Stock or Horizon OP Units or (ii) directly or indirectly combine, split, subdivide, exchange, redeem, purchase or otherwise acquire or issue any, or otherwise make any change in the number or issued and outstanding shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon or Horizon OP, except for (A) redemptions of Horizon Common Stock required under Section 8.2 of the Horizon Charter in order to preserve the status of Horizon as a REIT under the Code, (B) declarations or payments of a dividend or other distribution (or an increase in such dividend or distribution) by Horizon or Horizon OP (1) reasonably believed by Horizon to be necessary to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger dividends or distributions to meet any of the three preceding objectives (or to any corresponding distributions or increases in distributions paid by Horizon OP), (2) except for any special or extraordinary dividend, any quarterly dividends contemplated by Horizon’s dividend policy as described in its Report on Form 10-Q for the quarterly period ended June 17, 2005, or (3) with respect to Horizon Preferred Stock, at their respective stated dividend or distribution rates, (C) redemptions of Horizon OP Units, whether or not outstanding on the date of this Agreement, under the Horizon OP Agreement in which shares of Horizon Common Stock are utilized, (D) redemptions, exchanges or conversions of Interests in Horizon or any Horizon Subsidiary in accordance with the terms of those Interests that are in effect as of the date of this Agreement (or, in the case of Interests issued after the date of this Agreement, as of such later date), (E) issuances of Horizon Common Stock or rights to acquire Horizon Common Stock (1) to employees, officers or directors pursuant to benefit or compensation plans, (2) pursuant to Contracts or Interests described in Section 4.3 or in Section 4.3(c) of the Horizon Disclosure Letter or (3) to any Person in consideration for the sale by such Person or its Affiliates of any assets to Horizon or any Horizon Subsidiary; provided that, in the case of clause (3), such Horizon Common Stock will be subject to a lock-up for at least sixty (60) days after the Closing Date, (F) issuances of Horizon OP Units subject to a lock-up for at least sixty (60) days after the Closing Date and (G) issuances of shares of Horizon Preferred Stock or other preferred securities that are not convertible into Horizon Common Stock prior to the sixtieth (60th) day after the Closing Date; and

(h) not enter into any Contract or other agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Section 5.3 No Solicitation.

(a) On and after the date hereof, each of the Sun Parties agrees that:

(i) neither Sun nor any Sun Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or submission of any proposal or offer (including any proposal or offer to its equity holders) with respect to any transaction or series of transactions that would reasonably be expected to result, directly or indirectly, in any (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Entity, (ii) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), offering, spin-off, share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 10% or more of the outstanding voting equity securities or other Interests (measured by voting power or economic interest) of any Acquired Entity or (iii) except as set forth in Section 5.3(a) of the Sun Disclosure Letter, sale, lease, exchange, mortgage, license, pledge, transfer or other disposition (“Transfer”) of any of the Acquired Assets in one or a series of related transactions, other than the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”); provided that, any inquiry, proposal or offer that relates to a merger, consolidation, share exchange, or other similar business combination that relates solely to Excluded Assets and Retained Subsidiaries shall not constitute an Acquisition Proposal, or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or the abandonment, termination or other failure to consummate the transactions contemplated by this Agreement or the Horizon Transactions, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that if, at any time after the date hereof and prior to February 12, 2006, Sun or any Sun Subsidiary receives an unsolicited bona fide written Acquisition Proposal from any Person, which is determined in good faith by the Board of Trustees of Trust or the Board of Directors of Sun, as applicable, to be, or to be reasonably likely to result in, a Superior Proposal, Sun and the Sun Subsidiaries may (i) furnish information with respect to the Acquired Entities, Acquired Assets and the Acquired Business to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement not materially less restrictive of such person than the Confidentiality Agreement (all such information furnished to such Person pursuant to clause (i) of the proviso to the preceding sentence shall, in substance, be provided to Horizon by Sun and the Sun Subsidiaries promptly after it is provided to such Person, to the extent it has not been previously provided or made available to Horizon) and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal.

(ii) each Sun Party shall promptly inform each officer, director, trustee, employee, agent, investment banker, financial advisor, attorney, accountant, broker, consultant or other agent or representative of Sun and each Sun Subsidiary (each, a “Sun Representative”), as appropriate, of its obligations not to engage in any of the activities described in Section 5.3(a)(i);

(iii) if any activities, discussions or negotiations with any Person are currently existing or ongoing with respect to any of the foregoing (including any Acquisition Proposal), Sun and the Sun Subsidiaries shall, and shall cause each Sun Representative, as applicable, to (A) immediately cease and cause to be terminated any such activities, discussions or negotiations and (B) promptly request each Person, if any, that has received confidential information of the Acquired Business (or any portion thereof) under a confidentiality agreement within the thirty (30) days prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Sun and the Sun Subsidiaries (and Sun shall not, and shall cause its Subsidiaries not to, terminate, amend, modify or grant any waiver with respect to any such confidentiality agreement with respect to confidential information of the Acquired Business (or any portion thereof)); and

(iv) it shall notify Horizon OP as promptly as practicable (but in any event within twenty-four (24) hours), orally and in writing, if Sun, any Sun Subsidiary or any Sun Representative (1) receives an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal or any request for confidential or nonpublic information or data relating to, or for access to any properties, books or records of, the Acquired Business (or any portion thereof) by any Person that has made, or to Sun’s Knowledge may be considering making, an Acquisition Proposal and (2) engages in any discussions or negotiations with, or provides confidential information to, such Person with respect to an Acquisition Proposal, and include in such notice the identity of such Person. Sun shall keep Horizon OP reasonably informed as to the material terms of any such Acquisition Proposal, indication, request or expression and, if in writing, shall promptly deliver to Horizon OP copies of any Acquisition Proposal or material amendment or change to such Acquisition Proposal.

(b) Nothing contained in this Section 5.3 shall prohibit Sun or any Sun Subsidiary from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.

Section 5.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Horizon OP, directly or indirectly, the right to control or direct the operations of Sun or any Sun Subsidiary in violation of applicable Law prior to the REIT Merger Effective Time or any of the Other Closing Transaction Effective Times, as applicable. Nothing contained in this Agreement shall give Sun or Trust, directly or indirectly, the right to control or direct the operations of Horizon or any Horizon Subsidiary in violation of applicable Law.

ARTICLE 6.

ADDITIONAL COVENANTS

Section 6.1 Proxy Statement/Prospectus; Registration Statement; Horizon Stockholders Meeting.

(a) As promptly as practicable after execution of this Agreement, Horizon shall, and the Sun Parties shall cooperate in all respects with Horizon’s efforts to, prepare and file with the SEC one or more registration statements on Form S-4 (such registration statement(s), together with any amendments or supplements thereto, the “Form S-4”), in connection with the registration under the Securities Act of the Horizon Common Stock be issued in the Closing Transactions which shall include one or more proxy statements/prospectuses, forms of proxies or information statements (such proxy statement(s)/prospectus(es) or information statement(s), together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) relating to the Horizon Stockholders Meeting and the required votes of the stockholders of Horizon with respect to the issuance of Horizon Common Stock in the Closing Transactions. Horizon shall cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Each of the Sun Parties shall furnish all information about itself and its business and operations and all financial information to the Horizon Parties as may reasonably be requested in connection with the preparation of the Proxy Statement/Prospectus and the Form S-4. Each of the Horizon Parties shall use its commercially reasonable efforts, and the Sun Parties shall cooperate with the Horizon Parties, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement/Prospectus with the SEC) and kept effective as long as is necessary to complete the REIT Merger and the issuance of Horizon Common Stock pursuant to the other Closing Transactions. Each of Horizon, Sun and Trust agrees to promptly notify the others if and to the extent that any information provided by it for use in the Proxy Statement/Prospectus and the Form S-4 shall have become false or misleading in any material respect, and each of Horizon, Sun and Trust further agrees to cooperate with the others to take all steps necessary to amend or supplement the Proxy Statement/Prospectus and the Form S-4 and to cause the Proxy Statement/Prospectus and the Form S-4, as amended or supplemented, to be filed with the SEC and to be disseminated to its stockholders or shareholders, as applicable, in each case as and to the extent required by applicable securities Laws. Each of Horizon, Sun and Trust represents and warrants that the information provided by it for inclusion in the Proxy Statement/Prospectus and the Form S-4 and

each amendment or supplement thereto at the time of mailing thereof (in the case of the Proxy Statement/Prospectus), at the time it becomes effective (in the case of the Form S-4) and at the time of the Horizon Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Horizon will advise and deliver copies (if any) to Sun promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, in each case to the extent such requests relate to the Sun Parties. Horizon shall not file with the SEC any amendment to the Form S-4 without allowing Sun the opportunity to review and comment on any such amendment. Horizon shall promptly notify Sun, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order and (iv) the suspension of the qualification and registration of the Horizon Common Stock issuable in connection with the Closing Transactions. Sun also shall use commercially reasonable efforts (including by provision of customary representations and certifications) to cause Sidley Austin Brown & Wood LLP or other counsel reasonably satisfactory to Horizon to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to federal income tax matters as are required to be addressed in the Form S-4. Horizon shall use commercially reasonable efforts (including by provision of customary representations and certifications) to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Sun to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to federal income tax matters as are required to be addressed in the Form S-4. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations. Each of Horizon, Sun and Trust shall mail the Proxy Statement/Prospectus to its stockholders or shareholders, as applicable, as promptly as practicable after the Form S-4 shall have become effective.

(b) Horizon shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Horizon Stockholders Meeting”) for the purpose of obtaining from its stockholders approval of the issuance of shares of Horizon Common Stock in the Closing Transactions (the “Horizon Stockholder Approval”). Horizon shall, through its Board of Directors, recommend to its stockholders that they approve the issuance of shares of Horizon Common Stock in the Closing Transactions (and include its recommendations in the Proxy Statement/Prospectus), and not withdraw, modify, amend or qualify its recommendation in any manner adverse to Sun (a “Change in Recommendation”); provided that, the foregoing shall not prohibit accurate and complete public disclosure (and such disclosure shall not be deemed to be a Change in Recommendation) by Horizon of factual information regarding the business, Assets, financial condition or results of operations of Horizon, Trust or the Acquired Business (so long as the Board of Directors of Horizon does not expressly withdraw, modify, amend or qualify in any manner adverse to Sun the recommendation of the Board of Directors of Horizon) in the Proxy Statement/Prospectus or the Form S-4, in each case, to the extent that Horizon determines in good faith, on the basis of advice of outside legal counsel, that such factual information is required to be disclosed under applicable Law in order to comply with Rule 14a-9 of the Exchange Act or Section 11 or 12 of the Securities Act. Subject to the foregoing, Horizon shall include its recommendation set forth above in the Proxy Statement/Prospectus, and submit a proposal to approve the issuance of shares of Horizon Common Stock in the Closing Transactions to its stockholders at the Horizon Stockholders Meeting for the purpose of obtaining the Horizon Stockholder Approval; provided that, such proposal shall not be required to be submitted to the stockholders of Horizon at the Horizon Stockholders Meeting if this Agreement has been terminated pursuant to Section 9.1.

(c) If on the date for the Horizon Stockholders Meeting, Horizon has not received duly executed proxies for a sufficient number of votes to obtain the Horizon Stockholder Approval, then Horizon may, in its sole discretion, adjourn the Horizon Stockholders Meeting until one or more later dates.

Section 6.2 Access to Information; Confidentiality; Monthly Meetings.

(a)

(i) Subject to the requirements of applicable Law, each of the Sun Parties shall, and shall cause each of the Acquired Entities and Asset Sellers to, afford to Horizon OP and to the directors, officers, employees, agents, investment bankers, brokers, consultants, accountants, attorneys, financial advisors and other agents or representatives of Horizon or any Horizon Subsidiary (the “Horizon Representatives”) reasonable access during normal business hours prior to the Closing (and with respect to each Deferred Asset, prior to the earlier of (A) the applicable Post-Closing Deferral Deadline and (B) the applicable closing date, if any, under Section 6.18(f)) to all properties, offices, other facilities, books, Contracts, commitments, personnel (including hotel managers) and records and other information relating to the Acquired Business as Horizon OP may reasonably request. No investigation conducted pursuant to this Section 6.2(a)(i) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(ii) Horizon OP shall hold any nonpublic information in confidence in accordance with the letter agreement dated January 3, 2005, between Sun and Horizon (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement, the termination hereof or the Closing. Horizon OP shall cause its Subsidiaries and the Horizon Representatives to comply with the Confidentiality Agreement.

(iii) Horizon OP shall give written notice to Sun within five (5) business days after Horizon obtains Knowledge of any event, circumstance or condition that would reasonably be expected to give rise to any indemnification claim by the Horizon Parties with respect to any breach of representation or warranty of Sun or Trust under Article 3; provided, however, that Horizon OP shall have no liability to the Sun Parties with respect to any failure of Horizon OP to give such notice except to the extent the Sun Parties are actually prejudiced as a result of such failure.

(b)

(i) Subject to the requirements of applicable Law and Contracts, each of the Horizon Parties shall, and shall cause each of its Subsidiaries to, afford to Sun and the Sun Representatives reasonable access during normal business hours prior to the Closing to all properties, offices, other facilities, books, Contracts, commitments, personnel and records and other information relating to Horizon or Horizon OP as Sun may reasonably request to the extent reasonably necessary solely to investigate whether (x) a Horizon Material Adverse Effect has occurred or (y) a representation, warranty, covenant or agreement made by any of the Horizon Parties in this Agreement has become inaccurate or untrue or has not been performed or complied with, as applicable. No investigation conducted pursuant to this Section 6.2(b)(i) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(ii) Sun shall hold any nonpublic information in confidence in accordance with the Confidentiality Agreement. Sun shall cause its Subsidiaries, and the Sun Representatives, to comply with the Confidentiality Agreement.

(iii) Sun shall give written notice to Horizon OP within five (5) business days after Sun obtains Knowledge of any event, circumstance or condition that would reasonably be expected to give rise to any indemnification claim by the Sun Parties with respect to any breach of representation or warranty of Horizon or Horizon OP under Article 4; provided, however, that Sun shall have no liability to the Horizon Parties with respect to any failure of Sun to give such notice except to the extent the Horizon Parties are actually prejudiced as a result of such failure.

(c) To the extent, if any, that the Tax Sharing and Indemnification Agreement does not permit Horizon OP or the Horizon Representatives (or Sun or the Sun Representatives) to receive access to Tax items or matters

(including books, records and other information relating to Taxes), the Tax Sharing and Indemnification Agreement shall control notwithstanding anything in this Article 6 to the contrary.

(d) Horizon OP and Sun shall form a transitional working group, comprised of the persons set forth on Schedule 6.2(d), which shall meet monthly prior to the Closing to discuss transitional matters relating to the Acquired Hotels. The Sun Parties shall provide Horizon OP the opportunity to attend monthly meetings with existing hotel managers to discuss operations of the Acquired Hotels. Each meeting will be held at a time and location mutually agreeable to Sun and Horizon OP. As part of such meetings, subject to Section 5.4 and the requirements of applicable Law, Horizon OP shall be permitted to inquire as to, and management of the Acquired Business and Sun shall undertake commercially reasonable efforts to respond with respect to, all material matters relating to the Acquired Business, including: approval of, or variations from, budgets, forecasts and material transactions relating to the Acquired Business which have been entered into or have been proposed to be entered into and the financial and operating results, conditions, plans and prospects of the Acquired Hotels.

Section 6.3 Support of Transaction; Notification.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall: (i) use commercially reasonable efforts and cooperate with one another in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, waivers, permits or authorizations are required to be obtained prior to the Closing from, Governmental Entities and any third parties in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby and the Horizon Transactions, including any filing required under the HSR Act, the EC Merger Regulations, any applicable antitrust or competition Laws or foreign investment review, and (B) timely making all such filings and timely seeking all such consents, approvals, waivers, permits and authorizations; (ii) use reasonable best efforts to obtain in writing any consents, approvals, waivers, permits and authorizations required from Governmental Entities and any third parties to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, such consents, approvals, waivers, permits and authorizations to be in form reasonably satisfactory to each of the parties hereto; and (iii) without limiting the foregoing, use commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, including (w) the satisfaction of the conditions precedent to the obligations of the other party hereto, (x) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the performance of the obligations hereunder and thereunder or the transactions contemplated hereby or thereby or the Horizon Transactions, (y) the cooperation with the other parties to effect the filings and other actions set forth on Schedule 6.3(a)(i) and (z) the execution and delivery of such other documents, instruments and conveyances, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, Horizon and the Horizon Subsidiaries shall be responsible for applying for and obtaining any and all Permits of the type set forth on Schedule 6.3(a)(ii) required for the ownership and operation of the Acquired Hotels that are needed in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby and the Horizon Transactions. Sun and the Sun Subsidiaries shall reasonably cooperate with Horizon, the Horizon Subsidiaries and their Representatives in connection with obtaining such Permits required for the ownership and operation of the Acquired Hotels.

(b) Each of Sun and Trust shall use commercially reasonable efforts to obtain from E&Y access for the Horizon Parties and the Horizon Representatives to work papers relating to audits of Sun and Trust performed by E&Y to the extent they relate directly to the Acquired Business, including, to the extent they relate directly to the Acquired Business, any work papers used in the preparation or review of the Audited Combined Historical Financial Statements or the other financial statements of the Acquired Business contemplated by this Agreement, and the continued cooperation of E&Y with regard to the preparation of financial statements for, or with respect to the Acquired Business; provided, however, that the foregoing shall be subject to professional standards and E&Y’s firm policy, which may include the requirement that prior to receiving access to any materials prepared by E&Y Horizon and its Representatives sign an indemnification letter in a form customarily accepted by E&Y.

(c) Each of Sun and Trust shall give prompt notice to Horizon OP, and Horizon OP shall give prompt notice to Sun and Trust, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of any event, circumstance or condition which would reasonably be expected to result in the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.

Section 6.4 Further Assurances; Books and Records.

(a) Subject to the terms and conditions of this Agreement, from and after the Closing, each of Horizon OP and Sun shall take all appropriate actions and execute and deliver to the other such further assurances, documents, instruments or conveyances of any kind as may be necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement (i) to the extent any of the Books and Records or other Acquired Assets are in the possession, custody or control of one or more of the Sellers or their Affiliates after the Closing Date, the Sun Parties shall promptly deliver or cause to be delivered to Horizon OP or the applicable Horizon Subsidiary all such Books and Records (which, if maintained by Sun or its Affiliates in an electronic format, Sun or such Affiliates shall deliver to Horizon OP or the applicable Horizon Subsidiary in an electronic format reasonably requested by Horizon OP or such Subsidiary) and other Acquired Assets, (ii) to the extent any Excluded Assets are in the possession, custody or control of one or more of the Horizon Parties or their Affiliates after the Closing Date, the Horizon Parties shall, at Sun’s sole expense, use reasonable best efforts to promptly deliver or cause to be delivered to Sun or the applicable Retained Subsidiary such Excluded Assets and (iii) each Sun Party shall, and shall cause the other Retained Subsidiaries to, promptly deliver to Horizon OP any mail (physical, electronic or otherwise), facsimile or other correspondence or communication received by such Sun Party or Retained Subsidiary following the Closing Date with respect to the Acquired Business. For the purposes of this Agreement, “Books and Records” means all books of account, documents, records, lists, ledgers, general, financial, legal, regulatory, Tax, accounting, files, correspondence, manuals, data, papers, reports, drawings and other operating or ownership information of any kind (whether in hard copy or computer or other format, including any offline or archived data) to the extent relating to the Acquired Assets, the Acquired Entities or the Acquired Business. Notwithstanding the foregoing provisions of this Section 6.4(a), each party hereto may refuse to deliver any books or records if it believes in good faith (after consultation with outside counsel), that doing so is reasonably likely to cause an attorney-client or work product privilege which such party would be entitled to assert to be undermined with respect to such books or records and such undermining of privilege could in such party’s good faith judgment (after consultation with outside counsel) adversely affect in any material respect such party’s position in any pending, or what such party believes in good faith (after consultation with outside counsel) is reasonably likely to be, future litigation (other than amongst the parties hereto); provided that, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such books or records to the extent doing so would not (in the good faith belief of the party attempting to disclose such books or records (after consultation with outside counsel)) reasonably be likely to cause such privilege to be undermined with respect to such books or records; provided, further, that the disclosing party shall (i) notify the other party that such disclosures are reasonably likely to cause such privilege to be undermined and (ii) communicate to the other party in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such books or records. Notwithstanding anything in this Section 6.4, Section 2.4(a)(ii) or Section 3.1(b) to the contrary, Sun and the Sun Subsidiaries shall not be required to provide Books and Records (or any other information) relating to Tax matters to the extent the Tax Sharing and Indemnification Agreement expressly provides such information is not to be disclosed.

(b) After the Closing, upon reasonable written request, the Sun Parties shall furnish or cause to be furnished to Horizon OP and the Horizon Representatives reasonable access, during normal business hours, to such information and assistance relating to the Acquired Business, Acquired Hotels or the Acquired Entities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. After the Closing, upon reasonable written request, the Horizon Parties shall furnish or cause to be furnished to Sun and the Sun Representatives reasonable access, during normal business hours, to such information and assistance relating to the Retained Sun Business, Sun or the Sun Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. The requesting party will reimburse out-of-pocket expenses reasonably incurred by the furnishing party pursuant to this Section 6.4(b).

(c) After the Closing, (i) if Sun or any of its Affiliates receives any payment of cash or other property that is an Acquired Asset or is otherwise properly due and owing to Horizon OP or any of its Affiliates under this Agreement, Sun shall promptly remit, or cause to be remitted, such cash or other property to Horizon OP and (ii) if Horizon OP or any of its Affiliates receives any payment of cash or other property that is an Excluded Asset or is otherwise properly due and owing to Sun or any of its Affiliates under this Agreement, Horizon OP shall promptly remit, or cause to be remitted, such cash or other property to Sun.

Section 6.5 Intercompany Accounts. Except for this Agreement, the Ancillary Agreements and the agreements set forth on Schedule 6.5, all Contracts providing for sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities (including any receivables, payables, loans, notes, advances or other Indebtedness) between any of the Acquired Entities or (to the extent such Contracts would, but for the termination pursuant to this Section 6.5, constitute Acquired Assets or Assumed Liabilities) the Asset Sellers, on the one hand, and Sun or any Retained Subsidiary (other than any Asset Seller to the extent such Contracts would, but for the termination pursuant to this Section 6.5, constitute Acquired Assets or Assumed Liabilities), on the other hand, shall be terminated and of no further force and effect after the Closing and all Liabilities thereunder shall be settled, offset or discharged with no further Liabilities on the part of any party thereto. Without limiting the foregoing, such settlements, offsets, discharges and terminations shall be effected as to certain accounts and agreements in the manner and at such times as set forth on Schedule 6.5.

Section 6.6 Guarantees; Letters of Credit.

(a) The Horizon Parties and the Sun Parties shall use commercially reasonable efforts to obtain from the respective counterparty, in form and substance reasonably satisfactory to the Sun Parties, on or before the Closing, valid and binding written complete and unconditional releases of Sun or the applicable Retained Subsidiary from any Liability (other than any Retained Liability), whether arising before, on or after the Closing Date, under any Acquired Business Credit Support in effect as of the Closing, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Acquired Business Credit Support and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any item of Acquired Business Credit Support has not been released as of the Closing Date, then the Horizon Parties and the Sun Parties shall use commercially reasonable efforts after the Closing to cause each such unreleased item of Acquired Business Credit Support to be released promptly and prior to such release the Horizon Parties shall indemnify and hold harmless the Sun Parties from any Liability, except to the extent any Purchaser Indemnified Party (as such term is defined in the Indemnification Agreement) would be entitled to indemnification with respect thereto pursuant to the Indemnification Agreement, incurred by the Sun Parties under such Acquired

Business Credit Support. Notwithstanding anything to the contrary herein, the Horizon Parties and Sun Parties acknowledge and agree that at no time after the Closing Date, shall Horizon OP or any of its Affiliates renew or extend the term of, increase any of the Seller Indemnified Parties’ (as such term is defined in the Indemnification Agreement) obligations under, or transfer to another third party, any item of, subject to or under, any Acquired Business Credit Support.

(b) The Sun Parties shall use commercially reasonable efforts to obtain from the respective counterparty, in form and substance reasonably satisfactory to the Horizon Parties, on or before the Closing, valid and binding written complete and unconditional releases of the applicable Acquired Entity or, with respect to the Acquired Business, Asset Seller, from any Liability, whether arising before, on or after the Closing Date, under any Sun Credit Support in effect as of the Closing, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Sun Credit Support and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any item of Sun Credit Support has not been released as of the Closing Date, then the Horizon Parties and the Sun Parties shall use commercially reasonable efforts after the Closing to cause each such unreleased item of Sun Credit Support to be released promptly and prior to such release the Sun Parties shall indemnify and hold harmless the Horizon Parties from any Liability incurred by any Purchaser Indemnified Party under such Sun Credit Support. Notwithstanding anything to the contrary herein, the Horizon Parties and Sun Parties acknowledge and agree that at no time after the Closing Date, shall Sun or any of its Affiliates renew or extend the term of, increase any of the Purchaser Indemnified Parties’ obligations under, or transfer to another third party, any item of, subject to or under, any Sun Credit Support.

Section 6.7 Delivery of Financial Statements.

(a) Sun shall deliver on or before November 21, 2005 to Horizon OP, (i) an unaudited comparative combined balance sheet of the Acquired Business at August 31, 2005 and unaudited comparative combined statements of operations and cash flows of the Acquired Business for the eight-month period ending on August 31, 2005 (including for the comparable eight-month period for the prior year), together with all related notes and schedules thereto (the “Unaudited 2005 Interim Financial Statements”) and (ii) the Audited Combined Historical Financial Statements.

(b) With respect to each of the Unaudited Combined Interim Financial Statements and the Unaudited Stub Period Financial Statements required under Section 6.7(a) or Section 6.7(e) and Section 6.7(c), respectively, to be delivered by Sun, Sun shall (i) use reasonable best efforts to cause E&Y to perform a SAS 100 review with respect thereto and to orally confirm to Horizon OP that (A) such review was conducted in accordance with the standards of the American Institute of Certified Public Accountants (the “AICPA”) and (B) the certificate delivered by Sun pursuant to clause (ii) below is accurate in all material respects and (ii) deliver to Horizon OP, upon completion of the review contemplated by clause (i) above, a certificate, duly executed by the controller of Sun solely in his capacity as an officer of Sun, (A) stating, if true and correct, that E&Y has informed him that it has completed a SAS 100 review with respect thereto in accordance with the standards of the AICPA and (B) setting forth a description of all material modifications, if any, to such financial statements that E&Y informed him should be made thereto for such financial statements to conform with GAAP. Horizon OP shall reimburse the Sun Parties for any reasonable, out-of-pocket expenses incurred by them and, to the extent not paid by Sun or a Retained Subsidiary, pay to E&Y directly its fees and expenses in respect of (x) E&Y’s conducting of such SAS 100 review and (y) E&Y’s audit of the Audited Combined Historical Financial Statements and the 2005 Audited Financial Statements.

(c) Unless the Closing Date is December 31, 2005, Sun shall use reasonable best efforts to deliver on or before the date that is thirty (30) days after the Closing Date (and shall in any event deliver on or before the date that is forty-four (44) days after the Closing Date) to Horizon OP, an unaudited combined balance sheet of the Acquired Business at the Closing Date and unaudited combined statements of operations and cash flows of the

Acquired Business for the period beginning on September 1, 2005 (or, if the Closing Date is after December 31, 2005, January 1, 2006) and ending on the Closing Date and the year-to-date period then ending, together with all related notes and schedules thereto (the “Unaudited Stub Period Financial Statements”).

(d) If the Closing Date is on or after December 31, 2005, Sun shall use reasonable best efforts to deliver on or before February 28, 2006 (and shall in any event deliver on or before March 14, 2006) to Horizon OP (whether or not the Closing occurs prior to, on or after March 14, 2006), an audited combined balance sheet of the Acquired Business at December 31, 2005 and audited combined statements of operations and cash flows of the Acquired Business for the year ending December 31, 2005 (the “2005 Audited Financial Statements”), together with a report without qualification or exception of E&Y with respect thereto.

(e) If the Closing Date is on or after (i) February 28, 2006, Sun shall use reasonable best efforts to deliver on or before March 30, 2006 (and shall in any event deliver on or before April 14, 2006) to Horizon OP, an unaudited comparative combined balance sheet of the Acquired Business at February 28, 2006 and unaudited comparative combined statements of operations and cash flows of the Acquired Business for the two-month period ending on February 28, 2006 (including for the comparable period for the prior year), together with all related notes and schedules thereto (the “Unaudited First Quarter 2006 Interim Financial Statements”) and (ii) May 31, 2006, Sun shall use reasonable best efforts to deliver on or before June 30, 2006 (and shall in any event deliver on or before July 15, 2006) to Horizon OP an unaudited comparative combined balance sheet of the Acquired Business at May 31, 2006 and unaudited comparative combined statements of operations and cash flows of the Acquired Business for the three-month period ending on May 31, 2006 (including for the comparable period for the prior year), together with all related notes and schedules thereto (the “Unaudited Second Quarter 2006 Interim Financial Statements” and, together with the Unaudited First Quarter 2006 Interim Financial Statements (the “Unaudited 2006 Interim Financial Statements” and, together with the Unaudited 2005 Interim Financial Statements, the “Unaudited Combined Interim Financial Statements”).

Section 6.8 Non-Assignment.

(a) Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at Closing any Acquired Asset, including any Acquired Entity, Permit, Contract or any claim or right or any benefit arising thereunder or resulting therefrom, as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (including consents and approvals of Governmental Entities) is required but has not been obtained as of the Closing Date unless and until such consent, approval or amendment is no longer required or has been obtained. Each of the parties hereto shall use, and cause each of their respective Subsidiaries to use, reasonable best efforts to obtain any such consent, approval or amendment, including after the Closing Date. Upon obtaining any such consent, approval or amendment after the Closing, such consent, approval or amendment to be in a form reasonably satisfactory to Horizon OP, the Horizon Parties and Sun shall cause any applicable Acquired Asset to be transferred to Horizon OP or one or more Horizon Subsidiaries (as designated by Horizon OP and permitted by such consent, approval or amendment) on the terms that would have applied to such transfer had it occurred in the transactions as contemplated by this Agreement or the Horizon Transactions.

(b) Subject to Section 6.21, in the event and to the extent that the parties hereto are unable to obtain any such required consent, approval or amendment to transfer, license, sublicense, lease, sublease, convey or assign any Acquired Asset to Horizon OP or one or more Horizon Subsidiaries (as designated by Horizon OP), the parties hereto shall cooperate to agree to a mutually agreeable arrangement under which Horizon OP or one or more Horizon Subsidiaries (as designated by Horizon OP) shall obtain the economic claims, rights and benefits under the Acquired Asset, in the manner set forth below, with respect to which such consent, approval or amendment has not been obtained in accordance with this Agreement. Notwithstanding any failure of the parties hereto to agree to such a mutually agreeable arrangement, Sun shall, and shall cause the Retained Subsidiaries to (i) continue to hold, and to the extent required by the terms applicable to such Asset, operate the Asset, in the case of real or personal property, and to be bound thereby in the case of Contracts, (ii) cooperate in any reasonable and lawful arrangement proposed by Horizon OP to provide to Horizon OP or the designated Horizon Subsidiaries the benefits arising under any such Acquired Asset which were to arise out of its transfer pursuant to this Agreement, the structure of which is such that such Acquired Asset shall qualify as a real estate asset within the meaning of Section 856(c)(5)(B) of the Code (a “Qualifying Asset”) and the income derived therefrom shall qualify as income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”) (such transfer a “Qualified Transfer”), including accepting such reasonable and lawful direction as Horizon OP shall request of Sun and (iii) enforce at Horizon OP’s request, or allow Horizon OP and the Horizon Subsidiaries to enforce (in which case, solely for such purpose, Sun shall constitute and appoint Horizon OP or the subject Horizon Subsidiaries as its true and lawful attorney-in-fact), any rights of Sun and the Retained Subsidiaries as to such Acquired Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Horizon OP). Sun shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, and without right of set-off (except for actually incurred costs and expenses to the extent Horizon OP is responsible therefor under this Section 6.8), pay and remit to Horizon OP promptly all monies, rights and other considerations received in respect of such Qualifying Asset, net of any costs and expenses incurred by Sun and the Retained Subsidiaries in connection with such Qualifying Asset to the extent such costs and expenses would have been borne by Horizon OP if such Qualifying Asset had been properly transferred to Horizon OP pursuant to Article 2 at the Closing. For the avoidance of doubt, unless an arrangement under this Section 6.8(b) shall in its entirety constitute a Qualified Transfer, no such arrangement shall be established or be deemed to have been given effect in whole or in part.

(c) To the extent that Horizon OP or the Horizon Subsidiaries are provided the benefits of any Acquired Asset pursuant to Section 6.8(b), Horizon OP or such Horizon Subsidiary shall, subject to Section 6.8(h), (i) be responsible for the Assumed Liabilities, if any, arising under or related to such Acquired Asset, (ii) perform for the benefit of the counterparty or counterparties thereto, the obligations of Sun or the Retained Subsidiary, as the case may be, thereunder or in connection therewith, but only to the extent (x) that such performance by Horizon OP or the Horizon Subsidiaries would not result in any default thereunder or in connection therewith and (y) such performance pertains to the Acquired Business and the benefits provided to Horizon OP or the Horizon Subsidiaries in the Qualified Transfer; provided, however, that if Horizon OP or the Horizon Subsidiaries shall fail to perform to the extent required herein and such failure continues for ten (10) business days following notice thereof to Horizon OP, Sun and the Retained Subsidiaries shall thereafter cease to be obligated under this Section 6.8 to maintain the Qualified Transfer which is the subject of such failure to perform unless and until such situation is remedied and (iii) reimburse Sun for, and hold it harmless from, all Liabilities (not already used to set-off monies, rights or other consideration paid to Horizon OP or a Horizon Subsidiary pursuant to Section 6.8(b)) incurred or asserted as a result of any actions (or omissions to act) of Sun or any Retained Subsidiary taken at the direction of, and in all material respects in the manner prescribed by, Horizon OP or any of its Subsidiaries pursuant to Section 6.8(b), in each case in clause (i), (ii) or (iii) only to the extent such Liabilities would have been borne by Horizon OP if such Acquired Asset had been properly transferred to Horizon OP pursuant to Article 2 at the Closing.

(d) If any consent, approval or amendment is required to assign, license, sublicense, lease, sublease, convey or transfer any Excluded Asset from any Acquired Entity to Sun or any Retained Subsidiary, Sun shall use, and cause each of the Sun Subsidiaries to use, reasonable best efforts to obtain any such consent, approval or amendment, including after the Closing Date. The Horizon Parties, at Sun’s expense, shall cooperate with Sun and the Sun Subsidiaries in obtaining any such consent, approval or amendment. Upon obtaining any such consent, approval or amendment after the Closing, the Horizon Parties and Sun shall cause any applicable Excluded Asset to be transferred to Sun, or a Retained Subsidiary designated by Sun in writing, without further consideration therefor.

(e) Subject to Section 6.21, in the event and to the extent that Sun is unable to obtain any such required consent, approval or amendment required in order for an Acquired Entity to transfer, license, sublicense, lease, sublease, convey or assign any Excluded Asset to Sun or one or more of the Retained Subsidiaries, the parties hereto shall cooperate to agree to a mutually agreeable arrangement under which Sun or one or more Sun Subsidiaries shall obtain the economic claims, rights and benefits under the Excluded Asset, in the manner set forth below, with respect to which such consent, approval or amendment has not been obtained in accordance with this Agreement. Notwithstanding any failure of the parties hereto to agree to such a mutually agreeable arrangement, but subject to Section 7.2(e)(i), Horizon OP shall, and shall cause the Acquired Entities, from and after the Closing, to (i) continue to hold and to be bound thereby, in the case of Contracts, (ii) cooperate in any reasonable and lawful arrangement proposed by Sun to provide to Sun or the Sun Subsidiaries the benefits arising under any such Excluded Asset, including accepting such reasonable and lawful direction as Sun shall request of Horizon OP and (iii) enforce at Sun’s request, or allow Sun and its Affiliates to enforce, any rights of the applicable Acquired Entity under any such Excluded Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Sun). Any incremental Taxes payable with respect to an Excluded Asset by any taxable REIT subsidiary to which such Excluded Asset has been transferred, including all Taxes payable on any payments received under this Section 6.8(e) and all Taxes payable on the distribution or transfer of, if any, such Excluded Asset out of such taxable REIT subsidiary and the expenses of the transfer of such Excluded Asset to such taxable REIT subsidiary shall be borne by Sun. The reasonable costs and expenses (including reasonable professional fees and expenses) incurred by Horizon OP or the Horizon Subsidiaries (including the Acquired Entities) at Sun’s request, or incurred by Sun or the Retained Subsidiaries, in each case with respect to any of the actions contemplated under clause (iii) above, shall be borne solely by Sun. Horizon OP shall, and shall cause the Acquired Entities to, without further consideration therefor, remit to Sun promptly all monies, rights and other considerations received in respect of such Excluded Asset, net of any costs and expenses incurred by Horizon or any Horizon Subsidiaries in connection with such Excluded Asset. The parties hereto agree for tax purposes to report the actual transfer of such Assets to Sun or one or more of the Retained Subsidiaries on the Closing Date.

(f) In the case of an Asset described in Section 6.8(e), Sun shall, and shall cause its Retained Subsidiaries to, perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of Horizon OP or its relevant Affiliate, as the case may be, thereunder or in connection therewith.

(g) In the event that Sun cannot convey, transfer, assign or deliver, directly or indirectly, as contemplated by this Agreement, any Excluded Asset at Closing by reason of the failure or inability to obtain a required consent, approval or amendment, and, at any time thereafter, Horizon OP, in its good faith judgment, after consultation with its outside tax counsel, determines that the Excluded Asset or the income generated by such Excluded Asset would reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, then Horizon OP and the Horizon Subsidiaries (including the Acquired Entities) shall no longer have any obligation with respect to such Excluded Asset, except pursuant to this Section 6.8(g). Without limiting the foregoing, if, in the good faith judgment of Horizon OP, after consultation with its outside tax counsel, the holding of such Excluded Asset by the applicable Horizon Subsidiary would not reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, in such event, Horizon OP shall give prompt notice to Sun thereof and continue to allow Sun to use its reasonable best efforts to obtain such required consent, approval or amendment in accordance with Section 6.8(d) until the date that is ten (10) business days after such notice is delivered to Sun. In the event Sun fails to obtain such required consent, approval or amendment prior to such date, Horizon OP shall thereafter cause the applicable Horizon Subsidiary to, at Sun’s election, (i) use commercially reasonably efforts to transfer such Excluded Asset to Sun, or a Retained Subsidiary designated by Sun in writing, without further consideration therefor (unless, in the good faith judgment of Horizon OP, after consultation with its outside tax counsel, the transfer of such Excluded Asset would reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, in which case this clause (i) may not be elected by Sun), (ii) in the event that, in the good faith judgment of Horizon OP, the transfer of such Excluded Asset by the Acquired Entity that holds such Excluded Asset to a taxable REIT subsidiary of Horizon, and the holding of such Excluded Asset by such taxable REIT subsidiary, would not reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, use commercially reasonable efforts to cause such Excluded Asset to be transferred to such taxable REIT subsidiary, or (iii) use commercially reasonable efforts (A) to sell such Excluded Asset to one or more third parties in one or more arms-length transactions and (B) taking into account all potential Losses to Horizon OP described in clause (i), to maximize the net proceeds of any such sale. In the event Sun elects clause (i) of the immediately preceding sentence, Sun shall indemnify the Purchaser Indemnified Parties for any Losses arising out of Third Party Claims (as such term is defined in the Indemnification Agreement) with respect to the transfer of such Excluded Asset to Sun. Horizon OP shall cause the applicable Horizon Subsidiaries to remit to Sun the net proceeds of any such sale, after setting off all costs, expenses and other Losses (as such term is defined in the Indemnification Agreement) of Horizon OP and the applicable Horizon Subsidiaries in connection with such transactions. Upon receipt by Sun of such payment in full, neither Sun nor Horizon OP nor any Horizon Subsidiary shall have any further obligation under this Section 6.8(g) with respect to such Excluded Asset.

(h) Notwithstanding anything to the contrary in this Agreement, Sun shall indemnify the Purchaser Indemnified Parties for any Losses arising out of (i) any gross negligence or willful misconduct by Sun or a Retained Subsidiary in connection with this Section 6.8, and any arrangements pursuant thereto, (ii) any claim by a third party that there had occurred any default or breach (or alleged default or breach) by Sun or Horizon OP or any of their respective Subsidiaries to the extent it arises by reason of the fact that (in accordance with Section 6.8) (A) in the case of an Acquired Asset, Horizon OP or one of its Subsidiaries, rather than Sun or one of its Subsidiaries, is, or has been, performing Sun’s or its Subsidiary’s obligations under, or obtaining Sun’s or its Subsidiaries’ benefits under, an Acquired Asset that has not been assigned, licensed, sublicensed, leased, subleased, conveyed or transferred to Horizon OP or one of its Subsidiaries, but excluding from the foregoing any default or breach (or alleged default or breach) to the extent related to any defect in the performance by Horizon OP or its Subsidiary itself or (B) in the case of an Excluded Asset, Sun or one of its Subsidiaries, rather than Horizon or one of its Subsidiaries, is performing Horizon OP’s or its Subsidiary’s obligations under, or obtaining Horizon OP’s or its Subsidiaries’ benefits under, an Excluded Asset that has not been assigned, licensed, sublicensed, leased, subleased, conveyed or transferred, as applicable, to Sun or one of its Subsidiaries or (iii) except to the extent arising out of any gross negligence or willful misconduct by Horizon OP or its Affiliates, and subject (in the case of an Acquired Asset) to Section 6.8(c), any arrangements or actions contemplated by this Section 6.8.

(i) Nothing in this Section 6.8 shall (i) be deemed to constitute an agreement to exclude from the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions any Acquired Asset, or any claim, right or benefit arising hereunder or thereunder, (ii) be deemed to constitute an agreement to include in the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions any Excluded Asset, or any claim, right or benefit arising hereunder or thereunder, (iii) qualify the obligations of the parties hereto to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions or (iv) obligate the parties hereto to consummate the Closing Transactions unless the conditions to their respective obligations set forth in Article 7 have been satisfied or waived.

(j) Nothing in this Section 6.8 shall permit or require any act, omission or arrangement which, in the reasonable determination of Horizon, could adversely affect the REIT status of Horizon or, after the Closing, W&S Seattle Corp., W&S Denver Corp., SHC or any Horizon Foreign Currency REIT.

Section 6.9 Public Announcements. The parties hereto shall use commercially reasonable efforts to develop, and shall cooperate with respect to, a joint communications plan with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Without limiting the foregoing, (i) the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Ancillary Agreements will be in the form agreed to by the parties hereto prior to the execution of this Agreement and

(ii) the Horizon Parties, on the one hand, and the Sun Parties, on the other hand, will consult with Sun and Horizon OP, respectively, before issuing, and provide Sun and Horizon OP, respectively, reasonable opportunity to review and comment upon, any press release or other material written public statement, including any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.10 Listing. Horizon shall use reasonable best efforts to cause the Horizon Common Stock to be issued in the Closing Transactions to be approved for listing on the NYSE, subject to official notice of issuance, prior to the REIT Merger Effective Time.

Section 6.11 Reserved.

Section 6.12 Comfort Letters.

(a) If requested by Sun, Horizon shall use commercially reasonable efforts to cause to be delivered to Sun and Trust comfort letters of KPMG LLP (“KPMG”), Horizon’s independent public accountants, dated approximately the date on which the Form S-4 shall become effective and as of the Closing Date, and addressed to Sun and Trust, in form reasonably satisfactory to Sun and Trust and customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

(b) If requested by Horizon, Sun shall use commercially reasonable efforts to cause to be delivered to Horizon comfort letters of E&Y, Sun’s and Trust’s independent public accountants, dated approximately the date on which the Form S-4 shall become effective and as of the Closing Date, and addressed to Horizon, in form reasonably satisfactory to Horizon and customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

Section 6.13 Cooperation with Financing. The Sun Parties shall, and shall cause their Subsidiaries to, reasonably cooperate with the Horizon Parties and their Representatives, and shall use commercially reasonable efforts to cause their respective Representatives, including the independent accounting firm(s) retained by the Sun Parties, to cooperate with the Horizon Parties and their Representatives, in connection with efforts to obtain high yield bond financing and any other debt and equity financings and related arrangements (“Financings”) undertaken by the Horizon Parties or their Subsidiaries, in connection with the Closing Transactions, including in connection with the review of written offering materials used to complete such Financings and materials for rating agency presentations, to the extent information contained therein relates to the Sun Parties, including to any Assets, Liabilities, or operations of the Acquired Entities. Without limiting the foregoing, the Sun Parties shall: (i) use commercially reasonable efforts to provide the Horizon Parties and their Representatives with historical, comparative and pro forma financial information and data, projections, and other information and data reasonably requested in connection with such Financings; (ii) cause appropriate Representatives of the Sun Parties to (x) be available to answer questions in due diligence sessions customarily involved in Financing efforts and (y) assist in reviewing offering materials and other documents prepared by the Horizon Parties and their Representatives as may be reasonably requested in connection with such Financings; provided that, the foregoing activities would not unreasonably interfere with the performance of such Sun Representatives’ duties in connection with the Acquired Business or the Retained Sun Business; and (iii) use commercially reasonable efforts (including by delivering customary representation letters and certificates) to obtain accountants’ comfort letters and consents as reasonably requested by Horizon OP; provided that, in the case of any of clauses (i)-(iii) above, Horizon OP shall reimburse Sun for any out-of-pocket expenses incurred by the Sun Parties and their Subsidiaries in connection with their compliance with this Section 6.13. The obligations of the Sun Parties under this Section 6.13 shall be subject to the Horizon Parties first entering into the Financing Indemnification Agreement.

Section 6.14 Auditor’s Consent and Cooperation.

(a) The Sun Parties shall use commercially reasonable efforts to cause E&Y to deliver to Horizon a duly executed letter in which E&Y: (i) acknowledges that it understands that Horizon and one or more of its Subsidiaries intend to include the Audited Combined Historical Financial Statements, certain Unaudited Combined Interim Financial Statements and, if applicable, the 2005 Audited Financial Statements in statements and reports required pursuant to the Securities Act and the Exchange Act to be filed by Horizon and Horizon OP and their respective successors from time to time with the SEC (“SEC Filings”); (ii) subject to E&Y’s usual procedures and professional standards and after being given reasonable opportunity to review such SEC Filings and documents incorporated by reference therein at Horizon’s sole cost and expense, agrees that it shall consent to the references in such SEC Filings to E&Y as experts and the inclusion of any of its audit reports on the Audited Combined Historical Financial Statements and, if applicable, the 2005 Audited Financial Statements in any SEC Filing, until such financial statements and consents are no longer required to be included in such SEC Filing by the Securities Act or the Exchange Act; and (iii) acknowledges that Horizon will be providing the Audited Combined Historical Financial Statements, certain Unaudited Combined Interim Financial Statements and, if applicable, the 2005 Audited Financial Statements to potential lenders for the transactions contemplated hereby and will be including such financial statements in the offering materials used in connection with a private or exempt offering under the Securities Act. The Sun Parties shall use commercially reasonable efforts to cause E&Y, including by providing customary representation letters and other customary documents and instruments, subject to E&Y’s usual procedures and professional standards and E&Y being given reasonable opportunity to review such SEC Filings or offering documents and documents incorporated by reference therein at Horizon’s sole cost and expense, (A) to consent to the inclusion of any of its audit reports on the Audited Combined Historical Financial Statements and, if applicable, the 2005 Audited Financial Statements in any SEC Filing (and to the references therein to E&Y as experts) and (B) to issue customary comfort letters (concerning matters which are the subject of the Audited Combined Historical Financial Statements, the Unaudited Combined Interim Financial Statements or, if applicable, the 2005 Audited Financial Statements) that may be required in connection with any offering of debt or equity securities by Horizon or any of its Subsidiaries or their respective successors.

(b) If E&Y fails, for any reason whatsoever, to consent to the inclusion of any such audit reports on the Audited Combined Historical Financial Statements or, if applicable, the 2005 Audited Financial Statements in any SEC Filing (and to the references therein to E&Y as experts) or to provide such comfort letters, Sun shall, and shall cause each of its Subsidiaries to, (i) provide Horizon’s independent accountants reasonable access to its books and records and personnel reasonably required in order to audit the Audited Combined Historical Financial Statements and, if applicable, 2005 Audited Financial Statements and to conduct a SAS 100 review of the Unaudited Combined Interim Financial Statements so that Horizon may expeditiously cause any or all of such financial statements to be reaudited, again reviewed or to be so confirmed by “comfort” letters as the case may be, (ii) use commercially reasonable efforts to cause E&Y to cooperate with the auditors engaged by Horizon to conduct such audit or review and (iii) provide customary representation letters and other customary documents and instruments; provided, however, that the foregoing shall be subject to Horizon’s auditors agreeing not to disclose to Horizon any of the Sun information made available to such auditors that is not directly related to the Acquired Business or the Acquired Assets. Sun acknowledges that if E&Y fails to consent to the inclusion of any such audit reports in any SEC Filing (and to the references therein to E&Y as experts) or to provide such comfort letters, and Horizon or any of its successors is denied in any manner whatsoever the access provided for in this Section 6.14, Horizon and its successors (if any) will suffer irreparable injury and damage. Therefore, Sun agrees that, if Horizon or its successors is denied access provided for in this Section 6.14 in any manner whatsoever, Horizon and its Affiliates and their respective successors (if any) will be entitled, without posting of bond, to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent the breach of and to secure the enforcement of this Section 6.14.

(c) Horizon OP shall reimburse Sun for any reasonable out-of-pocket expenses incurred by the Sun Parties and their Subsidiaries in connection with their compliance with this Section 6.14.

Section 6.15 Ground Lease Estoppel Certificates. Sun shall use commercially reasonable efforts to cooperate with Horizon OP in Horizon OP’s efforts to obtain from the applicable landlord under each Ground Lease a ground lease estoppel certificate relating to each such Ground Lease, in a form reasonably acceptable to Horizon OP.

Section 6.16 Ancillary Agreements. At or prior to the Closing, each Sun Party and Horizon Party shall, and shall cause their applicable Affiliates to, as the case may be, execute and deliver to the other parties thereto each of the following, to the extent contemplated thereby to be a party: (i) a registration rights agreement, in all material respects in the form of Exhibit G (the “Registration Rights Agreement”); (ii) a right of first offer agreement in all material respects in the form of Exhibit H (the “Right of First Offer Agreement”); (iii) an indemnification agreement in all material respects in the form of Exhibit I (the “Indemnification Agreement”); (iv) (a) a separate sublease agreement for each applicable Acquired Hotel in all material respects consistent with the terms set forth on Exhibit J (the “Sublease Agreement”) and (b) a separate lease agreement for each applicable Acquired Hotel in all material respects consistent with the terms set forth in Exhibit K (the “Lease Agreement”); (v) a Master Reserve Fund agreement in all material respects in the form of Exhibit L (the “Master Reserve Fund Agreement”); (vi) a separate operating agreement for each applicable Acquired Hotel in all material respects in the form of Exhibit M, subject to the deviation schedule attached hereto as Schedule 6.16(vi) (the “Operating Agreement”); (vii) a separate license agreement for each applicable Acquired Hotel in all material respects in the form of Exhibit N, subject to the deviation schedule attached hereto as Schedule 6.16(vii) (the “License Agreement”); (viii) a working capital concentration account agreement in all material respects in the form of Exhibit O (the “Working Capital Concentration Account Agreement”); (ix) a compensating balance agreement in all material respects in the form of Exhibit P (the “Compensating Balance Agreement”); (x) a termination upon sale agreement in all material respects in the form of Exhibit Q (the “Termination Upon Sale Agreement”); (xi) a tax sharing and indemnification agreement in all material respects in the form of Exhibit R (the “Tax Sharing and Indemnification Agreement”); (xii) a financing cooperation and indemnification agreement in all material respects in the form of Exhibit S (the “Financing Indemnification Agreement”); (xiii) a corporate-level amendment to the Operating Agreements and the License Agreements in all material respects in the form of Exhibit T (the “Corporate-Level Agreement”); (xiv) a growth plan agreement in all material respects in the form of Exhibit U (the “Growth Plan Agreement”); and (xv) the Local Purchase Agreements. The Registration Rights Agreement, the Right of First Offer Agreement, the Indemnification Agreement, the Sublease Agreements, the Lease Agreements, the Master Reserve Fund Agreement, the Operating Agreements, the License Agreements, the Working Capital Concentration Account Agreement, the Compensating Balance Agreement, the Termination Upon Sale Agreement, the Tax Sharing and Indemnification Agreement, the Financing Indemnification Agreement, the Corporate Level Agreement, the Growth Plan Agreement, the Assumption Agreement and the Local Purchase Agreements collectively, are referred to in this Agreement as the “Ancillary Agreements”.

Section 6.17 [Intentionally Omitted].

Section 6.18 Deferral Triggers; Deferred Assets.

(a) With respect to any Acquired Hotel or Acquired Entity, a “Deferral Trigger” shall be deemed to have occurred if any of the following circumstances, events, occurrences, changes or effects has occurred and is continuing at or prior to the Closing:

(i) after the date of the the Horizon Stockholders Meeting, any consent, approval or authorization of any Governmental Entity or other third party required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions and set forth on Schedule 6.18(a)(i) has not been obtained;

(ii) in the case of an Acquired Hotel, any portion thereof has been damaged by fire or other casualty event and the cost of repair or restoration with respect to any one or more such casualties (without taking into consideration any insurance or third party proceeds which have been or may be received in connection with such casualties), individually or in the aggregate, exceed, or would reasonably be expected to exceed, (x) in the case of an Acquired Hotel, 25% of the applicable Acquired Hotel Agreed Amount or (y) in the case of an Acquired Entity, 25% of the aggregate Acquired Hotel Agreed Amounts of the Acquired Hotels held by such Acquired Entity;

(iii) in the case of an Acquired Hotel, any condemnation events are commenced against any portion thereof and the economic impact (without taking into consideration any condemnation award or other proceeds) of any such condemnation events, individually or in the aggregate, exceed, or would reasonably be expected to exceed, (x) in the case of an Acquired Hotel, 25% of the applicable Acquired Hotel Agreed Amount or (y) in the case of an Acquired Entity, 25% of the aggregate Acquired Hotel Agreed Amounts of the Acquired Hotels held by such Acquired Entity;

(iv) (A) (1) after the date of the Horizon Stockholders Meeting, any consent, approval or authorization of any Governmental Entity or other third party required in connection with the transactions contemplated by this Agreement or the Horizon Transactions has not been obtained or (2) the condition set forth in Section 7.2(a) would not be satisfied with respect to breaches, inaccuracies or failures to be true of representations or warranties set forth in Section 3.1(a) (Organization, Standing and Power), 3.2 (Capital Structure), 3.4 (Authority; Noncontravention; Consents), 3.6 (Absence of Changes), 3.7 (Litigation), 3.8 (Properties) (but only subsections (a), (b) and (e) thereof), 3.9 (Environmental Matters), 3.16 (Compliance with Laws; Permits), 3.17 (Contracts) (but only with respect to clauses (v), (vi) and (xii) of Section 3.17(a) and Section 3.17(b) as it relates to those clauses) or 3.19 (Assets) (in each case, disregarding all qualifications and exceptions contained in Section 7.2(a), itself, relating to materiality, Sun Material Adverse Effect, Sun Material Impairment or specified numerical threshold and continuing to disregard the qualifications and exceptions set forth in Article 3 that are disregarded by Section 7.2(a)) and (B) the economic impact (without taking into account any indemnification, insurance or third party proceeds) of any state of facts, change, development, effect, condition or occurrence set forth in Section 6.18(a)(iv)(A), individually or in the aggregate, exceeds, or would reasonably be expected to exceed, (x) in the case of an Acquired Hotel, 25% of the applicable Acquired Hotel Agreed Amount or (y) in the case of an Acquired Entity, 25% of the aggregate Acquired Hotel Agreed Amounts of the Acquired Hotels held by such Acquired Entity; provided, however, that no state of facts, change, development, effect, condition or occurrence associated with any breach, inaccuracy or failure to be true of any representation or warranty set forth in Section 3.4 (other than clause (a)), 3.6, 3.7, 3.8 (other than clauses (a), (b) or (e)), 3.9, 3.16, 3.17 or 3.19 (except to the extent also associated with any breach, inaccuracy or failure to be true of any representation or warranty set forth in Section 3.1(a), 3.2, 3.4(a) or Section 3.8(a), (b) or (e)) shall be taken into account in determining such economic impact if the economic impact relating thereto, together with the economic impact relating to any other matters arising out of the same, or any related, facts, events or circumstances, is less than $500,000 (or, with respect to breaches, inaccuracies or failures to be true of Section 3.19, $100,000), but, if such economic impact is $500,000 (or, as applicable $100,000) or more, then the entire economic impact shall be taken into account;

(v) after the date of Horizon Stockholders Meeting, any Restructuring Parameter (within the meaning of Exhibit A) would not be satisfied in any material respect if such Acquired Hotel or Acquired Entity is included in, but would be satisfied if such Acquired Hotel or Acquired Entity were excluded from, the transactions contemplated by this Agreement;

(vi) after the date of the Horizon Stockholders Meeting, Sun shall not have received a favorable ruling regarding the Tax treatment as set forth on Schedule 6.18(a)(vi) with respect to any one or more Acquired Hotels or Acquired Entities set forth on such Schedule;

(vii) (A) after the date of the Horizon Stockholders Meeting, any Required Antitrust Approvals have not been obtained (or any required waiting periods in connection with the Required Antitrust Approvals have not expired or been terminated), (B) a temporary restraining order, preliminary or permanent injunction or other order has been issued by any court of competent jurisdiction which is then in effect making illegal or otherwise preventing, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions or (C) there has been any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, by any Governmental Entity of competent jurisdiction that makes, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions illegal or prevents their consummation;

(viii) on or after the date of the Horizon Stockholders Meeting, Horizon OP determines in good faith that (A) the sum of (1) in the case of any Acquired Hotel in Italy and Spain (or any applicable Acquired Entity), Horizon’s and the Horizon Subsidiaries’ share of any Transaction Costs included in clause (iii) of Section 8.3(b) in connection with the Sublease Agreements arising from the works council review and (2) the indemnification Liabilities payable by Horizon or any Horizon Subsidiary under Section 2.04(iii) of the Compensating Balance Agreement, if any, applicable to such Acquired Hotel or Acquired Entity would reasonably be expected to exceed (B) 10% of the EBITDA that would (but for the costs and Liabilities described in clause (A) above) otherwise be received by Horizon and the Horizon Subsidiaries with respect to such Acquired Hotel or Acquired Entity during the twelve months immediately following Closing; or

(ix) on the date on which the conditions set forth in Sections 7.1 and 7.2 (other than (x) those conditions that, by their terms, are to be satisfied on the Closing Date and (y) Section 7.2 with respect to the Restructuring Parameters that are contemplated by the Restructuring Plan to be satisfied, or the Sun Restructuring Steps or the Closing Restructuring Steps that are required to be completed by the Restructuring Plan, on or promptly before the Closing Date) have been satisfied or waived, if any Horizon Deferral Trigger exists with respect to one or more of the Acquired Hotels identified as the “Westin Europa & Regina”, the “Westin Palace Madrid” and the “Westin Palace Milan” on Schedule 10.1(d) (collectively, the “Primary International Hotels”) or one or more Acquired Entities in which a Primary International Hotel is held, then a Horizon Deferral Trigger shall be deemed to exist with respect to all Acquired Hotels located outside the United States, Canada and Poland (the “Deferred International Hotels”) and each of the Acquired Entities in which one or more Deferred International Hotels is held. Notwithstanding anything to the contrary contained in this Agreement, the Horizon Deferral Trigger under this Section 6.18(a)(ix) shall be deemed to exist with respect to each Deferred International Hotel at any time, and from time to time, thereafter that any other Horizon Deferral Trigger (under any other provision of Section 6.18(a)) exists with respect to one or more Primary International Hotels.

Nothwithstanding anything to the contrary in this Section 6.18, if a Deferral Trigger shall be deemed to have occurred with respect either of the Acquired Hotels identified as the “Sheraton Royal Denarau Resort” or “Sheraton Fiji Resort” on Schedule 10.1(d), a Deferral Trigger shall be deemed to have occurred with respect to both such Acquired Hotels.

(b) Without limiting the Sun Parties’ or the Horizon Parties’ obligations under this Agreement, including under Section 6.3, upon receiving any Knowledge or other notice of the existence of any Deferral Trigger, (i) Sun or Horizon OP, as applicable, shall promptly give notice to Horizon OP or Sun, as applicable, of the existence of such Deferral Trigger and (ii) the Sun Parties, or the Sun Parties and the Horizon Parties, in the case of a Deferral Trigger referred to in Section 6.18(a)(i), Section 6.18(a)(iv)(A)(1) or Section 6.18(a)(vii), shall use reasonable best efforts to cause such Deferral Trigger to be cured prior to the Closing Date; provided that, the Sun Parties shall not be required to use reasonable best efforts to cure any Deferral Trigger arising from a casualty event or condemnation event.

(c) From time to time prior to the Closing, (A) in the event that one or more of the Deferral Triggers described in clause (i), (ii), (iii), (iv), (v), (vii), (viii) or (ix) of Section 6.18(a) (the “Horizon Deferral Triggers”) has occurred with respect to any one or more Acquired Hotels or Acquired Entities, Horizon OP may elect, in its sole discretion, and (B) in the event that one or more of the Deferral Triggers described in clause (i), (vi) or (vii) of Section 6.18(a) (the “Sun Deferral Triggers”) has occurred with respect to any one or more Acquired

Hotels or Acquired Entities, Sun may elect, in its sole discretion, to exclude (subject to Section 6.18(f)) any one or more of such Acquired Hotels or Acquired Entities, as applicable, from the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, (I) any such election must be made by written notice from a Sun Party to Horizon OP, or from a Horizon Party to Sun, as applicable, (II) such notice must identify the Acquired Hotels and Acquired Entities to be excluded and (III) subject to Section 6.18(d), the exclusion of the Acquired Hotels and Acquired Entities identified in any such notice will be effective on the earlier of (1) the Closing Date and (2) the later of (x) the date that is twenty (20) business days after such notice is delivered to Sun or Horizon OP, as applicable, and (y) the date set forth in such notice as the effective date of such exclusion; provided, further, that no Acquired Hotel or Acquired Entity will be excluded pursuant to any such notice if all of the Horizon Deferral Triggers, in the case of a notice delivered by a Horizon Party, or all of the Sun Deferral Triggers, in the case of a notice delivered by a Sun Party, identified in such notice as relating to such Acquired Hotel or Acquired Entity have been cured prior to the date on which such exclusion otherwise would have been effective pursuant to this Section 6.18(c). In any event in which (i) Horizon OP makes an election with respect to an alleged Horizon Deferral Trigger or Sun makes an election with respect to an alleged Sun Deferral Trigger and (ii) within five (5) business days of receiving notice of such Deferral Trigger, Sun or Horizon OP, as applicable, delivers written notice to the other party claiming that such a Deferral Trigger has not occurred or is not continuing, the parties hereto shall cooperate to reach an agreement with respect thereto and, if no such agreement is reached, the dispute shall be submitted to, and resolved exclusively pursuant to, arbitration in accordance with the Comprehensive Arbitration Rules and Procedures (the “Rules”) of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). This clause shall not preclude the parties hereto from seeking equitable or provisional remedies in aid of arbitration or to preserve the status quo from a court of competent jurisdiction, pending a decision by the arbitrator. All arbitration shall take place in the County of Montgomery, State of Maryland, with one mutually acceptable arbitrator experienced in the hotel industry presiding at such arbitration proceeding. If after ten (10) business days the parties cannot agree on an acceptable arbitrator, then JAMS shall appoint an arbitrator in accordance with the Rules. The arbitrator shall render a written decision stating reasons therefor in reasonable detail within 30 days after being appointed. Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties hereto for purposes of this Section 6.18. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter and the party against whom enforcement is sought. The fees and expenses of such arbitration (including the fees of the arbitrator and reasonable attorneys’ fees, costs and expenses) and of any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration, and may be assessed in the arbitration award or the judgment entered on such award, as the case may be. The parties hereto expressly waive all rights whatsoever to file an appeal in the arbitration forum against any award by the arbitrator hereunder; provided, however, that the foregoing shall not limit the rights of either party to bring a judicial proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award or to vacate, modify or correct the award. Except as necessary in judicial proceedings involving this arbitration provision or an award rendered hereunder, or to obtain interim relief pending an award, or as reasonably determined by the disclosing party to be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Any disputed Deferral Trigger shall be deemed to have occurred and be continuing (which the parties hereto shall be deemed to have elected to exclude from the transactions contemplated by this Agreement and the Ancillary Agreements); provided that, such Deferral Trigger shall be deemed to be not continuing at such time, if ever, that (i) upon final conclusion of the arbitration referred to in this Section 6.18(c) with respect thereto, it is determined that no such Deferral Trigger is continuing or (ii) the parties hereto otherwise agree that such Deferral Trigger is not continuing.

(d) With respect to each Acquired Hotel and Acquired Entity to be excluded pursuant to Section 6.18(c) (a “Deferred Asset”):

(i) the Sun Parties shall cause such Deferred Asset to be transferred, prior to Closing, to a Retained Subsidiary in which no Acquired Entity has any direct or indirect Interest; provided that, the Sun Parties shall have the right to delay the Closing to the extent reasonably necessary to effect such transfer

(such delay shall not exceed five (5) business days after the date on which the election is made to exclude such Deferred Asset from the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions); provided, further, that Sun will not be entitled to terminate this Agreement pursuant to Section 9.1(e) for a number of days following the Termination Date equal to the number of days by which the Closing was delayed pursuant to the immediately preceding proviso; and

(ii) subject to Section 6.18(f), as of and subject to the Closing, such Deferred Asset shall be deemed to be an Excluded Asset or Retained Subsidiary, as applicable, and the representations, warranties, covenants and conditions in this Agreement and the Ancillary Agreements (other than Section 6.18(f) and, for the purposes of Section 6.18(f), the defined terms and Sections used or referenced therein), and any applicable Schedules, Exhibits or sections of any disclosure letter shall, as of and subject to the Closing, be modified accordingly with respect to such Deferred Asset.

(e) The Cash Amount shall be reduced by the aggregate Acquired Hotel Agreed Amounts for all Deferred Assets; provided, however, that if the Acquired Hotel identified as the “Sheraton Centre Toronto Hotel” on Schedule 10.1(d) (or one or more Acquired Entities in which such Acquired Hotel is held) is a Deferred Asset, then the Cash Amount shall be reduced further by $5,600,000.

(f) Post-Closing Actions.

(i) Notwithstanding anything to the contrary in this Agreement, with respect to each Deferred Asset, Sun (or, in the case of a Deferral Trigger described in Section 6.18(a)(i), 6.18(a)(iv)(A)(1) or Section 6.18(a)(vii), Sun and Horizon) shall be required, whether before, on or after the Closing, until the applicable Post-Closing Deferral Deadline to use reasonable best efforts to cure each Deferral Trigger with respect to each Deferred Asset; provided that, Sun shall not be required to use reasonable best efforts to cure any Deferral Trigger arising from a casualty event or condemnation event.

(ii) With respect to any Deferred Asset, in the event that all of the Sun Deferral Triggers, if any, applicable to such Deferred Asset have been cured (or there are otherwise no Sun Deferral Triggers then occurring), Horizon OP may elect to acquire such Deferred Asset by delivering to Sun, at any time, and from time to time, on or prior to the Post-Closing Deferral Deadline for such Deferred Asset, a written notice (the “Post-Closing Acquisition Notice”) setting forth the Deferred Asset to be acquired and the Horizon Subsidiary that will acquire such Deferred Asset; provided, however, that Horizon OP may not deliver a Post-Closing Acquisition Notice with respect to any Deferred International Hotel so long as the Horizon Deferral Trigger under Section 6.18(a)(ix) is continuing, unless such Post-Closing Acquisition Notice elects the acquisition of all the Deferred International Hotels not then subject to a Horizon Deferral Trigger (other than the Horizon Deferral Trigger under Section 6.18(a)(ix)) and at least one (1) of the Primary International Hotels. Horizon OP shall acquire such Deferred Asset on a business day agreed upon by Sun and Horizon which shall be no more than sixty (60) days after the date of such notice.

(iii) With respect to any Deferred Asset, in the event that all of the Horizon Deferral Triggers, if any, applicable to such Deferred Asset have been cured (or there are otherwise no Horizon Deferral Triggers then occurring), Sun may elect to require Horizon OP (or a Horizon Subsidiary designated by Horizon OP) to acquire such Deferred Asset by delivering to Horizon OP, at any time, and from time to time, on or prior to the Post-Closing Deferral Deadline for such Deferred Asset, a written notice (the “Post-Closing Sale Notice” and together with the Post-Closing Acquisition Notice, the “Post-Closing Notices”) setting forth the Deferred Asset to be acquired. Horizon OP shall acquire such Deferred Asset on a business day agreed upon by Sun and Horizon which shall be no more than sixty (60) days after the date of such Post-Closing Sale Notice; provided that, Horizon OP’s obligations to acquire any Deferred Asset pursuant to this Section 6.18(f)(iii) shall be subject to the following conditions, any one or more of which may be waived by Horizon OP in its sole discretion: (A) no Horizon Deferral Trigger has occurred and is continuing with respect to such Deferred Asset (provided that, for purposes of this Section 6.18(f)(iii), all references to the Closing and the Closing Date included or referenced in the definition of “Deferral Trigger”, and in the other Sections of this Agreement that are incorporated or referenced therein, shall be deemed to refer to the applicable closing or applicable closing date, as the case may be, with respect to such Deferred Asset); (B) there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has resulted in, or would be reasonably expected to result in, a Horizon Deferral Trigger with respect to such Deferred Asset; (C) Sun and Trust shall have complied in all material respects with the covenants set forth in Sections 5.1, 6.2, 6.19(c) and 6.19(d) with respect to such Deferred Asset until and including the applicable closing date; and (D) all lenders, trustees, agents and other applicable third parties with respect to any Specified Indebtedness associated with such Deferred Asset shall have provided all consents, waivers, approvals or other documents required for such Specified Indebtedness to be assumed, or remain in place at the applicable Acquired Entity, in connection with the acquisition of such Deferred Asset contemplated by this Section 6.18(f), in each case without resulting in any violation of or default (with or without notice or lapse of time, or both) under, or giving rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Specified Indebtedness.

(iv) On the closing date set forth in any Post-Closing Notice (subject to the conditions set forth in clause (iii) of this Section 6.18(f)), (A) Sun shall, or shall cause its applicable Subsidiaries to, sell, convey, assign, transfer and deliver to Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from Sun or its applicable Subsidiaries, all right, title and interest of Sun and the Sun Subsidiaries in and to such Deferred Asset, (B) Sun or its applicable Subsidiaries, on the one hand, and Horizon OP or its applicable Subsidiaries, on the other hand, shall execute and deliver all Ancillary Agreements and other certificates, instruments and deliveries that would have been delivered at Closing if such Deferred Asset had been transferred on the Closing Date as an Acquired Hotel or Acquired Entity, as applicable, (C) without limiting the deliveries required by clause (B), Horizon OP or one or more Horizon Subsidiaries shall deliver or cause to be delivered, by wire transfer of immediately available funds to an account designated by Sun in writing at least five (5) business days prior to the applicable closing date, an amount equal to the sum of the Acquired Hotel Agreed Amounts (in each case as adjusted pursuant to clause (v) of this Section 6.18(f)) for the Deferred Assets (plus $5,600,000 in the event the Acquired Hotel identified as the “Sheraton Centre Toronto Hotel” on Schedule 10.1(d) (or the Acquired Entities in which such Acquired Hotel is held) is included in such Deferred Assets) being transferred to Horizon OP or its Subsidiaries at such closing and (D) from and after that closing, each Deferred Asset transferred to Horizon OP or its subsidiaries shall be deemed as of the Closing to have been an Acquired Hotel or an Acquired Entity, as applicable, and the representations, warranties, covenants and conditions in this Agreement and the Ancillary Agreements, and, with respect thereto, any applicable Schedules, Exhibits or sections of any disclosure letter shall be deemed to have reverted to their form prior to modification pursuant to Section 6.18(d)(ii).

(v) For the purposes of clause (iv) of this Section 6.18(f), Sun and the Horizon Parties (including indirectly through the Acquired Entities and the Directly Acquired Assets Owners) shall receive debits and credits against the Acquired Hotel Agreed Amounts for the Deferred Assets in the manner set forth in Article 8 (other than with respect to Adjusted Indebtedness); provided that, notwithstanding anything to the contrary in Article 8, (A) the “Apportionment Time” with respect to any Deferred Asset, including for the purposes of Adjusted Indebtedness, shall be based on the applicable closing date under this Section 6.18(f), rather than the Closing Date and (B) the applicable Horizon Parties shall receive a credit in the amount of any Adjusted Indebtedness with respect to each Deferred Asset. All disputes with respect to adjustments with respect to any Deferred Assets shall be resolved in the manner set forth in Section 8.4; provided that, notwithstanding anything to the contrary in Article 8, the time periods set forth therein shall run from the applicable closing date under this Section 6.18 rather than the Closing Date.

(g) In the event that one or more Acquired Hotels or Acquired Entities is designated a Deferred Asset pursuant to this Section 6.18, the Sun Parties shall use commercially reasonable efforts to provide Horizon OP as promptly as practicable with any revised financial statements or other financial information reasonably requested, from time to time, by Horizon OP with respect to the Acquired Business (excluding the Deferred Assets), including Audited Combined Historical Financial Statements, 2005 Audited Financial Statements and Unaudited

Combined Interim Financial Statements. For the avoidance of doubt, (x) once such revised financial statements are delivered, the representations and warranties in Section 3.5, the covenants in Sections 6.3(b) and 6.14, and (y) the conditions in Section 7.2 shall apply to such revised financial statements in the same manner as such previously delivered financial statements.

Section 6.19 Indebtedness.

(a) Except as provided in Section 6.19(b), Sun shall use reasonable best efforts, and Horizon OP shall cooperate with Sun, to obtain, prior to the Closing, all consents, waivers, approvals or other documents from any lenders, trustees, agents and other applicable third parties that are required for the Specified Indebtedness to be assumed by Horizon OP, or remain in place at the applicable Acquired Entity.

(b) The Sun Parties shall use commercially reasonable efforts, and Horizon OP and Sun shall cooperate with each other, to effect a consent solicitation seeking the consent described in Schedule 6.19(b), which consent shall be effective as of the Closing. Without limiting the foregoing, each of the Horizon Parties, on the one hand, and the Sun Parties, on the other hand, shall furnish all information about itself and its business and operations and all financial information to the other parties as may be required to be included in the consent solicitation materials to be circulated by the Sun Parties, or any prospectus, registration statement or other materials or documents to be circulated, or filed with the SEC by, the Horizon Parties. The Sun Parties shall afford Horizon OP a reasonable opportunity to review and comment on any applicable consent solicitation materials and shall, in good faith, take such comments into consideration. Each of Horizon, Sun and Trust promptly will notify the others if and to the extent that any information provided by it for use in any such materials or filings shall have become false or misleading in any material respect. Each of Horizon, Sun and Trust will cooperate with the others to take all steps reasonably necessary to amend or supplement such materials or filings, and, as applicable, to cause such materials or filings, as amended or supplemented, to be filed with the SEC and disseminated to the holders of SHC Indebtedness. Each of Horizon, Sun and Trust represents and warrants that the information provided by it for inclusion in such materials or filings, and each amendment or supplement thereto, at the time of mailing thereof (in the case of any consent solicitation materials or prospectus or similar documents) and at the time it becomes effective (in the case of any registration statement filed with the SEC) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, if the applicable consent described in this Section 6.19(b) is not obtained with respect to either tranche of SHC Indebtedness, or Horizon OP otherwise notifies Sun prior to the mailing of the consent solicitation materials that it elects to exclude the 2025 SHC Indebtedness, then such tranche of SHC Indebtedness will be deemed not to be Specified Indebtedness for any and all purposes of this Agreement, including Section 6.19(c) and the definition of Retained Liabilities in Section 10.1(mmm).

(c) At or prior to the Closing (or, with respect to any Deferred Asset, prior to the earlier of (i) the applicable Post-Closing Deferral Deadline and (ii) the applicable closing date, if any, under Section 6.18(f)), the Sun Parties shall, at the sole expense of Sun, pay, or cause to be paid, in full and cause to be terminated (or assumed by a Person other than an Acquired Entity) all Indebtedness of the Acquired Entities, and shall cause to be removed all Encumbrances on any of the Acquired Assets securing such Indebtedness, other than Specified Indebtedness.

(d) Prior to the Closing (or, with respect to any Deferred Asset, prior to the earlier of (i) the applicable Post-Closing Deferral Deadline and (ii) the applicable closing date, if any, under Section 6.18(f)), the Sun Parties shall (x) use reasonable best efforts to avoid any violation of or default (with or without notice or lapse of time, or both) under, or any circumstance, condition or event that would reasonably be expected to give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Specified Indebtedness and (y) upon obtaining Knowledge of any such violation, default or right, shall give prompt notice thereof to Horizon OP and shall cause such violation, default or right, and the circumstances, conditions or events giving rise to such violation, default or right, to be cured or prevented, as applicable.

Section 6.20 Interest Total Certificate. Promptly following the close of business on the business day immediately preceding the Closing Date, Sun shall deliver to Horizon OP a certificate signed on behalf of Sun by the chief executive officer or chief financial officer of Sun, in such capacity, to the effect that (i) the number of Class B Shares set forth on such certificate will represent the precise Class B Share Total, (ii) the number of RP Units and Class A RP Units (each as defined in the Third Amended and Restated Limited Partnership Agreement of SLT) set forth on such certificate will represent precisely the number of issued and outstanding RP Units and Class A RP Units, respectively, as of immediately prior to the Closing and (iii) no Interests in SLT (other than the RP Units and Class A RP Units identified pursuant to clause (ii)) will exist immediately prior to the Closing. Sun shall cause (i) the Class B Share Total to be identical to the amount identified as the Class B Share Total in the certificate delivered pursuant to this Section 6.20, (ii) the number of RP Units and Class A RP Units issued and outstanding as of immediately prior to the Closing to be identical to the number of RP Units and Class A RP Units identified in the certificate to be delivered pursuant to this Section 6.20 and (iii) there to be no Interests in SLT (other than such RP Units and Class A RP Units) as of immediately prior to the Closing.

Section 6.21 Liquor Licenses. As promptly as practicable after the date of this Agreement, Horizon OP, at its sole cost and expense, shall make all necessary applications for, and shall thereafter diligently pursue, issuance of all licenses and approvals, if any, required under any Laws for the continued sale or service of alcoholic beverages at each Acquired Hotel from and after the Closing Date (including temporary permits, to the extent available) consistent with the practices and procedures in effect as of the date hereof (collectively, “Liquor Licenses”). In respect of each Acquired Hotel located outside of the United States and Canada, if the Law and practices and procedures in effect as of the date of this Agreement require that the holder of a Liquor License be a Sun Affiliate (or an individual employee thereof) which is intended to operate such Acquired Hotel pursuant to an Operating Agreement or a Sublease Agreement, as applicable, Horizon OP and Sun shall consult and mutually agree on the appropriate licensee, which shall make all necessary applications for, and shall thereafter diligently pursue, issuance of such Liquor License. Each of Sun and Horizon OP shall keep the other informed of the status of such applications, and shall promptly respond to the other’s inquiries regarding the status of the same. If a Liquor License has not been issued with respect to any Acquired Hotel as of the Closing Date, then Sun shall, or shall cause the applicable Acquired Entity or Asset Seller to, or shall use commercially reasonable effort to cause the applicable operating manager of such Acquired Hotel to, as applicable, enter into an interim liquor agreement in all material respects in the form of Exhibit V (the “Interim Liquor Agreement”); provided that, the Interim Liquor Agreement for each Acquired Hotel shall be modified, prior to its execution, in a manner reasonably satisfactory to Horizon OP and Sun, to reflect applicable Law and local custom or practice. For the purposes of this Section 6.21, “Closing Date” means, with respect to any Deferred Asset, the applicable closing date under Section 6.18(f). Prior to, at and after the Closing, each of Sun and Horizon OP shall cooperate with the other in its efforts to obtain the issuances or transfers, as applicable, of the Liquor Licenses in connection with the transactions contemplated by this Agreement.

Section 6.22 Sun Indenture. The Sun Parties shall take all action necessary to ensure that (i) no Trust Assumption Event (as such term is defined in Section 11.21(b) of the Sun Indenture) shall occur and (ii) after the Closing, neither Horizon nor any Horizon Subsidiary (including any Acquired Entity) shall have any obligation with respect to the Sun Indenture.

Section 6.23 Title Insurance and Surveys. Sun, at no cost or expense to Sun other than de minimis costs and expenses, shall use commercially reasonable efforts to cooperate with Horizon OP in Horizon OP’s efforts to induce one or more title insurance companies (and, in respect to any Acquired Property located outside of the United States and Canada, registered legal counsel or notaries or other customary providers of title assurances, as appropriate for the respective jurisdiction) reasonably satisfactory to Horizon OP and its counsel, to issue a policy of title insurance or a date down endorsement for an existing policy of title insurance, or (with respect to any Acquired Property located outside of the United States and Canada), render a title opinion or title certificate or other customary evidence of title assurance, as appropriate for the respective jurisdiction, showing good and indefeasible title to such Acquired Property in fee simple or valid leasehold estate or its respective equivalent, as the case may be, vested in the applicable Acquired Entity or Directly Acquired Assets Owner as of the Closing

(each such policy or date down endorsement, or title opinion or title certificate or other customary evidence of title assurance, as appropriate for the respective jurisdiction, a “Title Policy” and collectively the “Title Policies”), subject only to the Permitted Title Exceptions. Prior to Closing, Sun, at no cost or expense to Sun other than de minimis costs and expenses, shall use commercially reasonable efforts to cooperate with Horizon OP in any reasonable effort to remove Encumbrances from the Title Policies, provided that Sun shall not be obligated to remove any such Encumbrances and the removal of such Encumbrances shall not be a condition to Closing. Sun, at no cost or expense to Sun other than de minimis costs and expenses, shall, and shall cause its Subsidiaries to, cooperate with Horizon OP if Horizon OP, in its sole and absolute discretion, determines to request from one or more title companies (and, with respect to any Acquired Property located outside of the United States and Canada, registered surveyors or other licensed land survey professionals, as appropriate and customary for the respective jurisdiction) a new ALTA survey, or with respect to any Acquired Property located outside of the United States and Canada, the customary survey utilized in the relevant jurisdiction, or an update or recertification of any existing survey reflecting the total area of the applicable Acquired Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and all building and setback lines and other matters of record typically reflected on a survey with respect thereto and such matters as are customarily included in such surveys (the “Surveys”). In connection with the foregoing, neither Sun nor any Sun Subsidiary shall be required to execute or deliver any affidavits, indemnities or similar documents to any title companies, surveyors or other third parties, except that prior to or at the Closing, Sun shall execute and deliver or cause any Sun Subsidiary to execute and deliver to the applicable title insurance companies title affidavits in substantially the form set forth in Schedule 6.23 (without, in any event, indemnification by Sun or any Sun Party). As a condition to Sun’s obligation to deliver such attached affidavit, Horizon agrees that it will date down each applicable title commitment or preliminary date-down endorsement to a date that is as close as reasonably practicable to the Closing Date, but in any event such date down shall not be dated more than thirty (30) days prior to the Closing Date.

Section 6.24 Rule 145 Affiliate Agreements. Prior to the REIT Merger Effective Time, Trust shall cause to be prepared and delivered to Horizon OP a list identifying all Persons who, as of the Horizon Stockholders Meeting, may be deemed to be “affiliates” of Trust, in each case as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Each of Sun and Trust shall use commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Horizon OP at or prior to the REIT Merger Effective Time a written agreement executed by such Person, substantially in the form of Exhibit W.

Section 6.25 Horizon Common Stock Transactions. Without the prior written consent of Horizon OP, from the date hereof until the Closing, each Sun Party shall not, and shall cause their respective Affiliates not to, directly, or indirectly, sell, transfer, pledge, or otherwise dispose of, including through any hedging or derivative transactions or otherwise, any shares of Horizon Common Stock or Interests therein.

Section 6.26 Sun Restructuring. The Sun Parties shall, and shall cause the Sun Subsidiaries to, at or prior to the Closing, complete the Sun Restructuring Steps (and satisfy the Restructuring Parameters) in all respects in accordance with the terms and subject to the conditions of the Restructuring Plan. The parties to this Agreement shall amend the Restructuring Plan in accordance with any Plan Modifications.

Section 6.27 Employment Matters.

(a) Employees. Sun shall, and shall cause the Sun Subsidiaries to, take all necessary actions such that, immediately prior to the Closing, none of the Acquired Entities will employ any employees.

(b) Employee Plans. Sun shall, and shall cause the Sun Subsidiaries, including the Acquired Entities, to take all necessary actions, such that immediately prior to the Closing, none of the Acquired Entities shall sponsor, maintain, participate in, contribute to or have an obligation to contribute to any Sun Employee Plan (other than by reason of payments to Sun pursuant to the Operating Agreements, the Sublease Agreements or by

operation of Law). Immediately prior to the Closing, a Sun Employer shall employ the employees covered under applicable collective bargaining agreements and shall be obligated to make any required contribution to each Multiemployer Plan.

(c) Employee Liabilities. Sun shall, and shall cause the Sun Subsidiaries to, take all necessary actions such that immediately prior to the Closing, none of the Acquired Entities, Horizon or any Horizon Subsidiary shall have any Liability, except pursuant to the terms of an Operating Agreement, Sublease Agreement or by operation of Law with respect to any (i) Sun Employee Plan, (ii) employee or former employee of Sun or any Sun Subsidiary, or the Acquired Business, including any employee covered by an Operating Agreement or Sublease Agreement, as applicable, for any amount payable as a result of employment, including any wages, incentive compensation, vacation pay, expense reimbursement, statutory deductions or withholdings, employment termination costs or benefits with respect to any Sun Employee Plan or (iii) collective bargaining agreement covering any employee of Sun or any Sun Subsidiary.

(d) Collective Bargaining Agreements. Notwithstanding any other provision in this Agreement, prior to Closing, if required by the provisions of the collective bargaining agreements in effect as of Closing at the Acquired Hotels identified as the “Sheraton Boston Hotel”, “Sheraton Braintree”, “Sheraton New York Hotel & Towers” and “W New York” on Schedule 10.1(d), Sun shall take such action as is necessary in relation to the transactions contemplated by this Agreement under the terms of such collective bargaining agreements, including providing such notice as may be required to the applicable collective bargaining representatives of such Acquired Hotels, and Horizon OP or an appropriate Horizon Subsidiary shall agree to assume and be bound by and shall cause any successor to agree to assume and be bound by such collective bargaining agreements. Sun and Horizon OP’s respective duties and liabilities under the collective bargaining agreements shall be as set forth in the applicable Operating Agreements or Sublease Agreements.

Section 6.28 Sun Intellectual Property.

(a) Horizon OP, for itself and its Affiliates, acknowledges and agrees that, except as provided in the Ancillary Agreements, and except for any Sun Intellectual Property that is covered by a license agreement between Horizon OP or any of its Affiliates and Sun or any of its Affiliates in effect immediately prior to the Closing, (x) Horizon OP and its Affiliates (including the Acquired Entities) will have no, and will not assert any, right, title or interest in, or any authority or license to use in any manner whatsoever, any Sun Intellectual Property as of the Closing and (y) any right, title, interest, authority or license of any Acquired Entity to any Sun Intellectual Property existing immediately prior to the Closing shall automatically terminate simultaneously and effective with the Closing.

(b) If, after the Closing Date, Horizon or Sun identifies any Sun Intellectual Property owned of record by an Acquired Entity or included in any of the Directly Acquired Assets that as of the Closing Date should have been but was not previously transferred by such Acquired Entity to Sun or a Retained Subsidiary or that should have been but was not included in the Excluded Assets, then Horizon shall, or shall cause such Acquired Entity or other Horizon Subsidiary that acquired such Sun Intellectual Property to, transfer such Sun Intellectual Property to Sun or such Retained Subsidiary designated by Sun as promptly as practicable and for no consideration.

(c) Horizon OP shall cause each of the Acquired Entities to change its name, effective as of the Closing or as promptly thereafter as is practicable (but in no event later than eight (8) weeks after the Closing Date), and thereafter to cease to use any name or trademark of Sun or any of its Affiliates, including the Sun Trademarks, or any confusingly similar name, mark or variation thereof, in each case except as permitted under the License Agreements.

Section 6.29 Certain Contribution Agreements. From and after the Closing Date, the Horizon Parties shall, and shall cause any applicable Affiliates to, comply with such Contribution Agreements as remain in effect.

Section 6.30 Increased Share Amount.

(a) The Sun Parties shall take, and shall cause their Subsidiaries to take, all actions necessary to cause the Pre-Merger Share Amount to be less than or equal to the sum of (i) the Maximum Share Amount and (ii) 11,764,706 shares, subject to adjustment pursuant to Section 1.10 (the sum of clauses (i) and (ii) being referred to herein as the “Increased Share Amount”). Without limiting the generality of the foregoing, Sun shall purchase (in a manner that would not constitute or be deemed to constitute a tender offer) such number of Class B Shares (including as part of Paired Shares), and cause Class B Shares to be contributed to the Trust, to the extent required to comply with the requirements of the immediately preceding sentence. If the Pre-Merger Share Amount is greater than the Maximum Share Amount but less than or equal to the Increased Share Amount, then the Cash Amount and the Class A Cash Consideration shall be reduced by the amount equal to (i) $17.00 multiplied by (ii) the amount by which the Pre-Merger Share Amount exceeds the Maximum Share Amount.

(b) Notwithstanding anything to the contrary in this Agreement, if the Pre-Merger Share Amount exceeds the Increased Share Amount, Horizon OP, in it sole and absolute discretion, can elect, in whole or in part, to waive compliance with Section 6.30 and the Cash Amount and the Class A Cash Consideration shall be reduced by the amount equal to (i) $17.00 multiplied by (ii) the amount by which the Pre-Merger Share Amount exceeds the Increased Share Amount.

Section 6.31 SLT Provisions.

Prior to any redemption, repurchase or other transfer of any SLT Units held by Sun or any Sun Subsidiary, Sun shall, and shall cause the Sun Subsidiaries to, use commercially reasonable efforts to (i) obtain all consents, authorizations and approvals from any holders of Interests in SLT (including those set forth on Section 3.24 of the Sun Disclosure Letter and contemplated by Section 3.24 hereof) that are required in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Horizon Transactions, including the SLT Merger, and (ii) cause to be made all amendments with respect to the SLT LP Agreement, the Exchange Rights Agreements (as defined in the SLT LP Agreement) and any other Contracts with respect to SLT Units or SLC Units applicable to Sun or any Sun Subsidiary or their respective Assets (collectively, the “SLT Agreements”) in order to reflect such transactions, as set forth on Schedule 6.31. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate in good faith with respect to all consents, approvals and authorizations to be obtained and all other actions to be taken pursuant to this Section 6.31. Prior to the Closing, notwithstanding any Plan Modification, Sun shall, and shall cause the Sun Subsidiaries to, take all actions necessary to effect the redemption or repurchase by SLT in full of all limited partnership interests in SLT held by Sun or any Sun Subsidiary.

Section 6.32 Recapture Provisons.

(a) For purposes of this Section 6.32:

(i) “Hotel EBITDA” means, with respect to any Acquired Hotel (other than the Sheraton Royal Denarau Resort), for any specified period, EBITDA calculated in a manner consistent with the accounting principles and practices applied by Sun in the preparation of its financial statements and adjusted to reflect (i) the fees under the License Agreements and the Operating Agreements and (ii) European regional costs historically charged to the related Acquired Hotels that will no longer be charged to such Acquired Hotels after the Closing Date.

(ii) “Additional EBITDA Amount” means the annualized net amount of any increase in the aggregate amount of Hotel EBITDA of the Acquired Hotels (other than the Sheraton Royal Denarau Resort) as a result of any additional compensation to be paid to (or any reduction in the current allocation of costs and expenses currently paid by) such Acquired Hotels under the License Agreements and Operating Agreements relating to certain uses or activities currently engaged in by Sun and its Affiliates at certain of such Acquired Hotels, which uses and activities are more specifically identified as the “Affiliate Transactions” on Section 3.10 of the Sun Disclosure Letter, to

the extent such uses or activities (i) do not currently reflect payment of arm’s length compensation, and/or (ii) are for corporate, regional or other purposes not for the direct benefit of the subject Acquired Hotels, and/or (iii) do not currently reflect appropriate allocations of costs and expenses on a fair and consistent basis among all hotels or other parties benefiting from such use or activities. The parties hereto shall use their reasonable efforts to agree on appropriate amounts of additional compensation or allocations of costs and expenses, as the case may be, for such disclosed Affiliate Transactions no later than December 15, 2005.

(iii) “Target EBITDA Amount” means the sum of the amounts set forth in the column titled “Target EBITDA Amount” opposite the name of each Acquired Hotel (other than the Sheraton Royal Denarau Resort) in Schedule 6.32.

(iv) “Revised EBITDA Amount” means the sum of the amounts set forth in the column titled “Revised EBITDA Amount” opposite the name of each Acquired Hotel (other than the Sheraton Royal Denarau Resort) in Schedule 6.32.

(b) Sun shall prepare in good faith and deliver to Horizon OP no later than January 31, 2006 (but in any event at least ten (10) business days prior to the Closing Date), a statement, based on the Operating Reports (as such term is defined in Article 10.2 of the form of Operating Agreement), that shall set forth Sun’s good faith calculation of the amount of the actual Hotel EBITDA for Operating Year 2005 for all Acquired Hotels (other than the Sheraton Royal Denarau Resort) (in the aggregate and on an individual hotel-by-hotel basis) (as so estimated, the “Estimated EBITDA Amount”). If Horizon OP notifies Sun within fifteen (15) business days after receiving such statement, but in any event prior to the Closing Date, that it disagrees with the Estimated EBITDA Amount, the parties hereto shall cooperate in good faith to reach an agreement as to the Estimated EBITDA Amount and the Estimated EBITDA Amount will be revised to reflect such agreement, if any. In the event that the sum of (i) the Estimated EBITDA Amount (or, if known, the Actual EBITDA Amount) and (ii) the Additional EBITDA Amount is less than the Target EBITDA Amount, the aggregate amount of all Transfer Taxes and Transaction Costs up to the $50 million payable by Horizon OP and the Horizon Subsidiaries, in the aggregate, pursuant to Section 8.3 at Closing shall be decreased (the “Reduction”) in an amount (but not by a number less than zero) equal to (I) the lesser of (x) the Target EBITDA Amount less the sum of the Estimated EBITDA Amount (or, if known, the Actual EBITDA Amount) plus the Additional EBITDA Amount and (y) the Target EBITDA Amount less the sum of the Revised EBITDA Amount plus the Additional EBITDA Amount multiplied by (II) 12.8.

(c) In the event one or more Acquired Hotels or Acquired Entities is excluded from the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to Section 6.18, the calculations set forth in Section 6.32(b) shall be revised as follows: (i) the Estimated EBITDA Amount (or, if known, the Actual EBITDA Amount) associated with each such excluded Acquired Hotel or Acquired Entity shall be disregarded; (ii) the Target EBITDA Amount shall be reduced by the amount set forth in the column titled “Target EBITDA Amount” opposite the name of such Acquired Hotel in Schedule 6.32; and (iii) the Revised EBITDA Amount shall be reduced by the amount set forth in the column titled “Revised EBITDA Amount” opposite the name of such Acquired Hotel in Schedule 6.32; provided, however, that if any such Acquired Hotel or Acquired Entity is later acquired in accordance with this Agreement, the adjustments calculated above shall be promptly revised and settled as if such acquisition had taken place on the Closing Date.

(d) The procedure set forth in this Section 6.32(d) shall be available upon request of either party made within 15 business days after the delivery by Horizon OP of a notice of disagreement pursuant to Section 6.32(b). As promptly as practicable following the delivery of the 2005 Audited Financial Statements but in no event later than thirty (30) days thereafter, the parties shall use the supporting schedules thereto to calculate the amount of the actual Hotel EBITDA for Operating Year 2005 for all Acquired Hotels (other than the Sheraton Royal Denarau Resort) (in the aggregate and on an individual hotel-by-hotel basis) (the “Actual EBITDA Amount”). In the event the Closing has already occurred, no more than five (5) business days after the determination of the Actual EBITDA Amount in accordance with this Section 6.32(d), (i) if the Actual EBITDA Amount exceeds the

Estimated EBITDA Amount, Horizon OP shall deliver to Sun, by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference (but no more than the lesser of (x) the amount of the Reduction and (y) the amount of the additional Transfer Taxes and Transaction Costs actually paid by Sun as a consequence of the application of the Reduction) and (ii) if the Estimated EBITDA Amount exceeds the Actual EBITDA Amount, Sun shall deliver to Horizon OP, by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference (up to the amount of Transfer Taxes and Transaction Costs that would not have been paid by Horizon had the Actual EBITDA Amount been applied instead of the Estimated EBITDA Amount), together with, in each case of clause (i) and (ii), interest on such difference accrued at a variable rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., at its principal office in New York, New York, as its annual base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date such amount is payable pursuant to this Section 6.32(d).

ARTICLE 7.

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing Transactions. The obligations of each party to consummate the Closing Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) Horizon Stockholder Approval. The Horizon Stockholder Approval shall have been obtained.

(b) Required Antitrust Approvals. Any Required Antitrust Approvals shall have been made or obtained, as applicable, and any required waiting periods in connection with the Required Antitrust Approvals shall have expired or been terminated.

(c) Listing of Shares. The NYSE shall have approved for listing the Horizon Common Stock to be issued in the Closing Transactions, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending its effectiveness issued by the SEC, and no proceedings seeking such a stop order shall have been initiated or, to the Knowledge of Horizon, threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction which is then in effect making illegal or otherwise preventing, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions. There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, by any Governmental Entity of competent jurisdiction that makes, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions illegal or prevents their consummation.

(f) REIT Articles of Merger. The REIT Articles of Merger shall have been accepted for record by the Department.

Section 7.2 Conditions to Obligations of Horizon and Horizon OP. The obligations of the Horizon Parties to consummate the Closing Transactions are further subject to the following conditions, any one or more of which may be waived by Horizon OP:

(a) Representations and Warranties. The representations and warranties of Sun and Trust set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Sun Material Adverse Effect, Sun Material Impairment, or specified numerical threshold, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to (A) have a Sun Material Adverse Effect or (B) result in a material default by Sun or any Sun Subsidiary under any of the Operating Agreements, License Agreements or Sublease Agreements; provided, however, that each of the representations and warranties of Sun and Trust set forth in Sections 3.1(a) (Organization, Standing and Power) (with respect to Sun, Trust, SHC and SLT), 3.4(a) (Authority) (with respect to Sun, Trust, SHC and SLT), 3.5(b), (c), (i) and (j) (Financial Statements) (other than with respect to the line items set forth on Schedule 7.2(a)) and 3.23 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (in each case, except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such date).

(b) Performance of Obligations of the Sun Parties. The Sun Parties shall have performed in all material respects (and, with respect to Section 6.30, in all respects) all obligations required to be performed by them under this Agreement at or prior to the Closing (other than any obligations of Sun and Trust under Section 6.7).

(c) Material Adverse Effect. Since the date of this Agreement, there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Sun Material Adverse Effect.

(d) Tax Opinions Relating to REIT Status and Partnership Status. Horizon OP shall have received an opinion of Sidley Austin Brown & Wood LLP or other counsel to Sun reasonably satisfactory to Horizon OP, dated as of the Closing Date and in form and substance reasonably satisfactory to Horizon OP, to the effect that (i) commencing with its taxable year ended December 31, 1998, and through the REIT Merger Effective Time, W&S Seattle Corp. was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (ii) commencing with its taxable year ended December 31, 1998, and through the REIT Merger Effective Time, W&S Denver Corp. was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (iii) SLT has been since the date (for federal income tax purposes) it was formed, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or publicly traded partnership or association taxable as a corporation (in the case of each of clauses (i), (ii) and (iii), with customary exceptions, assumptions and qualifications and based upon customary representations and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Horizon OP).

(e) Excluded Assets; No Deferral Triggers.

(i) With respect to each Excluded Asset that Horizon OP is required to hold pursuant to Section 6.8(e), (A) Horizon OP shall not have determined, in its good faith judgment, after consultation with its outside tax counsel, that such Excluded Asset or the income generated by such Excluded Asset could reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code or (B) the assignment, license, sublicense, lease, sublease, conveyance or transfer from the Acquired Entity that holds such Excluded Asset to a taxable REIT subsidiary of Horizon and the holding of such Excluded Asset by such taxable REIT subsidiary (x) would not require a consent or approval which has not been obtained and (y) in the good faith judgment of Horizon OP, after consultation with its outside tax counsel, would not reasonably be expected to cause Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT to qualify as a REIT under the Code.

(ii) The Acquired Hotels with respect to which (x) one or more Horizon Deferral Triggers shall have occurred (including the Acquired Hotels owned by Acquired Entities with respect to which one or more Horizon Deferral Triggers shall have occurred) and not have been cured or (y) Sun has made an effective election to exclude pursuant to Section 6.18, shall not, in either case, include: (A) any one Acquired Hotel set forth on Schedule 7.2(e)(1); (B) any two or more of the Acquired Hotels set forth on Schedule 7.2(e)(2); or (C) Acquired Hotels (other than the Deferred International Hotels deferred pursuant to Section 6.18(a)(ix)) for which the sum of the applicable Acquired Hotel Agreed Amounts exceeds $1,000,000,000.

(f) E&P Study. Horizon OP shall have received a copy of a study prepared for Sun by a Qualifying Accounting Firm, dated no later than the Closing Date, to the effect that, (1) immediately after the Closing and taking into account all of the transactions contemplated by this Agreement to be consummated through the Closing, no Acquired Entity (other than Trust) that is domestic and is treated as a corporation for United States federal income tax purposes will have any C Corporation Earnings and Profits and (2) immediately after the Closing and taking into account all of the transactions contemplated by this Agreement to be consummated through the Closing, the aggregate amount of C Corporation Earnings and Profits of the Acquired Entities that are foreign and are treated as corporations for United States federal income tax purposes will not exceed $50,000,000 (taking into account only the C Corporation Earnings and Profits of such entities that have positive C Corporation Earnings and Profits); provided that (i) prior to the issuance of such study, each of Sun and Horizon OP shall have furnished the applicable Qualifying Accounting Firm with an access letter substantially in the form of the document previously reviewed by Sun or Horizon OP, respectively, and (ii) for purposes of such study, the applicable Qualifying Accounting Firm shall be permitted to utilize such other assumptions and other methods as are customarily utilized in studies of its type.

(g) Horizon Transactions.

(i) The Horizon Transactions (other than the Post-Closing Horizon Transactions) shall have been completed on the Closing Date; provided that, the Horizon Parties shall have used their reasonable best efforts to complete the Horizon Transactions (other than the Post-Closing Horizon Transactions).

(ii) No material consent, approval, order or authorization of, or registration, declaration or filing (other than any applicable certificates or articles of merger or similar documents that are effective immediately upon filing or acceptance for record) with, any Governmental Entity or other Person shall be required for the Post-Closing Horizon Transactions to be effected.

(h) No Assumption of Sun Indenture. There shall not have occurred any Trust Assumption Event (as such term is defined in Section 11.21(b) of the Sun Indenture) and there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Trust Assumption Event occurring.

(i) Delivery of Financial Statements. All financial statements and certificates required to be delivered by Sun pursuant to Section 6.7 (other than Section 6.7(c) and, if the Closing Date is prior to February 28, 2006, Section 6.7(d) and, if the Closing Date is prior to March 30, 2006, Section 6.7(e)) of this Agreement shall have been delivered prior to the Closing Date.

(j) Restructuring Parameters. The Restructuring Parameters shall have been satisfied.

(k) Assumption of Specified Indebtedness. All lenders, trustees, agents and other applicable third parties with respect to any Specified Indebtedness shall have provided all consents, waivers, approvals or other documents required for such Specified Indebtedness to be assumed, or remain in place at the applicable Acquired Entity, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, in each case without resulting in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Specified Indebtedness; provided that, this condition shall be deemed satisfied if the failure to obtain such consents, waivers, approvals or other documents resulted from the failure of any Horizon Party to fulfill its obligations under this Agreement.

(l) Officer’s Certificate. Horizon and Horizon OP shall have received a certificate of the chief executive officer or chief financial officer of each of Sun and Trust, in such capacity, certifying that the conditions set forth in clauses (a), (b), (c), (e), (h), (j), (k) and (m) of this Section 7.2 have been satisfied.

(m) Ancillary Agreements. There shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, with notice or passage of time or both, would reasonably be expected to result in a material default by Sun or any of its Subsidiaries under any of the Operating Agreements, License Agreements or Sublease Agreements.

(n) Share Value. The Share Value shall be not less than $13.60.

Section 7.3 Conditions to Obligations of Sun and Trust. The obligations of Sun and Trust to consummate the Closing Transactions are further subject to the following conditions, any one or more of which may be waived by Sun and Trust:

(a) Representations and Warranties. The representations and warranties of Horizon and Horizon OP set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Horizon Material Adverse Effect or specified numerical threshold, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to (A) have a Horizon Material Adverse Effect or (B) result in a material default by Horizon or any Horizon Subsidiary under any of the Operating Agreements, License Agreements or Sublease Agreements; provided, however, that each of the representations and warranties of Horizon and Horizon OP set forth in Sections 4.1(a) (Organization, Standing and Power) and 4.5(a) (Authority) (with respect to Horizon and Horizon OP) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (in each case, except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such date).

(b) Performance of Obligations of the Horizon Parties. The Horizon Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Horizon Material Adverse Effect.

(d) Tax Opinion Relating to REIT Status. Sun shall have received the opinion of Hogan & Hartson LLP or other counsel to Horizon reasonably satisfactory to Sun, dated as of the Closing Date, in form and substance reasonably satisfactory to Sun, that, commencing with its taxable year ended December 31, 1999, Horizon was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the REIT Merger, Horizon’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Sun).

(e) Officer’s Certificate. Sun shall have received a certificate of the chief executive officer, chief financial officer or chief operating officer of Horizon, in such capacity, certifying that the conditions set forth in clauses (a), (b), and (c) of this Section 7.3 have been satisfied.

(f) No Deferral Triggers. The Acquired Hotels or Acquired Entities with respect to which (x) one or more Sun Deferral Triggers shall have occurred (including the Acquired Hotels owned by Acquired Entities with respect to which any Sun Deferral Trigger shall have occurred) and not have been cured or (y) Horizon OP has made an effective election to exclude pursuant to Section 6.18 shall not include (i) SHC, (ii) any one of the Acquired Hotels identified as the “Sheraton New York Hotel & Towers”, “Sheraton Boston Hotel” and “Sheraton San Diego Hotel & Marina” on Schedule 10.1(d), (iii) any five (5) or more of the Acquired Hotels set forth on Schedule 7.3(f) or (iv) Acquired Hotels owned, directly or indirectly, by Trust for which the sum of the applicable Acquired Hotel Agreed Amounts exceeds $400,000,000, in the case of clause (iii) or (iv) other than the Deferred International Hotels deferred pursuant to Section 6.18(a)(ix).

(g) Substantial Detriment. Since the date of this Agreement, there shall not be enacted, promulgated, issued or proposed any Tax Law (or any amendment, modification, expiration or written interpretation of any Tax Law) by any Governmental Entity with respect to the consolidated return rules as currently set forth in Section 1502 of the Code and the Treasury Regulations promulgated thereunder, or with respect to other Treasury Regulations applicable to one or more members of a Consolidated Group, which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material risk of Sun incurring an economic cost of more than $200,000,000 that Sun did not expect, as of the time this Agreement was signed, to bear from the transactions contemplated by this Agreement; provided that, prior to any termination of this Agreement arising from the failure of the condition set forth in this Section 7.3(g) to be satisfied: (A) Sun shall have delivered to Horizon OP, at least twenty (20) business days prior to such termination (or, if there are no more than twenty-one (21) business days to a potential Closing Date at the time of the Subject Change (as defined below), then no later than the later of (I) five (5) business days prior to such termination and (II) the day following the date of the Subject Change), (i) a written notice identifying the applicable enactment, promulgation, issuance, proposal, amendment, modification, expiration or interpretation (the “Subject Change”), and (ii) a copy of a written letter furnished by a Qualifying Accounting Firm to Sun to the effect that the Subject Change meets the standard set forth in this Section 7.3(g) (applied without taking into account this proviso to Section 7.3(g)); and (B) each of the Sun Parties and the Horizon Parties shall have used commercially reasonable efforts, for at least ten (10) business days (or such fewer number of days as is reasonable, in view of the number of days remaining, at the time of the Subject Change, to a potential Closing Date) following Sun’s provision of the notice described in Section 7.3(g)(A)(i), to restructure the transactions contemplated by this Agreement in a manner that (x) is mutually satisfactory to the Sun Parties and the Horizon Parties, and (y) results in the restructured transactions not meeting the standard set forth in this Section 7.3(g) (applied without taking into account this proviso to Section 7.3(g)).

(h) Ancillary Agreements. There shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, with notice or the passage of time or both, would reasonably be expected to result in a material default by Horizon or any of its Subsidiaries under any of the Operating Agreements, License Agreements or Sublease Agreements.

(i) Share Value. The Share Value shall be not less than $13.60.

ARTICLE 8.

CERTAIN ADJUSTMENTS AND EXPENSES.

Section 8.1 Sun Capital Budget. As provided in Section 8.4, (i) Horizon OP or one or more Horizon Subsidiaries shall receive a credit for the amount, if any, by which (x) the sum (the “Remaining Capital Budget Amount”) of (A) the amount budgeted in the Sun Capital Budget for 2005 for capital expenditure projects with respect to the Acquired Hotels that have not been started prior to the Closing Date (the “Not Commenced Capital Budget Amount”) and (B) the amount equal to five percent (5%) of the revenue of the Acquired Business during the period, if any, beginning January 1, 2006 and ending on the Closing Date, calculated in accordance with the Closing Statement Principles exceeds (y) the sum (the “Qualified Capital Expenditure Amount”) of the aggregate dollar amount of capital expenditures made by Sun with respect to the Acquired Hotels in accordance with the Sun Capital Budget for 2006 (other than with respect to projects contemplated by the Sun Capital Budget for

2005) at any time prior to the Apportionment Time and (ii) Sun shall receive a credit for the amount, if any, by which the Qualified Capital Expenditure Amount exceeds the Remaining Capital Budget Amount. Sun shall complete each of the projects contemplated to be completed by the Sun Capital Budget for 2005 (other than those 2005 capital expenditure projects with respect to the Acquired Hotels that have not been started prior to the Closing Date) at its own expense prior to or as promptly as commercially reasonable after the Closing (notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement).

Section 8.2 Casualty and Condemnation.

(a) Casualty Events. If any portion of an Acquired Hotel is damaged by fire or other casualty prior to the Closing (with respect to such Acquired Hotel, a “casualty event”) and such Acquired Hotel shall not be deemed an Excluded Asset pursuant to Section 6.18, then (i) at the Closing or, in the case of a Deferred Asset, at the applicable closing date under Section 6.18, (A) the applicable Acquired Entity or Directly Acquired Assets Owner shall receive the aggregate insurance proceeds then collected or received by Sun and the Sun Subsidiaries with respect to such casualty event, less the amount of the actual and reasonable unreimbursed, out-of-pocket expenses incurred by Sun and the Sun Subsidiaries in connection with collecting such proceeds and making any repairs to such Acquired Hotel occasioned by such casualty event pursuant to any Contract approved by Horizon OP, such approval not to be unreasonably withheld, conditioned or delayed (except no such approval shall be necessary to repair or restore any emergency or hazardous condition) or as required by any applicable third party Contract in existence prior to the date of such casualty event (“net casualty insurance proceeds”), (B) Sun shall, and shall cause the applicable Sun Subsidiaries to, assign its rights to all then unpaid net casualty insurance proceeds with respect to such casualty event to the applicable Acquired Entity or Directly Acquired Assets Owner and (C) the applicable Acquired Entity or Directly Acquired Assets Owner shall receive a credit for the sum of (1) the amount of any deductible under applicable insurance policies and (2) the amount of any casualty that is uninsured or by which the cost of repair exceeds the coverage limitations of the applicable insurance policies; provided that, such credit does not exceed the amount by which the Acquired Hotel Agreed Amount for such Acquired Hotel exceeds the net casualty insurance proceeds received with respect to such casualty event and (ii) Sun and the other Sun Parties shall not adjust or settle any insurance claim with respect to such casualty event without the prior written consent of Horizon OP, which consent shall not be unreasonably withheld, conditioned or delayed, and Horizon OP shall be entitled to participate in all negotiations with third parties in respect of any such adjustment or settlement.

(b) Condemnation Events. If condemnation proceedings are commenced against any portion of an Acquired Hotel prior to the Closing (with respect to such Acquired Hotel, a “condemnation event”) and such Acquired Hotel shall not be deemed an Excluded Asset pursuant to Section 6.18, then (i) at the Closing or, in the case of a Deferred Asset, at the closing date under Section 6.18, (A) the applicable Acquired Entity or Directly Acquired Assets Owner shall receive the proceeds of the condemnation award then collected or received by Sun and the Sun Subsidiaries with respect to such condemnation event, less the amount of the actual and reasonable unreimbursed, out-of-pocket expenses incurred by Sun and the Sun Subsidiaries in connection with any appeal of such award (it being understood that no Sun Party shall be under any obligation to appeal any such award) and (B) Sun shall, and shall cause the applicable Sun Subsidiaries to, assign its rights to all then unpaid condemnation proceeds with respect to such condemnation event to the applicable Acquired Entity or Directly Acquired Assets Owner (or such Acquired Entity or Directly Acquired Assets Owner shall become the substitute party thereto, if applicable) and (ii) Sun and the Sun Parties shall not, and shall not permit any Sun Subsidiary to, adjust or settle any condemnation award with respect to such condemnation event without the prior written consent of Horizon OP, which consent shall not be unreasonably withheld, conditioned or delayed, and Horizon OP shall be entitled to participate in all negotiations with third parties in respect of any such adjustment or settlement. Notwithstanding anything to the contrary contained in this Agreement, the foregoing shall not require any Sun Party to pay over to any Horizon Party any funds in excess of proceeds actually received by such Sun Party in respect of any condemnation event.

Section 8.3 Transaction Expenses.

(a) Subject to Section 8.3(b) and any other express allocation of expenses or other Losses in this Agreement, the Horizon Parties and the Sun Parties shall each pay their own legal, investment banking and other fees and expenses (including expenses of their respective Subsidiaries) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, whether or not any such transactions are consummated.

(b) Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, stamp duties, any transfer, recording, registration and other fees, charges, premiums and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (excluding the Ancillary Agreements) and the Local Purchase Agreements or the Horizon Transactions (together with any related interests, penalties or additions to tax, “Transfer Taxes”). At and after the Closing, notwithstanding the language of any Local Purchase Agreement stating that a particular party thereto is to pay any amounts otherwise addressed by this Section 8.3(b), Horizon OP and Sun each shall, or shall cause their respective Subsidiaries to, pay or cause to be paid an amount equal to 50% of the aggregate amount of (A) Transfer Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code or any other income Tax) and (B) (i) any income taxes payable with respect to the transfer of Westin Indianapolis, Westin Cincinnati and Westin South Coast Plaza in the transactions contemplated by this Agreement or the Horizon Transactions (including pursuant to Section 1374 of the Code and the Treasury Regulations promulgated under Section 337 of the Code), (ii) any Losses incurred in connection with obtaining consents, waivers or amendments from any Person in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions, including the net present value (using a 10% discount rate) of any future economic impact resulting in connection with such consents, waivers or amendments (all Losses described in this clause (ii), “Consent Costs”), (iii) any Losses incurred in connection with severance or other similar payment obligations to employees in connection with the direct or indirect purchase by Horizon OP or any Horizon Subsidiary of any Acquired Hotels not located in the United States or the related Horizon Transactions, (iv) mortgage transfer costs or mortgage transfer expenses in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions, (v) costs associated with the defeasance of Sun’s CMBS Indebtedness, and (vi) any Losses (other than (A) the amount of any associated Adjusted Indebtedness included in the Final Adjustment and (B) any Losses expressly allocated to Sun or Horizon OP pursuant to Section 6.19) incurred in connection with respect (x) the 7 3/8% debentures due November 15, 2015 issued by SHC (the “2015 SHC Indebtedness”) or (y) the 7 3/4% debentures due November 15, 2025 issued by SHC (the “2025 SHC Indebtedness” and, together with the 2015 SHC Indebtedness, the “SHC Indebtedness”), in each case in connection with the transactions contemplated by this Agreement or the Horizon Transactions (the items described in clause (B) collectively, “Transaction Costs”); provided, however, that in no event shall the aggregate amount of all Transfer Taxes and Transaction Costs payable by Horizon OP and the Horizon Subsidiaries, in the aggregate, pursuant to this Section 8.3 be greater than $50 million (other than with respect to any Transaction Costs (included in clause (iii) above) in connection with the Sublease Agreements arising from the works council review with respect to the Acquired Hotels in Italy and Spain, which Transaction Costs shall not be subject to such limitation). At and after the Closing, Sun shall be responsible for all Transfer Taxes and Transaction Costs not payable by Horizon OP and the Horizon Subsidiaries pursuant to this Section 8.3.

(c) At and after the Closing, Sun shall, or shall cause its Subsidiaries to, pay the aggregate amount of the costs of any non-imputation endorsements to the Title Policies to be issued to Horizon OP (or its Subsidiaries) by one or more title insurance companies at Closing; provided that, Sun shall not be obligated to pay in excess of $25,000 in the aggregate with respect thereto. Horizon OP shall, or shall cause its Subsidiaries to, pay or cause to be paid an amount equal to (w) the aggregate amount of the premium for the Title Policies to be issued to Horizon OP (or its Subsidiaries) by one or more title insurance companies at Closing, (x) the aggregate amount of the costs of any endorsements, other than non-imputation endorsements, thereto, (y) the aggregate amount of the cost of the Surveys and (z) the fees for recording the deed conveying each Acquired Hotel to Horizon OP or its applicable Subsidiaries. Notwithstanding the foregoing, with respect to the date-down endorsements to the Existing Title Policies with Stewart Title Guaranty Company (“Stewart”) and LandAmerica (“LandAmerica”) title insurance companies which Horizon OP contemplates receiving at Closing for the Acquired Hotels identified on Schedule 10.1(d) of the Merger Agreement as the “Sheraton San Diego Hotel & Marina” (Stewart), the “Sheraton Tucson Hotel & Suites” (LandAmerica), the “Sheraton Stamford Hotel” (LandAmerica), the “Capital Hill Suites DC” (LandAmerica) and the “Sheraton Providence Airport Hotel” (LandAmerica), to the extent Sun is unable to obtain the agreement of Stewart or LandAmerica to a form of title affidavit acceptable to Sun and otherwise sufficient for such title companies to provide Horizon OP with a non-imputation endorsement in connection with the foregoing date-down endorsements, then, to the extent Horizon OP obtains new title insurance policies (in lieu of such date-down endorsements), Sun shall at and after the Closing pay an amount toward the cost of such new title policies equal to the difference between (i) the actual premium cost of the basic title coverage (without endorsements) for the new title policies required and (ii) the premium cost that Horizon OP would otherwise have paid for the basic title coverage of the date-down endorsements (without endorsements), such amount not to the exceed, in the aggregate, the sum of $250,000. For purposes of this Agreement, the costs and fees set forth in this Section 8.3(c) shall not be included in the Transaction Costs.

Section 8.4 Closing Working Capital; Adjusted Indebtedness; Determination of Adjustments.

(a) The aggregate purchase price for the Closing Transactions was determined on the assumption that, the sum of (i) the Working Capital of the Acquired Business at the Apportionment Time determined in accordance with Schedule 8.4(a) (the “Closing Working Capital”), (ii) the Adjusted Indebtedness at the Appointment Time, (iii) the Remaining Capital Budget Amount less the Qualified Capital Expenditure Amount (such difference, the “Required Capital Expenditure Amount”) and (iv) the aggregate credits to the Acquired Entities and Directly Acquired Assets Owners under Section 8.2 (the “Casualty Adjustment Amount”) would be negative $704 million. In the event that the Closing Working Capital, less the Adjusted Indebtedness, less the Required Capital Expenditure Amount (such net amount, the “Closing Net Adjustment Amount”), is greater than negative $704 million (the “Stated Net Adjustment Amount”) (and for the avoidance of doubt a Closing Net Adjustment Amount of negative $1.00 is greater than a Closing Net Adjustment Amount of negative $2.00), the Cash Amount shall be increased by the difference between the Closing Net Adjustment Amount and the Stated Net Adjustment Amount, and in the event that the Closing Net Adjustment Amount is less than the Stated Net Adjustment Amount (and for the avoidance of doubt a Closing Net Adjustment Amount of negative $2.00 is less than a Closing Net Adjustment Amount of negative $1.00), the Cash Amount shall be decreased by the difference between the Closing Net Adjustment Amount and the Stated Net Adjustment Amount.

(b) At least ten (10) business days prior to the Closing Date, Sun shall prepare in good faith and deliver to Horizon OP a statement, together with reasonable documentation supporting such estimated calculation (collectively, the “Estimated Closing Statement”), that shall set forth Sun’s good faith calculation of (i) the Closing Working Capital (in the aggregate and on an individual Hotel-by-Hotel basis), (ii) the Adjusted Indebtedness (in the aggregate and on an individual Hotel-by-Hotel basis), (iii) the Required Capital Expenditure Amount (in the aggregate and on an individual Hotel-by-Hotel basis), (iv) the Casualty Adjustment Amount (in the aggregate and on an individual Hotel-by-Hotel basis) and (v) the Closing Net Adjustment Amount (as so estimated, the “Estimated Adjustment Amount”). The Estimated Closing Statement shall be accompanied by a written certification of the controller of Sun (solely in his capacity as an officer of Sun) to the effect that the Estimated Closing Statement and the calculation of the Estimated Adjustment Amount have been prepared in good faith in accordance with the Closing Statement Principles and this Article 8. If Horizon OP notifies Sun, at least three (3) business days prior to the Closing Date, that it disagrees with the Estimated Adjustment Amount, the parties hereto shall cooperate in good faith to reach an agreement as to the Estimated Adjustment Amount and the amount of the Estimated Adjustment Amount will be revised to reflect any such agreement, if any. The Cash Amount payable by Horizon OP at Closing shall be (x) increased in the amount by which the Estimated Adjustment Amount exceeds the Stated Net Adjustment Amount or (y) decreased in the amount by which the Stated Net Adjustment Amount exceeds the Estimated Adjustment Amount, as applicable.

(c) As promptly as practicable following the Closing Date but in no event later than ninety (90) days thereafter, Sun shall deliver to Horizon OP a statement, together with reasonable documentation supporting such calculation (collectively, the “Preliminary Closing Statement”), that shall set forth Sun’s calculation of (i) the Closing Working Capital (in the aggregate and on an individual Hotel-by-Hotel basis), (ii) the Adjusted Indebtedness (in the aggregate and on an individual Hotel-by-Hotel basis), (iii) the Required Capital Expenditure Amount (in the aggregate and on an individual Hotel-by-Hotel basis), (iv) the Casualty Adjustment Amount (in the aggregate and on an individual Hotel-by-Hotel basis) and (v) the Closing Net Adjustment Amount based on the Preliminary Closing Statement (the “Preliminary Adjustment Amount”).

(d) Horizon OP shall have forty-five (45) days (unless Sun and Horizon OP mutually agree to an extension; provided, however, that Sun shall not unreasonably withhold its agreement to such an extension of an additional forty-five (45) days) following delivery to Horizon OP of the Preliminary Closing Statement and the calculation of the Preliminary Adjustment Amount during which to review the Preliminary Closing Statement and such calculations, and to notify Sun if it believes that (i) the Preliminary Closing Statement was not prepared in accordance with the Closing Statement Principles, as applicable, and this Article 8 (in which case such notification shall be accompanied by a report of KPMG stating that it concurs with Horizon OP’s position that the Preliminary Closing Statement was not prepared in accordance with the Closing Statement Principles, as applicable, and this Article 8), (ii) the Preliminary Closing Statement contains mathematical error or (iii) the calculation of the Preliminary Adjustment was not in accordance with this Article 8. In connection with such review, Horizon OP and its Representatives shall have the right to communicate with E&Y, and Sun shall use commercially reasonable efforts to cause E&Y to permit Horizon OP to review all work papers, schedules, memoranda and other documents prepared or reviewed by Sun or E&Y during the course of its review, and such access shall be provided promptly after request by Horizon OP or its Representatives; provided that, the foregoing shall be subject to professional standards and E&Y’s firm policy, which may include the requirement that Horizon OP and its Representatives sign an “indemnification letter” in a form customarily accepted by E&Y prior to receiving access to any materials prepared by E&Y. If Horizon OP fails to properly notify Sun of any such dispute within such 45-day (or extended period) period, the Preliminary Closing Statement and the calculation of the Preliminary Adjustment Amount shall be deemed final. In the event that Horizon OP shall so notify Sun of any dispute, Horizon OP and Sun shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, if any, any adjustments to the Preliminary Closing Statement and the Preliminary Adjustment Amount shall be made in accordance with the agreement of Horizon OP and Sun.

(e) If Horizon OP and Sun are unable to resolve any such dispute within fifteen (15) days (or such longer period as Horizon OP and Sun shall mutually agree in writing) of Horizon OP’s delivery of such notice, such dispute shall be resolved by the accounting firm selected in the manner set forth below (the “Independent Accounting Firm”), and such determination shall be final and binding on the parties hereto; provided, however, that (i) the calculation of the aggregate amount of adjustments to be made pursuant to this Section 8.4 (the “Final Adjustment Amount”) shall be based on the Final Closing Statement and the definitions and terms contained herein and (ii) unless the Independent Accounting Firm determines that the Preliminary Closing Statement was not prepared in accordance with the Closing Statement Principles, as applicable, and this Section 8.4 or contains mathematical errors, the Preliminary Closing Statement shall be the Final Closing Statement. Sun and Horizon OP shall mutually select the Independent Accounting Firm, but if Sun and Horizon OP cannot mutually agree on the identity of the Independent Accounting Firm, then Sun and Horizon OP shall each submit to the other party’s independent auditor the name of a national accounting firm other than E&Y and KPMG, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties. If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then a nationally recognized (in the United States) expert in public accounting shall be selected to serve as such, such selection to be according to the above procedures. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 8.4(e) shall be shared equally by Sun and Horizon OP. The Independent Accounting Firm shall be instructed to use every commercially reasonable effort to perform its services within thirty (30) days of submission of the Preliminary Statement to it and, in any case, as promptly as practicable after such submission. The Final Closing Statement and the calculation of the Final Adjustment

Amount shall then be prepared by Sun based on the determination of the Independent Accounting Firm. For purposes of this Section 8.4(e), the “Final Closing Statement” shall mean (i) the Preliminary Closing Statement if deemed final pursuant to Section 8.4(d) or this Section 8.4(e), (ii) any closing statement deemed by mutual agreement of Sun and Horizon OP to be the Final Closing Statement or (iii) the statement determined by the Independent Accounting Firm to be the Final Closing Statement in accordance with this Section 8.4(e), whichever shall first occur.

(f) No more than five (5) business days after the determination of the Final Adjustment in accordance with Section 8.4(e), (i) if the Estimated Adjustment Amount exceeds the Final Adjustment Amount, the Cash Amount shall be decreased by the amount of such difference, and Sun or the applicable Seller shall deliver to the applicable Horizon Parties (including the Acquired Entities and the Directly Acquired Assets Owners), by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference and (ii) if the Final Adjustment Amount exceeds the Estimated Adjustment Amount, the Cash Amount shall be increased by the amount of such difference, and the applicable Horizon Parties (including the Acquired Entities and the Directly Acquired Assets Owners) shall deliver to Sun or the applicable Seller, by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference, together with, in each case of clauses (i) and (ii), interest on such difference accrued at a variable rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., at its principal office in New York, New York, as its annual base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date such amount is payable pursuant to this Section 8.4(f) (and, thereafter, accrued at such annual base rate plus 3% per annum, calculated on the basis of the actual number of days elapsed over 365).

(g) For the purposes of this Section 8.4, “Adjusted Indebtedness” means all Indebtedness included in the Assumed Liabilities as of the Apportionment Time after giving effect to the completion of the transactions contemplated by this Agreement to take place at or prior to the Closing and as determined in accordance with the Closing Statement Principles; provided, however, that (i) the Adjusted Indebtedness shall not in any event include (A) any Retained Liabilities or (B) any amount of Indebtedness to the extent all rights to receive payment in respect of, and each other right with respect to, such amount is an Acquired Asset (except to the extent such rights are included in the Closing Working Capital) and (ii) the adjustments for Adjusted Indebtedness described in this Section 8.4 are not intended to be duplicative of any adjustments provided for elsewhere in this Section 8.4 and there shall be no double counting of adjustments.

(h) Except as otherwise expressly set forth in this Section 8.4, all adjustments shall be on an accrual basis in accordance with the Closing Statement Principles, and based on the actual number of days in the applicable period.

(i) All references to “Acquired Business” in this Section 8.4 shall mean the Acquired Business excluding any Deferred Assets, and Closing Working Capital as used in this Section 8.4 shall be deemed not to include Working Capital to the extent associated with any Deferred Asset.

(j) For purposes of determining the Closing Working Capital set forth on the Final Closing Statement, Sun and Horizon OP shall recalculate and readjust (in accordance with the Closing Statement Principles) any current Acquired Assets and current Assumed Liabilities (i) which were not included on the Estimated Closing Statement or Preliminary Closing Statement because of the unavailability of information or (ii) which were included on the Estimated Closing Statement or Preliminary Closing Statement based upon estimated information. The Closing Working Capital set forth on the Final Closing Statement shall be final and, except as otherwise expressly set forth in this Article 8, there shall be no further adjustment under this Article 8 between Sun and Horizon OP for Closing Working Capital; provided, however, if, after the determination of the Final Adjustment pursuant to Section 8.4(e) but within 12 months of the Closing Date, the actual amount of any one or more of the items described in clause (iii) above, individually or in the aggregate, is asserted in good faith by Horizon OP or Sun to vary from the amount reflected in the Final Adjustment by more than $500,000, the Final Adjustment shall be recalculated to equal the actual amount of such item, subject to determination as promptly as practicable thereafter in a manner consistent with the determination of the Final Adjustment, and the parties hereto shall promptly thereafter make the appropriate payments and adjustments to the Cash Amount.

ARTICLE 9.

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the REIT Merger Effective Time:

(a) by mutual written consent of Horizon OP and Sun;

(b) by Horizon OP, if (1) (A) any Sun Party has breached any covenant or agreement set forth in this Agreement (other than Section 6.7(a), (c), (d) or (e) thereof unless Sun failed to use its reasonable best efforts to deliver the Unaudited 2005 Interim Financial Statements or, if applicable, the Unaudited Stub Period Financial Statements, the 2005 Audited Financial Statements or Unaudited 2006 Interim Financial Statements, in any case within the applicable time periods specified therein) or (B) any representation or warranty of Sun or Trust shall have become untrue, (2) such breach or misrepresentation is incapable of being cured or, if capable of being cured, is not cured within twenty (20) business days after written notice thereof and (3) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied;

(c) by Sun, if (1) (A) either Horizon or Horizon OP has breached any covenant or agreement set forth in this Agreement or (B) any representation or warranty of Horizon or Horizon OP shall have become untrue, (2) such breach or misrepresentation is incapable of being cured or, if capable of being cured, is not cured within twenty (20) business days after written notice thereof and (3) such breach or misrepresentation would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied;

(d) by either Horizon OP or Sun, if any Governmental Entity shall have issued a judgment, injunction, order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Horizon Transactions, and such judgment, injunction, order, decree, ruling or other action shall have become final and nonappealable (which judgment, injunction, order, decree, ruling or other action the terminating party and its Affiliates shall have used their reasonable best efforts to resist, resolve or lift, as applicable);

(e) by either Horizon OP or Sun, if the Closing Transactions shall not have been consummated prior to April 17, 2006 (such date, as extended pursuant to this Section 9.1(e), the “Termination Date”); provided, however, that (i) if the Closing Notice is delivered on or prior to the Termination Date, then neither Horizon OP nor Sun may terminate this Agreement pursuant to this Section 9.1(e) until the first Monday (or, if such Monday is not a business day, the next business day) that is at least three (3) business days following the date on which the Closing Notice is delivered to Sun, (ii) the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure, or the failure of whose Affiliate, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Transactions to occur on or before such date and (iii) Sun shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if the announcement or pendency of a Paired Share Proposal, or discussions, negotiations or other activities with respect thereto, has been the cause of, or resulted in, the failure of the Closing Transactions to occur on or before such date;

(f) by either Horizon OP or Sun if, upon a vote at a duly held Horizon Stockholders Meeting or any adjournment thereof, the Horizon Stockholder Approval shall not have been obtained as contemplated by Section 6.1;

(g) by either Horizon OP or Sun upon written notice to the other if the Share Value is less than $13.60;

(h) by either Horizon OP or Sun, upon written notice to the other, if any condition to the obligation of such party to consummate the Closing Transactions becomes incapable of satisfaction prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure, or the failure of whose Affiliate, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such conditions;

(i) by Sun or Trust prior to February 12, 2006 in accordance with Section 9.6;

(j) by Sun if (i) Sun (A) delivers to Horizon OP a written notice (1) describing in reasonable detail actual or alleged breaches or failures to be true of one or more of its representations or warranties in this Agreement, including the estimated Losses arising therefrom, and (2) requesting that Horizon OP agree to limit the Purchaser Indemnified Parties’ rights to indemnification under clause (i) of Section 2(a) of the Indemnification Agreement with respect to the breaches and failures described in reasonable detail in such notice to an amount no greater than $50 million (the “Pre-Closing Cap Amount”) and (B) provides Horizon OP with reasonably detailed responses to inquiries from Horizon OP with respect to the matters described in Sun’s notice and (ii) Horizon OP does not, at least five (5) business days prior to the date the Closing would otherwise occur (except for the existence of such acts, failures and events), deliver written notice to Sun agreeing to the indemnification limitations set forth in clause (i)(A)(2); provided, however, that (I) if Sun delivers the notice set forth in clause (i) to Horizon OP less than fifteen (15) business days prior to the date scheduled to be the Closing Date, Horizon OP shall have the right to extend the Closing by the number of business days equal to fifteen (15) minus the number of business days prior to such scheduled Closing Date on which such notice is delivered to Horizon OP and (II) Sun shall not be entitled to receive any limitation under this Section 9.1(j) with respect to (a) its obligations under any provision of the Indemnification Agreement other than clause (i) of Section 2(a) thereof or (b) any breaches or failures to be true of representations and warranties contained in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Structure), Section 3.4(a) (Authority), Section 3.15 (No Brokers) and Section 3.24 (No Vote Required);

(k) by Horizon OP if (A) Sun enters into any definitive agreement relating to a Paired Share Proposal or (B) any transaction contemplated by any Paired Share Proposal is consummated; or

(l) by Horizon OP if (i) Horizon OP (A) delivers to Sun a written notice (1) describing in reasonable detail actual or alleged breaches or failures to be true of one or more of its representations or warranties in this Agreement that would be subject to the Cap (as defined in the Indemnification Agreement), including the estimated Losses arising therefrom, the sum of Sun’s liability for which under the Indemnification Agreement (giving effect to all limitations on liability in the Indemnification Agreement other than the Cap) could reasonably be expected to exceed the Cap and (2) requesting that Sun agree that the Cap shall not apply with respect to the breaches and failures described in reasonable detail in such notice and (B) provides Sun with reasonably detailed responses to inquiries from Sun with respect to the matters described in Horizon OP’s notice and (ii) Sun does not, at least five (5) business days prior to the date the Closing would otherwise occur (except for the existence of such actual or alleged breaches or failures to be true), deliver written notice to Horizon OP agreeing that the Cap shall not apply with respect to such breaches and failures as set forth in clause (i)(A)(2); provided, however, that if Horizon OP delivers the notice set forth in clause (i) to Sun less than fifteen (15) business days prior to the date scheduled to be the Closing Date, Sun shall have the right to extend the Closing by the number of business days equal to fifteen (15) minus the number of business days prior to such scheduled Closing Date on which such notice is delivered to Sun.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Sun or Horizon OP as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Horizon Party or Sun Party, other than Section 3.15 (No Brokers), clause (ii) of each of Section 6.2(a) and (b) (Access to Information; Confidentiality), Section 8.3 (Transaction Expenses), this

Section 9.2 (Effect of Termination) and Article 10 (General Provisions), and except to the extent that such termination results from a breach (or, solely for purposes of Section 9.2(e), a willful or intentional breach) by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) If this Agreement is terminated by either Horizon OP or Sun pursuant to Section 9.1(f), then Horizon OP shall, on the date of such termination, reimburse Sun for all of the out-of-pocket expenses reasonably incurred by the Sun Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million.

(c) If this Agreement is terminated by Sun or Trust pursuant to Section 9.1(i), then Sun shall, at or prior to such termination, (A) reimburse Horizon OP for all of the out-of-pocket expenses reasonably incurred by the Horizon Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million and (B) pay Horizon OP a cash fee of $100 million.

(d) If this Agreement is terminated by Sun or Horizon OP as a result of the failure or alleged failure of the conditions set forth in Section 7.3(g) to be satisfied or waived, then Sun shall at or prior to, and as a condition of, such termination by Sun (or within five (5) business days of any such termination by Horizon OP) (A) reimburse Horizon OP for all of the out-of-pocket expenses reasonably incurred by the Horizon Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million and (B) pay Horizon OP a cash fee of $25 million.

(e) If this Agreement is terminated pursuant to Section 9.1(j) then, without limiting the recourse of the Horizon Parties under Section 9.2(a), Sun shall, within five (5) business days of the date of such termination, reimburse Horizon OP for all of the out-of-pocket expenses reasonably incurred by the Horizon Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million.

(f) All payments under this Section 9.2 shall be made by wire transfer of same day funds. Each of Sun and Horizon acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each of the parties hereto would not enter into this Agreement; accordingly, if any party fails to promptly pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for any of the amounts set forth in this Section 9.2, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 9.3 Deferral Provisions to Insure Compliance with REIT Gross Income Tests. Notwithstanding any other provisions in this Agreement, any payments otherwise to be made by Sun to Horizon OP under Section 9.2 for any calendar year shall not exceed the sum of (a) the amount that it is determined should not be gross income of Horizon for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in a No Gross Income Opinion (as such term is defined in the Tax Sharing and Indemnification Agreement) plus (b) such additional amount that it is estimated can be paid to Horizon in such taxable year without creating a risk that the payment would cause Horizon to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income, which determination shall be made by independent tax accountants to Horizon and (c) in the event Horizon receives an Alternative Tax Letter (as such term is defined in the Tax Sharing and Indemnification Agreement) indicating that Horizon has received a ruling from the Internal Revenue Service holding that Horizon’s receipt of the additional amount otherwise to be paid under Section 9.2 either would constitute Qualifying Income or would be excluded from gross income of Horizon for purposes of Sections 856(c)(2) and (3) of the Code, the aggregate payments otherwise required to be made under this Agreement (determined without regard to this Section 9.3) less the amount otherwise previously paid under clauses (a) and (b) above. The obligation of Sun to pay any unpaid portion of any payment otherwise required under this Agreement that remains unpaid solely by reason of this Section 9.3 shall terminate five years from the date such payment otherwise would have been made but for this Section 9.3. Sun shall place the full amount of any payments otherwise to be made by Sun to Horizon OP under Section 9.2 in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to Horizon OP unless and until Sun receives any of the following: (x) a letter from Horizon’s independent tax accountants indicating the amount that it is estimated can be paid at that time to Horizon OP without creating a risk that the payment would cause Horizon to fail to meet the Specified REIT Requirements (as such term is defined in the Tax Sharing and Indemnification Agreement) for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (y) an Alternative Tax Letter or (z) an opinion of outside tax counsel selected by Horizon, which such opinion shall be reasonably satisfactory to Horizon, to the effect that, based upon a change in law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid under this Agreement either would be excluded from gross income of Horizon for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events Sun shall pay to Horizon OP the lesser of the unpaid amounts due under this Agreement (determined without regard to this Section 9.3) or the maximum amount stated in the letter referred to in clause (x) above. At the end of the five year period referred to above in this Section 9.3 with respect to any amount placed in such escrow, if none of the events referred to in clauses (x), (y) or (z) of the preceding sentence shall have occurred, such amount shall be released from such escrow to be used as determined by Sun in its sole and absolute discretion.

Section 9.4 Amendment. This Agreement may be amended by the parties hereto in writing by action of the Board of Directors of Horizon (or any duly constituted committee thereof with proper authority as to such matters), the Board of Trustees of the Trust and the Board of Directors of Sun (or any duly constituted committee thereof with proper authority as to such matters). The parties hereto agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to continue the status of Horizon and each applicable Horizon Subsidiary as a REIT.

Section 9.5 Extension; Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, and such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.6 Procedure for Termination. Sun or Trust may terminate this Agreement pursuant to Section 9.1(i) only if (i) Sun, Trust or any Sun Subsidiary has received a Superior Proposal, (ii) in light of such Superior Proposal a majority of the Board of Trustees of Trust or a majority of the Board of Directors of Sun, as applicable, shall have determined in good faith, after consulting with outside counsel, that a termination of this Agreement would be consistent with its duties to holders of Trust Shares or Sun Common Stock, as applicable, under applicable Law, (iii) Trust has notified Horizon in writing of the determination described in clause (ii) above, (iv) at least five (5) business days following receipt by Horizon of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Horizon since receipt of the notice referred to in clause (iii) above, the Board of Trustees of Trust or the Board of Directors of Sun, as applicable, has determined in good faith, after consultation with its outside financial advisor, that any such revised proposal made by Horizon is less favorable, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, to holders of Trust Shares or Sun Common Stock, as applicable, than such Superior Proposal and (v) at or prior to such termination, Sun makes the payment required by Section 9.2(c).

ARTICLE 10.

GENERAL PROVISIONS

Section 10.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Acquired Assets” means any and all right, title and interest of the Acquired Entities and the Asset Sellers in and to (i) the Acquired Hotels and (ii) payment in respect of, and any other rights under, Indebtedness to the extent such Indebtedness is an Assumed Liability.

(b) “Acquired Business” means the business, operations and activities of (i) the Acquired Hotels, including the ownership thereof, and (ii) the Acquired Entities to the extent related to the ownership, operation and activities of the Acquired Hotels, excluding in each case the Excluded Business.

(c) “Acquired Entities” means Trust and the other Sun Subsidiaries set forth on Schedule 10.1(c) as such Schedule may be amended from time to time in accordance with permitted changes to the Restructuring Plan.

(d) “Acquired Hotel” means each individual hotel set forth on Schedule 10.1(d), together with the Related Property with respect thereto; collectively, the “Acquired Hotels”.

(e) “Acquired Hotel Agreed Amount” means, with respect to each Acquired Hotel, as adjusted (for the purposes of Section 6.18(f)) in accordance with clause (v) of Section 6.18(f), the amount set forth on Schedule 10.1(e).

(f) “Acquired Property” means, with respect to each Acquired Hotel, each parcel of Land and the associated Improvements; collectively, the “Acquired Properties”.

(g) “Apportionment Time” means, with respect to any Hotel, 12:01 a.m. local time on the Closing Date and, with respect to the Adjusted Indebtedness, 12:01 a.m. New York City time on the Closing Date.

(h) “Assets” means all assets, properties, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located, in each case whether or not recorded or reflected on the books and records or financial statements of any Person.

(i) “Assumed Liabilities” means, other than the Retained Liabilities, (i) all Liabilities of the Acquired Entities and the Asset Sellers to the extent relating to the Acquired Business, (ii) the Specified Indebtedness and (iii) any Indebtedness of an Acquired Entity that can be settled, offset or discharged in full by such Acquired Entity immediately following the Closing without such Acquired Entity incurring any Liability in connection therewith, but only to the extent all associated rights to receive payment in respect of such Indebtedness, and other rights with respect to such Indebtedness, constitute Acquired Assets.

(j) “C Corporation Earnings and Profits” means, with respect to an Acquired Entity, earnings and profits (within the meaning of the Code) that have been accumulated in, or are attributable to, any taxable period of such Acquired Entity for which such Acquired Entity was not taxable as a REIT.

(k) “Class A Cash Consideration” means, subject to Section 6.30, the sum of (i) the portion of the Cash Amount allocated to the Class A Shares in the REIT Merger in accordance with Section 2.5 and (ii) a cash amount equal to (A) the Excess Dividend Amount multiplied by (B) the number of shares of Horizon Common Stock issuable in exchange for the Class A Shares pursuant to Section 1.6(a)(i).

(l) “Class B Cash Consideration” means the sum of (i) the aggregate Class B Cash Amount payable by Horizon to all holders of Class B Shares as of the Determination Time and (ii) the Class A EPS Horizon Cash Amount.

(m) “Class B Excess Dividend Amount” means a cash amount equal to (i) the Excess Dividend Amount multiplied by (ii) the Exchange Ratio.

(n) “Closing Restructuring Steps” means the transactions referred to in Exhibit A and Exhibit B as the Closing Restructuring Steps.

(o) “Closing Statement Principles” means GAAP consistent with the accounting principles and practices applied in the preparation of the Audited Combined Historical Financial Statements, applied on a consistent basis for the periods involved, except as set forth in the Preparation Principles and, with respect to Working Capital, Section 8.4 and Schedule 8.4(a).

(p) “CMBS Indebtedness”means the Indebtedness incurred under the Loan Agreement, dated as of January 27, 1999, as amended, among the Borrowers named therein, as borrowers, Starwood Operator I LLC, as operator, Starwood Operator II LLC, as manager, and Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc.

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Consolidated Group” means an “affiliated group” within the meaning of Section 1504 of the Code.

(s) “Contract” means any contract, agreement, lease, concession, license, sales order, purchase order, note, instrument or other commitment, whether written or oral, that is binding on any Person or entity or any part of its property under applicable Law, including any amendments thereto.

(t) “Directly Acquired Assets” means the Acquired Assets other than to the extent held by an Acquired Entity immediately prior to the Closing.

(u) “Directly Acquired Assets Owner” means, with respect to any Directly Acquired Asset, Horizon OP or the Horizon Subsidiary designated by Horizon OP to acquire such Acquired Asset from the applicable Asset Seller at the Closing.

(v) “EC Merger Regulations” means Council regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

(w) “Encumbrance” means any pledge, claim, lien, security interest, privilege, charge, option, mortgage, deed of trust, deed to secure debt, claim against title, right-of-way, easement, covenant, condition or restriction, lease, license, right to occupy, right of first refusal or offer, encroachment, building or use restriction, conditional sales agreement, license, restriction on transfer of title or voting, or any other encumbrance of any nature whatsoever.

(x) “Excess Dividend Amount” means a cash amount equal to the sum of the per-share value of all dividends or distributions on Horizon Common Stock in excess of $0.15 per share in any calendar quarter with a record date after the date of this Agreement and prior to the Closing Date.

(y) “Excluded Assets” means: (i) all Assets of Sun and the Sun Subsidiaries to the extent (x) used or held for use (other than at any Acquired Property, other than, with respect to personal property, in a regional office described in Section 3.10 of the Sun Disclosure Letter), in the general administration of the business of Sun or the Retained Subsidiaries or (y) not used or held for use primarily in the Acquired Business, including, (A) with respect to each Hotel, all Assets to the extent owned by Sun or any Sun Subsidiary in its capacity as a manager of such Hotel and (B) all Sun Intellectual Property, including Hotel Guest Information and Guest Data

(in each case as defined in the form of Operating Agreement), but excluding any Hotel Guest Information with respect to guests checking in or out of an Acquired Hotel on or after the Closing Date; (ii) the Excluded Hotels; (iii) all National/Regional Operating Agreements; (iv) all Assets of Sun and the Sun Subsidiaries identified on Schedule 10.1(y); (v) any Interests other than Interests in the Acquired Entities; and (vi) subject to the terms and conditions of Section 6.18, the Deferred Assets.

(z) “Excluded Business” means (i) the hotel management and franchise business, (ii) the business, operations and activities of Sun and the Sun Subsidiaries associated with or included in the Excluded Assets, including the ownership thereof, and (iii) all terminated, divested or discontinued businesses, hotels or other facilities which, at or prior to the time of termination, divestiture or discontinuation, related to or otherwise would have been part of the Acquired Business.

(aa) “Excluded Hotel” means each individual hotel owned by Sun or any Sun Subsidiary that is not an Acquired Hotel, including each individual hotel set forth on Schedule 10.1(aa), together with the Related Property with respect thereto; collectively, the “Excluded Hotels”.

(bb) “FF&E Reserves” means the account or accounts that hold funds comprising any “FF&E reserve”, “reserve for replacements” or similar reserve under the applicable operating or management agreement for a Hotel (including all funds deposited in the FF&E Reserves for the portion of the final accounting period prior to the Apportionment Time).

(cc) “Governmental Entity” means any federal, state, provincial, regional or local government or any court, administrative or regulatory agency or commission or other governmental authority, bureau or agency, domestic or foreign.

(dd) “Guest Ledger” means, with respect to any Hotel, all charges accrued to the open accounts of any guests or customers of such Hotel for (x) the use or occupancy of any guest rooms, suites, banquet or meeting rooms, convention facilities or other facilities in such Hotel, (y) any restaurant, bar, catering or banquet services and (z) any other goods or services provided by or on behalf of the applicable owner at such Hotel.

(ee) “Horizon Foreign Currency REIT” means any Subsidiary of Horizon OP that (i) elects to be a REIT effective as of a time on the Closing Date, and (ii) acquires Acquired Assets that are not located in the United States.

(ff) “Horizon Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of Horizon, Horizon OP and the Horizon Subsidiaries, taken as a whole; provided, however, any adverse effect arising out of or resulting primarily and directly from any of the following shall be disregarded when determining whether there has been a Horizon Material Adverse Effect: (1) any change in the market price or trading volume of Horizon Common Stock (but not the underlying cause(s) of such change in market price or trading volume), (2) changes in the United States economy generally which do not disproportionately affect Horizon in any material respect, (3) the announcement and pendency of the transactions contemplated by this Agreement, (4) seasonal fluctuations in the business of Horizon and the Horizon Subsidiaries, (5) (A) changes in law or regulation generally affecting the hotel and leisure industry or (B) changes in GAAP, except, in the case of this clause (5), to the extent Horizon is disproportionately affected in any material respect; provided, further, however, that changes resulting from (I) the commencement or material worsening of a war or armed hostilities or other national or international calamity or (II) any terrorist activities shall not be so disregarded..

(gg) “Horizon Subject Foreign Currency REIT” means any Horizon Foreign Currency REIT that acquires Acquired Assets that are located in Chile, Poland or Canada.

(hh) “Horizon Subsidiaries” means the Subsidiaries of Horizon.

(ii) “Horizon Transactions” means the transactions set forth in Exhibit X.

(jj) “Hotel” means any Acquired Hotel or Excluded Hotel.

(kk) “Improvements” means the buildings and other improvements (other than those fixtures identified on Schedule 10.1(kk)) that are located on the Land.

(ll) “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under notes, bonds, debentures or similar instruments, (iii) obligations upon which interest charges are customarily paid, (iv) obligations under conditional sale or other title retention agreements relating to property purchased by any Person, (v) capitalized lease obligations, (vi) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transaction (valued at the termination value thereof), (vii) all Liabilities with respect to any preference shares in Dubbo Limited, a company duly incorporated in the Republic of Fiji, or Barton Limited, a a company duly incorporated in the Republic of Fiji, and (viii) guarantees of any of the foregoing.

(mm) “Intellectual Property” means all patents, copyrights, trademarks, trade names, trade dress, brandmarks, brand names, domain names, service marks, designs, logos, slogans and general intangibles of like nature, any registrations and applications for registration thereof, trade secrets and all non-public or proprietary processes, formulae, methods, models, schematics, technology, know-how, mailing lists, customer and guest lists, business plans, computer software programs or applications and tangible or intangible proprietary information or material.

(nn) “Interests” means, with respect to any Person, all rights, title and interests in and to stock, shares, beneficial interests, limited liability company interests, membership interests, partnership interests and other equity and other ownership interests, whether voting or non-voting, including options, warrants, convertible Indebtedness and other derivative interests (whether or not vested or unvested, or currently exercisable, exchangeable, redeemable or convertible for the underlying Interest).

(oo) “Knowledge” means (i) with respect to any Horizon Party, the actual knowledge of those individuals identified in Section 10.1(oo)(1) of the Horizon Disclosure Letter and (ii) with respect to any Sun Party, the actual knowledge of those individuals identified in Section 10.1(oo)(2) of the Sun Disclosure Letter.

(pp) “Land” means those parcels of land of the Hotels, as more particularly described on Section 3.8(a) of the Sun Disclosure Letter (with respect to Acquired Hotels) and Schedule 10.1(aa) (with respect to Excluded Hotels), including all land lying in the bed of any street or highway adjoining each such parcel to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto.

(qq) “Laws” means any judgment, order, court decision, rule of common or civil law, injunction, decree, arbitral award, statute, law, ordinance, rule or regulation of any Governmental Entity.

(rr) “Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise.

(ss) “Local Purchase Agreements” means the four Local Purchase Agreements and the Schedules and Exhibits thereto to be entered into by the Local Entity Sellers and Local Asset Sellers, as the case may be, on the one hand, and Horizon OP or its designated Horizon Subsidiaries, on the other hand, providing for the sale, conveyance, assignment, transfer, delivery and, as applicable, the license, sublicense, lease or sublease, of the Local Stock Transfer Shares and the Local Directly Acquired Assets, as the case may be, in all material respects (including with respect to the portion of the Local Other Closing Transaction Purchase Price set forth therein), with respect to (A) the Acquired Hotel identified as the “Westin Palace Madrid” on Schedule 10.1(d), in the form of Exhibit Y-1, (B) the Acquired Hotel identified as the “Westin Europa & Regina” on Schedule 10.1(d), in the form of Exhibit Y-2 and (C) the Acquired Hotels identified as the “Westin Palace Milan” and the “Sheraton Roma Hotel & Convention Centre” on Schedule 10.1(d), in the form of Exhibit Y-3.

(tt) “Market Price” means, with respect to a share of Horizon Common Stock or a Paired Share, on any date, the average of the daily closing prices per share of Horizon Common Stock or Paired Share, as applicable, as reported on the NYSE Composite Transactions reporting system (as published in the Wall Street Journal or, if not published therein, in another authoritative source mutually selected by Sun and Horizon OP) for the twenty (20) consecutive trading days immediately preceding such date.

(uu) “Material Sun Space Lease” means any Sun Space Lease where the annual base rent collected thereunder exceeds $150,000.

(vv) “Miscellaneous Hotel Assets” means, with respect to any Hotel, (i) all general intangibles relating to design and development of such Hotel (other than, in the case of an Acquired Hotel, elements of trade dress or other brand specific design elements associated with the Sun Trademarks, which shall be within the definition of Sun Intellectual Property); (ii) all rights and work product under construction, service, consulting, engineering, architectural and other Contracts, receipts, accounting and business records, books and files relating solely to ownership or operation of such Hotel; (iii) all keys and lock and safe combinations relating to such Hotel; (iv) all surveys, architectural, consulting and engineering blueprints, plans and specifications (together with architects’ certificates, if any, indicating that renovation and reconstruction to such Hotel has been completed in accordance therewith), drawings and reports related to such Hotel; (v) all books and records (financial and otherwise) with respect to such Hotel (including, in the case of an Acquired Hotel, the associated Books and Records); and (vi) all telephone numbers for such Hotel.

(ww) “National/Regional Operating Agreements” means all operating agreements or contracts pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by Sun or any Sun Subsidiary in addition to the Acquired Hotels.

(xx) “Ordinary Course” means the ordinary course of business consistent with past practice.

(yy) “Organizational Documents” means certificates or articles of incorporation or other formation, bylaws, partnership agreements, limited liability company agreements or other joint venture agreements, or other comparable governing documents of any Person.

(zz) “Other Share Consideration” means the shares of Horizon Common Stock, if any, allocated to the Other Closing Transactions in accordance with Section 2.5.

(aaa) “Paired Share Proposal” means any proposal or offer (including any proposal or offer to Sun’s or Trust’s equityholders) with respect to any transaction or a series of transactions to the extent such one or more transactions relate to the issuance, offer or sale of Paired Shares that has resulted or, if not yet consummated, as proposed would result, in the acquisition by any Person or group of Persons, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50 percent of the Paired Shares.

(bbb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(ccc) “Personal Property” means, with respect to any Hotel: (i) all furniture, furnishings, fixtures, fittings, vehicles, rugs, mats, draperies, carpeting, appliances, signage, devices, engines, telephone and other communications equipment, artwork, televisions and other audio and video equipment, computers, electrical, mechanical, HVAC and plumbing fixtures and cabling and other equipment located in or used in the operation of the Hotel (the “FF&E”); (ii) all items included within the non-real property definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Edition Revised 1996, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”), including linen, china, glassware, tableware, uniforms and other consumables, in use or in circulation in connection with the operation of the Hotel; (iii) all “Inventories” as defined in the Uniform System of Accounts, such as provisions in refrigerators, pantries and kitchens, alcoholic and non-alcoholic beverages, other merchandise intended for sale or resale, fuel and other similar supplies and materials, in use or in circulation in connection with the operation of the Hotel; (iv) all Miscellaneous Hotel Assets; (v) with respect to any Acquired Hotel, all Hotel Guest Information (as defined in the form of Operating Agreement) with respect to guests checking in or out of such Acquired Hotel on or after the Closing Date; (vi) with respect to any Acquired Hotel, the applicable names, trademarks and service marks set forth on Schedule 10.1(ccc) (the “Acquired Names”); and (vii) all operating accounts and reserves, including FF&E Reserves and working capital of the Hotel; but (in the case of Acquired Hotels) in each case (other than clause (v) and (vi)) excluding the Excluded Assets.

(ddd) “Post-Closing Deferral Deadline” means (i) subject to clauses (iii) and (iv), with respect to any Deferred Asset that does not include any Acquired Property identified on Schedule 10.1(ddd), the day that is ninety (90) days after the Closing Date, (ii) subject to clauses (iii) and (iv), with respect to any Deferred Asset that does include an Acquired Property identified on Schedule 10.1(ddd), the day that is the amount of time after the Closing Date specified on Schedule 10.1(ddd) with respect to such Deferred Asset, (iii) with respect to Deferred International Hotels deferred pursuant to Section 6.18(a)(ix), October 17, 2006 and (iv) notwithstanding anything to the contrary in clause (i) or (ii), with respect to any Deferred Asset for which an associated Deferral Trigger is the subject of arbitration pursuant to Section 6.18(c), the business day that is thirty (30) business days after the final conclusion of such arbitration.

(eee) “Post-Closing Horizon Transactions” means the Horizon Transactions identified as such on Exhibit X.

(fff) “Privacy Laws” means Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of any Acquired Hotel, including the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

(ggg) “Qualifying Accounting Firm” means Deloitte & Touche LLP, PricewaterhouseCoopers LLP or E&Y.

(hhh) “Related Property” means, with respect to any Hotel: (i) the Land; provided that, with respect to any Acquired Hotels that are held pursuant to a Ground Lease, the parties acknowledge that, unless expressly stated otherwise, the Sun Parties are not making any representations as to, or agreeing to transfer any interest other than the right, title and interest of the Sun Parties in, the Land subject to such Ground Lease; (ii) the Improvements; (iii) the Personal Property; (iv) except (in the case of Acquired Hotels) for any Excluded Assets, Permits; (v) the Guest Ledger; (vi) each ground lease, space lease or other right of occupancy affecting or relating to the Hotel; (vii) except (in the case of Acquired Hotels) for any Excluded Assets, any other leases or Contracts to the extent related to the maintenance, ownership, use, possession or operation of the Hotel; and (viii) in the case of each Acquired Hotel, the corporate or other company franchises, certificates of incorporation (and other Organizational Documents), corporate or other company seals, minute books, corporate or similar company records of, equity interests in, and all partnerships, joint ventures or other similar governance agreements with respect to, each Acquired Entity directly or indirectly owning an interest in such Acquired Hotel.

(iii) “Representatives” means (i) with respect to Horizon or any Horizon Subsidiaries, their respective Horizon Representatives and (ii) with respect to Sun or any Sun Subsidiaries, their respective Sun Representatives.

(jjj) “Required Antitrust Approvals” means all filings and approvals under the following Laws required to be made or obtained, as the case may be, in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions: the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and the EC Merger Regulations, in each case as amended, and all other Laws that are designed or intended to regulate competition or investment or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(kkk) [Intentionally Omitted.]

(lll) “Restructuring Parameters” has the meaning accorded to such term by Exhibit A.

(mmm) “Retained Liabilities” means any and all Liabilities, whether arising before, on or after the Closing Date, (i) of the Sun Parties, their businesses, or any of their respective current or former Affiliates, Subsidiaries, predecessor companies or divisions (including the Acquired Entities), to the extent resulting from, arising out of or related to: (A) the past, present or future operation of the Retained Sun Business; (B) the past, present or future ownership or use of any Assets (other than the Acquired Assets) owned or used by Sun or any of its Affiliates; (C) the Restructuring Plan or the transactions contemplated hereby or thereby, except to the extent the Horizon Parties (x) are obligated to pay such Liabilities under Section 8.3 or (y) receive a credit for such Liabilities under Article 8; (D) shareholders or creditors of, or other holders of any Interests in, Sun or any Sun Subsidiary (including any Acquired Entity with respect to events occurring on or prior to the Closing Date), including Losses related to any claims regarding fiduciary duties, appraisal or dissenters’ rights (except, in the case of appraisal or dissenters’ rights relating to the Mergers, for Losses, in the aggregate, that equal no more than the value of consideration not paid in the Mergers due to such claims) or securities Laws or under any Contracts with such holders of Interests, except that this clause (D) shall exclude the amount of any Indebtedness excluded from clause (F) below; (E) with respect to events occurring on or prior to the Closing Date, obligations under ERISA, all Laws applicable to any Employee Plan, any Employee Plan or, except to the extent Horizon or the Horizon Subsidiaries received a credit for such Liability pursuant to Article 8, any other Liability related to employees; (F) Indebtedness other than Specified Indebtedness to the extent (1) the Horizon Parties receive a credit therefor under Article 8 or (2) any and all rights to receive payment in respect thereof, and other rights with respect thereto, constitute Acquired Assets; (G) the Contracts or matters identified on Schedule 10.1(mmm); or (H) any claim by a third party that there had occurred any default or breach (or alleged default or breach) by Sun or Horizon OP or any of their respective Subsidiaries to the extent it arises by reason of the fact that (in accordance with the Assumption Agreement) Horizon OP or one of its Subsidiaries, rather than Sun or one of its Subsidiaries, is, or has been, performing Sun’s or its Subsidiary’s obligations under, or obtaining Sun’s or its Subsidiary’s benefits under, an Acquired Hotels Contract (as such term is defined in the Assumption Agreement) that has not been assigned to Horizon OP or one of its Subsidiaries, but excluding from the foregoing any default or breach (or alleged default or breach) to the extent related to any defect in the performance by Horizon OP or its Subsidiary itself and (ii) related to Taxes for which Sun is required to furnish indemnification under the Tax Sharing and Indemnification Agreement.

(nnn) “Retained Subsidiary” means each Sun Subsidiary that is not an Acquired Entity.

(ooo) “Retained Sun Business” means any and all businesses, activities and operations (other than the Acquired Business) as to which any of Sun and the Sun Subsidiaries, including any Acquired Entity, has been formerly or is currently engaged, including the Excluded Businesses.

(ppp) “Share Value” means an amount equal to the Market Price for a share of Horizon Common Stock on the date on which, pursuant to Section 1.2, the Closing Notice is delivered to Sun (or, if no such notice is delivered, the date on which Horizon OP and Sun establish the Closing Date).

(qqq) “SLC” means SLC Operating Limited Partnership, a Delaware limited partnership.

(rrr) “SLC LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of SLC.

(sss) “SLC Units” means all issued and outstanding OP Units, Class A OP Units and Class B OP Units, each as defined in the SLC LP Agreement, of SLC.

(ttt) “Specified Indebtedness” means any Indebtedness of an Acquired Entity or included in the Assumed Liabilities that is set forth on Schedule 10.1(ttt).

(uuu) “Subsidiary” with respect to any Person, means (i) any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary or other intermediary of such Person) either (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management, (C) is a general partner or managing member or (D) directly or indirectly through Subsidiaries owns 50% or more of the equity interests and (ii) any “subsidiary” (as such term is defined in Section 1-02(x) of Regulation S-X of the Exchange Act) of such Person. For the avoidance of doubt, prior to the Closing, each Acquired Entity and each Subsidiary of an Acquired Entity is a Sun Subsidiary.

(vvv) “Sun Capital Budget” means (i) with respect to the fiscal year 2005, the capital expenditure budget and schedule for each Acquired Hotel, including a description in reasonable detail of the capital expenditures that any Sun Subsidiary has budgeted for such Acquired Hotel (including any carry-over items from the capital expenditure budget for fiscal year 2004) for the period running through December 31, 2005 and attached as Schedule 10.1(vvv) and (ii) with respect to such Acquired Hotel during periods after December 31, 2005, the capital expenditure budget and schedule for each Acquired Hotel, which budget and schedule shall be prepared by Sun, in form comparable to the budget and schedule described in clause (i), and be subject to approval by Horizon OP, which approval shall not be unreasonably withheld or delayed.

(www) “Sun Common Stock Value” means an amount equal to (i) the Market Price for a Paired Share as of the Closing Date minus (ii) the sum of (x) the number equal to (A) the Market Price for a share of Horizon Common Stock as of the Closing Date multiplied by (B) the Exchange Ratio and (y) the Class B Cash Amount.

(xxx) “Sun Indenture” means that certain Indenture, dated as of May 16, 2003, by and among Sun, Trust, SHC and U.S. Bank National Association, as trustee, as amended.

(yyy) “Sun Intellectual Property” means any and all Intellectual Property owned by Sun or any Sun Subsidiary or which Sun or any Sun Subsidiary has a right to use; provided that, Sun Intellectual Property shall exclude the Acquired Names.

(zzz) “Sun Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of the Acquired Business, taken as a whole (provided that the likely impact on the Acquired Business after the Closing of any circumstance, event, occurrence, change or effect shall be considered taking into account the operation of the Acquired Business contemplated by this Agreement and the Ancillary Agreements, including the likely impact, if any, on the ability of Sun and the Retained Subsidiaries to comply, in all material respects, with their respective obligations under the Operating Agreements, License Agreements and Sublease Agreements); provided, however, any adverse effect arising out of or resulting primarily and directly from any of the following shall be disregarded when determining whether there has been a Sun Material Adverse Effect: (1) any change in the market price or trading volume of the Paired Shares (but not the underlying cause(s) of such change in market price or trading volume), (2) changes in the United States economy (or the economy of another country in which any Acquired Hotel is located) generally which do not disproportionately affect the Acquired Business in any material respect, (3) the announcement and pendency of the transactions contemplated by this Agreement, (4) seasonal fluctuations in the Acquired Business, (5) (A) changes in law or regulation generally affecting the hotel and leisure industry or (B) changes in GAAP, except, in the case of this clause (5), to the extent the Acquired Business is disproportionately affected in any material respect; provided, further, however, that changes resulting from (I) the commencement or material worsening of a war or armed hostilities or other national or international calamity or (II) any terrorist activities shall not be so disregarded.

(aaaa) “Sun Material Impairment” means any of the following: (i) with respect to any Acquired Hotel or Acquired Entity, any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of the Acquired Hotel or Acquired Entity, in each case taken as a whole; or (ii) any Sun Material Adverse Effect.

(bbbb) “Sun Restructuring Steps” means the transactions referred to in Exhibit A as the Sun Restructuring Steps.

(cccc) “Sun Rights Agreement” means that certain Rights Agreement, dated March 15, 1999, between Sun and ChaseMellon Shareholder Services, L.L.C., as amended.

(dddd) “Sun Space Lease” means any lease or other right of occupancy affecting or relating to an Acquired Property in which an Acquired Entity or, with respect to the Acquired Business, Sun or a Sun Subsidiary is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord.

(eeee) “Sun Trademarks” means the trademarks, service marks and trade names “Starwood”, “Sheraton”, “Westin”, “CIGA”, “SLT” and “W”.

(ffff) “Superior Proposal” means any unsolicited bona fide written offer made by any Person (other than Sun and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities and/or other property, Acquired Assets representing more than 42% of the aggregate Acquired Hotel Agreed Amount of all the Acquired Assets and otherwise on terms which a majority of Trust’s Board of Trustees or a majority of Sun’s Board of Directors, as applicable, determines in its reasonable good faith judgment (after consultation with its financial advisors) to be more favorable, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, to holders of Trust Shares or Sun Common Stock, as applicable, than the transactions contemplated by this Agreement (and any revised proposal made by Horizon).

(gggg) “Tax-Deferred Exchange” means an exchange (rather than a purchase and sale) of or for all or a portion of any Acquired Hotel for other property of like kind in one or more concurrent or delayed tax-deferred exchanges which shall qualify under Section 1031 of the Code.

(hhhh) “Westin Transaction Agreement” means the Transaction Agreement, dated as of September 9, 1997, by and among WHWE L.L.C., Woodstar Investor Partnership, Nomura Asset Capital Corporation, Juergen Bartels, W&S Hotel L.L.C., Westin Hotels & Resorts Worldwide, Inc., W&S Lauderdale Corp., W&S Seattle Corp., Westin St. John Hotel Company, Inc., W&S Denver Corp., W&S Atlanta Corp., Starwood Lodging Trust, SLT Realty Limited Partnership, Starwood Lodging Corporation and SLC Operating Limited Partnership.

(iiii) WD Parent” means WD Parent, Inc., a Delaware corporation.

(jjjj) “Working Capital” means, with respect to the Acquired Business or any Deferred Asset, the applicable Acquired Assets classified as current assets on Schedule 8.4(a), less the applicable Assumed Liabilities classified as current liabilities on Schedule 8.4(a), all determined in accordance with the Closing Statement Principles.

Section 10.2 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties contained in this Agreement and in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall not survive the Closing, except to the extent expressly set forth in the Indemnification Agreement; provided, however, that the foregoing shall not limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Closing.

Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties hereto or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to any Horizon Party, to:

Host Marriott, L.P.

6903 Rockledge Drive, Suite 1500

Bethesda, MD 20817

Attn: W. Edward Walter

Fax: 240.744.5155

with copies (which shall not constitute notice) to:

Host Marriott Corporation

6903 Rockledge Drive, Suite 1500

Bethesda, MD 20817

Attn: Elizabeth A. Abdoo, Esq.

Fax: 240.744.5155

Latham & Watkins LLP

555 Eleventh Street, Suite 1000

Washington, DC 60606-6401

Attn: Scott C. Herlihy, Esq.

David I. Brown, Esq.

Fax: 312.993.9767

(b) if to any Sun Party to:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, NY 10604

Attn: Kenneth S. Siegel

Fax: 914.640.8310

with a copy (which shall not constitute notice) to:

Sidley Austin Brown & Wood LLP

10 South Dearborn Street

Chicago, IL 60603

Attn: Michael A. Gordon, Esq.

Paul C. Adams, Esq.

Fax: 312.853.7036

All notices shall be deemed to have been given only when actually received.

Section 10.4 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision in this Agreement.

(b) Each of the Sun Parties and the Horizon Parties has or may have set forth information in its respective disclosure letter in a section or subsection thereof that corresponds to the section of this Agreement to which it relates. Nothing in any disclosure letter shall be deemed adequate to disclose an exception to a representation or warranty (referenced by subsection) made herein unless such exception is identified in the applicable section or subsection of the disclosure letter with particularity and the relevant facts are described therein in reasonable detail; provided that, a matter set forth in one section or subsection of a disclosure letter need not be set forth in any other section or subsection of the disclosure letter, but only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the facts specified in such disclosure. Matters reflected in a disclosure letter are not necessarily limited to matters required by this Agreement to be reflected in a disclosure letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The fact that any item of information or matter is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such item or matter is required to be disclosed by this Agreement, and the disclosure of any such item or matter, and the dollar thresholds set forth herein, shall not be used as a basis for interpreting the terms “material,” “Sun Material Adverse Effect,” “Horizon Material Adverse Effect” or other similar terms in this Agreement.

(c) The transactions contemplated by this Agreement shall be deemed to include the Sun Restructuring Steps, the Closing Restructuring Steps and the Closing Transactions and the execution and delivery of the Ancillary Agreements.

(d) Any representation or warranty, covenant or condition in this Agreement that refers to any prevention, delay or impairment (or words of similar import) of any transactions shall be deemed to refer to such transactions as initially contemplated by this Agreement, any Ancillary Agreement or the Horizon Transactions, as applicable, and not such transactions as they may be modified by Section 6.8, 6.18 or 6.26, the Restructuring Plan or any other provision of this Agreement or the Ancillary Agreements.

(e) Solely for purposes of Sections 3.8(a) and 3.17(a), the words “delivered or made available to Horizon OP” and words of similar import, when used in this Agreement with respect to any documents or other information, shall mean such documents or other information that are (i) delivered by any of the Sun Parties to Horizon OP or its attorneys or other representatives or (ii) made available on the date of this Agreement, and for at least two (2) business days prior to the date of this Agreement, to Horizon OP and its representatives through the Sun Parties’ virtual data room established for purposes of the transactions contemplated by this Agreement.

(f) Neither Trust nor any of its Subsidiaries, on the one hand, nor Sun or any of its Subsidiaries (other than Trust and its Subsidiaries), on the other hand, shall have any obligations hereunder to the other.

(g) Any references in this Agreement to requirements or the terms of the form of Operating Agreement or the form of License Agreement (in each case other than in Section 6.16) shall be deemed to refer to the requirements or terms of such form, as are contemplated to be modified by the terms of the form of the Corporate Level Agreement.

Section 10.5 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Agreement may be executed by facsimile signature.

Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Sun Disclosure Letter, the Horizon Disclosure Letter, the Confidentiality Agreement, the Ancillary Agreements, including the schedules and exhibits hereto and thereto, and the other agreements entered into in connection with the transactions contemplated hereby and thereby or the Horizon Transactions constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and are not (i) intended to confer upon any

Person other than the parties hereto any rights or remedies or (ii) intended to be enforceable by any Person who is not a party hereto or entitled to enforce rights hereunder pursuant to the Contracts (Rights of Third Parties) Act of 1999 or any similar legislation of any other jurisdiction.

Section 10.7 Governing Law; Consent to Jurisdiction.

(a) To the extent required by Maryland law, the REIT Merger shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. To the extent required by Delaware law, the SLT Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereto. Except as provided in the immediately preceding two sentences, this Agreement, and all claims arising out of or related thereto, shall be governed by, and construed in accordance with, the laws of the state of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or the Horizon Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that without the consent of the Sun Parties, the Horizon Parties may assign its rights under this Agreement in whole or in part to any Horizon Subsidiary; provided, further, that (i) notwithstanding anything in the Tax Sharing and Indemnification Agreement to the contrary, the Horizon Parties indemnify the Sun Parties against any incremental Tax liability that results from such assignment and that would not have been incurred absent such assignment, and (ii) the Horizon Parties remain bound by the terms of this Agreement and the Ancillary Agreements, as applicable. Subject to the preceding sentence, this Agreement and the Ancillary Agreements will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled, without posting any bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary in this Section 10.10, in the event any such invalidity or unenforceability would materially and adversely affect the economic benefits of the transactions contemplated by this Agreement or the Horizon Transactions to any party, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement or the Horizon Transactions, as applicable, are fulfilled to the extent possible.

Section 10.11 Joint and Several Obligations. In each case where both Sun and Trust, on the one hand, or Horizon and Horizon OP, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several; provided, however, that, from and after the Closing, the Acquired Entities shall have no Liabilities with respect to the Liabilities of any Sun Parties hereunder. The Sun Parties shall cause the other Sellers and any other applicable Sun Subsidiaries to perform the obligations required of such Sellers and other Sun Subsidiaries under this Agreement.

Section 10.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties hereto.

Section 10.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE HORIZON TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchange of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until, subject to Section 10.5, this Agreement is executed by the parties hereto.

Section 10.15 Bulk Transfer Laws. The parties to this Agreement hereby waive compliance by the other parties hereto with the provisions of any so-called bulk sales or bulk transfer Laws of any jurisdiction in connection with the sales, conveyances, assignments and deliveries of Global Directly Acquired Assets and Local Directly Acquired Assets contemplated by this Agreement. Sun shall indemnify the Purchaser Indemnified Parties for any Losses resulting from any failure to comply with such Laws.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Horizon, Horizon OP, REIT Merger Sub, SLT Merger Sub, Sun, Trust, SHC and SLT have caused this Agreement to be signed by their respective officers (or general partner or managing member, as applicable) thereunto duly authorized all as of the date first written above.

HOST MARRIOTT CORPORATION

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

HOST MARRIOTT, L.P.

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

HORIZON SUPERNOVA MERGER SUB, L.L.C.

By:	Host Marriott, L.P.,
its sole member

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

HORIZON SLT MERGER SUB, L.P.

By:	Horizon Supernova Merger Sub, L.L.C.,
its sole general partner

By:	Host Marriott, L.P.,
its sole member

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth Siegel
Name:	Kenneth Siegel
Title:	Executive Vice President, General Counsel and Secretary

STARWOOD HOTELS & RESORTS

By:	/s/ Kenneth Siegel
Name:	Kenneth Siegel
Title:	Vice President, General Counsel and Secretary

SHERATON HOLDING CORPORATION

By:	/s/ Kenneth Siegel
Name:	Kenneth Siegel
Title:	Vice President and Secretary

SLT REALTY LIMITED PARTNERSHIP

By:	Starwood Hotels & Resorts,
its sole general partner

By:	/s/ Kenneth Siegel
Name:	Kenneth Siegel
Title:	Vice President, General Counsel and Secretary

Annex B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of November 14, 2005, among Host Marriott Corporation, a Maryland corporation (“Horizon”), Host Marriott, L.P., a Delaware limited partnership (“Horizon OP”), and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Sun”). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Horizon, Horizon OP and Sun are parties to that certain Master Agreement and Plan of Merger, dated as of November 14, 2005, among Horizon, Horizon OP, REIT Merger Sub, SLT Merger Sub, Sun, Trust, SHC and SLT (as amended or supplemented, the “Merger Agreement”);

WHEREAS, the parties hereto wish to consummate the transactions contemplated by the Merger Agreement on the Closing Date;

WHEREAS, concurrently with the execution of this Agreement, the parties hereto are entering into a Tax Sharing and Indemnification Agreement, dated as of the date hereof (the “Tax Sharing and Indemnification Agreement”); and

WHEREAS, as a condition of consummating such transactions, the parties hereto are executing this Agreement and the Tax Sharing and Indemnification Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

SECTION 1. SURVIVAL

Subject to the limitations and other provisions of this Agreement, including Section 2(c):

(a) the representations and warranties of the parties hereto contained in the Merger Agreement shall not survive the Closing; provided, however, that

(i) the representations and warranties of Sun and Trust contained in Section 3.2 (Capital Structure) and Section 3.15 (No Brokers) of the Merger Agreement, and the representations and warranties of the Horizon Parties contained in Section 4.3 (Capital Structure) and Section 4.9 (No Brokers) of the Merger Agreement shall survive and remain in full force and effect indefinitely;

(ii) the representations and warranties of Sun and Trust contained in Section 3.1(a) (Organization, Standing and Power), Section 3.4(a) (Authority) and Section 3.24 (No Vote Required) of the Merger Agreement and the representations and warranties of the Horizon Parties contained in Section 4.1(a) (Organization, Standing and Power), Section 4.5(a) (Authority) and Section 4.12 (Horizon Stockholder Approval) of the Merger Agreement shall survive and remain in full force and effect for a period of six (6) years after the Closing Date;

(iii) the representations and warranties of Sun and Trust contained in Section 3.19 (Assets) of the Merger Agreement shall survive and remain in full force and effect for a period of six (6) months after the Closing Date; and

(iv) all other representations and warranties of Sun and Trust contained in the Merger Agreement (other than Section 3.8(a) or (f) (Properties) or Section 3.14 (Taxes) thereof which shall not survive) shall survive and remain in full force and effect for a period of six (6) months after the Closing Date with respect to breaches or failures to be true thereof that had not been disclosed to Horizon OP in a supplemental disclosure pursuant to Section 6.3(c) of the Merger Agreement prior to the Closing Notice Date (as defined below) and of which, as of the Closing Notice Date, any of the individuals set forth on Schedule I hereto (the “Sun Senior Executives”) had actual knowledge and none of the individuals set forth on Schedule II hereto (the “Horizon Senior Executives”) had actual knowledge; and

(b) the covenants and agreements of the parties in the Merger Agreement shall survive the Closing and shall survive and remain in full force and effect for such periods specified in the respective Sections or Articles thereto or, if no such period is specified, shall survive and remain in full force and effect until the expiration of the applicable statute of limitations; provided, however, that:

(i) the covenants and agreements of the parties in Sections 5.1 (Conduct of the Sun Parties Pending the Closing), 5.2 (Conduct of the Horizon Parties’ Business Pending the Closing) and 6.26 (Sun Restructuring) of the Merger Agreement (other than those subsections identified in clause (ii) below) shall survive and remain in full force and effect for one (1) year after the Closing Date;

(ii) the covenants and agreements of the parties in the following Sections of the Merger Agreement shall not survive the Closing: 5.1(a), (b), (c), (d), (f), (t), (v) and, with respect thereto, (x) (Conduct of the Sun Parties Pending the Closing), 5.2(a), (b), (e), (f) and, with respect thereto (h) (Conduct of the Horizon Parties’ Business Pending the Closing), 5.3 (No Solicitation), 5.4 (Control of Other Party’s Business), 6.1 (Proxy Statement/Prospectus; Registration Statement; SLT Unitholders Consent Solicitation; Horizon Stockholders Meeting), 6.3 (Support of Transaction; Notification), 6.9 (Public Announcements), 6.10 (Listing), 6.12 (Comfort Letters), 6.13 (Cooperation with Financing), 6.16 (Ancillary Agreements), 6.23 (Title Insurance and Surveys) and 6.24 (Rule 145 Affiliate Agreements);

(iii) the survival periods with respect to Deferred Assets shall (i) in the case of representations and warranties with respect to Deferred Assets that are acquired by Horizon OP or a Horizon Subsidiary pursuant to Section 6.18(f) of the Merger Agreement, expire on the later of (x) the expiration provided under Section 1(a) and (y) (A) in the case of representations and warranties that survive the Closing under Section 1(a), the date that is 60 days after the applicable closing date under Section 6.18(f) of the Merger Agreement with respect to such Deferred Asset or (B) in the case of representations and warranties that do not survive the Closing under Section 1(a), the applicable closing date under Section 6.18(f) of the Merger Agreement with respect to such Deferred Asset and (ii) in the case of covenants, be determined by replacing references herein and in the Merger Agreement to “the Closing Date” with the earlier of (x) “the applicable closing date under Section 6.18(f) of the Merger Agreement” and (y) “the Post-Closing Deferral Deadline”; and

(iv) the covenants and agreements of the parties in Exhibit A (“Exhibit A”) to the Merger Agreement shall survive and remain in full force and effect for one (1) year after the Closing Date.

SECTION 2. INDEMNIFICATION

(a) Indemnification by Sun. Subject to the provisions of this Agreement, from and after the Closing, Sun shall indemnify, defend and hold harmless the Horizon Parties, the Horizon Subsidiaries (including the Acquired Entities) and each of their respective Affiliates and each of the Horizon Parties’, the Horizon Subsidiaries’ and their respective Affiliates’ respective officers, directors, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, obligations, damages (direct, indirect, consequential, lost profits, diminution in value, punitive, special or otherwise; provided that, no punitive or special damages shall be included in “Losses” except to the extent they arise out of third party claims and no consequential damages or lost profits shall be included in “Losses” unless they are the reasonably foreseeable result of the breach giving rise to such Losses), deficiencies, claims, awards, fines, penalties, judgments, Taxes, settlements, compromises, costs and expenses (including the costs of reasonable investigation, remediation, and accountants’ and attorneys’ fees), whether or not involving any third party claims (collectively and individually, “Losses”), arising out of, resulting from or relating to:

(i) any breach, inaccuracy or failure to be true of any representation or warranty of Sun and Trust contained in Article 3 of the Merger Agreement (other than Section 3.8(a) or (f) (Properties) or Section 3.14 (Taxes) thereof) without regard to any Sun Material Adverse Effect, Sun Material Impairment or materiality qualifier or any specified quantitative threshold set forth therein (other than, only for the purposes of determining the existence of any breach, inaccuracy or failure to be true (and not for the purposes of determining the amount of Losses relating thereto), the references to “material” in Section 3.5 of the Merger Agreement, “Sun Material Adverse Effect” in Section 3.6 of the Merger Agreement, “material” and “Sun Material Impairment” in Section 3.8 of the Merger Agreement, “material” in Section 3.9(c) of the Merger Agreement, “Sun Material Impairment” and “material” in Section 3.12(b)(i), (ii), (iii) and (v) (other than with respect to “plant closing Laws”) of the Merger Agreement, and “material” in Section 3.17(a) of the Merger Agreement), as of the date of the Merger Agreement or as if such representation or warranty were made on and as of the Closing Date (or, in the case of any representation or warranty that speaks expressly to a specific date, such date); provided, however, that any dollar thresholds set forth in Article 3 of the Merger Agreement shall be considered for the purposes of determining the existence of any such breach, inaccuracy or failure to be true but shall be disregarded for the purposes of determining the amount of Losses relating thereto;

(ii) any breach or failure of any Sun Party to duly perform or observe any covenant or agreement to be performed or observed by any of them pursuant to the Merger Agreement (other than (A) Section 5.1(t) or, with respect thereto, (x) thereof or (B) Section 6.7(a), (c) or (d) thereof unless Sun failed to use its reasonable best efforts to deliver the Unaudited 2005 Interim Financial Statements or, if applicable, the Unaudited Stub Period Financial Statements or the 2005 Audited Financial Statements, in any case within the applicable time periods specified therein), Exhibit A or any Local Purchase Agreement; and

(iii) any of the Retained Liabilities (other than (I) from and after the date that is the later of (A) the extinguishment of all Liabilities under the Westin Transaction Agreement or (B) six (6) years following the earlier of (x) the date the SLT Certificate is cancelled and (y) the cancellation of all Interests in SLT other than those held by Horizon or its Affiliates, the Contracts and matters identified on Schedule 10.1(mmm) of the Merger Agreement under the caption “SLT Realty Limited Partnership” and (II) Taxes).

The parties hereto acknowledge that Sun’s obligation to indemnify the Purchaser Indemnified Parties under this Section 2(a) shall not constitute an assumption of any Retained Liability by Sun insofar as third parties are concerned.

The parties hereto agree that Section 6.26 of the Merger Agreement shall not be capable of being breached or being the subject of a failure to be performed or observed, unless Exhibit A has been breached or has become the subject of a failure to be performed or observed.

(b) Indemnification by Horizon and Horizon OP. Subject to the provisions of this Agreement, from and after the Closing, Horizon and Horizon OP shall, jointly and severally, indemnify, defend and hold harmless Sun and the Retained Subsidiaries and each of their respective Affiliates and each of Sun’s, the Retained Subsidiaries’ and their respective Affiliates’ respective officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any and all Losses arising out of, resulting from or relating to:

(i) any breach, inaccuracy or failure to be true of any representation or warranty of the Horizon Parties contained in Article 4 of the Merger Agreement (other than Section 4.8 (Taxes) thereof) without regard to any Horizon Material Adverse Effect or materiality qualifier or any specified quantitative threshold set forth therein (other than, only for the purposes of determining the existence of any breach, inaccuracy or failure to be true (and not for the purposes of determining the amount of Losses relating thereto), the references to “material” in Section 4.6 of the Merger Agreement, “Sun Material Adverse Effect” in Section 4.7 of the

Merger Agreement, and “material” in Section 4.16 of the Merger Agreement), as of the date of the Merger

Agreement or as if such representation or warranty were made on and as of the Closing Date (or, in the case of any representation or warranty that speaks expressly to a specific date, such date); provided, however, that any dollar thresholds set forth in Article 4 of the Merger Agreement shall be considered for the purposes of determining the existence of any such breach, inaccuracy or failure to be true but shall be disregarded for the purposes of determining the amount of Losses relating thereto;

(ii) any breach or failure of any Horizon Party to duly perform or observe any term, provision, covenant or agreement to be performed or observed by any of them pursuant to the Merger Agreement or any Local Purchase Agreement; and

(iii) except to the extent that any Purchaser Indemnified Parties would be entitled to be indemnified with respect thereto pursuant to Section 2(a) above, any of the Assumed Liabilities.

The parties hereto acknowledge that Horizon’s and Horizon OP’s obligation to indemnify the Seller Indemnified Parties under this Section 2(b) shall not constitute an assumption of any Assumed Liability by Horizon or Horizon OP insofar as third parties are concerned.

(c) Survival of Claims. Any claim for Losses subject to indemnification under this Agreement made by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) shall survive (and be subject to indemnification) until it is finally and fully resolved only if such claim is made (i) on or after the Closing Date in accordance with the terms hereof within the applicable time period set forth in Section 1 above or (ii) with respect to any matter (other than any breach, inaccuracy or failure to be true of any representation or warranty set forth in Section 3.8(a), (c), (d) or (f) (Properties) or Section 3.14 (Taxes) and any breach of the covenants and agreements set forth in Section 5.1(t) or, with respect thereto, (x) (Conduct of the Sun Parties Pending the Closing)) that, prior to the Closing, was the subject of (A) a notice by any Horizon Party to Sun indicating, in each case to the Knowledge of Horizon, in reasonable detail the nature of such claim, the basis therefor, the specific facts giving rise to such claim (to the extent reasonably available) and a good faith estimate by Horizon OP of the amount of such claim or (B) a notice by Sun delivered in accordance with Section 9.1(j) of the Merger Agreement; provided that, any notices delivered pursuant to clause (ii)(A) shall be delivered no later than the business day immediately preceding the Closing Notice Date; provided, however, that (1) with respect to any claim with respect to which no Horizon Senior Executive obtains actual knowledge of the basis for such claim more than three (3) business days prior to the Closing Notice Date, the notice shall be delivered promptly upon any Horizon Senior Executive obtaining such actual knowledge, and as much time prior to the Closing Date as reasonably practicable in such circumstances and (2) any defect in a notice delivered pursuant to clause (ii) (or failure to deliver such notice on a timely basis) shall not affect the indemnification provided hereunder except (i) to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure and (ii) such failure shall result in such claim being forever waived and extinguished whether or not the Indemnifying Party shall have been actually prejudiced as a result of such failure if such notice is required to be delivered no later than the business day immediately preceding the Closing Notice Date in accordance with the terms hereof and such notice is not delivered on or prior to the business day immediately preceding the Closing Notice Date. After delivering a notice under this Section 2(c), the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Parties’ receipt thereof, copies of all notices (including court papers) received by the Indemnified Party relating to such claim. “Closing Notice Date” means the date on which Horizon OP and Sun reach agreement regarding the date on which the Closing will take place in accordance with Section 1.2 of the Merger Agreement or, in the event Horizon OP and Sun are unable to mutually agree upon such a date, the date on which Horizon OP delivers a Closing Notice in accordance with Section 1.2 of the Merger Agreement.

(d) Claim Procedure.

(i) Upon receipt by the Indemnified Party from a third party of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party by a third party (a “Third Party Claim”) which might give rise to a claim for Losses under this Section 2, the Indemnified Party (or Sun or Horizon OP, as

applicable, on behalf of an Indemnified Party) shall promptly give written notice thereof to the Indemnifying Party indicating in reasonable detail the nature of such claim and the basis therefor, along with copies of any notices (including court papers) received by the Indemnified Party relating to such claim; provided, however, that, subject to Section 2(c), the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have actually been prejudiced as a result of such failure (it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 1 for such representation, warranty, covenant or agreement). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party’s receipt thereof, copies of all notices (including court papers) received by the Indemnified Party relating to such claim. The Indemnifying Party shall have the right to participate in the defense of and (subject to the other terms of this Section 2(d)), at its option, to assume the defense of, at its own expense and by its own counsel, any Third Party Claim. If the Indemnifying Party shall, in accordance with the preceding sentence, assume the defense of any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall, at the expense of the Indemnifying Party to the extent provided in Section 2(d)(ii), subject to the limitations set forth in Section 2, if applicable, agree to cooperate fully with the Indemnifying Party and its counsel in the defense of such Third Party Claim; provided, however, that the Indemnifying Party’s counsel shall be reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not settle, or consent to any judgment relating to, any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided, further, however, that no consent of the Indemnified Party shall be required in the case of, and the Indemnified Party shall agree to, any settlement or judgment that unconditionally releases the Indemnified Party completely in connection with such Third Party Claim and that involves solely money damages borne by the Indemnifying Party. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information, including notices, that are reasonably relevant to such Third Party Claim (subject to (A) the last two sentences of Section 6.4(a) of the Merger Agreement and (B) reasonable limitations with respect to information that is subject to confidentiality obligations under Contract or Law), and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, if the Third Party Claim seeks nonmonetary relief which, if granted, would reasonably be expected to materially and adversely affect the Indemnified Party or its Affiliates, and such nonmonetary relief portion of such Third Party Claim can be separated from that for money damages, then the Indemnifying Party shall be entitled to assume the defense of only the portion of such Third Party Claim relating to money damages. If such nonmonetary relief portion of the Third Party Claim cannot be so separated from that for money damages, or would reasonably be expected to impair the Indemnified Party’s ability to defend the nonmonetary relief portion of such Third Party Claim, (x) the Indemnified Party shall be entitled, subject to the conditions to such control set forth in this Section 2(d), to control the defense of such Third Party Claim and (y) the Indemnifying Party shall have the right to employ separate counsel and to participate, at its own expense, in the defense of such Third Party Claim.

(ii) Notwithstanding an election by the Indemnifying Party to assume the defense of such Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim at its own expense. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel of the Indemnified Party in each applicable jurisdiction (and pay such fees, costs and expenses at least monthly, subject to the limitations set forth in Section 2, if applicable) if, but only if, (A) the Indemnified Party (after consulting in good faith with outside counsel) shall have reasonably concluded that (1) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party (after consulting in good faith with its outside counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (2) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the Indemnified Party or its

Affiliates (in which case, subject to the penultimate sentence of clause (i) of this Section 2(d), the Indemnifying Parties shall not have the right to direct the defense of such matter on behalf of the Indemnified Party); (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of any action or proceeding relating to such Third Party Claim; or (C) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In addition, the Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party (subject to the limitations set forth in Section 2, if applicable) as to a Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of such Third Party Claim as provided above). In the event the Indemnifying Party does not assume control of the defense of any Third Party Claim within a reasonable time after notice of such Third Party Claim as provided above, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third Party Claim; provided, however, that, whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not settle, or consent to any judgment relating to, such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). In any event, the Indemnified Party and its counsel, on the one hand, and the Indemnifying Party and its counsel, on the other hand, shall cooperate with each other in the defense of the Third Party Claim. All out-of-pocket costs and expenses reasonably incurred in connection with an Indemnified Party’s cooperation (provided that such cooperation is requested by the Indemnifying Party or reasonably determined by the Indemnified Party in good faith to be required under this Agreement) shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such Third Party Claim.

(iii) In the event any Indemnified Party has a claim against any Indemnifying Party under Section 2(a) or 2(b) that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver written notice of such claim to the Indemnifying Party, indicating in reasonable detail the nature of such claim, the basis therefor, the specific facts giving rise to such claim (to the extent reasonably available) and a good faith estimate by the Indemnified Party of the amount of such claim; provided, however, that, subject to Section 2(c), the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have actually been prejudiced as a result of such failure (it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 1 for such representation, warranty, covenant or agreement). The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Agreement. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Agreement, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 2, if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 3(c).

(iv) Notwithstanding anything in this Section 2(d) to the contrary, this Section 2(d) shall not apply, and provisions comparable to those in the Tax Sharing and Indemnification Agreement shall apply on a mutatis mutandis basis, to the extent of any claims or other matters in connection with Tax. The parties agree that the pursuit by any Purchaser Indemnified Party or Seller Indemnified Party of indemnification under this Agreement against Taxes shall be subject to such other procedural protections as are available to the Seller Indemnified Parties or Purchaser Indemnified Parties, respectively, under the Tax Sharing and Indemnification Agreement, on a mutatis mutandis basis.

(e) Limitations on Indemnification Obligations.

(i) Notwithstanding anything to the contrary set forth herein, neither Sun nor any Horizon Party shall be required to provide indemnification (including payment of any fees, costs and expenses of counsel employed by an Indemnified Party, any costs and expenses of cooperation and any Losses incurred in connection with mitigation) under Sections 2(a)(i) or 2(b)(i) to the Purchaser Indemnified Parties or Seller Indemnified Parties, respectively, unless the aggregate amount of Losses for which the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, would, but for this Section 2(e)(i), be entitled to indemnification with respect to such breaches or failures to be true (in the aggregate), exceeds $50,000,000 (the “Basket”), at which time Sun or the Horizon Parties, as applicable, shall be required to provide indemnification pursuant to Sections 2(a)(i) or 2(b)(i) for all Losses sustained by such Purchaser Indemnified Party or Seller Indemnified Party, respectively, in excess of the Basket (i.e., excluding all Losses incurred prior to exceeding the Basket); provided, however, that (x) Losses related to the representations and warranties set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Structure), Section 3.4(a) (Authority), Section 3.8(e) (Properties), Section 3.15 (No Brokers), Section 3.24 (No Vote Required), Section 4.1(a) (Organization, Standing and Power), Section 4.3 (Capital Structure), Section 4.5(a) (Authority) and Section 4.12 (Horizon Stockholder Approval) of the Merger Agreement and (y) Losses arising out of, resulting from or relating to an act of fraud by Sun, any Sun Subsidiary (including, prior to the Closing, the Acquired Entities) or any Sun Representative, on the one hand, or a Horizon Party or Horizon Representative, on the other hand, (whether or not related to the representations identified in the preceding clause (x)) shall not be applied, or be subject, to the Basket.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, neither Sun nor any Horizon Party shall be required to provide indemnification (including payment of any fees, costs and expenses of counsel employed by an Indemnified Party, any costs and expenses of cooperation and any Losses incurred in connection with mitigation) under Sections 2(a)(i) or 2(a)(ii) (to the extent relating to Section 5.1 of the Merger Agreement), or 2(b)(i) or 2(b)(ii) (to the extent relating to Section 5.2 of the Merger Agreement), to the Purchaser Indemnified Parties or Seller Indemnified Parties, respectively, for any individual item where the Losses relating thereto, together with Losses relating to any other items arising out of the same, or any related, facts, events or circumstances, are less than $500,000 (or, with respect to breaches, inaccuracies or failures to be true of Section 3.19 of the Merger Agreement, $100,000, or, with respect to breaches, inaccuracies or failures to be true of Section 3.9(b) of the Merger Agreement, $2,000,000), and such items shall not be included in the calculation of Losses for purposes of clause (i) of this Section 2(e); provided, however, that (A) once such $500,000 (or, as applicable, $100,000 or $2,000,000) threshold is met for any such item or items, Sun or the Horizon Parties, as applicable, shall be required, subject to the Basket and the Cap, to provide indemnification pursuant to Sections 2(a)(i) or 2(a)(ii) (to the extent relating to Section 5.1 of the Merger Agreement), or 2(b)(i) or 2(b)(ii) (to the extent relating to Section 5.2 of the Merger Agreement) for all Losses related thereto sustained by such Purchaser Indemnified Parties or Seller Indemnified Parties, respectively (including all Losses below such threshold) and (B) (x) Losses related to the representations and warranties set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Structure), Section 3.4(a) (Authority), Section 3.8(e) (Properties), Section 3.15 (No Brokers), Section 3.24 (No Vote Required), Section 4.1(a) (Organization, Standing and Power), Section 4.3 (Capital Structure), Section 4.5(a) (Authority) and Section 4.12 (Horizon Stockholder Approval) of the Merger Agreement and (y) Losses arising out of, resulting from or relating to an act of fraud by Sun, any Sun Subsidiary (including, prior to the Closing, the Acquired Entities) or any Sun Representative, on the one hand, or a Horizon Party or Horizon Representative, on the other hand, (whether or not related to the representations identified in the preceding clause (x)) shall not be applied, or be subject, to the limitations in this clause (ii) of this Section 2(e).

(iii) Notwithstanding anything to the contrary set forth herein, neither Sun nor any Horizon Party shall be required to provide indemnification (including payment of any fees, costs and expenses of counsel employed by an Indemnified Party, any costs and expenses of cooperation and any Losses incurred in connection with mitigation) under Sections 2(a)(i) or 2(b)(i) to the Purchaser Indemnified Parties or Seller

Indemnified Parties, respectively, to the extent the amount of Losses actually paid by Sun or the Horizon Parties, respectively, with respect thereto would exceed $100,000,000 (the “Cap”); provided, however, that (A) (x) Losses related to the representations and warranties set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Structure), Section 3.4(a) (Authority), Section 3.8(e) (Properties), Section 3.15 (No Brokers), Section 3.24 (No Vote Required), Section 4.1(a) (Organization, Standing and Power), Section 4.3 (Capital Structure), Section 4.5(a) (Authority) and Section 4.12 (Horizon Stockholder Approval) of the Merger Agreement and (y) notwithstanding anything to the contrary in this Agreement, Losses arising out of, resulting from or relating to an act of fraud by Sun, any Sun Subsidiary (including, prior to the Closing, the Acquired Entities) or any Sun Representative, on the one hand, or a Horizon Party or Horizon Representative, on the other hand, (whether or not related to the representations identified in the preceding clause (x)) shall not be applied, or be subject, to the Cap or the Pre-Closing Cap Amount, (B) with respect to any Losses that are (x) the subject of an agreement by Horizon OP to limit its rights pursuant to Section 9.1(j) of the Merger Agreement or (y) related to representations or warranties other than those set forth in clause (A)(x) to the extent no claim with respect to such Losses was made on or prior to the Closing Notice Date, the Horizon Parties’ rights to recover for Losses under Section 2(a)(i) shall be limited to the Pre-Closing Cap Amount and (C) with respect to any Losses arising out of breaches or failures to be true that are the subject of an agreement by Sun to limit the application of the Cap pursuant to Section 9.1(l) of the Merger Agreement, such Losses shall not be subject to the Cap (but shall be applied against the Cap for the purpose of determining whether Sun shall be required to provide indemnification with respect to any other Losses).

(iv) Notwithstanding anything to the contrary set forth herein, in no event shall an Indemnifying Party be responsible for any fees, costs and expenses of counsel employed by an Indemnified Party, any costs or expenses of cooperation or any Losses incurred in connection with mitigation, with respect to any claim unless it is finally determined hereunder that such Indemnifying Party is obligated to indemnify the Indemnified Party from and against Losses arising out of such claim, except, if the Indemnifying Party shall have assumed the defense of a Third Party Claim, for fees, costs and expenses of counsel to which the Indemnified Party would otherwise be entitled; provided, however, that, in connection with any Third Party Claim the defense of which has been assumed by the Indemnifying Party, the Indemnifying Party shall reimburse the Indemnified Party at least monthly for all costs, expenses and other Losses incurred as a result of cooperation or mitigation requested by the Indemnifying Party; provided, further, however, that the Indemnified Party shall promptly return the amount of such fees, costs and expenses of counsel, and costs, expenses and other Losses incurred as a result of cooperation or mitigation, to the Indemnifying Party if it is finally determined hereunder that such Indemnifying Party is not obligated to indemnify the Indemnified Party from and against the applicable Losses. Notwithstanding anything to the contrary set forth herein, none of the limitations set forth in this Agreement, including in Sections 1, 2(c) and 2(e), on an Indemnified Party’s ability to seek or receive indemnification under any clause of this Agreement with respect to any claim shall apply to an Indemnified Party’s ability to seek or receive indemnification under any other clause of this Agreement (or under the same clause, with respect to any other claim).

(f) Waiver and Release by Sun. From and after the Closing Date, Sun shall not have any right of contribution or indemnification against any Acquired Entity and Sun shall otherwise hold the Acquired Entities harmless for any amounts paid to any Purchaser Indemnified Party as a result of any claim arising from or relating to a breach by an Acquired Entity of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, to the extent such breach relates to the period prior to the Closing. Except as otherwise provided in the Merger Agreement or the Ancillary Agreements, effective as of the Closing, Sun, on behalf of itself and each of its controlled Affiliates and its assigns under Section 3(d) (“Related Persons”), hereby releases and forever discharges the Acquired Entities (each individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Acquired Entities whether known or unknown, suspected or unsuspected, both at law and in equity, which Sun or any of its Related Persons now has or has ever had against the respective Releasees. Notwithstanding the foregoing, Sun does not release, and this Section 2(f) shall not be deemed to affect, any claim of Sun or its Related Persons or any obligation of the Horizon Parties pursuant to the Merger Agreement or the Ancillary Agreements.

(g) Mitigation; Calculation of Losses.

(i) The parties hereto shall cooperate with each other to mitigate their respective Losses upon obtaining Knowledge of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, however, that, notwithstanding anything to the contrary in this Agreement, all Losses reasonably incurred by an Indemnified Party in connection with mitigation requested by the Indemnifying Party shall be deemed (including for purposes of Section 2(e)) to arise out of the same facts, events and circumstances as the Losses with respect to which such mitigation is requested) and shall be indemnifiable hereunder (subject to the limitations set forth in Section 2, if applicable) if the claim giving rise to such Losses is indemnifiable hereunder. Any calculation of Losses for purposes of this Agreement (including for purposes of determining the amount of Losses for purposes of Section 2(e)) shall be net of (A) any insurance recovery made from unaffiliated third party insurers (net of the expenses of the recovery thereof) by the Indemnified Party or (B) receipt of indemnity payments from an unaffiliated third party; provided, however, that (x) if such recovery is subsequently returned to the insurer by reason of a retroactive adjustment or other chargeback or reimbursement, then Sun or the Horizon Parties, as the case may be, shall repay to the other the amount of such recovery which (1) was netted against the indemnity payment hereunder and (2) was actually paid by the insured (or on its behalf by an Affiliate), as the case may be, to the insurer and (y) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnifying Party in respect of such Losses (it being understood and agreed that the parties shall use commercially reasonable efforts consistent with past practice to collect insurance proceeds payable with respect to matters that otherwise are indemnifiable under this Agreement); provided, further, however, that in any case where an Indemnified Party subsequently recovers from a third party any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered or received (after deducting therefrom the amount of expenses incurred by it in procuring such recovery or receipt), but not in excess of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter. Notwithstanding the foregoing, any mitigation of a Loss that is a Tax shall be handled only under the Tax Sharing and Indemnification Agreement and/or the provisions of this Agreement that are expressly applicable to mitigation in the context of Taxes. The calculation of the amount of any indemnification payment under this Agreement shall be determined net of any Tax benefit that is received by the Indemnified Party (or any Affiliate thereof, determined at the time of the receipt of such indemnification payment) as a result of the Taxes or other facts or circumstances that caused the indemnification obligation under this Agreement; provided that no Tax benefit shall be treated for purposes of this sentence as having been received (i) until and to the extent that such Indemnified Party or such Affiliate shall have had Taxes which would otherwise be paid by (or on behalf of) it reduced (or shall have received a greater refund of Taxes than it would otherwise have received) as a result of such Tax benefit, or (ii) solely by reason of any resulting reduction in the amount that any REIT is required to distribute under the REIT Requirements (as such term is defined in the Tax Sharing and Indemnification Agreement). In the event that a Tax benefit relating to an indemnification payment shall not have been received until after the Indemnifying Party has made an indemnification payment under this Agreement that did not take into account such Tax benefit, the Indemnified Party shall make a payment to the Indemnifying Party reflecting such Tax benefit. With respect to any Purchaser Indemnified Party that is a REIT, except as set forth below, such REIT shall mitigate any Taxes which otherwise would give rise to an indemnification obligation by Sun under Section 2(a), by paying Deficiency Dividends (as such term is defined in the Tax Sharing and Indemnification Agreement) and/or other dividends, to the extent permitted under applicable Tax law. Except as is set forth below, in the event that such REIT fails to mitigate any such Taxes, the indemnification obligation of Sun pursuant to Section 2(a) shall be (i) reduced to take into account any allowable deduction, under the applicable Tax law, for any Deficiency Dividends (as such term is defined in the Tax Sharing and Indemnification Agreement)

or other dividends that could have been, but were not, paid and (ii) increased for any Applicable Interest Amounts (as such term is defined in the Tax Sharing and Indemnification Agreement) that would have been payable by such REIT as a result of or in connection with such dividend or Deficiency Dividend (as such term is defined in the Tax Sharing and Indemnification Agreement). In no event shall Sun be required to indemnify under this Agreement any Purchaser Indemnified Party or any other Person against any Deficiency Dividends (as such term is defined in the Tax Sharing and Indemnification Agreement) or other dividends that are required to be paid by Horizon, SHC or any Foreign Currency REIT, except Sun shall be required to indemnify a Purchaser Indemnified Party against any Deficiency Dividends (as such term is defined in the Tax Sharing and Indemnification Agreement) or other dividends which (i) are paid by any of the Purchaser Indemnified Parties to mitigate any Taxes arising from a breach or failure of the Sun Parties to duly perform or observe any covenant or agreement to be performed or observed by any of them pursuant to Exhibit A, which breach or failure resulted in a failure of Restructuring Parameter (f) or (g) in Part II of Exhibit A to be satisfied and (ii) are paid in order for such Purchaser Indemnified Party to comply with the distribution requirement for REITs set forth in Section 857(a)(1)(A)(i) of the Code (it being understood that Sun shall also indemnify such Purchaser Indemnified Party against any Taxes which (I) are actually paid by such Purchaser Indemnified Party to a Taxing Authority as a result of any breach or failure that is described in clause (i) of this sentence and (II) relate to taxable income which is not required to be distributed to shareholders in order for such distribution requirement to be satisfied). Upon the reasonable request of Sun, Horizon and any Horizon Party shall be required to cause the mitigation of any Taxes for which Sun is responsible under this Agreement; provided that, Sun shall (i) have notified Horizon in writing of the action requested of Horizon, (ii) in the case of actions requiring the filing of Tax forms, have prepared drafts of such forms for approval by Horizon (which approval shall not be unreasonably withheld), (iii) have, from time to time, paid money to Horizon or any Horizon Party sufficient for the payment, when due, of (A) the expenses of Horizon or such Horizon Party with respect to the actions requested by Sun and/or (B) any Taxes or other amounts required to be paid to a Taxing Authority as a part of such requested action and (iv) Sun shall indemnify Horizon and any Horizon Party for all Losses reasonably incurred by Horizon and any Horizon Party in connection with any such mitigation requested by Sun. For the avoidance of doubt, the two immediately preceding sentences shall not diminish the entitlements of the Purchaser Indemnified Parties under the Tax Sharing and Indemnification Agreement. In no event shall Sun be obligated to indemnify any Horizon Party or any other Person for any Losses to the extent that such Losses were included in the Closing Working Capital for purposes of, or otherwise reflected in, the Final Adjustment.

(ii) Notwithstanding anything to the contrary set forth herein, solely for purposes of determining the amount of Losses with respect to Taxes of any Purchaser Indemnified Party attributable to any breach or failure of any Sun Party to duly perform or observe any term, provision, covenant or agreement to be performed or observed by any of them pursuant to Exhibit A, which breach or failure resulted in, or increased, an Applicable Material and Adverse Effect (as such term is defined in Exhibit A), the amount of such Losses with respect to Taxes shall be treated as being equal to the product of (x) the amount of additional taxable income recognized or to be recognized by the Purchaser Indemnified Party and (y) 40%. For the avoidance of doubt, such Losses with respect to Taxes shall be capable of being indemnified against by Sun under this Agreement in addition to (so long as such Losses are not duplicative of) any other Losses of a Purchaser Indemnified Party attributable to a breach or failure of any Sun Party to duly perform or observe any term, provision, covenant or agreement to be performed or observed by any of them pursuant to Exhibit A, which breach or failure resulted in a failure to satisfy any Restructuring Parameter (as such term is defined in Exhibit A).

(h) Exclusive Remedy. Except as otherwise set forth in the Merger Agreement or Tax Sharing and Indemnification Agreement, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties to receive indemnification pursuant to this Agreement (i) shall be the exclusive remedy following the Closing, in the case of (A) breaches of representations and warranties contained in the Merger Agreement (except for such breaches that are the result of an act of fraud by Sun, any Sun Subsidiary (including, prior to the Closing, the Acquired Entities) or any Sun Representative, on the one hand, or a Horizon Party or Horizon Representative, on the other hand, in which case the rights set forth in this Agreement shall not be the exclusive remedy of the aggrieved party(ies) and such aggrieved party(ies) shall have all available rights and remedies under law or equity) and (B) breaches or failures to perform covenants and agreements contained in the Merger Agreement (except with respect to the specific performance thereof to the extent provided in the Merger Agreement), (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between this Agreement and the Tax Sharing and Indemnification Agreement with respect to Taxes, the Tax Sharing and Indemnification Agreement shall control.

(i) Adjustment to Purchase Price. The parties hereto agree to treat any indemnification paid pursuant to this Agreement as an adjustment to the REIT Merger Consideration, the SLT Merger Consideration, the Global Other Closing Transaction Purchase Price or the Local Other Closing Transaction Purchase Price, as applicable, for all Tax purposes to the extent permitted by the applicable Tax law.

(j) Deferral Provisions to Insure Compliance with REIT Gross Income Tests. Notwithstanding any other provisions in this Agreement, any payments otherwise to be made by Sun to any of the Purchaser Indemnified Parties under Section 2(a) hereof for any calendar year shall not exceed the sum of (a) the amount that it is determined should not be gross income of Horizon for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in a No Gross Income Opinion plus (b) such additional amount that it is estimated can be paid to Horizon in such taxable year without creating a risk that the payment would cause Horizon to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income, which determination shall be made by independent tax accountants to Horizon and (c) in the event Horizon receives an Alternative Tax Letter indicating that Horizon has received a ruling from the Internal Revenue Service holding that Horizon’s receipt of the additional amount otherwise to be paid under Section 2(a) hereof either would constitute Qualifying Income or would be excluded from gross income of Horizon for purposes of Sections 856(c)(2) and (3) of the Code, the aggregate payments otherwise required to be made under this Agreement (determined without regard to this Section 2(j)) less the amount otherwise previously paid under clauses (a) and (b) above. The obligation of Sun to pay any unpaid portion of any payment otherwise required under this Agreement that remains unpaid solely by reason of this Section 2(j) shall terminate five years from the date such payment otherwise would have been made but for this Section 2(j). Sun shall place the full amount of any payments otherwise to be made by Sun to the Purchaser Indemnified Parties under Section 2(a) hereof in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to the Purchaser Indemnified Parties unless and until Sun receives any of the following: (x) a letter from Horizon’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Purchaser Indemnified Parties without creating a risk that the payment would cause Horizon to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (y) an Alternative Tax Letter or (z) an opinion of outside tax counsel selected by Horizon, which such opinion shall be reasonably satisfactory to Horizon, to the effect that, based upon a change in law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid under this Agreement either would be excluded from gross income of Horizon for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events Sun shall pay to the applicable Purchaser Indemnified Parties the lesser of the unpaid amounts due under this Agreement (determined without regard to this Section 2(j)) or the maximum amount stated in the letter referred to in clause (x) above. At the end of the five year period referred to above in this Section 2(j) with respect to any amount placed in such escrow, if none of the events referred to in clauses (x), (y) or (z) of the preceding sentence shall have occurred, such amount shall be released from such escrow to be used as determined by Sun in its sole and absolute discretion. Notwithstanding the second sentence in this Agreement, all capitalized terms used in this Section 2(j), Section 2(k) or Section 2(m) and not defined in this Agreement or in the Merger Agreement shall have the meanings assigned to such terms by the Tax Sharing and Indemnification Agreement.

(k) Gross Up. In the event (A) any Indemnifying Party is required to make any payment under this Agreement (the “Subject Payment”) to or on behalf of an Indemnified Party that would result in the recognition of any income for Tax purposes by such Indemnified Party (and, in the case of an Indemnified Party that is both a Purchaser Indemnified Party and an Acquired Entity, such recognition of income is with respect to a Post-Closing Taxable Period or a Post-Closing Straddle Period), and (B) the Subject Payment is not properly treated as an adjustment to the purchase price of Acquired Assets or equity interests in Acquired Entities resulting in recognition of taxable income to the Indemnified Party, such Indemnifying Party shall pay to such Indemnified Party, in addition to the Subject Payment, an amount sufficient such that, after the payment of all Taxes incurred as a result of the receipt of the Subject Payment and the payment pursuant to this Section 2(k), such Indemnified Party shall have retained (or have had paid on its behalf) an amount equal to the Subject Payment.

(l) SHC Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Sun shall be solely responsible, at its sole expense, for all communications and cooperation with former Affiliates of SHC with respect to the allocation of Retained Liabilities, and all obligations to such former Affiliates with respect to such Retained Liabilities, including any payments or other obligations under the Distribution Agreement described on Schedule III hereto. Without limiting the foregoing, Sun shall (i) promptly following the Closing inform applicable former Affiliates that, notwithstanding the fact that SHC is an Acquired Entity, Sun has retained sole responsibility for the applicable Retained Liabilities, and that all communications with respect thereto should be directed to Sun and (ii) promptly provide Horizon OP with written notice regarding any material developments with respect to such Retained Liabilities, including promptly providing a copy of the annual controllers’ letter relating to such matters.

(m) Limitation on Tax Indemnification. Notwithstanding anything in this Agreement, the Transaction Agreements (other than the Tax Sharing and Indemnification Agreement) or any other documents (including any language in this Agreement, the Transaction Agreements (other than the Tax Sharing and Indemnification Agreement) or any other documents containing the words “notwithstanding anything to the contrary” or words to similar effect) to the contrary, in no event shall Sun, any Sun Party, any Affiliate of any Sun Party, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate (or any other Affiliate of Sun that is a party to the Transaction Agreements or such other documents) be required to indemnify (including, without limitation, pursuant to the Transaction Agreements or any other documents) against, or otherwise be treated as being directly or indirectly responsible (including, without limitation, pursuant to the Transaction Agreements or any other documents) for, (i) any Taxes (or any other amounts paid to any Governmental Entity or Taxing Authority) attributable to any Failure by Horizon, any Horizon Foreign Currency REIT or other Affiliates of Horizon (including, without limitation, SHC, any Transferred REIT Entity or any other Acquired Entity) to qualify as a REIT under the Code with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period, (ii) any Taxes (including any Taxes paid pursuant to Code Section 856(c)(7), 856(g)(5) or 857(b)(5)) or any other amounts paid to any Governmental Entity or Taxing Authority (including, without limitation, pursuant to a closing agreement with a Taxing Authority) to Mitigate any Failure by Horizon or its Affiliates (including any Acquired Entity) to qualify as a REIT under the Code with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period, (iii) any Taxes or other amounts paid to any Governmental Entity or Taxing Authority (including, without limitation, pursuant to a closing agreement with a Taxing Authority) attributable to any Failure, or to Mitigate any Failure, by Horizon or its Affiliates (other than an Acquired Entity) to qualify as a REIT under the Code with respect to any Pre-Closing Taxable Period or Pre-Closing Straddle Period, or (iv) any Losses (including, without limitation, any Taxes and distributions to shareholders, other than those pursuant to Section 3(a)(i)(D) of the Tax Sharing and Indemnification Agreement) resulting directly or indirectly from any matter described in clauses (i), (ii) or (iii) (other than (A) any reasonable costs and expenses incurred in obtaining Consents (within the meaning of Exhibit A) or (B) other costs (including Taxes) to remove assets where such removal is required in order to satisfy REIT Requirements); provided, however, that the foregoing shall not relieve Sun of Losses resulting from any breaches of Sections 5.1(i), 6.8, 6.18, or 6.26 of the Merger Agreement or Exhibit A that (I) are the result of the act of fraud by Sun or any Sun Subsidiary and would, absent this Section 2(m), be indemnifiable under this Agreement or (II) (A) are the result of willful breach or intentional misrepresentation by the following persons at Sun: the Senior Vice President of Tax and his or her direct reports, the Chief Financial Officer and his or her direct reports, and the Comptroller and his or her direct reports, and would, absent this Section 2(m), be indemnifiable under this Agreement and (B) involve the Senior Vice President of Tax of Horizon OP or Horizon not having been informed in writing (including, without limitation, pursuant to the procedures and other provisions of Exhibit A) of such willful breach or intentional misrepresentation, or facts giving rise to such willful breach or intentional misrepresentation, by the Senior Vice President of Tax of Sun (or any other representative of Sun) by the date that is no later than the fourteenth (14th) day prior to Closing of such act of fraud, willful breach or intentional misrepresentation.

SECTION 3. MISCELLANEOUS

(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be delivered to the parties in the manner and at the addresses and telecopy numbers in accordance with, and shall be deemed given and received as provided in, Section 10.3 of the Merger Agreement. All notices shall be deemed given only when actually received.

(b) Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Agreement may be executed by facsimile signature.

(c) Governing Law; Consent to Jurisdiction.

(i) This Agreement, and all claims or controversies arising out of this Agreement or relating hereto, shall be governed by, and construed in accordance with, the laws of the state of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 3(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated in whole or in part (other than by operation of law) by any of the parties hereto without the prior written consent of the other parties hereto. Any party to this Agreement may assign its rights hereunder to any Subsidiary of such party; provided, however, that (i) such assignor shall remain bound by the terms of this Agreement and (ii) such assignment shall cease to be effective, and such rights shall immediately revert to the assignor, without any action by any party, upon such assignee ceasing, or otherwise failing for any reason, to be a Subsidiary of such assignor. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(e) Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto. Any party may waive any provision of this Agreement or compliance therewith; provided that, such waiver is set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(f) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary in this Section 3(f), in the event any such invalidity or unenforceability would materially and adversely affect the economic benefits of the transactions contemplated by the Merger Agreement or the Horizon Structuring Transactions to any party, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(g) Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties hereto.

(h) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(h).

(i) Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the schedules hereto, constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and is not (i) intended to confer upon any Person other than the parties hereto any rights or remedies or (ii) intended to be enforceable by any Person who is not a party hereto or entitled to enforce rights hereunder pursuant to the Contracts (Rights of Third Parties) Act of 1999 or any similar legislation of any other jurisdiction.

(j) Market Cap Maintenance.

(i) For the purpose of this Section 3(j), Sun shall be deemed to have a “Minimum Market Cap” if, on any date, the product of (A) the Fair Market Value of a share of Sun Common Stock on such date and (B) the total number of outstanding shares of Sun Common Stock on such date exceeds $2 billion. For the purpose of this Section 3(j), “Fair Market Value of a share of Sun Common Stock” means, on any date, (x) if Sun Common Stock is traded on an exchange, the closing sales price of a share of Sun Common Stock as reported in the Wall Street Journal or such other authoritative source mutually selected by Sun and Horizon OP for the first trading date immediately prior to such date during which a sale occurred, (y) if Sun

Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor or other quotation system, (i) the last sales price (if Sun Common Stock is then listed as a National Market Issue under the NASD National Market System) or (ii) the mean between the closing representative bid and asked prices (in all other cases) for a share of Sun Common Stock on the date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by NASDAQ or such successor or other quotation system or (z) if Sun Common Stock is not publicly traded, the fair market value of a share of Sun Common Stock determined by a majority of the Board of Directors of Sun, acting in good faith and after consultation with its outside financial advisor; provided, however, the fair market value shall instead be determined by a nationally-recognized investment bank, mutually agreeable to Horizon OP and Sun, if Horizon reasonably determines that the determination made by Sun’s Board of Directors is incorrect in any material respect.

(ii) Sun shall not, and shall not permit any of its Subsidiaries to, through and until the end of the third full fiscal year of Sun beginning after the Closing Date, sell, convey or otherwise transfer, in a single transaction or series of related transactions, any Assets with an aggregate value in excess of $300 million to a third party if, at the time of such transaction(s) (or pro forma, after giving effect to such transaction(s), including the use of the proceeds received from such transaction(s)), Sun does not have a Minimum Market Cap unless, in each case, at least fifteen (15) business days prior to the closing of such transaction(s), (A) each transferee of such Assets delivers to Horizon OP a valid guaranty of collection (and not of payment) (in form and substance satisfactory to Horizon OP), executed by a duly authorized officer of such transferee, unconditionally (1) guaranteeing the Liabilities of Sun under this Agreement and (2) agreeing to cause any Affiliate of such transferee to which such transferee sells, conveys or otherwise transfers any such Assets to deliver a comparable guaranty as a condition precedent to such sale, conveyance or transfer; provided that, (I) Sun shall remain bound in all respects by the terms of this Agreement, (II) the maximum liability that any such transferee will have under this Agreement shall be equal to the value of the Assets acquired from Sun or its Subsidiaries as of the date of such acquisition and (III) the guaranty delivered to Horizon OP shall set forth the applicable transferee’s best estimate of the value of such Assets; provided, further, that such guaranty shall not become effective unless and until the closing of such transaction(s) occurs; (B) Sun delivers to Horizon OP a written certification, duly executed by the chief financial officer of Sun, as to Sun’s best estimate of the value of such Assets and (C) such sale, conveyance or transfer is a bona fide, arms’ length transaction between Sun and such third party. For the purpose of this Section 3(j), the value of Assets transferred to any transferee shall equal the sum of (x) the amount of any cash paid for such Assets and (y) the value of any non-cash consideration, as reasonably determined by the chief financial officer of Sun.

(iii) Nothing contained in this Section 3(j) shall prohibit Sun from engaging in a merger or other business combination so long as the successor entity to Sun in such merger or business combination assumes all of Sun’s Liabilities under this Agreement.

(iv) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 3(j) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Horizon and Horizon OP shall be entitled, without posting any bond, to an injunction or injunctions to prevent breaches of this Section 3(j) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

HOST MARRIOTT CORPORATION

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

HOST MARRIOTT, L.P.

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth Siegel
Name:	Kenneth Siegel
Title:	Executive Vice President, General Counsel and Secretary

SCHEDULES TO THE INDEMNIFICATION AGREEMENT

Schedule I	—	Starwood Senior Executives
Schedule II	—	Host Senior Executives
Schedule III	—	Distribution Agreement

B-I

Annex C

TAX SHARING AND INDEMNIFICATION AGREEMENT

THIS TAX SHARING AND INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of November 14, 2005, among HOST MARRIOTT CORPORATION, a Maryland corporation (“Horizon”), HOST MARRIOTT, L.P., a Delaware limited partnership (“Horizon Operating Partnership”), HORIZON SUPERNOVA MERGER SUB, L.L.C., a Maryland limited liability company wholly owned by Horizon Operating Partnership (“REIT Merger Sub”), HORIZON SLT MERGER SUB L.P., a Delaware limited partnership wholly owned by REIT Merger Sub, its general partner, and Horizon Operating Partnership (“SLT Merger Sub” and, together with Horizon, REIT Merger Sub and Horizon Operating Partnership, the “Horizon Parties”), STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (“Sun”), STARWOOD HOTELS & RESORTS, a Maryland real estate investment trust (“Sun Trust”), SHERATON HOLDING CORPORATION, a Nevada corporation (“SHC”), and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“SLT” and, together with Sun, Sun Trust and SHC, the “Sun Parties”). All capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, the Horizon Parties and the Sun Parties have entered into that certain Master Agreement and Plan of Merger, dated as of November 14, 2005 (the “Merger Agreement”), pursuant to which, among other things, (i) Horizon Operating Partnership will acquire Sun Trust through the merger of REIT Merger Sub with and into Sun Trust, with Sun Trust surviving (the “Merger”), (ii) Horizon Operating Partnership will purchase from Sun all of the outstanding stock of SHC and (iii) Horizon Operating Partnership and/or one or more of its subsidiaries will purchase from Sun and/or its subsidiaries ownership interests in various entities owned by Sun and/or its subsidiaries, as set forth in the Merger Agreement;

WHEREAS, pursuant to the purchase by Horizon Operating Partnership of the SHC stock, SHC and all of its U.S. corporate subsidiaries will leave the Sun Pre-Merger Group (as defined below); and

WHEREAS, the parties hereto wish to provide for (i) allocations of, and indemnifications against, certain liabilities for Taxes, including Income Taxes and Other Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto, and (iii) certain related matters;

NOW THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

1.	Definitions.

When used herein the following terms shall have the following meanings:

“Acquired Assets” — as defined in Section 10.1(a) of the Merger Agreement.

“Acquired Entities” — as defined in Section 10.1(c) of the Merger Agreement.

“Affiliate” — with respect to any corporation, partnership, limited liability company or other entity (the “given entity”), (i) each person, corporation, partnership, limited liability company or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given entity, (ii) each corporation, partnership, limited liability company or other entity in which the given entity owns, directly or indirectly, through one or more intermediaries, at least 50% of the value of all outstanding equity interests, (iii) any partnership, limited liability company or similar entity in which the given entity is the sole general partner, the sole managing member or similar owner, or (iv) any successor of any of the above. For purposes of this definition, “control” means the possession, directly or indirectly, of (i) 50% or more of the voting power or value of outstanding voting interests, or (ii) the power to direct or cause the direction of the management of an entity, whether by contract or otherwise.

“Affiliated Group” — an affiliated group of corporations within the meaning of Section 1504(a) of the Code for the Taxable Period or, for purposes of any state income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state in question.

“Applicable Contribution Agreements” – any Contribution Agreement that, as of the date of the Merger Agreement and/or as of the Closing Date, any Acquired Entity has entered into, is a party to, or is subject to.

“Applicable Interest Amount” – both (i) any interest and/or addition to tax with respect to a deduction for a Deficiency Dividend within the meaning of Section 860(c) of the Code and (ii) any interest charge imposed pursuant to Section 852(e)(3) of the Code or the application of principles similar thereto pursuant to Treasury Regulations under Section 857(a)(2) of the Code in connection with the distribution of Domestic Earnings and Profits.

“Applicable Tax Agreements” – any tax-indemnity, tax-sharing or tax-allocation agreement to which any Acquired Entity is, as of the date of the Merger Agreement and/or as of the Closing Date, a party to or is subject to (excluding the Transaction Agreements).

“Code” — the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Contribution Agreement” – as defined in the Merger Agreement.

“Deficiency Dividend” – either (i) any deficiency dividend within the meaning of Section 860(f) of the Code or (ii) any distribution pursuant to Section 852(e) of the Code or the application of principles similar thereto pursuant to Treasury Regulations under Section 857(a)(2) of the Code in connection with the distribution of Domestic Earnings and Profits and/or, if applicable, Foreign Earnings and Profits.

“Domestic Earnings and Profits” – means, with respect to a Domestic Corporate Acquired Entity, earnings and profits (within the meaning of the Code) that have been accumulated in, or are attributable to, any Taxable Period of such Acquired Entity (or a predecessor) for which such Acquired Entity (or a predecessor) was not taxable as a REIT.

“Domestic Corporate Acquired Entity” – an Acquired Entity that, on the Closing Date, is classified for federal income Tax purposes as a corporation and is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Failure” – any failure, alleged failure or potential failure.

“Final Determination” — (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority; (iv) the receipt of any refund; or (v) the expiration of an applicable statute of limitations.

“Fixed Asset Records” – such records as detailed in Section 2(b) of this Agreement.

“Foreign Corporate Acquired Entity” – an Acquired Entity that, on the Closing Date, is classified for federal income Tax purposes as a corporation and is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Earnings and Profits” — means, with respect to a Foreign Corporate Acquired Entity, earnings and profits (within the meaning of the Code) of such Acquired Entity (or a predecessor).

“Horizon” — as defined in the preamble to this Agreement.

“Horizon Group” — Horizon, Horizon Members and Affiliates of Horizon. For purposes of this Agreement, the Horizon Group shall not include any Acquired Entity with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period.

“Horizon Member” — a corporation, partnership, limited liability company or other entity that was an Affiliate of Horizon prior to the Merger and shall include, on and after the Merger, a corporation, partnership, limited liability company or other entity that was an Affiliate of Sun prior to the Merger and becomes an Affiliate of Horizon on and after the REIT Merger Effective Time (or, as applicable, the Closing Date of the acquisition of such Affiliate).

“Horizon Operating Partnership” – as defined in the preamble to this Agreement.

“Horizon Parties” – as defined in the preamble to this Agreement.

“Horizon Pre-Merger Affiliate” — any Affiliate of any Horizon Party prior to the Merger.

“Income Tax(es)” — with respect to any entity, (i) any and all taxes based upon or measured by net income, gross income, gross receipts, alternative minimum taxable income or equity, regardless of whether denominated as an “income tax,” a “franchise tax,” an “equity-based franchise tax” or otherwise, imposed by any Governmental Entity, whether any such tax is imposed directly or through withholding or otherwise, together with any interest and any penalty, addition to tax or additional amount and (ii) any liability for taxes described in clause (i) of any other entity under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local tax laws), as a result of transferee liability or by law. In addition to, and without limiting the foregoing, as to Sun Trust and the Subsidiary REITs, the term “Income Taxes” includes any and all taxes and other amounts payable pursuant to Sections 337(d), 856(c)(7)(C), 857(b), 860(c) or 4981 of the Code, including any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code.

“Indemnification Agreement” – the Indemnification Agreement dated as of November 14, 2005, among Horizon, Horizon Operating Partnership and Sun.

“IRS” — the Internal Revenue Service.

“Losses” – as defined in Section 2 of the Indemnification Agreement (prior to the application of any limitations by the Indemnification Agreement on the meaning of such term); provided that, for the avoidance of doubt, the language in parentheticals in this definition of “Losses” shall in no event be interpreted as limiting the application of Section 3(h) of this Agreement.

“Merger” — as defined in the preamble to this Agreement.

“Merger Agreement” — as defined in the preamble to this Agreement.

“Merger Agreement Tax Provisions” – Sections 1.9(c), 1.9(f), 2.1(f), 2.2(c), 6.8, 8.3(b) and/or 10.8 of the Merger Agreement, and, to the extent its application relates to such Sections, the Indemnification Agreement.

“Mitigate” – to mitigate, reduce the severity of, avert, cure, avoid, or cause not to occur (whether or not any applicable efforts are successful).

“Non-Purchase Price Indemnification Receipts” — any amount received by a Purchaser Indemnified Party or a Seller Indemnified Party which is not treated for purposes of the applicable Tax as an adjustment to the purchase price of Acquired Assets or equity interests in Acquired Entities and the receipt of which results in the recognition of income to such Purchaser Indemnified Party or Seller Indemnified Party, as applicable, for purposes of the applicable Tax.

“Other Tax(es)” — with respect to any entity, (i) any license, business privilege, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs duties, franchise, social security, unemployment, disability, real property, personal property, intangibles, sales, use, transfer, registration, value added, add-on minimum, or other tax of any kind whatsoever, including withholding of taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws, whether any such tax is imposed directly or through withholding or otherwise, together with any interest and any penalty, addition to tax or additional amount, and (ii) any liability for taxes described in clause (i) of any other entity as a result of transferee liability, by law, by contract or otherwise; provided, however, that the term “Other Tax(es)” shall not include Income Tax(es).

“Overdue Rate” — a rate of interest per annum that equals the prime rate, as reported in the Wall Street Journal for the period in which the Overdue Rate is applicable, plus 2.00%.

“Post-Closing Straddle Period” — with respect to any Straddle Period, the period beginning on the day immediately after the date on which the REIT Merger Effective Time occurs and ending on the last day of the Taxable Year in which the REIT Merger Effective Time occurs.

“Post-Closing Taxable Period” — a Taxable Year that begins on or after the day immediately following the date on which the REIT Merger Effective Time occurs.

“Pre-Closing Straddle Period” — with respect to any Straddle Period, the period beginning on the first day of such Taxable Year and ending on the date on which the REIT Merger Effective Time occurs.

“Pre-Closing Taxable Period” — a Taxable Year that ends at or before the close of business on the date on which the REIT Merger Effective Time occurs.

“Purchaser Indemnified Parties” – as defined in the Indemnification Agreement.

“REIT” – means an entity that is a real estate investment trust within the meaning of Section 856 of the Code.

“REIT Merger Effective Time” — as defined in Section 1.3 of the Merger Agreement.

“REIT Merger Sub” – as defined in the preamble to this Agreement.

“REIT Requirements” – any requirements set forth in the Code, and any other applicable Tax law, for an entity to qualify as a REIT.

“Representative” — with respect to any person or entity, any of such person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Seller Indemnified Parties”—(i) Sun, each Sun Pre-Merger Member, each Sun Pre-Merger Affiliate (excluding, in each case, Acquired Entities) and (ii) each of the respective officers, directors, employees, agents and representatives of the entities described in clause (i) or of an Acquired Entity.

“SHC” – as defined in the preamble to this Agreement.

“SLT” – as defined in the preamble to this Agreement.

“Straddle Period” — any Taxable Year beginning before and ending after the date on which the REIT Merger Effective Time occurs.

“Subsidiary REIT” – W&S Seattle Corp. or W&S Denver Corp.

“Sun” — as defined in the preamble to this Agreement.

“Sun Parties” — as defined in the preamble to this Agreement.

“Sun Pre-Merger Affiliate” — any Affiliate of Sun or any Sun Pre-Merger Member prior to the Merger.

“Sun Pre-Merger Group” — Sun and each U.S. corporation (or entity treated as a U.S. corporation for federal income tax purposes) that joined with Sun in filing a consolidated federal income tax return for any Pre-Closing Taxable Period.

“Sun Pre-Merger Member” — a corporation (or entity treated as a U.S. corporation for federal income tax purposes) that was a member of the Sun Pre-Merger Group.

“Tax(es)” — collectively, Income Tax(es) and Other Tax(es).

“Taxable Period” — a Pre-Closing Taxable Period, a Post-Closing Taxable Period or a Straddle Period.

“Taxable Year” — a taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

“Taxing Authority” — the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.

“Tax Return(s)” — as defined in Section 3.14(a) of the Merger Agreement.

“Transaction Agreements” – this Agreement, the Merger Agreement (including any Exhibits thereto), the Indemnification Agreement, the Compensating Balance Agreement, the Master Reserve Fund Agreement and/or any other Ancillary Agreements.

“Transferred REIT Entity” – Sun Trust or any Subsidiary REIT.

“Undisclosed Agreement” – any Applicable Contribution Agreement or Applicable Tax Agreement which is not set forth on Section 3.14(e) of the Sun Disclosure Letter.

“WD Parent” – as defined in Section 10.1(iiii) of the Merger Agreement.

2.	Obligations, Responsibilities and Rights of Sun and Horizon.

(a)	Preparation and Filing of Tax Returns

(i)	By Sun. Subject to the provisions set forth in Section 5(b), Sun shall prepare and timely file (or cause to be prepared and timely filed):

(A)	all Tax Returns of the Sun Pre-Merger Group, any Sun Pre-Merger Member and any Sun Pre-Merger Affiliate for all Pre-Closing Taxable Periods, whether or not such Returns are required to be filed on, before, or after the REIT Merger Effective Time;

(B)	all Tax Returns of the Sun Pre-Merger Group, any Sun Pre-Merger Member and any Sun Pre-Merger Affiliate for all Taxable Years that include any Pre-Closing Straddle Periods; and

(C)	all Tax Returns for any of the Acquired Entities not otherwise required to be filed by Sun pursuant to paragraphs (A) or (B) of this Section 2(a)(i) or by Horizon pursuant to Section 2(a)(ii).

(ii)	By Horizon. Horizon shall prepare and timely file (or cause to be prepared and timely filed):

(A)	all Tax Returns of the Horizon Group for all Pre-Closing Taxable Periods, whether or not such Returns are required to be filed on, before, or after the REIT Merger Effective Time; and

(B)	all Tax Returns of any of the Acquired Entities for any Post-Closing Taxable Period.

(b)	Provision of Filing Information. Each party to this Agreement shall cooperate and assist the other party in connection with the preparation and filing of all Tax Returns that are required to be filed by a specified party pursuant to Section 2(a), including providing the party required to file such Tax Returns with all information reasonably requested in connection with the preparation of such Tax Returns by the party responsible for preparing and filing such Returns, in each case promptly after such request (which shall be within thirty (30) days after such request or, if not within such thirty-day period, as soon as possible thereafter using commercially reasonable efforts). Without limiting the foregoing in any respect, the cooperation and assistance of Sun shall include, for each of the Acquired Entities and the Acquired Assets, with respect to any Post-Closing Taxable Period the following information: the electronic details of all tax and financial fixed asset records and CIP records (to include detail ledger reconciliations at the general ledger account level) and completed Fixed Asset Records (as detailed below) for the applicable Taxable Period. To the extent that Sun is responsible for preparing and filing any Tax Return with respect to a Straddle Period that includes any Acquired Entity or Acquired Asset, Horizon shall provide Sun with any corresponding information that is in the possession of Horizon for that portion of the Straddle Period that begins the first day immediately following the REIT Merger Effective Time with respect to the Acquired Entities or the Acquired Assets required to be included in such Tax Return. Without limiting the foregoing in any respect, the parties agree that the electronic details and Fixed Asset Records to be provided by Sun shall include, with respect to each Acquired Asset and each Acquired Entity during any applicable Taxable Period or Straddle Period, (a) the original cost, (b) acquisition date, (c) accumulated depreciation, and (d) depreciation lives and methods. In addition, without limiting the foregoing in any respect, the Fixed Asset Records shall define the assets by year of acquisition, by property class life, by operating property unit, and by legal entity. A report detailing all property placed in service in 2005 or 2006 with respect to any Acquired Asset or Acquired Entity prior to the Closing shall be provided by Sun to Horizon no later than ninety (90) days after the Closing.

(c)	Taxable Year. Horizon and Sun agree that SHC, WD Parent and their respective subsidiaries that are Sun Pre-Merger Members, shall be included in the consolidated federal Income Tax Return of the Sun Pre-Merger Group for such portion of the taxable year that includes the REIT Merger Effective Time as is included in a Pre-Closing Straddle Period. The parties further agree that, to the extent permitted by applicable law, with respect to any of the Acquired Entities that is a partnership or limited liability company, solely for purposes of determining the Taxable Period to which the partnership’s or the limited liability company’s items of income, deduction, expense, loss, credit or other tax attributes are to be allocated, Sun or any Sun Pre-Merger Member that owns an interest in such partnership or limited liability company immediately before the REIT Merger Effective Time shall be treated as selling or exchanging its entire interest in such partnership or limited liability company as of the close of business on the date on which the REIT Merger Effective Time occurs and Horizon or any other Horizon Member acquiring such interest at the beginning of the day immediately following the date on which the REIT Merger Effective Time occurs, under the principles set forth in Treas. Reg. Sec. 1.1502-76(b)(2)(vi)(A).

(d)	Straddle Period Taxes.

(i)	For purposes of this Agreement and except to the extent Taxes are otherwise allocated between the parties pursuant to the Merger Agreement Tax Provisions, Taxes for any Straddle Period shall be allocated between the Pre-Closing Straddle Period and Post-Closing Straddle Period in the following manner: (A) Income Taxes shall be allocated on the basis of the actual taxable income for each such period, determined by closing the books of the Sun Pre-Merger Group and any Sun Pre-Merger Affiliate at the close of business on the date on which the REIT Merger Effective Time occurs; provided, however, that any taxable income associated with any transactions (other than transactions expressly permitted or referenced in the Merger Agreement, including in the accompanying exhibits to the Merger Agreement) involving the Acquired Assets or the Acquired Entities that are not in the ordinary course of business and that occur on the Closing Date but after the Closing shall be allocated to the Post-Closing Straddle Period and (B) Other Taxes shall be allocated in the case of real and personal property taxes on a per diem basis and in the case of any Other Taxes on the basis of the actual transactions, events or activities that give rise to or create liability for such Other Taxes.

(ii)	Except for Taxes for which Sun has responsibility under Section 3(a), Horizon shall pay to Sun, in accordance with Sections 4 and 5, within fourteen (14) days after receipt of a Straddle Period Tax Return that has been prepared by or on behalf of Sun pursuant to Section 2(a)(i), the excess of any amount allocated to Horizon, any Horizon Member or any Horizon Affiliate for the Post-Closing Straddle Period (based on the amount of Tax shown on such Tax Return, allocated as provided in Section 2(d)(i)) over the amount of any estimated Taxes previously paid after the Closing by any Horizon Member to the relevant Taxing Authority with respect to such Tax with respect to the applicable Taxable Period.

(e)	Payment of Taxes. Sun shall pay (i) all Taxes shown to be due and payable on all Tax Returns required to be filed by Sun pursuant to Section 2(a)(i) hereof (except for any Taxes that are allocable to Horizon, any Horizon Member or a Horizon Affiliate for a Post-Closing Straddle Period under Sections 2(d)(i) or (ii), which Taxes shall be paid by Horizon) and (ii) all Taxes that shall thereafter become due and payable with respect to all Tax Returns filed or required to be filed by Sun pursuant to Sections 2(a)(i) or the applicable Taxable Periods as a result of a Final Determination (except for any Taxes that are allocable to Horizon, any Horizon Member or a Horizon Affiliate for a Post-Closing Straddle Period under Sections 2(d)(i) or (ii), which Taxes shall be paid by Horizon). Horizon shall pay all Taxes attributable to all Tax Returns filed by Horizon pursuant to Section 2(a)(ii) hereof (except for any Taxes that are allocable to any Pre-Closing Straddle Period under Sections 2(d)(i) or (ii), which shall be paid by Sun).

(f)	Amendments to Tax Returns. Any Tax Return for any Pre-Closing Taxable Period or Straddle Period filed by Sun, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate may be amended by Sun in Sun’s sole discretion; provided that any such amendment does not materially reduce the tax basis of Horizon or any Horizon Subsidiary in an Acquired Asset (it being understood that, in the event such amendment materially reduces such tax basis, such amendment shall nonetheless be permitted in Sun’s sole discretion, upon an indemnification by Sun with respect to the Tax effects of any such reduction, provided that such indemnification is to the satisfaction of Horizon); and provided further that any such amendment does not create a significant risk that any REIT Entity or, after the Closing, SHC, Horizon or any Horizon Foreign Currency REIT, could fail to qualify as a REIT under the Code. Sun may choose to inform Horizon in writing of an amendment which Sun proposes to take, to inquire as to whether Horizon considers such amendment to comply with this Section 2(f), to which Horizon shall respond in writing within ten (10) business days (it being understood that (i) any response by Horizon regarding non-compliance, or any decision by Sun to not inform Horizon in writing pursuant to this Section 2(f), shall have no effect on whether or not Sun shall be treated as having actually complied with this Section 2(f), and (ii) Horizon agrees not to assert, following any Horizon response confirming compliance, that the particular action of which it was so informed results in a breach of this Section 2(f) except if the information provided by Sun to Horizon with respect to such amendment was not accurate and complete in all material respects.

(g)	Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Sun Pre-Merger Group (including the election with respect to the calculation of earnings and profits under Section 1552 of the Code and the regulations thereunder), and Sun shall continue to have discretion to make any and all elections with respect to all members of the Sun Pre-Merger Group and any Sun Pre-Merger Affiliate for all Pre-Closing Taxable Periods or other Tax Periods for which it is obligated to file Tax Returns under Section 2(a)(i); provided that Sun agrees that it shall consult with Horizon regarding, and shall obtain Horizon’s written consent (which consent shall not be unreasonably withheld) with respect to the making or changing of any tax election that (i) causes a material reduction in the tax basis of an Acquired Asset, or (ii) could reasonably be expected to create a significant risk that any REIT Entity or, after the Closing, SHC, Horizon or any Horizon Foreign Currency REIT, could fail to qualify as a REIT under the Code.

(h)	Refunds of Taxes.

(i)	Sun shall be entitled to any refund of Taxes of the Acquired Entities for Pre-Closing Taxable Periods and Pre-Closing Straddle Periods. Horizon shall be entitled to any refund of Taxes of the Acquired Entities for Post-Closing Taxable Periods and Post-Closing Straddle Periods.

(ii)	If Sun or any other Sun Member receives a Tax refund to which Horizon or any other Horizon Member is entitled pursuant to this Agreement, Sun shall pay (in accordance with Section 4) the amount of such Tax refund (including any interest received thereon) to Horizon within fourteen (14) days of the receipt thereof.

(iii)	If Horizon or any other Horizon Member receives a Tax refund to which Sun, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate is entitled pursuant to this Agreement, Horizon shall pay (in accordance with Section 4) the amount of such Tax refund (including any interest received thereon) to Sun within fourteen (14) days of the receipt thereof.

(iv)	Each party shall bear its own expenses with respect to the determination and receipt of any Tax refund under this Section 2(h). In the event any applicable Taxing Authority later seeks to recover or require the return of all or any portion of such a Tax refund, (a) the resulting proceedings shall be treated as an effort by the applicable Taxing Authorities to collect Taxes with respect to the Taxable Period to which the Tax refund relates, (b) any such recovery or return shall be treated as the payment of additional Taxes with respect to the applicable Taxable Period, and (c) the responsibility of the parties shall be governed by the provisions of this Agreement that relate to Taxes for the applicable Taxable Period.

(v)	For the avoidance of doubt, the parties hereby agree that any refunds of Taxes (or any Tax items) received by any party with respect to (a) the 1998 disposition by SHC (or an Affiliate thereof) of ITT World Directories, Inc., (b) any Tax payments made prior to Closing to a Taxing Authority by or on behalf of Sun, SHC, any Sun Pre-Merger Affiliate and any Sun Pre-Merger Member (including, without limitation, SHC) in connection with such disposition, or (c) adjustments to the taxable income or Tax liability of WD Parent in connection with the matters described in clause (a) or (b), shall be refunds or Tax items with respect to a Pre-Closing Taxable Period to which Sun is entitled. Without limiting the generality of the foregoing in this Section 2(h)(v), the Horizon Parties hereby agree that if any Horizon Party or Affiliate thereof, including any Acquired Entity, receives any such refunds after the Closing Date, Horizon shall promptly notify Sun and immediately pay over in immediately available funds the full amount, without any deduction or offset, of any and all such refunds received by such Horizon Party (or Affiliate thereof) or by such Acquired Entity (including, without limitation, SHC).

(i)	Carrybacks.

(i)	Sun may file any carryback claim with respect to any Acquired Entity for federal Taxes or state, local or foreign Taxes into a Pre-Closing Taxable Period or a Pre-Closing Straddle Period.

(ii)	Horizon shall not file any carryback claim with respect to any Acquired Entity for federal Taxes or state, local or foreign Taxes into a Pre-Closing Taxable Period or a Pre-Closing Straddle Period.

(j)	Subsidiary REITs. Horizon shall not take any action, or omit to take any action, with respect to Sun Trust or any Subsidiary REIT (other than, in the case of taking action, any action that is expressly permitted or referenced in the Merger Agreement, including in the accompanying exhibits) that could reasonably be expected to create a significant risk that Sun Trust or such Subsidiary REIT, as applicable, could fail to qualify as a REIT for the taxable year that includes the REIT Merger Effective Time. For the avoidance of doubt, Horizon shall have no obligation to remedy any condition or circumstance that exists with respect to Sun Trust or any Subsidiary REIT at the time of the REIT Merger Effective Time, which condition or circumstance has by the REIT Merger Effective Time created (or with the mere passage of time, will create) a violation of the REIT Requirements with respect to Sun Trust or such Subsidiary REIT, as applicable.

(k)	Disclosure. Horizon and its Affiliates shall not disclose information to any Taxing Authority with respect to Sun or the Acquired Entities with respect to Pre-Closing Taxable Periods or Pre-Closing Straddle Periods that could reasonably be expected to materially and adversely affect Sun’s or such Acquired Entities’ liability for Taxes (including, without limitation, any liability for Taxes under Section 3(a) of this Agreement) unless (i) Horizon shall have obtained Sun’s written consent to such disclosure, which consent shall not be unreasonably withheld, or (ii) such disclosure is in response to a written request for information from a Taxing Authority that requires disclosure from, and that is enforceable against, Horizon or an Acquired Entity. Horizon shall notify Sun of any request for information from a Taxing Authority, prior to responding to such request, and shall use commercially reasonable efforts to cooperate with Sun in responding to any such request.

(l)	Chilean Acquired Entity. Horizon shall not cause an election to be made under Section 338(g) of the Code for Sociedad Immobiliaria San Cristobal SA. For the avoidance of doubt, Horizon shall be permitted to cause Sociedad Immobiliaria San Cristobal SA to become a “qualified REIT subsidiary” (“QRS”) (within the meaning of Section 856(i) of the Code) with respect to an Affiliate of Horizon and, as a result of such QRS status, to be deemed liquidated for U.S. federal income tax purposes.

3.	Indemnification.

(a)	By Sun.

(i)

Taxes. Sun shall, subject to Section 3(c), indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all (A) Taxes of any Acquired Entity with respect to all Pre-Closing Taxable Periods and Pre-Closing Straddle Periods, except to the extent that Horizon is responsible for the payment of Taxes pursuant to the Merger Agreement Tax Provisions, (B) Taxes of the Global Asset Sellers and the Local Asset Sellers for any Taxable Period (except for any Taxes of any Global Asset Seller or Local Asset Seller, in each case which is an Acquired Entity, with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period and except to the extent Horizon is responsible for the payment of Taxes pursuant to the Merger Agreement Tax Provisions), (C) Applicable Interest Amounts paid by Horizon, any Transferred REIT Entity, SHC or any Horizon Foreign Currency REIT to a Taxing Authority with respect to (I) Deficiency Dividends that are paid by Horizon, any Transferred REIT Entity, SHC or any Horizon Foreign Currency REIT in order to mitigate any Taxes which would otherwise be payable by Horizon, any Transferred REIT Entity, SHC or any Horizon Foreign Currency REIT and for which Sun would be required to indemnify the Purchaser Indemnified Parties under this Agreement, (II) any Deficiency Dividends or other dividends that are described in Section 3(a)(i)(D) below, (III) any Deficiency Dividends (or other dividends) paid by Horizon, any Transferred REIT Entity or SHC to its shareholders that are required in order to eliminate any

Domestic Earnings and Profits, as of the completion of the Closing, of the Domestic Acquired Entities, taking into account only Domestic Earnings and Profits of such Domestic Acquired Entities as have positive Domestic Earnings and Profits (determined without applying the principles set forth in Section 3(e)), or (IV) any Non-Purchase Price Indemnification Receipt, (D) Deficiency Dividends (or other dividends) paid by Horizon, any Transferred REIT Entity, SHC or any Horizon Foreign Currency REIT to its shareholders that are required in order to eliminate any Foreign Earnings and Profits, as of the completion of the Closing, of the Foreign Acquired Entities to the extent that the sum of such Foreign Earnings and Profits exceeds $50,000,000 (Fifty Million Dollars), taking into account only Foreign Earnings and Profits of such Foreign Acquired Entities as have positive Foreign Earnings and Profits (determined without applying the principles set forth in Section 3(e)), (E) Losses resulting from any breach or failure, in each case prior to Closing, by Sun or its Affiliates to duly perform or observe any term, provision or covenant or agreement to be performed or observed by any of them pursuant to any Applicable Contribution Agreement or Applicable Tax Agreement, and (F) Losses resulting from any breach or failure, in each case subsequent to Closing, by Horizon or its Affiliates to duly perform or observe any term, provision or covenant or agreement to be performed or observed by any of them pursuant to any Undisclosed Agreement. Notwithstanding the foregoing, Sun shall not be required to indemnify the Purchaser Indemnified Parties against, or to hold them harmless from, any Loss under Section 3(a)(i)(E) or Section 3(a)(i)(F) unless (1) no later than the sixth (6th) month anniversary of the Closing Date, Horizon shall have notified Sun in writing of the specific basis for the indemnification being sought by Horizon, (2) in the case of Section 3(a)(i)(E), as of the Closing Date (I) any of the individuals set forth on Schedule I hereto had actual knowledge of the breach or failure that permits indemnification under Section 3(a)(i)(E) and (II) none of the individuals set forth on Schedule II hereto had actual knowledge of such breach or failure, and (3) in the case of Section 3(a)(i)(F), as of the Closing Date (I) any of the individuals set forth on Schedule I hereto had actual knowledge of the existence of the Applicable Contribution Agreement or Applicable Tax Agreement, and (II) none of the individuals set forth on Schedule II hereto had actual knowledge of the existence of such agreement.

(ii)	Member Liability. Sun shall indemnify, defend and hold the Purchaser Indemnified Parties harmless against each and every liability for Income Taxes and Other Taxes of the Sun Pre-Merger Group, any Sun Pre-Merger Affiliate and any Sun Pre-Merger Member (in each case other than an Acquired Entity) for which an Acquired Entity is liable, except to the extent that Horizon or any Horizon Member is responsible for the payment of Taxes pursuant to the Merger Agreement Tax Provisions.

(iii)	Gross Up. In the event (A) Sun is required to make any payment under this Section 3(a) to or on behalf of any entity named in Section 3(a) that would result in the recognition of any income for Tax purposes by any of the Acquired Entities, the Horizon Parties or their Affiliates, in each case with respect to a Post-Closing Taxable Period or a Post-Closing Straddle Period, and (B) such payment is treated as a Non-Purchase Price Indemnification Receipt, Sun shall pay to the Horizon Parties, in addition to the amount otherwise payable under this Section 3(a), an amount sufficient such that, after the payment of all Taxes incurred as a result of the receipt of both the payment provided for in Section 3(a)(i) or Section 3(a)(ii) and the payment pursuant to this Section 3(a)(iii), the Horizon Parties and their Affiliates shall have retained (or have had paid on their behalf) an amount equal to the payment required to be made under Section 3(a)(i) or Section 3(a)(ii).

(b)

Certain Sun Reimbursements. Horizon shall notify Sun of any Taxes paid by Horizon or any other Horizon Member which are subject to indemnification under this Section 3. To the extent not otherwise provided in this Section 3, any notification contemplated by this Section 3(b) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre-Closing Taxable

Periods and Post-Closing Taxable Periods and Pre-Closing Straddle Periods and Post-Closing Straddle Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 3(b) is given, Sun shall pay the amount requested in such notice to the notifying party in accordance with Section 4, but only to the extent that Sun agrees with such request. To the extent Sun disagrees with such request, it shall, within thirty (30) days, so notify Horizon, whereupon the parties shall use commercially reasonable efforts to resolve any such disagreement. If the parties do not obtain a mutually acceptable resolution within sixty (60) days after Sun has notified Horizon that it disagrees with such request, the parties shall select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. The determination (the “Initial Determination”) of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties; provided, however, that such accounting firm shall be entitled to modify its determination if there is a subsequent change in any Law relating to Taxes or subsequent issuance of authority, including without limitation, a private letter ruling issued to a Sun Party or a court decision, to support such modified determination (the “Modified Determination”), in which case any payment made by a party to the other party pursuant to the Initial Determination shall be returned by such other party, to the extent set forth in the Modified Determination, within fourteen (14) days of the issuance of the Modified Determination, with interest at the Overdue Rate from the date such payment was made to such other party pursuant to the Initial Determination. In the event that the parties submit any unresolved objections to an accounting firm for resolution, Sun and Horizon shall equally share responsibility for the fees and expenses of the accounting firm. Any payment made after thirty (30) days from the notification by Horizon of Taxes paid which are the subject of indemnification shall include interest at the Overdue Rate from the date such payment would have been made under Section 4 based upon the original notice given by Horizon.

(c)	By Horizon.

(i)	Taxes. Horizon shall be responsible for, shall pay or cause to be paid and shall indemnify, defend and hold the Seller Indemnified Parties harmless against any and all Taxes associated with any transactions (other than transactions expressly permitted or referenced in the Merger Agreement, including in accompanying exhibits to the Merger Agreement) involving the Acquired Assets or the Acquired Entities that are not in the ordinary course of business and that occur on the Closing Date but after the effective time of the Closing.

(ii)	Gross Up. In the event (A) Horizon is required to make any payment under this Section 3(c) to or on behalf of any entity named in Section 3(c) that would result in the recognition of any income for Tax purposes by any of Sun, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate, in each case with respect to a Post-Closing Taxable Period or a Post-Closing Straddle Period, and (B) such payment is treated as a Non-Purchase Price Indemnification Receipt, Horizon shall pay to the Sun Parties, in addition to the amount otherwise payable under this Section 3(c), an amount sufficient such that, after the payment of all Taxes incurred as a result of the receipt of both the payment provided for in Section 3(c)(i) and the payment pursuant to this Section 3(c)(ii), Sun, the Sun Pre-Merger Members and the Sun Pre-Merger Affiliates (except for the Acquired Entities) shall have retained (or have had paid on their behalf) an amount equal to the payment required to be made under Section 3(c)(i).

(d)

Certain Horizon Reimbursements. Sun shall notify Horizon of any Taxes paid by Sun, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate which are subject to indemnification under Section 3(c). To the extent not otherwise provided in this Section 3, any notification contemplated by this Section 3(d) shall include a detailed calculation and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this Section 3(d) is given, Horizon shall pay the amount requested in such notice to the notifying party in accordance with Section 4, but only to the extent that Horizon agrees with such request. To the extent Horizon disagrees with such request, it shall, within thirty (30) days, so notify Sun, whereupon the parties shall use commercially reasonable efforts to resolve within sixty (60) days any such disagreement. If the parties do not obtain a mutually acceptable resolution after Horizon has notified Sun that it disagrees with such request, the parties shall select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. The determination (the “Initial Determination”) of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties; provided, however, that such accounting firm shall be entitled to modify its determination if there is a subsequent change in any Law relating to Taxes or subsequent issuance of authority, including without limitation, a private letter ruling issued to a Horizon Party or a court decision, to support such modified determination (the “Modified Determination”), in which case any payment made by a party to the other party pursuant to the Initial Determination shall be returned by such other party, to the extent set forth in the Modified Determination, within fourteen (14) days of the issuance of the Modified Determination, with interest at the Overdue Rate from the date such payment was made to such other party pursuant to the Initial Determination. In the event that the parties submit any unresolved objections to an accounting firm for resolution, Sun and Horizon shall equally share responsibility for the fees and expenses of the accounting firm. Any payment made after thirty (30) days from the notification by Sun of Taxes paid which are the subject of indemnification shall include interest at the Overdue Rate from the date such payment would have been made under Section 4 based upon the original notice given by Sun.

(e)	Mitigation by Horizon Regarding REITs. With respect to any Horizon Party or their Affiliates (including any Acquired Entity) that is a REIT, for purposes of Section 3(a), such REIT shall mitigate any Taxes which otherwise would give rise to an indemnification obligation by Sun under Section 3(a), by paying Deficiency Dividends and/or other dividends, to the extent permitted under applicable Tax law. In the event that such REIT fails to mitigate any such Taxes, the indemnification obligation of Sun pursuant to Section 3(a) shall be (i) reduced to take into account any allowable deduction, under the applicable Tax law, for any Deficiency Dividends or other dividends that could have been, but were not, paid and (ii) increased for any Applicable Interest Amounts that would have been payable by such REIT as a result of or in connection with such dividend or Deficiency Dividend. In no event shall any Sun Party be required to indemnify Horizon or any Horizon Member against any Deficiency Dividends or other dividends that are required to be paid by Horizon, SHC or any Foreign Currency REIT, except for the obligations on the part of Sun to make any payments expressly described in Section 3(a)(i)(D) (it being understood that, for the avoidance of doubt, this sentence shall not diminish the entitlements of the Purchaser Indemnified Parties under Section 3(a)(i)(C)).

(f)	Mitigation by Horizon. Upon the reasonable request of Sun, Horizon and any Horizon Member shall be required to cause the mitigation of any Taxes for which Sun is responsible hereunder; provided that Sun shall (i) have notified Horizon in writing of the action requested of Horizon, (ii) in the case of actions requiring the filing of Tax forms, have prepared drafts of such forms for approval by Horizon (which approval shall not be unreasonably withheld), (iii) have, from time to time, paid money to Horizon or any Horizon Member sufficient for the payment, when due, of (A) the expenses of Horizon or such Horizon Member with respect to the actions requested by Sun and/or (B) any Taxes or other amounts required to be paid to a Taxing Authority as a part of such requested action, and (iv) Sun shall indemnify Horizon and any Horizon Member for all Losses reasonably incurred by Horizon and any Horizon Member in connection with any such mitigation requested by Sun.

(g)

Indemnification Net of Tax Benefits. The calculation of the amount of any indemnification payment under this Agreement (including, without limitation, pursuant to Section 3(a) or Section 3(c) of this Agreement) shall be determined net of any Tax benefit that is received by the indemnified party (or any Affiliate thereof, determined at the time of the receipt of such indemnification payment) as a result of the Taxes or other facts or circumstances that caused the indemnification obligation under this Agreement; provided that no Tax benefit shall be treated for purposes of this Section 3(g) as having been received (i) until and to the extent that such indemnified party or such Affiliate shall have had

Taxes which would otherwise be paid by (or on behalf of) it reduced (or shall have received a greater refund of Taxes than it would otherwise have received) as a result of such Tax benefit, or (ii) solely by reason of any resulting reduction in the amount that any REIT is required to distribute under the REIT Requirements. In the event that a Tax benefit relating to an indemnification payment shall not have been received until after the indemnifying party has made an indemnification payment under this Agreement that did not take into account such Tax benefit, the indemnified party shall make a payment to the indemnifying party reflecting such Tax benefit.

(h)	Limitation on Tax Indemnification. Notwithstanding anything in this Agreement, the Transaction Agreements or any other documents (including, without limitation, any language in the Transaction Agreements or any other documents containing the words “notwithstanding anything to the contrary” or words to similar effect) to the contrary, in no event shall Sun, any Sun Party, any Affiliate of any Sun Party, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate (or any other Affiliate of Sun that is a party to the Transaction Agreements or such other documents) be required to indemnify (including, without limitation, pursuant to the Transaction Agreements or any other documents) against, or otherwise be treated as being directly or indirectly responsible (including, without limitation, pursuant to the Transaction Agreements or any other documents) for, (i) any Taxes (or any other amounts paid to any Governmental Entity or Taxing Authority) attributable to any Failure by Horizon, any Horizon Foreign Currency REIT or other Affiliates of Horizon (including, without limitation, SHC, any Transferred REIT Entity or any other Acquired Entity) to qualify as a REIT under the Code with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period, (ii) any Taxes (including any Taxes paid pursuant to Code Section 856(c)(7), 856(g)(5) or 857(b)(5)) or any other amounts paid to any Governmental Entity or Taxing Authority (including, without limitation, pursuant to a closing agreement with a Taxing Authority) to Mitigate any Failure by Horizon or its Affiliates (including any Acquired Entity) to qualify as a REIT under the Code with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period, (iii) any Taxes or other amounts paid to any Governmental Entity or Taxing Authority (including, without limitation, pursuant to a closing agreement with a Taxing Authority) attributable to any Failure, or to Mitigate any Failure, by Horizon or its Affiliates (other than an Acquired Entity) to qualify as a REIT under the Code with respect to any Pre-Closing Taxable Period or Pre-Closing Straddle Period, or (iv) any Losses (including, without limitation, any Taxes and distributions to shareholders, other than those pursuant to Section 3(a)(i)(D)) resulting directly or indirectly from any matter described in clauses (i), (ii) or (iii) (other than (A) any reasonable costs and expenses incurred in obtaining Consents (within the meaning of Exhibit A of the Merger Agreement) or (B) other costs (including Taxes) to remove assets where such removal is required in order to satisfy REIT Requirements); provided, however, that the foregoing shall not relieve Sun of Losses resulting from any breaches of Sections 5.1(i), 6.8, 6.18, 6.26 or Exhibit A of the Merger Agreement that (I) are the result of the act of fraud by Sun or any Sun Subsidiary and would, absent this Section 3(h), be indemnifiable under this Agreement or (II) (A) are the result of willful breach or intentional misrepresentation by the following persons at Sun: the Senior Vice President of Tax and his or her direct reports, the Chief Financial Officer and his or her direct reports, and the Comptroller and his or her direct reports, and would, absent this Section 3(h), be indemnifiable under this Agreement and (B) involve the Senior Vice President of Tax of Horizon Operating Partnership or Horizon not having been informed in writing (including, without limitation, pursuant to the procedures and other provisions of Exhibit A of the Merger Agreement) of such willful breach or intentional misrepresentation, or facts giving rise to such willful breach or intentional misrepresentation, by the Senior Vice President of Tax of Sun (or any other representative of Sun) by the date that is no later than the fourteenth (14th) day prior to Closing.

(i)

Exclusivity of Tax Indemnification. The rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties to receive indemnification pursuant to this Agreement shall be the sole and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties (and their respective Affiliates) with respect to Losses or damages (including, without limitation, Taxes, whether arising before, on or after the Closing Date) arising out of, resulting from, relating to, or in connection with any Tax matter, except to the extent indemnification for Taxes is required by the applicable Transaction Agreement (other than this Agreement).

(j)	Coordination with Indemnification Agreement. The parties agree that a party shall be entitled to indemnification against Taxes under this Agreement and the Indemnification Agreement, pursuant to the provisions of such agreements, no more than once for any given Tax amount. In the event of a conflict between this Agreement and any other document (including, without limitation, the other Transaction Agreements), this Agreement shall govern.

(k)	Certain Other Matters. No party to this Agreement shall be entitled to indemnification under this Section 3 unless there shall have been a Closing prior to such party’s request for indemnification.

4.	Method, Timing and Character of Payments Required by this Agreement.

(a)	Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made within fourteen (14) days of when due shall thereafter bear interest at the Overdue Rate from the date such payment was due.

(b)	Characterization of Payments. The parties hereto agree to treat any indemnification paid pursuant to this Agreement as an adjustment to the REIT Merger Consideration, the SLT Merger Consideration, the Global Other Closing Transaction Purchase Price or the Local Other Closing Transaction Purchase Price, as applicable, for all Tax purposes to the extent permitted by the applicable Tax law.

5.	Tax Returns; Cooperation; Document Retention; Confidentiality.

(a)	Provision of Cooperation, Documents and Other Information. Upon the reasonable request of any party to this Agreement, each party shall provide (and shall cause their Affiliates to provide) the requesting party, promptly upon request, with such cooperation and assistance, access to documents, and other information, without charge, as may reasonably be requested by such party in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving Taxes or Tax Returns, or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (i) the prompt provision (which shall be within thirty (30) days after a request or, if not within such thirty-day period, as soon as possible thereafter using commercially reasonable efforts) of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return (it being understood that such books and records are not intended to include general financial and accounting books and records); (ii) the execution of any Tax Return or other document that may be necessary or reasonably helpful in connection with the timely filing of any Tax Return, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations; (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make commercially reasonable efforts to make available its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)

Review of Returns. Horizon shall have the right to review, as provided herein, returns prepared by Sun pursuant to Section 2(a)(i) that are required to be signed by an officer of Horizon, any Horizon Member or any Horizon Affiliate pursuant to applicable federal, state, local or foreign law or regulation other than any Tax Return includible as part of the consolidated federal Income Tax Return of the Sun

Pre-Merger Group for any Taxable Period (hereinafter collectively referred to as “Reviewed Returns”). Sun shall deliver to Horizon completed Reviewed Returns not less than twenty (20) days prior to the due date of said returns, including extensions. Horizon shall have ten (10) days to review, comment, make reasonable inquiries concerning, execute and file (or return to Sun for filing) any Reviewed Return. Sun and Horizon agree to cooperate on matters that may reasonably impact the Acquired Entities, the Acquired Assets, Horizon or any other Horizon Member, provided, however, that Sun shall prepare all Reviewed Returns in a manner that Horizon reasonably deems necessary to (i) enable SHC to elect REIT status or to enable any of the Subsidiary REITs to maintain its status as a REIT, or (ii) enable Horizon or any Horizon Foreign Currency REIT to maintain its status as a REIT. Notwithstanding anything herein to the contrary, Sun shall not be liable for any penalties or interest assessed by any Taxing Authority for failure to timely file any Reviewed Return if, Sun shall have delivered such Reviewed Return not later than the time prescribed above, Sun shall have timely responded to any reasonable inquiries by Horizon with respect thereto, such return satisfies the requirements set forth in the preceding sentence, and such failure to so timely file such Reviewed Return is attributable to the failure of Horizon to cause an appropriate officer of Horizon, any Horizon Member or any Horizon Affiliate to timely execute such Reviewed Return.

(c)	Retention of Books and Records. Sun, each Sun Pre-Merger Member and each Sun Pre-Merger Affiliate, Horizon, and each other Horizon Member shall retain or cause to be retained all Tax Returns, and all non-privileged books, records, schedules, work papers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations. The parties shall provide written notice of any intended destruction of the documents referred to in this subsection at least fourteen (14) days prior to the date of intended destruction. A party giving such a notification shall not dispose of any of the foregoing materials without first offering to transfer possession thereof to all notified parties. The parties agree that (i) Horizon shall be deemed to own all Tax Returns relating to Horizon and any Horizon Pre-Merger Affiliate, and all non-privileged books, records, schedules, work papers, and other non-privileged documents relating thereto, and (ii) Sun shall own all other Tax Returns, and the other related books, records, schedules, work papers, and other documents relating thereto, including all Tax Returns, books, records, schedules, work papers and other documents relating to Tax Returns of any Acquired Entity for Pre-Closing Taxable Periods and the Pre-Closing Straddle Period; provided, however, that Sun shall provide to Horizon copies of any Tax Returns, books, records, schedules or work papers requested by Horizon with respect to any Acquired Entity for a Taxable Period beginning after December 31, 2001 (it being understood that such books and records are not intended to include general financial and accounting books and records), except to the extent that any such records or other documents requested (A) relate to information not specific to such Acquired Entity, including without limitation information relating to the federal consolidated Tax Return of Sun or any corresponding consolidated, combined or unitary state or local Tax Return, or (B) contain privileged information, the privilege of which would be waived by the provision or disclosure of such information, records or other documents to the Acquired Entity to which they relate (or to any other Affiliate of Horizon). The parties hereto shall cooperate in attempting to find a way to allow disclosure of such information, records or other documents as would otherwise be described in clause (B) of the foregoing sentence in a manner that would not (in the good faith belief of Sun, after consultation with outside counsel) (I) constitute a blanket waiver of any privilege, (II) materially undermine Sun’s or its Affiliates’ ability to enforce any privilege against claims by third parties that privilege has been waived by virtue of the disclosure of such information, records or other documents to the Acquired Entity (or to the applicable Affiliate of Horizon), or (III) otherwise materially and adversely affect Sun’s or its Affiliates’ position in any pending, or, what Sun believes in good faith (after consultation with outside counsel) could reasonably be, future litigation (other than amongst the parties to this Agreement).

(d)	Status and Other Information Regarding Audits and Litigation. Each party shall use commercially reasonable efforts to keep the other party advised, as to the status of Tax audits and any other administrative or judicial inquiry or proceeding or litigation involving any issue relating to any Taxes or Tax Returns that may adversely affect the party entitled to indemnification (or the party that could be obligated to make an indemnification payment) under this Agreement. To the extent relating to any such issue, each party shall promptly furnish the other party copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

(e)	Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

6.	Contests and Audits.

(a)	Notification of Audits or Disputes. Upon the receipt by a party of notice of any pending or threatened Tax audit or assessment, or any administrative or judicial tax proceeding, in each case which may adversely affect a party entitled to indemnification hereunder (or a party that could be obligated to make an indemnification payment hereunder), such party shall notify the other party in writing within fourteen (14) days of the receipt of such notice. The failure of any party to make such notification to another party shall not affect in any respect the first party’s right to indemnification hereunder unless, and only to the extent that, such other party can demonstrate that it was materially prejudiced by such failure, with the reduction in the right to indemnification not to exceed the damage incurred by such other party as a result of such failure.

(b)	Control and Settlement by Sun. Except as otherwise provided in this paragraph, Sun shall have the right and obligation, at its own expense, to represent the interests of all affected taxpayers in any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period (or any other Taxable Period for which Sun is responsible, in whole or in part, for Taxes pursuant to this Agreement or pursuant to the Indemnification Agreement, with respect to such Taxes), and to employ counsel of its choice, at Sun’s expense; provided, however, that, with respect to such issues that may materially and adversely affect Horizon, the Horizon Group, or any Horizon Member for any Taxable Period or any Acquired Entity for any Post-Closing Taxable Period, (i) Horizon and Sun shall in good faith cooperate in representing the interests of all affected taxpayers, it being understood that Horizon may in its sole discretion participate fully in any Tax audit or administrative, judicial or other proceeding that may impact such issues; (ii) Sun shall in good faith consult with Horizon and Horizon’s counsel of choice as to the handling and disposition of such issues; and (iii) Sun shall not enter into any settlement that materially and adversely affects Horizon, the Horizon Group, or any other Horizon Member, without the prior written consent of Horizon, which shall not be unreasonably withheld; provided, however, that if Horizon withholds its consent, not because such settlement in and of itself would have a material and adverse effect on Horizon, but because of such settlement’s potential effect on other issues that could have a material and adverse effect on Horizon, then (A) Sun’s liability for Taxes with respect to the Tax issues that would have been resolved pursuant to such settlement shall be limited to the amount of Taxes Sun would have paid pursuant to such settlement, and (B) Horizon may thereafter, at its sole expense, continue to pursue any administrative, judicial or other proceedings available to it with respect to the Tax issues that would have been resolved pursuant to such settlement. Horizon shall deliver to Sun a written response to any written notification by Sun of a proposed settlement within fourteen (14) days of the receipt by Horizon of such notification. If Horizon fails to so respond within such fourteen (14) day period, Horizon shall be deemed to have consented to the proposed settlement.

(c)	Control and Settlement by Horizon. Except as otherwise provided in this paragraph, Horizon shall have the right and obligation, at its own expense, to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period (or, except in the case of any Tax that is described in Section 8.3(b)(B)(i), any other Taxable Period for which Horizon is responsible, in whole or in part, for Taxes pursuant to this Agreement or pursuant to the Indemnification Agreement, with respect to such Taxes) and employ counsel of its choice, at Horizon’s expense; provided, however, that, with respect to Taxes for which Horizon is responsible pursuant to Section 3(c) or that portion of Section 2(e) that relates to Section 2(a)(ii)(B) (but not Section 2(a)(ii)(A)) that may materially and adversely affect Sun, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate for any Taxable Period, (i) Horizon and Sun shall in good faith cooperate in representing the interests of all affected taxpayers, it being understood that Sun may in its sole discretion participate fully in any Tax audit or administrative, judicial or other proceeding that may impact such issues; (ii) Horizon shall in good faith consult with Sun and Sun’s counsel of choice as to the handling and disposition of such issues and (iii) Horizon shall not enter into any settlement that materially and adversely affects Sun, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate without the prior written consent of Sun, which shall not be unreasonably withheld; provided, however, that if Sun withholds its consent, not because such settlement in and of itself would have a material and adverse effect on Sun, but because of such settlement’s potential effect on other issues that could have a material and adverse effect on Sun, then (A) Horizon’s liability for Taxes with respect to the Tax issues that would have been resolved pursuant to such settlement shall be limited to the amount of Taxes Horizon would have paid pursuant to such settlement, and (B) Sun may thereafter, at its sole expense, continue to pursue any administrative, judicial or other proceedings available to it with respect to the Tax issues that would have been resolved pursuant to such settlement. Sun shall deliver to Horizon a written response to any written notification by Horizon of a proposed settlement within fourteen (14) days of the receipt by Sun of such notification. If Sun fails to so respond within such fourteen (14) day period, Sun shall be deemed to have consented to the proposed settlement. Without limiting the generality of Section 6(b), with respect to matters involving (A) Taxes for which Sun may be required to indemnify Horizon or its Affiliates pursuant to Section 3(a)(i)(C) or Section 3(a)(i)(D) of this Agreement, or (B) Taxes for which (1) Sun may be required to indemnify Horizon or its Affiliates under this Agreement or the Indemnification Agreement, and (2) Sun would not be required to so indemnify Horizon or its Affiliates under the hypothetical situation that both the first proviso in Section 3(h) of this Agreement and the proviso in Section 2(m) of the Indemnification Agreement were not taken into account (i.e., such provisos were treated as not being set forth in this Agreement and the Indemnification Agreement, respectively), Horizon (instead of Horizon and Sun) shall represent the interests of all affected taxpayers and procedures comparable to those set forth in this Section 6(c) shall apply on a mutatis mutandis basis.

7.	Survival. The covenants and agreements of the parties in this Agreement shall survive the Closing until the expiration of any applicable statute of limitations plus 60 calendar days.

8.	Miscellaneous.

(a)	Effectiveness. This Agreement shall have no force or effect if the Merger does not occur. If the Merger occurs, this Agreement shall be effective from and after the REIT Merger Effective Time and shall survive until ninety (90) days following the expiration of all applicable statute of limitations (including any waivers and extensions thereof); provided that if any claim hereunder shall be made under this Agreement prior to the expiration as set forth above and such claim shall not have been resolved at such time of expiration, this Agreement shall be considered to continue in full force and effect with respect to the resolution of such claim until the final resolution thereof.

(b)	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto (and supersedes all prior agreements and understandings, both written and oral, between the parties hereto,

or any of them) with respect to the subject matter of this Agreement, and is not (i) intended to confer upon any Person other than the parties hereto any rights or remedies or (ii) intended to be enforceable by any person who is not a party hereto or entitled to enforce rights hereunder pursuant to the Contracts (Rights of Third Parties) Act of 1999 or any similar legislation of any other jurisdiction.

(c)	Guarantees of Performance. Sun hereby guarantees the complete and prompt performance by each Sun Pre-Merger Member and each Sun Pre-Merger Affiliate (except for the Acquired Entities) of all of their obligations and undertakings pursuant to this Agreement. Horizon hereby guarantees the complete and prompt performance by the Horizon Group, Horizon and any other Horizon Member of all of their obligations and undertakings pursuant to this Agreement.

(d)	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(e)	Waiver. Any party may waive any provision of this Agreement and compliance therewith; provided that such waiver is set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(f)	Governing Law. This Agreement, and all claims or controversies arising out of this Agreement or relating thereto, shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

(g)	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be made in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the designated representative of the tax department of each party (the identity of which designated representative, or changes thereto, shall be confirmed by the general counsel of the applicable party).

(h)	Modification. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

(i)	Successors and Assigns. A party’s rights, interests and obligations under this Agreement may not be assigned or delegated in whole or in part (other than by operation of law) by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and shall survive any acquisition, disposition or other corporate restructuring or transaction involving any party.

(j)	No Third-Party Beneficiaries. This Agreement (except for Section 3(h), which is also intended to benefit any Affiliate of Sun subsequent to the Closing that is not a Sun Party) is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

(k)	Other. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Agreement may be executed by facsimile signature. The section numbers and captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties hereto.

(l)	Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation, partnership, limited liability company, Affiliated Group, member of an Affiliated Group or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

(m)	Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

(n)	Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

(o)	Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

(p)

Deferral Provisions to Insure Compliance with REIT Gross Income Tests. Notwithstanding any other provisions in this Agreement, any payments otherwise to be made by Sun to any of the Purchaser Indemnified Parties under Section 3(a) hereof for any calendar year shall not exceed the sum of (a) the amount that it is determined should not be gross income of Horizon for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel selected by Horizon, which such opinion shall be reasonably satisfactory to Horizon (which such opinion is referred to as a “No Gross Income Opinion”) plus (b) such additional amount that it is estimated can be paid to Horizon in such taxable year without creating a risk that the payment would cause Horizon to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to Horizon, and (c) in the event Horizon receives a letter from tax counsel (the “Alternative Tax Letter”) indicating that Horizon has received a ruling from the Internal Revenue Service holding that Horizon’s receipt of the additional amount otherwise to be paid under this Agreement either would constitute Qualifying Income or would be excluded from gross income of Horizon for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the aggregate payments otherwise required to be made under this Agreement (determined without regard to this Section 8(p)) less the amount otherwise previously paid under clauses (a) and (b) above. The obligation of Sun to pay any unpaid portion of any payment otherwise required under this Agreement that remains unpaid solely by reason of this Section 8(p) shall terminate five years from the date such payment otherwise would have been made but for this Section 8(p). Sun shall place the full amount of any payments otherwise to be made by Sun to the Purchaser Indemnified Parties under

Section 3(a) in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to the Purchaser Indemnified Parties unless and until Sun receives any of the following: (x) a letter from Horizon’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Purchaser Indemnified Parties without creating a risk that the payment would cause Horizon to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (y) an Alternative Tax Letter, or (z) an opinion of outside tax counsel selected by Horizon, which such opinion shall be reasonably satisfactory to Horizon, to the effect that, based upon a change in law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid under this Agreement either would be excluded from gross income of Horizon for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events Sun shall pay to the applicable Purchaser Indemnified Parties the lesser of the unpaid amounts due under this Agreement (determined without regard to this Section 8(p)) or the maximum amount stated in the letter referred to in (x) above. At the end of the five year period referred to above in this Section 8(p) with respect to any amount placed in such escrow, if none of the events referred to in items (x), (y), or (z) of the preceding sentence shall have occurred, such amount shall be released from such escrow to be used as determined by Sun in its sole and absolute discretion.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., FOR ITSELF AND ITS SUBSIDIARIES AND AFFILIATES

By:	/s/ Kenneth Siegel
Name:	Kenneth Siegel
Title:	Executive Vice President, General Counsel and Secretary

HOST MARRIOTT CORPORATION, FOR ITSELF AND ITS SUBSIDIARIES AND AFFILIATES

By:	/s/ W. Edward Walter
Name:	W. Edward Walter
Title:	Executive Vice President and Chief Financial Officer

SCHEDULES TO THE TAX SHARING AND INDEMNIFICATION AGREEMENT

Schedule I	—	Starwood Senior Executives
Schedule II	—	Host Senior Executives

C-I

Annex D

PERSONAL AND CONFIDENTIAL

November 14, 2005

Board of Directors

Host Marriott Corporation

6903 Rockledge Drive

Suite 1500

Bethesda, MD 20817-1109

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Host Marriott Corporation (the “Company”) of the Consideration (as defined below) in the aggregate to be paid by the Company and certain of its Subsidiaries for the Assets and Interests (as defined below) pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005 (the “Agreement”), among the Company, Host Marriott, L.P. (the “Operating Partnership”), a limited partnership in which the Company is the sole general partner, Horizon Supernova Merger Sub L.L.C. (“REIT Merger Sub”), Horizon SLT Merger Sub, L.P. (“SLT Merger Sub”), Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), Starwood Hotels & Resorts (the “Trust”), Sheraton Holding Corporation and SLT Realty Limited Partnership (“SLT”). Pursuant to the Agreement, the Company will, or will cause, directly and indirectly, its Subsidiaries to issue or pay to Starwood and its Subsidiaries, the holders of Class B Shares of the Trust, the holders of Class A EPS of the Trust, the holders of RP Units of SLT and, if applicable, the holders of Class A RP Units of SLT, in the aggregate for the Assets and Interests (i) 133,529,412 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Common Stock Consideration”) and (ii) $1,063,000,000 in cash, subject to adjustment as contemplated in Section 2.2 of the Agreement (the “Cash Consideration”, together with the Common Stock Consideration, the “Consideration”). The Operating Partnership or one or more of the Company’s Subsidiaries will assume the Assumed Liabilities of the Asset Sellers, including the Specified Indebtedness, all on the terms more fully set forth in the Agreement. The Consideration is subject to further adjustment pursuant to Section 6.18 and Article 8 of the Agreement and the allocation of the Consideration between the Common Stock Consideration and the Cash Consideration may be adjusted as contemplated by Section 6.30 of the Agreement. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

The Agreement provides that (i) at the REIT Merger Effective Time, REIT Merger Sub will be merged with and into the Trust with the Trust as the surviving entity, (ii) at the SLT Merger Effective Time, SLT Merger Sub will merge with and into SLT with SLT as the surviving entity and (iii) at or prior to the REIT Merger Effective Time, the Operating Partnership or one or more of its Subsidiaries will acquire the Stock Transfer Shares and the Directly Acquired Assets, all on the terms more fully set forth in the Agreement (the securities, interests and assets acquired pursuant to such mergers and acquisitions together being referred to as the “Assets and Interests”).

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. Goldman, Sachs & Co. expects to act as a lead underwriter and bookrunner in connection with the Company’s proposed bridge loan facility (aggregate principal amount $1,670,000,000) in connection with the Transaction, as well as to act as joint lead manager and joint bookrunner with respect to any

Board of Directors

Host Marriott Corporation

November 14, 2005

Page Two

indebtedness that may be issued to replace such bridge loan facility. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-lead underwriter in the public offering of 27,500,000 shares of Common Stock in August 2003, co-manager in the placement of the Company’s 7-1/8% Notes due 2013 (aggregate principal amount $725,000,000) in October 2003, sole bookrunner in the placement of the Company’s 3.25% Exchangeable Senior Debentures due 2024 (aggregate principal amount $375,000,000) in March 2004, co-manager in the placement of the Company’s 7% Series L Senior Notes due 2012 (aggregate principal amount $350,000,000) in July 2004, a lender in the Company’s revolving credit facility in September 2004, bookrunner and co-lead manager in the placement of the Company’s 6.375% Notes due March 2015 (aggregate principal amount $650,000,000) in March 2005 and the Company’s financial advisor in its tender for its 8-3/8% Series E Senior Notes due 2006 (aggregate principal amount $280,000,000) in April 2005. We also have provided certain investment banking services to Starwood and its affiliates from time to time. We also may provide investment banking services to the Company, the Operating Partnership, Starwood, the Trust and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, the Operating Partnership, Starwood, the Trust and their respective affiliates, may actively trade the debt and equity securities, or related derivative securities, of the Company, the Operating Partnership, Starwood and the Trust for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders of the Company, holders of units of limited partnership interests of the Operating Partnership and holders of beneficial interests of the Trust, respectively, and Annual Reports on Form 10-K of the Company, the Operating Partnership, Starwood and the Trust for the five fiscal years ended December 31, 2004; certain interim reports to stockholders of the Company, holders of units of limited partnership interests of the Operating Partnership and holders of beneficial interests of the Trust, respectively, and Quarterly Reports on Form 10-Q of the Company, the Operating Partnership and the Trust; certain other communications from the Company to its stockholders, the Operating Partnership to the holders of its units of limited partnership interests and the Trust to the holders of shares of beneficial interest of the Trust; financial information of the Acquired Business for the three fiscal years ended December 31, 2004 and for the eight months ending August 31, 2005; certain internal financial analyses and forecasts for the Acquired Business prepared by the Trust’s and Starwood’s management; certain internal financial analyses and forecasts for the Company prepared by its management; and certain financial analyses and forecasts for the Acquired Business prepared by the management of the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and with members of the senior managements of the Company and Starwood regarding the past and current business operations, financial condition and future prospects of the Company, the Operating Partnership and the Acquired Business, as the case may be. In addition, we have reviewed the reported price and trading activity for the shares of Common Stock, compared certain financial and stock market information for the Company and certain financial information for the Acquired Business with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations involving the hotel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

Board of Directors

Host Marriott Corporation

November 14, 2005

Page Three

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Operating Partnership or the Acquired Business or on the expected benefits of the Transaction in any way meaningful to our analysis and we have assumed that all of the conditions to the obligations of the Company and the Operating Partnership under the Agreement will be satisfied without any waiver of those conditions. Our opinion does not address the value or price of any particular property being acquired by the Company or its Subsidiaries. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, the Operating Partnership, the Acquired Business or the Trust or any of their respective Subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of Common Stock will trade at any time. In rendering our opinion, we are not expressing any view regarding the fairness from a financial point of view of the Transaction to the Operating Partnership or the holders of O.P. Units. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the aggregate to be paid by the Company and certain of its Subsidiaries for the Assets and Interests pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ (GOLDMAN, SACHS & CO.)

(GOLDMAN, SACHS & CO.)

Annex E

November 13, 2005

The Board of Directors

Starwood Hotels & Resorts Worldwide, Inc.

The Board of Trustees

Starwood Hotels & Resorts

1111 Westchester Avenue

White Plains, New York 10604

Ladies and Gentlemen:

We understand that Starwood Hotels & Resorts Worldwide, Inc. (“Starwood Corporation”) and Starwood Hotels & Resorts (“Starwood REIT” and, together with Starwood Corporation, “Starwood”) and Host Marriott Corporation (“Host”) propose to enter into a Master Agreement and Plan of Merger to be dated as of November 14, 2005 (the “Agreement”), pursuant to which, among other things, a portfolio of 38 properties currently owned by Starwood and its subsidiaries (the “Starwood Portfolio”) will be transferred to subsidiaries of Host (the “Transaction”) for aggregate consideration to Starwood and the shareholders of Starwood consisting of cash, the assumption of certain indebtedness and Host common stock, par value $0.01 per share (collectively, the “Aggregate Consideration to be Received”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Aggregate Consideration to be Received is fair, from a financial point of view, to Starwood.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement in substantially final form;

•	reviewed Starwood Corporation’s Annual Reports to Shareholders and Starwood’s Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, their Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and their Current Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information, including estimates (the “Estimates”) for 2005 and 2006, relating to Starwood’s and the Starwood Portfolio’s businesses and prospects, all as prepared and provided to us by Starwood’s management;

•	met with certain members of Starwood’s senior management to discuss Starwood’s and the Starwood Portfolio’s businesses, operations, historical and estimated financial results and future prospects;

•	reviewed Host’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 25, 2005, June 17 , 2005 and September 9 , 2005 and its Current Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to Host’s business and prospects, all as prepared and provided to us by Host’s management;

•	met with certain members of Host’s senior management to discuss Host’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the paired shares of Starwood and common shares of Host;

The Board of Directors

Starwood Hotels and Resorts Worldwide, Inc.

The Board of Trustees

Starwood Hotels & Resorts

November 13, 2005

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Starwood, Host and the Starwood Portfolio;

•	reviewed the terms of recent mergers and acquisitions involving companies and portfolios of lodging assets which we deemed generally comparable to Starwood and the Starwood Portfolio;

•	reviewed the pro forma financial results, financial condition and capitalization of Starwood and Host giving effect to the Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Starwood and Host, including, without limitation, the Estimates, or which was available to us from public sources. With respect to Starwood’s and Host’s estimated financial results, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Starwood and Host as to the expected future performance of Starwood, the Starwood Portfolio and Host, respectively. We have not assumed any responsibility for the independent verification of any such information or of the estimates provided to us, and we have further relied upon the assurances of the senior managements of Starwood and Host that they are unaware of any facts that would make the information and estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Starwood, the Starwood Portfolio and Host, nor have we been furnished with any such appraisals. During the course of our engagement, we were informed by the Board of Directors of Starwood Corporation, the Board of Trustees of Starwood REIT and management of Starwood of interest from various third parties regarding a transaction with Starwood, and we have considered the results of such inquiries in rendering our opinion. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Starwood or Host. We have assumed that Starwood will not have the right to terminate the Agreement pursuant to Section 9.1(g). We understand from you that, for U.S. federal income tax purposes, the consideration to be paid to the holders of the Class B shares of beneficial interest, par value $0.01 per share, of Starwood REIT pursuant to the Agreement is expected to be in paid in a taxable transaction.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Host or the paired shares of Starwood may trade subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to Starwood in connection with the Transaction and will receive a customary fee for such services, which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by Starwood and Host to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Starwood and/or Host or their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

The Board of Directors

Starwood Hotels and Resorts Worldwide, Inc.

The Board of Trustees

Starwood Hotels & Resorts

November 13, 2005

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Starwood Corporation and the Board of Trustees of Starwood REIT and does not constitute a recommendation to the Board of Directors of Starwood Corporation or the Board of Trustees of Starwood REIT with respect to the Transaction. This opinion does not address Starwood’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Starwood, the distribution of the Aggregate Consideration to be Received or the effects of any other transaction in which Starwood might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be Received is fair, from a financial point of view, to Starwood.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/S/ CHARLES EDELMAN
Senior Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Host’s Articles of Amendment and Restatement of Articles of Incorporation (the “Articles of Incorporation”) authorize it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any present of former director of officer or (ii) any individual who, while a director or officer of Host and at the request of Host, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of Host. Host’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of Host and at the request of Host serves or has served another corporation, real state investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Host’s Articles of Incorporation and Bylaws also permit Host to indemnify and advance expenses to any person who served as a predecessor of Host in any of the capacities described above and to any employee or agent of Host or a predecessor of Host.

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director of officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation. In accordance with the MGCL, Host is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written statement to repay the amount paid or reimbursed by Host if it shall ultimately be determined that the applicable standard of conduct was not met.

Host has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require Host to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding (other than one initiated by or on behalf of Host) to which such person became subject by reason of his or her status as a present or former director or officer of Host or any other corporation or enterprise for which such person is or was serving at Host’s request. In addition, the indemnification agreement requires Host to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding that is brought by or on behalf of Host. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires Host to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by Host of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the indemnitee to repay the amount if is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of Host.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of Host’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) , the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a party of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on January 18, 2006.

HOST MARRIOTT CORPORATION

By:	/S/ LARRY K. HARVEY
Larry K. Harvey Senior Vice President and Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ * Christopher J. Nassetta	President, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2006

/s/ * W. Edward Walter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 18, 2006

/s/ * Larry K. Harvey	Senior Vice President and Corporate Controller (Principal Accounting Officer)	January 18, 2006

/s/ * Richard E. Marriott	Chairman of the Board of Directors	January 18, 2006

/s/ * Robert M. Baylis	Director	January 18, 2006

/s/ * Terence C. Golden	Director	January 18, 2006

/s/ * Ann McLaughlin Korologos	Director	January 18, 2006

/s/ * Judith A. Mchale	Director	January 18, 2006

/s/ * John B. Morse, Jr.	Director	January 18, 2006

*By:	/s/ LARRY K. HARVEY
Larry K. Harvey Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1♦	Master Agreement and Plan of Merger among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership dated as of November 14, 2005 (included as Annex A to the proxy statement/prospectus contained in this registration statement).

2.2♦	Indemnification Agreement among Host Marriott Corporation, Host Marriott L.P. and Starwood Hotels & Resorts Worldwide, Inc. dated November 14, 2005 (included as Annex B to the proxy statement/prospectus contained in this registration statement).

2.3♦	Tax Sharing and Indemnification Agreement among Host Marriott Corporation, Host Marriott, L.P., Horizon Supernova Merger Sub, L.L.C., Horizon SLT Merger Sub, L.P., Starwood Hotels & Resorts Worldwide, Inc., Starwood Hotels & Resorts, Sheraton Holding Corporation and SLT Realty Limited Partnership dated as of November 14, 2005 (included as Annex C to the proxy statement/prospectus contained in this registration statement).

3.1	Articles of Restatement of Articles of Incorporation of Host Marriott Corporation (incorporated by reference to Exhibit 3.1 of Host Marriott Corporation’s Report on Form 10-Q, filed October 17, 2005).

3.2	Amended and Restated Bylaws of Host Marriott Corporation, effective November 9, 2004 (incorporated by reference to Exhibit 3.1 of Host Marriott Corporation’s Current Report on Form 8-K, filed on November 15, 2004).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.7 to Host Marriott’s Amendment No. 4 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed on October 2, 1998).

4.2	Indenture for the 6 3/4% Convertible Debentures, dated December 2, 1996, between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott Corporation’s Registration Statement No. 333-19923).

4.3	First Supplemental Indenture, dated December 29, 1998, to Indenture, dated December 2, 1996, by and among Host Marriott Corporation, HMC Merger Corporation, Host Marriott, L.P. and IBJ Schroeder Bank & Trust Company (incorporated by reference to Exhibit 4.1 of Host Marriott Corporation’s Current Report on Form 8-K, dated December 30, 1998).

4.4	Amended and Restated Trust Agreement, dated as of December 29, 1998, among HMC Merger Corporation, as Depositor, IBJ Schroder Bank & Trust Company, as Property Trustee, Delaware Trust Capital Management, Inc., as Delaware Trustee, and Robert E. Parsons, Jr., Ed Walter and Christopher G. Townsend, as Administrative Trustees (incorporated by reference to Exhibit 4.9 of Host Marriott Corporation’s Report on Form 10-K for the year ended December 31, 1998).

4.5	Guarantee Agreement, dated December 2, 1996, between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Guarantee Trustee (incorporated by reference to Exhibit 4.6 of Host Marriott Corporation’s Registration Statement No. 333-19923).

4.6	Amendment No. 1, dated December 29, 1998, to Guarantee Agreement between Host Marriott Corporation and IBJ Schroeder Bank & Trust Company, as Guarantee Trustee, dated December 2, 1996 (incorporated by reference to Exhibit 4.2 to Host Marriott Corporation’s Current Report on Form 8-K, dated December 30, 1998).

Exhibit Number	Exhibit Description

4.7	Rights Agreement between Host Marriott Corporation and The Bank of New York as Rights Agent, dated as of November 23, 1998 (incorporated by reference to Exhibit 4.1 of Host Marriott Corporation’s Registration Statement on Form 8-A, filed on December 11, 1998).

4.8	Amendment No. 1 to Rights Agreement between Host Marriott Corporation and The Bank of New York, as Rights Agent, dated as of December 18, 1998 (incorporated by reference to Exhibit 4.2 of Host Marriott Corporation’s Current Report on Form 8-K, filed on December 24, 1998).

4.9	Amendment No. 2 to Rights Agreement between Host Marriott Corporation and The Bank of New York, as Rights Agent, dated as of August 21, 2002 (incorporated by reference to Exhibit 4.3 to Host Marriott Corporation’s Report on Form 10-Q for the quarter ended September 6, 2002, filed on October 21, 2002).

4.10	Form of Rights Certificate (incorporated by reference to Exhibit 4.3 of Host Marriott Corporation’s Registration Statement on Form 8-A (SEC File No. 333-55807) filed on December 11, 1998).

4.11	Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K dated August 6, 1998).

4.12	First Supplemental Indenture to Amended and Restated Indenture dated as of August 5, 1998 among HMH Properties, Inc., the Guarantors and Subsidiary Guarantors named in the Amended and Restated Indenture, dated as of August 5, 1998, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation’s Current Report on Form 8-K dated August 6, 1998).

4.13	Reserved.

4.14	Third Supplemental Indenture, dated as of December 14, 1998, by and among HMH Properties Inc., Host Marriott, L.P., the entities identified therein as New Subsidiary Guarantors and Marine Midland Bank, as Trustee, to the Amended and Restated Indenture, dated as of August 5, 1998, among HMH Properties, Inc., the Guarantors named therein, Subsidiary Guarantors named therein and the Trustee (incorporated by reference to Exhibit 4.3 of Host Marriott, L.P.’s Registration Statement No. 333-55807).

4.15	Fourth Supplemental Indenture, dated as of February 25, 1999, among Host Marriott, L.P. the Subsidiary Guarantors signatory to the Fourth Supplemental Indenture and Marine Midland Bank as Trustee to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of the Fourth Supplemental Indenture (incorporated by reference to Exhibit 4.2 of Host Marriott, L.P.’s Registration Statement No. 333-79275).

4.16	Sixth Supplemental Indenture, dated as of October 6, 2000, among Host Marriott, L.P., the Subsidiary Guarantors signatory to the Sixth Supplemental Indenture and HSBC Bank USA (formerly Marine Midland Bank), as Trustee to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of the Sixth Supplemental Indenture (incorporated by reference to Exhibit 4.2 of Host Marriott, L.P.’s Registration Statement No. 333-51944).

4.17	Ninth Supplemental Indenture, dated as of December 14, 2001, among Host Marriott, L.P., the Subsidiary Guarantors signatory to the Ninth Supplemental Indenture and HSBC Bank USA (formerly Marine Midland Bank) as Trustee to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented through the date of the Ninth Supplemental Indenture (incorporated by reference to Exhibit 4.2 of Host Marriott, L.P.’s Registration Statement No. 333-76550).

Exhibit Number	Exhibit Description

4.18	Amended and Restated Twelfth Supplemental Indenture, dated as of July 28, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto and The Bank of New York, as successor to HSBC Bank USA (formerly Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott, L.P.’s Report on Form 10-Q, filed October 20, 2004).

4.19	Thirteenth Supplemental Indenture, dated as of March 16, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto, and The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.17 of Host Marriott Corporation’s Report on Form 10-Q, filed May 3, 2004).

4.20	Fourteenth Supplemental Indenture, dated August 3, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.10 of Host Marriott, L.P.’s Registration Statement on Form S-4 (SEC File No. 333-121109) filed with the Commission on December 9, 2004).

4.21	Sixteenth Supplemental Indenture, dated March 10, 2005, by and among Host Marriott, L.P., the Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.19 of Host Marriott, L.P.’s Report on Form 8-K, dated March 10, 2005).

4.22	Seventeenth Supplemental Indenture dated March 10, 2005, by and among Host Marriott, L.P., the Subsidiary Guarantors signatories thereto and The Bank of New York, as successor to HSBC Bank USA (formerly Marine Midland Bank) as trustee, to the Amended and Restated Indenture dated August 5, 1998 (incorporated by reference to Exhibit 4.20 of Host Marriott, L.P.’s Report on Form 8-K, dated March 16, 2005).

4.23	Registration Rights Agreement, dated as of March 16, 2004, among Host Marriott Corporation, Host Marriott, L.P. and Goldman, Sachs & Co. as representatives of the several Initial Purchasers named therein related to the 3.25% Exchangeable debentures due 2024 (incorporated by reference to Exhibit 4.10 of Host Marriott Corporation’s Registration Statement on Form S-3 (SEC File No. 333-117229) filed with the Commission on July 8, 2004).

4.24	Registration Rights Agreement, dated August 3, 2004, by and among Host Marriott, L.P., the Guarantors named therein and the purchasers named therein relating to the offer to exchange
7% Series L Senior Notes due 2012 for 7% Series M Senior Notes due 2012 (incorporated by reference to Exhibit 4.17 of Host Marriott, L.P.’s Registration Statement on Form S-4 (SEC
File No. 333-121109) filed with the Commission on December 9, 2004).

4.25	Loan Agreement, dated as of July 8, 1999, among BRE/Swiss L.L.C., HMC Cambridge LLC, HMC Reston LLC, HMC Burlingame Hotel LLC, and HMC Times Square Hotel LLC, borrowers, and Bankers Trust Company, as lender (incorporated by reference to Exhibit 4.17 to Host Marriott, L.P.’s Annual Report on Form 10-K, filed on March 2, 2005).

4.26	First Amendment to Loan Agreement, dated as of August 18, 1999, among BRE/Swiss L.L.C., HMC Cambridge LLC. HMC Reston LLC, HMC Burlingame Hotel LLC, and HMC Times Square Hotel LLC, as borrowers, and Bankers Trust Company and Morgan Stanley Mortgage Capital Inc., as lenders (incorporated by reference to Exhibit 4.18 to Host Marriott, L.P.’s Annual Report on Form 10-K, filed on March 2, 2005).

5.1	Opinion of Venable LLP regarding the validity of the securities.

Exhibit Number	Exhibit Description

8.1	Opinion of Hogan & Hartson LLP regarding certain federal income tax matters and the qualification of Host Marriott Corporation as a real estate investment trust.

8.2	Opinion of Sidley Austin LLP regarding certain federal income tax matters.

8.3**	Opinion of Sidley Austin LLP as to the qualification of acquired private REITs as real estate investment trusts for federal income tax purposes, and of SLT Realty Limited Partnership as a partnership for federal income tax purposes.

21.1*	List of Subsidiaries of Host Marriott Corporation.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 8.1).

23.3	Consent of Sidley Austin LLP (included in Exhibit 8.2).

23.4	Consent of KPMG LLP, independent registered public accountants for Host Marriott Corporation.

23.5	Consent of Ernst & Young LLP, independent registered public accountants for Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts.

24.1*	Power of Attorney.

99.1*	Form of Proxy of Host Marriott Corporation.

99.2	Consent of Goldman, Sachs & Co.

99.3	Consent of Bear, Stearns & Co. Inc.

♦	Pursuant to Item 601(b)(2) of the Regulation S-K, the Exhibits and Schedules to the master agreement have been omitted. Such Exhibits and Schedules will be submitted to the Securities and Exchange Commission upon request.
*	Previously filed.
**	To be filed by amendment.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated financial statements of Host Marriott Corporation or the combined financial statements of the acquired business or the respective notes thereto.